      As filed with the Securities and Exchange Commission on May 8, 2000

                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
                                          [_] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      PRODIGY COMMUNICATIONS CORPORATION
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

    Class B common stock, $.01 par value per share, of Prodigy
    Communications Corporation and units in Prodigy Communications Limited Partnership

  (2)  Aggregate number of securities to which transaction applies:

     One share of Class B common stock and approximately 43% of the units in the operating partnership

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    $20.6875 (average of high and low prices of the common stock, $.01 par value per share, of Prodigy on the Nasdaq National Market on December 16, 1999) per share for up to 50,136,000 shares of Class A common stock, $.01 par value per share, of Prodigy into which each of share of common stock which will be automatically converted upon the consummation of the transaction and the share of Class B common stock and approximately 43% of units in the operating partnership may be converted

  (4)  Proposed maximum aggregate value of transaction: $1,037,188,500.

  (5)  Total fee paid: $207,438.

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                       Prodigy Communications Corporation

                                                                     May 5, 2000

Dear Prodigy Communications Corporation Stockholders:

  You are cordially invited to attend the 2000 annual meeting of stockholders of Prodigy Communications Corporation at 11:00 a.m., local time, on Wednesday, May 24, 2000, at the Crowne Plaza Hotel, 66 Hale Avenue, White Plains, New York 10601. At the annual meeting, you will be asked:

  .  to approve a proposed transaction between Prodigy and SBC Communications
     Inc.;

  .  to elect six directors of Prodigy;

  .  to adopt the 1999 stock option plan; and

  . to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2000.

  Our proposed transaction with SBC will establish a strategic relationship in which:

  .  SBC will acquire an approximate 43% indirect interest in Prodigy;

  . Prodigy will be the exclusive retail Internet service marketed by SBC to consumers and small businesses in the United States;

  . SBC will purchase the Prodigy Internet service from Prodigy on wholesale terms and provide it to SBC's approximately 690,000 existing Internet subscribers--the wholesale price to be paid by SBC to Prodigy for the Prodigy Internet service that SBC will resell to its existing Internet subscribers will equal SBC's average retail price as of the closing less reasonable and necessary expenses actually incurred by SBC in serving its existing Internet subscribers;

  . SBC has committed to obtain for Prodigy 1,200,000 additional Internet subscribers over a three-year period--all new subscribers obtained for Prodigy by SBC will be Prodigy subscribers;

  . Prodigy has agreed to pay SBC a fee of between $40 and $75 for each subscriber obtained by SBC;

  . SBC has agreed to pay Prodigy a penalty, under a specified formula, if SBC does not obtain 1,200,000 additional Internet subscribers for Prodigy over the three-year period, with the size of the penalty based on the number of subscribers actually obtained by SBC who pay at least one monthly bill from Prodigy--for example, the penalty will range from $165,000,000 if SBC acquires no new subscribers for Prodigy, to $105,000,000 if SBC acquires 600,000 new subscribers for Prodigy, to no penalty if SBC acquires 1,200,000 new subscribers for Prodigy;

  . SBC will have the exclusive right to market its long-distance phone service, local phone service, wireless phone services, paging services and related calling services to Prodigy's subscribers, so long as SBC's service offerings are competitive with service offerings from other providers;

  . SBC will be Prodigy's exclusive network provider so long as SBC offers its network services to Prodigy at the most favorable rates that it offers to other similar purchasers, so long as SBC's terms are competitive with those offered by other providers;

  . SBC will have the exclusive right to provide telecommunications, advertising, telecommunications e-commerce and Internet telephony applications in conjunction with the Prodigy Internet service to Prodigy's subscribers, so long as SBC's terms are competitive with those offered by other providers; and

  . SBC will be the exclusive provider of electronic yellow and white pages and city guides to Prodigy's subscribers.

  SBC's exclusive rights described in the four preceding bullet points will be subject to Prodigy's existing agreements with other providers. Prodigy currently has agreements with other providers of network, telecommunications and related services. These agreements will not be affected by the SBC's transaction. When these agreements terminate, SBC's exclusive rights described above will apply.

  Following the SBC transaction, Prodigy will:

  . provide the Prodigy Internet service to SBC's existing Internet subscribers;

  . continue to provide the Prodigy Internet service to Prodigy's current subscribers;

  . obtain additional Prodigy Internet subscribers through SBC's marketing efforts; and

  . continue to obtain new Prodigy Internet subscribers through Prodigy's existing and new channels on a nationwide basis.

  In order to implement our strategic relationship with SBC:

  . Prodigy will contribute substantially all of its assets and liabilities and transfer its employees to the operating partnership;

  . SBC will contribute to the operating partnership routers, servers and associated hardware used in connection with SBC's consumer and small business Internet operations and that are selected by Prodigy because Prodigy determines that they would be useful in connection with the provision of services to SBC's customers and Prodigy's customers after the closing;

  . SBC will contribute to the operating partnership intangible assets consisting primarily of royalty-free licenses to use SBC's trademarks in connection with the marketing and operation of the Prodigy Internet service and Prodigy's right to manage SBC's existing Internet customers;

  . Prodigy will receive an initial interest in the operating partnership of approximately 57%;

  . SBC will receive an initial interest in the operating partnership of approximately 43%; and

  . SBC may convert its interest in the operating partnership into a direct equity interest in Prodigy at any time, or may require the operating partnership to be merged into Prodigy at any time.

  Prodigy and SBC believe that the value of the assets to be contributed by SBC is equal to the value of the interest in Prodigy to be received by SBC. As a result of this structure, Prodigy will become a holding company and its principal asset will be its interest in the operating partnership. Upon the liquidation of the operating partnership, the assets contributed by Prodigy and SBC will be distributed to them after payment of the operating partnership's liabilities.

  Prodigy and SBC will enter into the following agreements in order to establish their strategic relationship:

  . an investment agreement covering SBC's acquisition of its equity interest in Prodigy and related matters;

  . a strategic and marketing agreement governing the marketing of the Prodigy Internet service and related matters;

  . an amended limited partnership agreement governing the operation of the operating partnership; and

  . a registration rights agreement for the future registration of SBC's shares in Prodigy under the federal securities laws and related matters.

  The strategic and marketing agreement will have an initial term of three years and will automatically renew for additional three-year terms unless either Prodigy or SBC terminates it. The strategic and marketing agreement may be terminated earlier by SBC if Prodigy fails to provide a competitive portal service for three consecutive quarters or by either party if the other party breaches the agreement.

  As part of its strategic relationship with SBC, Prodigy will also amend its certificate of incorporation and by-laws to implement the following corporate governance arrangements:

  .  SBC will have the right to appoint three Prodigy directors;

  . Carso Global Telecom and Telmex, Prodigy's current principal stockholders, will have the right to appoint three Prodigy directors;

  . Prodigy's other three directors will be its chief executive officer and two independent directors;

  . Prodigy's board will establish a new executive steering committee, which must approve all major corporate actions prior to being submitted to the board for consideration; and

  . SBC will have the right to appoint two members of the executive steering committee and Carso Global Telecom and Telmex will have the right to appoint the other two members of the executive steering committee.

  The agreements and transactions described above are mutually dependent and none of them will become effective unless all of them become effective. Stockholder approval of the SBC transaction will include approval of all of the agreements and transactions described above.

  Your board of directors has determined that the terms of the SBC transaction are advisable and in the best interest of Prodigy and you and unanimously recommends that you approve the SBC transaction and the related agreements described above.

  Your board of directors has obtained an opinion from its independent financial advisor, Bear, Stearns & Co. Inc., to the effect that the consideration to be issued to SBC in the SBC transaction is fair, from a financial point of view, to Prodigy.

  On March 16, 2000, Prodigy and Citibank signed a letter agreement which contemplates that Citibank will structure and arrange financing of $200 million secured by the future service fees payable by contract subscribers to the Prodigy Internet service. The letter agreement does not constitute a firm financing commitment from Citibank. The Citibank financing is subject to the issuance by SBC of a performance guarantee and satisfaction of other conditions, and Prodigy cannot assure that the financing will be completed. Prodigy and SBC have agreed in principle that SBC will provide a performance guarantee that, in the event Prodigy becomes unable to continue to perform its service obligations under the subscriber contracts, SBC will either perform Prodigy's service obligations directly or replace Prodigy with a substitute Internet service provider. In exchange for this guarantee, Prodigy and SBC have agreed in principle that SBC will receive a contingent warrant to purchase 537,924 shares of Prodigy common stock for $1.00 per share, expiring 3.5 years after the closing date of the Citibank financing and exercisable only if:

  . SBC's performance guarantee is triggered;

  . Prodigy's chief executive officer is not then an SBC appointee; and

  . SBC, Carso Global Telecom and Telmex then collectively own, on a fully-diluted basis, securities representing less than 50% of the voting power of Prodigy's then outstanding securities.

  Prodigy has also entered into an agreement to merge with FlashNet Communications, Inc. In the merger, each share of FlashNet common stock will be exchanged for 0.35 of a share of Prodigy common stock. Prodigy expects to issue approximately 5,000,000 shares of its common stock in the merger. Upon consummation of the merger, but excluding the impact of the SBC transaction, FlashNet shareholders will own approximately 7% of the outstanding Prodigy common stock. The FlashNet merger is subject to the approval of the FlashNet stockholders. The board of directors of FlashNet has recommended that the FlashNet stockholders approve the merger and has solicited their approval in a proxy statement which has been sent to the FlashNet stockholders. The approval of Prodigy's stockholders is not required to complete the FlashNet merger. The completion of the SBC transaction is not a condition to the completion of Prodigy's merger with FlashNet, and the completion of the FlashNet merger is not a condition to the completion of the SBC transaction.

  The accompanying proxy statement provides detailed information about Prodigy, the SBC transaction and the other matters to be considered at the annual meeting. Please give all of this information your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 9 of the proxy statement.

  Your board of directors has fixed the close of business on April 7, 2000 as the record date to determine which Prodigy stockholders are entitled to receive notice of and vote at the annual meeting. A list of Prodigy stockholders on the record date will be available during ordinary business hours for ten days prior to the annual meeting at the place of the annual meeting. Prodigy stockholders may examine this list for any purpose germane to the annual meeting.

  A copy of our annual report to stockholders for the year ended December 31, 1999, which contains other information of interest to stockholders, is also enclosed. Upon written request of any stockholder, we will furnish without charge a copy of our annual report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission. Please address requests to Prodigy Communications Corporation, 44 South Broadway, White Plains, New York 10601, Attention: Investor Relations.

  Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or attend the annual meeting. To approve the SBC transaction you must vote "FOR" the first proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the SBC transaction.

  Prodigy stockholder approval of the SBC transaction is required under the rules of the Nasdaq National Market, on which Prodigy's common stock is listed, because Prodigy will issue to SBC securities giving SBC an approximate 43% voting interest in Prodigy. In order to induce SBC to enter into the SBC transaction, Carso Global Telecom and Telmex, our principal stockholders who collectively own approximately 64.1% of Prodigy common stock, have entered into a voting agreement with SBC and have delivered to SBC an irrevocable proxy to vote their shares in favor of the SBC transaction. Therefore, Prodigy stockholder approval of the SBC transaction is assured.

  The accompanying proxy statement provides detailed information on abstentions, broker non-votes and instructions for shareholders whose shares are held in street name. This information is described below in the section entitled "The Annual Meeting" beginning on page 30 of the proxy statement.

                                          Sincerely,


                                          Samer F. Salameh
                                          Chairman of the Board and Chief
                                           Executive Officer

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

  This proxy statement is dated May 5, 2000 and was first mailed to Prodigy stockholders on or about May 5, 2000.

                       Prodigy Communications Corporation
                               44 South Broadway
                          White Plains, New York 10601
                                 (914) 448-8000

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000

  We will hold the 2000 annual meeting of stockholders of Prodigy
Communications Corporation at 11:00 a.m., local time, on Wednesday, May 24, 2000, at the Crowne Plaza Hotel, 66 Hale Avenue, White Plains, New York 10601:

    1. To approve Prodigy's proposed transaction with SBC Communications Inc. described in this proxy statement.

    2. To elect six directors.

    3. To adopt the 1999 stock option plan.

    4. To ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2000.

    5. To transact any other business that properly comes before the annual meeting.

  Your board of directors has determined that the SBC transaction is advisable and in the best interests of Prodigy and you and unanimously recommends that you vote to approve the SBC transaction and the 1999 stock option plan.

  We describe the SBC transaction more fully in the accompanying proxy statement, which we urge you to read.

  Only Prodigy stockholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the annual meeting.

  Your vote is important. To assure that your shares are represented at the annual meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the annual meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. You may vote in person at the annual meeting even if you have returned a proxy.

                                          By Order of the Board of Directors

                                          Samer F. Salameh
                                          Chairman of the Board and Chief
                                           Executive Officer

White Plains, New York
May 5, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE SBC TRANSACTION...........................   1
SUMMARY...................................................................   3
RISK FACTORS..............................................................   9
  Risks Relating to the SBC Transaction...................................   9
  Risks Relating to Prodigy's Business....................................  11
  Cautionary Statement Concerning Forward-Looking Statements..............  17
SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION..........  19
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.....  24
MARKET PRICE INFORMATION..................................................  29
  Prodigy Market Price Information........................................  29
  Recent Closing Prices...................................................  29
  Dividends...............................................................  29
THE ANNUAL MEETING........................................................  30
  Date, Time and Place of Meeting.........................................  30
  What Will Be Voted Upon.................................................  30
  Record Date and Outstanding Shares......................................  30
  Votes Required..........................................................  30
  Quorum; Abstentions and Broker Non-Votes................................  30
  Voting and Revocation of Proxies........................................  31
  Solicitation of Proxies and Expenses....................................  31
  Board Recommendation....................................................  32
THE SBC TRANSACTION.......................................................  33
  Overview and Structure of the SBC Transaction...........................  33
  Background of the SBC Transaction.......................................  36
  Prodigy's Reasons for the SBC Transaction; Recommendation of the Board
   of Directors...........................................................  39
  Opinion of Prodigy's Financial Advisor..................................  40
  Interests of Executive Officers, Directors and Principal Stockholders of
   Prodigy in the SBC Transaction.........................................  49
  Goverance of Prodigy and the Operating Partnership Following the SBC
   Transaction............................................................  50
  Treatment of Prodigy Common Stock.......................................  51
  Accounting Treatment of the SBC Transaction.............................  51
  Federal Income Tax Treatment of the SBC Transaction.....................  51
  Regulatory Approvals....................................................  51
  Regulatory Impact on Prodigy............................................  52
  No Appraisal Rights.....................................................  53
AGREEMENTS WITH SBC.......................................................  54
  Strategic and Marketing Agreement.......................................  54
  Investment, Issuance, Contribution and Assumption Agreement.............  55
  Limited Partnership Agreement...........................................  61
  Registration Rights Agreement...........................................  63
RESTATED CERTIFICATE OF INCORPORATION.....................................  66
AMENDED AND RESTATED BY-LAWS..............................................  73
1999 STOCK OPTION PLAN....................................................  74
  Summary of the Plan.....................................................  74
  Federal Income Tax Consequences.........................................  75
PRODIGY'S BUSINESS........................................................  77
PRODIGY'S MANAGEMENT......................................................  95
ELECTION OF DIRECTORS..................................................... 105

                                                                         Page
                                                                         ----
PRODIGY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.................................................  108
FLASHNET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS.............................................  119
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...........  128
PRODIGY'S PRINCIPAL STOCKHOLDERS.......................................  140
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS...................  142
STOCKHOLDER PROPOSALS..................................................  142
EXPERTS................................................................  142
INDEX TO FINANCIAL STATEMENTS..........................................  F-1
ANNEXES
  Annex A: Opinion of Bear, Stearns & Co. Inc.
  Annex B: Strategic and Marketing Agreement
  Annex C: Investment, Issuance, Contribution and Assumption Agreement
  Annex D: Form of Amended and Restated Limited Partnership Agreement
  Annex E: Form of Registration Rights Agreements
  Annex F: Form of Restated Certificate of Incorporation
  Annex G: Form of Amended and Restated By-Laws
  Annex H: 1999 Stock Option Plan

                QUESTIONS AND ANSWERS ABOUT THE SBC TRANSACTION
Q: Why are the companies proposing to enter into the SBC transaction?

A: Prodigy proposes to enter into the SBC transaction because it believes the SBC transaction will make Prodigy stronger, more competitive and capable of achieving greater financial strength, growth, operational efficiencies and earnings than it could on its own. As part of the SBC transaction, Prodigy will gain a new and more cost-effective distribution channel for its service. SBC will market the Prodigy Internet service exclusively to SBC's approximately 77,000,000 U.S. consumers and has committed to acquire at least 1,200,000 new subscribers for Prodigy over the next three years. Prodigy's subscribers acquired through the SBC relationship will have a lower acquisition cost than subscribers acquired through Prodigy's other subscriber acquisition channels which will increase Prodigy's operating margins. In addition, Prodigy will incur no acquisition expenses for SBC's 690,000 existing Internet subscribers who will receive the Prodigy Internet service. As the number of subscribers managed by Prodigy increases, Prodigy's ability to generate additional non-subscriber revenue from advertising and e-commerce will also increase. In addition, the immediate addition of SBC's 50,000 subscribers with high speed Internet access will make Prodigy a leading provider of digital subscriber line Internet access in the United States. On balance, Prodigy believes that these anticipated benefits from the SBC transaction justify the issuance to SBC of an approximate 43% interest in Prodigy.

Q: Prodigy has proposed to merge with FlashNet Communications, Inc. Is the FlashNet merger a condition to the SBC transaction?

A. The completion of the SBC transaction is not a condition to the completion of Prodigy's merger with FlashNet, and the completion of the FlashNet merger is not a condition to the completion of the SBC transaction.

Q: What will I receive in the SBC transaction?

A: If the SBC transaction is completed, each share of Prodigy common stock that you own will be automatically converted into one share of Prodigy Class A common stock. Prodigy Class A common stock will have rights similar to the rights of Prodigy common stock you currently own and will generally have rights identical to holders of Prodigy Class B common stock. However, each holder of Prodigy Class A common stock will be entitled to one vote per share and each holder of Prodigy Class B common stock will be entitled to one vote for each share of Prodigy Class B common stock held by it and one vote for each unit in the operating partnership not held by Prodigy.

Q: When do you expect to complete the SBC transaction?

A: We expect to complete the SBC transaction in the second calendar quarter of 2000.

Q: Who must approve the SBC transaction?

A: The board of directors of both Prodigy and SBC have approved the SBC transaction. The Prodigy stockholders must approve the SBC transaction.

Q: Does the Prodigy board of directors recommend approval of the SBC transaction?

A: Yes, the Prodigy board of directors believes that the SBC transaction is advisable and in your best interests and unanimously recommends that you vote to approve the SBC transaction.

Q: What stockholder vote is required to approve the SBC transaction?

A: The affirmative vote of the holders of at least a majority of the outstanding shares of Prodigy common stock is required to approve the SBC transaction. Prodigy stockholder approval of the SBC transaction is required under the rules of the Nasdaq National Market, on which Prodigy's common stock is listed, because Prodigy will issue to SBC securities giving

   SBC an approximate 43% voting interest in Prodigy. In order to induce SBC to enter into the SBC transaction, Carso Global Telecom and Telmex, our principal stockholders who collectively own approximately 64.1% of Prodigy common stock, have entered into a voting agreement with SBC and have delivered to SBC an irrevocable proxy to vote their shares in favor of the SBC transaction. Therefore, Prodigy stockholder approval of the SBC transaction is assured.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its annexes, and to consider how the SBC transaction will affect you as a stockholder.

Q: How do I vote?

A: You may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed return envelope. You may also attend the annual meeting and vote in person instead of submitting a proxy.

   If you fail either to return your proxy card or to vote in person at the annual meeting, or if you mark your proxy "abstain," the effect will be a vote against the SBC transaction. If you fail to indicate your vote on your proxy, your proxy will be counted as a vote for the SBC transaction unless your shares are held in a brokerage account.

Q: If my shares are held in a brokerage account, will my broker vote my shares for me?

A: Your broker cannot vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote against the SBC transaction.

Q: May I change my vote after I have mailed in my signed proxy card?

A: Yes. You may change your vote at any time before the vote takes place at the Prodigy annual meeting. To change your vote, you may either complete and submit a later dated proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the annual meeting and vote in person. However, if you elect to vote in person at the annual meeting and your shares are held by a broker, bank or other nominee, you must bring to the annual meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q: When and where is the Prodigy annual meeting?

A: The annual meeting of Prodigy stockholders will be held at 11:00 a.m., on Wednesday, May 24, 2000, at the Crowne Plaza Hotel, 66 Hale Avenue, White Plains, New York 10601.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the SBC transaction fully and for a more complete description of the legal terms of the SBC transaction and the other matters to be considered at the annual meeting, you should read this proxy statement and its annexes carefully. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

                                 The Companies

Prodigy Communications Corporation
44 South Broadway
White Plains, New York 10601
(914) 448-8000

  Prodigy is a leading Internet service provider that provides Internet access and other Internet-based services. Prodigy tailors its services to target consumers, small businesses and U.S. Hispanic markets. Prodigy's Internet strategy is to strengthen its position as a leading Internet service provider and to expand the range of services it offers and markets it serves. Prodigy's strategy also envisions and promotes acquisitions that can complement its current or planned business activities.

SBC Communications Inc.
175 East Houston
San Antonio, Texas 78205
(210) 351-3736

  SBC is a communications holdings company whose subsidiaries and affiliates operate predominantly in the communications services industry. SBC's subsidiaries and affiliates provide telecommunications services and equipment, yellow pages, publishing and cable television services. SBC's Internet services include Internet access and Internet-based services and are marketed and provided primarily in states where an SBC subsidiary is the incumbent local telephone company: Arkansas, California, Connecticut, Indiana, Illinois, Kansas, Michigan, Missouri, Nevada, Ohio, Oklahoma, Texas and Wisconsin. SBC's Internet services are provided through its various subsidiaries. Immediately prior to the transaction with Prodigy, these companies will create a new SBC subsidiary, called SBC Internet Communications, Inc., which will contribute the assets to Prodigy in exchange for an approximate 43% ownership interest in Prodigy. Thus, all of the assets to be received by Prodigy in the SBC transaction will be owned by SBC Internet Communications, Inc. immediately prior to their contribution to Prodigy, and SBC Internet Communications, Inc. will be primarily used to hold the securities issued by Prodigy in exchange for the contributed assets.

                              The SBC Transaction
                                   (Page 33)

  In the SBC transaction:

  .  SBC will acquire an approximate 43% indirect interest in Prodigy;

  . Prodigy will be the exclusive retail Internet service marketed by SBC to consumers and small businesses in the United States;

  . SBC will purchase the Prodigy Internet service from Prodigy on wholesale terms and provide it to SBC's approximately 690,000 existing Internet subscribers--the wholesale price to be paid by SBC to Prodigy for the Prodigy Internet service that SBC will resell to its existing Internet subscribers will equal SBC's average retail price as of the closing less reasonable and necessary expenses actually incurred by SBC in serving its existing Internet subscribers;

  . SBC has committed to obtain for Prodigy 1,200,000 additional Internet subscribers over a three-year period--all new subscribers obtained for Prodigy by SBC will be Prodigy subscribers;

  . SBC will have the exclusive right to provide telecommunications, advertising,

  . Prodigy has agreed to pay SBC a fee of between $40 and $75 for each subscriber obtained by SBC;

  . SBC has agreed to pay Prodigy a penalty, under a specified formula, if SBC does not obtain 1,200,000 additional Internet subscribers for Prodigy over the three-year period, with the size of the penalty based on the number of subscribers actually obtained by SBC who pay at least one monthly bill from Prodigy--for example, the penalty will range from $165,000,000 if SBC acquires no new subscribers for Prodigy, to $105,000,000 if SBC acquires 600,000 new subscribers for Prodigy, to no penalty if SBC acquires 1,200,000 new subscribers for Prodigy;

  . SBC will have the exclusive right to market its long-distance phone service, local phone service, wireless phone services, paging services and related calling services to Prodigy's subscribers, so long as SBC's service offerings are competitive with service offerings from other providers;

  . SBC will be Prodigy's exclusive network provider so long as SBC offers its network services to Prodigy at the most favorable rates that it offers to other similar purchasers and so long as SBC's terms are competitive with those offered by other providers;
   telecommunications e-commerce and Internet telephony applications in conjunction with the Prodigy Internet service to Prodigy's subscribers, so long as SBC's terms are competitive with those offered by other providers; and

  . SBC will be the exclusive provider of electronic yellow and white pages and city guides to Prodigy's subscribers.

  SBC's exclusive rights described in the four preceding bullet points will be subject to Prodigy's existing agreements with other providers. Prodigy currently has agreements with other providers of network, telecommunications and related services. These agreements will not be affected by the SBC transaction. When these agreements terminate, SBC's exclusive rights described above will apply.

  Following the SBC transaction, Prodigy will:

  . provide the Prodigy Internet service to SBC's existing Internet subscribers;

  . continue to provide the Prodigy Internet service to Prodigy's current subscribers;

  . obtain additional Prodigy Internet subscribers through SBC's marketing efforts; and

  . continue to obtain new Prodigy Internet subscribers through Prodigy's existing and new channels on a nationwide basis.

  In order to implement our strategic relationship with SBC:


  . Prodigy will contribute substantially all of its assets and liabilities and transfer its employees to the operating partnership;

  . SBC will contribute to the operating partnership routers, servers and associated hardware used in connection with SBC's consumer and small business Internet operations and that are selected by Prodigy because Prodigy determines that they would be useful in connection with the provision of services to SBC's customers and Prodigy's customers after the closing;

  . SBC will contribute to the operating partnership intangible assets consisting primarily of royalty-free licenses to use SBC's trademarks in connection with the marketing and operation of the Prodigy Internet service and Prodigy's right to manage SBC's existing Internet customers;

  . Prodigy will receive an initial interest in the operating partnership of approximately 57%;

  . SBC will receive an initial interest in the operating partnership of approximately 43%; and

  . SBC may convert its interest in the operating partnership into a direct equity interest in Prodigy at any time, or may require the operating partnership to be merged into Prodigy at any time.

  Prodigy and SBC believe that the value of the assets to be contributed by SBC is equal to the value of the interest in Prodigy to be received by SBC. As a result of this structure, Prodigy will become a holding company and its principal asset will be its interest in the operating partnership. Upon the liquidation of the operating partnership, the assets contributed by Prodigy and SBC will be distributed to them after payment of the operating partnership's liabilities.

  Prodigy and SBC will enter into the following agreements in order to establish their strategic relationship:

  . an investment agreement covering SBC's acquisition of its equity interest in Prodigy and related matters;

  . a strategic and marketing agreement governing the marketing of the Prodigy Internet service and related matters;

  . an amended limited partnership agreement governing the operation of the operating partnership; and

  . a registration rights agreement for the future registration of SBC's shares in Prodigy under the federal securities laws and related matters.

  The strategic and marketing agreement will have an initial term of three years and will automatically renew for additional three-year terms unless either Prodigy or SBC terminates it. The strategic and marketing agreement may be terminated earlier by SBC if Prodigy fails to provide a competitive portal service for three consecutive quarters or by either party if the other party breaches the agreement. SBC will retain its interest in Prodigy upon expiration or termination of the strategic and marketing agreement.

  As part of its strategic relationship with SBC, Prodigy will also amend its certificate of incorporation and by-laws to implement the following corporate governance arrangements:

  .  SBC will have the right to appoint three Prodigy directors;

  . Carso Global Telecom and Telmex, Prodigy's current principal stockholders, will have the right to appoint three Prodigy directors;

  . Prodigy's other three directors will be its chief executive officer and two independent directors;

  . Prodigy's board will establish a new executive steering committee, which must approve all major corporate actions prior to being submitted to the board for consideration; and

  . SBC will have the right to appoint two members of the executive steering committee and Carso Global Telecom and Telmex will have the right to appoint the other two members of the executive steering committee.

  The agreements and transactions described above are mutually dependent and none of them will become effective unless all of them become effective. Stockholder approval of the SBC transaction will include approval of all of the agreements and transactions described above.

                       Conditions to the SBC Transaction
                                   (Page 58)

  The completion of the SBC transaction depends upon meeting a number of conditions, including:

  .  the approval of Prodigy stockholders;

  . no threatened or pending court order that restrains, enjoins or otherwise prohibits the SBC transaction; and

  . other customary contractual conditions specified in the investment agreement.

  Any of the conditions to the SBC transaction may be waived by the party entitled to assert the condition. However, Prodigy will obtain stockholder approval before it waives a material closing condition.

                           No Solicitation by Prodigy
                                   (Page 58)

  Subject to applicable fiduciary duties to Prodigy stockholders of the Prodigy board of directors to recommend a superior proposal to Prodigy stockholders, Prodigy has agreed that it will not solicit, initiate or encourage any proposal that might lead to an alternative transaction, enter into discussions or negotiations concerning, or provide any non-public information to a third party relating to an alternative transaction or agree to recommend an alternative transaction to the Prodigy stockholders. Prodigy has further agreed to cause each of its officers, directors, employees, financial advisors, representatives and agents, not to take any of these actions.

                       Termination of the SBC Transaction
                                   (Page 60)

  Prodigy and SBC can mutually agree to terminate the SBC transaction, and either Prodigy or SBC can terminate the SBC transaction upon the occurrence of a number of events, including:

  . the other party breaches any material representation, warranty or covenant in the investment agreement and fails to cure the breach within 30 days of receiving notice of the breach;

  . a court order has been issued permanently restraining, enjoining or prohibiting the SBC transaction;

  .  the SBC transaction is not completed by June 1, 2000; or

  . Prodigy stockholders do not approve the SBC transaction and related matters.

  In addition, the board of directors of Prodigy can terminate the SBC transaction if prior to obtaining Prodigy stockholder approval the board of directors of Prodigy determines in its good faith judgment, after consultation with its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties. Simultaneously with or following termination, the board of directors of Prodigy can:

  . withdraw or modify its recommendation to the Prodigy stockholders to approve the SBC transaction; or

  . approve or recommend to the Prodigy stockholders an alternative transaction with a third party meeting the requirements set forth in the investment agreement.

                                Termination Fee
                                   (Page 60)

  Prodigy must pay SBC a termination fee of $45,000,000 if the board of directors of Prodigy terminates the SBC transaction prior to obtaining Prodigy stockholder approval after having determined in its good faith judgment, after consultation with its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties.

                     Opinion of Prodigy's Financial Advisor
                                   (Page 40)

  In deciding to approve the SBC transaction, the Prodigy board of directors received an opinion, dated November 19, 1999, from its financial advisor, Bear, Stearns & Co. Inc., that the consideration to be issued to SBC by Prodigy in the SBC transaction was fair, from a financial point of view, to Prodigy. The full text of Bear Stearns' opinion is attached as Annex A to this proxy statement and should be read carefully. Bear Stearns' opinion is addressed to the Prodigy board of directors and does not constitute a recommendation to any Prodigy stockholder with respect to matters relating to the SBC transaction.

  Pursuant to the terms of the engagement letter between Prodigy and Bear Stearns dated June 29, 1999, and confirmed on October 15, 1999, Prodigy agreed to pay to Bear Stearns:

  . a cash fee of $400,000, which would be credited against the success fee;
    and

  . a success fee of $2,000,000 upon consummation of the SBC transaction.

                        Interests of Executive Officers,
     Directors and Principal Stockholders of Prodigy in the SBC Transaction
                                   (Page 49)

  In considering the recommendation of the Prodigy board of directors, you should be aware that options to purchase 154,791 shares representing an aggregate potential gain of $878,522 based on the closing market price of Prodigy's common stock on March 31, 2000 held by current executive officers and directors will accelerate and become fully vested and exercisable;

  In considering the fairness of the SBC transaction to Prodigy stockholders, the Prodigy board of directors took into account these interests. These interests are different from and in addition to your and their interests as stockholders.

                     Business Relationships Among Prodigy,
                    Prodigy's Principal Stockholders and SBC
                                    (Page 9)

  In considering the recommendation of the Prodigy board of directors, you should be aware of the following business relationships among Prodigy, Prodigy's principal stockholders and SBC:

  . Carlos Slim Helu controls Prodigy and Carso Global Telecom and is a director of SBC;

  . Carso Global Telecom controls Telmex, and SBC owns an equity interest of approximately 8.9% in Telmex;

  . Carso Global Telecom and SBC have formed other joint ventures in the past and may do so in the future;

  . Samer F. Salameh, Alfredo Sanchez, Arturo Elias and James M. Nakfoor, directors of Prodigy, have affiliations with Carso Global Telecom or Telmex; and

  . Allen Craft, an executive officer and director of Prodigy, is employed by SBC.

  The Prodigy board of directors was aware of these preexisting business relationships, and took them into account, when considering approval of the SBC transaction.

  On March 16, 2000, Prodigy and Citibank signed a letter agreement which contemplates that Citibank will structure and arrange financing of $200 million secured by the future service fees payable by contract subscribers to the Prodigy Internet service. The letter agreement does not constitute a firm financing commitment from Citibank. The Citibank financing is subject to the issuance by SBC of a performance guarantee and satisfaction of other conditions, and Prodigy cannot assure that the financing will be completed. Prodigy and SBC have agreed in principle that SBC will provide a performance guarantee that, in the event Prodigy becomes unable to continue to perform its service obligations under the subscriber contracts, SBC will either perform Prodigy's service obligations directly or replace Prodigy with a substitute Internet service provider. In exchange for this guarantee, Prodigy and SBC have agreed in principle that SBC will receive a contingent warrant to purchase 537,924 shares of Prodigy common stock for $1.00 per share, expiring 3.5 years after the closing date of the Citibank financing and exercisable only if:

  . SBC's performance guarantee is triggered;

  . Prodigy's chief executive officer is not then an SBC appointee; and

  . SBC, Carso Global Telecom and Telmex then collectively own, on a fully-diluted basis, securities representing less than 50% of the voting power of Prodigy's then outstanding securities.

                              Accounting Treatment
                                   (Page 51)

  Prodigy will recognize the contribution of the assets by SBC to the operating partnership at fair value in exchange for the partnership units issued. As a result of the partnership units issued, Prodigy will consolidate the operating partnership and will recognize the SBC minority interest in the operating partnership. The contribution of the intangible assets at fair value will result in a substantial amount of amortization which will reduce Prodigy's future earnings or increase its future losses.

              Federal Income Tax Treatment of the SBC Transaction
                                   (Page 51)

  Prodigy shareholders will not recognize gain or loss as a result of the SBC transaction. Prodigy believes that it will not recognize a gain or loss upon the contribution by Prodigy to the operating partnership. Prodigy will be required to take into account its allocable share of the operating partnership's income, gains, losses and deductions, including amounts paid by SBC to the operating partnership for services rendered by the operating partnership to SBC pursuant to the SBC transaction.

                               Regulatory Impact
                                   (Page 52)

  The SBC transaction will alter the manner in which Prodigy conducts its business in SBC's region but will not prohibit Prodigy from conducting business in SBC's region. Because SBC is a Bell operating company, it and its affiliates are subject to restrictions under the Communications Act on the types of telecommunications and information services they may offer. The SBC transaction will cause Prodigy to become an SBC affiliate and subject to the restrictions that apply to affiliates of Bell operating companies. As a result of these restrictions, with respect to customers in SBC territories, Prodigy will be unable to provide or resell the long-distance component of its Internet access service and, thus, will not be able to aggregate the price of the long-distance component with the price of other components of its service. Instead, Prodigy will adopt a mechanism by which those customers obtain long-distance services from an unaffiliated entity. Prodigy will continue to bill and collect all of the charges for its Internet service, including the unaffiliated entity's charge for long-distance services, which will appear as a separate line item on the customer's bill. These arrangements will be transparent to Prodigy's customers.

                              Regulatory Approvals
                                   (Page 51)

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Prodigy and SBC may not complete the SBC transaction until notifications have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the required waiting period has been satisfied. Prodigy filed a pre-merger notification and report form with the FTC and the Antitrust Division on December 15, 1999. SBC made a similar filing on December 14, 1999.

  On January 14, 2000, the applicable waiting period under the Hart-Scott-Rodino Act expired without comment from the FTC or the Antitrust Division. Therefore, the SBC transaction is deemed to have received antitrust approval and may be consummated, pending compliance with the other closing conditions.

                 Prodigy Stockholders Have No Appraisal Rights
                                   (Page 53)

  The Prodigy stockholders do not have appraisal rights in connection with the SBC transaction or the other matters to be considered at the annual meeting.

                Forward-Looking Statements May Prove Inaccurate
                                   (Page 17)

  We have made forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Prodigy. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors could affect the future financial results of Prodigy, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

  . the risk that Prodigy encounters challenges in integrating the Internet operations of Prodigy and SBC;

  . the risk that Prodigy encounters challenges in modifying the manner in which it provides Internet services in the manner that complies with applicable regulatory requirements;

  . changes in laws or regulations, including increased government regulation of the Internet, and privacy related issues;

  . the risk that Prodigy will be unable to retain its employees;

  . the risk that Prodigy will be unable to retain customers resulting from the SBC transaction; and

  . the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                                  RISK FACTORS

  You should carefully consider the following risk factors before you decide whether to vote to approve and adopt the SBC transaction and the other matters to be considered at the annual meeting.

Risks Relating to the SBC Transaction

 If Prodigy is unable to expand its network and operations to accommodate SBC's customers, Prodigy may lose subscribers and thus not realize the expected benefits of the SBC transaction.

  As a result of the SBC transaction, Prodigy will rapidly take on management of a significant number of new customers. This will require Prodigy to expand its operations, especially its network and customer service operations, in order to accommodate these new customers. Any failure of Prodigy to successfully expand its operations and a resulting deterioration of service could make it difficult for Prodigy to attract and retain customers, including the customers resulting from the SBC transaction.

 If the SBC transaction's benefits do not meet the expectations of financial or industry analysts or if Prodigy is unable to retain the customers resulting from the SBC transaction, the market price of Prodigy Class A common stock may decline.

  The market price of Prodigy Class A common stock may decline as a result of the SBC transaction if:

  . Prodigy does not achieve the perceived benefits of the SBC transaction as rapidly as, or to the extent, anticipated by financial or industry analysts;

  . the effect of the SBC transaction on Prodigy's financial results is not consistent with the expectations of financial or industry analysts; or

  . Prodigy is unable to retain the customers resulting from the SBC transaction.

  Upon the closing of the SBC transaction, each share of Prodigy common stock will be automatically converted into one share of Prodigy Class A common stock. Prodigy Class A common stock will continue to be traded on the Nasdaq National Market under the same trading symbol as Prodigy common stock.

 Prodigy's officers and directors hold options that will accelerate as a result of the SBC transaction. These benefits are in addition to the benefits to be derived generally by Prodigy's shareholders and may have influenced them to support or approve the SBC transaction. There can be no assurance Prodigy's officers and directors would have supported the merger absent this option acceleration.

  Prodigy's officers and directors hold options to purchase 154,791 shares representing an aggregate potential gain of $878,522 based on the closing market price of Prodigy's common stock on March 31, 2000 that will accelerate and become fully vested and exercisable upon completion of the SBC transaction.

  There are business relationships among Prodigy, Prodigy's principal stockholders and SBC that may have influenced the willingness of Prodigy's board of directors to approve the SBC transaction.

  The following business relationships among Prodigy, Prodigy's principal stockholders and SBC exist:

  . Carlos Slim Helu controls Prodigy and Carso Global Telecom and is a director of SBC;

  . Carso Global Telecom controls Telmex, and SBC owns an equity interest of approximately 8.9% in Telmex;

  . Carso Global Telecom and SBC have formed other joint ventures in the past and may do so in the future;

  . Samer F. Salameh, Alfredo Sanchez, Arturo Elias and James M. Nakfoor, directors of Prodigy, have affiliations with Carso Global Telecom or Telmex; and

  . Allen Craft, an executive officer and director of Prodigy, is employed by SBC.

  The Prodigy board of directors was aware of and took into account these business relationships when it approved the SBC transaction. It is possible that these relationships may have influenced the members of the Prodigy board to approve the SBC transaction when they may not have otherwise.

  It is possible that these interests may have influenced the members of the Prodigy board to vote to approve the SBC transaction when they may not have otherwise. Prodigy stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the SBC transaction. You should read more about these interests in the section entitled "The SBC Transaction--Interests of Executive Officers, Directors and Principal Stockholders of Prodigy in the SBC Transaction."

  On March 16, 2000, Prodigy and Citibank signed a letter agreement which contemplates that Citibank will structure and arrange financing of $200 million secured by the future service fees payable by contract subscribers to the Prodigy Internet service. The letter agreement does not constitute a firm financing commitment from Citibank. The Citibank financing is subject to the issuance by SBC of a performance guarantee and satisfaction of other conditions, and Prodigy cannot assure that the financing will be completed. Prodigy and SBC have agreed in principle that SBC will provide a performance guarantee that, in the event Prodigy becomes unable to continue to perform its service obligations under the subscriber contracts, SBC will either perform Prodigy's service obligations directly or replace Prodigy with a substitute Internet service provider. In exchange for this guarantee, Prodigy and SBC have agreed in principle that SBC will receive a contingent warrant to purchase 537,924 shares of Prodigy common stock for $1.00 per share, expiring 3.5 years after the closing date of the Citibank financing and exercisable only if:

  . SBC's performance guarantee is triggered;

  . Prodigy's chief executive officer is not then an SBC appointee; and

  . SBC, Carso Global Telecom and Telmex then collectively own, on a fully-diluted basis, securities representing less than 50% of the voting power of Prodigy's then outstanding securities.

 The SBC transaction may cause Prodigy to lose key personnel if they experience uncertainty about their future roles following the transaction.

  SBC will have considerable influence over the management of Prodigy. As a result of this change in ownership and management structure, current and prospective Prodigy employees may experience uncertainty about their future roles with Prodigy following the SBC transaction. This uncertainty may adversely affect Prodigy's ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could affect the condition of Prodigy's business.

 After the SBC transaction is implemented, all major corporate actions will require the unanimous approval of the executive steering committee. The existence and authority of the executive steering committee may decrease the willingness of some potential directors to serve on the board of directors.

  As part of the SBC transaction, Prodigy will establish an executive steering committee, consisting of two directors selected by SBC and two directors selected by Carso Global Telecom and Telmex. All major corporate actions will require the unanimous approval of the executive steering committee prior to being submitted for the approval of the board of directors of Prodigy. A potential director who does not anticipate being appointed to the steering committee could perceive the authority of the steering committee as diminishing the authority of the full board. This could make it more difficult for Prodigy to attract and retain qualified directors.

 SBC will retain its interest in Prodigy if the strategic and marketing agreement expires or is terminated.

  As part of the SBC transaction, Prodigy and SBC will enter into a strategic and marketing agreement governing the marketing of the Prodigy Internet service and related matters. The agreement has an initial term of three years and automatically renews for additional three-year terms unless terminated by Prodigy or SBC. In addition, SBC may terminate the agreement if Prodigy fails to meet specified performance standards or in other specified circumstances. If the agreement expires or is terminated, SBC will retain its interest in Prodigy. As a result, there is a possibility that Prodigy will issue an approximate 43% interest to SBC and not realize the benefits it anticipates receiving in exchange for the interest.

Risks Relating to Prodigy's Business

 Prodigy has incurred significant losses and may incur losses in the future. If Prodigy does not achieve and sustain profitability, Prodigy's financial condition and stock price could decline.

  Prodigy cannot assure that it will achieve or sustain profitability. Since inception, Prodigy has incurred significant losses. The following table shows Prodigy's revenues and net losses during the three years ended December 31, 1997, 1998 and 1999:

                                   Year Ended December 31,
                         --------------------------------------------
                              1997           1998           1999
                         -------------- -------------- --------------
        Revenues........ $134.2 million $136.1 million $189.0 million
        Net Losses...... $132.8 million $ 65.1 million $ 80.5 million

  At December 31, 1999, Prodigy had:

  .  an accumulated deficit of $373.3 million;

  .  a working capital deficit of $128.1 million;

  .  current liabilities of $179.9 million; and

  .  current assets of $51.8 million.

  As a result of these losses, Prodigy has never generated positive cash flow from operations and has relied on private and public sales of equity securities and borrowings to fund its operations. The following table shows Prodigy's negative cash flows from operations during the last three years.

                       Year Ended December 31,
              ------------------------------------------
                   1997          1998          1999
              -------------- ------------- -------------
              $114.0 million $68.0 million $40.1 million

  Prior to its acquisition by Prodigy on June 17, 1996, Prodigy's predecessor incurred significant net losses and sustained negative cash flow from operations that required continued funding by the predecessor's former owners, IBM and Sears. The funding totaled $1.3 billion as of June 16, 1996.

 Prodigy operates in a highly competitive market and faces significant competition from a variety of current and potential sources, including EarthLink and America Online, as well as companies that provide broadband services. Prodigy may also face additional competitive pressures from strategic alliances or consolidations among other Internet service providers. Many of Prodigy's current and future competitors have greater financial, marketing and technical resources. Thus, Prodigy may fail to compete effectively in its market.

  Prodigy's industry is intensely competitive and some of Prodigy's current and future competitors have substantially greater financial, marketing and technical resources than Prodigy. Increased competition could also adversely affect Prodigy's ability to develop new service offerings and interfere with Prodigy's efforts to maintain or grow its subscriber base. There can be no assurance Prodigy will compete effectively. Increasing competition could adversely affect Prodigy's future revenues and liquidity.

  Prodigy's industry includes many significant participants, including:

  .  Internet service providers;

  .  proprietary online service providers;

  .  major international telecommunications companies;

  .  Internet-search services; and

  .  various other telecommunications companies.

  Prodigy also faces competition from companies that provide broadband service to households, including:

  . local and long-distance telephone companies;

  . cable television companies; and

  . electric utility companies.

  Among the larger Internet service providers that Prodigy competes with are EarthLink, which has merged with MindSpring, Microsoft Network, AT&T WorldNet, MCI Internet, IBM Internet Connection, PSINet, GTE Internetworking and Concentric Network. Microsoft's ownership of the dominant PC operating system and the Microsoft Internet Explorer browser may give Microsoft Network competitive advantages, including distribution and marketing synergies. Prodigy also competes with America Online, which offers the America Online and CompuServe proprietary online services over closed networks and Internet access.

  Broadband technologies offer significantly faster Internet access than conventional modems. Broadband companies could include Internet access in their basic service packages, offer access for a nominal additional charge or prevent Prodigy from delivering Internet access through the cable or wire connections that these companies own.

  The federal Telecommunications Act of 1996 contains provisions that remove, or establish procedures for removing, restrictions on regional Bell operating companies and others that may permit them to engage directly in the Internet access business. This act also makes it possible for national long-distance carriers, such as AT&T, to offer local telephone service, which would permit these carriers to offer direct local Internet access. The federal Telecommunications Act and strategic alliances or consolidation among Internet service providers may result in additional competitive pressures.

 Prodigy may be subject to increasing pricing pressures due to increasing competition, the introduction of free service and unlimited usage plans and the elimination of most hourly access charges in the industry, which could result in lower revenues.

  Because of Prodigy's historically low operating margins, any decrease in revenues or increase in marketing expenses would diminish the likelihood of Prodigy becoming profitable. The introduction of free service and unlimited usage plans and the elimination of most hourly access charges by Internet service providers, as well as increasing competition in Prodigy's industry, have placed further pressure on Prodigy's revenues and profit margins.

 Subscriber cancellations are common in Prodigy's industry and the cost of acquiring and retaining new subscribers is high. A high rate of customer turnover may thus adversely affect Prodigy's future revenues.

  The failure to attract and retain subscribers to Prodigy's services, or an increase in or a failure to slow the rate of subscriber cancellations, would adversely affect Prodigy's future revenues. Prodigy's industry is characterized by a high rate of customer turnover. Customer acquisition expenses and the administrative expenses of enrolling and assisting new subscribers are substantial.

 Prodigy relies on Splitrock's network to carry Prodigy's subscriber traffic. Splitrock's failure to provide network services as required could damage Prodigy's business.

  Splitrock was formed in 1997 and has a limited operating history, and Prodigy currently is Splitrock's principal customer. The failure by Splitrock for any reason to provide network services as required, or any significant disruption in these services, whether for technical, operational or financial reasons, could adversely affect Prodigy's service quality, reputation and customer base.

 Telecommunications networks are subject to security problems, such as break-ins and viruses, and other network failures. The occurrence of a network problem could result in breach of confidentiality lawsuits, the loss of subscribers and substantial costs.

  Security problems represent an ongoing threat to the telecommunications networks used in Prodigy's business. Splitrock's network and Prodigy's data hosting center are potentially vulnerable to computer viruses, break-ins and similar disruptions that could lead to service interruptions. Break-ins could jeopardize the confidentiality of information stored or transmitted by Prodigy's customers. The security measures employed by Splitrock and Prodigy cannot assure complete protection from security problems. The occurrence of these problems may result in claims against Prodigy and could adversely affect it or its ability to attract and retain customers.

  Prodigy's operations are also dependent on the protection of Splitrock's network and its data hosting center against damage from fire, power loss, telecommunications failures and similar events. Technical problems and network failures can occur from time to time in the ordinary course of operating a telecommunications network. Prodigy's host configuration for Prodigy Internet is unique and, for cost reasons, has not been replicated off site. The occurrence of a natural disaster or other unanticipated problems in Splitrock's network or Prodigy's data hosting center, or the failure of telecommunications providers to provide required data communications capacity due to a natural disaster or for any other reason, could cause interruptions in Prodigy's services. These service interruptions could adversely affect Prodigy's business.

 Prodigy relies on third-party providers, including local phone companies, for essential business services. The inability or unwillingness of these companies to continue to provide telecommunications, customer service, billing and other services to Prodigy or to provide these services at reasonable prices could negatively affect Prodigy's business.

  In addition to its network arrangements with Splitrock, Prodigy has outsourced aspects of its content, customer service and billing functions to several providers. Outsourcing makes Prodigy reliant on third-party providers for critical functions. The failure of these providers to provide services as required, or any significant disruption of or deterioration in services, could require Prodigy to obtain alternative suppliers at a higher cost and result in customer cancellations.

  Prodigy also relies on local telephone and other companies to provide data communications capacity via local telecommunications lines and leased long-distance lines. The federal Telecommunications Act of 1996 is expected to lead to increased competition in the provision of local and other telephone service. However, Prodigy cannot predict the timing or extent of any developments or their effect on pricing or supply. Prodigy's suppliers and telecommunications carriers also sell or lease products and services to its competitors and possibly current or future competitors. Prodigy's suppliers and telecommunications carriers could enter into exclusive arrangements with its competitors or stop selling or leasing their products or services to Prodigy at commercially reasonable prices or at all.

 Carlos Slim Helu currently controls Prodigy. Mr. Slim can determine the outcome of all matters submitted to shareholders irrespective of the votes of other shareholders.

  Carlos Slim Helu can control the management and affairs of Prodigy. Mr Slim and members of his immediate family beneficially own a majority of the voting equity securities of Carso Global Telecom. Carso Global Telecom may be deemed to control Telmex through the shares of Telmex that it owns directly and indirectly. Mr. Slim is also chairman of the board of Carso Global Telecom and Telmex. Thus, Mr. Slim and members of his immediate family may be deemed to control Prodigy and can currently determine the outcome of all matters submitted to a vote of Prodigy shareholders, including the election of all members of Prodigy's board of directors. The voting control of Mr. Slim could be used as a means or have the effect of delaying or preventing a change in control or acquisition of Prodigy.

 Carso Global Telecom, Telmex and Prodigy's directors have engaged in transactions that were not necessarily arms' length. Prodigy cannot assure that its directors will act solely in the interests of Prodigy and its shareholders.

  Circumstances may arise in which the interests of Carso Global Telecom or Telmex, as shareholders, could conflict with the interests of the other shareholders of Prodigy. Carso Global Telecom and its affiliates have engaged in numerous transactions with Prodigy in the past that were not necessarily a result of arms'-length negotiations. For example, an affiliate of Carso Global Telecom provides Prodigy with a $130,000,000 revolving line of credit, and Telmex has committed to provide financing of up to $200,000,000 to fund Prodigy's operations through February 2001. Prodigy has outsourced its network operations to Splitrock, a company that is 30% owned by Carso Global Telecom. Carso Global Telecom and its affiliates may engage in additional related-party transactions with Prodigy in the future, and there can be no assurance these transactions will be on arms'-length terms. Samer F. Salameh, Prodigy's chairman of the board and chief executive officer, who formerly served on Splitrock's board of directors, holds stock options to purchase shares of Splitrock common stock. Mr. Salameh also serves as an advisor to the chief executive officer of Telmex. In addition to Mr. Salameh, Alfredo Sanchez, Arturo Elias and James M. Nakfoor, directors of Prodigy, are affiliated with Carso Global Telecom or Telmex, and Allen Craft, an executive officer and director of Prodigy, is employed by SBC. Mr. Salameh is married to Mr. Slim's niece, and Mr. Elias is married to Mr. Slim's daughter.

  The law requires Prodigy's directors to make all decisions in accordance with their fiduciary duties and in the best interests of Prodigy and its shareholders. Messrs. Salameh, Elias, Nakfoor and Sanchez, directors of Prodigy, owe similar duties to the other companies for which they serve as directors or officers or with which they are otherwise affiliated. Due to the nature of the potential conflicts of interest presented on an ongoing basis by these arrangements, and potential future arrangements, Prodigy cannot assure that the directors involved have acted or will act in a manner that takes into account solely the interests of Prodigy and its shareholders.

 Prodigy cannot fund its operations with the cash generated from its business and is seeking third-party financing to fund its operations. Additional financing may result in dilution to existing stockholders and additional operating restrictions.

  Prodigy is currently experiencing substantial negative cash flow each month and expects to continue to experience negative cash flow through 2000. Prodigy had $21.1 of cash available at March 31, 2000. Telmex has committed to provide financing of up to $200,000,000 to fund Prodigy's operations through February 2001. In addition, Prodigy is in the process of seeking third party financing of $200,000,000 secured by the future service fees payable by contract subscribers to the Prodigy Internet service. Any additional equity financing may cause investors to experience dilution. Any additional debt financing may result in restrictions on Prodigy's operations.

 Enrollments from PC bundling are declining. If future enrollments from PC bundling are not fully replaced by enrollments from other acquisition programs, Prodigy's financial condition may decline.

  Prodigy's financial condition may decline if it does not continue to increase its subscriber base. Historically a majority of Prodigy Internet enrollments have arisen from bundling arrangements with PC manufacturers. In 1998, 44% of total enrollments to Prodigy Internet were obtained through PC bundling, including 32% from Prodigy's PC bundling relationship with Packard Bell/NEC. In 1999 the percentage of total enrollments to Prodigy Internet obtained through PC bundling declined to 15% but the percentage obtained through contract acquisition programs, in which Prodigy makes payments of up to $400 to major PC retailers who enroll subscribers to term subscriptions of at least one year, increased from zero in 1998 to 34%. Prodigy's contract acquisition program with Best Buy accounted for approximately 33% of total enrollments during 1999. Prodigy's contract acquisition program with Best Buy terminated on November 30, 1999, except in 32 stores where the program is still in effect. Prodigy has other, less significant, contract acquisition programs with other retailers and entered into an additional contract acquisition program in February 2000. However, Prodigy cannot predict whether future contract acquisition programs will generate as many enrollments as in the past.

  The number of Prodigy Internet subscribers decreased from 1,138,000 at December 31, 1999 to 1,115,000 at March 31, 2000, primarily due to the termination of Prodigy's contract acquisition program with Best Buy on November 30, 1999.

 If Prodigy does not manage the integration of acquired companies successfully, it may be unable to achieve desired results of the acquisitions and may experience increased operating losses.

  As a part of its business strategy, Prodigy has completed several acquisitions to date and may enter into additional business combinations, acquisitions and strategic relationships. These transactions are typically accompanied by risks similar to those posed by the SBC transaction.

  Prodigy may not succeed in addressing these risks or any other problems encountered in connection with these potential business combinations and acquisitions potentially disrupting Prodigy's business and causing increased losses.

 Prodigy's expansion strategy and future success depends on its ability to anticipate and adapt to new services and markets.

  Prodigy's business strategy includes the introduction of new services and entry into new markets. Prodigy may be unsuccessful in offering new services and entering new markets as planned. Prodigy's new services may not achieve market acceptance. In particular, Prodigy is:

  . expanding its Web hosting activities and other Internet-based services;

  . expanding beyond its existing consumer market to include small and medium-sized businesses; and

  . targeting Internet services to Spanish-speaking and Hispanic customers in the United States.

Prodigy historically has focused on the consumer market and has only limited experience in developing and marketing services in these markets.

 Prodigy's business is subject to seasonality which causes Prodigy's quarterly results to fluctuate. If Prodigy's quarterly results fail to meet the expectations of public market analysts and investors, the market price of Prodigy's stock will decline.

  Although Prodigy's strategy of contracting with third parties to provide services such as network access, billing and customer service enables it to tie many variable costs to variable revenue sources, Prodigy bases its fixed expenses, in part, on its expectations of future revenues. If revenues are below expectations, Prodigy may be unable to reduce fixed costs proportionately which may adversely effect its operating results.

  Prodigy experiences quarterly fluctuations in its operating results due to many factors, including:

  . pricing changes;

  . changes in the level of consumer spending during business cycles;

  . the timing of introduction of new and enhanced services by Prodigy; and

  . competitive factors.

  In addition, Prodigy historically has experienced seasonality in its business, with:

  . higher expenses during the last and first fiscal quarters, corresponding to the Christmas and post-Christmas selling season; and

  . lower timed usage revenues, meaning revenues from hourly usage charges, typically occurring during Prodigy's second and third fiscal quarters resulting from reduced usage of its services during the summer months.

  Accordingly, Prodigy believes that quarter-to-quarter comparisons of operating results may not be meaningful or indicative of future results.

 The failure to protect Prodigy's proprietary technology adequately would adversely affect Prodigy's competitive position.

  Failure to protect Prodigy's proprietary technology could adversely affect its competitive position. Prodigy attempts to protect its proprietary technology through copyright and trade secrets laws, employee and third-party confidentiality agreements and other methods. Prodigy grants customers a license to use its services under agreements that contain terms and conditions prohibiting unauthorized reproduction. Despite these precautions, unauthorized third parties may be able to copy portions of Prodigy's services or reverse engineer or obtain and use information Prodigy regards as proprietary.

 Prodigy's business plan requires it to continue to grow its subscriber base. If Prodigy is unable to manage growth effectively and maintain consistent network performance, its business could be harmed.

  Prodigy anticipates that the network assets and resources to be acquired upon the consummation of the SBC transaction and the FlashNet merger will alleviate the network performance deterioration which has accompanied the increase in Prodigy's subscriber base. The failure to close either the SBC transaction or the FlashNet merger in a timely fashion or at all or the failure to integrate the network assets and resources acquired through the SBC transaction and the FlashNet merger could adversely affect Prodigy's network performance, service quality, reputation and customer base.

  Prodigy's ability to exploit the market for its products and services and increase its subscriber base requires an effective planning and management process. Prodigy's ability to plan and manage effectively will require Prodigy to continue to implement and improve its operational, financial and management information systems. Prodigy will also be required to attract and retain skilled managers and other personnel, including its current executive officers. These challenges are exacerbated during periods of rapid growth. For example, as Prodigy increased the number of billable Prodigy Internet subscribers by 87% from June 30, 1999 to December 31, 1999, network performance deteriorated and customer service costs increased. The network performance deterioration did not materially affect Prodigy's results of operations or significantly alter the services offered by Prodigy.

 If Prodigy is unable to attract and retain key personnel in an intensely competitive environment, its operations could be adversely effected.

  Competition for key personnel is intense, and there can be no assurance that Prodigy will be successful in attracting and retaining necessary personnel to maintain and support its business. Although Prodigy has entered into non-competition agreements with some executive officers, the agreements may not be enforceable. Prodigy does not maintain insurance on the lives of any of its officers or directors.

 Prodigy may not be able to complete proposed acquisitions, which could adversely affect Prodigy's competitive position.

  Prodigy's failure to expand its business through acquisitions may materially adversely affect its competitive position. Prodigy may be unable to identify, finance and complete acquisitions on acceptable terms. The Internet services industry is highly fragmented, consisting of more than 5,000 Internet service providers in the United States, and is expected to undergo substantial consolidation over the next few years.

 Prodigy depends on the continued use and expansion of the Internet.

  Prodigy's business and revenues depend on the continued use and expansion of the Internet. A decrease in the demand for Internet services or a reduction in the currently anticipated growth for Internet services could adversely affect Prodigy's future revenues and liquidity. Only recently has the commercial sector begun significant use of the Internet and, more recently still, have consumers begun using the Internet. Use of the Internet has grown dramatically, but Prodigy cannot assure the continued use and expansion of the Internet as a medium of communications and commerce.

 Prodigy's attraction and retention of customers depends on its ability to anticipate and adapt to rapidly changing technology and on the compatibility of its technology with the technology of others.

  Prodigy's industry is characterized by rapid technological change resulting in dynamic customer demands and frequent new product and service introductions. As a result of these technical improvements, markets can change rapidly. Prodigy's future results will depend in part on its ability to make timely and cost-effective enhancements and additions to its services. For example, competitors have introduced, or announced plans to introduce, high-speed Internet access utilizing broadband technology through cable lines, integrated services digital network, or ISDN, telephone service and digital subscriber line, or DSL, telephone service. While Prodigy offers high-speed Internet access through DSL, Prodigy may not have sufficient resources to provide DSL access when introducing new services that meet customer demands on a timely basis. Prodigy's new service introductions may not achieve market acceptance.

  Prodigy's ability to compete successfully is also dependent upon the continued compatibility of its services with the technologies of others. Although Prodigy intends to support emerging standards in the market for Internet access, its products may not conform to new standards in a timely fashion. Services or technologies developed by others could render Prodigy's services or technology noncompetitive or obsolete.

 Changes in government regulation, which are likely in the rapidly evolving Internet-related industries, could adversely affect Prodigy's business.

  Internet access and online services are not subject to direct regulation in the United States. Changes in the regulatory environment relating to the telecommunications and media industry could adversely affect Prodigy's business, financial condition, results of operations or prospects. As the law in this area develops, Prodigy's potential liability for information available through its services could require Prodigy to implement measures to reduce its exposure to this liability. Regulation of the Internet and online services industry could result in increased telecommunications costs or competition for participants in the Internet industry, including Prodigy. Prodigy cannot predict whether, or to what extent, any new regulation will occur, or what effect any new regulation would have on it. Due to the increasing use of the Internet, additional laws may be adopted covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls.

Cautionary Statement Concerning Forward-Looking Statements

  Prodigy believes this proxy statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Prodigy, based on information currently available to Prodigy's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Prodigy or FlashNet set forth under:

   "Summary," "Selected Historical Condensed and Unaudited Pro Forma Financial Information," "Risk Factors," "The SBC Transaction--Overview and Structure of the SBC Transaction," "The SBC Transaction--Prodigy's Reasons for the SBC Transaction; Recommendation of the Board of Directors," "The SBC Transaction--Opinion of Prodigy's Financial Advisor," "Unaudited Pro Forma Condensed Combined Financial Statements," "Prodigy's Business," "Prodigy Management's Discussion and Analysis of Financial Condition and Results of Operations" and "FlashNet Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Prodigy may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

  For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 9. The factors discussed under "Risk Factors" that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                   SELECTED HISTORICAL CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

  The following data contains selected consolidated financial information and other data for Prodigy and its predecessor business, Prodigy Services Company. The selected consolidated financial data for Prodigy for each of the years 1995-1999 has been derived from Prodigy's annual consolidated financial statements, including the consolidated balance sheets at December 31, 1998 and 1999 and the related consolidated statements of operations and of cash flows for the three years ended December 31, 1999 and accompanying notes appearing elsewhere in this document.

  Please read this information in conjunction with "Prodigy Management's Discussion and Analysis of Financial Condition and Results of Operations" and Prodigy's consolidated financial statements and accompanying notes included elsewhere in this document.

  Selected Historical Condensed Consolidated Financial Information of Prodigy (in millions, except number of billable subscribers and per share information)

                                                   Year Ended
                                                  December 31,
                                    --------------------------------------------
                                    1995(1)(4) 1996(4)   1997     1998   1999(2)
                                    ---------- -------  -------  ------  -------
Consolidated Statement of
 Operations Data:
Revenues
 Internet and online service
  revenues........................             $ 90.7   $ 128.3  $128.9   169.8
 Other............................                8.2       5.9     7.2    19.2
                                      ------   ------   -------  ------  ------
 Total Revenues...................               98.9     134.2   136.1   189.0
Operating costs and expenses
 Costs of revenue.................    $  0.1     66.3      92.0    93.3   102.2
 Sales and marketing..............               20.7      59.6    41.7    58.9
 Product development..............                4.8      11.4    10.9    12.3
 General and administrative.......       3.0     49.8      56.3    44.6    61.7
 Depreciation and amortization....               12.3      21.4    16.1    21.8
 Amortization of subscriber
  acquisition costs...............                                         20.4
 Acquired incomplete technology...               20.9
 Restructuring and other special
  costs...........................                3.1       9.9
 Write-down of assets held for
  sale............................                          2.4
 Loss on sale of cellular assets..                          0.8
                                      ------   ------   -------  ------  ------
 Total operating costs and
  expenses........................       3.1    177.9     253.8   206.6   277.3
                                      ------   ------   -------  ------  ------
  Operating loss..................      (3.1)   (79.0)   (119.6)  (70.5)  (88.3)
(Loss) on equity investment in
 joint venture....................               (0.5)    (12.1)
Gain on asset sale................                                  5.2
(Write-down) recovery of equity
 investments......................               (9.1)      0.3
Interest (expense) income, net....               (2.2)     (1.4)    0.2     2.3
Gain on sale of equity
 investment.......................                                          3.3
Gain on settlement of note
 receivable.......................                                          0.5
Gain on settlement of note
 payable..........................                                          1.7
                                      ------   ------   -------  ------  ------
  Net Loss........................    $ (3.1)  $(90.8)  $(132.8) $(65.1) $(80.5)
                                      ======   ======   =======  ======  ======
Net loss per common share:
 Basic and diluted................    $(0.37)  $(8.76)  $ (7.66) $(1.60) $(1.34)
                                      ======   ======   =======  ======  ======
Weighted average number of common
 and common equivalent shares
 outstanding:
 Basic and diluted................       8.4     10.4      17.3    40.7    60.0
                                      ======   ======   =======  ======  ======

                                               Year Ended
                                              December 31,
                              -----------------------------------------------
                              1995(1)(4) 1996(4)   1997     1998     1999(2)
                              ---------- -------  -------  -------  ---------
Other Data:
Prodigy Internet billable
 subscribers at period end...              7,000  221,000  505,000  1,138,000
Prodigy Classic billable
 subscribers at period end...            780,000  392,000  166,000        --
Internet subscribers
 managed.....................                                         364,000
                                -----    -------  -------  -------  ---------
Total managed subscribers at
 period end..................       0    787,000  613,000  671,000  1,502,000
                                =====    =======  =======  =======  =========
Prodigy Internet revenue.....            $   0.1  $  29.5  $  80.7  $   154.2
Prodigy Classic revenue......               90.6     98.8     48.2       15.6
EBITDA (3)...................   $(3.1)     (76.2)  (110.0)   (49.2)     (40.5)
Other Cash Flow Data:
Net cash used in operating
 activities..................    (2.4)     (35.3)  (114.0)   (68.0)     (40.1)
Net cash used in investing
 activities..................    (1.4)     (47.9)   (15.3)     2.6     (212.6)
Net cash provided by
 financing activities........     4.0      104.1    120.4     65.2      276.0

                                                December 31,
                                  -------------------------------------------
                                  1995(1)(4) 1996(4)   1997    1998   1999(2)
                                  ---------- -------  ------  ------  -------
Consolidated Balance Sheet Data:
Working capital .................   $(0.3)   $(54.8)  $(48.5) $(33.6) $(128.1)
Total assets.....................     2.5     126.6     93.5    78.3    346.0
Long-term debt...................     1.6      56.0     10.0     --       1.0
Contingent Convertible Notes
 (included in stockholders'
 equity (deficit))...............     --       30.5     30.5    30.5      --
Stockholders' equity (deficit)...     0.0     (11.5)    17.7    29.8    165.1

--------
(1) International Wireless Incorporated was incorporated in May 1994 to evaluate and develop cellular telephone systems and Internet access and online services in Africa. In June 1996, Prodigy was formed under the name Prodigy, Inc. as a new holding company to acquire Prodigy Services Company and to hold International Wireless and the other communications interests of International Wireless. On June 17, 1996, Prodigy completed the acquisition of Prodigy Services Company. The acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of Prodigy Services Company are included in Prodigy's consolidated results of operations from the date of acquisition. In January 1997, Prodigy sold its cellular telephone assets and operations. Subsequently, Prodigy decided to sell and wind-down its remaining international operations in Africa and China.

(2) On October 5, 1999, Prodigy acquired the BizOnThe.Net Web hosting business of U.S. Republic Communications, Inc., an indirect majority owned subsidiary of VarTec, including the subscribers of the BizOnThe.Net Web hosting business. At the closing, Prodigy repaid a $9 million loan from VarTec to U.S. Republic and issued 2,840,993 shares of Prodigy common stock to U.S. Republic.

  The acquisition of BizOnThe.Net has been accounted for under the purchase method of accounting and, accordingly, the results of operations of BizOnThe.Net are included in Prodigy's consolidated results of operations from the date of acquisition. The cost to acquire BizOnThe.Net was allocated to the assets acquired and liabilities assumed based on their respective fair values with the excess allocated to goodwill. Based on the value of the 2,840,993 shares of common stock currently issued in connection with the BizOnThe.Net acquisition and the $9 million cash used to repay the loan, the total purchase price was approximately $58 million.

(3) Earnings before interest, taxes, depreciation and amortization is a commonly used measure for operating performance of Internet service providers, and also provides additional information to assist investors in determining Prodigy's liquidity. Earnings before interest, taxes, depreciation and amortization is not an accounting measure under generally accepted accounting principles, is not necessarily indicative of operating income or cash flows from operations as determined under these principles and may not be comparable to similarly titled measures reported by other companies.

(4) Selected Historical Condensed Consolidated Financial Information of Prodigy
                                Services Company
                                 (in millions)

                                                                 Period from
                                                                 January 1,
                                                     Year Ended    1996 to
                                                    December 31,  June 16,
                                                        1995        1996
                                                    ------------ -----------
Consolidated Statement of Operations Data:
 Online service revenues...........................    $230.6      $ 98.2
 Other.............................................      12.8         8.9
                                                       ------      ------
 Total revenues....................................     243.4       107.1
                                                       ------      ------
 Net loss..........................................    $(34.6)     $(62.9)
                                                       ======      ======

                                                                    December 31,
                                                                        1995
                                                                    ------------
Consolidated Balance Sheet Data:
 Working capital (deficit).........................................    $(36.4)
 Total assets......................................................      84.7
 Long-term debt....................................................      16.4
 Partners' capital (deficit).......................................       9.8

  Selected Historical Condensed Consolidated Financial Information Of FlashNet
                     (in thousands, except per share data)

  Please read the following selected consolidated financial data of FlashNet in conjunction with "FlashNet's Management's Discussion and Analysis of Financial Condition and Results of Operations" and FlashNet's consolidated financial statements and accompanying notes included elsewhere in this document. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999 are derived from FlashNet's audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The statement of operations data for the period ended December 31, 1995 and the year ended December 31, 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from audited financial statements not included in this document.

                             Period from
                          September 25, 1995
                             (inception)             Year Ended December 31,
                           through December  -------------------------------------------
                               31, 1995        1996       1997       1998        1999
                          ------------------ ---------  ---------  ---------  ----------
Statement of Operations
 Data:
Revenues:
Consumer access
 services...............      $      19      $   2,286  $  11,942  $  21,979  $   31,104
Business services.......            --              53        571      1,597       2,079
Shipping revenues.......            --             --         --         --        2,374
Set-up fees and other...             15          1,315      5,024      3,316       4,694
                              ---------      ---------  ---------  ---------  ----------
Total revenues..........             34          3,654     17,537     26,892      40,251
Operating costs and
 expenses:
Cost of services........             28          2,348      8,215     11,797      19,909
Cost of other revenues..              4            473        799        349       1,973
Cost of shipping........            --             --         --         --        1,995
Sales and marketing.....             32          4,329     10,300      8,202      20,967
General and
 administrative.........             74          1,039      3,453      5,268      10,330
Operations and customer
 support................            --             830      3,683      6,016      10,453
Depreciation and
 amortization...........              3            545      2,061      3,069       5,094
                              ---------      ---------  ---------  ---------  ----------
Total expenses..........            141          9,564     28,511     34,701      70,721
                              ---------      ---------  ---------  ---------  ----------
Loss from operations....           (107)        (5,910)   (10,974)    (7,809)    (30,470)
Interest (expense)
 income, net............            --            (144)      (714)    (2,456)         97
                              ---------      ---------  ---------  ---------  ----------
Loss before
 extraordinary item.....           (107)        (6,054)   (11,688)   (10,265)    (30,373)
Extraordinary item --
 Loss on early
 extinguishment of
 debt...................            --             --         --         --       (1,656)
                              ---------      ---------  ---------  ---------  ----------
Net loss................           (107)        (6,054)   (11,688)   (10,265)    (32,029)
Accretion on redeemable
 preferred stock........            --             --         --      (2,741)        (48)
                              ---------      ---------  ---------  ---------  ----------
Net loss attributable to
 common shareholders....      $    (107)     $  (6,054) $ (11,688) $ (13,006) $  (32,077)
                              =========      =========  =========  =========  ==========
Net loss per common
 share -- basic and
 diluted
Loss before
 extraordinary item.....      $   (0.03)     $   (1.15) $   (2.15) $   (2.36) $    (2.46)
Extraordinary item......            --             --         --         --         (.13)
                              ---------      ---------  ---------  ---------  ----------
Basic and diluted net
 loss per share.........      $   (0.03)     $   (1.15) $   (2.15) $   (2.36) $    (2.59)
                              =========      =========  =========  =========  ==========
Shares used in computing
 basic and diluted net
 loss per share.........      3,527,000      5,266,000  5,449,000  5,505,000  12,370,000

                                    December 31,
                         ---------------------------------------
                         1995   1996    1997     1998     1999
                         ----  ------  -------  -------  -------
Balance Sheet Data:
Cash and cash
 equivalents............ $25   $  137  $ 1,570  $ 1,038  $ 7,045
Total assets............ 175    5,887   11,000    9,733   39,585
Working capital......... (41)  (7,113) (16,835) (22,757)  (8,816)
Total debt.............. --     4,672    6,766    6,896    9,539
Redeemable preferred
 stock.................. --       --       --     7,911      --
Total shareholders'
 equity (deficit).......  51   (5,275) (13,436) (23,707)   9,656

                             Period from
                         September 25, 1995       Year Ended December 31,
                         (inception) through -------------------------------------
                          December 31, 1995   1996      1997      1998      1999
                         ------------------- -------  --------  --------  --------
Operating Data:
EBITDA(1)...............        $(104)       $(5,365) $ (8,913) $ (4,740) $(23,839)
Cash flow provided
 (used) by:
Operating activities....        $ (38)       $   412  $  1,342  $ (5,229) $(34,913)
Investing activities....        $ (82)       $(1,038) $ (4,461) $ (1,445) $ (6,244)
Financing activities....        $ 145        $   739  $  4,551  $  6,142  $ 47,164
Subscribers(2)..........          200         47,361   152,022   172,472   234,914
Independent sales
 representatives in
 FlashNet's network
 marketing program(2)...          --             --      1,885     5,424     8,226

--------
(1) Earnings before interest, tax, depreciation and amortization (EBITDA) consists of net loss before extraordinary item, provisions for net interest expense/(income), income taxes, depreciation, amortization (including amortization of customer hardware) and the deemed dividend on the preferred stock. These earnings are not intended to represent cash flows from operations in accordance with generally accepted accounting principles and should not be considered as an alternative to net loss as an indicator of FlashNet's operating performance or to cash flows as a measure of liquidity. FlashNet believes that earnings before interest, tax, depreciation and amortization is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the Internet service provider industry to compare the operating performance of companies within this industry. FlashNet has elected to include these earnings in its financial presentation to provide investors with an additional measurement of its operating performance, especially in view of its continuing levels of net losses.
(2) Determined as of the end of the period.

     SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  On October 5, 1999, Prodigy acquired the BizOnThe.Net Web hosting business of U.S. Republic Communications, Inc. an indirect majority owned subsidiary of VarTec including the subscribers of the BizOnThe.Net Web hosting business. At the closing, Prodigy repaid a $9 million loan from VarTec to U.S. Republic and issued 2,840,993 shares of Prodigy common stock to U.S. Republic including 727,272 shares held in an escrow account to secure the indemnification obligations of U.S. Republic and its shareholders. Some or all of the escrowed shares will be released to U.S. Republic at various times over the two year period following the closing. In addition to the shares and amounts paid at closing, in 2001 Prodigy may be required to issue up to 727,272 additional shares, contingent on the attainment by the acquired business of set earn-out targets.

  Under accounting principles generally accepted in the United States, the acquisition of BizOnThe.Net was accounted for under the purchase method of accounting and accordingly the cost to acquire BizOnThe.Net was allocated to the assets acquired and liabilities assumed based on their respective fair values with the excess allocated to goodwill. Based on the value of the 2,840,993 shares of Prodigy common stock currently issued in connection with the BizOnThe.Net acquisition and the $9 million cash used to repay the loan, the total purchase price is approximately $58 million, including transaction costs of $829 thousand. The excess of the purchase price over the fair value of net assets acquired is approximately $50 million.

  On November 5, 1999, Prodigy agreed to acquire FlashNet Communications, Inc. In the merger, Prodigy will issue 0.35 share of Prodigy common stock for each outstanding share of FlashNet common stock. Based on the number of FlashNet shares outstanding on December 31, 1999, Prodigy will issue approximately 5,000,000 shares to complete the merger, representing approximately 7% of Prodigy's then outstanding shares. In addition, Prodigy will assume all FlashNet stock options and warrants outstanding as of the date of the merger.

  Under accounting principles generally accepted in the United States, the acquisition of FlashNet will be accounted for under the purchase method of accounting. Accordingly, the cost to acquire FlashNet will be allocated to the assets acquired and liabilities assumed based on their respective fair values, with the excess to be allocated to goodwill. The valuations and other studies required to determine the fair value of the FlashNet assets acquired and liabilities assumed have not been performed and, accordingly, the related adjustments reflected in the unaudited pro forma combined financial information are preliminary and subject to further revisions and adjustments. Based on the value of the 5,000,000 shares of Prodigy common stock to be issued in connection with the FlashNet acquisition, the total purchase price is approximately $136 million including transaction costs incurred to date of $2.2 million. The goodwill and other intangibles acquired, based on the excess of the purchase price over the net book value of net assets to be acquired, is currently estimated to be $126 million.

  On November 19, 1999, SBC and Prodigy agreed to establish a strategic relationship in which:

  . Prodigy will contribute substantially all of its assets and liabilities, and transfer its employees to a new limited partnership, called the operating partnership, that will operate Prodigy's business;

  . SBC will acquire an approximately 43% indirect interest in Prodigy upon completion of the SBC transaction and an approximate 39.5% indirect interest after the FlashNet merger;

  . SBC will contribute to the operating partnership routers, servers and associated hardware used in connection with its consumer and small business Internet operations that are selected by Prodigy;

  . SBC will contribute to the operating partnership intangible assets consisting primarily of brand assets and subscriber relationships;

  . Prodigy will be the exclusive retail Internet service marketed by SBC to consumers and small businesses;

  . SBC will purchase the Prodigy Internet service from Prodigy on wholesale terms and provide it to SBC's approximately 690,000 existing Internet subscribers;

  . SBC has committed to obtain for Prodigy 1,200,000 additional Internet subscribers over a three-year period in exchange for fees of $40 to $75 per subscriber;

  . SBC has agreed to pay Prodigy a penalty if SBC does not obtain 1,200,000 additional internet subscribers for Prodigy over the three-year period, with the size of the penalty based on the number of subscribers actually obtained by SBC;

  . SBC will have the exclusive right to market its long-distance phone service, local phone service, wireless phone services, paging services and related calling services to Prodigy's subscribers, so long as SBC's service offerings are competitive with service offerings from other providers;

  . SBC will be Prodigy's exclusive network provider so long as SBC offers its network services to Prodigy at the most favorable rates that it offers to other similar purchasers and so long as SBC's terms are competitive with those offered by other providers;

  . SBC will have the exclusive right to provide telecommunications, advertising, telecommunications e-commerce and Internet telephony applications in conjunction with the Prodigy Internet service to Prodigy's subscribers, so long as SBC's terms are competitive with those offered by other providers;

  . SBC will be the exclusive provider of electronic yellow and white pages and city guides to Prodigy's subscribers;

  . Prodigy will convert all outstanding Prodigy common stock into Prodigy Class A common stock; and

  . Prodigy will issue to an SBC subsidiary one share of Prodigy Class B common stock in consideration of $100.

  The tangible and intangible assets received in conjunction with the SBC transaction will be recorded at fair value on the date the assets are contributed. Based on the following assumptions, the fair value of the assets received has been estimated at $968.75 million:

  . SBC will receive approximately 50,000,000 partnership units, which assuming that SBC's book capital account equals its imputed capital account and that the partnership interests will be equivalent in value to the Prodigy Class A common stock, will be convertible into approximately 50,000,000 shares of Prodigy Class A common stock based on pro forma shares outstanding after giving effect to the BizOnThe.Net and FlashNet acquisitions; and

  . the value of one share of Prodigy common stock was approximately $19.38 on December 31, 1999, which when multiplied by 50,000,000 shares, results in an estimated value of $968.75 million.

For purposes of the pro forma financial information, and pending preparation of a valuation to allocate the purchase price, the tangible and intangible assets to be received have been aggregated and presented in total in the SBC Assets balance sheet caption. These assets, which are principally related to the royalty-free licenses to use the SBC trademarks, which will be amortized over the three year term of the agreement, and the routers, servers and associated hardware, which are also assumed to have a three year life. If the amortization period of any of these assets is longer than the three year period assumed for purposes of the pro forma financial information, the corresponding annual amortization expense will be decreased.

  In addition to the equity investment, SBC will purchase from Prodigy the Prodigy Internet service and resell these services to its existing 690,000 Internet service subscribers. Prodigy will charge SBC a fixed price per subscriber for its services, to be fixed as of the closing date, and will incur incremental costs associated with providing these services to SBC, principally related to Prodigy's acquisition of additional network services and customer service. Adjustments have not been made to revenue or cost of revenue included in the pro forma statement of operations to reflect the services to be provided to the existing SBC subscribers as contractual agreements have not been finalized with respect to these services.

  Additionally, the SBC agreement includes other services that Prodigy and SBC will provide to each other. Impacts to revenue and expenses associated with these services, however, cannot be estimated at this time and accordingly have not been included in the pro forma statement of operations.

  The unaudited pro forma condensed combined balance sheets give effect to the acquisition of FlashNet and the SBC transaction as if these had occurred on December 31, 1999. The acquisition of BizOnThe.Net is reflected in the historical balance sheet of Prodigy as of December 31, 1999.

  The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 give effect to the acquisition of BizOnThe.Net and FlashNet, and the SBC transaction as if these occurred on January 1, 1999 and are based on the historical results of operations of Prodigy, BizOnThe.Net and FlashNet and the amortization associated with the assets acquired in the SBC transaction. The results of BizOnThe.Net for the fourth quarter of 1999 are included in the results of operations of Prodigy for the year ended December 31, 1999.

  The unaudited pro forma condensed combined financial statements are based on the preliminary estimates and assumptions set forth in the notes to these statements that have been made solely for purposes of developing this pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results that would have been achieved had these transactions been completed as of the dates indicated or that may be achieved in the future.

  These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes and other financial information pertaining to Prodigy, BizOnThe.Net and FlashNet, including the Prodigy and FlashNet "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere in this document.

     Selected Unaudited Pro Forma Condensed Combined Financial Information

                       Prodigy, BizOnThe.Net and FlashNet
                  Condensed Combined Pro Forma Financial Data

                                                                 Twelve Months
                                                                     Ended
                                                                 December 31,
                                                                     1999
                                                                 -------------
                                                                 (In millions,
                                                                 except share
                                                                 and per share
                                                                 information)
Combined Statement of Operations Data
Revenues
  Internet and online service revenues..........................  $    200.9
  Web Hosting...................................................        19.0
  Other.........................................................        28.4
                                                                  ----------
      Total Revenues............................................       248.3
Operating costs and expenses
  Costs of revenue..............................................       126.4
  Amortization of subscriber acquisition costs..................        20.4
  Sales and marketing...........................................        92.2
  Product development...........................................        12.3
  General and administrative....................................        89.2
  Depreciation and amortization.................................        83.3
                                                                  ----------
      Total operating costs and expenses........................       423.8
                                                                  ----------
    Operating loss..............................................      (175.5)
Interest (Expense) Income, net..................................         2.4
Gain on sale of equity investment...............................         3.3
Gain on settlement of note payable..............................         1.7
Gain on settlement of note receivable...........................         0.5
                                                                  ----------
    Net loss before extraordinary item..........................  $   (167.6)
                                                                  ==========
Net loss per common share:
  Basic and diluted.............................................  $    (2.50)
                                                                  ==========
Weighted average number of common and common equivalent shares outstanding:
  Basic and diluted.............................................  67,114,152
                                                                  ==========
                                                                 December 31,
                                                                     1999
                                                                 -------------
Combined Balance Sheet Data:
Working capital deficit.........................................  $   (139.1)
Total assets....................................................       511.6
Stockholders' equity............................................       298.5

     Selected Unaudited Pro Forma Condensed Combined Financial Information

                        Prodigy, BizOnThe.Net, FlashNet
        and SBC Transaction Condensed Combined Pro Forma Financial Data

                                                             Twelve Months Ended
                                                                December 31,
                                                                    1999
                                                             -------------------
                                                                (In millions,
                                                              except share and
                                                                  per share
                                                                information)
Combined Statement of Operations Data
Revenues
 Internet and online service revenues.......................     $    200.9
 Web Hosting................................................           19.0
 Other......................................................           28.4
                                                                 ----------
     Total Revenues.........................................          248.3
Operating costs and expenses
 Costs of revenue...........................................          126.4
 Amortization of subscriber acquisition costs...............           20.4
 Sales and marketing........................................           92.2
 Product development........................................           12.3
 General and administrative.................................           89.2
 Depreciation and amortization..............................          406.2
                                                                 ----------
     Total operating costs and expenses.....................          746.7
                                                                 ----------
   Operating loss...........................................         (498.4)
Interest (Expense) Income, net..............................            2.4
Gain on sale of equity investment...........................            3.3
Gain on settlement of note payable..........................            1.7
Gain on settlement of note receivable.......................            0.5
Minority interest in net loss...............................          193.2
                                                                 ----------
   Net Loss before extraordinary item.......................     $   (297.3)
                                                                 ==========
Net loss per common share:
 Basic and diluted..........................................     $    (4.43)
                                                                 ==========
Weighted average number of common and
common equivalent shares outstanding:
 Basic and diluted..........................................     67,114,153
                                                                 ==========
                                                                December 31,
                                                                    1999
                                                             -------------------
Combined Balance Sheet Data:
Working capital deficit.....................................     $   (139.1)
Total assets................................................        1,480.3
Stockholders' equity........................................          768.0

                            MARKET PRICE INFORMATION

Prodigy Market Price Information

  Prodigy common stock has traded on the Nasdaq National Market under the symbol "PRGY" since February 11, 1999.

  The table below sets forth, for the periods indicated, the high and low sale prices of Prodigy common stock as reported on the Nasdaq National Market since February 11, 1999, the date of Prodigy's initial public offering.

                                                                   Prodigy
                                                                Common Stock
                                                              -----------------
                                                                High     Low
                                                              -------- --------
Fiscal 1999
  Quarter ended March 31, 1999............................... $ 50.625 $  20.00
  Quarter ended June 30, 1999................................ $  41.25 $21.0625
  Quarter ended September 30, 1999........................... $ 28.625 $  14.00
  Quarter ended December 31, 1999............................ $35.4375 $  16.00
Fiscal 2000
  Quarter ended March 31, 2000............................... $  25.75 $  12.00
  Quarter ending June 30, 2000 (through May 4, 2000)......... $ 13.875 $ 9.8125

  As of April 7, 2000, Prodigy had 505 record holders. Prodigy believes that there were more than 28,000 beneficial holders of its common stock at April 7, 2000.

Recent Closing Prices

  The following table sets forth the closing prices per share of Prodigy common stock as reported on the Nasdaq National Market on November 19, 1999, the last full trading day prior to the public announcement that Prodigy and SBC proposed to enter into the SBC transaction and May 4, 2000, the last full trading day for which closing prices were available at the time of the printing of this proxy statement.

                                                                        Prodigy
                                                                         Common
Date                                                                     Stock
----                                                                    --------
November 19, 1999...................................................... $ 32.125
May 4, 2000............................................................ $11.6875

Dividends

  Prodigy has never declared or paid cash dividends on Prodigy common stock. Prodigy currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Prodigy board of directors after taking into account various factors, including Prodigy's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                               THE ANNUAL MEETING

  Prodigy is furnishing this proxy statement to holders of Prodigy common stock in connection with the solicitation of proxies by the Prodigy board of directors for use at the 2000 annual meeting of Prodigy stockholders to be held on Wednesday, May 24, 2000, and any adjournment of the meeting.

  This proxy statement is first being furnished to Prodigy stockholders on or about May 5, 2000.

Date, Time and Place of Meeting

  The annual meeting will be held on Wednesday, May 24, 2000, at 11:00 a.m., local time, at the Crowne Plaza Hotel, 66 Hale Avenue, White Plains, New York 10601.

What Will Be Voted Upon

  At the annual meeting, stockholders of Prodigy will be asked to approve the SBC transaction. A vote in favor of the SBC transaction will constitute a vote in favor of each element of the SBC transaction described on pages 33 to 36 of this proxy statement.

  Prodigy stockholders will also be asked to elect six directors, approve the 1999 stock option plan, ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2000 and transact any other business that may properly come before the annual meeting or any postponements or adjournments of that meeting.

Record Date and Outstanding Shares

  Only stockholders of record of Prodigy common stock at the close of business on the April 7, 2000 record date for the annual meeting are entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, there were 64,644,561 shares of Prodigy common stock outstanding and entitled to vote, held of record by 505 stockholders. Each Prodigy stockholder is entitled to one vote for each share of Prodigy common stock held as of the record date.

Votes Required

  The affirmative vote of the holders of at least a majority of the shares of Prodigy common stock outstanding on the record date is required to approve the SBC transaction. Election of directors requires the vote of a plurality of the shares present or represented by proxy at the meeting. Approval of the 1999 stock option plan and ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2000 requires the vote of a majority of the shares present or represented by proxy at the meeting.

  Prodigy stockholder approval of the SBC transaction is required under the rules of the Nasdaq National Market, on which Prodigy's common stock is listed, because Prodigy will issue to SBC securities giving SBC an approximate 43% voting interest in Prodigy. In order to induce SBC to enter into the SBC transaction, SBC entered into a voting agreement with Carso Global Telecom and Telmex, Prodigy's principal stockholders. Pursuant to the voting agreement, each of these stockholders has agreed, without any additional consideration being paid to them, to deliver an irrevocable proxy to SBC to vote all of their shares in favor of the SBC transaction. These stockholders own, as of the record date, 41,413,111 shares of Prodigy common stock, representing approximately 64.1% of the shares of common stock outstanding. Approval of the SBC transaction by the Prodigy stockholders is therefore assured.

Quorum; Abstentions and Broker Non-Votes

  A Prodigy stockholder may abstain from voting on any proposal by returning a proxy marked "ABSTAIN" with respect to that matter.

  Under applicable rules, brokers who hold shares in street name for customers have the authority to vote on some routine proposals when they have not received instructions from the beneficial owners. Under applicable rules, these brokers are permitted to exercise their voting discretion for the election of directors and ratification of independent accountants, but are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters like the SBC transaction and the 1999 stock option plan. Thus, absent specific instructions from the beneficial owner of shares held in street name, brokers are not empowered to vote these shares with respect to the approval and adoption of the SBC transaction and the 1999 stock option plan.

  Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against approval of the SBC transaction. In addition, the required vote of the stockholders of Prodigy to approve the SBC transaction is based upon the number of outstanding shares of Prodigy common stock rather than upon the shares actually voted in person or by proxy at the annual meeting. Therefore, if the holders of any Prodigy shares fail to either submit a proxy or vote in person at the annual meeting, this failure will have the same effect as a vote against approval of the SBC transaction.

Voting and Revocation of Proxies

  The proxy accompanying this document is solicited on behalf of the Prodigy board of directors. Prodigy stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Prodigy. A number of brokerage firms and banks offer telephone and Internet voting options. If your shares are registered in street name, check the information forwarded by your bank or broker to see which options are available to you. Please see the accompanying proxy for more information.

  All properly executed proxies received by Prodigy prior to the annual meeting that are not revoked will be voted at the annual meeting in accordance with the instructions indicated on the proxies, or, if no direction is indicated, to approve the matters presented. Prodigy's board of directors does not presently intend to bring any other business before the annual meeting and, as of the date of this document, the board knows of no other matters to be brought before the annual meeting. As to any other business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting those proxies. A Prodigy stockholder who has given a proxy may revoke it at any time before it is exercised at the annual meeting by:

  . delivering to the secretary of Prodigy a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  . signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the annual meeting; or

  . attending the annual meeting and voting in person.

  However, if you elect to vote in person at the annual meeting and your shares are held by a broker, bank or other nominee, you must bring to the annual meeting a legal proxy from your broker, bank or other nominee authorizing you to vote the shares.

Solicitation of Proxies and Expenses

  The cost of solicitation of proxies will be paid for by Prodigy. In addition to solicitation by mail, brokerage houses and other custodians, nominees and fiduciaries will send beneficial owners the proxy material. Prodigy will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. Prodigy does not expect to incur any significant expenses in connection with the solicitation of proxies. We urge stockholders to submit proxies without delay.

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

Board Recommendation

  Prodigy's board of directors, on the recommendation of a special committee of directors, has unanimously approved the SBC transaction and believes that the SBC transaction is fair to, and is in the best interests of, Prodigy and its stockholders and therefore recommends that Prodigy's stockholders vote for approval of the SBC transaction.

  Prodigy's board of directors has also unanimously approved the election of the six directors named in this proxy statement, the 1999 stock option plan and the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2000, and recommends that Prodigy's stockholders vote for approval of each of these proposals.

  The matters to be considered at the annual meeting are of great importance to the stockholders of Prodigy. Accordingly, Prodigy's stockholders are urged to read and carefully consider the information presented in this document, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

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

                              THE SBC TRANSACTION

  This section describes the material terms of the SBC transaction. Prodigy stockholders should read the SBC agreements attached as Annexes to this proxy statement carefully for a more complete understanding of the SBC transaction.

Overview and Structure of the SBC Transaction

  Prodigy and SBC have agreed to establish a strategic relationship in which:

  .  SBC will acquire an approximate 43% indirect interest in Prodigy;

  . Prodigy will be the exclusive retail Internet service marketed by SBC to consumers and small businesses in the United States;

  . SBC will purchase the Prodigy Internet service from Prodigy on wholesale terms and provide it to SBC's approximately 690,000 existing Internet subscribers--the wholesale price to be paid by SBC to Prodigy for the Prodigy Internet service that SBC will resell to its existing Internet subscribers will equal SBC's average retail price as of the closing less reasonable and necessary expenses actually incurred by SBC in serving its existing Internet subscribers;

  . SBC has committed to obtain for Prodigy 1,200,000 additional Internet subscribers over a three-year period--all new subscribers obtained for Prodigy by SBC will be Prodigy subscribers;

  . Prodigy has agreed to pay SBC a fee of between $40 and $75 for each subscriber obtained by SBC;

  . SBC has agreed to pay Prodigy a penalty, under a specified formula, if SBC does not obtain 1,200,000 additional Internet subscribers for Prodigy over the three-year period, with the size of the penalty based on the number of subscribers actually obtained by SBC who pay at least one monthly bill from Prodigy--for example, the penalty will range from $165,000,000 if SBC acquires no new subscribers for Prodigy, to $105,000,000 if SBC acquires 600,000 new subscribers for Prodigy, to no penalty if SBC acquires 1,200,000 new subscribers for Prodigy;

  . SBC will have the exclusive right to market its long-distance phone service, local phone service, wireless phone services, paging services and related calling services to Prodigy's subscribers, so long as SBC's service offerings are competitive with service offerings from other providers;

  . SBC will be Prodigy's exclusive network provider so long as SBC offers its network services to Prodigy at the most favorable rates that it offers to other similar purchasers, so long as SBC's terms are competitive with those offered by other providers;

  . SBC will have the exclusive right to provide telecommunications, advertising, telecommunications e-commerce and Internet telephony applications in conjunction with the Prodigy Internet service to Prodigy's subscribers, so long as SBC's terms are competitive with those offered by other providers; and

  . SBC will be the exclusive provider of electronic yellow and white pages and city guides to Prodigy's subscribers.

  SBC's exclusive rights described in the four preceding bullet points will be subject to Prodigy's existing agreements with other providers. Prodigy currently has agreements with other providers of network, telecommunications and related services. These agreements will not be affected by the SBC's transaction. When these agreements terminate, SBC's exclusive rights described above will apply.

  In order to implement our strategic relationship with SBC:

  . Prodigy will contribute substantially all of its assets and liabilities and transfer its employees, including the asset, liabilities and employees acquired in the pending FlashNet merger, to the operating partnership;

  . SBC will contribute to the operating partnership routers, servers and associated hardware used in connection with SBC's consumer and small business Internet operations and that are selected by Prodigy because Prodigy determines that they will useful in connection with the provision of services to SBC's customers and Prodigy's customers after the closing;

  . SBC will contribute to the operating partnership intangible assets consisting primarily of royalty-free licenses to use SBC's trademarks in connection with the marketing and operation of the Prodigy Internet service and Prodigy's right to manage SBC's existing Internet customers;

  . Prodigy will receive an initial interest in the operating partnership of approximately 57%;

  . SBC will receive an initial interest in the operating partnership of approximately 43%; and

  . SBC may convert its interest in the operating partnership into a direct equity interest in Prodigy at any time, or may require the operating partnership to be merged into Prodigy at any time.

  Prodigy and SBC believe that the value of the assets to be contributed by SBC, which as disclosed in "Unaudited Pro Forma Condensed Combined Financial Information" was estimated at $968.75 million as of December 31, 1999 based on specified assumptions, is equal to the value of the interest in Prodigy to be received by SBC. Upon the liquidation of the operating partnership, the assets contributed by Prodigy and SBC will be distributed to them after payment of the operating partnership's liabilities.

  Following the SBC transaction, Prodigy will:

  . provide the Prodigy Internet service to SBC's existing Internet subscribers;

  . continue to provide the Prodigy Internet service to Prodigy's current subscribers;

  . obtain additional Prodigy Internet subscribers through SBC's marketing efforts; and

  . continue to obtain new Prodigy Internet subscribers through Prodigy's existing and new channels on a nationwide basis.

  At the closing, Prodigy will also issue to the SBC subsidiary one share of Prodigy Class B common stock in consideration of $100. Prodigy Class B common stock will be convertible at any time, on a one-for-one basis, into the same number of shares of Prodigy Class A common stock. When transferred to any person or entity not affiliated with SBC, Prodigy Class B common stock will automatically convert into Prodigy Class A common stock. Only one share of Class B common stock will be authorized for issuance, and Prodigy does not anticipate issuing any additional shares of Class B common stock to SBC or anyone else.

  As part of its strategic relationship with SBC, Prodigy will also amend its certificate of incorporation and by-laws to implement the following corporate governance arrangements:

  .  SBC will have the right to appoint three Prodigy directors;

  . Carso Global Telecom and Telmex, Prodigy's current principal stockholders, will have the right to appoint three Prodigy directors;

  . Prodigy's other three directors will be its chief executive officer and two independent directors;

  . Prodigy's board will establish a new executive steering committee, which must approve all major corporate actions prior to being submitted to the board for consideration; and

  . SBC will have the right to appoint two members of the executive steering committee and Carso Global Telecom an Telmex will have the right to appoint the other two members of the executive steering committee.

  The agreements between Prodigy and SBC establishing the strategic relationship are summarized in the section entitled "Agreements With SBC." The amendments to Prodigy's certificate of incorporation and by-laws are described in the sections entitled "Restated Certificate of Incorporation" and "Amended and Restated By-Laws."

  The structure of the SBC transaction is depicted below:


  As a result of the SBC transaction:

  .  Prodigy will be a holding company;

  . Prodigy's sole assets will consist of the approximate 57% interest in the operating partnership and rights under stock-related agreements and plans;

  . Prodigy's sole business will be to act as the general partner of the operating partnership; and

  . Prodigy will become an affiliate of SBC and will become subject to the restrictions imposed on affiliates of Bell operating companies under the federal Communications Act.

  Prodigy common stock owned by Prodigy's current stockholders will automatically convert into Prodigy Class A common stock. Prodigy Class A common stock will be listed on the Nasdaq National Market and will be freely tradeable to the same extent as the Prodigy common stock was. Holders of Prodigy Class A common stock will generally have rights identical to holders of Prodigy Class B common stock, except that:

  . each holder of Prodigy Class A common stock will be entitled to one vote per share; and

  . the SBC subsidiary that holds Prodigy Class B common stock will be entitled to one vote for each share of Prodigy Class B common stock held by it and one vote for each unit in the operating partnership not held by Prodigy.

  SBC, as the owner of Prodigy Class B common stock, will have the right to directly elect three of Prodigy's nine directors. Otherwise, holders of Prodigy Class A common stock and Prodigy Class B common stock generally will vote together as a single class on all matters, including the election of the directors who are not elected directly by SBC. Pursuant to a voting agreement, SBC has agreed to vote in favor of the election of up to three nominees to the Prodigy board of directors designated by Carso Global Telecom and Telmex. In order to give SBC the flexibility to combine its voting interest in Prodigy and its economic interest in the operating partnership, SBC will have the right to approve a merger of the operating partnership into Prodigy by a vote of at least 75% of Prodigy Class B common stock. No vote of the holders of Prodigy Class A common stock for this merger would be required because it would have no effect on the economic or voting interests of Prodigy's stockholders.

  Prodigy will establish an executive steering committee of the board of directors of Prodigy. The executive steering committee will consist of four members, two of whom will be selected by the Class B directors elected by SBC and two of whom will be selected by the Class A directors designated by Telmex and Carso Global Telecom. The purpose of the executive steering committee will be to evaluate all major corporate actions of Prodigy, the operating partnership and any other subsidiary of Prodigy, such as mergers, acquisitions and capital expenditures or borrowings in excess of $20,000,000. Major corporate actions will require the unanimous approval of the executive steering committee prior to being submitted of the board of directors of Prodigy for its approval.

  As the sole general partner of the operating partnership, Prodigy will have unilateral control over all of the affairs and decision making of the operating partnership, subject to the approval of the SBC subsidiary as to:

  .  admitting new limited partners;

  .  requiring additional capital contributions;

  .  making distributions;

  .  instituting any bankruptcy proceedings; or

  .  dissolving the operating partnership.

  As the sole general partner, Prodigy, acting through its executive steering committee, board of directors and officers, will be responsible for nearly all operational and administrative decisions of the operating partnership and the day-to-day management of the operating partnership's business. Prodigy cannot be removed as the sole general partner of the operating partnership, and the operating partnership cannot be dissolved without Prodigy's approval. The circumstances under which Prodigy may withdraw as general partner from the operating partnership or under which the operating partnership can be dissolved are described under "Agreements With SBC--Limited Partnership Agreement."

  Upon issuance of the units and Prodigy Class B common stock to the SBC subsidiary, the number of units owned by Prodigy will equal the number of shares of outstanding Prodigy Class A common stock. The partnership agreement requires that each time Prodigy issues shares of Prodigy Class A common stock the operating partnership must issue an equal number of units to Prodigy in exchange for the net proceeds received by Prodigy from the issuance of Prodigy Class A common stock. This means that Prodigy can increase its percentage ownership of the operating partnership by issuing additional Class A common stock, although unanimous approval of Prodigy's executive steering committee, including the members appointed by SBC, will be required for Prodigy to issue additional Class A common stock. The number of units owned by Prodigy is intended to equal the number of shares of outstanding Prodigy Class A common stock at all times following the closing.

Background of the SBC Transaction

  Prodigy's current principal stockholders are Carso Global Telecom and Telmex. Carlos Slim Helu controls Prodigy and Carso Global Telecom and is a director of SBC. Carso Global Telecom controls Telmex, and SBC owns an equity interest of approximately 8.9% in Telemex. As a result of these relationships, Carso Global

Telecom and SBC have in the past explored and entered into various strategic relationships and joint ventures. As early as the summer of 1998, SBC and Prodigy held discussions to determine whether their Internet strategies were sufficiently aligned to make discussions concerning acquisitions, alliances or other business combinations worthwhile. Prior to these discussions, there was no direct relationship between SBC and Prodigy. Those discussions were unsuccessful and were discontinued.

  In February 1999, following completion of its initial public offering, Prodigy began to focus on the need to increase its subscriber base and to develop a national high speed service offering. As a result, Prodigy explored various potential acquisition transactions with several national and regional Internet service providers, and conducted detailed discussion with two companies in addition to SBC. These discussions included a wide range of possible transactions, but none of these discussions resulted in any agreement on transaction terms or reached the point of negotiation of definitive documentation.

  On February 24, 1999, Samer F. Salameh, chairman of the board and chief executive officer of Prodigy, and Andrea S. Hirsch, executive vice president of business development and general counsel of Prodigy, met in Mexico City with Steve McGaw, managing director--corporate development of SBC, Dave Shanberg, then director--corporate development of SBC, and John Beans, director, business development of Pacific Telesis Shared Services, to discuss each company's strategic plans and to determine whether their interests were sufficiently aligned to make further discussions worthwhile. Based on these preliminary discussions, Prodigy believed that a relationship with SBC would provide many of the attributes that management had identified as key elements to Prodigy's continued growth. Specifically, Prodigy believed that a combination of the Internet businesses of Prodigy and SBC would immediately give Prodigy benefits of scale and would provide Prodigy with a significant new marketing and distribution channel. In addition, SBC's plans to expand its high speed Internet access offering convinced Prodigy to continue its discussions with SBC.

  During March and April 1999, SBC and Prodigy conducted due diligence reviews and exchanged further information about Prodigy and SBC. During a series of conference calls, representatives of each company discussed network infrastructure, data centers, customer service operations, product development capabilities and marketing and sales. During that time frame, the parties continued to discuss proposed structures for a transaction.

  On April 20, 1999, David R. Henkel, then chief financial officer of Prodigy, Ms. Hirsch, Tom Brennan, then vice president of business development of Prodigy, a representative of Hale and Dorr LLP, Prodigy's outside counsel, Dave Shanberg, Tom Giltner, a representative of Sullivan and Cromwell, counsel for SBC, and representatives of Bear Stearns and Goldman Sachs met at Bear Stearns' offices to discuss potential structures for the transaction. No agreement was reached at the meeting as to any of the issues discussed.

  On May 11, 1999, Messrs. Salameh, Henkel and Shanberg, Ms. Hirsch and representatives from Bear Stearns, who was at that time informally advising Prodigy in connection with a potential transaction, and Goldman Sachs, financial adviser to SBC, met at SBC's offices in San Antonio. At this meeting, the parties discussed potential structures for a transaction. It was suggested that SBC and Prodigy each retain their existing subscriber base but form a new entity into which future subscribers would be contributed. Prodigy also would contribute its existing assets to the new entity. The attendees also discussed the methodology for valuing Prodigy's hosting business and issues relating to control of the joint venture, marketing commitments from SBC and branding strategy. No agreement was reached on the issues addressed during the meeting, and following several subsequent conversations, with no acceptable resolution, negotiations were suspended.

  In late June, Prodigy formally engaged Bear Stearns as its financial advisor. Throughout the third quarter of 1999, Prodigy engaged in discussions with several other major Internet service providers regarding potential business combinations and other strategic alternatives. These discussions did not result in any agreements and were discontinued.

  On September 17, 1999, Mr. Salameh and Ms. Hirsch met with Messrs. McGaw and Shanberg in San Antonio to review a proposed term sheet for the transaction.

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

  At a meeting of Prodigy's board of directors held on September 23, 1999, Prodigy's management reviewed with the board a term sheet for the SBC transaction and discussed the proposed transaction structure, governance arrangements, regulatory issues, exclusivity and marketing arrangements, required approvals and other aspects of the transaction. The board discussed the strategic and other benefits of the SBC transaction to Prodigy, citing the increased subscriber base, access to new marketing channels and the ability to leverage SBC's commitment to high speed Internet access. The board also discussed the potential risks of the SBC transaction, questioning whether an alliance with SBC might impede future transactions and voicing concern that the transaction structure might not be understood by stockholders.

  During the course of the discussion, James R. Adams, a director of Prodigy and a former officer of SBC, indicated that he did not consider himself independent of SBC because he held stock in and received a pension from SBC. As a result, Prodigy's board of directors established a special committee, consisting of Mr. Salameh, Alfredo Sanchez, Arturo Elias, James M. Nakfoor and Russell I. Pillar, with full authority to consider and make a recommendation to the full board of directors regarding the proposed SBC transaction. These directors were selected for the special committee because they did not have a direct financial interest in SBC. The interests of the executive officers and directors in the SBC transaction, and the preexisting business relationships among Prodigy, Prodigy's principal stockholders and SBC, are described below under "Interests of Executive Officers, Directors and Principal Stockholders of Prodigy in the SBC Transaction." At the September 23 meeting the board discussed these preexisting business relationships and believed that because the members of the special committee did not hold direct financial interests in SBC they would be sufficiently independent of SBC to be able to make an arms'- length determination of the merits of any proposed transaction with SBC. Based upon the instructions of the special committee, Prodigy's management continued to negotiate the terms of the transaction with SBC over the next three weeks.

  On September 24, 1999, representatives of Prodigy and SBC met at a follow up meeting in Houston. At the meeting the parties continued their discussions concerning operational control of the operating partnership, minimum subscriber contributions from SBC and bounties and penalties relating to the subscriber commitments. The parties continued to negotiate the principal terms of the transaction as contained in the term sheet over the next few weeks. During this time period, SBC and Prodigy renewed due diligence and exchanged further information concerning operations.

  At a meeting held on October 20, 1999, the special committee further considered the proposed SBC transaction. The special committee reviewed various materials and discussed the underlying valuation principles, the exclusivity and marketing arrangements, the proposed governance arrangements, the creation of the executive steering committee and the termination provisions of the proposed agreements. The special committee instructed management to continue to negotiate the terms of the transaction with SBC, citing specific concerns relating to the bounties payable to SBC in connection with new subscriber acquisitions, the minimum number of subscribers required to be delivered by SBC to Prodigy in each year and penalties for failing to deliver these minimums and the degree of control that SBC would be able to exercise over the operating partnership.

  From October 20 through November 19, 1999, in a series of conference calls, representatives of SBC and Prodigy continued to negotiate the terms of the definitive agreements.

  At a meeting held on November 19, 1999, the special committee further considered the proposed SBC transaction. The special committee reviewed additional materials prepared by Prodigy's management and by Bear Stearns. Representatives of Bear Stearns made a detailed presentation to the special committee, as summarized below under "Opinion of Prodigy's Financial Advisor." At the conclusion of their presentation, representatives of Bear Stearns stated Bear Stearns' opinion that, as of November 19, 1999, the consideration to be issued by Prodigy to SBC in the SBC transaction was fair, from a financial point of view, to Prodigy. The special committee then recommended approval of the SBC transaction to the full board of directors.

  The opinion of Bear Stearns will not be updated to the time of closing. In making its recommendation, the special committee was satisfied that the fairness opinion of Bear Stearns would not be updated to the time of

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

closing because the special committee recognized that negotiation of the terms of the transaction was based on information then known by the parties and that the relative values of the securities and assets to be exchanged could fluctuate over time.

  On April 19, 2000, Prodigy and SBC amended the investment agreement to extend the closing deadline from May 19, 2000 to June 1, 2000.

Prodigy's Reasons for the SBC Transaction; Recommendation of the Board of Directors

  Based on the recommendation of the special committee, the Prodigy board of directors has unanimously concluded that the SBC transaction is fair to, and in the best interests of, Prodigy and its stockholders and recommends that the Prodigy stockholders approve the SBC transaction.

  The recommendation of the special committee to the full board of directors, and the recommendation of the board of directors to stockholders, was based on several potential benefits of the SBC transaction that the special committee believed would contribute to the success of Prodigy. These potential benefits include:

  . Prodigy's belief that broadband access will come to dominate the Internet access market because of its speed, reliability and ease of use and that digital subscriber line, or DSL, telephone service is emerging as one of the broadband technologies of choice. As a result of SBC's announced $6 billion investment in its broadband network and its approximately 690,000 existing subscribers with dial-up integrated services digital network, or ISDN, telephone service and basic DSL Internet access, the SBC transaction would make Prodigy the leading DSL broadband Internet service provider in the United States.

  . The ability to gain exclusive access to SBC's extensive marketing and distribution channels covering approximately 77,000,000 U.S. consumers.

  . Prodigy would have the opportunity to market its bilingual Prodigy en Espanol service to a greater percentage of the U.S. Hispanic population as the result of SBC's local presence in nine of the top 10 U.S. Hispanic population centers, covering more than 60% of the U.S. Hispanic population.

  The special committee reviewed a number of factors in evaluating the SBC transaction, including the following:

  . information concerning the respective businesses, prospects, strategic business plans, financial performance and condition, results of operations, technology positions, management and competitive positions of Prodigy and SBC's consumer and small business Internet operations, which information confirmed Prodigy's management belief that the size of SBC's existing subscriber base of dial up and high speed access customer base and continued commitment to high speed access would bolster Prodigy's ability to compete effectively in the current industry environment;

  . results of the due diligence investigation conducted by Prodigy's management, financial advisors and legal advisors;

  . Prodigy management's view that integrating SBC's Internet assets into Prodigy's operations would enable Prodigy to benefit from additional economies of scale in customer service, network and other areas of operation;

  . current financial market conditions and historical stock market prices, volatility and trading information, which information was used to evaluate comparable historical trends in valuations of other Internet service providers;

  . the impact of the SBC transaction on the customers and employees of Prodigy--the Board concluded that the transaction was likely to have no impact on employees or the basic service provided to Prodigy subscribers, but that subscribers would benefit from new telecommunications and related services that SBC would offer to Prodigy's subscribers; and

  . the opinion of Bear Stearns that, as of November 19, 1999, the consideration to be issued by Prodigy in the SBC transaction was, from a financial point of view, fair to Prodigy.

  During the course of its deliberations concerning the SBC transaction, the special committee also identified and considered a variety of potentially negative factors that could materialize as a result of the SBC transaction, including the following:

  . the risk that the potential benefits sought in the SBC transaction might not be fully realized;

  .  the possibility that the SBC transaction might not be consummated;

  . the possibility that the public announcement of the SBC transaction could cause some of SBC's Internet subscribers to terminate their service and thus not contribute to the anticipated financial benefits to Prodigy;

  . the risk that the requirement that the executive steering committee approve all major corporate actions before submitting them for approval by the board of directors could give the full board of directors less control over aspects of Prodigy's business, such as its business plan;

  . the possibility that the creation and authority of the executive steering committee could decrease the willingness of some potential directors to serve on Prodigy's board of directors; and

  . the risks associated with obtaining the necessary approvals required to complete the SBC transaction.

  The special committee concluded that the potential benefits to be gained by the SBC transaction outweighed these factors. In view of the wide variety of factors, both positive and negative, considered by the special committee, the directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors discussed above.

  For the reasons discussed above, Prodigy's board of directors has unanimously approved the SBC transaction and has determined that the SBC transaction is advisable and fair to, and in the best interests of, Prodigy and its stockholders and unanimously recommends that the Prodigy stockholders vote for approval of the SBC transaction.

Opinion of Prodigy's Financial Advisor

  Prodigy retained Bear Stearns to act as its financial advisor in connection with the SBC transaction. Bear Stearns delivered its written opinion, dated November 19, 1999, to the Prodigy board of directors to the effect that the consideration to be issued by Prodigy to SBC in the SBC transaction was fair, from a financial point of view, to Prodigy.

  The full text of the Bear Stearns opinion is attached as Annex A to this proxy statement. Holders of Prodigy common stock are urged to read the Bear Stearns opinion carefully, especially with regard to the assumptions made and matters considered by Bear Stearns, as well as the limitations on the information considered and analysis presented.

  The Bear Stearns opinion, intended for the benefit and use of the Prodigy board of directors, did not constitute a recommendation to the Prodigy board of directors in connection with the SBC transaction and does not constitute a recommendation to any holder of Prodigy common stock as to how to vote in connection with the SBC transaction. Bear Stearns did not express any opinion as to Prodigy's underlying business decision to pursue the SBC transaction or the price or range of prices at which Prodigy common stock may trade subsequent to the announcement of the SBC transaction or the price or range of prices at which the shares of Prodigy Class A common stock may trade subsequent to the consummation of the SBC transaction.

  The amount and form of the consideration and the terms of the SBC transaction were determined by negotiations between Prodigy and SBC and were not based on any recommendation by Bear Stearns. Prodigy did not impose any limitations on Bear Stearns with respect to the investigation made or the procedures followed by Bear Stearns in rendering its opinion.

  In arriving at its opinion, Bear Stearns, among other things:

  . reviewed drafts in substantially final form of each of the agreements with respect to the SBC transaction (other than the registration rights agreement) summarized below under "Agreements with SBC";

  .   reviewed Prodigy's recent filings with the Securities and Exchange
      Commission;

  . reviewed unaudited operating and financial information relating to SBC's consumer and small business Internet operations for the year ended December 31, 1998 and monthly periods ended September 30, 1999;

  . reviewed operating and financial information relating to Prodigy's business and prospects on a stand-alone basis, including projections, prepared and provided to Bear Stearns by Prodigy management;

  . reviewed operating and financial information relating to Prodigy's business and prospects as adjusted to reflect the pro forma effects of the SBC transaction, including projections, prepared and provided to Bear Stearns by Prodigy's management;

  . reviewed estimates of revenue enhancements, cost savings and other combination benefits expected to result from the SBC transaction, prepared and provided to Bear Stearns by Prodigy's management;

  . reviewed projected SBC Internet subscriber data supplied by SBC and incorporated by Prodigy's management in its projections;

  . discussed Prodigy's business, operations, historical and projected financial results and future prospects with members of Prodigy's senior management;

  . discussed the business, operations, historical financial results and future prospects of SBC's consumer and small business Internet operations with SBC's senior management;

  . reviewed the historical prices, trading multiples and trading volumes of shares of Prodigy common stock;

  . reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Prodigy;

  . performed discounted cash flow analyses based on the stand-alone Prodigy projections and the pro forma Prodigy projections, both including and excluding the estimated combination benefits expected to result from the SBC transaction;

  . reviewed the pro forma financial condition and capitalization of Prodigy giving effect to the SBC transaction; and

  . conducted other studies, analyses, inquiries and investigations which Bear Stearns deemed appropriate.

  Other than as described herein, Bear Stearns was not provided with, nor was it asked to obtain, any financial forecasts, estimates, projections, pro forma financial effects and calculations of cost savings or synergies.

  Bear Stearns relied upon and assumed, with the consent of Prodigy and without independent verification, the accuracy and completeness of the financial and other information provided to Bear Stearns by Prodigy. With respect to the Prodigy projections and the estimated combination benefits that could be achieved upon consummation of the SBC transaction, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Prodigy as to the expected future performance of Prodigy on a stand-alone basis and after giving pro forma effect to the SBC transaction. Bear Stearns did not assume any responsibility for the independent verification or assessment of any of this information, and Bear Stearns further relied upon the assurances of the senior management of Prodigy that they were unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. In addition, Bear Stearns did not make or receive any independent evaluation or appraisal of the assets or liabilities of Prodigy or SBC's consumer and small business Internet operations, nor was Bear Stearns furnished with any evaluation or appraisal.

  In rendering its opinion, Bear Stearns assumed, at the direction of Prodigy, renewals of the strategic and marketing agreement on substantially the same terms as are in effect during the strategic and marketing agreement's initial three-year term. Bear Stearns further assumed that:

  .  the SBC transaction will not be taxable to Prodigy or SBC;

  . Prodigy and SBC will comply with all the material terms and conditions of the SBC transaction documents and all applicable laws and regulations; and

  . the SBC transaction will be consummated in accordance with its terms, Prodigy will consolidate the operating partnership and minority interest treatment will be accorded to SBC's stake in the operating partnership.

  In arriving at its opinion, Bear Stearns did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing fairness opinions and on then existing economic, monetary, market and other conditions as to the significance of each analysis and factor. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. In its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Prodigy, SBC or Bear Stearns. Any assumed estimates implicitly contained in Bear Stearns' opinion or relied upon by it in rendering its opinion, are not necessarily reflective of actual values or predictive of future results or values. Any estimates relating to the value of a business or securities do not purport to be appraisals or necessarily reflect the prices at which companies or securities may actually be sold.

  Bear Stearns is an internationally recognized investment banking firm which, as part of its investment banking business, regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Prodigy board of directors selected Bear Stearns on the basis of its experience and independence. Bear Stearns has previously rendered investment banking and financial advisory services to Prodigy in connection with the initial public offering of Prodigy common stock for which underwriting discounts and commissions of approximately $2.2 million were received. Bear Stearns also served as Prodigy's financial advisor for the acquisition of BizOnThe.Net, for which compensation of $660,000 plus expenses was paid, and Prodigy's pending acquisition of FlashNet, for which Bear Stearns will receive a success fee of approximately $865,000 plus expenses upon consummation of the transaction. In addition, Bear Stearns has received $400,000 to date, which will be credited against a success fee of $2,000,000 plus expenses upon consummation of the SBC transaction. Bear Stearns also advised Prodigy on a financing arrangement for which it will receive approximately $250,000, primarily representing reimbursement of Bear Stearns' legal expenses. In the ordinary course of its business, Bear Stearns may actively trade the equity and debt securities of Prodigy for its own account or for accounts of its customers and, accordingly, Bear Stearns may at any time hold a long or short position in these securities. There have been no other material relationships between Prodigy and Bear Stearns during the past two years.

  Pursuant to the terms of the engagement letter between Prodigy and Bear Stearns dated June 29, 1999, as confirmed on October 15, 1999, Prodigy agreed to pay to Bear Stearns:

  .  a success fee of $2,000,000 upon consummation of the SBC transaction;
     and

  . upon the earlier of the execution by Prodigy and SBC of a definitive agreement and the rendering by Bear Stearns of a fairness opinion, from a financial point of view, of the consideration to be issued to SBC in the SBC transaction, a cash fee of $400,000, which would be credited against the success fee.

  In addition, Prodigy has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by it in connection with the SBC transaction, including reasonable fees and disbursements of its legal counsel. Prodigy has also agreed to indemnify Bear Stearns against specific liabilities in connection with its engagement, including liabilities under the federal securities laws.

 Summary of Analyses

  The following is a summary of the material valuation, financial and comparative analyses performed by Bear Stearns in arriving at its opinion. Bear Stearns based its analysis of the SBC transaction on three distinct methodologies:

  .  discounted cash flow;

  .  relative contribution; and

  . value creation based on multiples of Prodigy's projected pro forma revenues, on the one hand, and Prodigy's current stand-alone trading multiple and the trading multiples of four other Internet service provider companies, on the other hand.

  Bear Stearns applied each of these methodologies to three principal pro forma projection scenarios based on the additional subscribers resulting from the strategic and marketing agreement, both before and after giving effect to the projected combination benefits resulting from the SBC transaction, as summarized below.

  Additional Subscribers. At all stages of its analysis of the SBC transaction, Bear Stearns took into account the additional subscription revenue that Prodigy expects to generate as a result of the greater number of subscribers managed by Prodigy pursuant to the strategic and marketing agreement. In Prodigy management's view, this revenue is unrelated to the projected combination benefits resulting from the SBC transaction, as described under "Projected Combination Benefits" immediately below. Bear Stearns assumed that Prodigy would realize the additional subscription revenue whether or not it realized the additional non-subscription revenue and other projected combination benefits resulting from the SBC transaction.

  Projected Combination Benefits. Aside from the additional subscription revenue resulting from the strategic and marketing agreement, Prodigy's management projected that additional non-subscription revenue and other revenue enhancements and cost savings would result from the combination of Prodigy and SBC's consumer and small business Internet operations. The principal projected combination benefits resulting from the SBC transaction, as prepared and provided to Bear Stearns by Prodigy's management, were:

  . enhanced growth in Prodigy's subscriber base of 4.3%, 6.6%, 9.1%, 11.8% and 13.6% in years 2000 to 2004, respectively, based on assumed greater brand name recognition as a result of Prodigy's affiliation with SBC;

  . additional non-subscription revenue of $.50 to $1.00 per subscriber per month from advertising and e-commerce as a result of the greater number of subscribers managed by Prodigy and the addition of subscribers with high speed Internet access; and

  . cost savings of $.25 to $.50 per subscriber per month, primarily consisting of lower network costs and customer service costs due to assumed purchasing economies.

  As a result of the foregoing, Prodigy estimated that its earnings before interest, taxes, depreciation and amortization would be enhanced by 58.8%, 33.3%, 33.3% and 33.5% in years 2001 to 2004, respectively. Investors are cautioned that Prodigy cannot assure that these synergies will be achieved.

  Pro Forma Projection Scenarios. Bear Stearns focused on the following three principal pro forma scenarios:

  . A base case scenario, which reflected Prodigy management's base forecast for subscriber growth. Prodigy's management believed the base case represented the most likely outcome of future operating results from the transaction.

  . An upside case scenario, which assumed a 25% increase in gross subscriber additions to the base case.

  . A minimum subscriber case scenario, which Prodigy's management believed represented the least likely of the three scenarios, and which assumed the minimum number of new subscribers required to be delivered to Prodigy under the strategic and marketing agreement.

  Each of the three principal pro forma projection scenarios was analyzed assuming renewals of the strategic and marketing agreement on substantially the same terms as are in effect during its initial three-year term.

  Bear Stearns also analyzed the base case, upside case, minimum subscriber case and a fourth scenario, the no new subscriber case, assuming termination of the strategic and marketing agreement after its initial three-year term. The no new subscriber case assumed the contribution of no new subscribers to the pro forma company which would require SBC to pay to Prodigy a maximum penalty after three years of $165,000,000. However, Prodigy management advised Bear Stearns that the scenarios based on termination of the strategic and marketing agreement represented, in management's view, low probability outcomes of the SBC transaction.

  Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow analysis on the after-tax cash flows of Prodigy on a stand-alone basis and on a pro forma basis giving effect to the SBC transaction. The pro forma analysis was based on the additional subscribers resulting from the strategic and marketing agreement, both before and after giving effect to the projected combination benefits resulting from the SBC transaction. After-tax cash flows for the five-year period beginning January 1, 2000 and ending on December 31, 2004 were calculated as after-tax earnings before depreciation and amortization less changes in working capital and capital expenditures.

  Bear Stearns calculated a terminal value for Prodigy on a stand-alone basis by applying a range of multiples of 18.0x to 22.0x to projected earnings before interest, taxes, depreciation and amortization in 2004. This range of multiples was selected based on comparisons of multiples for selected Internet-related companies with growth rates generally similar to Prodigy's at the end of the projected period and on Bear Stearns' general experience in valuing companies. In addition, Bear Stearns compared the expected perpetual growth rates in after-tax cash flow with those implied by the selected multiples.

  Terminal values for the three principal projection scenarios, assuming in each case renewals of the strategic and marketing agreement, were first calculated by applying a range of multiples of 18.0x to 22.0x to projected earnings before interest, taxes, depreciation and amortization in 2004. An expanded multiple range of 23.0x to 27.0x was also applied to Prodigy's projected earnings before interest, taxes, depreciation and amortization in 2004 under the base case, upside case and minimum subscriber case, to reflect the greater growth rates and future prospects projected by Prodigy management for the pro forma company as compared to the projected growth rates and future prospects for Prodigy on a stand-alone basis. These multiple ranges were selected based on comparisons of multiples for selected Internet-related companies with growth rates generally similar to Prodigy's and the growth rate of SBC's consumer and small business Internet operations at the end of the projected period and on Bear Stearns' general experience in valuing companies. In addition, Bear Stearns compared the expected perpetual growth rates in after-tax cash flow with those implied by the selected multiples.

  With respect to each of the three principal scenarios based on a termination of the strategic and marketing agreement after its initial three-year term, Bear Stearns divided its terminal valuation analysis into two parts. Bear Stearns first divided Prodigy's projected earnings before interest, taxes, depreciation and amortization in 2004 on a pro forma basis into Prodigy and SBC Internet portions based on their relative contributions of projected subscribers to the pro forma combined company as of the end of year 2004. Bear Stearns then valued Prodigy's projected earnings before interest, taxes, depreciation and amortization using the multiple range of 18.0x to 22.0x. Bear Stearns did not apply any terminal value to the projected earnings before interest, taxes, depreciation and amortization of SBC's consumer and small business Internet operations. Instead, earnings before interest, taxes, depreciation and amortization were projected beyond 2004 based on monthly rates of subscriber turnover and assuming constant earnings before interest, taxes, depreciation and amortization per subscriber. Bear Stearns then calculated the present value of this declining cash flow stream.

  With respect to all projection scenarios, weighted average costs of capital ranging from 14.0% to 18.0% were chosen based on an analysis of Prodigy's stand-alone weighted average cost of capital and comparisons of discount rates for selected Internet-related companies with growth rates similar to Prodigy's and SBC consumer and small business Internet operations' at the end of year 2004 and on several assumptions regarding factors such as the inflation rate, interest rates and the inherent business risk of the combined company.

  The discounted cash flow analysis of Prodigy on a stand-alone basis generated per share equity values ranging from a low of $31.01 per share, assuming an 18.0x multiple and an 18.0% weighted average cost of capital, to a midpoint of $37.06 per share, assuming a 20.0x multiple and a 16.0% weighted average cost of capital, to a high of $44.01 per share, assuming a 22.0x multiple and a 14.0% weighted average cost of capital.

  The discounted cash flow analysis of Prodigy on a pro forma basis generated a range of per share equity values specific to each of the scenarios analyzed by Bear Stearns. The following tables show for each scenario the applicable low, midpoint and high equity values per share as compared to the per share equity values for Prodigy on a stand-alone basis, both without giving effect to the projected combination benefits from the SBC transaction (Table A) and after giving effect to the projected combination benefits from the SBC transaction (Table B). The pro forma values for cases without an expanded multiple range assumed the same multiples and weighted average costs of capital as were applied to the discounted cash flow analysis of Prodigy on a stand-alone basis. The pro forma values for cases with an expanded multiple range assumed: for each of the low values, a multiple of 23.0x; for each of the midpoint values, a multiple of 25.0x; and, for each of the high values, a multiple of 27.0x. The pro forma multiple expansion values also assumed the same weighted average costs of capital as were applied to the discounted cash flow analysis of Prodigy on a stand-alone basis. Both tables also show the percentage premium or discount of the midpoint per share equity value for Prodigy on a pro forma basis, under each of the forma projection scenarios analyzed by Bear Sterns, to the midpoint per share value for Prodigy on a stand-alone basis.

  A. Stand-Alone and Pro Forma Discounted Cash Flow Values Assuming Additional Subscribers Resulting from the Strategic and Marketing Agreement:

                                           Assuming Renewal of the Prodigy--SBC
                                            Strategic and Marketing Agreement
                                           ------------------------------------
                           Before
                        Strategic and                                                     Assuming Strategic and
                          Marketing                           Illustrative Multiple         Marketing Agreement
                          Agreement    No Multiple Expansion        Expansion            Termination After 3 Years
                       --------------- ---------------------- ---------------------- ---------------------------------
                         Stand-Alone                                          Min.
                       Discounted Cash                 Min.                 Subscri-                   Min.    No New
                       Flow Value Per   Base  Upside Subscri-  Base  Upside   ber     Base   Upside  Subscri- Subscri-
                            Share       Case   Case  ber Case  Case   Case    Case    Case    Case   ber Case ber Case
                       --------------- ------ ------ -------- ------ ------ -------- ------- ------- -------- --------
High..................     $44.01      $60.93 $70.02  $35.72  $73.74 $84.78  $43.07   $36.00  $38.22  $29.27   $27.28
Midpoint..............     $37.06      $51.26 $58.89  $30.13  $63.00 $72.41  $36.87   $30.53  $32.44  $24.76   $23.11
Low...................     $31.01      $42.84 $49.19  $25.26  $53.62 $61.61  $31.45   $25.76  $27.41  $20.83   $19.46
Premium/(discount) To
 midpoint stand-alone
 value ($37.06).......       --        38.3%  58.9%  (18.7)%  70.0%  95.4%   (0.5)%  (17.6)% (12.5)% (33.2)%  (37.6)%

  Taking into account the additional subscribers resulting from the strategic and marketing agreement, as described on page 43, Bear Stearns noted the following with respect to its discounted cash flow analysis:

  . the midpoint per share values for Prodigy in the base case ($51.26, assuming a 20.0x multiple, and $63.00, assuming a 25.0x expanded multiple) and upside case ($58.89, assuming a 20.0x multiple, and $72.41, assuming a 25.0x expanded multiple) compared favorably to the midpoint per share value for Prodigy on a stand-alone basis ($37.06); and

  . the comparisons were unfavorable in the minimum subscriber case ($30.13, assuming a 20.0x multiple, and $36.87, assuming a 25.0x expanded multiple) and in all cases if renewals of the strategic and marketing agreement between Prodigy and SBC were not assumed.

  B. Stand-Alone and Pro Forma Discounted Cash Flow Values Assuming Additional Subcribers and Projected Combination Benefits Resulting from the SBC
                                  Transaction:

                                            Assuming Renewal of the Prodigy--SBC
                                             Strategic and Marketing Agreement
                                            ------------------------------------
                            Before
                         Strategic and                                                  Assuming Strategic and
                           Marketing                           Illustrative Multiple     Marketing Agreement
                           Agreement    No Multiple Expansion        Expansion        Termination After 3 Years
                        --------------- ---------------------- ---------------------- ---------------------------
                          Stand-alone
                        Discounted Cash                 Min.                   Min.                      Min.
                        Flow Value Per   Base  Upside Subscri-  Base  Upside Subscri-   Base   Upside  Subscri-
                             Share       Case   Case  ber Case  Case   Case  ber Case   Case    Case   ber Case
                        --------------- ------ ------ -------- ------ ------ -------- -------- ------------------
High...................     $44.01      $69.81 $79.96  $43.32  $84.47 $96.79  $52.28    $38.29  $40.59   $31.47
Midpoint...............     $37.06      $58.74 $67.26  $36.52  $72.18 $82.69  $44.73    $32.49  $34.49   $26.63
Low....................     $31.01      $49.10 $56.21  $30.60  $61.44 $70.37  $38.14    $27.44  $29.17   $22.42
Premium/ (discount) To
 midpoint stand-alone
 value ($37.06)........       --        58.5%  81.5%   (1.5)%  94.8%  123.1%  20.7%   (12.3)%  (6.9)%   (28.1)%

  After giving effect to the projected combination benefits from the SBC transaction, as described on page 43, and taking into account the additional subscribers resulting from the strategic and marketing agreement, as described on page 43, Bear Stearns noted the following with respect to its discounted cash flow analysis:

  . the midpoint per share value for Prodigy in the base case ($58.74, assuming a 20.0x multiple, and $72.18, assuming a 25.0x expanded multiple), upside case ($67.26, assuming a 20.0x multiple, and $82.69, assuming an expanded 25.0x multiple) and, assuming an expanded 25.0x multiple, the minimum subscriber case ($44.73), compared favorably to the midpoint per share value for Prodigy on a stand-alone basis ($37.06); and

  . the comparisons were unfavorable in the minimum subscriber case if a 20.0x multiple was assumed ($36.52) and in all cases if renewals of the strategic and marketing agreement between Prodigy and SBC were not assumed.

 Relative Contribution Analysis

  Bear Stearns also performed an analysis of the relative contributions by SBC and Prodigy to the pro forma combined company with respect to projected revenues, earnings before interest, taxes, depreciation and amortization and subscribers over the period 2000 to 2004. Bear Stearns' relative contribution analysis was based upon the additional subscribers resulting from the strategic and marketing agreement, both before and after giving effect to the projected combination benefits resulting from the SBC transaction. Bear Stearns compared this analysis to the relative contributions to combined enterprise value by SBC and Prodigy. Based on the closing price of Prodigy common stock on November 12, 1999 and the number of shares of Prodigy Class A common stock that would be issued to SBC upon conversion of Prodigy Class B common stock and the operating partnership units to be acquired by SBC in the transaction, SBC would contribute 40.9% of the combined enterprise value and Prodigy would contribute 59.1% of the combined enterprise value.

  The following table sets forth the relative contributions to projected revenues, earnings before interest, taxes, depreciation and amortization and subscribers during the periods indicated by SBC and Prodigy, taking into account the additional subscribers resulting from the strategic and marketing agreement, as described on page 43.

                                                   Earnings before interest,
                                                    taxes, depreciation and
                                    Revenues              amortization           Subscribers
                                 ----------------  ---------------------------  -----------------
                                 2000  2002  2004    2000     2002      2004    2000   2002  2004
                                 ----  ----  ----  -------- --------  --------  ----   ----  ----
A. Assuming Renewal of
   the Prodigy--SBC
   Strategic and
   Marketing Agreement
 (i)  Base Case          Prodigy 57.5% 45.7% 42.7% *            46.3%     43.4% 64.9%  55.7% 52.7%
                             SBC 42.5% 54.3% 57.3% *            53.7%     56.6% 35.1%  44.3% 47.3%
 (ii)  Upside Case       Prodigy 54.4% 40.4% 37.2%       *      41.0%     37.7% 61.7%  50.5% 47.3%
                             SBC 45.6% 59.6% 62.8%       *      59.0%     62.3% 38.3%  49.5% 52.7%
 (iii)  Minimum
        Subscriber Case  Prodigy 64.9% 68.8% 71.5%       *      65.1%     75.6% 72.7%  77.0% 79.1%
                             SBC 35.1% 31.2% 28.5%       *      34.9%     24.4% 27.3%  23.0% 20.9%
B.  Assuming Strategic
    and Marketing
    Agreement
    Termination After 3
    Years
 (i)  Base Case          Prodigy 57.5% 45.7% 65.4%       *      46.3%     61.7% 64.9%  55.7% 78.9%
                             SBC 42.5% 54.3% 34.6%       *      53.7%     38.3% 35.1%  44.3% 21.1%
 (ii)  Upside Case       Prodigy 54.4% 40.4% 59.9%       *      41.0%     55.7% 61.7%  50.5% 74.9%
                             SBC 45.6% 59.6% 40.1%       *      59.0%     44.3% 38.3%  49.5% 25.1%
 (iii)  Minimum
        Subscriber Case  Prodigy 64.9% 68.8% 85.9%       *      65.1%     87.0% 72.7%  77.0% 92.2%
                             SBC 35.1% 31.2% 14.1%       *      34.9%     13.0% 27.3%% 23.0%  7.8%
 (iv)  No New
       Subscriber Case   Prodigy 73.4% 74.6%  100%       *      40.1%       NA  81.4%  93.5%  100%
                             SBC 26.6% 25.4%    0%       *      59.9%       NA  18.6%   6.5%    0%

--------
* Not meaningful, since projected numbers for the year 2000 are negative.

  The following table sets forth the relative contributions to projected revenues, earnings before interest, taxes, depreciation and amortization and subscribers after giving effect to the projected combination benefits from the SBC transaction, as described on page 43, and taking into account the additional subscribers resulting from the strategic and marketing agreement, as described on page 43:

                                                                Earnings before interest,
                                                                 taxes, depreciation and
                                                Revenues               amortization           Subscribers
                                             ----------------   ---------------------------  ----------------
                                             2000  2002  2004     2000     2002      2004    2000  2002  2004
                                             ----  ----  ----   -------- --------  --------  ----  ----  ----
A. Assuming Renewal of
   the Prodigy--SBC
   Strategic and
   Marketing Agreement
 (i)Base Case                        Prodigy 55.7% 43.6% 40.1%        *      40.1%     37.9% 63.1% 53.0% 49.2%
                                         SBC 41.2% 51.8% 53.9%        *      46.5%     49.9% 34.2% 42.2% 44.1%
                        Combination Benefits  3.1%  4.6%  6.0%        *      13.4%     12.7%  2.7%  4.8%  6.7%
 (ii)Upside Case                     Prodigy 52.5% 38.6% 35.1%        *      35.3%     33.0% 60.2% 48.3% 44.5%
                                         SBC 44.0% 56.9% 59.2%        *      50.8%     54.6% 37.3% 47.3% 49.5%
                        Combination Benefits  3.5%  4.5%  5.6%        *      13.9%     12.4%  2.6%  4.4%  6.0%
 (iii) Minimum
       Subscriber Case               Prodigy 63.2% 64.6% 65.1%        *      55.7%     62.0% 70.6% 71.9% 71.5%
                                         SBC 34.1  29.3% 25.9%        *      29.8%     20.0% 26.4% 21.5% 18.8%
                        Combination Benefits  2.7%  6.1%  9.0%5       *      14.5%     18.0%  3.0%  6.5%  9.7%

                                                                  Earnings
                                                                   before
                                                                 interest,
                                                                   taxes,
                                                                depreciation
                                                                    and
                                                Revenues        amortization     Subscribers
                                             ----------------  ---------------  ----------------
                                             2000  2002  2004  2000 2002  2004  2000  2002  2004
                                             ----  ----  ----  ---- ----  ----  ----  ----  ----
B. Assuming Strategic
   and Marketing
   Agreement
   Termination After 3
   Years
 (i) Base Case                       Prodigy 55.7% 43.6% 63.0%   *  40.1% 58.8% 63.1% 53.0% 75.6%
                                         SBC 41.2% 51.8% 33.4%   *  46.5% 36.5% 34.2% 42.2% 20.2%
                        Combination Benefits  3.1%  4.6%  3.6%   *  13.4%  4.7%  2.7%  4.8%  4.1%
 (ii) Upside Case                    Prodigy 52.5% 38.6% 58.0%   *  35.3% 53.3% 60.2% 48.3% 72.0%
                                         SBC 44.0% 56.9% 38.7%   *  50.8% 42.5% 37.3% 47.3% 24.1%
                        Combination Benefits  3.5%  4.5%  3.3%   *  13.9%  4.2%  2.6%  4.4%  3.9%
 (iii) Minimum
       Subscriber Case               Prodigy 63.2% 64.6% 81.9%   *  55.7% 81.4% 70.6% 71.9% 87.8%
                                         SBC 34.1% 29.3% 13.5%   *  29.8% 12.2% 26.4% 21.5%  7.4%
                        Combination Benefits  2.7%  6.1%  4.7%   *  14.5%  6.4%  3.0%  6.5%  4.8%

--------
* Not meaningful, since projected numbers for the year 2000 are negative

  Bear Stearns noted that, with respect to the base case and the upside case assuming renewals of the strategic and marketing agreement, the comparisons generally were favorable. In other words, Prodigy's relative contribution to pro forma combined revenues, earnings before interest, taxes, depreciation and amortization and subscribers based on the additional subscribers resulting from the strategic and marketing agreement, both before and after giving effect to the projected combination benefits resulting from the SBC transaction, generally was less than its contribution to pro forma combined enterprise value in each year throughout the projected period, particularly in the later years. However, Bear Stearns also noted that, if termination of the strategic and marketing agreement after its initial three-year term were assumed, the later year comparisons would be unfavorable for these cases--in other words, Prodigy's relative contribution to pro forma combined revenues, earnings before interest, taxes, depreciation and amortization and subscribers would exceed its contribution to pro forma combined enterprise value. Bear Stearns further noted that the comparisons were unfavorable in the minimum subscriber case whether with or without giving effect to the projected combination benefits from the SBC transaction, and whether assuming renewals of the strategic and marketing agreement, or assuming termination of the strategic and marketing agreement after its initial three-year term.

 Illustrative Value Creation Analysis

  Bear Stearns noted that, based on the implied enterprise value of Prodigy on a pro forma base case basis as of November 12, 1999, the implied blended multiple of estimated pro forma 2000 revenue was 4.0x. The implied enterprise value was calculated by adding the pro forma debt of the combined company to the pro forma market capitalization of the combined company on a fully-diluted basis and subtracting cash and cash equivalents from that amount. This calculation was based on the closing price of Prodigy common stock on November 12, 1999 and the number of shares of Prodigy Class A common stock outstanding after the issuance to SBC of approximately 50,136,000 shares of Prodigy Class A common stock upon conversion of Prodigy Class B common stock and the operating partnership units initially issued to SBC.

  Bear Stearns calculated a range of implied values of Prodigy common stock on a pro forma basis by applying a range of multiples of estimated year 2000 revenue and potential cost savings from the SBC transaction. The multiples of estimated 2000 revenue ranged from 3.0x to 5.0x. That range was based on:

  . Prodigy's current trading multiple of estimated 2000 revenue (4.1x);

  . the implied multiple of estimated 2000 revenue in the pro forma base case
     (4.0x); and

  . an assumed high multiple of estimated 2000 revenue (5.0x).

  Bear Stearns analyzed the implied values against a range of potential annual cost savings from $0.0 to $60.0 million in increments of $15.0 million, which cost savings were capitalized at a multiple of 25.0x. These cost savings compared to projected cost savings in the base case of $21.6 million for 2000, $48.0 million for

2001 and $73.1 million for 2002. The range of implied pro forma values of Prodigy common stock based on these multiples and potential annual cost savings are set forth in the following table:

       Potential Annual
         Cost Savings                3.0x                       4.0x                       5.0x
       ----------------             ------                     ------                     ------
            $  --                   $17.21                     $22.75                     $27.99
             15.0                    20.18                      25.72                      30.96
             30.0                    23.16                      28.70                      33.94
             45.0                    26.13                      31.67                      36.91
             60.0                    29.10                      34.64                      39.88

  The following table sets forth the percentage premium or discount of the implied values set forth in the above table to the closing price of $22.75 of Prodigy common stock on November 12, 1999, five business days prior to the date of the Bear Stearns opinion:

       Potential Annual
         Cost Savings               3.0x                        4.0x                      5.0x
       ----------------             -----                       ----                      ----
            $  --                   (24.3)%                      0.0%                     23.0%
             15.0                   (11.3)%                     13.1%                     36.1%
             30.0                     1.8 %                     26.1%                     49.2%
             45.0                    14.9 %                     39.2%                     62.2%
             60.0                    27.9 %                     52.3%                     75.3%

  Bear Stearns noted that, the implied values of Prodigy common stock based on a multiple of estimated 2000 revenue of 3.0x and potential cost savings from the SBC transaction of $.0 and $15.0 million ($17.21 and $20.18, respectively) compared unfavorably to the closing price of Prodigy common stock on November 12, 1999 ($22.75). In the other cases illustrated in the two tables above, the comparisons to the closing price of Prodigy common stock on November 12, 1999, were favorable.

  Bear Stearns compared the implied blended multiple of 4.0x estimated 2000 revenues of Prodigy on a pro forma base case basis to:

  . Prodigy's current trading multiple of estimated 2000 revenue on a stand-
    alone basis; and
  . to the trading multiples of estimated 2000 revenues of four Internet service provider companies which, in Bear Stearns' judgment, were comparable to the operations of the combined company for purposes of this analysis.

  The following table sets forth the trading multiples of estimated 2000 revenues for each of the above companies, based on publicly available information, including estimates in published third party research reports and closing stock prices as of November 12, 1999:

                                                             Implied multiple of
                                                                2000 revenues
                                                             -------------------
   Prodigy..................................................         4.1x
   EarthLink Network........................................         3.2x
   America Online...........................................        27.7x
   OneMain.com..............................................         2.1x
   Voyager.net..............................................         3.1x

Interests of Executive Officers, Directors and Principal Stockholders of Prodigy in the SBC Transaction

  In considering the recommendation of the board of directors to approve the SBC transaction, you should be aware that some of Prodigy's executive officers, directors and principal stockholders have direct and indirect interests in the SBC transaction that are different from and in addition to your interests as a stockholder of Prodigy generally. The board of directors was aware of these potential conflicts and considered them in approving the SBC transaction.

 Acceleration of Stock Options

  The employment agreements between Prodigy and the executive officers named below provide that 50% of their unvested stock options will accelerate and become immediately vested and exercisable upon a change in control of Prodigy. Prodigy's 1999 outside director stock option plan contains similar provisions. As a result, the board of directors has concluded that upon completion of the SBC transaction the following stock options held by current executive officers and directors that were unvested as of March 31, 2000 will accelerate:

                                                             Weighted
                                                             average
                                                             exercise  Value of
                                                              price    in-the-
                                          Unvested options     per      money
Name of Executive Officer or Director   that will accelerate  share   Options(1)
-------------------------------------   -------------------- -------- ----------
Samer F. Salameh.......................        21,875        $  4.00   $241,992
David C. Trachtenberg..................        41,666        $  5.15   $413,014
Andrea S. Hirsch.......................        31,250        $  8.00   $220,703
James R. Adams.........................        15,000        $25.625   $    --
Arturo Elias...........................        15,000        $ 15.00   $    938
James M. Nakfoor.......................        15,000        $ 15.00   $    938
Alfredo Sanchez........................        15,000        $ 15.00   $    938
                                              -------                  --------
  Total................................       154,791                  $878,522

--------
(1) Represents the difference between the fair value of Prodigy common stock on March 31, 2000 ($15.0625) and the option exercise price.

 Business Relationships among Carso Global Telecom, Telmex and SBC

  Prodigy's current principal stockholders are Carso Global Telecom and Telmex. Carlos Slim Helu controls Prodigy and Carso Global Telecom and is a director of SBC. Carso Global Telecom controls Telmex, and SBC owns an equity interest of approximately 8.9% in Telmex. Carso Global Telecom and SBC have formed other joint ventures in the past and may do so in the future. Allen Craft, an executive officer and director of Prodigy is employed by SBC. In addition, Prodigy and SBC have agreed in principle that SBC will guarantee Prodigy's ongoing performance obligations under its customer contracts in connection with a proposed third party financing, and that Prodigy will grant SBC a contingent warrant to purchase 537,924 shares of Prodigy common stock for $1.00 per share. See "Prodigy Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

 Affiliations of Most Members of the Special Committee with Carso Global Telecom or Telmex

  Four of the five members of the special committee that recommended approval of the SBC transaction are affiliated with Carso Global Telecom or Telmex. The affiliations of these members, Samer F. Salameh, Alfredo Sanchez, Arturo Elias and James M. Nakfoor, with Carso Global Telecom or Telmex are described below under "Prodigy's Management--Executive Officers and Directors."

Goverance of Prodigy and the Operating Partnership Following the SBC
Transaction

  As a result of the SBC transaction, Prodigy will be a holding company, and Prodigy's sole business will be to act as the general partner of the operating partnership.

  As the sole general partner of the operating partnership, Prodigy will have unilateral control over all of the affairs and decision making of the operating partnership, subject to the approval of the SBC subsidiary as to:

  .  admitting new limited partners;

  .  requiring additional capital contributions;

  .  making distributions;

  .  instituting any bankruptcy proceedings; or

  .  dissolving the operating partnership.

  Prodigy, acting through its executive steering committee, board of directors and officers, will be responsible for nearly all operational and administrative decisions of the operating partnership and the day-to-day management of the operating partnership's business. Prodigy cannot be removed as the sole general partner of the operating partnership.

  The circumstances under which Prodigy may withdraw from the operating partnership, or under which the operating partnership can be dissolved, are described under the section "Agreements With SBC--Limited Partnership Agreement."

  Following the SBC transaction, Prodigy's board of directors will consist of nine members:

  . three directors elected by SBC;

  . three directors jointly designated by Carso Global Telecom and Telmex;

  . Prodigy's chief executive officer; and

  . two independent directors.

  Following the closing, Prodigy will establish an executive steering committee of the board of directors. The executive steering committee will consist of four members, two of whom will be selected by the directors elected by SBC and two of whom will be selected by the directors designated by Carso Global Telecom and Telmex. The purpose of the executive steering committee will be to evaluate all major corporate actions of Prodigy, the operating partnership and any other subsidiary of Prodigy, such as mergers, acquisitions and capital expenditures or borrowings in excess of $20,000,000. Major corporate actions will require the unanimous approval of the executive steering committee prior to being submitted for the approval of the board of directors of Prodigy.

  Prodigy and SBC have agreed that Prodigy's headquarters will remain in White Plains, New York unless otherwise decided by the board of directors.

Treatment of Prodigy Common Stock

  In the SBC transaction, each share of Prodigy common stock will be automatically converted into one share of Prodigy Class A common stock. Upon completion of the SBC transaction, all certificates formerly representing Prodigy common stock will automatically represent Prodigy Class A common stock.

  Holders of Prodigy common stock should not send any certificates representing Prodigy common stock to Prodigy.

Accounting Treatment of the SBC Transaction

  Prodigy will recognize the contribution of the assets by SBC to the operating partnership at fair value in exchange for the partnership units issued. As a result of the partnership units issued, Prodigy will consolidate the operating partnership and will recognize the SBC minority interest in the operating partnership. The contribution of the intangible assets at fair value will result in a substantial amount of amortization which will reduce Prodigy's future earnings or increase its future losses.

Federal Income Tax Treatment of the SBC Transaction

  Prodigy shareholders will not recognize a gain or loss as a result of the SBC transaction. Prodigy believes that it will not recognize a gain or loss upon the contribution by Prodigy to the operating partnership. Prodigy will be required to take into account its allocable share of the operating partnership's income, gains, losses and deductions, including amounts paid by SBC to the operating partnership for services rendered by the operating partnership to SBC pursuant to the SBC transaction. Prodigy has been advised by counsel that this description reflects the material tax consequences of the SBC transaction, but Prodigy has determined not to obtain a formal opinion of tax counsel.

Regulatory Approvals

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the SBC transaction may not be consummated until notifications have been furnished to the Federal Trade Commission and the Antitrust

Division of the Department of Justice and specified waiting period requirements have been satisfied. Prodigy filed a pre-merger notification and report form with the FTC and the Antitrust Division on December 15, 1999. SBC made a similar filing on December 14, 1999. On January 14, 2000, the applicable waiting period under the Hart-Scott-Rodino Act expired without comment from the FTC or the Antitrust Division. Therefore, the SBC transaction is deemed to have received antitrust approval and may be consummated, pending compliance with the other closing conditions.

  At any time before the effective time of the SBC transaction, the Antitrust Division, the FTC or a private person or entity could seek under antitrust laws, among other things, to enjoin the SBC transaction and any time after the effective time of the SBC transaction, to cause SBC to divest itself, in whole or in part, of its ownership interests in Prodigy and the operating partnership or of the businesses conducted by the operating partnership. There can be no assurance that a challenge to the SBC transaction will not be made or that, if a challenge is made, Prodigy will prevail. See "Agreements with SBC-- Investment, Issuance, Contribution and Assumption Agreement--Closing Conditions" on page 58.

Regulatory Impact on Prodigy

  The Communications Act places certain restrictions on Bell operating companies and their affiliates that do not apply to other telecommunications providers. Subsidiaries of SBC are Bell operating companies and, therefore, SBC and its affiliates are subject to these restrictions. Under the Communications Act, an affiliate of a Bell operating company includes any entity in which the Bell operating company has control or an equity interest greater than 10%. As a result of the SBC transaction, SBC will acquire an approximate 43% indirect interest in Prodigy. Accordingly, Prodigy will become subject to the restrictions imposed on Bell operating company affiliates by the Communications Act.

 Restrictions on Long Distance Service

  Under the Communications Act, a Bell operating company must obtain approval from the FCC before it or its affiliates may provide long distance telecommunications and information services, including Internet access services, that originate in one of the predefined geographic areas in which the Bell operating company is the local telephone company and terminate outside of that area. To obtain FCC approval to provide these types of long distance services, a Bell operating company must satisfy, for each state for which FCC approval is requested, conditions specified in the Communications Act designed to ensure that competitive local telephone companies have access to the Bell operating company's local telecommunications network. Moreover, for three years after the FCC grants its approval, the Bell operating company must offer these types of long distance services through a separate affiliate.

  The restrictions imposed on Bell operating companies and their affiliates will cause Prodigy to alter the manner in which it conducts its business. SBC's affiliates are the local telephone company in the following states: Arkansas, California, Connecticut, Illinois, Indiana, Kansas, Michigan, Missouri, Nevada, Ohio, Oklahoma, Texas and Wisconsin. As an affiliate of SBC, Prodigy will not be able to offer long distance information services that originate in a predefined area within these states where an SBC affiliate is the local telephone company and terminate outside of that area until SBC obtains FCC approval to enter the long-distance business for the state in which that area is located. Since Prodigy currently resells these types of long distance services as part of its bundled Internet access service, it will be affected by this restriction after the SBC transaction is implemented. Following the SBC transaction, Prodigy will be required to implement a mechanism by which an unaffiliated carrier will provide the connection between Prodigy's information service and the Internet, and the charge for the connection between Prodigy's information service and the Internet will be separately stated on the customer's bill. Under this mechanism:

  . There is an interconnection point in each local service area of an SBC affiliate where traffic is exchanged with an entity that is authorized to provide the connection between Prodigy's information service and the Internet. There must be an interconnection agreement with each of these entities to assure a proper exchange of traffic and a division of network responsibilities.

  . The unaffiliated provider must set the rates, terms and conditions for the provision of its services to Internet customers. Neither SBC, Prodigy nor any affiliate may negotiate on behalf of the provider for modifications of rates, terms and conditions. Neither SBC, Prodigy nor any affiliate may pay the provider charges on behalf of the end-user. However, SBC, Prodigy or one of their affiliates may collect the provider's charges from the Internet customer on behalf of the provider. Promotions, discounts and special pricing arrangements with respect to the provider's services require the express authorization of the provider.

  . The unaffiliated provider's charges must separately appear in sales agreements, sales collateral and advertisements and on the Internet customer's bill. These charges must appear as a separate line item on the Internet customers bill.

  . The unaffiliated provider is responsible for the performance of its network. If there are network problems, SBC, Prodigy or their affiliates may notify the provider of the problem and assist in trouble isolation. However, the provider is responsible for the repair.

  The arrangement described above will be necessary until SBC obtains FCC approval to enter the long-distance business in each of SBC's 13 in-region states listed above. Prodigy has no assurances as to when or whether this approval will be obtained, but SBC has informed Prodigy that it plans to make the applicable governmental filings in order to obtain approval to provide long distance services as soon as commercially practicable. Until then, Prodigy will incur costs in altering the manner in which it conducts its business and may not realize the efficiencies that could result if Prodigy were permitted to resell the long distance portion of its service.

No Appraisal Rights

  Prodigy stockholders will not have any appraisal rights with respect to the SBC transaction.

                              AGREEMENTS WITH SBC

  This section describes the material terms of the agreements between Prodigy and SBC which are attached as Annexes B, C, D and E to this proxy statement and are incorporated by reference into this summary. We urge all Prodigy stockholders to read the agreements with SBC carefully for a more complete description of the terms and conditions of the SBC transaction and related matters.

Strategic and Marketing Agreement

  Prodigy, SBC, a subsidiary of SBC and the operating partnership have entered into a strategic and marketing agreement.

 Marketing and Exclusivity Commitments

  Pursuant to the strategic and marketing agreement:

  . Prodigy will be the exclusive retail Internet service marketed by SBC to consumers and small businesses in the United States;

  . SBC will purchase the Prodigy Internet service from Prodigy on wholesale terms and provide it to SBC's approximately 690,000 existing Internet subscribers--the wholesale price to be paid by SBC to Prodigy for the Prodigy Internet service that SBC will resell to its existing Internet subscribers will equal SBC's average retail price as of the closing less reasonable and necessary expenses actually incurred by SBC in serving its existing Internet subscribers;

  . SBC has committed to obtain for Prodigy 1,200,000 additional Internet subscribers over a three-year period--all new subscribers obtained for Prodigy by SBC will be Prodigy subscribers;

  . SBC will have the exclusive right to market its long-distance phone service, local phone service, wireless phone services, paging services and related calling services to Prodigy's subscribers, so long as SBC's service offerings are competitive with service offerings from other providers;

  . SBC will be Prodigy's exclusive network provider so long as SBC offers its network services to Prodigy at the most favorable rates that it offers to other similar purchasers, so long as SBC's terms are competitive with those offered by other providers;

  . SBC will have the exclusive right to provide telecommunications, advertising, telecommunications e-commerce and Internet telephony applications in conjunction with the Prodigy Internet service to Prodigy's subscribers, so long as SBC's terms are competitive with those offered by other providers; and

  . SBC will be the exclusive provider of electronic yellow and white pages and city guides to Prodigy's subscribers.

  SBC's exclusive rights described in the three preceding bullet points will be subject to Prodigy's existing agreements with other providers. Prodigy currently has agreements with other providers of network, telecommunications and related services. These agreements will not be affected by the SBC's transaction. When these agreements terminate, SBC's exclusive rights described above will apply.

  Prodigy's services will be co-branded with Prodigy's name and one or more SBC trademarks. Prodigy and SBC will grant each other licenses to use each other's marketing materials and trademarks. Prodigy and SBC will also grant each other licenses to any work product developed during the term of the agreement.

  Following the SBC transaction, Prodigy will:

  . provide the Prodigy Internet service to SBC's existing Internet subscribers;

  . continue to provide the Prodigy Internet service to Prodigy's current subscribers;

  . obtain additional Prodigy Internet subscribers through SBC's marketing efforts; and

  . continue to obtain new Prodigy Internet subscribers through Prodigy's existing and new channels on a nationwide basis.

 Bounty and Penalty Provisions

  Prodigy will pay SBC a bounty, or fee, of $40 for each dial-up subscriber and $75 for each DSL subscriber obtained by SBC for Prodigy who pays at least one bill. Once 300,000 subscribers are obtained for Prodigy by SBC in any year, the dial-up bounty will increase to $60 for the remainder of that year. If SBC exceeds 300,000 subscribers in a year, the excess subscribers will count toward its future commitments.

  If SBC does not obtain for Prodigy at least 1,200,000 subscribers by the end of the initial three-year term, unless the number of subscribers obtained by Prodigy is less than the number of subscribers obtained by SBC, SBC must pay penalties to Prodigy as follows:

  . if SBC obtains fewer than 900,000 subscribers, the penalty is $75,000,000 plus $100 multiplied by the difference between 900,000 and the number of subscribers actually obtained;

  . if SBC obtains more than 900,000 subscribers but fewer than 1,050,000 subscribers, the penalty is $15,000,000 plus $400 multiplied by the difference between 1,050,000 and the number of subscribers actually obtained; and

  . if SBC obtains more than 1,050,000 subscribers but fewer than 1,200,000 subscribers, the penalty is $100 multiplied by the difference between 1,200,000 and the number of subscribers actually obtained.

  In order to be counted, a subscriber obtained by SBC must remain a Prodigy subscriber for at least one monthly billing cycle, excluding any unpaid trial period, and must pay at least one monthly bill.

 Duration of Agreement; Termination Provisions; Impact of Termination

  The strategic and marketing agreement has an initial term of three years and automatically renews for additional three-year terms unless either Prodigy or SBC terminates the agreement at least 135 days prior to the end of the then current term. SBC may terminate the agreement if Prodigy fails to meet specified performance standards for three consecutive quarters. The performance standards require that Prodigy's subscribers generate as much non-subscription revenue from advertising and e-commerce as comparable Internet service subscribers and that the Prodigy Internet service be available to subscribers at least 98% of the time, excluding planned outages. Either party may terminate the agreement if the other party breaches any material obligation which is not cured within 30 days or resolved through arbitration. In addition, SBC may terminate the agreement if Prodigy issues any Prodigy Class A common stock to AT&T, Bell Atlantic, BellSouth, GTE, MCI Worldcom, Microsoft, Sprint, Time-Warner, US West/Qwest or any of their affiliates. If the agreement expires or is terminated, all rights and obligations of both Prodigy and SBC under the agreement will terminate, but SBC will retain its interest in Prodigy.

Investment, Issuance, Contribution and Assumption Agreement

  Prodigy, a subsidiary of Prodigy, SBC, the SBC subsidiary and the operating partnership have entered into an investment, issuance, contribution and assumption agreement.

 Contribution of Assets and Liabilities; Ownership of the Operating Partnership

  Pursuant to the investment agreement:

  . Prodigy will contribute substantially all of its assets and liabilities and transfer its employees to the operating partnership;

  . SBC will contribute to the operating partnership routers, servers and associated hardware used in connection with SBC's consumer and small business Internet operations and selected by Prodigy because Prodigy determines that they will useful in connection with the provision of services to SBC's customers and Prodigy's customers after the closing;

  . SBC will contribute to the operating partnership intangible assets consisting primarily of royalty-free licenses to use SBC's trademarks in connection with the marketing and operation of the Prodigy Internet service and Prodigy's right to manage SBC's existing Internet customers;

  . Prodigy will receive an initial interest in the operating partnership of approximately 57%;

  . SBC will receive an initial interest in the operating partnership of approximately 43%; and

  . SBC may convert its interest in the operating partnership into a direct equity interest in Prodigy at any time, or may require the operating partnership to be merged into Prodigy at any time.

  Prodigy Class B common stock will be convertible at any time, on a one-for-one basis, into the same Prodigy Class A common stock. When transferred to any person or entity not affiliated with SBC, Prodigy Class B common stock will automatically convert into Prodigy Class A common stock. SBC will also have the right to exchange its units in the operating partnership for shares of Prodigy Class A common stock. SBC will be permitted to transfer its units to any person as long as the transferee agrees to comply with the operating partnership's amended and restated limited partnership agreement.

  SBC's rights relating to Prodigy Class B common stock and its units in the operating partnership are described in more detail in the sections entitled "Limited Partnership Agreement" and "Restated Certificate of Incorporation."

 Representations and Warranties

  The investment agreement contains representations and warranties of Prodigy, the Prodigy subsidiary, the operating partnership, SBC and the SBC subsidiary. These relate to:

  . their organization, existence and good standing;

  . the authorization, execution and enforceability of the SBC agreements and related matters;

  . compliance with laws and other obligations;

  . consents and approvals that are required from governmental entities and third parties;

  . litigation;

  . intellectual property and Year 2000 matters;

  . brokers' fees;

  . subscribers; and

  . title to the assets contributed by them to the operating partnership.

  In addition, Prodigy, the Prodigy subsidiary and the operating partnership provide representations relating to:

  . the corporate subsidiaries of Prodigy;

  . Prodigy's SEC filings and financial statements;

  . the absence of any adverse affect on their businesses;

  . the absence of undisclosed liabilities;

  . their capitalization;

  . taxes;

  . real and personal property;

  . contracts;

  . insurance;

  . employee matters;

  . environmental matters;

  . permits; and

  . the federal investment company act.

 Covenants of Prodigy and SBC

  Prior to the closing, Prodigy has agreed to operate only in the ordinary course of business consistent with past practice, and SBC has agreed to operate its consumer and small business Internet operations only in the ordinary course of business consistent with past practice.

  Without SBC's consent, Prodigy and the operating partnership have also each agreed, with some exceptions, not to:

  . amend its charter or by-laws;

  . issue any capital stock or units, except under outstanding options and warrants and employee benefit plans;

  . declare any dividends or repurchase any capital stock or units;

  . sell any material assets or enter into any contracts or acquisitions involving more than $25,000,000;

  . incur indebtedness, make loans, make investments or encumber its assets;

  . adopt or increase employment benefit plans or benefits;

  . enter into material employment or severance agreements;

  . enter into or modify contracts except in the ordinary course of business;

  . settle material litigation or claims;

  . change any accounting methods; or

  . change their business policies.

  Prodigy and SBC have agreed to use commercially reasonable efforts to satisfy all closing conditions. Prodigy and the operating partnership have also each agreed, among other things:

  . to grant SBC the right to receive both confidential and non-confidential information about Prodigy and its business, finances, properties and accounts so long as SBC retains one-quarter of its initial interest in Prodigy;

  . that if Prodigy or the operating partnership elects to dispose of any asset contributed to it by the SBC subsidiary, to offer SBC a right of first refusal to purchase the asset at book value; and

  . to adopt a customary stockholder rights plan which would be triggered if any stockholder, other than SBC, Telmex or Carso Global Telecom, obtains more than 15% of Prodigy's common stock.

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 Restrictions on Alternative Transactions

  Prodigy has agreed that prior to the closing it will not initiate, solicit, encourage or otherwise facilitate an alternative transaction, defined as:

  . the acquisition of Prodigy by anyone other than SBC or its affiliates;

  . the acquisition by anyone other than SBC or its affiliates of 10% or more of the total assets of Prodigy and its subsidiaries, taken as a whole;

  . the acquisition by anyone other than SBC or its affiliates of 10% or more of Prodigy's outstanding common stock;

  . the adoption by Prodigy of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend;

  . the repurchase by Prodigy on any of the its subsidiaries of 10% or more of the outstanding Prodigy common stock;

  . Prodigy's acquisition of another business whose revenues, income or assets is equal to or greater than 10% of Prodigy's revenues, income or assets; or

  . any other transaction that could reasonably be expected to compete with, impede, interfere with, delay or discourage the SBC transaction.

  However, if the board of directors of Prodigy determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Prodigy stockholders under applicable law, Prodigy's board of directors may do any of the following in response to an inquiry, proposal or offer for an alternative transaction which was not solicited by Prodigy:

  . furnish non-public information with respect to Prodigy pursuant to a customary confidentiality agreement;

  . participate in discussions and negotiations regarding the inquiry, proposal or offer;

  . if Prodigy stockholder approval has not yet been obtained, terminate the investment agreement and simultaneously with or following termination, withdraw or modify its recommendation to stockholders to approve the SBC transaction; and

  . if Prodigy stockholder approval has not yet been obtained, terminate the investment agreement and simultaneously with or following termination, approve an alternative transaction.

  Prodigy has agreed to notify SBC promptly if any inquiries relating to an alternative transaction are received.

 Closing Conditions

  The obligations of Prodigy, the Prodigy subsidiary, the operating partnership, SBC and the SBC subsidiary to complete the transactions contemplated by the investment agreement and other SBC agreements are subject to the satisfaction or waiver of the following conditions:

  . the SBC transaction, including the related agreements and transactions, must have been approved by Prodigy's stockholders;

  . all required regulatory authorizations and consents must have been obtained; and

  . there must be no issued or threatened court order that restrains, enjoins or otherwise prohibits the SBC transaction.

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

  In addition, the obligations of Prodigy, the Prodigy subsidiary and the operating partnership to complete the SBC transaction are subject to the satisfaction or waiver of the following conditions:

  . SBC's and the SBC subsidiary's representations and warranties must be true and correct;

  . SBC and the SBC subsidiary must have performed in all material respects its obligations under the SBC agreements;

  . the registration rights agreement shall have been duly executed and delivered by each of SBC and the SBC subsidiary; and

  . the amended and restated limited partnership agreement shall have been duly executed and delivered by the SBC subsidiary.

  Prodigy will obtain stockholder approval before it waives a material closing condition.

  In addition, the obligations of SBC and the SBC subsidiary to complete the SBC transaction are subject to the satisfaction or waiver of the following conditions:

  . Prodigy's, the Prodigy subsidiary's and the operating partnership's representations and warranties must be true and correct;

  . Each of Prodigy, the Prodigy subsidiary and the operating partnership must have performed in all material respects its obligations under the SBC agreements;

  . Each of Prodigy, the Prodigy subsidiary and operating partnership must have obtained all consents that are required from governmental entities and third parties, except those for which failure to obtain would not have a material adverse affect on Prodigy's business and on the ability of Prodigy, Prodigy subsidiary or the operating partnership to consummate the SBC transaction;

  . the registration rights agreement shall have been executed and delivered by Prodigy;

  . Prodigy shall have duly adopted the restated certificate of incorporation and the amended and restated by-laws, the restated certificate of incorporation shall have been approved by the stockholders of Prodigy in accordance with Prodigy's certificate of incorporation and by-laws and the Delaware general corporation law and shall have been duly filed with the Secretary of State of the State of Delaware, the amended and restated by-laws shall have been approved by the stockholders of Prodigy in accordance with Prodigy's certificate of incorporation and by-laws and the Delaware general corporation law and the restated certificate of incorporation and the amended and restated by-laws shall be in full force and effect;

  . the amended and restated limited partnership agreement shall have been duly executed and delivered by each of Prodigy and the Prodigy subsidiary;

  . SBC must receive from Prodigy's counsel a legal opinion to the effect that neither Prodigy nor the operating partnership is and, after giving effect to the transactions contemplated by the investment agreement and the strategic and marketing agreement, will be an investment company as defined in the Investment Company Act of 1940; and

  . there must not have been any change in Prodigy's, the operating partnership's or the Prodigy's subsidiary assets, business, financial condition or results of operations, or any event or development or combination of events or developments since December 31, 1998 which, individually or in the aggregate has had, or would reasonably be expected to have, an adverse effect on the assets, businesses, financial condition or results of operations of Prodigy, the Prodigy subsidiary or the operating partnership taken as a whole.

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 Indemnification

  Prodigy and SBC have agreed to indemnify each other for damages resulting from:

  . breaches of representations or warranties;

  . failures to perform covenants and other obligations; and

  . claims for brokerage or finder's fees.

  Claims for breaches of representations or warranties cannot be made more than one year after the closing, except for claims for breaches of representations and warranties regarding:

  . the capitalization of Prodigy and compliance with environmental laws, both of which shall survive indefinitely; and

  . the timely filing of all tax returns and timely payment of all taxes and employee benefit plans of Prodigy, both of which shall survive 90 days after the expiration of all relevant statutes of limitations.

  Each indemnification claim of a party must exceed $5,000,000 and all indemnification claims of the party must exceed $30,000,000 before any indemnification claims can be made. If these thresholds are met, the party may recover its entire damages.

 Termination

  The investment agreement and SBC transaction may be terminated under the following circumstances:

  . by mutual consent of Prodigy and SBC;

  . by either Prodigy or SBC if the SBC transaction has not been completed by June 1, 2000, unless the failure to complete the SBC transaction is due to the terminating party's breach of its obligations;

  . by either Prodigy or SBC if a court order has been issued permanently restraining, enjoining or prohibiting the SBC transaction, unless the failure to complete the SBC transaction is due to the terminating party's breach of its obligations;

  . by Prodigy or SBC, if the other party has materially breached any representation or obligation; or

  . by Prodigy under the circumstances described above under "Restrictions on Alternative Transactions".

  If either Prodigy or SBC terminates the investment agreement and SBC transaction, all obligations of the parties will terminate, except that the provisions relating to payment of expenses and confidentiality will remain in effect, and no party will have any liability, except for liability for breaches of the SBC agreements and except as described below under "Termination Fee."

 Transfer Taxes and Expenses

  Prodigy will pay all transfer taxes applicable to the contribution of assets by Prodigy and the SBC subsidiary to the operating partnership. Each party will otherwise bear its own expenses incurred in connection with the investment agreement and SBC transaction.

 Termination Fee

  Prodigy has agreed to pay SBC a termination fee of $45,000,000 if it terminates the investment agreement and SBC transaction as described above under "Restrictions on Alternative Transactions".

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 Amendments

  In general, Prodigy and SBC may amend the investment agreement and other SBC agreements at any time prior to closing. However, after Prodigy's stockholders approve the SBC transaction, any amendments will be restricted by the Delaware general corporation law.

Limited Partnership Agreement

  The operating partnership is a limited partnership between Prodigy as the sole general partner and the Prodigy subsidiary as the sole limited partner. At the closing, Prodigy, the Prodigy subsidiary and the SBC subsidiary will enter into an amended and restated limited partnership agreement for the operating partnership. As a result, Prodigy will remain the sole general partner and the SBC subsidiary will replace the Prodigy subsidiary as the sole limited partner.

 Asset and Capital Contributions

  Prodigy's initial contribution to the operating partnership will consist of all of Prodigy's assets and liabilities, including the assets and liabilities acquired in the pending FlashNet merger, but excluding Prodigy's rights and obligations under stock-based plans and agreements. The SBC subsidiary's initial contribution to the operating partnership will consist of routers, servers and associated hardware used in connection with SBC's consumer and small business Internet operations and that are selected by Prodigy because Prodigy determines that they will useful in connection with the provision of services to SBC's customers and Prodigy's customers after the closing. In addition, the SBC subsidiary will contribute intangible assets consisting primarily of royalty-free licenses to use the following SBC trademarks in connection with the marketing and operation of the Prodigy Internet service:
Ameritech, Nevada Bell, Pacific Bell, SBC, SBC Telecom, SNET and Southwestern Bell. For tax purposes, Prodigy and the SBC subsidiary will have initial book capital accounts equal to the fair market value of the assets contributed.

  No additional capital contributions will be required unless Prodigy and the SBC subsidiary mutually determine that the operating partnership needs additional capital to satisfy its business objectives.

 Percentage Interests and Units

  Prodigy will have an initial interest of approximately 57% in the operating partnership and the SBC subsidiary will have an initial interest of approximately 43% in the operating partnership. At the closing, the SBC subsidiary will be issued a number of units of the operating partnership equal to 43% of the total number of units in the operating partnership that are issued and outstanding immediately following the issuance of units to the SBC subsidiary. The calculation of these percentages will assume that all Prodigy stock options and specified warrants have been exercised. Based on the shares, options and warrants outstanding as of March 31, 2000, at the closing of the SBC transaction, Prodigy will own 55.5% of the operating partnership's units and the SBC subsidiary will own 44.5% of the operating partnership's units. After including the impact of closing the FlashNet merger, these percentages will change to 57.3% and 42.7%. Subsequent issuances of stock by Prodigy will dilute Prodigy's stockholders and the SBC subsidiary proportionately.

  Based on the shares, options and warrants outstanding as of March 31, 2000, and assuming the exercise of all outstanding options and warrants as of that date, the exchange of SBC's units for Class A common stock and the conversion of SBC's Class B common stock for Class A common stock, upon completion of the SBC transaction and the FlashNet merger Prodigy will be owned as follows:

  . current Prodigy stockholders -- 56.0%

  . former FlashNet shareholders -- 4.5%

  . SBC -- 39.5%

 Allocations

  The operating partnership's net income and net loss will be allocated as follows:

  . first, 100% to the partners so as to reverse any cumulative net loss and net income allocations in prior fiscal years; and

  . the balance, if any, to the partners pro rata in accordance with their respective partnership interests.

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

  Prodigy will be required to revalue the operating partnership's property to current market value upon:

  . any material contributions to the operating partnership;

  . any material distributions by the operating partnership as consideration for a redemption of an interest in the operating partnership; or

  . any liquidation of the operating partnership.

  Any gain or loss resulting from revaluations or from the sale or exchange of substantially all of the operating partnership's assets will be allocated first to the extent necessary to cause the SBC subsidiary's book capital account to reflect its imputed capital account. The remainder will be allocated pro rata in accordance with the respective percentage interests of the partners.

 Distributions

  Distributions prior to the termination of the operating partnership will be allocated pro rata in accordance with the respective partnership interests of the partners.

 Management

  The operating partnership will be managed by Prodigy as the sole general partner. Prodigy's officers will be the officers of the operating partnership. As sole general partner of the operating partnership, Prodigy will have unilateral control over all of the affairs and decision making of the operating partnership, subject to the approval of the SBC subsidiary as to the following matters:

  . admitting new limited partners;

  . requiring additional capital contributions;

  . making distributions;

  . instituting any bankruptcy proceedings; or

  . dissolving the operating partnership.

  As the sole general partner, Prodigy, acting through its executive steering committee, board of directors and officers, will be responsible for nearly all operational and administrative decisions of the operating partnership and the day-to-day management of the operating partnership's business. Prodigy cannot be removed as the sole general partner of the operating partnership. However, under Delaware law, Prodigy will cease to be the general partner of the operating partnership if Prodigy:

  . voluntarily withdraws from the operating partnership;

  . assigns its partnership interest;

  . institutes any bankruptcy proceedings; or

  . does not reinstate its charter within 90 days after the date of notice to Prodigy of the filing of a certificate of dissolution.

  If Prodigy ceases to be the general partner of the operating partnership, the operating partnership will be dissolved unless, within 180 days, the limited partners vote to continue the business of the operating partnership and appoint one or more additional general partners of the operating partnership.

 Transferability of Units

  The SBC subsidiary will have the right to exchange its units for shares of Prodigy Class A common stock. The SBC subsidiary will be permitted to transfer its units to any person as long as the transferee agrees to comply with the operating partnership's amended and restated limited partnership agreement. Prodigy will not be entitled to transfer its units without approval of the SBC subsidiary.

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 Dissolution and Liquidation

  The operating partnership will be dissolved:

  . in the event of a decree of judicial dissolution;

  . upon the written consent of the partners;

  . at such time as there are no limited partners of the operating partnership unless the business of the operating partnership is continued by the written consent of the personal representative of the last limited partner and all of the general partners; and

  . if Prodigy ceases to be the general partner of the operating partnership, except if the limited partners vote to continue the business of the operating partnership and appoint one or more additional general partners within 180 days.

  Upon dissolution, the assets of the operating partnership will be used:

  . first, to satisfy the debts and liabilities of the operating partnership;
    and

  . second, to the partners in accordance with their respective book capital account balances.

  Upon dissolution, all of the subscribers of the operating partnership will be divided between Prodigy and the SBC subsidiary in accordance with their book capital account balances. The liquidator will use commercially reasonable efforts to allocate and to return to the partners those assets which they contributed and will give due consideration to the retail local loop customers of SBC and the markets in which SBC operates.

 Indemnification

  The operating partnership will indemnify the partners and the directors, officers, employees and agents of the operating partnership and the partners to the fullest extent of the law. However, no indemnification will be available for a person who acted in a grossly negligent manner, committed willful malfeasance or fraud or breached his or her duty to the operating partnership or the partners.

Registration Rights Agreement

  At closing Prodigy, SBC and the SBC subsidiary will enter into a registration rights agreement. SBC and the SBC subsidiary will have rights to require that Prodigy register the shares of Prodigy Class A common stock of Prodigy owned by SBC, the SBC subsidiary or any direct or indirect transferee of SBC or the SBC subsidiary with the Securities and Exchange Commission.

 Demand Registrations

  SBC or the SBC subsidiary may at any time demand that Prodigy file a registration statement registering the sale of shares of Prodigy Class A common stock issued to SBC, the SBC subsidiary or any direct or indirect transferee of SBC or the SBC subsidiary upon conversion of shares of Prodigy Class B common stock or in exchange for units in the operating partnership. Prodigy will file each demand registration statement within 30 days of the demand. However, if the board of directors determines that the filing of the demand registration statement would require the disclosure of material non-public information that would be materially harmful to Prodigy, Prodigy may extend the filing date for 120 days from the date of the demand. Prodigy may only exercise this extension option once each calendar year.

  In the event that the managing underwriter of an underwritten registration determines that the number of shares of Prodigy Class A common stock proposed to be included in a registration statement exceeds the number which can be sold in the offering, Prodigy will include Prodigy Class A common stock in the registration statement in the following priority:

  . first, the shares of Prodigy Class A common stock requested to be included in the registration by SBC and/or the SBC subsidiary;

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

  . second, the shares of Prodigy Class A common stock requested to be included in the registration by any other holders of shares of Prodigy Class A common stock which were transferred from SBC and/or the SBC subsidiary;

  . third, the shares of Prodigy Class A common stock proposed to be sold by Prodigy; and

  . fourth, other shares of Prodigy Class A common stock requested to be included in the registration.

 Piggyback Registrations

  SBC and/or the SBC subsidiary may request that their shares of Prodigy Class A common stock be included in any registration statement that Prodigy proposes to file for a public offering by Prodigy or other stockholders. SBC and the SBC subsidiary may not include their shares in any registration statement for a merger, acquisition, exchange offer, subscription offer or stock option plan.

  In the event that the managing underwriter of an underwritten registration determines that the number of shares of Prodigy Class A common stock proposed to be included in a registration statement exceeds the number which can be sold in the offering, Prodigy will include the shares of Prodigy Class A common stock in the registration statement in the following priority:

  . first, the shares of Prodigy Class A common stock proposed to be sold by Prodigy or a holder of Prodigy Class A common stock exercising a demand registration right if the holder's registration rights exist as of the closing date and require a priority;

  . second, the shares of Prodigy Class A common stock requested to be included in the registration by SBC and/or the SBC subsidiary and any other holders of shares of Prodigy Class A common stock with similar piggyback rights, pro rata among SBC, the SBC subsidiary and the other holders; and

  . third, other shares of Prodigy Class A common stock requested to be included in the registration.

 Registration Procedures

  In connection with any registration in which SBC and/or the SBC subsidiary may include its shares for registration, SBC and/or the SBC subsidiary will have the right to participate in the preparation and filing of the registration statement. Prodigy will pay all registration expenses.

 Indemnification

  Prodigy will indemnify SBC and/or the SBC subsidiary, among others, and their directors and officers and controlling persons, against any losses, claims, damages or liabilities to which they become subject which arise out of or are based upon any untrue statement or any alleged untrue statement of a material fact contained in a registration statement or prospectus, or the omission or alleged omission of a material fact required to be stated in a registration statement or prospectus or necessary to make the statements in a registration statement or prospectus not misleading, or the failure of Prodigy to comply with applicable law or the breach by Prodigy of the registration rights agreement in which the shares of SBC and/or the SBC subsidiary have been included for registration. In all other registration statements, Prodigy will indemnify SBC and/or the SBC subsidiary, and their directors and officers and controlling persons, against any losses, claims, damages or liabilities to which they become subject which arise out of or are based upon any untrue statement of a material fact or any alleged untrue statement contained in a registration statement or prospectus, or the omission or alleged omission of a material fact required to be stated in a registration statement or prospectus or necessary to make the statements in a registration statement or prospectus not misleading, or the failure of Prodigy to comply with applicable law or the breach by Prodigy of the registration rights agreement.

  SBC and the SBC subsidiary agree, as a consequence of the inclusion of any of SBC's or the SBC subsidiary's Prodigy Class A common stock in a registration statement or prospectus, to indemnify Prodigy, among others, against any losses, claims, damages or liabilities to which they become subject which arise out of or are based upon any untrue statement or any alleged untrue statement of a material fact contained in a registration statement or prospectus, or the omission or alleged omission of a material fact required to be stated in a registration statement or prospectus or necessary to make the statements in a registration statement or prospectus not misleading, or the failure of Prodigy to comply with applicable law or the breach by Prodigy of the registration rights agreement which was based upon written information furnished to Prodigy by SBC and/or the SBC subsidiary expressly for use in a registration statement or prospectus.

 Prior Notice of Registrations

  As long as SBC and/or the SBC subsidiary own at least 10% of Prodigy Class A common stock of Prodigy or is otherwise deemed to be a control person of Prodigy or any direct or indirect transferee of SBC or the SBC subsidiary, Prodigy will give SBC and/or the SBC subsidiary 10 days prior notice before it files any registration statement. If, at that time, in the reasonable judgment of SBC and/or SBC subsidiary, SBC and/or the SBC subsidiary may be deemed a controlling person of Prodigy, then SBC and/or the SBC subsidiary will have the right to participate in the preparation of the registration statement.

 Termination of Registration Rights

  Prodigy will no longer be required to register the shares of Prodigy Class A common stock owned by SBC and/or the SBC subsidiary once:

  . the shares have been disposed of in accordance with a registration statement declared effective under the Securities Act;

  . the shares are distributed to the public pursuant to Rule 144 under the Securities Act;

  . the shares may be sold to the public without restriction pursuant to Rule
    144(k) under the Securities Act, unless in SBC's or the SBC subsidiary's reasonable judgment, after consultation with Prodigy, an underwritten registered offering is desirable to distribute the shares; or

  . the shares have been transferred pursuant to an exemption under the Securities Act, new certificates for the shares not bearing a legend restricting further transfer shall have been delivered by Prodigy and the shares shall be freely transferable to the public without registration under the Securities Act.

  Prodigy agrees to file timely the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and to take whatever action as SBC and/ or SBC subsidiary may request in order to permit them to sell their shares of Prodigy Class A common stock without registration pursuant to the exemptions provided by Rule 144 under the Securities Act.

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                     RESTATED CERTIFICATE OF INCORPORATION

  This section describes the material terms of the restated certificate of incorporation of Prodigy which is attached as Annex F to this proxy statement and is incorporated by reference into this summary. We urge all Prodigy stockholders to read the restated certificate of incorporation carefully for a more complete description of its terms and conditions.

 Authorized Capital Stock

  Prodigy currently is authorized to issue 150,000,000 shares of Prodigy common stock and 10,000,000 shares of Prodigy preferred stock. As of April 7, 2000, there were outstanding 64,644,561 shares of Prodigy common stock and no shares of Prodigy preferred stock.

  The restated certificate of incorporation would increase the authorized capital stock of Prodigy to 290,000,001 shares, consisting of:

  . 280,000,000 shares of Prodigy Class A common stock;

  . one share of Prodigy Class B common stock; and

  . 10,000,000 shares of Prodigy preferred stock.

  Upon the effectiveness of the restated certificate of incorporation, each share of Prodigy common stock will be automatically converted into one share of Prodigy Class A common stock. Thereafter, all certificates formerly representing Prodigy common stock will automatically represent Prodigy Class A common stock.

  The additional shares of Prodigy common stock to be authorized would be available for possible future financing and acquisition transactions, stock dividends or splits and other corporate purposes. Having these shares available for issuance in the future would give Prodigy greater flexibility and allow shares of Prodigy common stock to be issued without the expense and delay of a stockholders' meeting. The additional shares would be available for issuance without further action by the stockholders except as required by applicable law or the rules of any stock exchange on which Prodigy common stock may be listed. The Nasdaq National Market requires stockholder approval for the issuance of additional shares in connection with acquisition transactions where the issuance of shares could result in an increase in the number of shares of Prodigy common stock outstanding by 20% or more. The holders of Prodigy common stock do not have preemptive rights to acquire the additional authorized shares of Prodigy common stock.

  Prodigy has no plans to issue shares of Prodigy common stock for which authorization is being sought other than:

  . the issuance of one share of Prodigy Class B common stock to the SBC subsidiary in connection with the SBC transaction;

  . the issuance of Prodigy Class A common stock upon conversion of all outstanding Prodigy common stock;

  . upon exchange of units to be issued to the SBC subsidiary as contemplated by the SBC transaction in accordance with the amended and restated limited partnership agreement of the operating partnership;

  . upon conversion of the shares of Prodigy Class B common stock to be issued to the SBC subsidiary as contemplated by the SBC transaction in accordance with the restated certificate of incorporation and the amended and restated by-laws;

  . the issuance of Class A common stock to complete the FlashNet merger;

  . upon exercise of outstanding stock options and warrants, including options and warrants to be assumed as part of the FlashNet merger; and

  . under Prodigy's stock and option plans, including the proposed 1999 stock option plan.

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 Voting Rights

  All shares of Prodigy common stock will be identical in all respects and will entitle the holders to the same rights and privileges except that:

  . each holder of Prodigy Class A common stock will be entitled to one vote per share; and

  . each holder of Prodigy Class B common stock will be entitled to one vote for each share of Prodigy Class B common stock and one vote for each unit in the operating partnership not held by Prodigy.

 Merger of Operating Partnership into Prodigy

  The affirmative vote of 75% of holders of Prodigy Class B common stock, voting as a separate class, will be required to approve the merger of the operating partnership into Prodigy, and the holders of Prodigy common stock will not be entitled to vote on such a merger.

 Dividends and Distributions

  The holders of Prodigy common stock will be entitled to receive dividends and distributions when declared by the board of directors. Prodigy must pay the same dividends or make the same distributions to holders of each class of Prodigy common stock. In the case of stock dividends or distributions, including stock splits, holders of each class of Prodigy common stock will only be entitled to receive shares of the same class of Prodigy common stock which they hold. In the case of a stock dividend or distribution, Prodigy will issue the same number of shares of each class of Prodigy common stock.

  In the case of dividends or other distributions of voting securities, Prodigy will pay dividends in two separate classes of voting securities identical in all respects except that the voting securities paid to the holders of Prodigy Class B common stock will have the same voting and conversion rights as the Prodigy Class B common stock and will have the same restrictions on transferability applicable to the Prodigy Class B common stock.

  In the case of dividends or other distributions of securities convertible into voting securities, Prodigy will provide that these convertible securities be identical in all respects except that the conversion and voting rights of each security underlying the convertible security paid to the holders of Prodigy Class B common stock shall be the same as for Prodigy Class B common stock, and each security will have the same restriction on transferability applicable to Prodigy Class B common stock.

 Conversion of Prodigy Class B Common Stock

  Each holder of Prodigy Class B common stock may at any time convert Prodigy Class B common stock into Prodigy Class A common stock on a one-for-one basis. Each share of Prodigy Class B common stock will be automatically converted into Prodigy Class A common stock upon any transfer to anyone other than SBC or its affiliates. In the event shares of Prodigy Class A common stock are reclassified, a holder of Prodigy Class B common stock will be entitled to receive upon conversion the securities that the holder would have received if the conversion had occurred immediately prior to the record date of the reclassification. Prodigy has agreed to reserve sufficient shares of Prodigy Class A common stock for issuance upon conversion of Prodigy Class B common stock and to list the shares of additional shares of Prodigy Class A common stock on the Nasdaq National Market.

 Stock Splits

  Prodigy will not subdivide or combine the outstanding shares of one class of Prodigy common stock without proportionately subdividing or combining the outstanding shares of all classes of Prodigy common stock. Pursuant to the amended and restated limited partnership agreement, if Prodigy subdivides or combines the outstanding shares of Prodigy Class A common stock, then the operating partnership must subdivide or combine the units of the operating partnership concurrently with and in the same manner as the Prodigy Class A common stock.

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 Options, Rights or Warrants

  Prodigy will not make any offering of options, rights or warrants to subscribe for shares of Prodigy Class B common stock. If Prodigy makes an offering of options, rights or warrants to subscribe for shares of any capital stock, other than Prodigy Class B common stock, to all holders of a class of Prodigy common stock, then Prodigy will simultaneously make an identical offering to all holders of the other classes of Prodigy common stock. The holders of Prodigy Class A common stock and Prodigy Class B common stock will be offered the right to subscribe to any option, right or warrant offering at the same rate per share.

 Mergers, Consolidations and Similar Events

  In the event of a merger, consolidation or other transaction into which shares of Prodigy common stock are exchanged for other securities, cash and/or other property, then the shares of each class of Prodigy common stock will be exchanged for or changed into either:

  . the same amount of securities, cash and/or property for which each share of any other class of Prodigy common stock is exchanged; provided that if shares of common stock are exchanged for shares of any other class of common stock, the exchanged shares may only differ to the extent that the Prodigy Class A common stock and Prodigy Class B common stock differ; or

  . if the holders of each class of Prodigy common stock are to receive different distributions of securities, cash and/or other property, an amount of securities, cash and/or property per share having a value equal to the value per share for which each share of any other class of Prodigy common stock is exchanged.

 Liquidation Rights

  In the event of Prodigy's dissolution, liquidation or winding up, Prodigy's available assets and funds will be divided ratably among all the holders of Prodigy common stock as a single class.

 No Preemptive Rights

  In general, the holders of Prodigy common stock are not entitled to any preemptive right to subscribe for, purchase or receive any additional capital stock, debt securities or securities convertible or exchangeable for stock issued by Prodigy.

 Prodigy Preferred Stock

  The board of directors of Prodigy may issue Prodigy preferred stock in one or more series. Each series will have the voting powers, designations, preferences, other rights and qualifications, limitations and restrictions that are stated in the restated certificate of incorporation or in the board resolutions providing for the issuance.

 Board of Directors

  Subject to a reduction in the number of directors, the board of directors of Prodigy will consist of nine directors. The holders of Prodigy Class B common stock, voting as a separate class, will be entitled to elect three of the nine directors. The holders of all classes of Prodigy common stock, voting together, will be entitled to elect the remaining six directors.

 Reduction in Number of Directors

  The number of Class B directors will be reduced following the transfer of shares of Prodigy common stock and/or units by the holders of Prodigy Class B common stock as follows:

  . If the holders of Prodigy Class B common stock transfer in the aggregate a number of shares of Prodigy common stock or units constituting an aggregate of more than 33% of the initial number of units issued

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   to them, then the number of Class B directors will be reduced from three to two and the size of the board of directors will be reduced to eight.

  . If the holders of Prodigy Class B common stock transfer in the aggregate a number of shares of Prodigy common stock and/or units constituting an aggregate of more than 67% of the initial number of units issued to them, then the number of Class B directors will be reduced to one and the size of the board of directors will be reduced to seven.

  . If the holders of Prodigy Class B common stock transfer in the aggregate a number of shares of Prodigy common stock and/or units constituting an aggregate of 100% of the initial number of units issued to them, then the number of Class B directors will be reduced to zero and the size of the board of directors will be reduced to six.

  Transfers of shares of Prodigy Class B common stock and/or units to SBC or its affiliates, and the exchange of units into shares of Prodigy Class A common stock, will not constitute a transfer of shares of Prodigy Class B common stock and/ or units for the purpose of reducing the number of Class B directors.

 Vacancies and Removals

  If a Class A director dies, resigns or is removed from the board, the vacancy will be filled by the affirmative vote of the remaining Class A directors then in office, even if less than a quorum of the board. If a Class B director dies, resigns or is removed from the board, the vacancy will be filled by the affirmative vote of the remaining Class B directors then in office, even if less than by a quorum of the board, or by a sole remaining Class B director. In the absence of a sole remaining Class B director, a vacancy will be filled by a majority vote of the holders of Prodigy Class B common stock, voting as a separate class. Any director elected to fill a vacancy will hold office until the next annual meeting of stockholders or until the director's term of office otherwise terminates.

  Any director may be removed from office only for cause by the affirmative vote of the holders of at least 80% of the voting power of Prodigy common stock, voting together as a single class. However, any Class A director may be removed at any time, with or without cause, by a majority vote of the holders of Prodigy common stock, voting together as a single class, and any Class B director may be removed at any time, without cause, only by a majority vote of the holders of Prodigy Class B common stock, voting as a separate class.

 General Powers of the Board of Directors

  The business and affairs of Prodigy will be managed by the board. Prodigy, the operating partnership and any subsidiary of Prodigy are not permitted to take any of the following actions without the prior approval of the board:

  . any amendment of the restated certificate of incorporation or amended and restated by-laws of Prodigy, the amended and restated limited partnership agreement of the operating partnership or similar constitutive documents of any other subsidiary of Prodigy;

  . the merger, consolidation, dissolution, liquidation or similar event of Prodigy, the operating partnership or any other subsidiary of Prodigy;

  . the issuance, authorization, cancellation, alteration, modification, reclassification or redemption of any equity security of Prodigy or any unit or other equity interest in the operating partnership or any other subsidiary of Prodigy, or any option, put, call or warrant with respect to the foregoing, including pursuant to any merger, consolidation or similar transaction, except under outstanding options and warrants or employee benefit plans or agreements;

  . the issuance, authorization, cancellation, alteration, modification, reclassification or redemption of any shares of Prodigy Class B common stock, including pursuant to any merger, consolidation or similar transaction;

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  . the transfer or other disposition of any material asset of Prodigy, the operating partnership or any other subsidiary of Prodigy;

  . the acquisition of any interest in, or making of any loan to, another person or entity by Prodigy, the operating partnership or any other subsidiary of Prodigy for or in an amount in excess of $5,000,000, or capital expenditure, except for short-term cash management, or the borrowing by Prodigy, the operating partnership or any other subsidiary of Prodigy of an amount in excess of $5,000,000;

  . the approval of any business plan for Prodigy, the operating partnership or any other subsidiary of Prodigy;

  . the appointment of the chief executive officer for Prodigy, the operating partnership or any other subsidiary of Prodigy;

  . the adoption of any employee benefit plan or any amendment to an existing plan by Prodigy, the operating partnership or any other subsidiary of Prodigy;

  . the hiring of any employee of Prodigy, the operating partnership or any other subsidiary of Prodigy with any annual salary in excess of $250,000 or increasing the compensation of any employee above $250,000;

  . the appointment or dismissal of auditors for Prodigy, the operating partnership or any other subsidiary of Prodigy;

  . the conduct by Prodigy, the operating partnership or any other subsidiary of Prodigy of any business other than its current business or the establishment of any entity by Prodigy, the operating partnership or any other subsidiary of Prodigy to conduct any business; or

  . any action by, in respect of or otherwise involving any entity in which Prodigy, the operating partnership or any other subsidiary of Prodigy has or acquires a controlling interest which would require board approval if the action were by, in respect of or otherwise involving Prodigy, the operating partnership or any other subsidiary of Prodigy, as described below.

 Appointment and Powers of the Executive Steering Committee

  The board will establish an executive steering committee consisting of two Class A directors selected by Telmex and Carso Global Telecom and two Class B directors selected by the Class B directors. The purpose of the executive steering committee will be to evaluate the matters set forth below and to report to the board for approval only those matters which have been unanimously approved by the executive steering committee.

  Approval by the board of directors of Prodigy or any committee of the board of any action set forth below shall not be effective unless the action has been unanimously approved by the executive steering committee. The executive steering committee must evaluate the following matters:

  . any amendment of the restated certificate of incorporation or amended and restated by-laws of Prodigy or the amended and restated limited partnership agreement of the operating partnership or similar governing documents of any other subsidiary of Prodigy;

  . the merger, consolidation, dissolution, liquidation or similar event of Prodigy or any of its consolidated subsidiaries;

  . the issuance, authorization, cancellation, alteration, modification, reclassification or redemption of any equity security of Prodigy or any unit in the operating partnership, or any option, put, call or warrant with respect to the foregoing, including pursuant to any merger, consolidation or similar transaction, except under outstanding options and warrants or employee benefit plans or agreements;

  . the issuance, authorization, cancellation, alternation, modification, reclassification or redemption of any shares of Prodigy Class B common stock, including pursuant to any merger, consolidation or similar transaction;

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  . the transfer or other disposition of any material asset of Prodigy and its consolidated subsidiaries;

  . the acquisition of any interest in, or making of any loan to, another person or entity by Prodigy, the operating partnership or any other subsidiary of Prodigy for or in an amount in excess of $20,000,000, or capital expenditure, except for short-term cash management, or the borrowing by Prodigy, the operating partnership or any other subsidiary of Prodigy of an amount in excess of $20,000,000, except for borrowing under revolving credit facilities approved by the board;

  . the approval of any business plan for Prodigy and its consolidated subsidiaries;

  . the appointment of the chief executive officer for Prodigy and its consolidated subsidiaries;

  . the conduct by Prodigy and its consolidated subsidiaries of any business other than its current business; or

  . any action by, in respect of or otherwise involving any entity in which Prodigy, the operating partnership or any other subsidiary of Prodigy has or acquires a controlling interest which would require board approval if the action were by, in respect of or otherwise involving Prodigy, the operating partnership or any other subsidiary of Prodigy, as described below.

  Any director of Prodigy may bring any matter to, and discuss any matter with, the executive steering committee.

 Reduction in the Size of the Executive Steering Committee

  The number of Class B directors on the executive steering committee will be reduced following the transfer of shares of Prodigy common stock and/or units by the holders of Prodigy Class B common stock as follows:

  . If the holders of Prodigy Class B Common Stock transfer in the aggregate a number of shares of Prodigy common stock and/or units constituting an aggregate of more than 33% of the initial number of units issued to them, then the number of Class B directors on the executive steering committee will be reduced to one and the size of the executive steering committee will be reduced to three.

  . If the holders of Prodigy Class B common stock transfer in the aggregate a number of shares of Prodigy common stock and/or units constituting an aggregate of 67% of the initial number of shares or units initially issued to them, then the number of Class B directors on the executive steering committee will be reduced to zero and the size of the executive steering committee will be reduced to two.

  Transfers of shares of Prodigy Class B common stock and/or units to SBC or its affiliates, and the exchange of units into shares of Prodigy Class A common stock, will not constitute a transfer of shares of Prodigy Class B common stock and/or units for the purpose of reducing the number of Class B directors on the executive steering committee.

  The number of Class A directors on the executive steering committee will be reduced following the transfer of shares of Prodigy Class A common stock by Telmex and Carso Global Telecom as follows:

  . If Telmex and Carso Global Telecom, acting separately or jointly, transfer in the aggregate a number of shares of Prodigy Class A common stock constituting an aggregate of more than 33% of the number of shares of Prodigy common stock owned by them as of November 19, 1999, then the number of Class A directors on the executive steering committee will be reduced to one and the size of the executive steering committee will be reduced to three.

  . If Telmex and Carso Global Telecom, acting separately or jointly, transfer in the aggregate a number of shares of Prodigy Class A common stock constituting an aggregate of more than 67% of the number of shares of Prodigy common stock owned by them as of November 19, 1999, then the number of Class A

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   directors on the executive steering committee will be reduced to zero and the size of the executive steering committee will be reduced to two.

  Transfers of shares of Prodigy Class A common stock by Telmex or Carso Global Telecom to an affiliate within the same corporate group will not constitute a transfer of common stock for the purpose of reducing the number of Class A directors on the executive steering committee.

  In the event that the size of the executive steering committee is reduced to zero, it will be dissolved.

 Other Committees

  As long as a Class B director is entitled to be a member of the executive steering committee, each other committee designated by the board will contain at least one Class B director.

 Committee Resignations and Removal

  Any member of any committee may resign at any time by giving notice to Prodigy. Any member of any committee may be removed at any time, with or without cause, by the affirmative vote of the board of the directors. However, any member of the executive steering committee elected by the Class B directors may be removed from the executive steering committee at any time, either with or without cause, by the affirmative vote of a majority of the Class B directors. Any member of the executive steering committee may be removed from the executive steering committee for cause by the affirmative vote of all Class A directors and Class B directors, even if less than a quorum of the board.

 Limitation of a Director's Liability and Indemnification Provisions

  A director's liability for monetary damages for a breach of a fiduciary duty, including gross negligence, has been eliminated to the extent permitted by law. However, directors may still be liable for specified wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law.

  Prodigy will indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware general corporation law.

 Amendment

  The restated certificate of incorporation can only be amended or repealed by the affirmative vote of the holders of at least 80% of the issued and outstanding voting stock, voting as one class. However, no amendment may be adopted which would adversely affect the rights of the holders of any class of Prodigy common stock unless the holders of the class of Prodigy common stock, voting as a separate class, approve the amendment.

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                          AMENDED AND RESTATED BY-LAWS

  This section describes the material terms of the material provisions of the amended and restated by-laws of Prodigy which is attached as Annex G to this proxy statement and is incorporated by reference into this summary. We urge all Prodigy stockholders to read the amended and restated by-laws carefully for a more complete description of its terms and conditions.

 Voting

  Except as required by law or provided in Prodigy's restated certificate of incorporation, at the annual meeting of the stockholders and at any special meeting of the stockholders, on all matters submitted to a vote of the holders of Prodigy common stock:

  . each holder of Prodigy Class A common stock will be entitled to one vote per share; and

  . each holder of Prodigy Class B common stock will be entitled to one vote for each share of Prodigy Class B common stock and one vote for each unit in the operating partnership not held by Prodigy.

 Directors

  Prodigy will have the number of directors set forth in the restated certificate of incorporation. The procedures for filling any vacancies on the board of directors and for removing any directors will be set forth in the restated certificate of incorporation.

 Officers

  Subject to the approval procedures set forth in the restated certificate of incorporation, the president, treasurer and the secretary will be elected annually by the board of directors. Subject to the approval procedures set forth in the restated certificate of incorporation, the board will appoint a chairman of the board and will designate the chairman of the board as chief executive officer.

 Amendment

  Subject to the approval procedures set forth in the restated certificate of incorporation, the board may amend the by-laws by a majority vote. The stockholders may also amend or repeal any provision of the by-laws by a majority vote of the holders of a majority of shares of:

  . the issued and outstanding voting stock, voting as a separate class; and

  . the issued and outstanding Prodigy Class B common stock, voting as a separate class, if any Class B director is then a member of the executive steering committee.

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                             1999 STOCK OPTION PLAN

  This section describes the material terms of the 1999 stock option plan which is attached as Annex H to this proxy statement and is incorporated by reference into this summary. We urge all Prodigy stockholders to read the 1999 stock option plan carefully for a more complete description of its terms and conditions.

  The board of directors has adopted, subject to stockholder approval, the 1999 stock option plan. Up to 5,600,000 shares of Prodigy common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to options granted under the plan.

  As of March 31, 2000, under the 1999 stock option plan:

  . there were outstanding options to purchase an aggregate of 2,181,290 shares at a weighted-average price of $19.11 per share;

  . no shares had been issued on exercises; and

  . 3,418,710 additional shares were reserved for future option grants.

Summary of the Plan

 Description of Options

  The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and nonstatutory stock options.

 Incentive Stock Options and Nonstatutory Stock Options.

  Optionees receive the right to purchase a specified number of shares of Prodigy common stock at some time in the future at a specified option price and subject to the other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of Prodigy common stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of Prodigy common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Prodigy. Options may not be granted for a term in excess of ten years. The plan permits the board to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to Prodigy of shares of Prodigy common stock, by delivery to Prodigy of a promissory note or by any other lawful means.

 Eligibility to Receive Options

  Officers, employees, directors, consultants and advisors of Prodigy and its subsidiaries are eligible to be granted options under the plan. Under present law, however, incentive stock options may only be granted to employees. The maximum aggregate number of shares with respect to which options may be granted to any participant under the plan may not exceed 200,000 shares during any calendar year of the plan.

  As of March 31, 2000, approximately 438 persons were eligible to receive options under the plan, including Prodigy executive officers and non-employee directors. The granting of options under the plan is discretionary, and Prodigy cannot now determine the number or type of options to be granted in the future to any particular person or group.

  On May 4, 2000, the last reported sale price of Prodigy's common stock on the Nasdaq National Market was $11.6875 per share.

 Administration

  The plan is administered by the board of directors. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret the

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provisions of the plan. Pursuant to the terms of the plan, the board of directors may delegate authority under the plan to one or more committees of the board, and subject to certain limitations, to one or more executive officers of Prodigy. Subject to any applicable limitations contained in the plan, the board of directors or any other committee or executive officer to whom the board delegates authority, as the case may be, selects the recipients of options and determines:

  . the number of shares of Prodigy common stock covered by options and the dates upon which these options become exercisable,

  . the exercise price of options and

  . the duration of options.

  The board of directors is required to make appropriate adjustments in connection with the plan and any outstanding options to reflect stock dividends, stock splits and certain other events. In addition, if Prodigy enters into a merger or consolidation with or into another entity, the board shall provide that all outstanding options shall be assumed, or equivalent options be substituted, by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not agree to assume, or substitute for, these options, then the board shall provide that all unexercised options shall become fully exercisable as of a specified time prior to the merger or consolidation and shall terminate immediately prior to the consummation of the merger or consolidation.

  If any option expires or is terminated, surrendered, canceled or forfeited, the unused shares of Prodigy common stock covered by the option will again be available for grant under the plan subject, however, in the case of incentive stock options, to any limitation required under the code.

 Amendment or Termination

  No option may be granted under the plan after November 5, 2009, but options previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the plan, except that no outstanding option designated as subject to Section 162(m) of the Internal Revenue Code by the board of directors after the date of the amendment shall become exercisable, realizable or vested to the extent the amendment was required to grant the option, unless and until the amendment shall have been approved by Prodigy's stockholders.

Federal Income Tax Consequences

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the plan and with respect to the sale of Prodigy common stock acquired under the plan

 Incentive Stock Options

  In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Prodigy common stock acquired through the exercise of the option. The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

  Generally, the tax consequences of selling Prodigy common stock acquired upon the exercise of an incentive stock option will vary with the length of time that the participant has owned the stock at the time it is sold. If the participant sells Prodigy common stock after having owned it for at least two years from the date the option was granted and one year from the date the option was exercised, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of Prodigy common stock over the exercise price.

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  If the participant sells Prodigy common stock acquired upon the exercise of an incentive stock option for more than the exercise price prior to having owned it for at least two years the date the option was granted and one year from the date the option was exercised, then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held Prodigy common stock for more than one year prior to the date of sale.

  If a participant sells Prodigy common stock acquired upon the exercise of an incentive stock option for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the stock. This capital loss will be a long-term capital loss if the participant has held the stock for more than one year prior to the date of sale.

 Nonstatutory Stock Options

  As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of Prodigy common stock acquired through the exercise of the option on the date the option was exercised over the exercise price.

  With respect to any Prodigy common stock acquired upon the exercise of an nonstatutory stock option, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling the stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of Prodigy common stock and the participant's tax basis in Prodigy common stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held Prodigy common stock for more than one year prior to the date of the sale.

 Tax Consequences to Prodigy

  The grant of an option under the plan will have no tax consequences to Prodigy. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Prodigy common stock acquired under the plan will have any tax consequences to Prodigy. Prodigy generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the plan, including that which results from the exercise of a nonstatutory stock option, the sale of Prodigy common stock acquired upon the exercise of an incentive stock option for more than the exercise price prior to having owned it for at least two years from the date the option was granted and one year from the date the option was exercised or a
Section 83(b) election will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

  Prodigy's board of directors believes the adoption of the 1999 stock option plan is in the best interests of Prodigy and its stockholders and recommends that stockholders vote "FOR" the 1999 stock option plan.

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                               PRODIGY'S BUSINESS

  Prodigy is a leading nationwide Internet service provider that provides fast and reliable Internet access and other Internet-based services. Prodigy's nationwide Internet service offering, customer base and well recognized brand name have made it a leading national Internet service provider. Prodigy tailors its services to target the consumer, small business and U.S. Hispanic markets. Prodigy has nationwide brand recognition and customer acquisition not available to regional and local Internet service providers. Prodigy utilizes a nationwide network covering over 850 cities in all 50 states. This network allows approximately 90% of the United States population to access Prodigy's services with a local telephone call. Prodigy believes its scalable technology allows it to grow cost-effectively without significant capital expenditures. The number of billable subscribers to Prodigy Internet, including subscribers who switched from Prodigy's original Prodigy Classic online service, increased from 221,000 at December 31, 1997 to 1,138,000 at December 31, 1999.

  Prodigy Internet enables subscribers to use the Internet as a productivity tool by allowing subscribers to obtain and communicate desired information quickly and efficiently in an easy and personalized manner. Prodigy Internet users receive fast and reliable access to the Internet, Prodigy-branded and partner-branded content and other member services. Prodigy is expanding its Web hosting and electronic commerce services for business customers. Prodigy believes that its extensive experience in operating a large data center with electronic commerce applications positions it well for growth in these areas. Prodigy has introduced or is introducing various Internet-based services, such as Web-based email, chat, personal Web pages, instant messaging, long-distance telephone services, Internet-based telephone and fax services and online customer billing.

  Prodigy has been an online pioneer since its inception in 1984. Prodigy launched Prodigy Classic as the world's first consumer-focused online service in 1988. Prodigy Classic featured custom content, e-mail and chat rooms and was based on technologies owned by Prodigy. In October 1996, Prodigy launched Prodigy Internet, a service allowing consumers with any computer operating system to access the Internet. Prodigy Classic was discontinued in October 1999 as Prodigy completed the transition to Prodigy Internet. Since the autumn of 1997, Prodigy has focused on expanding the Prodigy Internet subscriber base and introducing additional Internet-based services. Prodigy has also used outside companies for network coverage, customer support and content. Due to these initiatives, Prodigy has substantially reduced its fixed operating costs and number of employees. Prodigy believes it can accommodate sustained subscriber growth cost-effectively without significant capital expenditures.

Industry Background

 Growth of the Internet and Electronic Commerce

  The Internet is a collection of computer networks that links millions of public and private computers to form the largest computer network in the world. It has become an important global communications medium, enabling millions of people to obtain and share information and conduct business electronically, and a critical tool for information and communications for many users. The Internet has grown rapidly in recent years, both in the number of Web users and Web sites. Many factors are driving the growth in the number of Web users and Web sites, including:

  .  the large and growing number of personal computers;

  .  the declining cost of computers;

  .  advances in the performance and speed of personal computers and modems;

  .  easier and alternative access to the Internet; and

  . the increasing importance of the Internet for communications, information and commerce.


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For many businesses, the Internet has created a new communications and sales channel enabling large numbers of geographically dispersed organizations and consumers to be reached quickly and cost-effectively.

 Evolution of the Internet Services Market

  Today, the Internet services market consists primarily of Internet access. Access services include dial-up access for individuals and small businesses and high-speed dedicated access primarily for larger organizations. The rapid development and growth of the Internet have resulted in a highly fragmented industry, consisting of more than 5,000 Internet service providers in the United States, most of which operate as small, local businesses. The Internet services industry is expected to undergo substantial consolidation, especially among mid-sized Internet service providers, over the next few years.

  Internet service providers vary widely in geographic coverage, customer focus and the nature and quality of services provided to subscribers. Few Internet service providers offer nationwide coverage, have a brand name with nationwide recognition or can grow significantly without additional investment in infrastructure. Internet service providers may concentrate on specific types of customers that differ from the target markets of other Internet service providers. Services offered by Internet service providers can range from simple dial-up access to highly organized, personalized access coupled with value-added services. Prodigy believes that consumers generally focus on speed and reliability of access, ease of use, customer service and price as they evaluate an Internet service provider. In addition, Prodigy believes many business customers want all their Internet-based requirements, such as Internet access, Web hosting and electronic commerce applications, met by a single provider.

  Internet operations, including Web hosting and electronic commerce, are increasingly becoming critical to businesses. However, many businesses lack the resources and expertise to develop, maintain and enhance, on a cost-effective basis, successful Internet operations. As a result, businesses increasingly use outside companies to enhance Web site reliability and performance, provide continuous operation of their Internet-based functions and reduce operating expenses. By outsourcing these services, companies can focus on their business rather than using their resources to support Internet operations.

  As a result, there is increasing demand for Internet service providers to offer electronic commerce services that businesses can establish quickly and easily. An increasing number of Internet service providers supplement their basic Internet access services with a variety of commercial services that facilitate electronic commerce, such as hosting web sites, online customer billing, co-location and other value-added services. These services expand an Internet service provider's potential revenue sources from basic monthly access fees to other fees such as set-up and maintenance charges. In addition, some larger and more sophisticated Internet service providers market other Internet-based services, such as paging, long-distance and cellular telephone services, to both consumers and business customers nationwide.

The Prodigy Solution

  Prodigy provides fast and reliable Internet access and other Internet-based services. Prodigy intends to meet the rapidly changing needs of its customers by offering new products and additional Internet-based services as demand arises. Prodigy believes the following competitive strengths positions it to meet this goal:

  Nationwide Brand Name Recognition. Since the introduction of its original service in 1988, Prodigy has established substantial nationwide brand recognition it believes offers a significant competitive advantage in attracting new subscribers. Prodigy uses a variety of advertising, promotional and distribution channels to leverage its brand name, one of the oldest and best-known in the Internet industry. Prodigy launched the Prodigy Internet service in October 1996 as a productivity tool dedicated to the Internet and designed to make a user's experience simpler and more rewarding. Prodigy believes the strength of the Prodigy brand has enhanced its Prodigy Internet marketing efforts and facilitated the rapid growth in the number of Prodigy Internet subscribers.

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  Nationwide Customer Acquisition Channels. Prodigy has a variety of arrangements to acquire customers, including:

  . contract acquisition programs with selected major PC manufacturers and retailers;

  .  bundling with PCs shipped by leading PC manufacturers;

  .  its relationship with Microsoft;

  .  Web-based marketing;

  .  retail channels;

  .  direct mail and telemarketing; and

  .  television, radio and print advertising.

  Prodigy believes many of these customer acquisition channels are not available to regional and local Internet service providers who lack a nationwide presence. Prodigy Internet software is included on PCs shipped by many leading PC manufacturers. This software is also included in the online services folder of every copy of Windows 98 and Windows 2000 shipped by Microsoft for sale in retail channels or for loading on new PCs. The Prodigy Internet service is also included in Microsoft's Internet service providers Internet Referral Service Program.

  Scalable Business Model. Prodigy has created a business and operating model that it believes can accommodate sustained subscriber growth cost-effectively without significant capital expenditures. Prodigy outsources major capital- and labor- intensive functions to companies that it believes can provide scalable and dependable network coverage, customer service and organized content. Prodigy's outsourcing arrangements enable it to rely on the resources of other companies while drawing on its own experience to manage these services. As a result, the principal costs of servicing new subscribers, network usage and telephone customer service are variable and generally increase only as the subscriber base increases. In addition, Prodigy's e-mail and customer authentication systems have been developed in-house to support a large number of customers. Prodigy's existing data hosting facilities have the capacity to support millions of additional subscribers.

  Fast and Reliable Service. Prodigy Internet offers fast and reliable Internet connections. Prodigy Internet subscribers have direct Internet access at speeds of up to 56 kilobits per second.

  Nationwide Network Coverage. The networks used to offer the Prodigy Internet service cover over 850 cities in all 50 states. The networks can provide dial-up access, with a local telephone call, to approximately 90% of the households in the United States. Prodigy also offers network access via an 800 telephone number for $.10 per minute without an additional enrollment charge. Prodigy also offers high-speed DSL access in seven states and is negotiating agreements expected to provide nationwide DSL coverage by the end of 2000.

  Superior Customer Experience. In addition to being easy to use and personalize, Prodigy believes Prodigy Internet offers a productive and rewarding customer experience. Prodigy's customer services include toll-free telephone support, various online support options and an online "members helping members" program. Prodigy distributes its customer service calls over multiple outsourcing partners to reduce call waiting times. Prodigy has developed proprietary filters to limit unsolicited commercial email, or "spam," sent by or addressed to subscribers. Prodigy accepts banner advertisements and sponsorships but does not generate pop-up advertisements which appear on smaller screens that automatically overlay the user's PC screen. Prodigy also offers a program that rewards subscribers for their loyalty with points that can be redeemed for gift certificates at selected retail stores.

Business Strategy

  Prodigy's objectives are to strengthen its position as a leading nationwide Internet service provider and to expand the range of services it offers and markets it serves. Key elements of Prodigy's business strategy include:

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  Leverage Strong Brand Name. Prodigy intends to increase its brand equity by promoting the Prodigy brand through increased marketing and advertising activities. Prodigy is leveraging the Prodigy brand name to expand its customer acquisition activities, offer new services and enter new markets.

  Introduce New Services. Prodigy is expanding its Web hosting business and introducing additional Internet-based services. In October 1999, Prodigy acquired BizOnThe.Net, a Web hosting business which sells Web sites to customers. The designs of these sites are based on standardized forms and artwork, which are customized for specific lines of business. Prodigy is enhancing its ability to obtain and organize customer data to enable targeted sales and marketing of Internet-based services to existing subscribers. In addition, Prodigy plans to expand its electronic commerce activities and has introduced broadband services with Bell Atlantic and Covad.

  Enter New Markets. Prodigy is leveraging its brand recognition to expand beyond its existing consumer market to include the small business and U.S. Hispanic markets. Prodigy's services for small businesses include dial-up Internet access, Web hosting, communications provisioning and related services. Since January 1999, Prodigy has managed Telmex's Prodigy Internet de Telmex subscribers in exchange for a management fee. In April 1999, Prodigy introduced its bilingual Prodigy en Espanol service for U.S. Hispanic consumers.

  Evaluate Acquisition Opportunities. Prodigy evaluates acquisition opportunities on an ongoing basis. At any given time Prodigy may be engaged in discussions with respect to possible acquisitions or other business combinations. Prodigy may seek strategic acquisitions that can complement its current or planned business activities. The Internet services industry is expected to undergo substantial consolidation over the next few years, and Prodigy may also seek to acquire other Internet service providers as an additional means of customer acquisition or to enter into new markets.

Products and Services

 Prodigy Internet

  Prodigy Internet is an open standards-based Internet access service, allowing consumers with any computer operating system to access the Internet. The Prodigy Internet service combines the depth and breadth of the Internet with the ease of use and organization of a traditional online service. Prodigy Internet users receive fast and reliable access to the Internet, Prodigy-branded and partner-branded content and other Prodigy member services.

  The Prodigy Internet service provides subscribers with, among other services:

  .  direct, high-speed Internet access;

  . an electronic mailbox enabling subscribers to send and receive an unlimited number of text, graphics and multimedia messages;

  .  instant messaging;

  .  space on Prodigy's servers to host a personal Web page; and

  .  Web-based email.

  Prodigy Internet also offers for most Prodigy Internet subscribers:

  . a personalized home page for each subscriber which includes personalized news services through MSNBC, stock portfolios, weather through Accuweather, local TV listings and sports scores;

  . customer service and online member support, including help files, tutorials and other online educational tools;

  . content generated by community members using communication tools such as chat, message boards, news groups, bulletin boards and personal Web pages; and

  . access to online transactions on the Web through the Prodigy home page and other e-commerce platforms.

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  The Prodigy Internet service is compatible with Internet standards and protocols, allowing use of industry-standard client/server software. Unlike some online services that use proprietary technologies, Prodigy Internet merges seamlessly with Web content and can be regularly updated to incorporate advances in Internet technologies, such as new browsers, RealAudio players and security devices for electronic commerce. Prodigy Internet is compatible with the Microsoft Internet Explorer and Netscape Navigator browsers on the Windows 98, Windows 95 and Windows 3.1 operating systems and on Macintosh computers. Microsoft Internet Explorer is the primary browser shipped on disks that contain the Prodigy Internet software.

  As of December 31, 1999, there were 1,138,000 billable subscribers to the Prodigy Internet service.

  The price plans for the Prodigy Internet service vary and are subject to change. Prodigy Internet's principal price plans currently are:

  .  $19.95 per month for unlimited usage with a 30-day money back guarantee;

  . a discounted prepaid annual plan of $198 for one year of unlimited usage, equivalent to $16.50 per month;

  . $9.95 per month for three months of unlimited usage, and $19.95 per month thereafter;

  . a free trial for 30 days with unlimited usage, and $19.95 per month thereafter;

  .  $21.95 per month for unlimited usage plus five mailboxes; and

  . $21.95 or $19.95 per month for new customers acquired under contract acquisition programs with major PC retailers.

 Other Internet-Based Services

  Prodigy's other Internet-based services include the following:

  . The shopping tab on Prodigy Internet currently provides links to over 100 Web-based stores and retailers, including Amazon.com, Reel.com, PETsMART, Godiva Chocolate, eToys, uBid, Outpost.com and Omaha Steaks.

  . In September 1998, Prodigy began offering paging services in partnership with SkyTel.

  . In February 1999, Prodigy announced the launch of Prodigy MailLink, a new Web-based e-mail program that allows Prodigy Internet members to access their Prodigy e-mail from any PC connected to the Web.

  . In June 1999, Prodigy rolled out the co-branded marketing of long-distance telephone services through Talk.com.

  . In December 1999, Prodigy announced a relationship with Metris and Mastercard to offer a Prodigy Internet Mastercard to Prodigy members. The program is scheduled to launch in the second quarter of 2000.

  . In January 2000, Prodigy announced a relationship with AnyDay.com to provide free calendaring and invitation services to its members.

  . In March 2000, Prodigy announced a relationship with LookSmart to provide the LookSmart search engine to its members.

 Business Services

  In October 1999, Prodigy acquired BizOnThe.Net, a Web hosting business, and combined it with Prodigy's existing Web hosting business. The combined operation is called Prodigy Biz. The majority of the Prodigy Biz business is the sale of Web sites with standardized forms and artwork to customers. These hosting services are sold through telemarketing and offer a simple, easy to use and understandable Web site to small businesses. A small part of the Prodigy Biz business is the sale of more complex and sophisticated shared Web hosting services to small businesses, as developed by the Prodigy Business Solutions Group before the purchase of BizOnThe.Net. This more sophisticated offering allows Web hosting customers the ability to design their own Web sites. Prodigy also offers these Web-hosting customers e-commerce capabilities, which permit

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the customer to set up an online store to promote, sell, bill for and collect payments relating to its products and services.

 Spanish-Speaking and Hispanic Market

  Prodigy markets Internet services to Spanish-speaking and Hispanic customers in the United States. According to U.S. census data, there are approximately 17 million persons in the United States age 5 or older who speak Spanish at home, and a total of approximately 28 million U.S. residents are identified as Hispanic.

  In April 1999, Prodigy launched Prodigy en Espanol, the first completely bilingual Spanish-English Internet access service offered nationwide in the United States. Prodigy en Espanol is tailored to meet the needs of the large and growing Hispanic community in the United States. Prodigy en Espanol provides the same fast and reliable access to the Internet as Prodigy Internet. Bilingual options for the customer include enrollment software, the customer interface, customer service and technical service, allowing Prodigy en Espanol subscribers the option using either Spanish or English. Content of interest to the Hispanic community in the United States, and links to web sites with Spanish language content, are featured on the home page of Prodigy en Espanol. Prodigy en Espanol subscribers also have access to all of the English content offered to Prodigy Internet subscribers.

  In April 2000, Prodigy became the exclusive co-branded preferred Internet service provider for Hispanic Broadcasting Company, a large Spanish-language radio broadcasting company in the United States, and Prodigy en Espanol will be the preferred Internet access service featured on Hispanic Broadcasting Company's radio stations, Web sites and special events. The agreement between Prodigy and Hispanic Broadcasting Company includes on-air and off-air promotional time as well as provision for Prodigy to provide hosting services for Hispanic Broadcasting Company's corporate Internet activities.

  As of December 31, 1999, Prodigy managed approximately 364,000 Prodigy Internet de Telmex subscribers. See "Transactions with Related Parties." Telmex is the leading provider of local and long-distance telephone services in Mexico and is the principal full-service telecommunications provider in Mexico. Telmex owns the nationwide network of local telephone lines and the principal public long-distance telephone transmission facilities in Mexico, and has built a nationwide data transmission network. Carso Global Telecom currently controls Telmex. Carso Global Telecom and Telmex are Prodigy's principal shareholders.

 Electronic Commerce

  Prodigy was a pioneer in electronic commerce through its establishment of standards and creation of applications that facilitated online shopping and transacting, such as online banking and securities trading. Prodigy currently has the capability to provide the fundamental elements of electronic commerce-- Web hosting, hosting of intranets/extranets and high-speed dial access, meaning using the quickest modem available to send and to receive information to and from the Internet. Prodigy's strategy is to provide its customers with a bundle of products and services containing everything needed to access the web and to set up online stores to promote, sell, bill for and collect payments relating to its products and services. Although e-commerce applications have not to date generated a material portion of Prodigy's revenues, e-commerce applications that Prodigy plans to roll out include:

  .  electronic shopping carts;

  .  order processing and tracking;

  .  online billing and payment processing; and

  . in conjunction with partners, consulting and integration services for complex and large electronic commerce sites.

 Broadband Services

  Prodigy's broadband strategy is designed to provide customers with a suite of Internet access and other Internet-based services in conjunction with selected technology and marketing partners. Prodigy has entered into agreements with Bell Atlantic, Southwestern Bell and Covad Communications for the provisioning of DSL services and is in discussions with others to support various broadband applications.


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Customer Acquisition and Marketing

  Prodigy uses a variety of methods to acquire customers. Prodigy believes that the strong national brand recognition of the Prodigy name and the nationwide network used by Prodigy provide it with access to customer acquisition methods not available to local and regional Internet service providers.

  The Prodigy Internet service is marketed through a variety of media outlets, including television, radio and outdoor advertising. The target audiences for Prodigy Internet are:

  .  purchasers of new desktop consumer PCs;

  . existing subscribers to online services who may be interested in moving to an Internet service provider; and

  . existing Internet service subscribers who are dissatisfied with their current service or attracted to the performance and features of Prodigy Internet.

  Prodigy believes that the purchasers of new desktop consumer PCs give Prodigy effective access to both first-time Internet users, who may be attracted by Prodigy Internet's ease-of-use, personalized home page customer service and online assistance, and existing Internet access subscribers who, in conjunction with the purchase of a new PC, may be willing to switch to Prodigy Internet. Prodigy believes that consumers in the other target segments listed above are less likely to switch back from Prodigy Internet to another Internet service providers, are less price-sensitive and are more receptive to value-added services.

  Prodigy's marketing efforts position the Prodigy Internet service as the right Internet choice and as a productivity tool to help users obtain and communicate information quickly and efficiently. Marketing themes emphasize that the Prodigy Internet service is superior in terms of:

  .  availability and reliability;

  .  speed--up to 56 kilobits;

  . technology--a network architecture that places asynchronous transfer mode switching devices at local phone access sites instead of backhauling the data to a central location;

  .  navigation; and

  .  personalization.

  Contract Acquisition Programs. Prodigy has relationships with selected major PC retailers which enable the retailers to offer rebates to consumers who purchase new PCs. Under these agreements, Prodigy makes a payment to the retailer in exchange for the retailer enrolling a customer onto Prodigy Internet and obtaining a signed contractual commitment from the customer to a term subscription to Prodigy Internet. These payments range up to $400 for a term subscription of up to three years.

  PC Bundling. The Prodigy Internet service is bundled with PCs under arrangements where Prodigy pays a negotiated fee to the PC manufacturer only if a subscriber enrolls from the PC and continues as a service customer beyond an introductory period. PC bundling is attractive to Prodigy because the supplier bears the distribution cost and bundling reaches many more potential subscribers than through most other acquisition channels. The Prodigy Internet software is pre-loaded on selected PC models shipped by Hewlett Packard, IBM, Gateway 2000, Sony and Toshiba.

  Microsoft Relationship. Microsoft includes the Prodigy Internet service in the online services folder of every copy of the Windows 98 shipped by Microsoft for sale in retail channels or for loading on new PCs. Prodigy Internet, Microsoft Network, America Online, CompuServe and AT&T WorldNet are the only services in the online services folders of Windows 98. Microsoft also includes Prodigy Internet in Microsoft's Internet service providers Internet Referral Service Program. Prodigy believes that these arrangements enhance Prodigy's nationwide brand presence.


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  Web-Based. Prodigy maintains a Web site--www.prodigy.com--that provides
Internet users with the opportunity to learn about and enroll in the Prodigy Internet service. Prodigy believes its television advertising and other programs help target consumers interested in switching providers.

  Retail. Prodigy has relationships with major retailers in the computer, software and consumer electronics areas, including Best Buy, Office Depot and Electronics Boutique. The Prodigy Internet software is currently available at approximately 6,000 retail stores nationwide. These relationships typically entitle Prodigy to establish displays containing free software in prime locations, such as next to cash registers. Prodigy supports these relationships through the use of bounty programs, cooperative advertising, joint promotional events and manufacturer development funds.

  Direct. Prodigy pursues targeted audiences in its direct mailing and telemarketing efforts. Prodigy targets its direct mail to highly-qualified prospects, such as known Internet users and new PC purchasers. Prodigy's inbound telemarketing program fulfills customer orders, 24 hours a day, 7 days a week, 365 days a year, via toll-free telephone numbers--1-800-PRODIGY and 1-888-PRODIGY--that it promotes widely. Prodigy's outbound telemarketing programs focus on the reacquisition of recently disconnected members and highly-qualified prospects. Prodigy outsources its telemarketing services. Prodigy maintains an online, member-assisted referral program in which existing subscribers receive cash payments for signing up new members.

  Retention Programs. Prodigy also develops programs to encourage trial customers to subscribe and improve customer retention. Prodigy designs these promotions to increase usage, which results in a higher likelihood of subscribing. In January 1999, Prodigy introduced the Prodigy Points program, a member loyalty program designed to increase knowledge and usage of the Web for transactions and other services. Through the Prodigy Points program, Prodigy members can earn "points" based on usage and redeem points for gift certificates at selected retail stores. Prodigy plans to extend this program to travel services and other merchandise, including a free month of Prodigy Internet service. Prodigy also uses incentives to retain subscribers who might otherwise cancel service.

Customer Service

  Prodigy designs its customer service programs to increase member satisfaction and retention, while controlling costs by combining outsourcing with in-house services. Prodigy believes that its customer service programs, coupled with a new-release strategy that is sensitive to the concerns of existing members and responsive to market trends, have positioned Prodigy to provide customer support that is cost-effective and that it can expand to accommodate future growth.

  Telephone Support. Prodigy outsources its telephone support for initial questions from users to various vendors. Telephone technical support is toll-free and available twenty-four hours per day, 365 days per year. Customers are assisted with Prodigy software installation, enrollment questions, account management concerns, service access problems and disconnect requests. Prodigy can direct customer calls between vendors on short notice, which Prodigy believes creates a competitive environment between vendors, resulting in enhanced quality, performance and pricing. Geographic distribution of call centers allows for uninterrupted service in the event of regional disasters. Administrative and billing support is available weekdays from 9:00 a.m. to 9:00 p.m., eastern time.

  In-House Customer Support and Systems. Prodigy maintains an online member services area that provides a variety of support options to all members, including real-time chat, instant messaging, news groups, message boards and email. Prodigy has integrated comprehensive help, tutorials, advisories, frequently asked questions and tips online. Prodigy also has an online "members helping members" program, in which selected subscribers receive nominal monthly compensation in exchange for providing personalized responses to members posting inquiries on news groups, message boards and chat. Prodigy's customer service organization monitors customer service vendor performance with quantitative metrics such as average wait time, first call

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resolution rate and abandon rate, and qualitative controls such as call monitoring. Prodigy also has technically-trained customer service representatives to call subscribers with unresolved problems.

  Prodigy maintains detailed customer records and documents each customer support request in a problem tracking system. This system allows recurring problems to be identified and escalated for resolution. Prodigy maintains a Web-based database that is accessible by all vendor and employee customer service representatives on a real-time basis. This database helps ensure accurate and consistent delivery of customer service regardless of where the contact is handled.

  Billing. Prodigy outsources its customer billing system and services to CSG Systems, CSG Systems' billing system is highly customized and flexible and supports prompt pricing changes. CSG Systems provides credit card and paper billing, transaction processing and check handling. Prodigy bills a substantial majority of its current subscribers through pre-authorized credit card charges. Other subscribers receive invoices.

Technology

  Prodigy has been a technology pioneer in the online industry since its formation in 1984 and introduced many concepts that would later be adopted for the Web. Continuing this pioneering heritage in the Internet industry, the Prodigy Internet service utilizes a standards-based, proprietary service provider platform and mail server developed by Prodigy.

  Service Provider Platform. The service provider platform is a suite of functions that creates the infrastructure of a large-scale Internet service provider. Capabilities include customer profile management, access control, authentication, billing and customer care interfaces and other functions necessary to offer large-scale Internet services. The service provider platform is scalable to millions of subscribers. It is compatible with industry standard products, such as Netscape and Apache Web servers and Oracle databases. The service provider platform also interfaces effectively with Prodigy's mail server. The platform is built to open standards to enable the use of applications from other suppliers.

    Portal. Highly scalable Web platform for delivery of a personalized Internet experience. The platform is compatible with various content feeds. Personalization is based on member preference and geographical data.

    Instant Message/Chat. High function system that enables interactive and real-time communication between members.

    Community Platform. Various tools and systems that enable and promote communities on the Prodigy Internet service, including a bulletin board platform and an email-list platform. The email-list platform is capable of supporting custom domains, and delegated administration making it possible for Prodigy to leverage it not only for communities, but also for the small business Web hosting line of business.

    Alerts. A real-time notification system that is capable of alerting Prodigy members to various interesting events, such as arrival of certain emails, stock and Usenet alerts. The system is highly scalable and extensible to various content and alert feeds.

    Web-Hosting Platform. High scalable and functional system for hosting small business Web sites. The system is compatible with e-commerce applications and various Web publishing tools. The system also provides small business users with custom email domains and mailboxes, as well 56 kilobits dial capabilities.

  Mail Server. The Prodigy Internet service uses a scalable, reliable Internet mail server. The mail server draws on the fault-tolerance and scalability provided by the underlying Oracle database to offer flexibility, ease of operation and scalability. Prodigy's mail server supports standard Internet protocols. The mail system also provides:


    Tools for Administrators. Welcome messages; bulk mailers; quota controls by realm, domain, household, small business or individual account; tools to manage spam; and operational scripts and tools.


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    Tools for Users. User-configured filters for prioritization and spam removal. Messages can contain any number of attachments through technology which allows the user to send and receive graphics, audio and video files via the Internet, up to a size limitation of 10 megabytes per mailbox. The mail system delivers messages without promotional tag lines.

    Features for Business Customers. Support for multiple domains, which enables Prodigy Internet to operate multiple Internet services under different brands on the same system base and an off-site administrator to control enterprise mailboxes.

    Configuration and Provisioning Interfaces. The system supports a standard administrative interface that provides configuration and control of the mail system from external systems or via a hypertext markup language screen. Standard application programming interfaces, interface the system to external databases for user authentication and mailbox provisioning.

    Scaling Ability. The system is designed to scale to millions of mailboxes with an architecture that supports hardware and data redundancy.

Network and Related Infrastructure

  Subscribers access Prodigy's services by connecting to a network with their PCs using local, toll-free or long distance telephone service. The network connects subscribers' PCs to the Internet and to Prodigy's hosting servers. The hosting servers store some of the data accessed during subscriber sessions. Network connections are made through communications hardware, such as telephone lines, routers, switches and modems. These direct data and enable communication among a variety of computer operating systems. The network used for the Prodigy Internet service is built to Internet standards. Prodigy outsources its consumer dialup network functions to Splitrock, Navinet and AT&T.

 Network Architecture

  The network infrastructure used by Prodigy Internet consists of three primary tiers: local phone access sites; a middle tier, which connects local phone access sites to regional hubs; and a backbone tier, which connects the regional hubs to the Internet or Prodigy's data hosting center. The network currently includes over 750 local phone access sites nationwide and has the capability to provide dial-up access, with a local telephone call, to approximately 90% of the households in the United States. Prodigy also offers access to the Splitrock network via an 800 telephone number for $.10 per minute without an additional enrollment charge. Over 750 local phone access sites currently provide 56 kilobits access to Prodigy Internet subscribers having modems of that speed. All of the local phone access sites that provide 56 kilobits access are V.90 supported.

 Data Hosting Center

  Prodigy's data hosting center, located in Yorktown Heights, New York, houses approximately 400 high-capacity servers to store content and other data. The data center contains a mainframe complex that supports business support systems such as subscriber session accounting and reporting and high-capacity servers for customer service support systems and business accounting. Prodigy's data center hosts a variety of applications that are scalable to millions of users. The use of standard interfaces allows integration of products offered by a broad spectrum of vendors, including IBM, Microsoft and Netscape. Supported operating system platforms include UNIX/AIX, Windows(R) NT and OS/390, and installed database products include Oracle and DB2.

  Prodigy has equipped its data hosting center with triple redundant power systems and housed it in a climate and humidity controlled environment. Prodigy has installed both battery and diesel power backup systems to preclude outages. All production host systems have backup processors or are designed to be fault tolerant, and all critical data is backed up to tape daily. Prodigy physically secures facilities and data by incrementally restrictive card key locks. Built-in operating system security features provide logical data security. The facility uses firewall technology to protect critical systems. Prodigy has installed servers that are open directly to the Internet on a separate network. In addition, the facility uses anti-hacking measures.

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

 Reliability and Availability

  Reliability and availability are key objectives of Prodigy's network and hosting configurations. Prodigy accumulates and analyzes statistics on each access line. Lines exhibiting quality problems are removed from service and referred for repair. When possible, problem lines are immediately replaced with lines from other vendors. In addition, Prodigy has integrated Inverse's IP Insight product into the Prodigy Internet software, allowing Prodigy to gather data on the actual connection experiences of subscribers who have agreed to have their connection experiences measured. Prodigy reports problem sites to the network provider for action.

  At Prodigy's data hosting center, Prodigy operates a 24x7 operations control center. Where feasible, Prodigy distributes the telephone lines among multiple modem subsystems and access servers to provide diversity. The hosting center connects to the backbone via diversely routed, multi-vendor DS3 lines.

Principal Outsourcing Arrangements

 Splitrock

  Prodigy owned and operated its own network in the United States until July 1, 1997. Effective July 1, 1997, Prodigy conveyed its network assets to Splitrock in exchange for Splitrock's agreement to build and operate a network, hire all Prodigy employees engaged in Prodigy's network operations and assume various local phone access site leases and other liabilities. Splitrock is required to provide dial-up network access in all locations in which Prodigy provided dial-up service as of June 30, 1997. Prodigy may require additional sites to be added if it meets designated coverage and usage parameters. Splitrock may also provide access to the network to other customers. Splitrock is required to provide a backbone network based on technology and is required to support transmission via Serial Line Internet Protocol, Point-to-Point Protocol and TCP/IP.

  Splitrock is required to meet specified service levels. Splitrock's failure to meet the specified service level objectives will result in financial penalties. If Splitrock fails to meet specified service levels for an extended period, Prodigy may terminate the agreement. In addition, if there is a system-wide failure, Prodigy will have the right to terminate the agreement or assume responsibility for operating the network at Splitrock's expense.

  Splitrock charges Prodigy a monthly fee per subscriber for usage by Prodigy's subscribers. If the average hourly usage by Prodigy's subscribers in any month exceeds a set threshold, Prodigy must pay Splitrock an additional amount per hour in excess of the threshold. The agreement includes minimum monthly charges. Prodigy may terminate the agreement at any time upon payment of an early termination charge.

  The agreement, as amended, will expire as December 31, 2001 and is subject to automatic renewal for successive one-year terms unless terminated by either party on 12 months' notice. Until termination of the agreement, Prodigy has agreed that Splitrock will be Prodigy's primary provider of network services. During this period, Prodigy must give Splitrock advance notice of, and the opportunity to discuss with Prodigy, any forms of service access, other than network access, that Prodigy wishes to pursue in the United States. Please see "Transactions with Related Parties--Splitrock Transaction" on page 93 for a description of the affiliation between Prodigy and Splitrock.

 CSG Systems

  Prodigy outsources its customer billing to CSG Systems. CSG Systems is a leading provider of customer care and billing services for telecommunications providers, including many of the largest cable television and direct broadcast satellite providers. Prodigy and CSG Systems have agreed that CSG Systems is Prodigy's exclusive provider of billing services for the Prodigy Internet service, but not for premium or other billing services. CSG Systems charges Prodigy a monthly fee based on the number of subscribers, subject to a minimum charge, and a monthly minimum fee for ongoing development and support. The agreement between Prodigy and CSG Systems expires June 30, 2001.

Competition

  The industry in which Prodigy competes is intensely competitive and includes many significant participants. These participants include:

  .  Internet service providers;

  .  proprietary online service providers;

  .  ultra high-speed service providers;

  .  major international telecommunications companies;

  .  wireless communications companies;

  .  Internet-search services; and

  .  various other telecommunications companies.

  There are more than 5,000 Internet service providers in the United States, most of which operate small, local businesses. Additional regional telephone operating companies, long-distance carriers and cable companies may also enter the market. Internet-search service companies and major telecommunications companies have established various partnering arrangements, which could result in increased competition for Prodigy. Moreover, Prodigy faces competition from companies that provide broadband connections to households, including local and long-distance telephone companies, cable television companies and electric utility companies. Broadband technologies offer significantly faster Internet access than conventional modems, and the above-listed companies could include Internet access in their basic service packages, could offer access for a nominal additional charge or could prevent Prodigy from delivering Internet access through the cable or wire connections that they own. Some competitors, such as NetZero, offer free Internet access services.

  Among the larger providers of Internet service providers services are EarthLink, which has merged with MindSpring, Microsoft Network, AT&T WorldNet, MCI Internet, IBM Internet Connection, PSINet, GTE Internetworking and Concentric Network Corporation. Microsoft's ownership of the dominant PC operating system and the Microsoft Internet Explorer browser may give Microsoft Network certain competitive advantages, including distribution and marketing synergies. Prodigy also competes with America Online, which offers the America Online and CompuServe proprietary online services over closed networks and Internet access.

  Prodigy believes that the principal competitive factors in the Internet service provider industry are speed and reliability of access, ease of use, brand name recognition, network coverage, customer service and price. Prodigy believes that it competes effectively on the basis of these factors.

Government Regulation

  Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact Prodigy's business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for Prodigy.

  The federal Child Online Protection Act, enacted in October 1998, creates criminal penalties for content on the Internet that may be deemed harmful to minors. Prodigy has not changed any of its plans or policies as a result of this statute, and does not believe its current plans or policies violate this statute. In February 1999, a federal judge enjoined this statute. The federal Children's Online Privacy Act, also enacted in October 1998 and effective no earlier than April 2000, will regulate the collection of personal information from children by commercial Web site operators. Prodigy believes its plans and policies will enable it to comply with the statute. There also are laws that make it illegal to traffic in obscene or child pornographic materials, including by a computer.

  In addition, the applicability to Prodigy of existing laws governing issues, such as intellectual property ownership, defamation, access to the Internet for the disabled and personal privacy is uncertain. Courts have indicated that online service providers and Internet service providers could be held responsible for the publication of defamatory material or for failure to prevent the distribution of material that infringes copyrights. Further, the applicability to Prodigy of international laws and regulations governing the Internet is also uncertain.

  Prodigy does not edit or otherwise monitor the content accessed by subscribers to Prodigy Internet. In addition, Prodigy blocks access to news groups that carry child pornography.

  In March 1997, Prodigy entered into a consent order with the Federal Trade Commission, which became effective in March 1998, regarding use of the word "free" and similar words in advertising, disclosure of the financial terms and conditions of services, including method of cancellation, practices with respect to electronic funds transfers and related matters. The consent order has a duration of twenty years and imposes various record keeping requirements. Prodigy believes that it is in compliance with the consent order and that its continuing compliance with the order will not have a negative affect on Prodigy. America Online is subject to a similar consent order that governs its marketing of services under both the American Online and CompuServe brands.

  In connection with the acquisition of BizOnThe.Net from U.S. Republic, Prodigy became subject to an agreement between U.S. Republic and the Federal Trade Commission that became final through a court order in November 1999. The agreement requires full disclosure of "free" trial offers and cancellation obligations, the verification of direct-to-phone-bill orders, clear communication of the submission process and probable placement of customer Web sites on search engines and various record keeping requirements. Prodigy believes that it is in compliance with the agreement and that its continuing compliance will not negatively affect Prodigy's business.

Proprietary Rights

  Prodigy owns a variety of trademarks, including "Prodigy(R)", the Prodigy globe logo, the Prodigy Internet logo, "Prodigy Internet", "Are you a Prodigy?", "Prodigy MailLink" and others, many of which are the subject of existing or pending registrations in the United States and various foreign countries. Prodigy also owns other intellectual property rights, including proprietary software used in its business. Prodigy protects its proprietary technology through copyright and trade secrets laws, employee and third-party confidentiality agreements and other methods.

  Prodigy and IBM have licensed each other's entire patent portfolios existing as of June 17, 1996 and all additional patents issued with respect to patent applications filed prior to June 1, 1999. Until June 17, 2001, Prodigy is required to grant IBM most favored nation status with respect to Prodigy's software that it makes generally available to the public, meaning IBM can obtain the software on terms no less favorable than any other company.

Employees

  At March 31, 2000, Prodigy had 438 full-time employees, of whom 63 were in sales and marketing, 166 were in technology and product development, 123 were in customer service, and 86 were in management, finance and administration. As necessary, Prodigy supplements its regular employees with temporary and contract personnel, which totaled 130 persons at March 31, 2000.

  None of Prodigy's employees is represented by a labor union. Prodigy believes that its employee relations are good.

Facilities

  Prodigy leases 97,000 square feet of office space in White Plains, New York. The lease expires December 31, 2004 and Prodigy has the right to offer to extend the lease on expiration. The current annual base rent is $2,330,000 and Prodigy is required to pay an allocated portion of taxes and operating expenses. Prodigy has established a letter of credit in the initial amount of $3,930,000 to secure the rent payments.

  Prodigy also leases 80,000 square feet in Yorktown Heights. The lease expires February 28, 2001 with two five-year renewal options in Prodigy's favor. The current annual base rent is $764,000 and Prodigy is required to pay associated taxes and operating expenses.

  Prodigy leases approximately 20,000 square feet of office space in Stafford, Texas under a lease expiring on September 14, 2003. The current annual base rent is $69,000.

  Prodigy believes that its existing facilities are adequate for its current needs and that suitable additional space will be available as needed.

Legal Proceedings

  In September 1998, Prodigy received a letter from the Office of the Attorney General of New York notifying Prodigy that the Attorneys General of New York and 19 other states were investigating the "advertising and certain other practices" of Prodigy and other unnamed Internet service providers. The letter stated that the inquiry was a follow-up to the settlement between America Online and many states in May 1998 concerning the following issues:

  . disclosures for free offers;

  . representations concerning pricing;

  . disclosures concerning premium areas;

  . disclosures for communications charges;

  . advertising to minors;

  . cancellation procedures; and

  . unauthorized charges to credit cards or bank accounts and changes to the service agreement.

  The letter requested that Prodigy voluntarily supply various documents and other information relating to the marketing and provision of its services. Prodigy has submitted all requested materials. Since July 1999, Prodigy has allowed the State of New York to share the documents and information submitted in response to this inquiry with a number of additional states. No legal action has been initiated against Prodigy as a result of the investigation.

  On March 31, 2000, Giovanni R. Viana filed a class action lawsuit against Prodigy in the 11th Judicial Circuit Court for Dade County, Florida. This class action lawsuit arises out of the Best Buy mail-in rebate program. The plaintiff alleges Prodigy violated Florida's Unfair Trade Practices Act when it represented it would provide rebates and failed to do so. In addition, the complaint contains a breach of contract claim for failure to pay the rebates. The plaintiff seeks damages under the breach of contract claim not to exceed $75,000 per member of the class, as well as actual damages plus attorneys' fees and litigation costs. Given the early stage of this litigation, no prediction as to its outcome can be made.

  On February 24, 2000, Prodigy was served with a summons and complaint by Carroll Wesley Chance in a class action lawsuit brought against Best Buy, Prodigy and Young America in the State Court of Richmond County, State of Georgia. The case was brought on behalf of the class of similarly situated consumers who purchased a computer at Best Buy, enrolled in the Prodigy Internet service under the rebate program and did not receive a rebate check. The complaint alleges breach of contract, unjust enrichment, conversion and negligence. The plaintiffs seek damages not to exceed $74,900 per member of the class, including actual damages, rebates, interest, punitive damages, court costs and litigation expenses. Given the early stage of this litigation, no prediction as to its outcome can be made.

  On January 10, 2000, Christa Roberts filed a class action lawsuit in the Superior Court of the State of California, County of Los Angeles, against Prodigy, America Online, Circuit City Stores, Fry's Electronic, Microsoft and other unnamed parties. On February 7, 2000, the plaintiff filed an amended complaint naming Young H. Kim as the named plaintiff in place of Christa Roberts. Prodigy has received a copy of the summons and complaint but has not been properly served in the lawsuit. The lawsuit alleges that Prodigy and the other defendants offered rebates to consumers and entered into retail sales contracts with consumers which violated California law and engaged in false advertising. The plaintiff is seeking restitution from the defendants of all sums related to this conduct. Given the early stage of this litigation, no prediction as to its outcome can be made.

  On October 2, 1999, Irwin Sales filed a lawsuit against Prodigy in the United States District Court of the Southern District of New York. The lawsuit alleges that Prodigy breached an independent contractor agreement with the plaintiff and engaged in fraud arising out of it. The plaintiff seeks $25,000,000 in damages for the contract claim and $50,000,000 in damages for the fraud claim. On January 5, 2000 Prodigy served its answer. On February 1, 2000, the plaintiff filed an amended complaint, and, on February 25, 2000, Prodigy filed a motion to dismiss the plaintiffs fraud claim. Prodigy believes it has meritorious defenses to the claims and intends to vigorously contest them.

Transactions with Related Parties

 Transactions with IBM and Sears

  On June 17, 1996, Prodigy's predecessor business, Prodigy Services Company, was acquired from IBM and Sears for $46,950,000 in cash plus the issuance of convertible promissory notes valued at $30,500,000. In connection with the acquisition:

  . IBM and Sears assumed Prodigy Services Company's four existing retirement plans and all obligations thereunder;

  . IBM received sole ownership of six patents jointly-owned with Prodigy Services Company, Prodigy received sole ownership of two other jointly-owned patents, and IBM and Prodigy entered into patent cross-license agreements; and

  . Prodigy is obligated to indemnify IBM and Sears for claims and liabilities arising out of Prodigy Services Company's business, whether arising before or after the closing of the acquisition of Prodigy Services Company, except with respect to the retirement plans assumed by IBM and Sears.

  Upon the closing of Prodigy's initial public offering in February 1999, IBM and Sears each surrendered its convertible promissory note and received:

  .  2,127,633 shares of common stock, and

  . a warrant to purchase 2,409,145 shares of common stock at an exercise price of $19.50 per share at any time prior to February 16, 2002.

  IBM and Sears have customary piggyback and demand registration rights for their shares. IBM and Sears have agreed to vote their shares of common stock in accordance with the voting recommendations of Prodigy's board of directors.

  In October 1998, Prodigy sold to IBM a version of Prodigy's service provider platform software enabling an Internet service provider to manage subscriber data. IBM paid Prodigy $2,000,000, and Prodigy retained a perpetual, royalty-free license to use and upgrade the software for its own use. Prodigy does not use this software to manage its own subscriber data.

  Between June 1996 and October 1997, IBM and Sears paid the State of New York $3.4 million for sales and use taxes assessed against Prodigy Services Company for periods ended prior to the acquisition of Prodigy Services Company. In October 1997, Prodigy, IBM and Sears agreed that each of them would be liable for one-third of all sales and use taxes assessed against Prodigy Services Company for periods ended prior to the acquisition of Prodigy Services Company, and Carso Global Telecom paid $567,000 to each of IBM and Sears in light of prior payments of these taxes by IBM and Sears.

  Prior to outsourcing its network to Splitrock, Prodigy utilized a network backbone and local phone access sites provided by Advantis and subsequently by IBM Global Services after IBM acquired Sears' interest in Advantis during 1997. Prodigy also purchases computer equipment from IBM on normal commercial terms. For network services and equipment purchases, Prodigy paid IBM/Advantis $15,091,000 during 1996, $33,244,000 during 1997, $8,742,000 during 1998 and
$6,770,000 during 1999.

  At the time of outsourcing its network to Splitrock, Prodigy had non-cancelable commitments to purchase network services from Advantis/IBM Global Services. In December 1998, to satisfy these commitments, Prodigy agreed to purchase from IBM, on normal commercial terms, maintenance and voice-related network services in the amount of $7,500,000 prior to December 31, 2000. If the amount of these purchases does not equal $7,500,000 by December 31, 2000, Prodigy must pay the balance in cash on or before December 31, 2000.

 Transactions with Carso Global Telecom and Telmex

  Stock Purchases by Carso Global Telecom. Pursuant to a funding agreement entered into in connection with the acquisition of Prodigy Services Company, Carso Global Telecom granted Prodigy a stock put giving Prodigy the right to require Carso Global Telecom to purchase up to $125,000,000 of common stock at a price of $24.00 per share. The dollar amount of the stock put was subject to reductions. On October 31, 1996, the exercise price of the stock put was reduced to $12.00 per share.

  Carso Global Telecom purchased the following shares of Prodigy in private transactions prior to Prodigy's initial public offering in February 1999:

                                         Total
                           Number of    Purchase
Date                         Shares      Price         Type of Transaction
----                       ---------- ------------ ---------------------------
February 1996-September
 1996.....................  1,007,750 $ 12,057,750 Purchases from stockholders
March 1996-September
 1996.....................  1,750,000 $ 21,000,000 Purchases from Prodigy
October 1996..............    291,667 $  3,500,000 Purchase from Prodigy
December 1996.............    675,000 $  8,100,000 Warrant exercise
March 1997-October 1997...  8,661,538 $103,938,467 Purchases from Prodigy
December 1997............. 12,385,956 $ 49,543,822 Purchase from Prodigy
April 1998................  3,250,000 $ 13,000,000 Warrant exercise
July 1998.................  1,375,000 $ 11,000,000 Purchase from Prodigy

  The warrants reflected in the above table were granted by Prodigy to Carso Global Telecom in connection with its financing commitments to Prodigy.

  Private Stock Purchases by Telmex. In August 1998, Telmex purchased 6,125,000 shares of common stock from Prodigy for $8.00 per share for a purchase price of $49,000,000. Pending regulatory approval of the investment, Telmex made an unsecured, interest-free loan of $49,000,000 to Prodigy. In August 1998, Telmex also purchased 3,287,500 shares of common stock from two stockholders of Prodigy for $8.00 per share for a total purchase price of $26,300,000. In February 1999, Telmex purchased 2,000,000 shares of common stock from Prodigy for $15.00 per share for a purchase price of $30,000,000.

  Subscriber Management Agreement With Telmex. In January 1999, Prodigy and Telmex signed an agreement under which Prodigy manages Telmex's Prodigy Internet de Telmex subscribers in Mexico for a monthly management fee. The fee is equal to 15% of the invoiced sales price minus discounts, excise taxes and credits for returns on the first 200,000 subscribers and 10% on additional subscribers. The agreement expires in January 2004 and may be terminated by Telmex if Prodigy undergoes a change of control.

  Loans from Carso Global Telecom, Telmex and Banco Inbursa. In June 1996, Prodigy borrowed $48,000,000 from Banco Inbursa, an affiliate of Carso Global Telecom, in order to pay the cash portion of the purchase price for the acquisition of Prodigy Services Company and related expenses and subsequently borrowed an additional $2,000,000. These loans bore interest at the prime rate plus one-half percentage point. In March 1997, Prodigy repaid $40,000,000 to Banco Inbursa. Between February 1998 and July 1998, Banco Inbursa loaned $22,100,000 to Prodigy to fund operations. These loans bore 9% interest and were due December 31, 1999. In July 1998, Prodigy repaid the $32,100,000 then owed to Banco Inbursa. Pending regulatory approval of some of the stock put exercises described above, Carso Global Telecom loaned $71,500,000 to Prodigy on an interest-free basis, and Banco Inbursa loaned Prodigy $13,650,000 at 9% interest. These loans were unsecured, and the proceeds were used to finance Prodigy's operations.

  In August 1999, Carso Global Telecom agreed to provide Prodigy with a $130 million revolving line of credit. Advances are due 30 days after borrowing, but Prodigy is permitted to roll over advances into new advances at its election. Advances are uncollateralized and bear interest at the LIBOR rate plus between one and five percentage points as negotiated on a case-by-case basis. As of February 29, 2001, $96.4 million was outstanding under this line of credit.

  In February 2000, Telmex committed to provide Prodigy with financing of up to $200 million to fund its operations through February 2001.

 Transactions with SBC

  On March 16, 2000, Prodigy and Citibank signed a letter agreement which contemplates that Citibank will structure and arrange financing of $200 million secured by the future service fees payable by contract subscribers to the Prodigy Internet service. The letter agreement includes a preliminary summary of principal terms and conditions, estimated expenses and the structuring fee due Citibank at closing. The letter agreement does not constitute a firm financing commitment from Citibank, and Prodigy cannot assure that the Citibank financing will be completed. The Citibank financing is subject to the issuance by SBC of a performance guarantee and satisfaction of the following conditions:

  .  satisfactory completion of Citibank's due diligence review of Prodigy;

  . in Citibank's determination, the absence of any material adverse change in the financial markets or in the financial condition or operations of Prodigy;

  . negotiation and execution of mutually satisfactory documentation for the financing;

  .  the receipt of specified ratings from ratings agencies; and

  . the receipt of internal Citibank credit approval and any other approvals and legal opinions as Citibank may deem necessary or advisable.

  In connection with this financing, SBC has agreed in principle to guarantee Prodigy's ongoing performance obligations under its customer contracts. Prodigy and SBC have not fully negotiated the terms of the guarantee. In exchange for this guarantee, Prodigy and SBC have agreed in principle that SBC will receive a contingent warrant to purchase 537,924 shares of Prodigy common stock for $1.00 per share, expiring 3.5 years after the closing date of the Citibank financing and exercisable only if:

  .  SBC's performance guarantee is triggered;

  .  Prodigy's chief executive officer is not then an SBC appointee; and

  . SBC, Carso Global Telecom and Telmex then collectively own, on a fully-diluted basis, securities representing less than 50% of the voting power of Prodigy's the outstanding securities.

  If the financing were to close on the date hereof, the condition specified in the last bullet point above would not be satisfied, and Prodigy cannot predict when, or if, the SBC warrant would become exercisable. See

"Prodigy Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Allen Craft, an executive officer and director of Prodigy, is employed by SBC. SBC pays the salary of and provides employee benefits to Mr. Craft. See "Prodigy's Management--Executive Officers and Directors."

 Splitrock Transaction

  Prodigy has outsourced its network operations to Splitrock. Carso Global Telecom owns 30% of Splitrock. Samer F. Salameh, Prodigy's chairman and chief executive officer, is a former director of Splitrock and holds stock options to purchase Splitrock common stock. During the years ended December 31, 1997, 1998 and 1999, Prodigy incurred network charges to Splitrock of $22,700,000, $64,100,000 and $76,600,000 respectively.

                              PRODIGY'S MANAGEMENT

Executive Officers and Directors

  The current executive officers and directors of Prodigy and their ages and positions with Prodigy are as follows:

          Name            Age                                 Position
          ----            ---                                 --------
Samer F. Salameh........   35 Chairman of the Board and Chief Executive Officer
Alfredo Sanchez.........   44 Vice Chairman of the Board
David C. Trachtenberg...   37 President and Chief Operating Officer
Allen Craft.............   44 Executive Vice President of Finance, Chief Financial Officer, Treasurer
                              and Director
Andrea S. Hirsch........   42 Executive Vice President, Business Development and General Counsel
James R. Adams(1)(2)....   60 Director
Arturo Elias(1).........   33 Director
James M. Nakfoor(1)(2)..   36 Director

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

  Mr. Salameh has served as chief executive officer and a director of Prodigy since September 1997, as chairman of the board since August 1998, and served as president from September 1997 to December 1998. From July 1994 until joining Prodigy, Mr. Salameh served as director, long distance division of SBC, responsible for marketing, strategy, positioning, product management and product development with respect to Telmex. Mr. Salameh was employed by MCI Telecommunications as a product manager in 1994 and as a strategic marketing manager from 1991 to 1993. Mr. Salameh holds a Master's degree from the Fletcher School of Law and Diplomacy, a B.S. degree in Management and Technology Transfer from Polytechnic University of New York and a Baccalaureate degree with a concentration in Math and Physics from Lycee Fenelon in Paris. He also serves as an advisor to the chief executive officer of Telmex.

  Mr. Sanchez joined Prodigy's board of directors in June 1996 and became vice chairman in August 1998. Mr. Sanchez has served as president of Uninet, S.A. de C.V., a wholly-owned subsidiary of Telmex through which Telmex provides data transmission services and Internet access to customers, since January 1996. He has also served as president of Consorcio Red Uno, S.A. de C.V., a network company founded by Mr. Sanchez and now owned by Telmex, since March 1991. From 1985 to March 1991, he was president of Onyx Systems, a Unix microcomputer manufacturer with operations in the United States, Europe and Mexico. Mr. Sanchez previously held various communications and transportation positions in the Mexican government. Mr. Sanchez holds a degree in Electronics Engineering from the Metropolitan Autonomous University of Mexico.

  Mr. Trachtenberg joined Prodigy as president and chief operating officer in December 1998. Prior to joining Prodigy, Mr. Trachtenberg was employed for more than eight years by MCI Communications Corporation and then MCI WorldCom, Inc. From September 1997 to December 1998, Mr. Trachtenberg was executive director of online marketing, responsible for residential and small business Internet operations, and from January 1997 to September 1997, he served as executive director of Brand Marketing, responsible for the MCI One brand portfolio, including domestic and international long distance products, calling card services and advanced services for the consumer and small business segments. Between March 1990 and January 1997, he held various other marketing and business development positions, including director of Customer Marketing and director of International Marketing. Prior to joining MCI, Mr. Trachtenberg was employed for four years by Bain & Company, an international consulting firm. Mr. Trachtenberg received a B.A. degree, summa cum laude, from Tufts University, and received an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania, where he also received a Masters in International Affairs and was a Fellow at the Lauder Institute.

  Mr. Craft joined Prodigy as executive vice president of finance, chief financial officer, treasurer and a director in March 2000. He has been employed by SBC since 1993, serving as director of finance of SBC International from March 1998 until March 2000, director of corporate financial planning from August 1996 to February 1998 and manager of financial planning from June 1993 to August 1996. Previously, Mr. Craft was manager of financial planning at the Permea division of Air Products from April 1990 to May 1993 and a plant controller for Monsanto from December 1986 to March 1990. He holds a B.B.A. degree from the University of Central Florida and an M.B.A. degree from the University of Texas.

  Ms. Hirsch joined Prodigy in September 1998 as executive vice president, business development and general counsel. Prior to joining Prodigy, Ms. Hirsch served as vice president, corporate development counsel for Simon & Schuster, Inc., a publishing company, from March 1994 to September 1998, and as Assistant General Counsel for Macmillan, Inc., a publishing company, from June 1991 to January 1994. Ms. Hirsch holds a B.A. degree from Queens College and a J.D. degree from Washington College of Law at American University.

  Mr. Adams joined Prodigy's board of directors in May 1999. Mr. Adams served as chairman of the board of Texas Instruments Inc. from July 1996 to May 1998. From November 1989 to August 1995, he served as president and chief executive officer of Southwestern Bell Telephone Company, before becoming group president of SBC. He currently serves as a director of Texas Instruments, Inet Technologies and Storage Tek Corp.

  Mr. Elias joined Prodigy's board of directors in September 1997. He served as consulting advisor to the president of Telmex from September 1996 to May 1998 and has since served as head of commercial new technologies and regulation for Telmex. Since 1994, he has also been a private investor in Mexican real estate, textile and retail businesses. Mr. Elias is also a director of Carso Global Telecom, Telmex, Sears Roebuck de Mexico and several privately-held companies. Mr. Elias studied Business Administration at Anahuac University and received a Master in Business Management degree from the Instituto Panamericano de Alta Direccion de Empresa.

  Mr. Nakfoor joined Prodigy's board of directors in September 1997. Since 1991, Mr. Nakfoor has served as vice president of securities trading for Inversora Bursatil, S.A. de C.V., a wholly-owned subsidiary of Grupo Financiero Inbursa, S.A. de C.V., which is engaged in the securities brokerage, investment banking and money management businesses in Mexico. Grupo Financiero, which is affiliated with Carso Global Telecom, is a Mexican financial group whose businesses include banking, brokerage, insurance, leasing, factoring and other financial services. Mr. Nakfoor holds a B.A. degree in Economics and an M.B.A. degree from the University of Texas at Austin.

  Messrs. Salameh, Sanchez, Elias and Nakfoor were elected directors of Prodigy pursuant to a voting agreement between Carso Global Telecom and a former principal stockholder of Prodigy. The voting agreement was terminated in August 1998.

  Officers of Prodigy serve at the discretion of the board of directors and hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

  Carlos Slim Helu, a Mexican citizen, and members of his immediate family, beneficially own a majority of the outstanding voting equity securities of Carso Global Telecom. Carso Global Telecom may be deemed to control Telmex through the regular-voting shares of Telmex that it owns directly and its interest in a trust which owns a majority of Telmex's outstanding regular-voting shares. Thus, Mr. Slim and members of his immediate family may be deemed to control Carso Global Telecom, Telmex and Prodigy. Mr. Salameh is married to Mr. Slim's niece, and Mr. Elias is married to Mr. Slim's daughter. There are no other family relationships among Prodigy's directors, executive officers and principal shareholders and their affiliates.

Executive Compensation

  The following lists the total compensation earned in the years ended December 31, 1997, 1998 and 1999 for Prodigy's chief executive officer, its two other most highly compensated executive officers in 1999 who were serving as executive officers on December 31, 1999, and four former executive officers who were not serving as executive officers on December 31, 1999. These current and former executive officers are sometimes referred to as the named executive officers.

                           Summary Compensation Table

                                     Annual Compensation               Long-Term Compensation
                             --------------------------------------  --------------------------
                                                                     Securities
                                                       Other Annual  Underlying    All Other
Name and Principal Position  Year  Salary   Bonus      Compensation  Options(1) Compensation(2)
---------------------------  ---- -------- --------    ------------  ---------- ---------------
Current Executive
 Officers:
Samer F. Salameh.........    1999 $241,667 $127,250           --          --        $4,800
 Chairman of the Board       1998 $200,000 $ 65,084(3)        --          --        $6,000
 and
 Chief Executive Officer     1997 $ 50,000 $ 90,000           --      156,250       $1,250
David C.                     1999
 Trachtenberg(4).........         $224,000 $115,828(3)        --          --        $4,200
 President and Chief         1998 $ 11,056      --            --      125,000          --
 Operating
 Officer                     1997      --       --            --          --           --
Andrea S. Hirsch(5)......    1999 $201,083      --            --          --        $4,800
 Executive Vice              1998 $ 56,878 $180,000           --       93,750          --
 President, Business         1997      --       --            --          --           --
 Development, General
 Counsel and Acting Chief
 Financial Officer
Former Executive
 Officers:
James P. Dougherty(6)....    1999 $126,667 $ 49,876      $148,346(7)      --        $3,978
 Former General Manager,     1998 $171,138 $ 44,904           --          --        $4,404
 Business
 Services                    1997 $ 15,385      --            --       93,750       $  462
David R. Henkel(8).......    1999 $201,083 $ 80,898           --          --        $4,800
 Former Executive Vice       1998 $ 79,167      --            --      187,500       $2,375
 President,
 Finance and Chief           1997      --       --            --          --           --
 Financial
 Officer
James L'Heureux(9).......    1999 $149,686 $ 60,000      $ 12,423(7)      --           --
 Former Executive Vice       1998 $190,000 $ 11,756           --       43,750          --
 President,
 Consumer Services           1997 $ 86,474 $ 40,000           --       50,090          --
Carena M. Pooth(10)......    1999 $174,167 $ 87,875           --          --        $4,800
 Former Executive Vice       1998 $181,250 $ 26,250           --       68,750       $4,313
 President,
 Technology                  1997 $161,458 $ 22,500           --          --        $4,800

--------
 (1) Represents the number of shares covered by options to purchase shares of Prodigy's common stock. Prodigy has never granted any stock appreciation rights.
 (2) Represents company matching contributions under Prodigy's 401(k) plan.
 (3) Includes payments for car and housing expenses.
 (4) Commenced employment with Prodigy in December 1998.
 (5) Commenced employment with Prodigy in September 1998.
 (6) Ceased employment with Prodigy in August 1999.
 (7) Represents severance payments and vacation payouts.
 (8) Resigned as an executive officer of Prodigy in December 1999.
 (9) Ceased employment with Prodigy in January 1999.
 (10) Ceased employment with Prodigy in February 1999.

 Option Grants During 1999

  Prodigy did not grant stock options to any of the named executive officers during the year ended December 31, 1999.

 1999 Year-End Option Values

  The following table sets forth information about option exercises during 1999 by the named executive officers and the number and value of unexercised options held by each of the named executive officers on December 31, 1999.

   Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-end Option
                                     Values

                                                        Number of  Securities             Value of Unexercised
                                                       Underlying Unexercised             In-The-Money Options
                                                     Options at Fiscal Year End           at Fiscal Year End(2)
                         Shares Acquired    Value    -------------------------------    -------------------------
          Name             on Exercise   Realized(1) Exercisable      Unexercisable     Exercisable Unexercisable
          ----           --------------- ----------- -----------      --------------    ----------- -------------
Current Executive
 Officers:
Samer F. Salameh........     68,750      $1,489,844           43,750            43,750   $672,656    $  672,656
David C. Trachtenberg...        --       $      --            41,666            83,334   $592,701    $1,185,424
Andrea S. Hirsch........      5,000      $  109,998           26,250            62,500   $298,594    $  710,938
Former Executive
 Officers:
James P. Dougherty......     68,750      $1,561,792              --                --    $    --     $      --
David R. Henkel.........     84,085      $1,486,052            9,323            94,092   $106,049    $1,070,296
James L'Heureux.........     27,083      $  706,241              --                --    $    --     $      --
Carena M. Pooth.........     93,750      $1,577,475              --                --    $    --     $      --

--------
(1) Represents the difference between the exercise price and the fair market value of Prodigy common stock on the date of exercise.
(2) Represents the difference between the fair market value of Prodigy common stock at December 31, 1999 ($19.375) and the option exercise price.

Employment Agreements

 Current Executive Officers

  Mr. Salameh is employed under an employment agreement that expires on December 31, 2000 under which he currently receives an annual base salary of $200,000. Mr. Salameh received a sign-on bonus of $90,000 and is eligible to receive an annual performance bonus of up to 50% of his base salary, contingent on the successful completion of mutually established personal and corporate goals. Mr. Salameh is also eligible to participate in all of Prodigy's fringe benefit programs. Prodigy has agreed to provide Mr. Salameh with a monthly housing allowance of $4,000, a monthly car allowance of $1,050 and monthly round-trip airfare between New York and Mexico City. Mr. Salameh was also entitled to accelerated vesting of stock options as a result of the closing of Prodigy's initial public offering in February 1999. In the event Prodigy terminates Mr. Salameh's employment other than for cause, or does not offer by November 1, 2000 to renew his employment agreement for at least one year, Mr. Salameh will continue to receive his base salary and fringe benefits for a period of 12 months and will receive a severance payment equal to one week's base salary for each six months of completed service with Prodigy. If Mr. Salameh is terminated for any reason, Prodigy is required to pay up to $40,000 of Mr. Salameh's expenses to relocate out of the New York City area.

  Mr. Trachtenberg is employed under an employment agreement that expires on December 31, 2001 under which he currently receives an annual base salary of $224,000. Mr. Trachtenberg received a sign-on bonus of $74,000 and is eligible to receive an annual performance bonus of up to 50% of his base salary, contingent on the successful completion of personal and corporate goals as mutually established. Mr. Trachtenberg is also eligible to participate in all of Prodigy's fringe benefit programs. Prodigy has agreed to provide

Mr. Trachtenberg with a monthly car allowance of $2,166 and up to $5,000 to terminate his previous car lease. For the first six months of employment, Prodigy agreed to reimburse his reasonable temporary housing expenses and weekly commuting expenses between New York and Washington, D.C., and thereafter Prodigy will reimburse his relocation expenses and provide a monthly housing allowance of $3,500. Prodigy has also agreed to reimburse Mr. Trachtenberg's reasonable legal fees for review of his employment agreement. In the event Prodigy terminates Mr. Trachtenberg's employment other than for cause, he will continue to receive his base salary for a length of time based on his length of service and will receive accelerated vesting of options.

  Ms. Hirsch is employed under an employment agreement that expires on September 13, 2001 and under which she currently receives an annual base salary of $203,000. Prodigy paid Ms. Hirsch a sign-on bonus of $180,000. Ms. Hirsch is eligible to receive an annual performance bonus of up to 50% of her base salary, contingent on the successful completion of personal and corporate goals as mutually established. Ms. Hirsch is also eligible to participate in all of Prodigy's fringe benefit programs. In the event Prodigy terminates Ms. Hirsch's employment other than for cause after Ms. Hirsch's third month of service with Prodigy, Ms. Hirsch will continue to receive her base salary and fringe benefits for six months and will be entitled to accelerated vesting of stock options. In the event that Prodigy has not offered to renew her employment agreement prior to its expiration, Ms. Hirsch will continue to receive her base salary and fringe benefits for six months and will be entitled to receive a performance bonus for the six-month period. In the event Prodigy terminates Ms.Hirsch's employment other than for cause, she will continue to receive her base salary for a length of time based on her length of service and will receive accelerated vesting of options.

  Mr. Craft is employed by SBC but serves as executive vice president of finance, chief financial officer, treasurer and a director of Prodigy. SBC pays the salary of and provides employee benefits to Mr. Craft. Prodigy provides Mr. Craft with a monthly housing allowance, a monthly car allowance and the use of a cellular phone.

 Former Executive Officers

  Mr. Dougherty was employed under an employment agreement scheduled to expire on November 24, 2001 providing for an annual base salary of $190,000, a sign-on bonus of $20,000 and an annual performance bonus of up to 50% of his base salary, customary fringe benefits and other customary provisions. Effective August 31, 1999, Mr. Dougherty resigned, and Prodigy agreed to pay him a lump sum severance payment equal to nine months of base salary. Prodigy also agreed that 25,000 of Mr. Dougherty's options would vest on termination of employment.

  Mr. Henkel was employed under an employment agreement providing for an annual base salary of $190,000 subject to annual review and increase, an annual performance bonus of up to 50% of his base salary, a monthly housing allowance of $3,000, allowances for airfare between New York City and Dallas for Mr. Henkel and members of his family during the first year of his employment, relocation expenses of up to $3,000, customary fringe benefits and other customary provisions. Effective December 31, 1999, Mr. Henkel resigned as a director and officer but agreed to work as a part time employee of Prodigy for one fifth of his annual base salary until February 28, 2000. Prodigy agreed to pay him an annual performance bonus of up to 50% of his annual base salary for 1999 and continued fringe benefits through the end of his part time employment. Prodigy also agreed that 93,408 of his stock options would remain vested and exercisable through June 30, 2000 and that an additional 47,046 of his options would vest upon the closing of the SBC transaction and would remain vested and exercisable for three months from the closing of the SBC transaction.

  Mr. L'Heureux was employed under an employment agreement scheduled to expire on May 31, 2000 providing for an annual base salary of $190,000 subject to annual review and increase, a sign-on bonus of $40,000, an annual performance bonus of up to 50% of his base salary, customary fringe benefits and other customary provisions. Effective January 13, 1999, Mr. L'Heureux resigned, and Prodigy agreed to pay him a performance bonus of $60,000 for 1998 and severance consisting of a lump sum payment of $11,000 and continued salary and fringe benefits for nine months. Prodigy also agreed that 27,083 of Mr. L'Heureux's options would remain vested and exercisable through September 30, 1999.

  Ms. Pooth was employed under an employment agreement scheduled to expire on May 31, 2000 providing for an annual base salary of $190,000. Ms. Pooth was eligible to receive an annual performance bonus of up to 50% of her base salary, contingent on the successful completion of personal and corporate goals as mutually established. Ms. Pooth was eligible to participate in all of Prodigy's fringe benefit programs, and was entitled to accelerated vesting of stock options on a change in control of Prodigy. Effective February 28, 1999, Ms. Pooth resigned from Prodigy, and pursuant to her employment agreement, she was entitled to salary continuation for nine months and all of her options accelerated and remained exercisable through December 31, 1999.

Stock Plans

 1996 Stock Option Plan

  Prodigy's 1996 stock option plan permits the issuance of up to 3,125,000 shares of Prodigy common stock on the exercise of options granted under the option plan. The option plan is currently administered by the compensation committee of the board of directors. Under the option plan, the board or compensation committee may grant incentive stock options within the meaning of
Section 422 of the Internal Revenue Code and non-statutory stock options not intended to qualify as incentive stock options. Stock options may be granted under the option plan to employees, directors, consultants and advisors of Prodigy. Only employees of Prodigy and its subsidiaries are eligible to receive incentive stock options. The option plan expires in June 2006.

  Subject to the provisions of the option plan, the board and compensation committee have the authority to determine:

  .  to whom options will be granted;

  .  the time when options my be granted;

  .  the number of shares to be covered by each option;

  .  when the option becomes exercisable; and

  .  the exercise price of the option.

  In the case of incentive stock options, the exercise price may not be less than the fair market value of Prodigy common stock on the date of grant, or in the case of incentive stock options granted to employees who own, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of Prodigy, 110% of the fair market value of Prodigy common stock on the date of the grant. Prodigy's chief executive officer has authority, without prior board or compensation committee approval, to grant options under the option plan and to determine the terms of these options, provided that no grants may be made to executive officers and options may not exceed 25,000 shares per employee per year.

  As of March 31, 2000, under the 1996 stock option plan:

  . there were outstanding options to purchase an aggregate of 1,600,371 shares at a weighted-average price of $11.23 per share;

  .  an aggregate of 1,243,537 shares had been issued on exercises; and

  .  281,092 additional shares were reserved for future option grants.

 1999 Stock Option Plan

  At its annual meeting of stockholders, Prodigy is also requesting stockholder approval of a 1999 stock option plan covering 5,600,000 shares of Prodigy common stock. See "1999 Stock Option Plan."

  As of March 31, 2000, under the 1999 stock option plan:

  . there were outstanding options to purchase an aggregate of 2,181,290 shares at a weighted-average price of $19.11 per share;

  . no shares had been issued on exercises; and

  . 3,418,710 additional shares were reserved for future option grants.

 1999 Employee Stock Purchase Plan

  In January 1999, Prodigy's board of directors and stockholders adopted the 1999 employee stock purchase plan. The purchase plan authorizes the issuance of up to 500,000 shares of Prodigy common stock to eligible employees of Prodigy and its subsidiaries. Employees are eligible to join the purchase plan if their customary employment is more than 20 hours per week and for more than five months in any calendar year. Employees who own directly or indirectly, taking into account the shares subject to purchase under the purchase plan, 5% or more of the total combined voting power or value of all classes of stock of Prodigy are not eligible to participate.

  The purchase plan permits shares to be purchased at the end of purchase periods occurring during each offering periods. Unless otherwise provided by the board prior to commencement, an offering period will begin on each May 16 and November 16, and continue for a period of 24 months. A purchase period will begin on each May 16 and November 16, and will continue for a period of six months, ending on the following November 15 or May 15, respectively. The first offering period and the first purchase period commenced on Prodigy's initial public offering. The last day of each purchase period is the date on which shares are actually purchased.

  Each eligible employee may enroll in an offering period by filing an election by the first payroll date occurring during the offering period or up to 45 days after the start of the offering period if approved in advance by the board, provided that the eligible employee is not already participating in an offering period which began earlier. When enrolling in an offering period, the employee must specify the amount to be withheld from pay on each payroll date during the offering period, which cannot exceed 10% of the employee's basic rate of pay, determined at the beginning of the offering period.

  The amount withheld from a participating employee's pay is credited to his or her account under the purchase plan. Unless the electing employee withdraws from participation, in which case the employee will be refunded the amount in his account, without interest, the funds in his or her account will be used on each purchase date to purchase that number of shares which can be purchased at a price equal to the lower of 85% of the fair market value of the shares on the first date of the offering period and 85% of the fair market value of the shares on the purchase date. Fair market value means the last sale price of Prodigy common stock on the Nasdaq National Market on the applicable day.

  The number of shares otherwise subject to purchase by an employee on a purchase date will be reduced proportionately if the number of shares available under the purchase plan, or available with respect to the offering period, is not sufficient to satisfy the purchase rights of all employees on that date. In addition, the number of shares otherwise subject to purchase on a purchase date will be reduced to the extent necessary to insure that the employee's right to acquire shares under the purchase plan does not accrue at a rate which exceeds $25,000 in fair market value, as determined on the first day of the offering period of reference, for each calendar year during which the employee was an active participant in the purchase plan.

  If an employee terminates employment for any reason, including death or disability, or withdraws from an offering period, the employee will not be entitled to acquire shares on any succeeding purchase date occurring with respect to the offering period, and the amount in his or her account will be refunded without interest. An employee withdrawing from an offering period will not be entitled to rejoin the purchase plan with respect to the offering period but may, if the employee otherwise qualifies, rejoin the purchase plan with respect to any subsequent offering period.

  The purchase plan is administered by the compensation committee of the board. The amounts paid to Prodigy with respect to the purchase of shares may be used for any corporate purpose. The employees participating in the purchase plan will have no interest, voting rights or other privileges with respect to the shares until they receive a certificate representing the shares.

Compensation Committee Report On Executive Compensation

 Overview

  The compensation committee makes recommendations to the board of directors regarding the compensation of executive officers and directors and administers Prodigy's stock plans. Prodigy's executive compensation program is intended to promote the achievement of Prodigy's business goals and, thereby, to maximize corporate performance and stockholder returns. Compensation consists of a mixture of base salary, performance bonuses and stock-based incentives. The compensation committee utilizes base salaries and bonuses to tie an individual's compensation to individual and corporate performance and utilizes stock incentives to help align the long-term interests of executives and stockholders.

  In determining levels of compensation, the compensation committee considers a number of factors, such as:

  . competitive positioning, including compensation of executives and managers at comparable companies;

  .  present compensation levels;

  . individual performance, including expected future contributions to Prodigy; and

  .  Prodigy's need to attract, retain and reward key management personnel.

  The compensation committee, in determining Mr. Salameh's compensation, reviewed compensation for chief executives of publicly-held companies of similar size, particularly those in the ISP and similar businesses, Mr. Salameh's individual performance against quantitative and qualitative goals and the performance of Prodigy.

 Base Salary

  The base salary of each executive officer is reviewed annually. In setting base salaries, the compensation committee considers the factors described above. For 2000, the compensation committee has established Mr. Salameh's annual base salary at $268,750.

 Performance Bonuses

  The payment of bonuses to executive officers is directly related to their achievement of corporate and individual performance goals and Prodigy's performance in relation to an industry peer group. The amount of the bonus paid, if any, varies among executive officers depending on their success in achieving individual performance goals, their contribution to the achievement of corporate performance goals and Prodigy's performance compared to its peers.

  At the beginning of each year, Mr. Salameh proposes base salary and bonus parameters for the year to the compensation committee for consideration and approval. This proposal incorporates corporate-wide goals as well as goals jointly established by Mr. Salameh and each of the bonus plan participants for their individual areas of responsibility. For 1999, the compensation committee and the board of directors approved a target bonus based on the percentage of the base salary of each executive officer specified in his or her employment agreement, ranging from 30% to 50%. Depending upon each person's performance during the year, actual bonuses may range from 0% to 120% of the bonus percentage specified in his or her employment agreement. The individual and corporate goals generally represent objective measures of performance. These goals include quantifiable financial objectives, such as the achievement of revenue or operating cash flow targets, and milestones in subscriber levels and other areas. Prodigy's performance in relation to industry peers is based on quantifiable financial measures and stock price information.

  Throughout the year, Mr. Salameh meets with executive officers to review their progress in achieving these goals. After the end of the year, Mr. Salameh performs a final performance review with the compensation committee and presents proposed bonus award levels for consideration and approval. The compensation committee approved Mr. Salameh's proposals for bonuses for 1999. In recognition of the achievement of corporate and his individual goals, the compensation committee awarded Mr. Salameh a bonus of $ 150,000 in February 2000.

 Equity-Based Compensation

  Grants of options under Prodigy's stock option plans are intended to relate executive compensation to corporate performance and to help align long-term interests of Prodigy's executive officers and stockholders.

The compensation committee considers options to be an important method of providing an incentive for executive officers to remain with, and to continue to make significant contributions to, Prodigy. Therefore, in granting options the compensation committee considers the number and value of options held by each executive officer which will vest in future periods, in addition to the other factors described above. The compensation committee also seeks to maintain equitable relationships among executive officers who have similar levels of responsibility.

  During 1999, no options were granted to Mr. Salameh or any of the other named executive officers.

Compliance With Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's chief executive officer and other named executive officers. Qualifying "performance-based" compensation is not subject to the deduction limit if certain requirements are met. Prodigy intends to structure the stock options granted to its executive officers under its option plans in a manner that complies with Section 162(m) so as to mitigate any disallowance of deductions.

                                        THE COMPENSATION COMMITTEE

                                        James M. Nakfoor, Chairman
                                        James R. Adams
                                        Arturo Elias

Comparative Stock Performance

  The graph below compares the cumulative stockholder return on Prodigy's common stock for the period from February 11, 1999 (the date on which it began to trade on the Nasdaq National Market) through December 31, 1999 with the cumulative total return on the Media General Market Weighted NASDAQ Index and a peer group index comprised of Cavion, Concentric Network, E.Spire Communications, EarthLink, Euro909.com, Euroweb Internet, Frontline Communications, GlobalNet Financial, GRIC Communications, IDT Corporation, Interactive Pictures, Internet Network Services, Internet America, Internet Commerce, Internet Initiative, Internet.com, Juno Online Services, Korea Thrunet, MindSpring Enterprises, Navisite, OneMan.com, Pacific Internet, PSINet, RMI.Net, Satyam Infoway, Softnet Systems, Terra Networks, Verio, Voyager.Net and Ziplink. The comparison below assumes the investment of $100 on February 11, 1999 in Prodigy's common stock, the Media General Market Weighted NASDAQ Index and the peer group index. In each case, the comparison assumes reinvestment of all dividends. Measurement points are on February 11, 1999, March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999.



                    COMPARISON OF CUMULATIVE TOTAL RETURN
                   AMONG PRODIGY COMMUNICATIONS CORPORATION
                  MEDIA GENERAL MARKET WEIGHTED NASDAX INDEX
                             AND PEER GROUP INDEX


                              [GRAPH APPEARS HERE]


                   ASSUMES $100 INVESTED ON FEBRUARY 11, 1999
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDED DECEMBER 31, 1999

                                  February 11,    March 31,    June 30,     September 30,    December 31,
                                    1999            1999         1999           1999            1999
                                    ----            ----         ----           ----            ----
Prodigy Communications
  Corporation                      100.00          136.44         92.00          63.11           68.89
Peer Group Index                   100.00          160.81        124.22         117.00          177.06
Media General Market Weighted
  NASDAQ Index                     100.00           98.18        106.83         108.57          160.35

                             ELECTION OF DIRECTORS

Nominees for Director

  At each annual meeting of stockholders, Prodigy's directors are elected to serve until the sooner of the next annual meeting of stockholders or until their respective successors are elected and qualified.

  Upon completion of the SBC transaction:

  .  SBC will have the right to appoint three Prodigy directors;

  . Carso Global Telecom and Telmex will have the right to appoint three Prodigy directors;

  . Prodigy's other three directors will be its chief executive officer and two independent directors;

  . Prodigy's board will establish a new executive steering committee, which must approve all major corporate actions prior to being submitted to the board for consideration; and

  . SBC will have the right to appoint two members of the executive steering committee and Carso Global Telecom and Telmex will have the right to appoint the other two members of the executive steering committee.

  The persons named in the enclosed proxy will vote to elect as directors Prodigy's current six directors unless the proxy is marked otherwise. Prodigy's current directors are Samer F. Salameh, Alfredo Sanchez, James R. Adams, Allen Craft, Arturo Elias and James M. Nakfoor. They each have indicated their willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies may be voted for substitute nominees selected by the board of directors or for a reduction in the number of directors, as determined by the board of directors.

  The board of directors recommends that stockholders vote FOR each of the nominees for director.

  The section of this proxy statement entitled "Prodigy's Management" sets forth the ages of the nominees for director, the year in which each first became a director of Prodigy, their principal occupations and employment during the past five years and the names of other public companies of which they are a director. That section also sets forth the names of Prodigy's other current executive officers, their ages and their principal occupations and employment during the past five years.

Directors of Prodigy Following the SBC Transaction

  Samer F. Salameh, as Prodigy's current chief executive officer, will remain a director upon completion of the SBC transaction. Carso Global Telecom and Telmex have indicated to Prodigy that two of their designees to Prodigy's board will be James M. Nakfoor and Jaime Chico Pardo, whose biography appears below, but that they have not yet selected their third designee. SBC has indicated to Prodigy that its three designees to Prodigy's board will be James D. Gallemore, James S. Kahan and Charles J. Roesslein, whose biographies appear below. Carso Global Telecom, Telmex and SBC have not yet indicated to Prodigy who their representatives on the executive steering committee will be. Prodigy expects that Allen Craft, Arturo Elias and Alfredo Sanchez will resign as directors upon completion of the SBC transaction. Prodigy intends to appoint two independent directors within ninety days after completion of the SBC transaction. As a result, Prodigy stockholders should understand that the composition of the Prodigy board of directors following completion of the SBC transaction will be significantly different than the directors elected at the annual meeting.

  Jaime Chico Pardo, age 50, currently serves as vice chairman and chief executive officer of Telmex, which he joined as chief executive officer in 1995. From 1993 to 1995, Mr. Chico Pardo was president and chief executive officer of Grupo Condumex, a manufacturer of products for the construction, automobile and telecommunications industries. Mr. Chico Pardo is also vice chairman of Carso Global Telecom and a director of Grupo Carso and Grupo Financiero Inbursa, both of which are affiliated with Carso Global Telecom. He also serves as a director of Honeywell International, a diversified technology and manufacturing company.

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  James D. Gallemore, age 48, has served as executive vice president--SBC strategic marketing and planning of SBC Operations since April 1997. Previously, he was vice president--marketing for Southwestern Bell Operations from 1995 until April 1997. He served as vice president--marketing of Southwestern Bell Telephone from 1994 to 1995 and as its assistant vice president--marketing from 1992 to 1994. From 1973 to 1992, he held various marketing and sales positions with SBC companies.

  James S. Kahan, age 52, has been employed by various SBC affiliates since 1983. He has served as SBC's senior executive vice president--corporate development since October 1999. He was SBC's senior vice president--corporate development from 1992 to October 1999. Previously, he was managing director-- corporate development from 1988 to 1992. Mr. Kahan is also a director of Bell Canada and Amdocs Ltd., a leading provider of product-driven information systems solutions to major telecommunications companies.

  Charles J. Roesslein, age 51, has served as a senior vice president of SBC since March 2000. From October 1999 to March 2000, he was president--SBC CATV, responsible for SBC's cable television operations at Ameritech and Southern New England Telephone. From 1997 to 1999, Mr. Roesslein was president and chief executive officer of SBC Technology Resources, responsible for the development of SBC's long-term technology strategies. He was vice president--information services of Southwestern Bell Telephone Company and vice president--chief information officer for SBC Services from 1995 to 1997, except for the period from October 1996 to August 1997, when he served as SBC's vice president-- strategic planning. From 1990 to 1994, Mr. Roesslein served as vice president-- chief financial officer and treasurer for Southwestern Bell Telephone Company. Previously, he held a variety of network, strategic planning, corporate development, and finance positions with SBC companies, dating back to 1970.

Board and Committee Meetings

  The board of directors has an audit committee and compensation committee. There is no standing nominating committee of the board of directors. The audit committee, which is composed of Messrs. Adams and Nakfoor:

  . reviews the annual financial statements of Prodigy prior to their submission to the board;

  . consults with Prodigy's independent accountants to review financial results, internal financial controls and procedures, audit plans and recommendations; and

  . recommends to the board the selection, retention or termination of independent accountants and approve services provided by independent accountants.

  The compensation committee, composed of Messrs. Adams, Elias and Nakfoor, makes recommendations to the board regarding the compensation of executive officers, key managers and directors and administers Prodigy's stock plans.

  During 1999, the board of directors held 13 meetings, including regular, special and telephonic meetings. During 1999, the audit committee held two meetings and the compensation committee held six meetings. In 1999, each current director attended at least 75% of the meetings of the board of directors and of the committees on which he serves held while he was a member, except that Mr. Elias attended four of the six meetings of the compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires Prodigy's directors and executive officers, and persons who beneficially own more than 10% of Prodigy's common stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission.

  Except as described below, and based solely on its review of the copies of such forms received or written representations from certain reporting persons, Prodigy believes that during 1999 its directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements.

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  Mr. Elias failed to file a timely Form 4 for the purchase of 45,000 shares and the acquisition of an option to purchase 30,000 shares in February 1999, Mr. Sanchez failed to file a timely Form 4 for the purchase of 5,000 shares in April 1999, Mr. Henkel failed to file a timely Form 4 for the purchase of 5,000 shares upon exercise of stock options and the simultaneous sale of such shares in September 1999 and Mr. Dougherty failed to file a timely Form 4 for the purchase of 25,000 shares upon exercise of stock options and the simultaneous sale of such shares in October 1999. All such transactions were reported in subsequent filings.

Director Compensation

  All directors are reimbursed for their expenses in attending board and committee meetings in accordance with Prodigy's expense reimbursement policies. Directors who are also employees of Prodigy do not receive additional compensation for serving as directors.

  In January 1999, Prodigy's board of directors and stockholders adopted Prodigy's 1999 outside director stock option plan. The director plan permits the issuance of up to 250,000 shares of common stock on the exercise of options granted under the director plan. All options granted under the director plan are non-statutory stock options. Pursuant to the director plan, each director of Prodigy who was not then employed by Prodigy received on the closing of Prodigy's initial public offering an option to purchase 30,000 shares of common stock at an exercise price equal to the price per share at which shares were sold in the initial public offering. Accordingly, Messrs. Sanchez, Elias and Nakfoor each received 30,000 options on the closing of the initial public offering at an exercise price of $15.00 per share. Thereafter, each new non-employee director will receive, on his or her initial election to the board of directors, an option to purchase an option to purchase 30,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. As a result, Mr. Adams received an option to purchase 30,000 shares at an exercise price of $25.625 on his initial election to the board of directors on May 17, 1999. All options granted under the director plan vest in four equal annual installments, based on continued service as a director, and expire three months after termination of service as a director. In the event of an acquisition of Prodigy, 50% of all then unvested options will accelerate and become exercisable.

Compensation Committee Interlocks and Insider Participation

  The current members of the compensation committee of the board of directors are Messrs. Adams, Elias and Nakfoor. Mr. Salameh makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No executive officer of Prodigy has served as a director or member of the compensation committee or other committee serving an equivalent function of any other entity, whose executive officers served as a director of or member of the compensation committee of the board of directors.

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     PRODIGY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the risk factors, selected financial information, pro forma financial statements and other financial statements.

  Prodigy is a leading national Internet service provider. In October 1996, Prodigy launched Prodigy Internet, an open standards-based Internet access service. Since the autumn of 1997, Prodigy has focused on expanding the Prodigy Internet subscriber base and introducing additional value-added services. Prodigy has also made strategic decisions to outsource its network and use multiple vendors for outsourced customer services functions. As a result of these initiatives, Prodigy has substantially reduced its fixed operating costs and headcount.

  In conjunction with the launch of Prodigy Internet in October 1996, Prodigy began offering a plan allowing subscribers unlimited usage of Prodigy Internet for a flat monthly fee without hourly usage charges. In December 1996, Prodigy introduced a similar plan for Prodigy Classic. Since the introduction of Prodigy's unlimited usage plans, the portion of revenues generated from hourly usage charges has decreased substantially.

  The results of operations of Internet service providers, including those of Prodigy, are significantly affected by subscriber cancellations. Subscriber acquisition expenses and the administrative expenses of enrolling and assisting new subscribers are substantial, and in the past Prodigy typically offered free service for one or two months to new subscribers. In selected distribution channels, Prodigy has replaced free trial programs with prepaid term plans and subscriber contract acquisition programs in order to attract enrollees who are less likely to terminate service.

  Prodigy historically has experienced better retention for subscribers under prepaid term plans than subscribers under month-to-month plans. Under prepaid term plans, subscribers choose to prepay for longer terms at reduced monthly rates. Additionally, under subscriber contract acquisition programs, Prodigy makes payments to computer retailers in return for, among other things, the retailers enrolling a customer onto Prodigy Internet, obtaining a signed contractual commitment from the customer to a term subscription of one, two or three years, and committed marketing of Prodigy Internet by the retailer in connection with the retailers' other product advertisements. Prodigy's recent experience has been that subscribers obtained through subscriber contract acquisition programs have lower rates of cancellation than those obtained through other channels. As a result of these lower rates of cancellation, Prodigy has made the strategic decision to focus its marketing efforts towards these subscriber acquisition programs.

  Prodigy historically has experienced seasonality in its business, with:

  . higher expense during the last and first fiscal quarters, corresponding to the Christmas and post-Christmas selling season; and

  . lower timed usage revenues (revenues from hourly usage charges) during its second and third fiscal quarters resulting from reduced usage of its services during the summer months.

  Prodigy believes that the seasonal reductions in timed usage revenues historically experienced by Prodigy will be mitigated by the movement from timed usage plans to unlimited usage plans as well as growth in Prodigy's subscriber base, although Prodigy expects to continue to have higher expenses during its first and fourth quarters. Due to the seasonality of its business, as well as to other factors, Prodigy experiences quarterly fluctuations in its operating results.

  On October 5, 1999, Prodigy acquired the BizOnThe.Net Web hosting business of U.S. Republic Communications, Inc., an indirect majority owned subsidiary of VarTec, including the subscribers of the BizOnThe.Net Web hosting business. In consideration for BizOnThe.Net, Prodigy paid a $9 million loan from VarTec to U.S. Republic and issued 2,840,993 shares of Prodigy common stock to U.S. Republic including

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

727,272 shares held in an escrow account to secure the indemnification obligations of U.S. Republic and its shareholders. Some or all of the escrowed shares will be released to U.S. Republic at various times over the two year period following the closing. In addition to the shares and amounts paid at closing, in 2001 Prodigy may be required to issue up to 727,272 additional shares, contingent on the attainment by the acquired business of set earn-out targets.

  Based on the value of the 2,840,993 shares of common stock currently issued in connection with the BizOnThe.Net acquisition and the $9 million cash used to repay the loan, the total purchase price is approximately $58 million. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed of $49.6 million has been allocated to goodwill and will be amortized on a straight line basis over three years.

Results of Operations

  Prodigy's total revenues have two components: Internet and online service revenues, consisting of subscription revenues from subscribers to Prodigy Internet and Prodigy Classic, and other revenues, consisting of small business Web hosting fees from Prodigy's ProdigyBiz division, fees from a management contract with Telmex under which Prodigy provides certain management and consulting services to Telmex's Internet subsidiary Prodigy Internet de Telmex, and advertising and transaction fees. Subscription revenues include revenues from hourly usage charges ("timed usage revenues").

  Prodigy defines billable subscribers as subscribers who remain enrolled beyond completion of the applicable trial period or who enroll in a money-back guarantee program. Prodigy defines "Internet subscribers managed" to include billable Prodigy Internet subscribers and billable Prodigy Internet de Telmex subscribers but excluding subscribers to the Prodigy Classic service which was discontinued in October 1999.

 Recent Results

  On April 25, 2000, Prodigy reported the following results for the quarter ended March 31, 2000:

  . total revenues of $65.0 million in the quarter ended March 31, 2000, consisting of Prodigy Internet revenues of $56.9 million and other revenues of $8.0 million, compared to total revenues of $35.9 million in the quarter ended March 31, 1999, consisting of Prodigy Internet revenues of $27.9 million, Prodigy Classic revenues of $6.7 million and other revenues of $1.3 million;

  . total operating expenses of $97.3 million in the quarter ended March 31, 2000, including amortization of subscriber acquisition costs of $15.3 million, compared to total operating expenses of $54.4 million in the quarter ended March 31, 1999;

  . an operating loss of $32.3 million in the quarter ended March 31, 2000, compared to an operating loss of $18.5 million in the quarter ended March 31, 1999;

  . interest expense of $2.6 million in the quarter ended March 31, 2000, compared to interest income of $1.0 million in the quarter ended March 31, 1999;

  . $1.7 million in non-recurring costs related to planning for the integration of the FlashNet and SBC subscriber bases, which was included in general and administrative expense for the quarter ended March 31, 2000;

  . a net loss of $34.9 million in the quarter ended March 31, 2000, compared to a net loss of $15.7 million in the quarter ended March 31, 1999, with the increase due to amortization of subscriber acquisition costs resulting from Prodigy's contract subscriber acquisition programs and its Cable & Wireless consumer Internet subscriber acquisition in July 1999 as well as amortization of goodwill and other intangibles resulting from Prodigy's acquisition of BizOnThe.Net in October 1999;


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  .  net loss per share (basic and diluted) of $0.54 per share in the quarter ended March 31, 2000, compared to $0.29 per share in the quarter ended March 31, 1999;

  . an increase in the number of Internet subscribers managed from 731,000 at March 31, 1999 to 1,526,000 at March 31, 2000;

  . an increase in the number of Internet subscribers managed from 1,502,000 at December 31, 1999, consisting of 1,138,000 Prodigy Internet subscribers and 364,000 Prodigy Internet de Mexico subscribers, to 1,526,000 at March 31, 2000, consisting of 1,115,000 Prodigy Internet subscribers and 411,000 Prodigy Internet de Mexico subscribers; and

  . a decrease in the number of Prodigy Internet subscribers from 1,138,000 at December 31, 1999 to 1,115,000 at March 31, 2000, primarily due to the termination of Prodigy's contract acquisition program with Best Buy on November 30, 1999.

 Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

 Subscribers

  The number of Prodigy Internet billable subscribers increased 633,000, or 125%, from 505,000 billable subscribers at December 31, 1998 to 1,138,000 at December 31, 1999. Prodigy Classic subscribers decreased from 166,000 at December 31, 1998 to 70,000 on October 1, 1999, the date Prodigy Classic was discontinued, and zero thereafter. Total Internet subscribers managed increased by 997,000, or 197%, from 505,000 at December 31, 1998 to 1,502,000 at December
31, 1999. Billable subscribers of Prodigy Internet de Telmex accounted for approximately 364,000 of the number of Internet subscribers managed at December 31, 1999.

 Internet revenues

  Subscription revenues from Prodigy Internet increased $73.5 million, or 91%, from $80.7 million in 1998 to $154.2 million in 1999 due to the increase in billable subscribers discussed above. Subscription revenues from Prodigy Classic decreased $32.6 million, or 68%, from $48.2 million in 1998 to $15.6 million in 1999 due to the discontinuation of service as of October 1999. Timed usage revenues decreased $2.7 million, or 64%, from $4.2 million in 1998 to $1.5 million in 1999. The decrease in timed usage revenues was primarily attributable to the decrease in Prodigy Classic subscribers during 1999.

 Other revenues

  Other revenues increased by $12.0 million, or 166%, from $7.2 million in 1998 to $19.2 million in 1999. The increase in other revenues consisted of $6.8 million in management fees relating to Prodigy's January 1999 agreement with Telmex to manage the Prodigy Internet de Telmex Internet subscribers, $3.0 million from Prodigy's Web hosting business including revenues from BizOnThe.Net, which was acquired in October 1999, $5.4 million attributable to transition services revenue related to Prodigy's July 1999 acquisition of Internet subscribers of Cable & Wireless USA, Inc., and a $1.0 million increase in advertising display revenues primarily due to Prodigy's successful program of re-establishing control over advertising content displayed on Prodigy Internet's home page. These increases were offset, in part, by a decrease of $4.4 million from Prodigy's African Internet operations that were sold in October 1998.

 Cost of revenues

  Cost of revenues includes network and content expenses. Network expense includes costs associated with Prodigy's hosting operations center in Yorktown, New York as well as the costs of outsourced network provider services. Content expenses consist of the costs of developing, or obtaining from third parties, content for inclusion in Prodigy's service offerings. Cost of revenues increased $8.8 million, or 9%, from $93.4 million in 1998 to $102.2 million in 1999 primarily related to increased network charges incurred by Prodigy in 1999.

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Network usage increased 65% in 1999 compared to 1998 primarily due to the shift of the subscriber base from timed usage to unlimited usage plans which result in higher hourly usage. However, network expense increased only 11% or $10.3 due to a monthly "cap" (based on average hourly usage by subscribers) contained in the network agreement between Prodigy and Splitrock. The increase in network charges was offset, in part, by a decrease of $1.5 million, or 40%, in content expense attributable to the discontinuation of the Prodigy Classic service.

 Sales and marketing

  Sales and marketing expense includes advertising, salaries of sales and marketing personnel and other general sales and marketing costs. Sales and marketing expense increased $17.2 million, or 41%, from $41.7 million in 1998 to $58.9 million in 1999 . The increase in marketing costs was primarily attributable to an increase of $5.6 million in production, media and other costs associated with Prodigy's "There is a Choice" and "Are you a Prodigy?" advertising campaigns that appeared during 1999. In early 1998, Prodigy postponed certain of its marketing programs in response to network performance issues encountered during the transition period accompanying the initial rollout of the Splitrock network. Additionally, Prodigy spent $4.4 million in establishing Prodigy's Business Solutions division and marketing its product offerings and $1.4 million in marketing Prodigy's Hispanic Internet offering. Sales and marketing expense also reflects increased bad debt provisions of $2.8 million related to amounts due from subscribers for contractual early termination penalties. As a result of the significant increase in contract subscribers during the period, Prodigy experienced a corresponding increase in accounts receivable and the related provision for doubtful accounts associated with the penalty fees charged on terminated subscriber contracts.

 Product development

  Product development expense includes research and development costs and other product development costs. Product development expense increased $1.4 million, or 13%, from $10.9 million in 1998 to $12.3 million in 1999. Product development activities in 1999 centered on implementing the billing, provisioning and customer service infrastructure to support Prodigy's small business Web hosting business, improving the system infrastructure supporting the Prodigy Internet de Telmex subscriber base, including Year 2000 remediation efforts, developing a new home page for Prodigy Internet and developing future Prodigy Internet product offerings and service enhancements.

 General and administrative

  General and administrative expense increased $17.1 million, or 38%, from $44.6 million in 1998 to $61.7 million in 1999. The increase was primarily attributable to substantially higher customer service charges incurred in connection with the 125% increase of billable Prodigy Internet subscribers achieved in the year, especially the heavy volume of enrollments emanating from the contract subscriber acquisition program during the second half of 1999. This increase primarily reflected a $10.2 million increase in customer service charges, a $2.7 million increase in 800 number charges, and a $2.1 million increase in billing and credit card interchange fees. General and administrative expense also increased in 1999 due to increased charges for accounting and legal fees, recruiting, office temporary workers and compensation expense resulting from the issuance of stock options priced below market.

 Depreciation and amortization

  Depreciation and amortization expense increased $5.7 million, or 35%, from $16.1 million in 1998 to $21.8 million in 1999. The increase was primarily due to $4.0 million of goodwill, tradename and other intangibles' amortization incurred in connection with the BizOnThe.Net acquisition. In addition, the 1999 period reflects depreciation attributable to a new accounting system as well as subscriber management software implemented during 1999.

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 Amortization of subscriber acquisition costs

  In May 1999, Prodigy entered into an agreement with Cable & Wireless to purchase the dial-up access Internet subscriber base of that entity. At the closing on July 20, 1999, Prodigy paid Cable & Wireless $40.9 million in cash. Upon settlement of the transaction during the first quarter of 2000, Prodigy received a purchase price reduction of $10.1 million from the original payment due to fewer subscribers transitioning to the Prodigy Internet service than originally projected. During 1999, Prodigy also entered into agreements with major retailers of personal computers for the purpose of stimulating Prodigy Internet enrollments. Under these agreements, Prodigy made payments to the retailers in exchange for the retailers enrolling a customer onto Prodigy Internet, obtaining a signed contractual commitment from the customer to a term subscription of one, two or three years, and committed marketing of Prodigy Internet by the retailers in connection with the retailers' other product advertisements. These payments amounted to $100, $250, or $400, respectively, for a term subscription of one, two or three years at Prodigy's standard monthly rates. Payments pursuant to these agreements amounted to $161.7 million through December 31, 1999. Prodigy has accounted for these payments, and the purchase price paid for the acquired Cable & Wireless subscribers that migrated to Prodigy Internet, as subscriber acquisition costs and amortizes these costs over the term of the underlying subscriber contract or 36 months, respectively.

  During 1999, Prodigy incurred amortization of subscriber acquisition costs of $20.4 million consisting of $15.6 million related to the subscriber acquisition contracts and $4.8 million related to the acquired Cable & Wireless subscribers.

 Interest and other income

  Interest income, increased $3.6 million, from $1.5 million in 1998 to $5.1 million in 1999. The increase is primarily due to the investment of the cash proceeds of Prodigy's initial public offering in February 1999 in short-term money market instruments. These increases were offset by interest expense of $2.9 million incurred to service notes payable during 1999.

  During the year ended December 31, 1999, Prodigy recognized a gain of $3.3 million upon the sale of an equity investment. In addition, Prodigy recognized a gain of $1.7 million when it paid $.75 million in full settlement of a promissory note in the principal amount of $2.0 million plus all accrued interest.

 Income Taxes

  Prodigy has evaluated the positive and negative evidence bearing on the realizability of its deferred tax assets, which are comprised principally of net operating loss carry forwards. Under the applicable accounting standards, Prodigy has considered its history of losses and concluded that it is more likely than not that Prodigy will not realize these favorable tax attributes. Accordingly, the related deferred tax assets have been fully reserved.

 Operating Loss

  As a result of the foregoing factors, Prodigy's operating loss increased $17.8 million, or 25%, from $70.5 million in 1998 to $88.2 million in 1999 and its net loss increased $15.4 million, or 24%, from $65.1 million in 1998 to $80.5 million in 1999.

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 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

 Revenue

  Subscription revenues from Prodigy Internet increased $51.2 million, or 174%, from $29.5 million in 1997 to $80.7 million in 1998. The number of Prodigy Internet billable subscribers increased 284,000, or 129%, from 221,000 at December 31, 1997 to 505,000 billable subscribers at December 31, 1998, representing 36% and 75% of total billable subscribers at December 31, 1997 and December 31, 1998, respectively, Prodigy Internet subscribers accounted for 44% and 80% of total network usage during 1997 and 1998, respectively. Subscription revenues from Prodigy Classic decreased $50.6 million, or 51%, from $98.8 million in 1997 to $48.2 million in 1998 as the number of Prodigy Classic billable subscribers decreased from 392,000 at December 31, 1997 to 166,000 at December 31, 1998. Total billable subscribers increased by 58,000, or 9% from 613,000 at December 31, 1997 to 671,000 at December 31, 1998. Time usage revenues decreased $7.8 million, or 65%, from $12.0 million in 1997 to $4.2 million in 1998. The decrease in revenues attributable to decreases in the total number of billable subscribers and in timed usage revenues associated with Prodigy Classic was offset, in part, by an increase in average revenue per billable subscriber primarily due to the higher-priced plans for unlimited usage associated with Prodigy Internet. Other revenues increased by $1.3 million, or 22%, from $5.9 million in 1997 to $7.2 million in 1998 primarily due to increased sales by Prodigy's African Internet operations which were sold on October 1, 1998. For the years 1997 and 1998, the other revenues derived from Prodigy's former international operations consisted primarily of fees for Internet access and online services provided primarily to businesses in Africa and China. As a result of the foregoing factors, total revenues increased by $1.9 million from $134.2 million in 1997 to $136.1 million in 1998.

 Cost of Revenues

  Cost of revenues increased from $92.0 million in 1997 to $93.4 million in 1998. This increase was primarily attributable to increased network charges incurred by Prodigy in 1998. Network usage increased 74% in 1998 compared to 1997 primarily due to the shift of the subscriber base from timed usage to unlimited usage plans, but network charges increased only 40% because of a monthly cap, based on average hourly usage by subscribers, contained in the network agreement between Prodigy and Splitrock. This increase was offset in part by a reduction in content expense, which declined as a result of the renegotiation and/or termination of content contracts associated with Prodigy Classic and Prodigy's content outsourcing agreement with Excite.

 Sales and Marketing

  Sales and marketing expense decreased from $59.6 million in 1997 to $41.7 million in 1998, a decrease of $17.9 million, or 30%. The 1997 period reflected spending related to the launch of Prodigy Internet in October 1996 which continued through the post-Christmas selling season. In addition, in early 1998, Prodigy temporarily deferred sales and marketing programs in response to network performance issues encountered during the transition period accompanying the initial roll-out of the new Splitrock network.

 Product Development

  Product development expense decreased from $11.4 million in 1997 to $10.9 million in 1998, a decrease of $.5 million, or 4%. During 1997, product development efforts were primarily focused on stabilization and enhancement of Prodigy Internet and on migration of Prodigy Classic content to the Prodigy Internet platform. As a result of the completion of these activities in 1997, product development activities and spending were subsequently reduced. In 1998, product development activities centered on integration and stabilization of the Splitrock network, transition to the co-branded Prodigy/Excite content platform for Prodigy Internet, and development of commercial application and value-added services.

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 General and Administrative

  General and administrative expense decreased from $56.3 million to 1997 to $44.6 million in 1998, a decrease of $11.7 million, or 21%. The decrease in general and administrative expense was attributable to significantly lower personnel costs resulting from a decrease in average headcount and lower incentive compensation expense combined with lower occupancy expense due to the relocation to a new headquarters facility in White Plains, New York as of January 1, 1998. As a result of the grant of employee stock options with exercise prices deemed to be below fair market value, Prodigy recorded compensation expense of $.7 million in 1998.

 Depreciation and Amortization

  Depreciation and amortization expense decreased $5.3 million, or 25%, from $21.4 million in 1997 to $16.1 million in 1998. During the second half of 1997, Prodigy entered into a third party network agreement realizing the cash benefits of reduced capital expenditures for telecommunications equipment. Moreover, during 1997 the remaining Prodigy Internet capitalized product development costs were amortized whereas 1998 was a year of product stabilization and integration into the new network.

 Interest and other income

  Interest income/expense, net improved from an expense of $1.3 million in 1997 to income of $.2 million in 1998. This improvement was due to higher cash balances and reduced levels of borrowing during 1998.

  In 1997, Prodigy recorded a loss of $12.1 million on an equity investment in a joint venture, restructuring and other special costs of $9.9 million, a $2.4 million write-down of its investment in its African Internet operations to the net realizable value, and an $.8 million loss on the sale of its African cellular telephone operations. In 1998, Prodigy recognized a gain of $2.9 million from the sale of its African Internet operations and a gain of $2.3 million from the sale of internally developed customer service and content applications.

 Operating Loss

  As a result of the foregoing factors, Prodigy's operating loss decreased from $119.6 million in 1997 to $70.5 million in 1998. Its net loss decreased from $132.8 million in 1997 to $65.1 million in 1998.

Restructuring Charges

  In response to changes in its business environment, and to decrease cash outflows and more efficiently manage its business, Prodigy has incurred restructuring and other special costs. The table below presents restructuring and other special costs incurred and/or expended by Prodigy from January 1, 1997 through December 31, 1999:

                                                   Year Ended December 31,
                                                   --------------------------
                                                     1997     1998     1999
                                                   --------  -------  -------
                                                        (in millions)
Accrued Restructuring Costs beginning of
 period: ......................................... $   11.5  $   7.9  $   4.7
                                                   --------  -------  -------
Restructuring Accrual:
Network termination costs (A).....................      4.7      --       --
Reductions-in-force (B)...........................      2.9      --       --
Content production (C)............................      0.6      --       --
Facility closing (D)..............................      1.6      --       --
Headquarters lease termination....................      --       --       --
Idle leased space at former headquarters'
 location.........................................      --       --       --
                                                   --------  -------  -------
Subtotal, period accruals.........................      9.8      --       --
                                                   --------  -------  -------
Restructuring expenditures:
Network termination costs.........................      --      (0.8)    (0.1)
Reductions-in-force...............................     (3.1)    (1.0)     --
Content production................................      --      (0.6)     --
Facility closing..................................      --      (0.8)    (0.8)
Headquarters lease termination....................     (7.8)     --       --
Idle leased space at former headquarters'
 location.........................................     (2.5)     --       --
                                                   --------  -------  -------
Subtotal, period expenditures.....................    (13.4)    (3.2)    (0.9)
                                                   --------  -------  -------
Accrued restructuring costs at period end......... $    7.9  $   4.7  $   3.8
                                                   ========  =======  =======

--------
(A) In connection with the sale of its network, Prodigy incurred liabilities related primarily to early termination payments and other contractual obligations for certain non-cancelable network related agreements. Prodigy expects to use this reserve in full during the year ending December 31, 2001
(B) In 1997, Prodigy implemented a restructuring plan to reduce costs through job elimination and, as a result, recorded a charge of $2.9 million. Approximately 80 employees throughout Prodigy were terminated. The entire reserve was used in 1997 and 1998 to make severance payments to employees identified as part of the original plan.
(C) Prodigy decided to discontinue the production of its own content and, as a result, recorded a charge of $.6 million to account for the employee termination costs and the costs to settle content related contractual obligations. Approximately 25 employees were terminated. The entire reserve was used in 1997 and 1998 to make severance payments to employees identified as part of the original plan.
(D) Prodigy's Medford, Massachusetts facility has been closed and a charge of $1.6 million recorded in 1997 to account for the costs of employee terminations and lease cancellation. This reserve was fully utilized at December 31, 1999.

Former International Operations

  The historical results discussed above include the operating results of Prodigy's Africa and China operations, which began in late-1995 and mid-1996, respectively. The revenue and net loss from Prodigy's Africa and China operations were as follows:

                                                     Year Ended December 31,
                                                     --------------------------
                                                      1997      1998     1999
                                                     --------  -------- -------
                                                          (in millions)
  Revenue........................................... $    3.2  $    4.4     --
  Net loss..........................................     (8.5)      0.2     --

  Prodigy sold its African cellular telephone operations in January 1997, determined to terminate its Chinese operations in December 1997, terminated its Chinese operations in March 1998 and sold its African Internet operations in October 1998. In 1997, the Prodigy recorded a $0.8 million loss on the sale of its African cellular telephone operations and a $2.4 million write-down of its investment in its African Internet operations to the estimated net realizable value.

Liquidity and Capital Resources

  Since formation, Prodigy has relied on private sales of equity securities (totaling $294.1 million through December 31, 1999), borrowings and its initial public offering in February 1999 with net proceeds of $157.2 million to fund its operations. Prodigy has incurred significant losses since inception and, at December 31, 1999, had an accumulated deficit of $373.3 million and a working capital deficit of $128.1 million comprised of current liabilities of $179.9 million offset by current assets of $51.8 million. For the years ended December 31, 1997, 1998 and 1999, Prodigy incurred negative cash flow from operations of $114.0 million, $68.0 million and $40.1 million, respectively.

  The decrease in cash used in operating activities from 1997 to 1998 resulted from decreased net losses partially offset by the timing of payable settlements. The increase in cash used in operating activities from 1998 to 1999 resulted from timing of payable settlements and increased amortization expense which offset the increased net losses.

  Net cash from investing activities increased to $2.6 million provided from investing activities in 1998 from $15.3 million used in 1997 due to the cash proceeds of $5.2 million from the sale of assets and equity investments combined with decreased capital expenditures. Net cash from investing activities decreased in 1999 to $212.6 million used in investing activities due to cash payments related to the acquisition of BizOnThe.Net, the acquisition of subscribers from Cable & Wireless USA, subscriber contract acquisition programs and increased capital expenditures.

  In May 1999, Prodigy entered into an agreement with Cable & Wireless USA, Inc. to purchase the dial-up Internet access subscriber base of that entity for a purchase price of approximately $41.6 million in cash as determined by the number of qualified Cable & Wireless subscribers who transitioned to Prodigy Internet.

  Commencing in July 1999 through the end of the year Prodigy paid approximately $154.6 million in consideration for subscribers obtained through its subscriber contract acquisition programs. Prodigy has $7.1 million accrued related to these programs as of December 31, 1999. Prodigy has capitalized these costs and will amortize these costs over the terms of the underlying subscriber contracts (one, two or three years). At December 31, 1999, Prodigy had capitalized related subscriber contract acquisition costs of $161.7 million and had recognized amortization expense of $15.6 million. In February 2000, Prodigy entered into a similar program with another retailer. Total amounts to be paid under this program will depend on the number of subscriber contracts received and could be material.

  Prodigy's capital expenditures for the year ended December 31, 1999 were $11.3 million, primarily for the purchase of data processing equipment, compared to capital expenditures of $2.6 million in 1998. Prodigy anticipates that its capital expenditures will be approximately $25 million in 2000.

  Net cash from financing activities in 1998 and 1999 and future financing requirements are discussed in the following paragraphs.

  To fund operations, Prodigy borrowed $16.4 million from Banco Inbursa, S.A., an affiliate of Carso Global Telecom, in February 1998 and $5.7 million from Banco Inbursa in July 1998. The Banco Inbursa loans bore 9% interest and were due December 31, 1999. In July 1998, Prodigy borrowed $30.0 million from Bank of America National Trust and Savings Association and used the proceeds to repay $30.0 million of the $32.1 million then owed to Banco Inbursa. The Bank of America loan bore 6.5% interest, was guaranteed by Carso Global Telecom and was due August 14, 1998. The Bank of America loan was repaid with interest with a portion of the proceeds from the sales of common stock described below.

  In August 1998, Telmex purchased 6,125,000 shares of common stock from Prodigy for gross proceeds of $49.0 million, and in July 1998 Carso Global Telecom purchased 1,375,000 shares of common stock from Prodigy for gross proceeds of $11.0 million. Prodigy used a portion of the proceeds to repay amounts owed to Banco Inbursa and Bank of America in the aggregate amount of $32.1 million.

  In August 1998, Prodigy obtained a $35.6 million line of credit commitment from Carso Global Telecom. This credit facility, originally due to expire on December 31, 1999, was cancelled in August 1999 when it was replaced by the larger credit facility described below.

  In February 1999, Prodigy sold 11,200,000 shares of common stock in its initial public offering, including 2,000,000 shares of common stock sold to Telmex, for aggregate net proceeds of $157.2 million.

  In August 1999, Prodigy obtained a $130 million revolving line of credit from Carso Global Telecom to fund its subscriber contract acquisition programs during the third and fourth quarter of 1999. The terms of this line of credit allow Prodigy to borrow, repay and reborrow amounts in minimum increments of $1 million. Advances are due 30 days after borrowing, but Prodigy is permitted to rollover advances into new advances at its election. Advances are uncollateralized and, during the third and fourth quarters of 1999 bore interest of 9% and 12%, respectively. During the fourth quarter, Prodigy borrowed the maximum amount permitted under this line of credit. At December 31, 1999, the line of credit had been paid down to $110.2 million. Prodigy repaid $13.8 million of these notes in January 2000 and the remaining $96.4 million is due on April 7, 2000.

  At December 31, 1999, Prodigy had available cash and cash equivalents of $35.5 million ($21.1 million at March 31, 2000). Prodigy is currently experiencing substantial negative cash flow each month and expects to continue to experience negative cash flows through 2000. Telmex has unconditionally committed to provide financing, either through capital and/or debt financing, of up to $200 million to fund Prodigy's operations through February 2001. The terms of this financing will be determined at the time such financing, if any, is provided.

  On March 16, 2000, Prodigy and Citibank signed a letter agreement which contemplates that Citibank will structure and arrange financing of $200 million secured by the future service fees payable by contract subscribers to the Prodigy Internet service. The letter agreement includes a preliminary summary of principal terms and conditions, estimated expenses and the structuring fee due Citibank at closing. The letter agreement does not constitute a firm financing commitment from Citibank, and Prodigy cannot assure that the Citibank financing will be completed. The Citibank financing is subject to the issuance by SBC of a performance guarantee and satisfaction of the following conditions:

  .  satisfactory completion of Citibank's due diligence review of Prodigy;

  . in Citibank's determination, the absence of any material adverse change in the financial markets or in the financial condition of operations of Prodigy;

  . negotiation and execution of mutually satisfactory documentation for the financing;

  .  the receipt of specified ratings from ratings agencies; and

  . the receipt of internal Citibank credit approval and any other approvals and legal opinions as Citibank may deem necessary or advisable.

  In connection with the Citibank financing, Prodigy and SBC have agreed in principle that SBC will provide a contingent performance guarantee in exchange for which Prodigy will grant SBC a contingent warrant to purchase 537,924 shares of Prodigy common stock for $1.00 per share. The performance guarantee to be provided by SBC requires that, in the event Prodigy becomes unable to continue to perform its service obligations under the subscriber contracts, SBC will either perform Prodigy's service obligations directly or replace Prodigy with a substitute Internet service provider. See "Transactions with SBC" at page 93. Management believes that the Citibank financing or, if not completed, the Telmex financing will be sufficient to enable Prodigy to meet its planned expenditures through at least February 2001. Prodigy cannot assure that the Citibank financing will be completed. If the Citibank financing or other comparable third party financing is completed, Prodigy does not expect to obtain financing through the Telmex commitment.

  Prodigy's future financing requirements will depend on a number of factors, including Prodigy's operating performance and increases in operating expenses associated with growth in Prodigy's business. Based upon its current operating plan, Prodigy believes that it will require significant external financing in order to continue to expand its consumer business. Prodigy is considering a number of alternatives to raise additional financing, including public or private equity or debt financing, bank loans, strategic partner and joint venture arrangements, vendor financing, leasing arrangements or a combination of these sources. There can be no assurance that Prodigy will be able to obtain sufficient financing on acceptable terms.

Year 2000 Compliance

  The year 2000 issue was the cause of great concern before January 1, 2000. The concern was that computer programs that have time-sensitive software may not recognize the date "00" as the year 2000 but rather as the year 1900. Currently, most computer systems are functioning properly and the compliance and remediation work effected prior to January 1, 2000 was effective in preventing Year 2000 problems. Computer experts still warn, however, of residual consequences from the year 2000 issue. Although Prodigy currently believes that its computer systems are Year 2000 compliant, its operations and financial condition could suffer if Prodigy experiences any residual Year 2000 problems.

  Prodigy maintains its Internet operations and internal operating systems. Furthermore, Prodigy relies on third party vendors for the provision of computerized billing and network operations and services. Residual Year 2000 problems experienced by Prodigy and its third party vendors could negatively impact Prodigy's internal operating systems, as well as the computer systems of the third party vendors and ultimately affect Prodigy's ability to provide customer and business services.

  Prodigy has evaluated its internal systems and programs related to both the delivery of the Prodigy Internet service and the daily operations of the business and has made any necessary changes. In addition, Prodigy has contacted all vendors to verify Year 2000 compliance. Any application that was not compliant by December 1999 was deactivated and removed.

Recently Issued Accounting Pronouncements

  In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 100, "Restructuring and Impairment Charges." In December 1999, the SEC issued SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 100 expresses the views of the SEC staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. This includes the accrual of exit and employee termination costs and the recognition of impairment charges. SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. Prodigy has concluded that these SABs do not have a material impact on its financial position or its results of operations.

                 FLASHNET MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the risk factors, selected financial information and other financial statements and related notes of FlashNet included elsewhere in this document.

Overview

  FlashNet is a nationwide provider of consumer Internet access services and business services. FlashNet provides its Internet access in approximately 900 cities throughout the United States. As of December 31, 1999, FlashNet had accumulated a subscriber base of approximately 235,000 users, including approximately 3,200 customers for its business services.

  In addition to access services as a national Internet service provider, FlashNet offers a broad range of business services that enable businesses to outsource their Internet and electronic commerce activities. FlashNet believes that attracting additional business customers will result in a more stable, higher quality customer base. FlashNet further believes that its business services enable it to acquire new corporate customers more effectively and provide many cross-selling opportunities.

  During the quarter ended June 30, 1999, FlashNet contracted with several vendors for the purchase of both new and refurbished personal computers. FlashNet began reselling the personal computers through a bundled service offering combining Internet access with a computer in exchange for a two or three year contractual commitment for Internet service. In addition, FlashNet also resold personal computers without Internet access. On September 30, 1999, FlashNet discontinued its program of reselling refurbished personal computers with bundled Internet service due to operational and cash considerations. However, FlashNet expects to continue to sell new personal computers with bundled Internet service on a limited basis.

 Revenues

FlashNet's revenues generally are composed of:

  .  consumer access services;

  .  business services;

  .  shipping revenues; and

  .  set-up fees and other revenues.

  Consumer access services revenues are composed of annual prepaid and monthly subscriptions for consumer dial-up access to the Internet. FlashNet offers prepaid and monthly subscribers a full money-back guarantee on cancellation of their service if made within 30 days of initiating service. Amounts received on the sale or renewal of prepaid annual and monthly subscriptions are recorded as deferred revenue through the 30-day money-back cancellation period and then amortized over the remaining period in which service is provided. Subscribers may cancel their subscriptions at any time following the initial 30-day period, in which case FlashNet charges the subscriber a $50 cancellation fee and refunds any remaining prepaid amounts after the charge. Cash received from subscribers is applied to working capital when received, and no cash reserves are maintained for potential refund obligations.

  Business services consisting of dedicated access services also are offered on a prepaid annual and monthly subscription basis. The revenue recognition policies and customer guarantee practices described above for consumer access services also apply to dedicated access business services. Revenues from the sale of business services involve set-up fees, which are included in set-up fees and other revenues in the consolidated statement of operations, and a service contract that provides for monthly billing. These business services revenues are recognized as services are provided.

  Shipping revenues are derived primarily from the shipment of refurbished or new personal computers issued in connection with FlashNet's bundled service offering. The fees are non-refundable and are recognized as the personal computers are shipped.

  FlashNet derives set-up fees and other revenues through a variety of sources, including set-up fees for subscribers to its consumer access services and business services, sales of merchandise and hardware, sign-up and renewal fees for independent representatives in its network marketing program and advertising revenues. Set-up fees are charged to all new customers of consumer access and to business services customers. These one-time set-up fees are non-refundable and are deferred and amortized over a one-year period. Sales of merchandise and hardware without bundled internet access and associated non-refundable shipping fees are recognized as earned. Consulting services have been provided from time to time on a limited basis by FlashNet on both a fixed fee and a time-and-materials basis and are recognized as the services are performed. Non-refundable fees are paid by representatives in FlashNet's network marketing program at the commencement of participation in the program and for renewal of participation on each anniversary of the representative's commencement date. These fees are deferred and amortized over a one-year period following the month of initial sign-up or renewal, as the case may be. Advertising revenues are recognized as advertising services are provided.

 Costs And Expenses.

  FlashNet's costs include:

  . cost of services that are primarily related to the number of subscribers;

  . costs related to merchandise and hardware sold and cost of material for FlashNet's network marketing program;

  .  amortization of and loss on personal computers issued to customers;

  . selling, customer support and general and administrative expenses that are associated more generally with operations; and

  . depreciation and amortization, which are related to the size of FlashNet's network and capital lease obligations.

  Cost of services is comprised of the costs incurred in providing consumer access services and business services. These costs include costs for providing local telephone lines into each company-owned point of presence, the use of third-party networks and the use of leased lines to connect each company-owned point of presence and third-party point of presence to its hub and to connect its hub to the Internet backbone.

  Cost of other revenues consists of costs of installation software, premium support costs, cost of merchandise and hardware sold and the cost of user guides and other materials for representatives and distributors involved in FlashNet's network marketing program.

  Amortization of customer hardware is the result of amortizing the cost of capitalized personal computers issued to customers, over the life of the subscriber contract with the amortization rate adjusted for estimates for non-recoverability of equipment and uncollectable balances on cancelled contracts. Loss on customer hardware resulted from personal computers returned by customer which FlashNet was unable to recover from its vendors.

  Cost of shipping is related primarily to the cost incurred by FlashNet to have personal computers shipped by a third-party distributor, in connection with FlashNet's bundled service offering.

  Selling, general and administrative costs are incurred in the areas of sales and marketing, customer support, network operations and maintenance, engineering, accounting and administration. Sales and marketing expenses consist primarily of media and production costs, commissions and expenses related to FlashNet's network marketing program, sales and marketing overhead, and personnel costs. General and administrative expenses consist of personnel and related costs associated with FlashNet's executive and administrative functions and other miscellaneous expenses. Operations and customer support expenses consist primarily of expenses associated with daily support of FlashNet's subscriber base, including customer service and technical support.

  FlashNet has experienced operating losses since its inception as a result of efforts to build its network infrastructure, customer base and internal staffing, develop its systems and expand into new markets.

Results of Operations

  The following table sets forth the percentage of total revenues represented by items on FlashNet's consolidated statements of operations for the periods indicated. Operating results for any period are not necessarily indicative of results for any future period.

                                                                Years Ended
                                                               December 31,
                                                            ----------------------
                                                            1996  1997  1998  1999
                                                            ----  ----  ----  ----
Revenues:
  Consumer access services................................    63%  68%   82%   77%
  Business services.......................................     1    3     6     5
  Shipping revenues.......................................   --   --    --      6
  Set-up fees and other...................................    36   29    12    12
                                                            ----  ---   ---   ---
    Total revenues........................................   100  100   100   100
                                                            ----  ---   ---   ---
Operating costs and expenses:
  Cost of services (including amortization of and loss on
   customer hardware).....................................    64   47    44    50
  Cost of shipping........................................   --   --    --      5
  Cost of other revenues..................................    13    5     1     5
  Sales and marketing.....................................   118   59    31    52
  General and administrative..............................    28   20    20    26
  Operations and customer support.........................    23   21    22    26
  Depreciation and amortization...........................    15   12    11    12
                                                            ----  ---   ---   ---
    Total expenses........................................   261  164   129   176
                                                            ----  ---   ---   ---
Loss from operations......................................  (161) (64)  (29)  (76)
Interest expense (net)....................................    (4)  (4)   (9)  --
                                                            ----  ---   ---   ---
Loss before extraordinary item............................  (165) (68)  (38)  (76)
Extraordinary item--Loss on early extinguishment of debt..   --   --    --     (4)
                                                            ----  ---   ---   ---
Net loss..................................................  (165) (68)  (38)  (80)
                                                            ====  ===   ===   ===

 Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

 Revenues

  FlashNet experienced substantial growth in revenues in 1999 as compared to 1998. Total revenues increased 50% to $40.3 million in 1999 from $26.9 million in 1998.

  As reflected by the increase in consumer access and business services revenues, subscriptions and renewals increased 42% to $31.1 million in 1999 from $22.0 million 1998. The increase in access service revenues was primarily due to an increase in FlashNet's subscriber base of 37% to 235,000 at December 31, 1999 from 172,000 at December 31, 1998.

  Shipping revenues of $2.4 million in 1999, were the result of FlashNet's personal computer offer which began in June. Shipping fees are non-refundable and are recognized as the personal computers are shipped. On September 30, 1999, FlashNet discontinued its program of reselling refurbished personal computers with bundled Internet service due to operational and cash considerations. FlashNet expects to continue to resell new computers with bundled Internet service but anticipates less volume under this product offering.

  Subscriber set-up fees and other revenues increased 42% to $4.7 million in 1999 from $3.3 million 1998. The increase was primarily the result of a $1.3 million increase in revenues from computer hardware and related add-on sales such as upgraded processors and CD Roms.

 Cost of Services

  Cost of services increased 69% to $19.9 million in 1999 from $11.8 million in 1998, primarily due to a $4.1 million increase in dial tone costs and an increase of $700,000 in Internet access charges resulting from the larger subscriber base and greater usage per subscriber as subscribers spent more time online and amortization of and loss on hardware of $3.1 million, as described below. Cost of services as a percentage of total revenues increased to 50% from 44% during 1999 and 1998, respectively, primarily due to amortization of and loss on customer hardware partially offset by the increases in total revenues leveraging fixed costs and greater network efficiencies.

 Cost of Other Revenues

  Cost of other revenues increased to $2.0 million in 1999 from $0.3 million in 1998, respectively. Cost of other revenues as a percentage of total revenues increased to 5% in 1999 from 1% in 1998. This increase was mainly due to the costs associated with FlashNet's sales of computer hardware and various add-ons such as upgraded processors and CD Roms.

 Cost of Shipping, Amortization of and Loss on Customer Hardware

  In June 1999, FlashNet began reselling personal computers through a bundled service offering combining Internet access with a computer in exchange for a two or three year contractual commitment. The costs of the personal computers have been capitalized and are being amortized over the life of the subscriber contract with the amortization term adjusted for estimates for the non-recoverability of equipment and uncollectible balances on cancelled contracts. Amortization expense for 1999 was approximately $1.5 million. On September 30, 1999, FlashNet discontinued its program of reselling refurbished personal computers with bundled Internet service due to operational and cash considerations. FlashNet expects to continue to resell new computers with bundled Internet service but anticipates less volume under this product offering. Loss of customer hardware resulted from personal computers returned by customers which FlashNet was unable to recover from its vendor. See Note 12 to consolidated financial statements for further discussion. Both the amortization of, and loss on, customer hardware have been included in cost of services.

 Sales and Marketing Expenses

  Sales and marketing expenses increased 156% to $21.0 million in 1999 from $8.2 million in 1998. Sales and marketing expenses as a percentage of total revenues increased to 52% from 31% during 1999 and 1998, respectively. The increases, both in absolute dollars and as a percentage of total revenues, were primarily due to increased advertising and labor costs associated with FlashNet's "Free Web PC" offer which began in June 1999 and was discontinued on September 30, 1999 with respect to the refurbished PCs. FlashNet aggressively marketed the "Free Web PC" offer during the third quarter, resulting in an increase in advertising and promotion expense of $8.1 million including $1.0 million in agency fees in 1999 versus 1998. As a result of the tremendous response to the offer, FlashNet increased the number of full-time and contract employees in the sales department. Labor costs increased $2.9 million in 1999 versus 1998, which included $1.2 million spent on outsourcing the excess call volume to third party call centers. In addition, commissions paid to FlashNet's network marketing representatives increased $1.8 million in 1999 versus 1998. Due to increases in subscribers obtained by such representatives FlashNet suspended much of its advertising efforts in 1998 to conserve cash resources.

 General and Administrative Expenses

  General and administrative expenses increased 96% to $10.3 million in 1999 from $5.3 million in 1998. General and administrative expenses as a percentage of total revenues increased to 26% from 20% during 1999 and 1998, respectively. The increases were primarily due to increases in payroll, credit card fees and spending on facilities. Payroll costs increased $0.9 million in 1999 versus 1998, primarily due to growth in headcount as a result of FlashNet's continued growth. Credit card processing fees increased $0.9 million in 1999 versus 1998, due to the increase in sales as a result of the growth in FlashNet's subscriber base. Facility costs increased $1.5 million in 1999 versus 1998, as a result of FlashNet relocating to new office facilities. Professional fees increased $1.2 million in 1999 versus 1998, primarily as a result of costs associated with FlashNet's financing activities and consulting fees.

 Operations and Customer Support Expenses

  Operations and customer support expenses increased 74% to $10.5 million in 1999 from $6.0 million in 1998. Operations and customer support expenses as a percentage of total revenues increased to 26% from 22% during 1999 and 1998, respectively. The increases, both in absolute dollars and as a percentage of total revenues, were primarily due to increased labor costs and increased telephone charges associated with FlashNet's "Free Web PC" offer. Due to the significant increase in call volume as a result of the offer, FlashNet's telephone charges increased $0.7 million in 1999 versus 1998. In addition, the number of full-time and contract employees in the customer support department increased by approximately 80 personnel during 1999. FlashNet also added additional technical personnel to support the larger subscriber base. As a result, labor costs increased $3.8 million in 1999 versus 1998.

 Depreciation and Amortization

  Depreciation and amortization expense increased 66% to $5.1 million in 1999 from $3.1 million in 1998. The increase primarily resulted from additional purchases of equipment and software and equipment acquired under capital leases needed to support FlashNet's expanding network. Depreciation and amortization expense as a percentage of total revenues increased to 13% for 1999 from 11% in 1998.

 Net Interest Expense

  Net interest expense decreased 100% to $0 million from $2.5 million in 1998. Interest expense decreased to $1.3 million in 1999 from $2.5 million in 1999 due to lower average debt levels throughout 1999. Interest and other income increased to $1.4 million from $.1 million during 1999 and 1998, respectively, offsetting interest expense recorded during the twelve month period. The increase is due to interest earned on the net proceeds from FlashNet's initial public offering effected March 16, 1999, which FlashNet has used for working capital and the purchase of temporary investments consisting of cash, cash equivalents, and short-term investments with original maturity dates of three months or less at the date of purchase.

 Extraordinary Loss

  The extraordinary loss on early extinguishment of debt represents the write-off of unamortized debt discount costs of $1.4 million related to the repayment of the $6.5 million Ascend note and $0.3 million of unamortized debt discount and other costs related to the repayment of a $5.0 million term loan from Goldman Sachs.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

 Revenues

  FlashNet's total revenues increased $9.4 million, or 53%, to $26.9 million in 1998 from $17.5 million in 1997. Subscriptions and renewals increased $10.0 million, as reflected by the increase in consumer access services revenues, and approximately $1.0 million was attributable to increased sales of business services.

These increases were offset by a $1.7 million decrease in subscriber set-up fees and other revenues, resulting primarily from the elimination of set-up fees applicable to annual prepaid consumer accounts made in connection with a price increase for all consumer access and business access services in the fourth quarter of 1997. New subscriptions increased in large part from the expansion of FlashNet's network marketing program, which accounted for 27,521 new subscriber acquisitions in 1998 as compared to 10,050 new subscriber acquisitions in 1997. Consumer access services revenues increased 84% in 1998 over 1997, primarily as a result of increases in FlashNet's subscriber base and in average revenues per subscriber due to the price increase in the fourth quarter of 1997. Business services revenues increased 180% in 1998 from 1997 as FlashNet expanded its offerings of dedicated and broadband access and other business services in response to escalating customer demand. Revenues from set-up fees and other revenues decreased 34% in 1998 from 1997, primarily as a result of FlashNet's decision in the fourth quarter of 1997 to discontinue charging set-up fees for prepaid subscriptions and due to the receipt in 1997 of consulting fees of $1.0 million for a project that was completed in that year.

 Cost of Services

  Cost of services increased $3.6 million, or 44%, to $11.8 million in 1998 from $8.2 million in 1997. Of this increase, $3.1 million was attributable to an increase in dial tone costs associated with a higher level of subscribers on FlashNet's network. As a percentage of total revenues, cost of services decreased to 44% in 1998 from 47% in 1997 primarily due to the increases in consumer access and business services partially offset by a decline in set-up fees and other revenues in 1998. As a percentage of revenues derived from consumer access services and business services, cost of recurring revenues decreased to 50% in 1998 from 66% in 1997. This decrease resulted from the price increase in the fourth quarter of 1997 and greater network efficiencies.

 Cost of Other Revenues

  Cost of other revenues decreased $450,000, or 56%, to $349,000 in 1998 from $799,000 in 1997. As a percentage of total revenues, cost of other revenues decreased to 1% in 1998 from 5% in 1997. The decrease in cost of other revenues, both in absolute dollars and as a percentage of total revenues, was primarily the result of cost savings of $315,000 attributable to FlashNet's obtaining a royalty-free license for Netscape software in the fourth quarter of 1997 that was previously purchased by it and resold to customers.

 Sales and Marketing Expenses

  Sales and marketing expenses decreased $2.1 million, or 20%, to $8.2 million in 1998 from $10.3 million in 1997. As a percentage of total revenues, sales and marketing expenses decreased to 31% in 1998 from 59% in 1997. This decrease, both in absolute dollars and as a percentage of total revenues, was attributable to a $3.8 million decline in media expenses offset by an $1.5 million increase in expenses associated with FlashNet's network marketing program. FlashNet's reduction in media expenditures in 1998 was primarily due to its decision to conserve cash resources and, to a lesser extent, to its decision to purchase national media spots rather than local media spots, with the latter being generally more expensive on a per-impression basis. See the subsection entitled "Overview."

 General and Administrative Expenses

  General and administrative expenses increased $1.8 million, or 53%, to $5.3 million in 1998 from $3.5 million in 1997. General and administrative expenses increased primarily due to an increase in the number of staff members and increased spending on facilities and supplies, due primarily to FlashNet's expansion of its network marketing program. Facility costs increased $0.6 million in 1998 versus 1997, as FlashNet expanded its office space for the additional employees. Labor costs increased $0.5 million in 1998 versus 1997. In addition, credit card fees increased $0.4 million as a result of increased sales. As a percentage of total revenues, general and administrative expenses remained constant at 20%.

 Operations and Customer Support Expenses

  Operations and customer support expenses increased $2.3 million, or 63%, to $6.0 million in 1998 from $3.7 million in 1997. As a percentage of total revenues, operations and customer support expenses increased to 22% in 1998 from 21% in 1997. These increases were primarily due to the addition of new customer care and technical personnel to support a larger subscriber base.

 Depreciation and Amortization

  Depreciation and amortization expense increased $1.0 million, or 49%, to $3.1 million in 1998 from $2.1 million in 1997. This increase primarily resulted from additional purchases of equipment and software that were needed to support FlashNet's expanding network. As a percentage of total revenues, depreciation and amortization expense decreased slightly to 11% in 1998 from 12% in 1997.

 Net Interest Expense

  Net interest expense increased $1.8 million to $2.5 million in 1998 from $714,000 in 1997. This increase was primarily attributable to interest paid on borrowings of $6.5 million from Ascend in the fourth quarter of 1997 and, to a lesser extent, capitalized leases for the acquisition of additional networking equipment.

 Net Loss

  Net loss decreased $1.4 million to $10.3 million in 1998 from $11.7 million in 1997. As a percentage of total revenues, net loss decreased to 38% in 1998 from 68% in 1997. In 1998, the net loss attributable to common shareholders included $2.7 million related to preferred stock deemed distributions and accretion.

Liquidity and Capital Resources

  FlashNet's principal capital and liquidity needs historically have related to its sales and marketing activities, the development and expansion of its network infrastructure, the establishment of its customer service and support operations and general working capital needs. The capital needs of FlashNet have historically been met by receipts from its prepaid subscriber customer base, additional capital from outside sources, including vendor capital leases and other vendor financing arrangements and through private placements of its securities. FlashNet's initial public offering, completed in March 1999, provided FlashNet with additional capital of $56.3 million.

  FlashNet's operating activities used net cash of approximately $34.9 million during 1999. Net cash used in operations resulted primarily from net losses, adjusted for depreciation and amortization expense, the purchase of personal computers included in FlashNet's new bundled service offering, the increase in accounts receivable and the decrease in deferred revenue. In addition, FlashNet funded a $700,000 note receivable bearing interest at 12% per annum maturing in April 2000, which is convertible, at the option of FlashNet, into common stock of a public company focused on developing communication services.

  Cash used by investing activities has consisted primarily of equipment purchases for point of presence and network expansion. For 1999, capital expenditures amounted to approximately $8.5 million. Additionally, FlashNet received approximately $2.9 million in proceeds from sale/leasebacks of data communication equipment. At December 31, 1999 FlashNet does not have any material commitments for capital expenditures.

  Cash provided by financing activities was approximately $47.2 million during 1999. During January 1999, FlashNet received proceeds of a $5.0 million term loan from Goldman Sachs. During March 1999, FlashNet effected its initial public offering. Net proceeds to FlashNet were approximately $56.3 million. Cash used for financing activities included $6.5 million and $5.0 million for the early repayment of the Ascend note and the Goldman Sachs term loan, respectively, during March 1999. Principal payments under capital lease obligations were $3.1 million for 1999.

  Cash used in operating activities of $5.2 million during 1998 primarily was attributable to a $10.3 million net loss, partially offset by $3.0 million in depreciation expense and $1.9 million in non-cash interest expense. Cash used in investing activities during 1998 was $1.4 million, principally as a result of the purchase of property, plant and equipment to support increases in FlashNet's subscriber base. Cash provided from financing activities during 1998 was $6.1 million, which consisted primarily of $7.8 million, after transaction fees, raised in a private placement of convertible preferred stock offset by debt principal payments.

  During the quarter ended June 30, 1999, FlashNet began reselling personal computers, or PCs, through a bundled service offering combining Internet access with a computer in exchange for a two or three year contractual commitment for Internet service. The initial response to this "Free PC" program was much greater than anticipated and FlashNet's vendors could not service the demand for refurbished computers thus causing significant delays in the fulfillment of these customer orders. These delays caused the customers to place a significant number of calls into FlashNet's call center. To handle this demand, FlashNet increased the number of its telephone representatives by approximately 75%. The resulting increased costs, coupled with the actual cost of the computers, resulted in a significant decrease in FlashNet's cash balance. Although FlashNet discontinued the "Free PC" program after September 30, 1999, it continued to receive a significant number of calls into its call center throughout the fourth quarter. Additionally, the delays in the fulfillment of the customer orders caused a larger number of customers to cancel their service contracts, which in turn caused FlashNet to incur a loss on its computer hardware. Due to the operational and cash requirements of the "Free PC" program, FlashNet was forced to make reductions in its cash expenditures in other operational areas and discontinued the "Free PC" program to preserve its cash resources. FlashNet identified its sales and marketing efforts as the primary area to reduce its expenditures. The reduction in these efforts, which was mainly accomplished by reducing its advertising and media expenditures, has resulted in a decrease in new subscribers and cash receipts from revenue-generating activities. The selling of new personal computers with bundled Internet service require additional cash commitments. However, sales of new computers with bundled Internet service have not been and are not expected to be significant. Because the pending merger with Prodigy requires FlashNet to maintain its basic infrastructure, FlashNet continues to conduct its operations in a manner generally consistent with its historical practices (except curtailing certain aspects of its sales and marketing as described above) and has not sought additional financing nor has any commitments for financing at December 31, 1999. FlashNet will be required to seek additional financing sufficient to meet its working capital needs for fiscal 2000 if the merger with Prodigy is not consummated. Based on FlashNet's recent efforts to raise capital, management has determined that it most likely cannot raise additional capital or financing on reasonable terms. The Report of Independent Auditors dated March 3, 2000 with respect to FlashNet's consolidated financial statements for the year ended December 31, 1999, contains an explanatory paragraph regarding FlashNet's ability to continue as a going concern. FlashNet's only plan at this time with respect to the going concern is the merger with Prodigy and FlashNet has no contingency plans presently in place should the merger with Prodigy fail to occur. If the merger is not consummated, management could be forced to make significant reductions in its headcount and expenditure levels, and would most likely be forced to raise capital, if obtainable, on unfavorable terms. FlashNet does not believe that its current cash and cash equivalents are sufficient to meet its working capital needs for the next 12 months.

  On April 26, 2000, Prodigy agreed to loan FlashNet up to $2,000,000 to fund operations. Advances will be unsecured, bear interest at an annual rate of 12% and are due October 26, 2000. As of May 5, 2000, no amounts had been advanced under these arrangements. As of April 10, 2000, FlashNet had cash and cash equivalents of approximately $1.0 million. However, in the judgment of FlashNet's management, Prodigy's loan commitment coupled with FlashNet's cash on hand should be sufficient to finance its operations until the closing of the merger.

Impact of Year 2000

  In prior years, FlashNet discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, FlashNet completed its remediation and testing of systems. As a result of those planning and implementation efforts, FlashNet experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. FlashNet expensed approximately $200,000 during 1999 in connection with remediating its systems. FlashNet is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. FlashNet will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the Year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

Changes in and Disagreement with Independent Accountants

  On August 20, 1999, FlashNet dismissed Deloitte & Touche LLP as its independent accountants and appointed Ernst & Young LLP as its auditors for the year ending December 31, 1999. The audit committee of FlashNet's board of directors recommended the change in independent accountants and the change was approved by the board of directors. Deloitte & Touche LLP's reports on FlashNet's financial statements for the two most recent fiscal years ended December 31, 1997 and 1998, did not contain an adverse opinion, disclaimer of opinion, qualification or modification as to audit scope or accounting principles. In addition, during the two most recent years and through August 20, 1999 there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in connection with their reports on the financial statements of FlashNet.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  On October 5, 1999, Prodigy acquired the BizOnThe.Net Web hosting business of U.S. Republic Communications, Inc. an indirect majority owned subsidiary of VarTec including the subscribers of the BizOnThe.Net Web hosting business. At the closing, Prodigy repaid a $9 million loan from VarTec to U.S. Republic and issued 2,840,993 shares of Prodigy common stock to U.S. Republic including 727,272 shares held in an escrow account to secure the indemnification obligations of U.S. Republic and its shareholders. Some or all of the escrowed shares will be released to U.S. Republic at various times over the two year period following the closing. In addition to the shares and amounts paid at closing, in 2001 Prodigy may be required to issue up to 727,272 additional shares, contingent on the attainment by the acquired business of set earn-out targets.

  Under accounting principles generally accepted in the United States, the acquisition of BizOnThe.Net was accounted for under the purchase method of accounting and accordingly the cost to acquire BizOnThe.Net was allocated to the assets acquired and liabilities assumed based on their respective fair values with the excess allocated to goodwill. The valuations and other studies required to determine the fair value of the BizOnThe.Net assets acquired and liabilities assumed were substantially completed and the respective adjustments to the historical values are included in the balance sheet of Prodigy as of December 31, 1999. The total purchase price is subject to change based on the calculation of the amount by which the net book value of the acquired assets and assumed liabilities as of October 5, 1999 exceeded or was less than the net book value as of July 31, 1999, which is expected to be finalized in the second quarter of 2000, and earn-out adjustments to be finalized over the next two years. Changes in the purchase price based on these adjustments will be recorded as corresponding increases or decreases in goodwill at the time the related items are resolved and are not expected to exceed $10 million. Based on the value of the 2,840,993 shares of common stock currently issued in connection with the BizOnThe.Net acquisition and the $9 million cash used to repay the loan, the total purchase price is approximately $58 million, including transaction costs of $829 thousand. The excess of the purchase price over the fair value of net assets acquired is approximately $50 million.

  On November 5, 1999 Prodigy agreed to acquire FlashNet Communications, Inc. In the merger, Prodigy will issue 0.35 share of Prodigy common stock for each outstanding share of FlashNet common stock. Based on the number of FlashNet shares outstanding on March 31, 2000, Prodigy will issue approximately 5,000,000 shares to complete the merger, representing approximately 7% of Prodigy's then outstanding shares. In addition, Prodigy will assume all FlashNet stock options and warrants outstanding as of the date of the merger.

  Under accounting principles generally accepted in the United States, the acquisition of FlashNet will be accounted for under the purchase method of accounting. Accordingly, the cost to acquire FlashNet will be allocated to the assets acquired and liabilities assumed based on their respective fair values, with the excess to be allocated to goodwill. The valuations and other studies required to determine the fair value of the FlashNet assets acquired and liabilities assumed have not been performed and, accordingly, the related adjustments reflected in the unaudited pro forma combined financial information are preliminary and subject to further revisions and adjustments. For purposes of this presentation, the carrying amounts of the FlashNet tangible net assets acquired was assumed to approximate fair value. In addition, Prodigy expects to recognize intangible assets such as subscriber relationships and trade name. Therefore, the excess of purchase price over the historical net book value of the net assets of FlashNet has been classified on the pro forma balance sheet as "Goodwill and Other Intangibles." After the completion of the FlashNet merger, Prodigy will arrange for an independent appraisal of significant assets and liabilities of FlashNet. Upon completion of the determination of fair value, the purchase price will be allocated to specific assets and liabilities of FlashNet. It is anticipated that there will be reductions to and increases in the carrying amounts of assets. Accordingly, the final valuation could result in materially different allocations of the purchase price compared to the amounts presented in the following pro forma information, resulting in corresponding changes in depreciation and amortization amounts. Based on the value of the estimated 5,000,000 shares of Prodigy common stock to be issued in connection with the FlashNet acquisition, the total purchase price is approximately $135.6 million including transaction costs incurred to date of $2.2 million. The goodwill and other intangibles acquired, based on the excess of the purchase price over the net book value of net assets to be acquired is currently estimated to be $126 million.

  On November 19, 1999, SBC and Prodigy agreed to establish a strategic relationship in which:

  . Prodigy will contribute substantially all of its assets and liabilities, and transfer its employees to a new limited partnership, called the operating partnership, that will operate Prodigy's business;

  . SBC will acquire an approximately 43% indirect interest in Prodigy upon completion of the SBC transaction and approximately 39.5% indirect interest after the FlashNet merger;

  . SBC will contribute to the operating partnership routers, servers and associated hardware used in connection with SBC's consumer and small business Internet operations and that are selected by Prodigy because Prodigy determines that they will be useful in connection with the provision of services to SBC's customers and Prodigy's customers after the closing;

  . SBC will contribute to the operating partnership intangible assets consisting primarily of royalty-free licenses to use SBC's trademarks in connection with the marketing and operation of the Prodigy Internet service and Prodigy's right to manage SBC's existing Internet customers;

  . Prodigy will be the exclusive retail Internet service marketed by SBC to consumers and small businesses;

  . SBC will purchase the Prodigy Internet service from Prodigy on wholesale terms and provide it to SBC's approximately 690,000 existing Internet subscribers--the wholesale price to be paid by SBC to Prodigy for the Prodigy Internet service that SBC will resell to its existing Internet subscribers will equal SBC's average retail price as of the closing less reasonable and necessary expenses actually incurred by SBC in serving its existing Internet subscribers;

  . SBC has committed to obtain for Prodigy 1,200,000 additional Internet subscribers over a three-year period in exchange for fees of $40 to $75 per subscriber--all new subscribers obtained for Prodigy by SBC will be Prodigy subscribers;

  . SBC has agreed to pay Prodigy a penalty if SBC does not obtain 1,200,000 additional internet subscribers for Prodigy over the three-year period, with the size of the penalty based on the number of subscribers actually obtained by SBC who pay at least one monthly bill from Prodigy--for example, the penalty will range from $165,000,000 if SBC acquires no new subscribers for Prodigy, to $105,000,000 if SBC acquires 600,000 new subscribers for Prodigy, to no penalty if SBC acquires 1,200,000 new subscribers for Prodigy;

  . SBC will have the exclusive right to market its long-distance phone service, local phone service, wireless phone services, paging services and related calling services to Prodigy's subscribers, so long as SBC's service offerings are competitive with service offerings from other providers;

  . SBC will be Prodigy's exclusive network provider so long as SBC offers its network services to Prodigy at the most favorable rates that it offers to other similar purchasers, so long as SBC's terms are competitive with those offered by other providers;

  . SBC will have the exclusive right to provide telecommunications, advertising, telecommunications e-commerce and Internet telephony applications in conjunction with the Prodigy Internet service to Prodigy's subscribers so long as SBC's terms are competitive with those offered by other providers;

  . SBC will be the exclusive provider of electronic yellow and white pages and city guides Prodigy's subscribers;

  . Prodigy will convert all outstanding common stock into Prodigy Class A common stock; and

  . Prodigy will issue to an SBC subsidiary one share of Prodigy Class B common stock in consideration of $100.

  The tangible and intangible assets received in conjunction with the SBC transaction will be recorded at fair value on the date the assets are contributed. Based on the following assumptions, the fair value of the assets received has been estimated at $968.75 million:

  . SBC will receive approximately 50,000,000 partnership units, which assuming that SBC's book capital account equals its imputed capital account and that the partnership interests will be equivalent in value to the Prodigy Class A common stock, will be convertible into approximately 50,000,000 shares of Prodigy Class A common stock based on pro forma shares outstanding after giving effect to the BizOnThe.Net and FlashNet acquisitions; and

  . the value of one share of Prodigy common stock was approximately $19.38 on December 31, 1999, which when multiplied by 50,000,000 shares, results in an estimated value of $968.75 million.



For purposes of the pro forma financial information, and pending preparation of a valuation to allocate the purchase price, the tangible and intangible assets to be received have been aggregated and presented in total in the SBC Assets balance sheet caption. These assets which are principally related to the royalty-free licenses to use the SBC trademarks, which will be amortized over the three year term of the agreement, and the routers, servers and associated hardware, which are also assumed to have a three year life. If the amortization period of any of these assets is longer than the three year period assumed for purposes of the pro forma financial information, the corresponding annual amortization expense will be decreased.

  In addition to the equity investment, SBC will purchase from Prodigy the Prodigy Internet service and resell these services to its existing Internet service subscribers. Prodigy will charge SBC a fixed price per subscriber for its services, to be fixed as of the closing date, and will incur incremental costs associated with providing these services to SBC, principally related to Prodigy's acquisition of additional network services and customer service. Adjustments have not been made to revenue or cost of revenue included in the pro forma statement of operations to reflect the services to be provided to the existing SBC subscribers as contractual agreements have not been finalized with respect to these services. Prodigy currently estimates that the revenue from the sale of the subscribers services will approximate $16.61 per subscriber per month, the costs of revenue associated with each subscriber will be approximately $7.00 per month and customer service costs will approximate $1.70 per subscriber per month. Actual amounts ultimately incurred could differ materially from these estimated amounts.

  Additionally, the SBC agreement includes other services that Prodigy and SBC will provide to each other. Impacts to revenue and expenses associated with these services, however, cannot be estimated at this time and accordingly have not been included in the pro forma statement of operations.

  The unaudited pro forma condensed combined balance sheets give effect to the acquisition of FlashNet and the SBC transaction as if these had occurred on December 31, 1999. The acquisition of BizOnThe.Net is reflected in the historical balance sheet of Prodigy as of December 31, 1999.

  The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 give effect to the acquisition of BizOnThe.Net and FlashNet, and the SBC transaction as if these occurred on January 1, 1999 and are based on the historical results of operations of Prodigy, BizOnThe.Net and FlashNet and the amortization associated with the assets acquired in the SBC transaction. The results of BizOnThe.Net for the fourth quarter of 1999 are included in the results of operations of Prodigy for the year ended
December 31, 1999.

  The unaudited pro forma condensed combined financial statements are based on the preliminary estimates and assumptions set forth in the notes to these statements that have been made solely for purposes of developing this pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results that would have been achieved had these transactions been completed as of the dates indicated or that may be achieved in the future.

  These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes and other financial information pertaining to Prodigy, BizOnThe.Net and FlashNet, including the Prodigy and FlashNet "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere in this document.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                            Prodigy and BizOnThe.Net
                      For the Year Ended December 31, 1999
        (In thousands, except per share amounts and shares outstanding)

                                            January 1, 1999
                            Year Ended          through                       Pro Forma
                         December 31, 1999 September 30, 1999  Adjust-       Prodigy and
                              Prodigy         BizOnThe.Net      ments        BizOnThe.Net
                         ----------------- ------------------ ---------      ------------
Revenues:
 Internet and online
  service revenues......    $  169,810                                        $  169,810
 Web hosting............                        $19,069                           19,069
 Other..................        19,228                                            19,228
                            ----------          -------       ---------       ----------
                               189,038           19,069                          208,107
Operating costs and ex-
 penses:
 Costs of revenue.......       102,199              249                          102,448
 Amortization of
  subscriber acquisition
  costs.................        20,448                                            20,448
 Sales and marketing....        58,854           12,418                           71,272
 Product development....        12,341                                            12,341
 General and
  administrative........        61,652            6,720                           68,372
 Depreciation and
  amortization..........        21,792              277       $  14,153 1(a)      36,222
                            ----------          -------       ---------       ----------
                               277,286           19,664          14,153          311,103
                            ----------          -------       ---------       ----------
Operating income
 (loss).................       (88,248)            (595)        (14,153)        (102,996)
Interest income / (ex-
 pense), net............         2,262             (473)            473 1(b)       2,262
Gain on sale of equity
 investment.............         3,319                                             3,319
Gain on settlement of
 note payable...........         1,714                                             1,714
Gain on settlement of
 note receivable........           500                                               500
Other...................           (35)                                              (35)
                            ----------          -------       ---------       ----------
Net loss................    $  (80,488)         $(1,068)      $ (13,680)      $  (95,236)
                            ==========          =======       =========       ==========
Basic and diluted loss
 per share..............         (1.34)                                            (1.53)
                            ==========                                        ==========
Weighted average number
 of common and common
 equivalent shares out-
 standing...............    59,958,111                        2,156,041 1(c)  62,114,152
                            ==========                        =========       ==========

   Notes to the Unaudited Pro Forma Condensed Combined Financial Information
       (in thousands except subscriber, share and per share information)

BizOnThe.Net

  1. (a) Adjustment of amortization and depreciation to reflect the amortization of goodwill and other intangible assets which will be amortized over a period of three years, the expected period of benefit. The goodwill has been calculated and the purchase price allocated based on the fair value of the BizOnThe.Net net assets acquired, including other intangible assets acquired, as follows:

   Cash portion of purchase price.................................... $  9,000
   Value of stock portion of purchase price..........................   48,439
   Transaction costs.................................................      829
                                                                      --------
   Purchase price....................................................   58,268
   Add: fair value of liabilities assumed............................      621
   Less: fair value of tangible assets acquired......................   (3,091)
   Less: fair value of intangible assets acquired
     Developed software..............................................     (700)
     Subscriber relationships........................................   (1,900)
     Tradename.......................................................   (3,600)
                                                                      --------
   Goodwill.......................................................... $ 49,598
                                                                      ========
   The amortization of intangible assets was calculated as follows:

    Total goodwill and intangible assets............................. $ 55,798
    Average life of intangible assets................................  3 years
                                                                      --------
    Annual amortization.............................................. $ 18,599
                                                                      --------
    278 days of amortization......................................... $ 14,153
                                                                      --------

  The BizOnThe.Net liabilities, which were assumed by Prodigy, exclude liabilities included in the September 30, 1999 financial statements on an allocated basis as those amounts were paid by VarTec/U.S. Republic prior to closing.

  The 2,840,993 shares of common stock issued in connection with the BizOnThe.Net acquisition were valued at $17.05 per share which represents the average market value of a Prodigy share immediately before and after the terms of the acquisition were announced. This amount excludes the 727,272 shares to be issued in 2001 pending resolution of the related contingencies.

   (b) Adjustment to remove interest expense on VarTec note payable to reflect the repayment of the note in connection with the acquisition of BizOnThe.Net.

   (c) Adjustment of the weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect issuance of 2,840,993 shares of common stock as of January 1, 1999, including the 727,272 shares held in escrow. The 727,272 shares which are issuable contingent upon attainment of certain earnings targets have been excluded from the weighted average shares as the effect would be anti-dilutive.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

           Unaudited Pro Forma Condensed Consolidated Balance Sheets

                              Prodigy and FlashNet
                            As of December 31, 1999
                                 (In thousands)

                                                                      Pro Forma
                                                                       Prodigy
                                                                         and
                                  Prodigy   FlashNet  Adjustments     FlashNet
                                  --------  --------  -----------     ---------
Assets
Current assets:.................
 Cash...........................  $ 35,473  $ 7,045                   $ 42,518
 Accounts receivable, net.......    10,314    4,393                     14,707
 Note receivable................                700                        700
 Due from affiliate.............     1,801                               1,801
 Prepaid expense................     2,793    2,661                      5,454
 Other current assets...........     1,437      904                      2,341
                                  --------  -------    --------       --------
  Total current assets..........    51,818   15,703                     67,521
                                  --------  -------    --------       --------
Restricted cash.................     4,692                               4,692
Property and equipment, net.....    18,201   17,783                     35,984
Customer hardware...............              5,579                      5,579
Subscriber Acquisition Costs....   182,838                             182,838
Goodwill and other intangibles..    87,321             $125,982 2(a)   213,303
Software Licenses...............                338                        338
Other assets....................     1,118      182                      1,300
                                  --------  -------    --------       --------
Total assets....................  $345,988  $39,585    $125,982       $511,555
                                  ========  =======    ========       ========
Liabilities and Stockholders'
 Equity
Current liabilities.............
 Notes payable..................  $110,154                            $110,154
 Lease obligations--current
  portion.......................       412  $ 4,129                      4,541
 Accounts payable and other
  accrued expenses..............    48,342    9,262    $  2,215 2(a)    59,819
 Accrued compensation...........     3,095      913                      4,008
 Unearned revenue...............    14,062   10,215                     24,277
 Accrued purchase and
  restructuring costs...........     3,849                               3,849
                                  --------  -------    --------       --------
  Total current liabilities.....   179,914   24,519       2,215        206,648
Lease obligations--long-term
 portion........................       983    5,410                      6,393
                                  --------  -------    --------       --------
Total Liabilities...............   180,897   29,929       2,215        213,041
Stockholders' equity
 Common stock...................       645   68,776     (68,726)2(b)       695
 Warrants to purchase common
  stock.........................              3,330      10,893 2(c)    14,223
 Additional paid-in capital--
  common stock..................   539,054    1,909     119,150 2(b)   658,204
                                                         (1,909)2(b)
 Accumulated deficit............  (373,275) (62,932)     62,932 2(b)  (373,275)
 Unearned compensation .........             (1,427)      1,427 2(b)
                                  --------  -------    --------       --------
                                   166,424    9,656     123,767        299,847
 Less note receivable from
  stockholder...................    (1,333)                             (1,333)
                                  --------  -------    --------       --------
  Total stockholders' equity....   165,091    9,656     123,767        298,514
                                  --------  -------    --------       --------
  Total liabilities and
   stockholders' equity.........  $345,988  $39,585    $125,982       $511,555
                                  ========  =======    ========       ========

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                       Prodigy, BizOnThe.Net and FlashNet
                      For the Year Ended December 31, 1999
        (In thousands, except per share amounts and shares outstanding)

                                                                   Pro Forma
                           Pro Forma                                Prodigy,
                          Prodigy and              Adjust-        BizOnThe.Net
                          BizOnThe.Net  FlashNet    ments         and FlashNet
                          ------------  --------  ----------      ------------
Revenues:
 Internet and online
  service revenues....... $   169,810   $ 31,104                  $   200,914
 Web hosting.............      19,069                                  19,069
 Other...................      19,228      9,147                       28,375
                          -----------   --------  ----------      -----------
                              208,107     40,251                      248,358
Operating costs and
 expenses:
 Costs of revenue........     126,325     23,877                      126,325
 Amortization of
  subscriber acquisition
  costs..................      20,448                                  20,448
 Sales and marketing.....      71,272     20,967                       92,239
 Product development.....      12,341                                  12,341
 General and
  administrative.........      68,372     20,783                       89,155
 Depreciation and
  amortization...........      36,222      5,094      41,994 3(a)      83,310
                          -----------   --------  ----------      -----------
                              311,103     70,721      41,994          423,818
                          -----------   --------  ----------      -----------
Operating loss...........    (102,996)   (30,470) $  (41,994)        (175,460)
Interest income / (ex-
 pense), net.............       2,262         97                        2,359
Gain on sale of equity
 investment..............       3,319                                   3,319
Gain on settlement of
 note payable............       1,714                                   1,714
Gain on settlement of
 note receivable.........         500                                     500
Other....................         (35)                                    (35)
                          -----------   --------  ----------      -----------
Net loss before
 extraordinary item...... $   (95,236)  $(30,373) $  (41,994)     $  (167,603)
                          ===========   ========  ==========      ===========
Basic and diluted loss
 per share............... $     (1.53)                            $     (2.50)
                          ===========                             ===========
Weighted average number
 of common and common
 equivalent shares out-
 standing................  62,114,152              5,000,000 3(b)  67,114,152
                          ===========             ==========      ===========

FlashNet

  2. (a) Adjustment to calculate goodwill and other intangible assets and to allocate the purchase price over the estimated fair value of the FlashNet net assets acquired calculated as follows:

      Value of stock portion of purchase price........................ $119,200
      Fair value of converted options and warrants....................   14,223
      Transaction costs...............................................    2,215
                                                                       --------
      Purchase price..................................................  135,638
      Less: estimated fair value of net assets acquired...............   (9,656)
                                                                       --------
      Goodwill and other intangibles.................................. $125,982
                                                                       ========

The value of the common stock to be issued to FlashNet is $23.84 a share which represents the average market value of a share of Prodigy common stock immediately before and after the terms of the acquisition were announced.

  (b) Adjustment to eliminate the stockholders equity of FlashNet and reflect the issuance of approximately 5,000,000 shares of common stock based on the exchange ratio of .35 share of Prodigy common stock for each share of FlashNet common stock valued at $23.84 per share. This results in common stock of $50 and $119,150 of additional paid in capital.

  (c) Adjustment to recognize the fair value of FlashNet warrants and vested options converted to Prodigy warrants and options based on the exchange ratio of .35 share of Prodigy common stock for each share of FlashNet common stock.

  All options and warrants that Prodigy assumes in the acquisition will be fully vested. Additionally, prior to the acquisition, FlashNet will terminate all FlashNet stock options that have exercise prices equal to or higher than the market price of FlashNet common stock. Assuming the merger occurred on December 31, 1999, approximately 210,000 options to purchase Prodigy common stock would be issued on a fully-vested basis at the time of the merger.

  Additionally, Prodigy will assume the warrant held by Ascend Communications, Inc. to purchase 1,360,000 shares of FlashNet common stock at an exercise price of $.003 and convert it into a warrant to purchase 476,000 shares of Prodigy common stock at an exercise price of $.009 based on the exchange ratio.

  A Black-Scholes option pricing model was utilized to determine the value of these options and the warrant using the following assumptions:

      Dividend Yield:           None
      Volatility:               60%
      Risk free rate:           5.76% for the options; 6.12% for the warrant
      Expected Option Life:     2 years for the options; 8.2 years for the warrant
      Fair Value of Underlying
       common stock:            $23.84 per share

There will be no unvested options or warrants assumed.

  3. (a) Adjustment to amortization to reflect amortization of the FlashNet goodwill and intangible assets based on an estimated three year useful life.

  (b) Adjustment of the weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect the issuance of approximately 5,000,000 shares of common stock as of January 1, 1999.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

           Unaudited Pro Forma Condensed Consolidated Balance Sheets

                           Prodigy, FlashNet and SBC
                            As of December 31, 1999
                                 (In thousands)

                                         Pro Forma                  Pro Forma
                                          Prodigy                    Prodigy,
                                            and         SBC          FlashNet
                                         FlashNet   Adjustments      and SBC
                                         ---------  -----------     ----------
Assets
Current assets:........................
 Cash..................................  $  42,518                  $   42,518
 Accounts receivable, net..............     14,707                      14,707
 Note receivable.......................        700                         700
 Due from affiliate....................      1,801                       1,801
 Prepaid expense.......................      5,454                       5,454
 Other current assets..................      2,341                       2,341
                                         ---------                  ----------
  Total current assets.................     67,521                      67,521
                                         ---------                  ----------
Restricted cash........................      4,692                       4,692
Property and equipment, net............     35,984                      35,984
Customer hardware......................      5,579                       5,579
Subscriber Acquisition costs...........    182,838                     182,838
Goodwill and other intangibles.........    213,303                     213,303
Software Licenses......................        338                         338
SBC assets.............................              $968,750 4(a)     968,750
Other assets...........................      1,300                       1,300
                                         ---------   --------       ----------
Total assets...........................  $ 511,555   $968,750       $1,480,305
                                         =========   ========       ==========
Liabilities and Stockholders' Equity
Current liabilities....................
 Notes payable.........................  $ 110,154                  $  110,154
 Lease obligations--current portion....      4,541                       4,541
 Accounts payable and other accrued
  expenses.............................     59,819                      59,819
 Accrued compensation..................      4,008                       4,008
 Unearned revenue......................     24,277                      24,277
 Accrued purchase and restructuring
  costs................................      3,849                       3,849
                                         ---------   --------       ----------
  Total current liabilities............    206,648                     206,648
Lease obligations--long-term portion...      6,393                       6,393
                                         ---------   --------       ----------
Total Liabilities......................    213,041                     213,041
Minority Interest in Operating
 Partnership...........................              $499,302 4(b)     499,302
Stockholders' equity
 Common stock..........................        695       (695)4(c)
 Class A common stock..................                   695 4(c)         695
 Class B common stock..................                       4(c)
 Warrants to purchase common stock.....     14,223                      14,223
 Additional paid-in capital--common
  stock................................    658,204    469,448 4(b)   1,127,652
 Accumulated deficit...................   (373,275)                   (373,275)
                                         ---------   --------       ----------
                                           299,847    469,448          769,295
 Less note receivable from
  stockholder..........................     (1,333)                     (1,333)
                                         ---------   --------       ----------
  Total stockholders' equity...........    298,514    469,448          767,962
                                         ---------   --------       ----------
  Total liabilities and stockholders'
   equity..............................  $ 511,555   $968,750       $1,480,305
                                         =========   ========       ==========

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                    Prodigy, BizOnThe.Net, FlashNet and SBC

                     For the Year Ended December 31 , 1999
        (In thousands, except per share amounts and shares outstanding)

                                        Pro Forma                     Prodigy,
                                         Prodigy,       SBC         BizOnThe.Net
                                       BizOnThe.Net   Adjust-         FlashNet
                                       and FlashNet   ments           and SBC
                                       ------------  ---------      ------------
Revenues:
 Internet and online
  service revenues.................... $   200,914                  $   200,914
 Web hosting..........................      19,069                       19,069
 Other................................      28,375                       28,375
                                       -----------   ---------      -----------
                                           248,358                      248,358
Operating costs and expenses:
 Costs of revenue.....................     126,325                      126,325
 Amortization of subscriber acquisi-
  tion costs..........................      20,448                       20,448
 Sales and marketing..................      92,239                       92,239
 Product development..................      12,341                       12,341
 General and administrative...........      89,155                       89,155
 Depreciation and amortization........      83,310    $322,917 5(a)     406,227
                                       -----------   ---------      -----------
                                           423,818     322,917 5(a)     746,735
                                       -----------   ---------      -----------
Operating loss........................    (175,460)   (322,917)        (498,377)
Interest income / (expense), net......       2,359                        2,359
Gain on sale of equity investment.....       3,319                        3,319
Gain on settlement of note payable....       1,714                        1,714
Gain on settlement of note receiv-
 able.................................         500                          500
Other.................................        (35)                         (35)
Minority interest in net loss.........                 193,265 5(b)     193,265
                                       -----------   ---------      -----------
Net loss before extraordinary item.... $  (167,603)  $(129,652)     $  (297,255)
                                       ===========   =========      ===========
Basic and diluted loss per share...... $     (2.50)                 $     (4.43)
                                       ===========                  ===========
Weighted average number of common and
 common equivalent shares
 outstanding..........................  67,114,152           1 5(c)  67,114,153
                                       ===========   =========      ===========

SBC Transaction

  4. (a) Adjustment to recognize the fair value of the assets to be received pursuant to the investment, issuance, contribution and assumption agreement between Prodigy and SBC.

  (b) The SBC interest in the operating partnership is reflected as minority interest in the Prodigy pro forma combined balance sheet calculated as follows:

      Pro Forma Prodigy, FlashNet net assets........................ $  298,514
      Contributed SBC Assets........................................    968,750
                                                                     ----------
      Partnership net assets........................................  1,267,264
      SBC Interest..................................................       39.5%
                                                                     ----------
        SBC Minority Interest....................................... $  499,302
                                                                     ==========

  As a result of this transaction, Prodigy's interest in the partnership net assets exceeds Prodigy's carrying value by $469,448 which has been reflected as additional paid in capital.

  (c) Reflects conversion of shares of Prodigy common stock into shares of Prodigy Class A common stock and issuance of one share of Prodigy Class B common stock.

  5. (a) Adjustment to reflect amortization of the SBC Assets, primarily related to the SBC brand assets and subscriber relationships, over the three year life of the agreements. Tangible assets received from SBC may have longer lives which would result in a decrease in the amortization expense presented in this document, however, management does not expect this result to have a significant impact.

  (b) Adjustment to reflect SBC's minority interest in the net loss of the operating partnership.

  (c) Adjustment of the weighted average shares of Prodigy common stock outstanding used in computing basic and diluted net loss per share to reflect issuance of one share of Prodigy Class B common stock as of January 1, 1999.

                        PRODIGY'S PRINCIPAL STOCKHOLDERS

  The following table illustrates the beneficial ownership of Prodigy common stock as of March 31, 2000 by:

  . each person or entity known to Prodigy to own beneficially more than 5% of Prodigy common stock;

  . each of the directors of Prodigy;

  . each of the named executive officers of Prodigy; and

  . all current executive officers and directors of Prodigy as a group.

  In addition, the table depicts the shares beneficially owned if the SBC transaction is not completed, as illustrated in the first column, and the shares beneficially owned if the SBC transaction is completed, as illustrated in the second column. If the pending FlashNet merger is completed, all percentages will be diluted by approximately 4.5%.

                                  Shares beneficially   Shares beneficially
                                  owned prior to the    owned after the SBC
                                  SBC transaction(1)      transaction(1)
                                 --------------------- ---------------------
              Name                 Number   Percentage   Number   Percentage
              ----               ---------- ---------- ---------- ----------
Current directors, executive
 officers and 5% stockholders:
  Carlos Slim Helu(2)            41,413,111    64.1%   41,413,111    35.6%
  Carso Global Telecom(3)        29,396,911    45.5    29,396,911    25.3
  Telmex(4)                      12,016,200    18.6    12,016,200    10.3
  Samer F. Salameh(5)               112,500       *       134,375       *
  James R. Adams                         --       *        15,000       *
  Allen Craft(6)                         --       *            --       *
  Arturo Elias(5)                    45,000       *        60,000       *
  James M. Nakfoor(5)                10,000       *        25,000       *
  Alfredo Sanchez(5)                 47,000       *        62,000       *
  David C. Trachtenberg              41,666       *        83,333       *
  Andrea S. Hirsch                   26,250       *        57,500       *
  All current executive officers
   and directors as a group
   (8 persons)(5)(7)                282,416       *       437,208       *
Other 5% stockholders:
  SBC (8)                                --      --    51,821,505    44.5
  Sears(9)                        4,536,778     7.0     4,536,778     3.8
Former executive officers:
  James P. Dougherty                 43,750       *        43,750       *
  David R. Henkel                       323       *        47,369       *
  James L'Heureux                        --      --            --      --
  Carena M. Pooth                        --      --            --      --

--------
 * Denotes ownership of less than 1% of the outstanding shares of Prodigy common stock.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares which the individual or entity has the right to acquire within 60 days after March 31, 2000 through the exercise of any stock option, warrant or other right. Beneficial ownership also includes the shares subject to options held by current executive officers and directors that will accelerate and become exercisable upon completion of the SBC transaction. However, these shares are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The inclusion in this table of any shares does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power with respect to all shares of capital stock listed as owned by the person or entity.
(2)  Consists of the listed shares hold by Carso Global Telecom and Telmex.
     Mr. Slim and members of his immediate family beneficially own a majority of the outstanding voting equity securities of Carso Global Telecom.
     Thus, Mr. Slim and members of his immediate family may be deemed to control Carso Global Telecom, Telmex and Prodigy. The business address of Carso Global Telecom and Mr. Slim is Paseo de las Palmas, #736,
     Col. Lomas de Chapultepec, Mexico City, Mexico 11000.
(3) Excludes the listed shares held by Telmex. Carso Global Telecom may be deemed to control Telmex though the regular-voting shares of Telmex that it owns directly and its interest in a trust which owns a majority of Telmex's outstanding regular-voting shares. Carso Global Telecom is a Mexican holding company.
(4) Telmex's business address is Parque Via 190, Oficina 1016, Colonia Cuauhtemoc, Mexico City, Mexico 06599.
(5)  Excludes the listed shares held by Carso Global Telecom, Telmex and SBC.
(6)  Excludes the listed shares held by SBC.
(7) Includes 169,792 shares that are subject to options that will become exercisable on completion of the SBC transaction.
(8) Consists of shares issuable upon conversion of Prodigy Class B common stock and units in the operating partnership to be issued to SBC on completion of the SBC transaction. Does not include a contingent warrant to purchase 537,924 shares of Prodigy common stock for $1.00 per share which Prodigy and SBC have agreed in principle that SBC will receive in exchange for guaranteeing Prodigy's ongoing performance obligations under its customer contracts in connection with a proposed third party financing. See "Prodigy Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." SBC's business address is 175 East Houston, San Antonio, Texas 78205.
(9) Ownership is based on a Schedule 13G/A filed by Sears with the Securities and Exchange Commission on February 10, 2000. Includes 2,409,145 shares issuable on exercise of a warrant. Sears' business address is 3333
     Beverly Road, Hoffman Estates, Illinois 60179.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  The board of directors has selected the firm of PricewaterhouseCoopers LLP as Prodigy's independent accountants for fiscal year 2000. The board of directors recommends that the stockholders vote FOR ratification of that appointment. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as Prodigy's independent accountants, the board of directors will reconsider the matter. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Any proposal that a Prodigy stockholder intends to present at the 2001 annual meeting of stockholders in accordance with Rule 14a-8 of the Exchange Act must be submitted to the secretary of Prodigy at its offices, 44 South Broadway, White Plains, New York 10601, no later than January 5, 2001 in order to be considered for inclusion in the proxy statement relating to that meeting. With respect to any stockholder proposal other than a proposal under Rule 14a-8, the proxy included in Prodigy's proxy materials may confer discretionary authority to vote on the stockholder proposal if Prodigy does not receive the proposal at the address set forth in the preceding sentence on or before January 5, 2001. Any stockholder proposal must also comply with the other applicable provisions of law and Prodigy's certificate of incorporation and by-laws. No stockholder proposal is required to be considered unless it is presented in accordance with the foregoing requirements.

                                    EXPERTS

  The consolidated financial statements of Prodigy as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this proxy statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of FlashNet as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 included in this proxy statement, have been audited by Deloitte & Touche LLP, independent accountants, as set forth in their report appearing herein and have been so included in reliance on the report of such firm given on their authority as experts in auditing and accounting.

  The consolidated financial statements of FlashNet Communications Inc. at December 31, 1999 and for the year then ended and the financial statements of the Web Hosting Business of U.S. Republic Communications, Inc. at December 31, 1998, and for the period from January 6, 1998 (inception) to December 31, 1998, appearing in this proxy statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

PRODIGY COMMUNICATIONS CORPORATION
  Three years ended December 31, 1999, 1998 and 1997
  Report of Independent Accountants.......................................  F-2
  Consolidated Balance Sheets.............................................  F-3
  Consolidated Statement of Operations....................................  F-4
  Consolidated Statements of Stockholders' Equity (Deficit)...............  F-5
  Consolidated Statements of Cash Flows...................................  F-7
  Notes to Consolidated Financial Statements..............................  F-9

FLASHNET COMMUNICATIONS, INC.
  Three years ended December 31, 1999, 1998 and 1997
  Report of Independent Auditors.......................................... F-27
  Independent Auditor's Report............................................ F-28
  Consolidated Balance Sheets............................................. F-29
  Consolidated Statements of Operations................................... F-30
  Consolidated Statements of Cash Flows................................... F-31
  Consolidated Statements of Shareholders' Equity (Deficit)............... F-32
  Notes to Financial Statements........................................... F-33

WEB HOSTING BUSINESS OF U.S. REPUBLIC COMMUNICATIONS, INC.
  January 6, 1998 (inception) to December 31, 1998 and unaudited nine months ended
   September 30, 1999
  Report of Independent Auditors.......................................... F-45
  Statement of Assets to Be Acquired and Liabilities to be Assumed........ F-46
  Statement of Operations................................................. F-47
  Statement of Cash Flows................................................. F-48
  Notes to Financial Statements........................................... F-49

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Prodigy Communications Corporation:

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Prodigy Communications Corporation and its subsidiaries (the "Company") at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

New York, New York
March 3, 2000

                       PRODIGY COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (in thousands except share and per share amounts)

                                                             December 31,
                                                          --------------------
                                                            1998       1999
                                                          ---------  ---------
                         ASSETS:
Current assets:
  Cash and cash equivalents.............................. $  12,180  $  35,473
  Trade accounts receivable, net of allowances for
   doubtful accounts of $367 and $3,380 at December 31,
   1998 and 1999, respectively...........................       966     10,314
  Due from affiliate.....................................       --       1,801
  Prepaid expenses.......................................     1,691      2,793
  Other current assets...................................       106      1,437
                                                          ---------  ---------
    Total current assets.................................    14,943     51,818
Restricted cash..........................................     5,420      4,692
Property and equipment, net..............................    12,998     18,201
Other intangibles, net...................................       --       1,748
Tradename, net...........................................    26,579     26,330
Goodwill, net............................................    11,587     55,680
Deferred network costs, net..............................     5,939      3,563
Subscriber acquisition costs, net........................       --     182,838
Other assets.............................................       866      1,118
                                                          ---------  ---------
    Total assets......................................... $  78,332  $ 345,988
                                                          =========  =========
          LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Notes payable.......................................... $   2,000  $ 110,154
  Accounts payable.......................................    10,442     24,351
  Accrued compensation...................................     3,000      3,095
  Accrued restructuring and other special costs..........     4,705      3,849
  Other accrued expenses.................................    18,193     16,847
  Accrued subscriber acquisition costs...................       --       7,144
  Unearned revenue.......................................    10,200     14,062
  Capital lease obligation--short term...................       --         412
                                                          ---------  ---------
    Total current liabilities............................    48,540    179,914
Capital lease obligation--long term......................       --         983
                                                          ---------  ---------
    Total liabilities....................................    48,540    180,897
                                                          ---------  ---------
Commitments and contingencies (Note 14)
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
   authorized; none issued or outstanding................       --         --
  Contingent convertible notes...........................    30,500        --
  Common stock, $.01 par value; 150,000,000 shares
   authorized; 45,034,297 and 64,502,608 shares issued
   and outstanding at December 31, 1998 and 1999,
   respectively..........................................       450        645
  Additional paid-in capital.............................   294,296    539,054
  Accumulated deficit....................................  (292,787)  (373,275)
  Note receivable from stockholder.......................    (2,667)    (1,333)
                                                          ---------  ---------
    Total stockholders' equity...........................    29,792    165,091
                                                          ---------  ---------
    Total liabilities and stockholders' equity........... $  78,332  $ 345,988
                                                          =========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PRODIGY COMMUNICATIONS CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands except per share amounts)

                                                    Year Ended December 31,
                                                  -----------------------------
                                                    1997       1998      1999
                                                  ---------  --------  --------
Revenues:
  Internet and online service revenues:
    Prodigy Internet............................  $  29,459  $ 80,696  $154,211
    Prodigy Classic.............................     98,793    48,212    15,599
                                                  ---------  --------  --------
                                                    128,252   128,908   169,810
  Other.........................................      5,940     7,232    19,228
                                                  ---------  --------  --------
    Total revenues..............................    134,192   136,140   189,038
                                                  ---------  --------  --------
Operating costs and expenses:
  Costs of revenue..............................     91,998    93,355   102,199
  Sales and marketing...........................     59,624    41,678    58,854
  Product development...........................     11,407    10,880    12,341
  General and administrative....................     56,254    44,640    61,652
  Depreciation and amortization.................     21,444    16,072    21,792
  Amortization of subscriber acquisition costs..        --        --     20,448
  Restructuring and other special costs.........      9,854       --        --
  Write-down of assets held for sale............      2,400       --        --
  Loss on sale of cellular assets...............        848       --        --
                                                  ---------  --------  --------
    Total operating costs and expenses..........    253,829   206,625   277,286
                                                  ---------  --------  --------
Operating loss..................................   (119,637)  (70,485)  (88,248)

  Gain on sale of assets/equity investments.....        250     5,176     3,319
  Gain on settlement of note payable............        --        --      1,714
  Gain on settlement of note receivable.........        --        --        500
  (Loss) on equity investment in joint venture..    (12,101)      --        --
  Interest income...............................        272     1,541     5,121
  Interest expense..............................     (1,559)   (1,315)   (2,859)
  Other.........................................        --        --        (35)
                                                  ---------  --------  --------
    Net loss....................................  $(132,775) $(65,083) $(80,488)
                                                  =========  ========  ========
Basic and diluted loss per share................  $   (7.66) $  (1.60) $  (1.34)
                                                  =========  ========  ========
Weighted average number of common shares
 outstanding used in computing basic and diluted
 net loss per share.............................     17,337    40,746    59,958
                                                  =========  ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PRODIGY COMMUNICATIONS CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    (in thousands except per share amounts)

                               Contingent  Common Stock   Additional
                               Convertible --------------  Paid-in   Accumulated
                                  Notes    Shares  Amount  Capital     Deficit
                               ----------- ------  ------ ---------- -----------
Balance at December 31,
 1996........................    $30,500   12,310   $123   $ 52,883   $ (94,929)
Issuance of common stock for
 cash........................              14,913    149     71,890
Issuance of common stock on
 conversion of advances from
 stockholders................               8,547     86    102,565
Acquisition and retirement of
 treasury shares.............              (1,966)   (20)    (8,602)
Comprehensive loss:
 Net loss....................                                          (132,775)
 Other comprehensive losses:
 Translation adjustment......
 Comprehensive loss..........
                                 -------   ------   ----   --------   ---------
Balance at December 31,
 1997........................     30,500   33,804    338    218,736    (227,704)
                                 -------   ------   ----   --------   ---------
Issuance of common stock for
 cash........................              11,254    112     74,926
Issuance of common stock on
 conversion of advances from
 stockholders
Options granted below fair
 market value................                                   730
Acquisition and retirement of
 treasury shares.............                 (24)              (96)
Comprehensive loss:
 Net loss....................                                           (65,083)
 Comprehensive loss..........
                                 -------   ------   ----   --------   ---------
Balance at December 31,
 1998........................     30,500   45,034    450    294,296    (292,787)
                                 -------   ------   ----   --------   ---------
Issuance of common stock for
 cash........................              12,373    124    164,409
Issuance of common stock in
 connection with the
 acquisition of
 BizOnThe.Net................               2,841     28     48,411
Convertible securities
 redemption..................    (30,500)   4,255     43     30,457
Options granted below fair
 market value................                                 1,481
Comprehensive loss:
 Net loss....................                                           (80,488)
 Comprehensive loss..........
                                 -------   ------   ----   --------   ---------
Balance at December 31,
 1999........................    $   --    64,503   $645   $539,054   $(373,275)
                                 =======   ======   ====   ========   =========

                       PRODIGY COMMUNICATIONS CORPORATION

                    (in thousands except per share amounts)

                               Accumulated     Note
                                  Other     Receivable
                              Comprehensive    From                Comprehensive
                              (Loss) Profit Stockholder   Total        Loss
                              ------------- ----------- ---------  -------------
Balance at December 31,
 1996.......................      $ (30)                $ (11,453)
Issuance of common stock for
 cash.......................                  $(4,000)     68,039
Issuance of common stock on
 conversion of advances from
 stockholders...............                              102,651
Acquisition and retirement
 of treasury shares.........                               (8,622)
Comprehensive loss:
 Net loss...................                             (132,775)   $(132,775)
 Other comprehensive losses:
 Translation adjustment.....       (159)                     (159)        (159)
                                                                     ---------
 Comprehensive loss.........                                         $(132,934)
                                  -----       -------   ---------    =========
Balance at December 31,
 1997.......................       (189)       (4,000)     17,681
                                  -----       -------   ---------
Issuance of common stock for
 cash.......................                               75,038
Issuance of common stock on
 conversion of advances from
 stockholders...............                    1,333       1,333
Options granted at below
 fair market value..........                                  730
Acquisition and retirement
 of treasury shares.........                                  (96)
Comprehensive loss:
 Net loss...................                              (65,083)   $ (65,083)
 Other comprehensive losses:
 Translation adjustment.....        189                       189          189
                                                                     ---------
 Comprehensive loss.........                                         $ (64,894)
                                  -----       -------   ---------    =========
Balance at December 31,
 1998.......................      $ --         (2,667)     29,792
                                  -----       -------   ---------
Issuance of common stock for
 cash.......................                    1,334     165,867
Issuance of common stock on
 acquisition of
 BizOnThe.Net...............                               48,439
Convertible securities
 redemption
Options granted below fair
 market value...............                                1,481
Comprehensive loss:
 Net loss...................                              (80,488)   $ (80,488)
                                                                     ---------
 Comprehensive loss.........                                         $ (80,488)
                                  -----       -------   ---------    =========
Balance at December 31,
 1999.......................      $ --        $(1,333)  $ 165,091
                                  =====       =======   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PRODIGY COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (in thousands except share and per share amounts)

                                                   Years Ended December 31,
                                                 ------------------------------
                                                   1997       1998      1999
                                                 ---------  --------  ---------
Cash flows from operating activities:
Net loss.......................................  $(132,775) $(65,083) $ (80,488)
Adjustments to reconcile net loss to net cash
 used in operating activities:
 Loss on equity investment in joint venture....     12,101       --         --
 Recovery of equity investments................       (250)      --         --
 Write-down of assets held for sale............      2,400       --         --
 Gain on sale of assets........................        --     (5,176)    (3,319)
 Gain on settlement of note payable............        --        --      (1,714)
 Gain on settlement of note receivable.........        --        --        (500)
 Option grants at below fair value.............        --        730      1,481
 Loss on sale of cellular assets...............        848       --         --
 Depreciation and amortization of property and
  equipment....................................     11,997     7,896      8,429
 Amortization of goodwill......................      1,551     1,551      5,505
 Amortization of tradename.....................      3,455     3,667      3,849
 Amortization of other intangibles.............        --        --         152
 Amortization of deferred network asset........      1,335     2,228      2,376
 Amortization of subscriber acquisition costs..        --        --      20,448
 Amortization of deferred software development
  costs........................................      1,159       --         --
 Write-down of deferred software development
  costs to net realizable value................      1,946       --         --
 Provision for doubtful accounts...............       (342)      (49)    (3,200)
 Change in operating assets and liabilities,
  net of effects of acquisitions and disposals:
 Trade accounts receivable.....................      1,935       823     (4,711)
 Due from affiliate............................        --        --      (1,801)
 Prepaid expenses..............................      1,340      (312)    (1,078)
 Other assets..................................     (1,690)    1,320     (1,083)
 Assets held for sale..........................     (5,325)    1,650        --
 Accounts payable and other accrued expenses...    (11,650)  (20,359)    12,997
 Accrued compensation..........................     (1,089)      652         95
 Accrued restructuring and other special
  costs........................................     (2,178)   (3,170)      (856)
 Unearned revenue..............................      1,193     5,648      3,271
                                                 ---------  --------  ---------
  Net cash used in operating activities........   (114,039)  (67,984)   (40,147)
                                                 ---------  --------  ---------
Cash flows from investing activities:
 Acquisition of property and equipment.........     (8,556)   (2,567)    (9,907)
 Acquisition of subscribers....................        --        --    (196,142)
 Acquisition of Web hosting business...........        --        --      (9,829)
 Proceeds from sale of assets/equity
  investments..................................        --      5,176      3,319
 Investment in joint venture...................     (7,006)      --         --
 Increase in other assets......................        308       --         --
                                                 ---------  --------  ---------
  Net cash used in investing activities........    (15,254)    2,609   (212,559)
                                                 ---------  --------  ---------
Cash flows from financing activities:
 Proceeds from issuance of common stock........     68,039    74,942    164,533
 Repayment of notes payable to related
  parties......................................    (46,000)  (32,100)   (19,846)
 Proceeds from notes payable to related
  parties......................................        --     22,100    130,000
 Repayment of borrowings.......................        --    (30,000)      (750)
 Proceeds from borrowings......................    102,651    30,000        --
 Payment of note receivable from stockholder...        --      1,333      1,334
 (Increase)/decrease in restricted cash........     (4,148)   (1,272)       728
 Other.........................................       (161)      189        --
                                                 ---------  --------  ---------
  Net cash provided by financing activities....    120,381    65,192    275,999
                                                 ---------  --------  ---------
Net increase (decrease) in cash and cash
 equivalents...................................     (8,912)     (183)    23,293
                                                 ---------  --------  ---------
Cash and cash equivalents, beginning of
 period........................................     21,275    12,363     12,180
                                                 ---------  --------  ---------
Cash and cash equivalents, end of period.......  $  12,363  $ 12,180  $  35,473
                                                 =========  ========  =========

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


                                                     Years Ended December 31,
                                                    --------------------------
                                                      1997     1998     1999
                                                    --------- ----------------
Supplementary Cash Flow Information:
 Cash paid for interest............................ $   1,177 $ 1,164 $  1,823
Noncash investing and financing activities:
 Conversion of advances from stockholder to common
  stock............................................   102,651     --       --
 Contingent convertible notes and contingent
  warrants issued in exchange for contingent
  convertible note.................................    30,500     --       --
 Conversion of contingent convertible notes into
  common stock.....................................               --   (30,500)
 Sale of network assets in exchange for service
  agreement........................................     9,502     --       --
 Issuance of common stock in connection with
  acquisition of Web hosting business..............       --      --   (48,439)
 Contingent convertible note received as settlement
  for sale of International Wireless cellular
  communications business..........................       --      --      (875)
 Capital lease obligations.........................       --      --     1,395
 Option grants at below fair value.................       --      730    1,481




   The accompanying notes are an integral part of the consolidated financial statements.

                       PRODIGY COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (in thousands except share and per share amounts)

1. Organization and Basis of Presentation

  Prodigy Communications Corporation (the "Company") is a leading nationwide Internet Service Provider ("ISP"). The Company is controlled by Carso Global Telecom, S.A. de C.V. ("Carso Global Telecom") through a 64.1% direct and indirect majority voting equity interest in the Company's common stock. The Company was formed in June 1996, under the name Prodigy, Inc., to acquire Prodigy Services Company ("PSC") and to hold International Wireless Incorporated ("IW") and other communications interests. IW was incorporated on May 23, 1994, to develop and operate cellular telephone systems in Africa. IW's other communications interests consisted of Africa Online, Inc., a wholly-owned subsidiary engaged in Internet access and online services in Africa, and an equity investment in a start-up joint venture in China.

  Since the acquisition of PSC, the Company has been in the midst of a major transformation, both domestically and internationally. In the United States, the Company launched its open standards based Internet access service ("Prodigy Internet") in October 1996. The Company's cellular telephone assets and operations were sold in January 1997. In 1997, the Company determined that its primary focus would be as an ISP and decided to discontinue the production of its own content for Prodigy Internet. In 1998, the Company sold its African operations and negotiated a settlement of its liabilities in connection with the closing of its Asian operations (see Note 5-Dispositions).

  Since formation, Prodigy has relied on private sales of equity securities (totaling $294,100 through December 31, 1999), borrowings and the initial public offering in February 1999 (with net proceeds of $157,200) to fund its operations. Prodigy has incurred significant losses since inception and, at December 31, 1999, had an accumulated deficit of $373,275 and a working capital deficit of $128,096 comprised of current liabilities of $179,914 offset by current assets of $51,818. For the years ended December 31, 1997, 1998 and 1999, Prodigy incurred negative cash flow from operations of $114,039, $67,984 and $40,147, respectively. To the extent the Company is unable to fund its current obligations as they become due from its operating cash flows, Carso Global Telecom, through its subsidiary Telmex, has committed to provide additional financing, either through capital and/or debt financing, of up to $200,000 through February, 2001. Specific terms of this financing will be determined at the time such financing, if any, is provided. Management believes that this additional funding will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 2000.

2. Acquisitions

 Acquisition of BizOnThe.Net

  On October 5, 1999, Prodigy acquired the BizOnThe.Net Web hosting business of U.S. Republic Communications, Inc. an indirect majority owned subsidiary of VarTec including the subscribers of the BizOnThe.Net Web hosting business. At the closing, Prodigy repaid a $9,000 loan from VarTec to U.S. Republic and issued 2,840,993 shares of Prodigy common stock to U.S. Republic including 727,272 shares held in an escrow account to secure the indemnification obligations of U.S. Republic and its shareholders. Some or all of the escrowed shares will be released to U.S. Republic at various times over the two year period following the closing. In addition to the shares and amounts paid at closing, in 2001 Prodigy may be required to issue up to 727,272 additional shares, contingent on the attainment by the acquired business of set earn-out targets.

  The acquisition of BizOnThe.Net has been accounted for under the purchase method of accounting and accordingly the cost to acquire BizOnThe.Net was allocated to the assets acquired and liabilities assumed based on their respective fair values with the excess allocated to goodwill. The total purchase price is subject to change based on the calculation of the amount by which the net book value of the acquired assets and assumed liabilities as of October 5, 1999 exceeded or was less than the net book value as of July 31, 1999, which is expected to be finalized in the second quarter of 2000, and earn-out adjustments to be finalized over the next two years. Changes in the purchase price based on these adjustments will be recorded as corresponding increases or decreases in

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)

goodwill at the time the related items are resolved and are not expected to exceed $10,000. Based on the value of the 2,840,993 shares of common stock currently issued in connection with the BizOnThe.Net acquisition and the $9,000 cash used to repay the loan, the total purchase price is approximately $58,000. The excess of the purchase price over the fair value of tangible and intangible assets acquired and liabilities assumed of $49,598 has been allocated to goodwill and will be amortized on a straight-line basis over 3 years.

 Pro Forma (Unaudited)

  The unaudited condensed pro forma results of operations presented below assume that the Combination occurred at the beginning of each period presented. The pro forma information is not necessarily indicative of the combined results of operations of Prodigy and BizOnThe.Net that would have resulted if the transaction had occurred on the dates indicated and they are not necessarily indicative of the future operating results of the combined company.

                                                          Twelve Months Ended
                                                             December 31,
                                                          --------------------
                                                            1999       1998
                                                          ---------  ---------
   Revenues.............................................. $ 208,107  $ 143,246
   Net loss.............................................. $ (95,236) $ (91,385)
   Pro forma net loss per common share................... $   (1.53) $   (2.10)

3. Significant Accounting Policies

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 Foreign Currency Translation

  The functional currencies of the Company's foreign subsidiaries, which were disposed of in 1998, were the local currencies. Accordingly, assets and liabilities of foreign subsidiaries were translated to U.S. dollars at period-end exchange rates and revenues and expenses were translated using the average rates during the period. The effects of foreign currency translation adjustments have been accumulated and are included as a separate component of stockholders' equity. Foreign currency transaction gains and losses, arising from exchange rate fluctuations on transactions denominated in currencies other than the functional currencies, were immaterial for all periods presented.

 Revenue Recognition

  Internet and on-line service revenues encompass subscription and usage fees and are earned over the period services are provided. Other revenues, consisting principally of subscriber management fees, Web hosting fees and marketing services, are recognized as fees are earned or services are provided. Unearned revenue consists primarily of subscription fees billed in advance.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


 Subscriber Acquisition Costs

  Costs of acquisition programs which result in subscriber enrollments without further effort required by the Company are capitalized and amortized over the estimated life of the acquired subscriber (See Note 8-Subscriber Acquisition Costs). General marketing costs, as well as all other costs related to the acquisition of subscribers, are expensed as incurred.

 Advertising Costs

  Advertising costs are included in marketing expenses and are expensed as incurred.

 Research and Development

  Research and development costs are expensed as incurred.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities at date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value because of the short maturity of these instruments.

 Restricted Cash

  Restricted cash represents collateral for outstanding letters of credit, the escrow portion of proceeds related to the Company's sale of a subsidiary and collateral for a surety bond filed with a state government.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are relieved and any resulting gain or loss is recognized.

 Internal Use Software

  The Company capitalizes the cost of acquiring internal use software once the application development stage has begun and ceases to capitalize costs once the software is put into use. Training, maintenance and data conversion costs are expensed as incurred.

 Equipment Under Capital Leases

  The Company leases certain computer equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are being depreciated over their related lease terms. Depreciation of assets under capital leases is included in depreciation expense.

 Intangible Assets

  Intangible assets consist principally of tradenames and goodwill. Amortization of these assets is computed on a straight-line basis over estimated useful lives. Tradenames are amortized over a period of 3 to 10 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 3 to 10 years.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


 Long-Lived Assets

  The Company periodically reviews the recoverability of the carrying value of these assets using the methodology prescribed in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. The Company reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

 Income Taxes

  Deferred tax liabilities and assets are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using current statutory rates. A valuation allowance is applied against net deferred tax assets if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

 Accounting for Stock-Based Compensation

  The Company adopted Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," in 1996. As permitted by SFAS No. 123, the Company has elected to continue to apply the intrinsic value methodology provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," for the grants or awards of equity instruments to employees. In accordance with APB 25 no expense was recorded during 1997. During 1998 and 1999 approximately $730 and $1,481 of compensation expense was recorded. As required by SFAS No. 123, the Company has disclosed the pro forma effect on net loss of using a fair value approach to measure compensation for grants or awards of equity instruments (see Note 12-Stock Option and Purchase Plan).

 Net Loss Per Share

  The Company computes basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires the Company to report both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. As the Company incurred losses for all periods presented, there is no difference between basic and diluted earnings per share.

 Concentrations of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Concentration of credit risk with respect to cash is limited as the Company invests its cash in deposits with several financial institutions. Concentration of credit risk with respect to trade receivables is limited as the outstanding total represents a large number of customers with individually small balances. The Company does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations.

 Reclassifications

  Certain amounts from prior periods have been reclassified to conform with the current year presentation.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


 Recent Accounting Pronouncements

  In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 100, "Restructuring and Impairment Charges." In December 1999, the SEC issued SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 100 express the views of the SEC staff regarding the accounting for and disclosure of certain expenses not commonly reported in connection with exit activities and business combinations. This includes the accrual of exit and employee termination costs and the recognition of impairment charges. SAB No. 101 expresses the views of SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. Prodigy has concluded that these SABs do not have a material impact on its financial position or its results of operations.

4. Restructuring and Other Special Costs

  During 1997, in an effort to decrease cash outflows and more efficiently manage its business, the Company decided to restructure its operations and outsource its network and content production functions. The Company's provisions, expenditures and remaining balances to be paid are detailed below:

                                               Accrued               Accrued               Accrued
                                               Costs at              Costs at              Costs at
                              1997    1997   December 31,   1998   December 31,   1999   December 31,
                              Cost  Payments     1997     Payments     1998     Payments     1999
                             ------ -------- ------------ -------- ------------ -------- ------------
   (A)  Network termination
        costs..............  $4,740             $4,740     $  849     $3,891      $ 42      $3,849
   (B)  Employee
        severance..........   2,900  $1,979        921        921
   (C)  Discontinuance of
        content
        production.........     585                585        585
   (D)  Medford, MA
        Facility Closing...   1,629              1,629        815        814       814
                             ------  ------     ------     ------     ------      ----      ------
                             $9,854  $1,979     $7,875     $3,170     $4,705      $856      $3,849
                             ======  ======     ======     ======     ======      ====      ======

--------
(A) In connection with the sale of its network (see Note 5--Dispositions, Sale of Network), the Company incurred liabilities related primarily to early termination payments and other contractual obligations for certain non-cancelable network related agreements. Management expects to use this reserve in full by the year ending December 31, 2001.
(B) The Company implemented a restructuring plan to reduce costs through job elimination and as a result recorded a charge of $2,900. Approximately 80 employees throughout the Company were terminated. The entire reserve was used in 1997 and 1998 to make severance payments to employees identified as part of the original plan.
(C) The Company decided to discontinue the production of its own content and as a result recorded a charge of $585 to account for the employee termination costs and the costs to settle content related contractual obligations. Approximately 25 employees were terminated. The entire reserve was used in 1997 and 1998 to make severance payments to employees identified as part of the original plan.
(D) The Company's Medford, Massachusetts location has been closed and a charge of $1,629 was recorded to account for the costs of employee terminations and lease cancellation. The entire reserve has been utilized by December 31, 1999. The terminated employees were involved with the Company's international operations and/or former headquarters management. Approximately 20 employees were terminated.

5. Dispositions

 Sale of International Wireless

  Effective January 1997, the Company sold all issued outstanding capital stock of IW to a company (the "Buyer") formed by a former executive and shareholder of the Company (the "Executive"). The selling price

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)

consisted of (i) the surrender of 1,392,857 shares of common stock of the Company, (ii) a Promissory Note (the "Note") in the amount of $21,500 due in full on July 27, 1997, including $1,500 in reimbursement of capital expenditures made by the Company for the benefit of IW, secured by a pledge of 67% of the shares of IW purchased from the Company, and bearing interest at 9% until April 27, 1997 and 12% thereafter, and (iii) the termination of the Executive's fully vested options to purchase 125,000 shares of common stock for $1.00 per share and 125,000 shares of common stock for $8.00 per share.

  In October 1997, the Company and the Buyer modified the Note including the following: (i) the due date was extended to January 31, 1999, (ii) the Note was changed to make it unsecured, (iii) the interest rate was reduced to 8%, (iv) the Note was subject to mandatory repayment out of the net proceeds from an acquisition of IW. The Buyer also surrendered an additional 573,580 shares of common stock of the Company in exchange for a reduction in IW's unpaid obligations at October 31, 1997 to $16,148. As a result of the restructuring of the Note and revaluation of the Company's stock from $12.00 to $4.00 per share, a loss on the sale of IW of $848,000 was recorded in 1997.

  In October 1999 the note was restructured for a cash settlement of $500,000 and an 8% convertible note for $875,000 due in October 2006. The Note is convertible into 1 million shares of common stock of Wireless Communications Technology, which purchased the cellular division of IW. At December 31, 1997, 1998 and 1999 the respective notes receivable were valued at zero.

 Sale of Network

  Prodigy owned and operated its own network in the United States until July 1, 1997. Effective July 1, 1997, the Company sold to Splitrock Services, Inc. ("Splitrock"), an affiliate of Carso Global Telecom, certain of its network assets. Splitrock agreed to: (i) assume equipment leases, maintenance and license liabilities related to network assets, and (ii) enter into a Full Service Agreement whereby Splitrock will provide certain network services to the Company, including commitments to meet certain capacity and performance requirements.

  As a result of the sale of the network effective July 1, 1997, the Company sold property and equipment with a net book value of approximately $9,500 and did not record any gain or loss upon the sale of these assets. The net book value of the equipment was removed from property and equipment on the balance sheet and classified as a "Deferred Network Asset" and is being amortized over the four year term of the Splitrock contract on a straight-line basis.

 Exit of International Operations

  In December 1997, management decided to exit its international operations in order to focus on its domestic internet service business. The Company recorded a charge of $2,400 in 1997 to reduce the carrying value of Africa Online, Inc. long lived assets, including goodwill, to their estimated net realizable value.

  In March 1998, the Company terminated its Chinese joint ventures and operations. On October 1, 1998, Africa Online, Inc. was sold for gross cash proceeds of $2,815, of which $750 was placed in escrow to collateralize certain indemnification obligations of the Company for a six month period. The sale resulted in a gain to the Company of approximately $2,900.

 Sale of Equity Investment

  During 1997 the Company sold a subsidiary which eventually became part of TCI Music. As a result of the sale, the Company acquired shares of TCI Music. During April of 1999, TCI Music announced its merger with Liberty Media. As a result, the value of the Company's investment increased and was sold for $3,325, generating a gain of $3,319 which was recognized in 1999.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


6. Property and Equipment

  Property and equipment consisted of the following at December 31:

                                                    Useful Life  1998    1999
                                                    ----------- ------- -------
Computer equipment.................................  3-5 years  $24,711 $33,109
Capitalized software...............................  3-5 years    2,126   5,862
Leasehold improvements.............................  5-7 years    4,778   4,836
Furniture and equipment............................  5-8 years    1,590   1,696
Property under capital lease.......................  39 months            1,538
                                                                ------- -------
                                                                 33,205  47,041
Less accumulated depreciation and amortization.....              20,207  28,840
                                                                ------- -------
                                                                $12,998 $18,201
                                                                ======= =======

  Depreciation and amortization of fixed assets was approximately $11,997, $7,896 and $8,429 for the years ended December 31, 1997, 1998 and 1999, respectively.

7. Intangible Assets

  The cost and accumulated amortization of intangible assets was as follows at December 31:

                                                                 1998    1999
                                                                ------- -------
   Tradename:
     Cost...................................................... $35,668 $39,217
     Less: accumulated amortization............................   9,089  12,887
                                                                ------- -------
                                                                $26,579 $26,330
                                                                ======= =======
   Goodwill:
     Cost...................................................... $15,529 $65,127
     Less: accumulated amortization............................   3,942   9,447
                                                                ------- -------
                                                                $11,587 $55,680
                                                                ======= =======
   Deferred network costs:
     Cost...................................................... $ 9,502 $ 9,502
     Less: accumulated amortization............................   3,563   5,939
                                                                ------- -------
                                                                $ 5,939 $ 3,563
                                                                ======= =======
   Other Intangibles:
     Cost...................................................... $   --  $ 1,900
     Less: accumulated amortization............................     --      152
                                                                ------- -------
                                                                $   --  $ 1,748
                                                                ======= =======

8. Subscriber Acquisition Costs

  In May 1999, the Company entered into an agreement with Cable & Wireless USA, Inc. to purchase the dial-up access Internet subscriber base of that entity. At the closing on July 20, 1999, the Company paid Cable & Wireless USA, Inc. $40,900 in cash and anticipates finalizing the purchase price in the first quarter of 2000.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)

The purchase price is expected to decrease by approximately $10 million from the original payment due to fewer subscribers transitioning to the Prodigy service than originally projected. The Company has capitalized the costs of the subscribers purchased under this agreement and is amortizing these costs over 36 months representing the estimated weighted average term of the subscribers acquired.

  During 1999, the Company entered into agreements with major retailers of personal computers (the "Retailers") to make specified payments to the Retailers in exchange for the Retailers enrolling customers onto Prodigy Internet and obtaining a signed contractual commitment from these customers to term subscriptions to Prodigy Internet of one, two or three years at the Company's standard monthly rates. The Company has capitalized these payments and is amortizing them over the term of the individual subscriber contract. The company reviews subscriber terminations on a quarterly basis and any unamortized acquisition costs related to such terminations are written off.

  Capitalized subscriber acquisition costs at December 31, 1999 are as follows:

                                                                         1999
                                                                       --------
   Cable & Wireless
     Cost............................................................. $ 41,612
     Less: accumulated amortization...................................   (4,818)
                                                                       --------
                                                                       $ 36,794
                                                                       ========
   Subscriber Contract Acquisition
     Cost............................................................. $161,674
     Less: accumulated amortization...................................  (15,630)
                                                                       --------
                                                                       $146,044
                                                                       ========

  The amortization expense for subscriber acquisition costs for the year ended December 31, 1999 is $20,448.

9. Notes Payable

  Notes payable consisted of the following at December 31:

                                                                 1998    1999
                                                                ------ --------
   Notes payable to related party.............................. $    0 $110,154
                                                                ------ --------
   Loan payable to corporate lender............................ $2,000 $      0
                                                                ------ --------

  In March 1996, the Company borrowed $2,000 from a network company (the "Corporate Lender") pursuant to an 8.25% convertible note. Principal and interest were due on March 31, 1997. The note had not been formally extended. The Corporate Lender had the right within 30 days after the completion of a private placement and prior to March 31, 1997 to convert the principal and interest into common stock at the price per share at which the Company's common stock is issued in the private placement. In January 1999, the Company paid the Corporate Lender $750 in full settlement of its 8.25% convertible note in the principal amount of $2,000 and all accrued interest. As a result the Company recognized a gain of $1,714 in 1999.

  In August 1998, the Company obtained a $35,600 line of credit from Carso Global Telecom. This credit facility expired on December 31, 1999 and bore interest at the LIBOR rate plus between one and five percentage points. There were no outstanding amounts on this facility as of December 31, 1998 or 1999.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


  In August 1999, the Company obtained a $130,000 line of credit from Banco Inbursa to fund its various subscriber acquisition programs during the third and fourth quarter of 1999. The interest rate on this facility fluctuates based on market conditions at the time of each drawdown. These borrowings reached a maximum of $130,000 during 1999 at interest rates between 9% and 12%. At December 31, 1999 the line had been paid down to $110,154. In January 2000, Prodigy repaid $13,800 of these notes. The remaining $96,400 is due April 7, 2000.

10. Contingent Convertible Notes and Warrants

  The Contingent Convertible Notes ("Contingent Notes") valued at $30,500, were issued to International Business Machines Corporation ("IBM") and Sears Roebuck and Co. ("Sears") in 1996 in connection with the acquisition of PSC and had an interest rate of 8% annually commencing on December 17, 1997.

  In November 1997, IBM and Sears (i) agreed that the consideration receivable upon conversion of the Contingent Notes would be based on the valuation of the Company in excess of $250,000 (with the aggregate consideration payable to IBM and Sears still limited to $200,000 plus interest from June 17, 1996) and (ii) were granted Contingent Stock Purchase Warrants (the "Contingent Warrants") to purchase shares of Common Stock of the Company at 130% of the fair market value thereof at the time of conversion of the Contingent Notes. The aggregate number of shares of Common Stock issuable to IBM and Sears upon conversion of the Contingent Notes and exercise of the Contingent Warrants could not exceed 15% of the number of shares outstanding upon completion of the IPO. As a condition to these arrangements, Carso Global Telecom prepaid (on behalf of and as an advance to the Company) the balance due on the Company's former White Plains lease ($5,831) and established a $4,000 letter of credit, declining quarterly over three years, to collateralize certain payment obligations of the Company under PSC contracts for which IBM and Sears remain liable.

  Upon the completion of the Company's initial public offering both IBM and Sears acquired an interest in the Company's outstanding common stock in accordance with the terms of the Contingent Convertible Notes. IBM and Sears each received approximately 2,127,500 shares for a combined total of approximately 4,255,000. Additionally, IBM and Sears each received warrants which allow them to purchase 2,409,145 additional shares each at $19.50 per share. Those warrants are exercisable for three years from the conversion date.

11. Income Taxes

  The Company had no income tax expense for the years ended December 31, 1997, 1998 and 1999 as a result of net losses. As of December 31, 1998 and 1999, the Company's deferred tax assets were as follows:

                                                              1998      1999
                                                            --------  ---------
   Domestic net operating loss carryforwards............... $ 84,991  $ 114,840
   Intangible assets.......................................    6,382      6,133
   Restructuring and other nonrecurring reserves...........    3,838      1,844
   Other...................................................      979      5,026
   Valuation allowance.....................................  (96,190)  (127,843)
                                                            --------  ---------
   Net deferred tax asset.................................. $    --   $     --
                                                            ========  =========

  At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $280,098 which may be used to offset future taxable income, beginning to expire in 2010. The utilization of the federal income tax loss carryforwards is subject to limitation as a result of a change of ownership.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


  Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards. Under the applicable accounting standards, management has considered the Company's history of losses and concluded that it is more likely than not that the Company will not realize these deferred tax assets.

12. Stockholders' Equity

 Authorized Shares of Common Stock

  In 1997, the Board of Directors and the stockholders approved an increase in the authorized shares of common stock to 280,000,000 shares.

 Reverse Stock Split

  On January 25, 1999, the Board of Directors effected a one-for-four reverse common stock split. The share information in the accompanying consolidated financial statements has been retroactively restated to reflect the effect of the reverse stock split.

 Reduction in Authorized Shares

  On January 25, 1999, the Company effected a reduction in the number of authorized shares from 280,000,000 to 150,000,000.

 Private Placements

  In October 1996, the Company offered up to 2,000,000 shares of its common stock in a private placement, resulting in net proceeds to the Company from investors of approximately $1,843. In February 1997, the Company increased the size of the offering from 2,000,000 shares to 4,000,000 shares of common stock and reduced the offering price to $12.00 per share from $28.00 per share. As a result of the reduction in the offering price, the Company offered to each investor the choice of either (i) receiving additional shares to reduce their average purchase price to $12.00 or (ii) rescinding their subscriptions and receiving refunds without interest upon the closing. The Company received aggregate gross proceeds of $88,843 and issued 7,403,603 shares of common stock.

  In November 1997, the Company made a Rights Offering whereby each eligible stockholder was entitled to purchase at a price of $4.00 per share, one share of the Company's common stock for each share held. The Company issued 12,640,478 additional shares and received $46,554 in cash and a $4,000 note receivable from Carso Global Telecom for the issuance of the IBM/Sears letter of credit (see Note 10--Contingent Convertible Notes and Warrants). On a quarterly basis, Carso Global Telecom will contribute $333 less any draws on the letter of credit until the $4,000 has been paid to the Company.

  In August 1998, the Company sold 6,125,000 shares of common stock at a price of $8.00 per share to Telefonos de Mexico, S.A. de C.V. ("Telmex"), an affiliate of Carso Global Telecom, resulting in proceeds of $49,000 to the Company. At the same time Carso Global Telecom purchased an additional 1,375,000 shares of common stock at a price of $8.00 per share, resulting in proceeds of $11,000 to the Company. These proceeds were used to repay a $30,000 note payable to Bank of America and a remaining $2,100 in notes payable to Banco Inbursa, with the balance used for general corporate purposes.

 Initial Public Offering

  On February 11, 1999, the Company completed an initial public offering ("IPO") under the Securities Act of 1933. This resulted in the sale of 11.2 million shares of common stock for gross proceeds of approximately $168,000 and net proceeds of approximately $157,200.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


 IBM and Sears Conversion of Contingent Notes

  Upon the completion of the Company's IPO both IBM and Sears acquired 7.5% of the Company's outstanding common stock in accordance with the Contingent Notes Conversion feature (see Note 10 --Contingent and Convertible Notes and Warrants). IBM and Sears each received approximately 2,127,500 shares for a combined total of approximately 4,255,000 or 15% of the Company.

  Additionally, IBM and Sears each received warrants which allow them to purchase up to 15% of the Company at 130% of the fair market value at the date of conversion of the Contingent Notes. Those warrants are exercisable for three years from the conversion date. IBM and Sears each received approximately 2,409,000 warrants or approximately 4,818,000 in total.

 Stock Warrants

  A warrant to purchase 250,000 shares issued to Carso Global Telecom in 1996 was canceled in March 1997, at which time the Company granted Carso Global Telecom and another shareholder warrants to purchase 3,250,000 shares and 500,000 shares, respectively, of common stock for $12.00 per share, exercisable prior to or on November 12, 1997. In October 1997, in consideration for arranging interim financing for the Company, the exercise price was reduced from $12.00 per share to $4.00 per share.

  At December 31, 1997, the Company had warrants outstanding with various shareholders, including Carso Global Telecom, to purchase 3,859,347 shares of the Company's common stock at an average price of $4.20 per share. During 1998, 3,750,000 warrants were exercised at $4.00 per share. At December 31, 1998, the Company had warrants outstanding with various shareholders to purchase 122,402 shares of the Company's common stock at an average price of $11.09 per share. All the outstanding warrants were exercisable as of December 31, 1998. At December 31, 1999 the Company had warrants outstanding with various shareholders to purchase 117,402 shares of the Company's common stock at an average price of $11.05 per share. During 1999, 5,000 warrants were exercised at a price of $12.00 per share.

13. Stock Option and Purchase Plans

  In 1996, the Board of Directors and the stockholders approved a Stock Option Plan (the "1996 Plan"). Under the 1996 Plan, options to purchase up to 2,375,000 shares of common stock may be granted to employees, directors, consultants and advisors of the Company. Options granted may be either "incentive stock options" or "nonqualified options." All options issued under the 1996 Plan are exercisable over periods determined by the Board of Directors, not to exceed 10 years from the date of grant. Options generally vest over periods ranging from 3-5 years. In September 1997, the Board of Directors and the stockholders approved an increase of 750,000 to the number of shares of common stock available for future grants. These options have the same terms and conditions as the shares initially authorized under the 1996 Plan.

 1999 Outside Directors Stock Option Plan

  In January 1999, Prodigy's Board of Directors and stockholders adopted Prodigy's 1999 outside director stock option plan. The director plan permits the issuance of up to 250,000 shares of common stock on the exercise of options granted under the director plan. All options granted under the director plan are non-statutory stock options. Pursuant to the director plan, each director of Prodigy who was not then employed by Prodigy received on the closing of Prodigy's initial public offering an option to purchase 30,000 shares of common stock at an exercise price equal to the price per share at which shares were sold in the initial public offering. Thereafter, each new non-employee director will receive, on his or her initial election to the board of directors, an option to purchase 30,000 shares of common stock at an exercise price equal to the fair market value of the

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)

common stock on the date of grant. All options granted under the director plan vest in four equal annual installments, based on continued service as a director, and expire three months after termination of service as a director.

 1999 Stock Option Plan

  The Board of Directors has adopted, subject to shareholder approval, the 1999 Stock Option Plan (the "1999 Plan"). Under the 1999 Plan, options to purchase up to 5,600,000 shares of common stock, subject to adjustment in the event of stock splits, may be granted to employees, directors, consultants and advisors of the Company. Options granted may be either incentive stock options or nonqualified options. All options issued under the 1999 Plan are exercisable over periods determined by the Board of Directors, not to exceed 10 years from the date of grant. No options were granted under the 1999 Plan as of December 31, 1999.

  The Company's stock option plans are administered by the Board of Directors.

 Repricing of Stock Options

  In June 1997, the Board approved a plan to reprice employee stock options under the 1996 Plan to restore the long-term employee retention and performance incentives of the stock options outstanding. In accordance with the repricing plan, all stock options held by then current, active full-time employees, with exercise prices above $12.00 per share, were canceled and replaced by the same number of options exercisable at $12.00 per share, the fair value of the Company's common stock as determined by the Board on the date of the repricing.

  In May 1998, the Board approved a plan to reprice employee stock options under the 1996 Plan to restore the long-term employee retention and performance incentives of the stock options outstanding. In accordance with the repricing plan, all stock options held by then current, active full-time employees, with exercise prices above $4.00 per share, were canceled and replaced by the same number of options exercisable at $4.00 per share. The Company records compensation expense for these repriced options over the vesting periods based upon a fair value of $7.00 per share. The deferred compensation expense amounted to $3,123 at December 31, 1998.

  The exercise and vesting periods of the outstanding options were not altered by the repricings.

  Stock option plan activity for the years ended December 31, 1997, 1998 and 1999 follows (in thousands):

                                                          1997    1998    1999
                                                          -----  ------  ------
   Outstanding at January 1.............................. 2,286   2,299   2,370
     Options granted.....................................   828   1,441   1,093
     Options exercised...................................            (3) (1,092)
     Options canceled/forfeited..........................  (815) (1,367)   (464)
                                                          -----  ------  ------
   Outstanding at December 31............................ 2,299   2,370   1,907
                                                          =====  ======  ======
     Exercisable at December 31..........................   867     691     413
                                                          =====  ======  ======
     Available for grant at December 31..................   825     752     373
                                                          =====  ======  ======

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


  Weighted average option exercise price information for the years ended December 31, 1997, 1998 and 1999 follows:

                                                            1997   1998   1999
                                                           ------ ------ ------
   Outstanding at January 1............................... $12.48 $10.72 $ 5.83
     Options granted...................................... $10.04 $ 5.84 $16.63
     Options exercised.................................... $    0 $11.46 $ 6.24
     Options canceled..................................... $ 9.32 $10.64 $ 8.06
   Outstanding at December 31............................. $10.72 $ 5.83 $11.17
                                                           ====== ====== ======
     Exercisable at December 31........................... $10.96 $ 6.87 $ 5.83
                                                           ====== ====== ======

  The following table summarizes information about stock options outstanding at December 31, 1999:

                 Options Outstanding                     Options Exercisable
 -----------------------------------------------------------------------------
                                  Weighted-
                                   Average   Weighted-
                      Number      Remaining   Average      Number     Average
    Range of       Outstanding   Contractual Exercise   Exercisable   Exercise
 Exercise Prices  (In Thousands)    Life       Price   (In Thousands)  Price
 ---------------  -------------- ----------- --------- -------------- --------
      $4.00             596       8.0 years   $ 4.00        272        $ 4.00
   $8.00-$8.60          336       8.6 years   $ 8.06         95        $ 8.07
  $9.00-$12.00          286       8.8 years   $11.21         41        $ 9.30
  $15.00-$25.63         689       9.6 years   $18.87          5        $21.72
                      -----       ---------   ------        ---        ------
 $4.00 to 25.63       1,907       8.4 years   $11.17        413        $ 5.83
                      =====       =========   ======        ===        ======

  Had compensation cost for the Company been determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under SFAS No. 123, the Company's net losses for the years ended December 31, 1997, 1998, and 1999 would have been approximately $136,921, $65,872 and $83,977, respectively, and basic and diluted net loss per share would have been approximately $7.90, $1.62 and $1.40, respectively. The weighted average fair value of the options granted during the years ended December 31, 1997, 1998, and 1999 was estimated at $1.12, $4.15, and $8.18 per share, respectively, on the date of grant using the Black-Scholes option-pricing model and the following assumptions:

                                                   1997      1998       1999
                                                 ---------  -------  ----------
   Dividend yield...............................         0        0           0
   Volatility...................................        55%      60%         60%
   Risk free rate...............................      5.99%     5.4%       5.34%
   Expected option life......................... 4.6 years  3 years  3.35 years

  In determining the fair value of the common stock at the date of grant, the Board considered a broad range of factors including the liquid nature of an investment in the Company's common stock, transactions in the Company's common stock, the Company's historical financial performance relative to that of comparable companies and its future prospects.

 1999 Employee Stock Purchase Plan

  In January 1999, Prodigy's Board of Directors and stockholders adopted the 1999 Employee Stock Purchase Plan (the "purchase plan"). The purchase plan authorizes the issuance of up to 500,000 shares of Prodigy's common stock to eligible employees of Prodigy and its subsidiaries. Under the purchase plan,

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)

eligible employees may purchase shares of the Company's common stock, subject to certain limitations, at a price equal to the lower of 85% of the fair market value of the shares on the first date of the offering period and 85% of the fair market value of the shares on the purchase date. The purchase plan permits shares to be purchased at the end of the purchase periods occurring during each offering period. Unless otherwise provided by the Board prior to commencement, an offering period will begin on each May 16 and November 16, and continue for a period of 24 months. A purchase period will begin on each May 16 and November 16, and will continue for a period of six months, ending on the following November 15 or May 15, respectively. The first offering period and the first purchase period commenced on Prodigy's initial public offering. The last day of each purchase period is the date on which shares are actually purchased. Purchases are limited to 10% of an employee's eligible compensation up to a maximum of $25 per year. During 1999 Prodigy issued 83,880 new shares to its employees at an average price of $12.75 per share under the purchase plan.

14. Commitments and Contingencies

 Commitments

  At December 31, 1999, the Company's minimum rental commitments under noncancelable operating leases with initial or remaining terms of more than one year were as follows:

   Year ended December 31,
     2000............................................................... $ 3,432
     2001...............................................................   2,710
     2002...............................................................   2,727
     2003...............................................................   2,529
     2004 and thereafter................................................   2,490
                                                                         -------
                                                                         $13,888
                                                                         =======

  The Company's rent expense in the years ended December 31, 1997, 1998, and 1999 was approximately $9,192, $2,302 and $2,970, respectively.

  During 1999 the Company entered into capital leases for certain computer equipment. Minimum future lease payments under the capital leases as of December 31, 1999 are:

   2000................................................................. $  569
   2001.................................................................    585
   2002.................................................................    526
                                                                         ------
   Total minimum lease payments.........................................  1,680
   Less--amounts representing interest..................................   (285)
                                                                         ------
   Present value of minimum lease payments.............................. $1,395
                                                                         ======

  In December 1993, PSC entered into a noncancelable agreement with a telephone company to provide certain services at the Company's White Plains, NY and Yorktown, NY facilities. The agreement has a term ("service period") of ten years. The agreement calls for line charges totaling $510 per year. The Company has the right to terminate the agreement for certain services at any time at a cost of 80% of the line charges over the remaining services period.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


  The Company is party to a contract for a subscription management system through June 2001. This contract requires minimum annual payment of processing fees of $1,116. For the years ended 1997, 1998 and 1999, the Company paid $3,628, $3,039 and $3,723, respectively.

  Under the Company's four-year agreement with Splitrock, the Company is obligated to minimum annual payments of $45,000 in 1999, $51,000 in 2000 and $54,000 in 2001 and maximum monthly charges based on the number of the Company's subscribers for the month. The agreement provides for early termination charges of $7,000 in the first year, declining thereafter on an annual basis. The agreement is automatically renewed for successive 12-month periods unless terminated by either party upon 12-months notice.

  In August 1999, the Company entered into an agreement with a vendor to provide network licensing and technical support. This agreement requires an annual payment of $730 in 2000. Upon 30-day prior written notice, the Company can terminate the agreement without penalty. The agreement can be extended for an additional 12 months.

  As of December 31, 1997, the Company was contractually obligated to pay IBM a network termination penalty of $7,500 resulting from the sale of the Company's network. The Company has negotiated with IBM to settle this liability through a defined purchasing plan, whereby the Company will be obliged to purchase services from IBM through December 31, 2000, up to $7,500 in value, with any shortfall being paid as a penalty. The Company has accrued $3,849 as of December 31, 1999, representing management's best estimate of the amount of the purchase commitment that will not be used as of December 31, 2000. This amount is included in the Company's accrued network termination cost (see Note 4-- Restructuring and Other Special Costs).

  In February 1998 the Company contracted with a vendor to provide various data communications services. The contract has a term of 36 months and requires minimum annual payments to the vendor of $7,300. If the minimum annual payment is not reached, the Company is subject to an underutilization charge equal to 50% of the difference between the minimum annual payment and the actual usage. The Company can terminate the agreement upon written notice to the vendor and the payment of a penalty equal to 50% of the minimum annual payment due for the remaining term.

  In May 1998 the Company contracted with a vendor to provide customer service and technical support to its members. The contract is for 12 months expiring April 1999. In March 1999 the Company extended this contract for an additional 12 months through April 2000. The agreement requires minimum monthly payments to the vendor of $91.

  In October 1999, the Company entered into an agreement with a telephone company to provide certain network services for the Yorktown data center. These services are due to commence during the first quarter of 2000. This agreement has an initial term of seven years and requires minimum payments of $1,225 per year. The agreement has termination and cancellation charges which would be defined by New York's FCC Tariffs in effect at the time of cancellation.

  In February 2000, the Company entered into an agreement with another major electronics retailer to make specified payments to the retailer in exchange for the retailer enrolling customers and obtaining a signed contractual commitment from these customers to term subscriptions to Prodigy Internet at the Company's standard monthly rates. The payments, amounting to $100, $225 or $400 per subscriber (in whole dollars) for a one-year, two-year, or three-year Prodigy Internet service contract, respectively, are required at the time the contract is received and will be capitalized and amortized over the respective contractual terms.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)


 Contingencies

  The Company is a defendant in various lawsuits arising in the ordinary course of business. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

15. Defined Contribution Plan

  On June 17, 1996, as part of the Company's acquisition of PSC, the Company took on responsibility for the administration and sponsorship of the Prodigy Services Corporation Capital Accumulation Plan (the "Plan").

  The Plan is a defined contribution plan covering all employees of the Company. Employees can participate in the Plan from their first day of employment.

  Each year, active participants may contribute up to 12 percent of their pre-tax base salaries, up to the maximum amount allowed by the Plan. The Company contributes a matching contribution equal to 100 percent of an employee's pre-tax contributions, limited to a maximum of 3 percent of a participant's compensation. The Plan also has an after-tax savings feature that permits employees to contribute from 1 percent to 10 percent of their base salaries subject to Internal Revenue Code limitations.

  The Company's contributions were $569, $469 and $698 in 1997, 1998 and 1999, respectively.

16. Valuation and Qualifying Accounts

  The following table sets forth activity in the Company's allowance for doubtful accounts:

                                     Balance At                       Balance at
                                     Beginning  Charges to              End of
                                     of Period  Operations Deductions   Period
                                     ---------- ---------- ---------- ----------
   Year ended:
     December 31, 1997..............    $930      $  342      $587      $  685
     December 31, 1998..............     685          49       367         367
     December 31, 1999..............     367       3,200       187       3,380

17. Related Party Transactions

 Telmex Agreement

  On January 25, 1999, Prodigy and Telmex, a subsidiary of Carso Global Telecom, executed an agreement under which: (i) Prodigy will assist Telmex in the negotiation of agreements with service providers for Telmex's IDP service in Mexico pertaining to network/Internet access, Web hosting, customer service, content hosting, billing, marketing, sales and data collection services; (ii) Prodigy will advise Telmex on customer service, administrative functions and technical operations, including marketing, Internet connection and other network services, content, customer support, pricing and service composition, billing and collection, inbound telemarketing and other aspects of the ISP business; (iii) the parties will discuss the potential migration of certain IDP infrastructure functions, including email, subscriber management and authentication systems, for Telmex's IDP subscriber to the Prodigy infrastructure platform, and the advisability of offering a co-branded IDP/Prodigy service in Mexico; and (iv) the parties will pursue additional opportunities, such as providing services to one another and the joint acquisitions of subscribers. In exchange for Prodigy's services, Telmex will pay Prodigy a management fee, on a monthly basis, equal to 15% of the net subscriber revenue (defined as the invoiced sales price less discounts, excise taxes and credits for returns) on the first 200,000 IDP subscribers

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)

and 10% of the net subscriber revenue (as defined above) on additional IDP subscribers. The agreement has a term of five years and may be terminated by Telmex if Prodigy undergoes a change of control. The Company earned subscriber management fees from Telmex of $6,833 during 1999, of which $1,801 was receivable at December 31, 1999.

 SplitRock Agreement

  Carso Global Telecom owns a minority interest in Splitrock. As part of the sale of its network operations, the Company also entered into a Sublease Agreement pursuant to which Splitrock subleases a portion of the Company's leased space in Yorktown Heights, New York, effective July 1, 1997 through February 28, 2001.

  Pursuant to the Full Service Agreement with Splitrock, effective July 1, 1997, Splitrock provides to the Company network services consisting primarily of end-to-end connection services from subscriber dial-up lines to the Company's data center. Splitrock charges Prodigy at a fixed rate per subscriber, subject to a monthly maximum usage limit, after which an incremental hourly rate is charged, and certain minimum charges (see Note 14-- Commitments and Contingencies). The Company incurred network charges to Splitrock of approximately $22,700, $64,100 and $76,600 for the years ended December 31, 1997, 1998 and 1999, respectively.

  Additionally, the Company's accounts payable to Splitrock for the years ended December 31, 1998 and December 31, 1999 was approximately $2,500 and $8,800, respectively.

  Under a transition services agreement, Prodigy agreed to pay for certain of Splitrock's operating expenses and to provide temporary network-related services to Splitrock, including accounting, human resources and purchasing functions. Splitrock agreed to reimburse Prodigy for expenses incurred and the cost of providing these support services (excluding termination penalties under existing network contracts). The total of the reimbursed expenses and service costs in 1997 was $27,532. The reimbursed amounts have been offset against the corresponding expenses and costs in the statements of operations. The transition services agreement terminated on December 31, 1997, although the Company continued to provide certain incidental services and make payments on behalf of Splitrock through June 30, 1998.

  Under the Full Service Agreement, Splitrock is required to meet specified service level objectives. Splitrock's failure to meet the service level objectives results in financial penalties. If Splitrock fails to meet the service level objectives for an extended period of time, Prodigy may terminate the Full Service Agreement. In addition, if there is a system-wide failure, or Splitrock breaches specified financial covenants, Prodigy has the right to terminate the Full Service Agreement or assume responsibility for operating the network at Splitrock's expense.

18. Subsequent Events

 Pending Acquisition of FlashNet Communications

  On November 5, 1999, the Company announced a definitive agreement to acquire FlashNet Communications, Inc. in a stock-for-stock merger. Under the terms of the merger agreement, Prodigy will issue 0.35 shares of Prodigy common stock for each share of FlashNet common stock outstanding on the closing date of the transaction. Based on the number of shares of FlashNet currently outstanding, Prodigy will issue approximately 5,000,000 shares to complete the acquisition. The acquisition is expected to be completed in the second quarter of 2000, subject to FlashNet shareholder approval. The acquisition will be accounted for under the purchase method of accounting.

                       PRODIGY COMMUNICATIONS CORPORATION

               (in thousands except share and per share amounts)

 Pending Transaction with SBC Communications

  During November 1999, Prodigy announced a proposed transaction with SBC Communications Inc. ("SBC"). In the proposed transaction, SBC will acquire an approximate 43% indirect interest in Prodigy. Prodigy will be the exclusive retail Internet service marketed by SBC in the United States and SBC will purchase the Prodigy Internet service from Prodigy on wholesale terms and provide it to SBC's approximately 690,000 existing Internet subscribers. SBC has committed to obtain for Prodigy an additional 1,200,000 Internet subscribers over a three year period in exchange for a fee of $40 to $75 (in whole dollars) for each subscriber obtained. SBC will pay Prodigy a penalty for shortfalls in the number of subscribers delivered over the three year period, with the size of the penalty based on the number of subscribers actually obtained. The agreement also includes provisions under which SBC and Prodigy can purchase other services from each other, including telecommunications and network services.

  In order to implement the transaction with SBC: (i) Prodigy will contribute substantially all its assets and liabilities and transfer its employees to the operating partnership; (ii) SBC will contribute to the operating partnership routers, servers and associated hardware used in connection with its consumer and small business Internet operations that are selected by Prodigy and intangible assets consisting primarily of brand assets and subscriber relationships; (iii) Prodigy will receive an initial interest in the operating partnership of approximately 57%; (iv) SBC will receive an initial interest in the operating partnership of approximately 43% and (v) SBC may convert its interest in the operating partnership into a direct equity interest in Prodigy at any time, or may require the operating partnership to be merged into Prodigy at any time.

  Prodigy will recognize the contribution of the assets by SBC to the operating partnership at fair value in exchange for the partnership units issued. As a result of the partnership units issued, Prodigy will consolidate the operating partnership and will recognize the SBC minority interest in the operating partnership. The contribution of the intangible assets at fair value will result in a substantial amount of amortization which will reduce Prodigy's future earnings or increase its future losses.

 (Unaudited)

  On March 16, 2000, Prodigy and Citibank signed a letter agreement which contemplates that Citibank will structure and arrange financing of $200 million secured by the future service fees payable by contract subscribers to the Prodigy Internet service. The letter agreement includes a preliminary summary of principal terms and conditions, estimated expenses and the structuring fee due Citibank at closing. The letter agreement does not constitute a firm financing commitment from Citibank, and Prodigy cannot assure that the Citibank financing will be completed. The Citibank financing is subject to the issuance by SBC of a performance guarantee and satisfaction of the following conditions:

  .  satisfactory completion of Citibank's due diligence review of Prodigy;

  . in Citibank's determination, the absence of any material adverse change in the financial markets or in the financial condition or operations of Prodigy;

  . negotiation and execution of mutually satisfactory documentation for the financing;

  .  the receipt of specified ratings from ratings agencies; and

  . the receipt of internal Citibank credit approval and any other approvals and legal opinions as Citibank may deem necessary or advisable.

  In connection with the Citibank financing, Prodigy and SBC have agreed in principle that SBC will provide a contingent performance guarantee in exchange for which Prodigy will grant SBC a contingent warrant to purchase 537,924 shares of Prodigy common stock for $1.00 per share. The performance guarantee to be provided by SBC requires that, in the event Prodigy becomes unable to continue to perform its service obligations under the subscriber contracts, SBC shall either perform Prodigy's service obligations directly or replace Prodigy with a substitute Internet service provider. See "Transactions with SBC" at page 93.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
FlashNet Communications, Inc.

We have audited the accompanying consolidated balance sheet of FlashNet Communications, Inc. as of December 31, 1999, and the related consolidated statements of operations, cash flows, and shareholders' equity/(deficit) for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FlashNet Communications, Inc. at December 31, 1999, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that FlashNet Communications, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred significant operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          Ernst & Young LLP

Fort Worth, Texas
March 3, 2000

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of FlashNet Communications, Inc.

We have audited the accompanying consolidated balance sheet of FlashNet Communications, Inc. (the "Company") and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Fort Worth, Texas
February 23, 1999 (March 11,
1999 as to the last
paragraph in Note 12)

                         FLASHNET COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                       December 31, December 31,
                                                           1998         1999
                                                       ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................   $1,038,000  $ 7,045,000
  Note receivable....................................          --       700,000
  Accounts receivable, net of allowance for doubtful
   accounts of $28,000 and $181,000 in 1998 and 1999,
   respectively......................................      391,000    4,393,000
  Prepaid expenses...................................      740,000    2,661,000
  Other current assets...............................      551,000      904,000
                                                        ----------  -----------
    Total current assets.............................    2,720,000   15,703,000
Property and equipment, net..........................    6,821,000   17,783,000
Software licenses, net of accumulated amortization of
 $68,000 and $270,000 in 1998 and 1999,
 respectively........................................        6,000      338,000
Customer hardware, net of accumulated amortization of
 $1,458,000..........................................          --     5,579,000
Other assets.........................................      186,000      182,000
                                                        ----------  -----------
    Total............................................   $9,733,000  $39,585,000
                                                        ==========  ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Note payable.......................................   $4,834,000  $       --
  Trade accounts payable.............................    5,335,000    8,162,000
  Accrued payroll and related expenses...............      535,000      913,000
  Other accrued expenses.............................      438,000    1,100,000
  Current portion of capital lease obligations.......    1,824,000    4,129,000
  Current portion of convertible notes payable.......      186,000          --
  Deferred revenue...................................   12,325,000   10,215,000
                                                        ----------  -----------
    Total current liabilities........................   25,477,000   24,519,000
Capital lease obligations, net of current portion....       52,000    5,410,000
                                                        ----------  -----------
    Total liabilities................................   25,529,000   29,929,000
Commitments and contingencies (Note 7)

Redeemable Series A Preferred Stock, $1.00 par
 value; 1,375,000 shares authorized, 1,364,085 and
 none issued and outstanding, respectively.........    7,911,000           --
Shareholders' equity (deficit):
  Common stock, no par value, 50,000,000 shares
   authorized, 5,528,868 and 14,307,694 issued and
   outstanding, respectively.......................    3,444,000    68,776,000
  Additional paid-in capital, stock options........          --      1,909,000
  Unearned compensation............................          --     (1,427,000)
  Warrants to purchase common stock................    3,704,000     3,330,000
  Accumulated deficit..............................  (30,855,000)  (62,932,000)
                                                    ------------  ------------
    Total shareholders' equity (deficit)...........  (23,707,000)    9,656,000
                                                    ------------  ------------
    Total.......................................... $  9,733,000  $ 39,585,000
                                                    ============  ============

                 See notes to consolidated financial statements

                         FLASHNET COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Years Ended December 31,
                                       ----------------------------------------
                                           1997          1998          1999
                                       ------------  ------------  ------------
Revenues:
  Consumer access services...........  $ 11,942,000  $ 21,979,000  $ 31,104,000
  Business services..................       571,000     1,597,000     2,079,000
  Shipping revenues..................           --            --      2,374,000
  Set-up fees and other..............     5,024,000     3,316,000     4,694,000
                                       ------------  ------------  ------------
    Total............................    17,537,000    26,892,000    40,251,000
                                       ------------  ------------  ------------
Operating costs and expenses:
  Cost of services (includes
   amortization of and loss on
   customer hardware of $1,537,000
   and $1,581,000, respectively, for
   the year ended December 31,
   1999).............................     8,215,000    11,797,000    19,909,000
  Cost of shipping...................           --            --      1,995,000
  Cost of other revenues.............       799,000       349,000     1,973,000
  Sales and marketing................    10,300,000     8,202,000    20,967,000
  General and administrative.........     3,453,000     5,268,000    10,330,000
  Operations and customer support....     3,683,000     6,016,000    10,453,000
  Depreciation and amortization......     2,061,000     3,069,000     5,094,000
                                       ------------  ------------  ------------
    Total............................    28,511,000    34,701,000    70,721,000
                                       ------------  ------------  ------------
Loss from operations.................   (10,974,000)   (7,809,000)  (30,470,000)
Interest expense.....................      (735,000)   (2,529,000)   (1,274,000)
Interest and other income............        21,000        73,000     1,371,000
                                       ------------  ------------  ------------
Loss before extraordinary item.......   (11,688,000)  (10,265,000)  (30,373,000)
Extraordinary item--loss on early
 extinguishment of debt..............           --            --     (1,656,000)
                                       ------------  ------------  ------------
Net loss.............................   (11,688,000)  (10,265,000)  (32,029,000)
Deemed distributions and accretion on
 redeemable preferred stock..........           --     (2,741,000)      (48,000)
                                       ------------  ------------  ------------
Net loss attributable to common
 shareholders........................  $(11,688,000) $(13,006,000) $(32,077,000)
                                       ============  ============  ============
Net loss per share, basic and
 diluted:
  Loss before extraordinary item.....  $      (2.15) $      (2.36) $      (2.46)
  Extraordinary item.................           --            --          (0.13)
                                       ------------  ------------  ------------
Net loss.............................  $      (2.15) $      (2.36) $      (2.59)
                                       ============  ============  ============
Weighted average shares, basic and
 diluted.............................     5,449,000     5,505,000    12,370,000
                                       ============  ============  ============

                 See notes to consolidated financial statements

                         FLASHNET COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             Years Ended December 31,
                                      ----------------------------------------
                                          1997          1998          1999
                                      ------------  ------------  ------------
Operating activities:
 Net loss............................ $(11,688,000) $(10,265,000) $(32,029,000)
 Adjustments to reconcile net loss to
  net cash provided (used) by
  operating activities:
  Extraordinary loss.................          --            --      1,656,000
  Depreciation.......................    2,040,000     3,010,000     4,796,000
  Loss on customer hardware..........          --            --      1,581,000
  Amortization of customer hardware..          --            --      1,537,000
  Amortization of debt discount and
   other.............................      236,000     1,951,000       650,000
  Stock based compensation expense...          --            --        381,000
  Provision for allowance for
   doubtful accounts.................      100,000        21,000       197,000
  (Gain) loss on sale of equipment...       12,000           --        (66,000)
  Changes in assets and liabilities:
   (Increase) decrease in accounts
    receivable.......................     (283,000)       82,000    (4,199,000)
   Increase in prepaid expenses and
    other current assets.............     (254,000)     (991,000)   (2,500,000)
   Increase in customer hardware.....          --            --     (8,571,000)
   Increase (decrease) in accounts
    payable and and accrued
    liabilities......................    4,827,000      (816,000)    3,764,000
   Increase (decrease) in deferred
    revenue..........................    6,352,000     1,779,000    (2,110,000)
                                      ------------  ------------  ------------
    Net cash provided (used) by
     operating activities............    1,342,000    (5,229,000)  (34,913,000)
                                      ------------  ------------  ------------
Investing activities:
 Increase in note receivable.........          --            --       (700,000)
 Purchases of property and
  equipment..........................   (4,664,000)   (1,435,000)   (7,829,000)
 Purchases of software and other
  assets.............................          --        (10,000)     (625,000)
 Proceeds from sale of equipment.....      203,000           --      2,910,000
                                      ------------  ------------  ------------
    Net cash used in investing
     activities......................   (4,461,000)   (1,445,000)   (6,244,000)
                                      ------------  ------------  ------------
Financing activities:
 Proceeds from initial public
  offering, net......................          --            --     56,302,000
 Proceeds from issuances of notes
  payable............................    6,500,000           --      5,000,000
 Proceeds from issuance of preferred
  stock..............................          --      7,802,000           --
 Proceeds from employee stock
  purchase plan and exercise of stock
  options............................          --            --        496,000
 Principal payments under notes
  payable............................      (27,000)     (109,000)  (11,500,000)
 Principal payments under capital
  lease obligations..................   (1,921,000)   (1,551,000)   (3,134,000)
                                      ------------  ------------  ------------
    Net cash provided by financing
     activities......................    4,552,000     6,142,000    47,164,000
                                      ------------  ------------  ------------
Net increase (decrease) in cash and
 cash equivalents....................    1,433,000      (532,000)    6,007,000
Cash and cash equivalents, beginning
 of period...........................      137,000     1,570,000     1,038,000
                                      ------------  ------------  ------------
Cash and cash equivalents, end of
 period.............................. $  1,570,000  $  1,038,000  $  7,045,000
                                      ============  ============  ============

                 See notes to consolidated financial statements

                         FLASHNET COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                 Additional
                                                  Paid in                 Warrants to                    Total
                               Common Stock       Capital-                 Purchase                  Shareholders'
                          ----------------------   Stock      Unearned      Common     Accumulated      Equity
                            Shares     Amount     Options   Compensation     Stock       Deficit       (Deficit)
                          ---------- ----------- ---------- ------------  -----------  ------------  -------------
Balance, December 31,
 1996...................   5,420,919 $   462,000 $      --  $       --    $  424,000   $ (6,161,000)  $(5,275,000)
Conversion of notes
 payable................      66,300     195,000        --          --           --             --        195,000
Warrants retired........         --       45,000        --          --       (45,000)           --            --
Issuance of warrants....         --          --         --          --     3,332,000            --      3,332,000
Net loss................         --          --         --          --           --     (11,688,000)  (11,688,000)
                          ---------- ----------- ---------- -----------   ----------   ------------   -----------
Balance, December 31,
 1997...................   5,487,219     702,000        --          --     3,711,000    (17,849,000)  (13,436,000)
Conversion of notes
 payable................      34,679     102,000        --          --           --             --        102,000
Exercise of warrants....       6,970       7,000        --          --        (7,000)           --            --
Deemed distribution
 related to issuance of
 redeemable preferred
 stock..................         --    2,633,000        --          --           --      (2,633,000)          --
Accretion of discount
 related to redeemable
 preferred stock........         --          --         --          --           --        (108,000)     (108,000)
Net loss................         --          --         --          --           --     (10,265,000)  (10,265,000)
                          ---------- ----------- ---------- -----------   ----------   ------------   -----------
Balance, December 31,
 1998...................   5,528,868   3,444,000        --          --     3,704,000    (30,855,000)  (23,707,000)
Shares issued with
 initial public
 offering...............   3,625,000  56,302,000        --          --           --             --     56,302,000
Conversion of Redeemable
 Series A preferred
 stock..................   4,637,889   7,959,000        --          --           --             --      7,959,000
Conversion of notes
 payable................      68,235     201,000        --          --           --             --        201,000
Exercise of warrants....     349,877     374,000        --          --      (374,000)           --            --
Employee stock purchase
 plan and exercise of
 stock options..........      97,825     496,000        --          --           --             --        496,000
Accretion of discount
 related to redeemable
 preferred stock........         --          --         --          --           --         (48,000)      (48,000)
Compensatory stock
 option grants and
 amortization...........         --          --   1,909,000  (1,427,000)         --             --        482,000
Net loss................         --          --         --          --           --     (32,029,000)  (32,029,000)
                          ---------- ----------- ---------- -----------   ----------   ------------   -----------
Balance, December 31,
 1999...................  14,307,694 $68,776,000 $1,909,000 $(1,427,000)  $3,330,000   $(62,932,000)  $ 9,656,000
                          ========== =========== ========== ===========   ==========   ============   ===========


                 See notes to consolidated financial statements

                         FLASHNET COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of Operations and Summary of Significant Accounting Policies

 General

  FlashNet Communications, Inc. and its wholly-owned subsidiary, FlashNet Marketing, Inc. ("FlashNet Marketing") (collectively referred to as the "Company") were organized on September 25, 1995 and June 16, 1997, respectively. The Company is a nationwide provider of consumer internet access services and business services through a national network. FlashNet Marketing is a marketing organization designed to increase utilization of the Company's services through customer incentive marketing programs.

Going Concern

  The Company has experienced significant operating losses since inception, a working capital deficiency exists and it expects that it will continue to incur net losses. The Company's operations are subject to certain risks and uncertainties including, among others: (i) risks associated with technology and regulatory trends; (ii) evolving industry standards; (iii) dependence on its network infrastructure and suppliers; (iv) growth and acquisitions; (v) actual and prospective competition by entities with greater financial and other resources; and (vi) the development of the Internet market. There can be no assurance that the Company will be successful in achieving or sustaining profitability and positive cash flow in the future.

  The merger agreement with Prodigy Communications Corporation (see Note 13 for further discussion) requires the Company to maintain its basic infrastructure. As a result, the Company has conducted its operations in a manner generally consistent with its historical practices (except curtailing certain aspects of its sales and marketing efforts) and has not sought additional financing. The Company will be required to seek additional financing sufficient to meet its working capital needs for fiscal 2000 if the merger with Prodigy is not consummated. Based on the Company's recent efforts to raise capital, management has determined that it most likely cannot raise additional capital or financing on reasonable terms. If the merger is not consummated, management could be forced to make significant reductions in its headcount and expenditure levels, and would most likely be forced to raise capital, if obtainable, on unfavorable terms. The Company has no contingency plans presently in place should the merger with Prodigy fail to occur. Given that no assurance can be made that the merger with Prodigy will be consummated or additional financing can be obtained, substantial doubt exists about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or liabilities that may result from the outcome of these uncertainties.

 Stock Split

  During February 1999, the Company's Board of Directors and shareholders approved a change in the number of authorized shares of common stock to 50,000,000, and approved a 3.4-to-1 stock split. Such change in authorized shares and stock split became effective March 11, 1999.

 Management Estimates

  In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and revenues and expenses for the period. Actual results could differ significantly from those estimates.

 Consolidation

  All significant intercompany balances and transactions have been eliminated in consolidation.

                         FLASHNET COMMUNICATIONS, INC.

 Cash and Cash Equivalents

  The Company considers all short-term, highly liquid investments with an original maturity date of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

 Credit Risk

  The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of preapproved charges to customer credit cards (approximately $4 million is due from one credit card processor at December 31, 1999) and the ability to terminate access on delinquent accounts. The large number of customers comprising the customer base mitigates the concentration of credit risk.

 Note Receivable

  During the third quarter of 1999, the Company funded a $0.7 million note receivable to a public telecommunications service company. The note bears interest at 12% per annum and matures in April 2000. The note receivable is convertible, at the option of the Company, into common stock of the telecommunications service company.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of five years for customer network equipment, three years for internal network equipment and two years for software. Leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful lives of the assets.

 Equipment Under Capital Lease

  The Company leases certain of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, or the fair value of the assets under lease. Assets under these capital leases are depreciated over the shorter of the term of the related lease (generally 36 to 48 months) or the useful life of the asset.

 Supplemental Disclosure Of Cash Flow Information

                                                  Years Ended December 31,
                                               -------------------------------
                                                 1997      1998       1999
                                               -------- ---------- -----------
   Cash paid for interest..................... $512,000 $  637,000 $   926,000
   Equipment acquired under capital leases....  859,000        --   10,771,000
   Deemed distributions and accretion on
    redeemable preferred stock................      --   2,741,000      48,000

 Long-Lived Assets

  The Company periodically evaluates the recoverability of its long-lived assets and would recognize impairment of long-lived assets in the event the net book value of such assets exceeds the estimated fair value of such assets. No such impairments have been identified to date. The Company assesses the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

                         FLASHNET COMMUNICATIONS, INC.

 Revenue Recognition

  Amounts received upon the sale or renewal of prepaid annual and monthly business and consumer subscriptions are recorded as deferred revenue through a 30-day money back cancellation period and then amortized over the remaining period in which service is provided. Annual business and consumer subscribers canceling after the initial 30-day period are assessed a $50 cancellation fee. Distributor sign-up and renewal fees are also recorded as deferred revenue and amortized over the life of the related agreements. Revenue from the sale of merchandise and hardware without bundled internet access is recognized immediately upon the shipment of the merchandise. Consulting services have been provided from time to time on a limited basis by the Company on both a fixed fee and a time-and-materials basis and are recognized as the services are performed. Consulting revenue for the years ended December 31, 1997, 1998 and 1999 was $1.0 million, $0 and $0, respectively. Advertising revenues, all of which must be paid in cash by the customer, are recognized as advertising services are provided. During the quarter ended June 30, 1999, the Company began providing subscribers a bundled service offering combining Internet access with a computer in exchange for a 2 or 3 year contractual commitment payable on a monthly basis. Related revenue is recognized on a monthly basis subject to deferral through a 30-day money back cancellation period. Shipping revenues are derived primarily from the shipment of refurbished or new personal computers issued in connection with the Company's new bundled service offering. Shipping fees are non-refundable and are recognized as the personal computers are shipped.

 Cost of Revenues

  Cost of services consist primarily of expenses related to customer hardware and the monthly costs of telecommunications facilities necessary to provide subscriber services, which are recognized as incurred. Cost of other revenues include costs of installation, software, premium support costs, cost of merchandise sold and hardware without bundled Internet access and the cost of user guides and other materials for representatives and distributors and are recognized as incurred. New customer bonuses paid to distributors and continuing residual commission expenses are expensed as incurred.

 Customer Hardware

  In connection with the bundled service offering, the Company contracted with vendors for the purchase of both new and refurbished personal computers ("PCs"). The costs of the PCs are capitalized as customer hardware and amortized over the term of the contracts, with the amortization rate adjusted for estimates for non-recoverability of equipment and uncollectible balances on cancelled contracts. Amortization expense for the year ended December 31, 1999 was approximately $1.5 million. Net capitalized costs are reviewed periodically for recoverability of balances on cancelled contracts.

 Advertising Costs

  The Company expenses all advertising costs as incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 was $7.5 million, $5.8 million and $12.0 million, respectively.

 Common Stock-Based Compensation

  The Company accounts for its employee stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25") and provides pro forma disclosures in the notes to the financial statements, as if the measurement provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," had been adopted. The Company has adopted SFAS No. 123 for stock based compensation related to nonemployees.

                         FLASHNET COMMUNICATIONS, INC.

 Net Loss Per Share

  Share and per share amounts have been adjusted retroactively for the 3.4-to-1 stock split which was approved in February 1999 and became effective March 11, 1999. Basic loss per share is computed using the weighted average number of common shares outstanding. Options, warrants and convertible securities, as applicable at December 31, 1997, 1998 and 1999 are not included in the computation of diluted loss per share as the effects would be antidilutive.

 Source of Supplies

  The Company relies on local telephone companies and other companies to provide data communications capacity. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

  The Company attempts to maintain multiple vendors for its modems, terminal servers and high-performance routers, which are important components of its network. If the suppliers are unable to meet the Company's needs as it expands its network infrastructure, the Company may experience delays and increased costs, which would adversely affect operating results.

 Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133". The Statement defers for one year the effective date of SFAS No. 133. As the Company does not have any derivative instruments or hedging transactions, adoption of SFAS No. 133 is not anticipated to have any effect on the consolidated financial statements.

 Reclassification

  Certain reclassifications have been made to prior period amounts to conform to the 1999 presentation.

2. Property and Equipment

  Property and equipment consist of the following:

                                                           December 31,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
   Data communications equipment..................... $10,922,000  $19,741,000
   Office and other equipment........................   1,090,000    4,914,000
   Purchased software................................     361,000    2,969,000
                                                      -----------  -----------
                                                       12,373,000   27,624,000
   Less accumulated depreciation and amortization....  (5,552,000)  (9,841,000)
                                                      -----------  -----------
                                                      $ 6,821,000  $17,783,000
                                                      ===========  ===========

  Property and equipment includes $4.7 million and $15.5 million of data communications equipment under capital leases at December 31, 1998 and 1999, respectively. Depreciation expense charged to operations was $2.0 million, $3.0 million and $4.8 million in the years ended December 31, 1997, 1998 and 1999, respectively, including amortization of property under capital leases.

                         FLASHNET COMMUNICATIONS, INC.

3. Capital Lease Obligations

  The Company has entered into capital leases for new data communications equipment and software. The Company's capital lease obligations are generally payable in 36 to 48 monthly installments from the dates of purchase and include bargain purchase options at the end of the lease term.

  Future minimum lease payments under capital leases at December 31, 1999 are as follows:

   2000............................................................ $ 5,025,000
   2001............................................................   3,395,000
   2002............................................................   2,460,000
   2003............................................................     156,000
                                                                    -----------
   Total minimum lease payments....................................  11,036,000
   Less amounts representing interest and approximately $68,000 of
    unamortized value attributed to warrants (see Note 6)..........   1,497,000
                                                                    -----------
   Present value of future minimum lease payments..................   9,539,000
   Less current portion............................................   4,129,000
                                                                    -----------
                                                                    $ 5,410,000
                                                                    ===========

  In October 1999, the Company sold data communications equipment for $5.5 million. Such equipment was then leased back from a major financial services company with a stated period of 36 months. The resulting leases are being accounted for as capital leases. No gains or losses resulted from these sale/leaseback transactions. Future minimum lease payments under these sale/leasebacks are as follows (such amounts are included in minimum lease payments in the table above):

   2000............................................................. $2,259,000
   2001.............................................................  2,303,000
   2002.............................................................  1,778,000
                                                                     ----------
   Total minimum lease payments..................................... $6,340,000
                                                                     ==========

4. Convertible Notes Payable

  During 1996, the Company issued units of convertible notes payable totaling $0.6 million which were convertible into 215,900 shares of common stock. In addition, the Company issued stock warrants exercisable at $0.003 per share for 177,038 shares of common stock, which were assigned a value of $0.2 million. The remaining principal balance of the notes was due in July 1999 and bore 12% annual interest, payable quarterly. At December 31, 1998, the notes payable were presented net of approximately $16,000 in unamortized discount. During 1999, the outstanding balance of the notes payable was converted at $2.94 per share, into an aggregate of 68,235 shares of the Company's common stock. The outstanding stock warrants representing 170,068 shares of common stock were also exercised during 1999.

5. Notes Payable

  In January 1999, the Company entered into a $5.0 million term loan agreement with Goldman Sachs Credit Partners L. P. ("Goldman Sachs"). The term loan's stated maturity was January 15, 2000, bore interest at 13%, was subject to a repayment fee of 1.13% to 4.50% of the repaid principal and was secured by a second lien on the Company's assets. As part of this financing, a Goldman Sachs affiliate obtained the right to acquire

                         FLASHNET COMMUNICATIONS, INC.

within 180 days of the consummation of an initial public offering up to $5.0 million of the Company's common stock at the initial public offering price. Goldman Sachs did not exercise its right to acquire the Company's common stock.

  In December 1997, the Company issued a $6.5 million Secured Promisory Note to Ascend Communications, Inc. ("Ascend Note"). Warrants initially exercisable at $0.003 per share for 1,360,000 shares of the Company's common stock were issued as part of the agreement and were assigned a value of $3.3 million (see Note
6). Substantially all of the Company's assets served as collateral for the Ascend Note. The principal balance of the Ascend Note was due and payable at the earlier of December 28, 1999 or the effective date of a defined initial public offering by the Company providing gross proceeds in excess of $12.0 million or a change of control. Interest accrued at 6.0% per annum and was payable monthly. At December 31, 1998, the principal balance outstanding was $6.5 million and was presented net of approximately $1.7 million in unamortized discount.

  The Company repaid both the Goldman Sachs note and Ascend Note in March 1999 with proceeds from the initial public offering. As a result, the Company recognized an extraordinary loss from early extinguishment of debt of $1.7 million comprised primarily of unamortized discount at the time of extinguishment.

6. Capital Stock

  At December 31, 1999, the Company has reserved shares of common stock for issuance as follows:

                                                                        Shares
                                                                       ---------
   Warrants........................................................... 1,360,000
   Stock options...................................................... 4,164,705
                                                                       ---------
                                                                       5,524,705
                                                                       =========

 Initial Public Offering

  On March 16, 1999, the Company effected its initial public offering ("IPO"). The IPO consisted of 3,450,000 shares of Common Stock issued at $17.00 per share. Concurrently with the IPO, the Company sold an additional 175,000 shares of Common Stock to SBC Communications Inc. at $17.00 per share. Net proceeds to the Company were approximately $56.3 million.

 Redeemable Convertible Preferred Stock

  In May and August 1998, the Company issued a total of 1,364,085 shares of its redeemable Series A Convertible Preferred Stock to investors including among others, affiliates of certain directors, for $8.3 million and incurred stock issuance costs of $0.5 million. Each share of Preferred Stock was convertible into 3.4 shares of the Company's common stock. The Company has recorded dividends in 1998 of $2.6 million for the deemed difference on the date of issuance between the issuance price of the Preferred Stock and the fair value of the common stock into which the Preferred Stock was convertible. Accretion of stock issuance costs was $107,000 and $48,000 for the years ended December 31, 1998 and 1999, respectively. Effective with the IPO in March 1999, the outstanding preferred stock was automatically converted into 4,637,889 shares of the Company's common stock.

 Warrants

  During 1996, the Company entered into an agreement to issue warrants to purchase shares of common stock at $0.003 per share in connection with a lease line for equipment. The 179,809 warrants were assigned a value of $249,000. The warrants were exercised in July 1999. Warrants issued with the Ascend Note are currently exercisable at $0.003 per share for 1,360,000 shares through March 16, 2004.

                         FLASHNET COMMUNICATIONS, INC.

 Stock Options

  During 1997, the Company adopted a Stock Incentive Plan (the "Plan"). The Plan provides for the issuance of incentive and non-qualified stock options to key employees and directors of the Company. The Board of Directors increased the number of shares of common stock authorized and reserved for issuance under the 1997 Stock Incentive Plan to 1,327,230 shares in 1999. As of December 31, 1999, options to purchase 368,062 shares of common stock remained available for grant under the Plan. Options vest over periods ranging from 1 to 5 years and generally expire 10 years from date of grant. Stock option activity from January 1, 1997 through December 31, 1999 is summarized by the following (adjusted for the 3.4-to-1 stock split occurring in February 1999):

                                                                  Exercisable
                                                                ----------------
                                                       Weighted         Weighted
                                              Number   Average  Number  Average
                                                of     Exercise   of    Exercise
                                             Options    Price   Options  Price
                                             --------  -------- ------- --------
   January 1, 1997..........................   53,550   $ 0.97  17,000   $0.79
     Granted................................   88,230     1.81     --      --
     Cancelled..............................  (20,400)    0.90     --      --
                                             --------
   December 31, 1997........................  121,380     1.59  64,090    1.16
     Granted................................  657,424     5.41     --      --
     Cancelled.............................. (160,820)    1.87     --      --
                                             --------
   December 31, 1998........................  617,984     5.58  74,970    3.11
     Granted................................  662,442    11.26     --      --
     Exercised..............................  (81,320)    3.21     --      --
     Cancelled.............................. (239,938)   11.53     --      --
                                             --------
   December 31, 1999........................  959,168     8.41  18,928    2.35
                                             ========

  Options outstanding as of December 31, 1999 are as follows:

                                                       Weighted  Weighted
                              Ranges of                Average   Average
                               Exercise     Options    Years to  Exercise  Currently
                                Price     Outstanding Expiration  Price   Exercisable
                             ------------ ----------- ---------- -------- -----------
   Options issued at market
    price..................   $2.35-8.82    595,241      9.34     $ 5.87    18,928
                             $17.00-30.00   197,004      9.45      18.01       --
   Options issued below
    market price...........   $5.88-8.82    166,923      9.18       6.16       --
                                            -------                         ------
                                            959,168                         18,928
                                            =======                         ======

  During January 1999, options to purchase 150,943 and 15,980 shares of common stock at $5.88 per share and $8.82 per share, respectively, were granted to officers, directors, and employees under the Plan. In conjunction with these grants, the Company recognized unearned compensation expense of $1.8 million for the difference between the total exercise price and fair market value of the common stock. This expense is being amortized over the vesting periods ranging from 3 to 5 years from the date of grant. Compensation expense for the year ended December 31, 1999 related to these grants was $0.4 million.

                         FLASHNET COMMUNICATIONS, INC.

  The Company applies the provisions of APB No. 25 and related interpretations in accounting for its stock options. Accordingly, compensation cost has been recognized only to the extent the exercise price assigned to the options at the dates of grant were less than the estimated fair market value of the common stock at the grant dates. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates for awards consistent with the method prescribed by SFAS No. 123, the Company's pro-forma net loss and net loss per share would have been as follows:

                                           Years Ended December 31,
                                    ----------------------------------------
                                        1997          1998          1999
                                    ------------  ------------  ------------
   Net loss attributable to common
    shareholders:
     Actual........................ $(11,688,000) $(13,006,000) $(32,077,000)
     Pro-forma..................... $(11,710,000) $(13,034,000) $(32,807,000)
   Basic and diluted loss per
    share:
     Actual........................ $      (2.15) $      (2.36) $      (2.59)
     Pro-forma..................... $      (2.15) $      (2.37) $      (2.65)

  The weighted average fair value of options granted at market price during 1997, 1998 and 1999 was estimated at $0.56, $2.62 and $8.63 per share, respectively. The weighted average fair value of options granted below market price during 1999 was estimated at $14.11 per share. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the grants: risk-free interest rates of 6.00% in 1997, 5.00% in 1998 and 6.00% in 1999, dividend yield of 0%, expected lives of three years in 1997, 1998 and 1999 and expected volatility of 1.1 in 1999. There was no expected volatility in 1998 and 1997 because the Company's stock was not publicly traded.

  Black-Scholes option valuation models are used in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock-price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

 Employee Stock Discount Purchase Plan

  Effective with the IPO, the Company adopted an Employee Stock Discount Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan is intended to give employees a convenient means of purchasing shares of Common Stock through payroll deductions. The Stock Purchase Plan is open to all employees of the Company. Each participating employee's contributions will be used to purchase shares for the employee's share account as promptly as practicable after each calendar quarter. The cost per share will be 85% of the lower of the closing price of the Company's Common Stock on the Nasdaq National Market on the first or the last day of the calendar quarter. The Company has reserved 340,000 shares of Common Stock for issuance under the Stock Purchase Plan.

                         FLASHNET COMMUNICATIONS, INC.

7. Commitments and Contingencies

 Commitments

  Guaranteed monthly levels of telecommunication services with certain of the Company's telecommunication vendors at December 31, 1999 aggregate to the following annual amounts:

     Year Ending
     December 31,
     ------------
     2000............................................................ $1,141,000
     2001............................................................  1,051,000
     2002............................................................    676,000
                                                                      ----------
                                                                      $2,868,000
                                                                      ==========

  The Company leases certain of its facilities under non-cancelable operating leases expiring in various years through 2009. Total rent expense for all operating leases amounted to $1,806,000, $1,560,000 and $2,268,000 in the years ended December 31, 1997, 1998 and 1999, respectively.

  Future minimum lease payments under non-cancelable operating leases as of December 31, 1999 are as follows:

     Year Ending
     December 31,
     ------------
     2000............................................................ $1,707,000
     2001............................................................    925,000
     2002............................................................    657,000
     2003............................................................    540,000
     2004............................................................    540,000
     Thereafter......................................................  2,010,000
                                                                      ----------
                                                                      $6,379,000
                                                                      ==========

 Contingencies

  The Company is subject to certain claims and legal proceedings that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition, operating results or cash flows of the Company.

                         FLASHNET COMMUNICATIONS, INC.

8. Income Taxes

  No provision for income taxes has been recognized as the Company incurred net operating losses for income tax purposes.

  Deferred tax assets and liabilities consist of:

                                                             December 31,
                                                        -----------------------
                                                           1998        1999
                                                        ----------  -----------
   Net operating loss carryforwards.................... $8,100,000  $18,662,000
   Deferred revenue....................................        --       518,000
   Book depreciation in excess of tax..................    450,000      148,000
   Other...............................................    100,000      410,000
                                                        ----------  -----------
     Total deferred tax assets.........................  8,650,000   19,738,000
   Deferred tax liabilities............................        --           --
                                                        ----------  -----------
   Net deferred tax asset..............................  8,650,000   19,738,000
   Valuation allowance................................. (8,650,000) (19,738,000)
                                                        ----------  -----------
                                                        $      --   $       --
                                                        ==========  ===========

  The Company has provided a valuation allowance for net deferred tax assets, as it is more likely than not that these assets will not be realized.

  At December 31, 1999, the Company has net operating loss carryforwards of approximately $50.4 million for income tax purposes. These net operating loss carryforwards begin to expire in 2013 and may be limited in their use due to significant changes in the Company's ownership in prior years. The differences between the Company's effective tax rate and the federal statutory rate of 34% are as follows:

                                                             Years Ended
                                                             December 31,
                                                            ------------------
                                                            1997   1998   1999
                                                            ----   ----   ----
   Income tax benefit at statutory rate.................... (34)%  (34)%  (34)%
   State tax benefit, net of federal benefit...............  (3)    (3)    (3)
   Valuation allowance.....................................  37     37     35
   Other...................................................  --     --      2
                                                            ---    ---    ---
   Total income tax expense................................  --%    --%    --%
                                                            ===    ===    ===

9. Employee Savings Plan

  During 1997, the Company began sponsoring an employee savings plan under
Section 401(k) of the Internal Revenue Code. The plan does not provide for Company contributions.

10. Fair Value of Instruments

  The Company has estimated the fair value of financial instruments as of December 31, 1998 and 1999. The estimated fair value amounts are determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                         FLASHNET COMMUNICATIONS, INC.

  The Company's financial instruments include accounts receivable, note receivable, accounts payable, notes payable and capital lease obligations. The Company has estimated that the carrying amount of accounts receivable, note receivable and accounts payable approximates fair value due to the short-term maturities of these instruments.

  The Company's notes payable and capital lease obligations bear fixed interest rates and are privately placed with unique terms and no active market. The fair value of such financial instruments was determined by discounting future cash flows at current market yields, which were determined based on the market yields for similar instruments with similar terms. The following is a summary of both the carrying values and estimated fair values of such instruments.

                                                   December 31,
                                    -------------------------------------------
                                            1998                  1999
                                    --------------------- ---------------------
                                    Historical            Historical
                                     Carrying  Estimated   Carrying  Estimated
                                      Amount   Fair Value   Amount   Fair Value
                                    ---------- ---------- ---------- ----------
   Convertible note payable........ $  186,000 $  217,000 $      --  $      --
   Note payable....................  4,834,000  5,092,000        --         --
   Capital lease obligations.......  1,876,000  1,876,000  9,539,000  9,266,000

11. Valuation and Qualifying Accounts

  The following table sets forth activity in the Company's reserve accounts:

                                        Beginning Charges to            End of
   Allowance for Doubtful Accounts      of Period Operations Deductions Period
   -------------------------------      --------- ---------- ---------- -------
   Year ended December 31, 1997........  $28,000   $100,000   $93,000   $35,000
   Year ended December 31, 1998........   35,000     21,000    28,000    28,000
   Year ended December 31, 1999........   28,000    197,000    44,000   181,000

12. Loss on Customer Hardware

  During the fourth quarter, the Company filed a lawsuit against one of its providers of refurbished computers due to a dispute regarding the magnitude of reimbursement for returned computers. The Company believed that returns of computers related to cancelled service agreements were the financial responsibility of the provider and that all returns of refurbished computers would be credited against amounts previously billed. In lieu of costly litigation, the Company settled the claim with the vendor. Under the terms of the settlement agreement, the Company agreed to pay this vendor $2.9 million for an option to purchase 5,000 new PC's at substantially discounted levels (approximately $1.9 million related to PC purchases is included in prepaid expenses at December 31, 1999) and for the satisfaction of all billed and unbilled invoices. Additionally, the Company agreed to bear the financial burden of all future returns unrelated to warranty issues. Subsequent to the date of the settlement agreement, the Company experienced actual returns in excess of its estimate at the time of settlement. These excess returns resulted in a charge in the fourth quarter of approximately $1.6 million as the Company had no additional recourse to the vendor based on the terms of the settlement agreement.

13. Pending Merger with Prodigy Communications Corporation

  On November 5, 1999, the Company and Prodigy Communications Corporation ("Prodigy") entered into a definitive agreement whereby Prodigy will acquire the Company in a stock-for-stock merger. Under the terms of the merger agreement, Prodigy will issue 0.35 shares of Prodigy common stock for each share of the Company's common stock outstanding on the closing date of the transaction.

                         FLASHNET COMMUNICATIONS, INC.

  The Boards of Directors of both Prodigy and the Company unanimously approved the merger; however, the merger is also subject to approval by the Company's shareholders and to customary regulatory approvals. Closing of the merger is expected to occur in the second quarter of 2000. In connection with the merger agreement, the Company has granted Prodigy an option to purchase up to 19.9% of the outstanding shares of the Company's common stock at $8.66 per share, which may be exercised in certain circumstances. Based on the number of shares of the Company and Prodigy currently outstanding, Prodigy will issue approximately 5.0 million shares to complete the merger.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
U.S. Republic Communications, Inc.

We have audited the accompanying statement of assets to be acquired and liabilities to be assumed of the Web Hosting Business of U.S. Republic Communications, Inc. (the Web Hosting Business as defined in Note 1 to the financial statements), as of December 31, 1998, and the related statements of operations and cash flows for the period from January 6, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of the Web Hosting Business as of December 31, 1998, and the results of its operations and its cash flows for the period January 6, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP
Dallas, Texas
July 8, 1999,
Except for the first paragraph of Note 1, as to which the date is September 7,
 1999

                              WEB HOSTING BUSINESS
                     OF U.S. REPUBLIC COMMUNICATIONS, INC.

       STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED
                                 (in thousands)

                                                                  September 30,
                                                     December 31,     1999
                                                         1998      (Unaudited)
                                                     ------------ -------------
                       ASSETS
Current assets:
  Accounts receivable, net of allowance for doubtful
   accounts and adjustments of $2,729 and $4,824 at
   December 31, 1998 and September 30, 1999,
   respectively.....................................    $3,495       $1,622
  Prepaid expense...................................                     24
                                                        ------       ------
    Total current assets............................     3,495        1,646
Property and equipment:
  Computer equipment................................       566        1,311
  Furniture and fixtures............................       681          982
  Leasehold improvements............................        26           52
                                                        ------       ------
                                                         1,273        2,345
  Less accumulated depreciation and amortization....       258          715
                                                        ------       ------
  Net property and equipment........................     1,015        1,630
                                                        ------       ------
    Total assets....................................    $4,510       $3,276
                                                        ======       ======
                    LIABILITIES
Current liabilities:
  Demand note payable due to VarTec Telecom, Inc....    $9,000       $9,000
  Accounts payable..................................       308        1,802
  Accrued taxes.....................................       412          --
  Accrued payroll and benefits......................       126           46
  Accrued billing and collection costs..............       374           26
  Marketing costs payable...........................     1,310          113
  Accrued liabilities...............................        76           43
  Deferred revenue..................................       790          591
                                                        ------       ------
    Total liabilities...............................    12,396       11,621
                                                        ------       ------
    Net liabilities.................................    $7,886       $8,345
                                                        ======       ======
  Commitments and contingencies (Notes 3 and 4)


                            See accompanying notes.

                              WEB HOSTING BUSINESS
                     OF U.S. REPUBLIC COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                               Period from
                                             January 6, 1998  Nine Months Ended
                                             (inception) to   September 30, 1999
                                            December 31, 1998    (Unaudited)
                                            ----------------- ------------------
Net revenues...............................      $ 7,106           $19,069
                                                 -------           -------
Operating costs and expenses:
  Cost of revenue..........................           32               249
  Marketing................................       11,402            12,418
  Billing and collection...................          710             2,165
  Depreciation and amortization............          114               277
  Bad debts................................          186               386
  Other general and administrative.........        2,365             4,169
                                                 -------           -------
                                                  14,809            19,664
                                                 -------           -------
Operating loss.............................       (7,703)             (595)
  Interest expense.........................          260               473
                                                 -------           -------
    Net loss...............................      $(7,963)          $(1,068)
                                                 =======           =======



                            See accompanying notes.

                              WEB HOSTING BUSINESS
                     OF U.S. REPUBLIC COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                               Period from
                                             January 6, 1998  Nine Months Ended
                                             (inception) to   September 30, 1999
                                            December 31, 1998    (Unaudited)
                                            ----------------- ------------------
Cash flows from operating activities:
  Net loss................................       $(7,963)          $(1,068)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization.........           116               289
    Bad debt expense......................           186               386
    Changes in operating assets and
     liabilities:
      Accounts receivable, net............        (3,680)            1,487
      Prepaid expense.....................           --                (24)
      Accounts payable....................           308             1,494
      Accrued taxes.......................           412              (412)
      Accrued payroll and benefits........           126               (80)
      Accrued billing and collection
       costs..............................           374              (348)
      Marketing costs payable.............         1,310            (1,197)
      Accrued liabilities.................            76               (33)
      Deferred revenue....................           790              (199)
                                                 -------           -------
Net cash provided by (used in) operating
 activities...............................        (7,945)              295
Cash flows from investing activities:
  Purchase of property and equipment......        (1,124)           (1,073)
                                                 -------           -------
Net cash used in investing activities.....        (1,124)           (1,073)
Cash flows from financing activities:
  Net transfers from USRC.................         9,069               778
                                                 -------           -------
Net cash provided by financing
 activities...............................         9,069               778
                                                 -------           -------
Net increase in cash......................           --                --
Cash at beginning of period...............           --                --
                                                 -------           -------
Cash at end of period.....................       $   --            $   --
                                                 =======           =======
Cash paid during the period for interest..       $   260           $   227
                                                 =======           =======


                            See accompanying notes.

                              WEB HOSTING BUSINESS
                     OF U.S. REPUBLIC COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. Summary of Significant Accounting Policies

 Basis of Financial Statement Presentation

  VarTec Telecom, Inc. (VTI), Vartec Telecom Holding Company (VTH), U.S. Republic Communications, Inc. (USRC), the minority stockholders of USRC and Prodigy Communications Corporation (the Buyer) entered into an Asset Purchase Agreement dated as of September 7, 1999 (the Agreement). As specified in the Agreement on the contractually designated closing date, the Buyer will acquire certain assets and assume certain liabilities of the Web Hosting Business of USRC (the Business). The financial statements present the assets to be acquired and liabilities to be assumed and the related results of operations and cash flows of the Business based upon the transaction as set forth in the Agreement. This transaction is herein referred to as the Acquisition.

  The Business provides server-based hosting of Internet Web pages for small to medium sized businesses within the continental United States. The Business offers these services through its BizOnThe.Net Web site. The Business began operations on January 6, 1998 (inception). Since inception, the Business has been in the start-up phase of its operations and is still in the process of developing its business. As a result, the Business has incurred operating losses and is dependent upon USRC and VTI for funding of its operations.

  The Business is an operating division of USRC, a majority-owned subsidiary of VTH which, in turn, is a wholly owned subsidiary of VTI. VTI is a majority-owned subsidiary of CommuniGroup, Inc., which is a wholly owned subsidiary of Telephone Electronics Corporation (TEC). USRC also operates a long distance resell business with which the Business shares resources and certain costs and expenses. Assets and liabilities of USRC have been included in the accompanying Statement of Assets to be Acquired and Liabilities to be Assumed if the items are to be acquired or assumed by the Buyer as specified in the Agreement.

  The financial statements have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The accompanying unaudited condensed consolidated financial statements for the period ended September 30, 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

  Operating costs and expenses presented in the accompanying financial statements reflect allocations based on management's best estimates as to what the operating results of the Business would have been as if it had operated as a stand-alone company. However, these estimates could differ from actual costs and expenses incurred had the Business operated as a stand-alone company.

 Accounts Receivable

  Accounts receivable consist of amounts due from local exchange carriers
(LECs) that purchase USRC's customer billings for monthly service fees and associated taxes on a full-recourse basis. The LECs purchase the accounts receivable net of billing adjustments and estimates of bad debts. Unbillable amounts that the LECs cannot bill to the customer due to incorrect or incomplete billing information are excluded from gross revenues and related receivables. Billing adjustments consist of amounts credited to customer accounts by the LECs or USRC resulting from disputed charges. Bad debts are estimated by the LECs either based on historical data or on a predetermined percentage. These estimates are trued-up on periodic basis by the LECs based on the actual uncollectible accounts.

                              WEB HOSTING BUSINESS
                     OF U.S. REPUBLIC COMMUNICATIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  The allowance for doubtful accounts and adjustments at December 31, 1998 represents an estimate of the future adjustments to be reported by the LECs which relate to billings through such date. This estimate is based on the history of adjustments reported by the LECs to the Business.

 Property and Equipment

  Property and equipment are recorded at cost. All property and equipment of USRC is to be acquired by the Buyer under the Agreement and, accordingly, is included in the accompanying Statement of Assets to be Acquired and Liabilities to be Assumed at its historical carrying value when transferred to the Business. Maintenance and repairs are charged against operations as incurred, while renewals and major replacements are capitalized.

  The Business provides depreciation on fixed assets using the straight-line method over the estimated useful lives of the respective assets as follows:

                                                     Estimated Useful Life Years
                                                     ---------------------------
   Office furniture and equipment...................        1 to 4 years
   Leasehold improvements...........................           5 years

  Total depreciation and amortization expense recorded by USRC was $191,000 for the year ended December 31, 1998. Depreciation and amortization expense was allocated to the Business as follows: (1) assets identified as used only by the Business were allocated the total depreciation and amortization for each asset and (2) for assets that were utilized in both the Business and long distance business, depreciation and amortization expense was allocated based on monthly gross revenues generated by each business.

 Accounts Payable

  Accounts payable consist primarily of trade payables for equipment and general and administrative costs. Total USRC accounts payable at December 31, 1998, was $466,000. Accounts payable which relates to both the Business and long distance business have been allocated to the Business based on the ratio of revenues to total gross revenues of USRC for the month of December 1998.

 Accrued Taxes

  Accrued taxes consist of state and local sales taxes and federal excise tax payable. State and local taxes are calculated by the LECs for USRC and billed to the customers. The LECs remit back the amount of sales and excise taxes collected from customers to USRC. The total USRC accrued tax liability as of December 31, 1998 was $916,000. The Business was allocated accrued taxes based on the ratio of the Business' gross revenues to total gross revenues of USRC for the month of December 1998.

 Revenue Recognition

  Revenues consist of monthly service fees for providing Web hosting services on the Company's server and providing Internet users access to customers' Web pages. Revenues are recognized as services are provided. Deferred revenues represent the amount of gross revenues billed but not earned as of December 31, 1998.

 Marketing Costs

  Marketing costs are fees due to independent sales agents for obtaining customers and are expensed as incurred.

                              WEB HOSTING BUSINESS
                     OF U.S. REPUBLIC COMMUNICATIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Billing and Collection Costs

  Billing and collection costs consist of the LECs service charges to the Business for performing the billing and collection functions for USRC. Total billing and collection expense for USRC was $3,094,000 for the year ended December 31, 1998. Billing and collection expense has been allocated to the Business based on the ratio of the Business' monthly gross revenues to total monthly gross revenues of USRC.

  Accrued billing and collection costs represent amounts charged by the LECs to provide billing and collection services on USRC's behalf. The total billings and collections costs accrued as of December 31, 1998, for USRC was $832,000. The Business has been allocated accrued billing and collection costs based on the ratio of the Business' gross revenues to total gross revenues of USRC for the month of December 1998.

 Other General and Administrative Expenses

  Other general and administrative expenses include payroll and benefits, facilities charges, call rating, verification services and other general and administrative expenses incurred by USRC. The total costs incurred by USRC for general and administrative costs in 1998 were $5,920,000. General and administrative expenses allocated to the Business, excluding call rating and verification services represent the incremental increase over the historical general and administrative expenses incurred by USRC's long distance resell business since the inception of the Business. Call rating costs included in general and administrative expense were allocated to the Business based on the ratio of the Business' gross revenues to the total gross revenues of USRC for the year ended December 31, 1998. Verification services included in general and administrative costs represent actual costs incurred by the Business.

  All facilities and personnel are to be assigned to the Buyer as a part of the Acquisition. Therefore, all facility related accruals and payroll accruals have been included in the statement of assets to be acquired and liabilities to be assumed.

 Software Development Costs

  The Business expenses all internal costs related to the development and implementation of internal-use software. Purchased software costs are capitalized if the Business will realize future benefits. These costs are amortized over a period of twelve months. Beginning in 1999, the Business will adopt Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained For Internal Use. The Business is currently reviewing the impact that SOP 98-1 and does not believe it will have a material effect on its financial statements.

 Income Taxes

  The results of operations of the Business are included in the consolidated income tax returns of TEC. Pursuant to the Agreement, TEC will retain substantially all income tax liabilities and rights to all tax refunds relating to operations prior to the closing date of the Acquisition. Accordingly, the statements of assets to be acquired and liabilities to be assumed do not reflect income tax receivables or payables. The Business has incurred losses for both financial reporting and income tax reporting purposes since its inception. No benefit for income taxes, as if the Business were liable for federal and state income taxes as a separate legal entity for the period from January 6, 1998 (inception) through December 31, 1998, has been recorded as the deferred tax asset resulting from such losses would have been offset by a valuation allowance as future realization of such asset is uncertain.

                              WEB HOSTING BUSINESS
                     OF U.S. REPUBLIC COMMUNICATIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


2. Related Party Transactions

  In the normal course of operations, USRC receives certain services or engages in transactions with VTI, VTH, and TEC. The significant services and transactions with affiliated companies and related parties not discussed elsewhere are summarized below.

  USRC received charges for interest and insurance expense from VTI, VTH, and TEC which totaled $310,000 and $72,000, respectively, for the year ended December 31, 1998. Such costs allocated to the Business represent the incremental increase in these costs incurred by USRC since the inception of the Business.

  Commissions expense incurred by the Business for telemarketing services to companies which an officer of USRC has an ownership interest was approximately $896,000 for the period from January 6, 1998 (inception) to December 31, 1998.

  As of December 31, 1998, USRC has a demand note payable to VTH in the amount of $9,103,000. USRC also has a short-term payable to VTH in the amount of $127,000. The Buyer has agreed to assume $9,000,000 of these payables as part of the Acquisition and, therefore, only $9,000,000 of the total $9,230,000 payable to VTH has been included in the accompanying Statement of Assets to be Acquired and Liabilities to be Assumed. Interest expense related to these notes was allocated to the Business based on the increase in the level of borrowings by USRC during 1998 to fund the start-up operations of the Business.

3. Commitments

  The Company leases office space under three operating leases expiring in 2003. Total rental expense of USRC amounted to $243,000 for the year ended December 31, 1998. Rental expense has been included in other general and administrative expense allocated to the Business in the Statement of Operations. The operating leases have escalation clauses with respect to monthly rent. Rent may be adjusted each annual period by a proportionate share of the landlord's operating and maintenance costs pertaining to the premises as compared to a predetermined base.

  At December 31, 1998, future minimum lease payments under the above noncancelable lease are as follows:

   1999.............................................................. $  338,000
   2000..............................................................    344,000
   2001..............................................................    353,000
   2002..............................................................    356,000
   2003..............................................................    255,000
                                                                      ----------
     Total........................................................... $1,646,000
                                                                      ==========

4. Contingencies

  The Federal Trade Commission (FTC) has conducted an inquiry into the marketing and billing practices (especially the LECs billings) of USRC. A settlement agreement has been reached whereby USRC will modify certain internal procedures and offer potential refunds to customers who have been LECs billed and who may have incurred unauthorized billings resulting from the actions of telemarketers, without the actual knowledge of USRC. The number of customers which could be eligible for refunds and the related amount of refunds which may result from this proposed settlement cannot be estimated at this time.

                              WEB HOSTING BUSINESS
                     OF U.S. REPUBLIC COMMUNICATIONS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  In June 1999, the Attorney General for the State of Arkansas filed a complaint against USRC alleging violations of the Arkansas Deceptive Trade Practices Act seeking various forms of restitution to affected customers, civil penalties, and revocation of the right to do business within the state. USRC has responded to this initial complaint. However, the ultimate outcome of this matter cannot be determined at this time.

  In June 1999, the Attorney General for the State of North Carolina filed a complaint against USRC alleging violations of the North Carolina Unfair and Deceptive Trade Practices Act seeking various forms of restitution to affected customers, civil penalties, and revocation of the right to do business within the state. The Attorney General has also filed a temporary restraining order prohibiting USRC or its agents from engaging in telephonic sales activities or solicitations in North Carolina and barring all collection activity. On July 8, 1999, this original temporary restraining order was superseded by a consent order agreed to by both USRC and the Attorney General which permits collection activity on accounts billed through the LECs. The ultimate outcome of this matter cannot be determined at this time.

  USRC is currently responding to inquiries from various other states concerning USRC's trade practices. However, no formal complaints have been filed by these other states. The Business is also subject to other legal proceedings and claims which have arisen in the ordinary course of its business.

  Losses and related obligations, if any, which may result from these matters and proceedings will remain the obligation of USRC and are not being assumed by the Buyer.

5. Employee Stock Ownership Plan (ESOP)

  TEC has established an ESOP that covers substantially all employees with one year or more of service with a participating company. Participating companies include TEC and its subsidiaries (including USRC). This plan is funded by participating company contributions determined annually by TEC's Board of Directors. USRC contributed $255,000 to the ESOP during 1998. ESOP expense has been included in other general and administrative expense allocated to the Business in the Statement of Operations. The employees of the Business will no longer participate in this plan effective with the closing date of the Acquisition.

6. Year 2000 Issue--Unaudited

  The Business operates numerous date-sensitive computer applications and systems throughout their businesses. Management of the Business believes all of its internal systems are Year 2000 compliant. Through December 31, 1998, the Business has relied on the LECs for its billing and collection functions and has no knowledge as to the compliance of these companies with the Year 2000 issue. Subsequent to December 31, 1998, the Business has begun to transition the billing and collection functions in-house through the use of a direct-billing system. No costs have been incurred in order to make the Business' systems Year 2000 compliant. No contingency plans and back-up systems are currently being written.

                                                                         ANNEX A

                            Bear, Stearns & Co. Inc.
                                245 Park Avenue
                               New York, NY 10167

November 19, 1999

The Board of Directors
Prodigy Communications Corporation
44 South Broadway, 9th Floor
White Plains, NY 10601

Ladies and Gentlemen:

  We understand that Prodigy Communications Corporation ("Prodigy"), SBC Communications Inc. ("SBC") and wholly-owned subsidiaries of Prodigy and SBC have proposed to enter into an Investment, Issuance, Contribution and Assumption Agreement (the "Investment Agreement"), a Strategic and Marketing Agreement (the "Marketing Agreement") and an Amended and Restated Limited Partnership Agreement (the "Partnership Agreement" and, collectively, the "Transaction Documents"), pursuant to which Prodigy and SBC would create a newly-formed limited partnership that would consist of (i) substantially all of the assets and liabilities of Prodigy and (ii) certain contracts and commitments and assets of the consumer and small business Internet service provider operations ("SBC Internet") of SBC (the "Transaction").

  We further understand that, pursuant to the Transaction, Prodigy (i) would be recapitalized whereby Prodigy shareholders would exchange each existing share of common stock, par value $.01 per share, of Prodigy ("Prodigy Common Stock") for one share of new class A common stock, par value $.01 per share, of Prodigy ("Prodigy Class A Common Stock") and (ii) would issue to SBC (a) limited partnership interests exchangeable into approximately 50,136,000 shares of Prodigy Class A Common Stock and (b) one share of new class B common stock, par value $.01 per share, of Prodigy ("Prodigy Class B Common Stock" and, together with the limited partnership interests exchangeable into shares of Prodigy Class A Common Stock to be issued to SBC, the "Consideration"). In addition, options and warrants to purchase shares of Prodigy Common Stock shall be hereafter exercisable for shares of Prodigy Class A Common Stock on substantially the same terms.

  You have asked us to render our opinion as to whether the Consideration to be issued is fair, from a financial point of view, to Prodigy. In the course of performing our review and analyses for rendering this opinion, we have:

  . reviewed a draft of the Transaction Documents in substantially final form dated November 17, 1999;

  . reviewed (i) Prodigy's Prospectus, dated February 10, 1999, relating to its initial public offering of Prodigy Common Stock, (ii) its Annual Report on Form 10-K for the year ended December 31, 1998, (iii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999 and (iv) its Current Reports on Form 8-K filed on June 3, 1999, August 3, 1999, September 14, 1999, October 21, 1999 and November 18, 1999;

  . reviewed certain unaudited operating and financial information relating to SBC Internet for the year ended December 31, 1998 and monthly periods ended September 30, 1999;

  . reviewed certain operating and financial information relating to Prodigy's business and prospects on a stand-alone basis, including projections, prepared and provided to us by Prodigy management (the "Prodigy Projections");

  . reviewed certain projected SBC Internet subscriber data supplied by SBC and incorporated by Prodigy management into the "Pro Forma Projections" (as defined below);

  . reviewed certain operating and financial information relating to Prodigy's business and prospects as adjusted to reflect the pro forma effects of the Transaction, including projections, prepared and provided to us by Prodigy management (the "Pro Forma Projections") and certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the Transaction, prepared and provided to us by Prodigy management (the "Combination Benefits");

  . met with certain members of Prodigy's senior management to discuss Prodigy's business, operations, historical and projected financial results and future prospects;

  . met with certain members of SBC's senior management to discuss SBC Internet's business, operations, historical financial results and future prospects;

  . reviewed the historical prices, trading multiples and trading volumes of shares of Prodigy Common Stock;

  . reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Prodigy and SBC Internet;

  . performed discounted cash flow analyses based on the Prodigy Projections and the Pro Forma Projections, both including and excluding the Combination Benefits;

  . reviewed the pro forma financial condition and capitalization of Prodigy giving effect to the Transaction; and

  . conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

  We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the Prodigy Projections, the Pro Forma Projections and the Combination Benefits provided to us by Prodigy. With respect to the Prodigy Projections, the Pro Forma Projections and Combination Benefits that could be achieved upon consummation of the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Prodigy as to the expected future performance of Prodigy on a stand-alone basis and after giving effect to the Transaction. We have not assumed any responsibility for the independent verification of any such information or of the Prodigy Projections, the Pro Forma Projections or the Combination Benefits provided to us, and we have further relied upon the assurances of the senior management of Prodigy that they are unaware of any facts that would make the information provided to us incomplete or misleading.

  In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Prodigy or SBC Internet, nor have we been furnished with any such appraisals. In rendering our opinion, we have, at your direction, assumed renewals of the Marketing Agreement beyond its initial three-year term on substantially the same terms as are in effect during the initial three-year term. We have further assumed that both Prodigy and SBC shall receive tax-free treatment in connection with the Transaction within the meaning of Section 721 of the Internal Revenue Code. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

  We do not express any opinion as to the price or range of prices at which the shares of Prodigy Common Stock may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the shares of Prodigy Class A Common Stock may trade subsequent to the consummation of the Transaction.

  We have acted as a financial advisor to Prodigy in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon delivery of this opinion and a portion of which is payable upon consummation of the Transaction. Bear Stearns has been engaged previously by Prodigy to provide certain investment banking and financial advisory services in connection with the initial public offering of Prodigy Common Stock and subsequent financial advisory engagements and received customary compensation. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Prodigy and SBC for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is intended for the benefit and use of the Board of Directors of Prodigy and does not constitute a recommendation to the Board of Directors of Prodigy or any holders of Prodigy Common Stock as to how to vote in connection with the Transaction. This opinion does not address Prodigy's underlying business decision to pursue the Transaction. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Prodigy Common Stock in connection with the Transaction.

  Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be issued is fair, from a financial point of view, to Prodigy.

                                          Very truly yours,

                                          /s/ Bear, Stearns & Co. Inc.

                                                                         ANNEX B


                       STRATEGIC AND MARKETING AGREEMENT

                                  By and Among

                            SBC COMMUNICATIONS INC.

                       SBC INTERNET COMMUNICATIONS, INC.

                       PRODIGY COMMUNICATIONS CORPORATION

                                      and

                   PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                         Dated as of November 19, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I DEFINITIONS.....................................................  B-1
ARTICLE II MARKETING......................................................  B-7
   2.1  Generally.........................................................  B-7
   2.2  Branding..........................................................  B-7
   2.3  License to Marketing Materials....................................  B-8
   2.4  Exclusivity and Limits on Exclusivity.............................  B-8
   2.5  Marketing Commitments.............................................  B-8
   2.6  SBC New Subscriber Marketing Payments.............................  B-9
   2.7  Legacy Subscribers................................................  B-9
   2.8  Telecommunications Services....................................... B-10
   2.9  DSL Preference.................................................... B-11
   2.10 Bundling.......................................................... B-11
   2.11 Access to Subscriber Information.................................. B-12
   2.12 Access to Arrangements............................................ B-12
ARTICLE III INTELLECTUAL PROPERTY......................................... B-12
   3.1  License Grants.................................................... B-12
   3.2  Portal Intellectual Property...................................... B-13
   3.3  Future Products................................................... B-14
ARTICLE IV PRODUCT DEVELOPMENT; PORTAL.................................... B-15
   4.1  Development of Client Software.................................... B-15
   4.2  Prodigy Portal.................................................... B-15
   4.3  Product Development Details....................................... B-16
ARTICLE V NETWORK SERVICES................................................ B-17
   5.1  SBC Preference for Network Services............................... B-17
   5.2  Qualifications on Preference...................................... B-17
   5.3  Favored Pricing; Third Party Agreements........................... B-17
   5.4  Day-to-Day Business Operations of Prodigy......................... B-17
   5.5  Technical Assistance by SBC....................................... B-18
   5.6  Global Services Provider.......................................... B-18
ARTICLE VI DISPUTE RESOLUTION............................................. B-18
   6.1  Negotiation....................................................... B-18
   6.2  Arbitration....................................................... B-18
ARTICLE VII ADDITIONAL AGREEMENTS......................................... B-19
   7.1  Additional Agreements............................................. B-19
ARTICLE VIII TERMINATION.................................................. B-20
   8.1  Termination of Agreement.......................................... B-20
ARTICLE IX REPRESENTATIONS AND WARRANTIES................................. B-21
   9.1  Representations and Warranties of Prodigy and Operating
   Partnership............................................................ B-21
   9.2  Representations and Warranties of SBC and SBC Sub................. B-22
ARTICLE X MISCELLANEOUS................................................... B-22
  10.1  Assignment........................................................ B-22
  10.2  Governing Law; Venue; Waiver of Jury Trial........................ B-22
  10.3  Counterparts...................................................... B-23
  10.4  Notices........................................................... B-23

                                                                            Page
                                                                            ----
  10.5  Entire Agreement................................................... B-24
  10.6  Amendment.......................................................... B-24
  10.7  Severability....................................................... B-24
  10.8  Headings; Recitals................................................. B-24
  10.9  No Waiver of Rights................................................ B-24
  10.10 Remedies Cumulative................................................ B-25
  10.11 No Agency.......................................................... B-25
  10.12 No Third Party Beneficiaries....................................... B-25
  10.13 Force Majeure...................................................... B-25
  10.14 Further Assurances; Affiliates..................................... B-25
  10.15 Export Controls.................................................... B-25
  10.16 Negotiated Terms................................................... B-25
  10.17 Principles Of Construction......................................... B-25
  10.18 Confidentiality.................................................... B-26
  10.19 Taxes.............................................................. B-26
  10.20 Treatment in Accordance with Future Transactions................... B-26

                       STRATEGIC AND MARKETING AGREEMENT

  This Agreement (the "Agreement") is made as of the 19th day of November, 1999 by and among SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Internet Communications, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of SBC ("SBC Sub"), on the one hand, and Prodigy Communications Corporation, a Delaware corporation ("Prodigy"), and Prodigy Communications Limited Partnership, a Delaware limited partnership ("Operating Partnership"), on the other hand. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Investment Agreement (as defined below).

                                  WITNESSETH:

  WHEREAS, contemporaneously with the execution and delivery of this Agreement SBC, SBC Sub, Prodigy, Prodigy Transition Corporation, a Delaware corporation and a wholly owned subsidiary of Prodigy ("PTC"), and Operating Partnership are entering into an Investment, Issuance, Contribution and Assumption Agreement (the "Investment Agreement") pursuant to which, among other things, Prodigy and PTC are contributing to Operating Partnership all of the Prodigy Assets and Prodigy Liabilities (as such terms are defined in the Investment Agreement); SBC Sub is contributing to Operating Partnership all of the SBC Assets and SBC Liabilities (as such terms are defined in the Investment Agreement); Prodigy is issuing the Investment Share (as such term is defined in the Investment Agreement) to SBC Sub; and Operating Partnership is issuing the SBC Units (as such term is defined in the Investment Agreement) to SBC Sub;

  WHEREAS, SBC Sub wishes to provide the existing subscribers of the Internet access services of SBC Sub, as of the Closing, with the Prodigy Service, assist Prodigy and Operating Partnership in acquiring new subscribers for the Prodigy Service and provide certain network and other services to Prodigy and Operating Partnership;

  WHEREAS, Prodigy, Operating Partnership, SBC and SBC Sub (each a "Party" and collectively the "Parties") wish for Prodigy and Operating Partnership to become a leading analog dial-up, ISDN and DSL Retail ISP Service in the United States;

   WHEREAS, the Parties desire that SBC and its Affiliates be the preferred provider of Network Services used to Deliver the Prodigy Service.

  NOW, THEREFORE, in consideration of the premises, agreements, representations, covenants and warranties herein contained, the Parties agree as follows.

                                   ARTICLE I

                                  Definitions

  As used in this Agreement, the following terms will have the meaning ascribed to them below:

    "Advertisement" means an interactive advertisement, promotion, link, banner, pointer or sponsorship.

    "Affiliate" of any specified Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person. For the purposes of this Agreement, SBC Sub is an Affiliate of SBC and each of Operating Partnership and PTC is an Affiliate of Prodigy.

    "Aggregate Subscriber Commitment" means, with respect to the three year period commencing on the Closing Date, 1,200,000 gross additional Subscribers.

    "Arbitration Notice" has the meaning set forth in Section 6.2(a).

    "Assume" has the meaning set forth in the Investment Agreement.

    "Average Retail Price" means the average of the monthly price that America Online, Inc., The Microsoft Network, and Mindspring Enterprises, Inc. (or such other Internet service providers as the Parties may agree from time to time specifically excluding the Prodigy Service) charge their respective retail subscribers.

    "Bankruptcy and Equity Exception" has the meaning set forth in Section
  9.1(a).

    "Broadband" or "Broadband Access" means Internet connectivity between an End User's location and up to and including the backbone and any GSP through DSL access or other forms of high speed access with speeds of at least 144 kilobits per second downstream, including connectivity by means of coaxial cable, wireless and satellite transmissions.

    "Business Day" means any day other than Saturday, Sunday or a day on which banks in the City of New York, New York are authorized or obligated by law or executive order to close.

    "Business Plan" means the two-year operating plan of each of Prodigy and Operating Partnership (including the then-current (i) Development Plan and
  (ii) Marketing Plan) and each subsequent two-year operating plan of each of Prodigy and Operating Partnership.

    "Category I Work Products" has the meaning set forth in Section 3.3(a).

    "Category II Work Products" has the meaning set forth in Section 3.3(c).

    "Claim" has the meaning set forth in Section 6.1.

    "Client Documentation" means the documentation included with the Commercial Client and the Licensed Client, including any Upgrades thereto.

    "Closing" has the meaning set forth in Section 3.1 of the Investment Agreement.

    "Closing Date" has the meaning set forth in Section 3.1 of the Investment Agreement.

    "Co-Brand" means a composite mark or other combination of the trademark(s), trade name(s), service mark(s) or logo(s) of two or more Persons that is used to identify a particular product or service.

    "Commercial Client" means the English and Spanish language versions (and other versions as agreed by SBC Sub and Operating Partnership in writing) of the Internet browser client software utilized by Prodigy and Operating Partnership at the Closing Date for the Apple Macintosh OS and Microsoft Windows platforms (and other platforms as agreed by SBC Sub and Operating Partnership in writing), in executable object-code version only, and any Upgrades or replacements thereto in executable object-code version only, including any Third Party software embedded therein.

    "Connectivity Software" means software drivers and small applications, in some cases unseen by the user, typically provided by Microsoft, SBC Sub, and Third Party vendors to allow networking drivers on the user's PC to communicate with the network being used, as mutually agreed by SBC Sub and Operating Partnership.

    "Content" means text, images, video, audio (including music included in synchronous or timed relation with visual displays) and other data, Products, Advertisements and software, including any modifications, upgrades, updates, enhancements and related documentation for any of the foregoing.

    "Control," including its various tenses and derivatives (such as "Controlled"), means, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

    "CPE" means customer premises equipment.

    "Customized Client" means versions of the Licensed Client which may be modified by or for Prodigy or Operating Partnership and are Marketed and distributed as a part of the Prodigy Service.

    "Deliver" including its various tenses and derivatives (such as "Delivered"), means providing the Prodigy Service to Prodigy Subscribers by making broadband or narrowband access available to such Prodigy Subscriber and distributing the appropriate client software to such Prodigy Subscriber.

    "Development Plan" has the meaning set forth in Section 4.3(a).

    "Development Projects" has the meaning set forth in Section 4.3(a).

    "Documentation" means the Client Documentation and Tools Documentation.

    "DSL" means digital subscriber line.

    "End User" means a subscriber to the Prodigy Service.

    "Escalation Process" has the meaning set forth in Section 2.8(b).

    "Excess Narrowband Subscriber" means, in any annual measurement period in which SBC has procured for the Prodigy Service in excess of 300,000 gross additional Subscribers (the "Excess Subscribers"), those Excess Subscribers that are not receiving Broadband Access.

    "Exclusivity Termination Date" means the earliest to occur of (i) a date that is three years following the date hereof, and any successive third anniversary of such date, at which one Party shall have delivered to the other Party in writing at least 135 days prior to such date a notice stating that it does not wish to continue this Agreement (as it may be amended) and (ii) the occurrence of any Exclusivity Termination Event and the delivery by SBC of a notice terminating its marketing exclusivity.

    "Exclusivity Termination Event" means (x) any action by Prodigy or any of its Subsidiaries that facilitates or encourages any direct or indirect acquisition by a SBC Designated Entity of beneficial ownership of shares in Prodigy or any of its Affiliates entitling the holder to cast 15% or more of the votes in any election of directors in Prodigy or any of its Affiliates (other than through the issuance of shares), (y) the occurrence of an event referred to in Section 4.2(e)(ii), or (z) any material breach by Prodigy or Operating Partnership of any covenant or agreement contained in this Agreement as determined in accordance with Section 8.1(b) of this Agreement.

    "Executive Steering Committee" means a special committee of the Prodigy Board, which will be established by Prodigy in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws at or prior to the Closing and which will consist of four members, two of whom will be selected by the SBC Directors and two of whom will be selected by Telefonos de Mexico, S.A. de C.V. and Carso Global Telecom, S.A. de C.V. The purpose of the Executive Steering Committee will be to evaluate certain corporate actions of Prodigy, which will be specified in the Amended and Restated By-Laws and which will require the approval of the Executive Steering Committee prior to being submitted for the approval of the Prodigy Board.

    "GSP" means global services provider.

    "Home Page" of a Retail ISP Service means the first screen appearing to a user accessing such Retail ISP Service, including any personalized versions of such first screen customized by a user.

    "Intellectual Property" means all (i) patents and patent applications,
  (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, trade secrets, tangible or intangible proprietary information or materials, (vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

    "ISDN" means integrated service digital network.

    "ISP" means Internet service provider.

    "Legacy Subscribers" has the meaning set forth in Section 2.7(a).

    "Licensed Client" means versions of the Commercial Client modified, in executable object-code version only, including any Third Party software embedded therein, by or for Prodigy or Operating Partnership to remove (including by disabling access to, or the user interface of, without actually removing the code for) any functionality, advertising, trademarks and other references that would violate the exclusive rights granted to SBC in Section 2.8 of this Agreement, unless Operating Partnership determines, with the approval of SBC, that certain such functionality, advertising, trademarks or other references should not be removed, together with the Licensed Connectivity.

    "Licensed Connectivity" means the functionality, including drivers, data link library, Winsock, dialers and configuration files, necessary to provide connectivity for the Licensed Client through dial-up, local area network and Broadband Access connections as developed by or for Prodigy or Operating Partnership prior to the Closing Date for versions of the Licensed Client initially developed from the Commercial Client and existing at the Closing Date, in executable object-code version only.

    "Licensed Tools" means any and all software provided by Prodigy (whether produced by Prodigy or licensed to Prodigy by a Third Party) that facilitates the modification (either in appearance, performance or content) of the Client Software.

    "Losses" means all direct losses, liabilities, suits, claims, costs, expenses (including reasonable attorneys' fees) and disbursements and costs of investigation, litigation, settlement, judgment and interest), penalties, fines, judgments and/or damages, and in no event shall include any indirect, consequential or special damages.

    "Market," including its various tenses and derivatives (such as "Marketed"), means, in any medium, to market, offer, advertise, promote, distribute, register a subscriber (including fulfilling an order), or complete a sale, as applicable given the context.

    "Marketing Plan" has the meaning set forth in Section 2.1(c).

    "Marks" means the Prodigy Marks and SBC Marks.

    "Narrowband" or "Narrowband Access" means Internet connectivity between an End User's location up to and including the backbone and any GSP with speeds of less than 144 kilobits per second downstream.

    "Network Services" means Broadband Access and Other Network Services.

    "Non-SBC Telecommunications Offering" has the meaning set forth in
  Section 2.8(b).

    "Notice Period" has the meaning set forth in Section 6.2(a).

    "Other Network Services" means all types of connectivity and transport services required to Deliver the Prodigy Service between an End User's location and up to and including the backbone and any GSP other than Broadband Access, including but not limited to dial-up access, backbone, transport, and Network Management and Integration Services.

    "Participating Parties" has the meaning set forth in Section 6.1.

    "Prodigy Board" means the Board of Directors as established pursuant to the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws and any successor board of directors or similar governing body of Prodigy.

    "Prodigy Marks" means the trademarks, trade names, service marks and logos set forth on Exhibit 3.1(a) hereto, together with any others adopted by Prodigy or Operating Partnership and used for the Prodigy Service from time to time. Operating Partnership shall notify SBC promptly in writing of any such other Prodigy Marks.

    "Prodigy Portal" means the English version of the portal currently accessible by the public via the Internet at the URL http://www.prodigy.com/default.html and/or such other URL or location(s) as Prodigy or Operating Partnership may designate, including any successor or replacement implemented by Prodigy or Operating Partnership (on its own or through a Third Party) for such site, from time to time and all pages directly or indirectly linked to such address to the extent controlled by Prodigy or Operating Partnership and which include any Prodigy or Operating Partnership branding and any successors or replacements for such address and pages.

    "Prodigy Service" means all Retail ISP Services offered from time to time by Prodigy or Operating Partnership.

    "Prodigy Subscriber" means any Person that subscribes to the Prodigy Service, either directly from Prodigy or Operating Partnership (including its distributors) or from SBC (including its distributors).

    "Performance Standards" has the meaning set forth in Section 4.2(d).

    "Person" means a natural person, a corporation, a limited liability company, a general or limited partnership, a trust, an estate, a joint venture, any Governmental Entity, or any other entity or organization.

    "Portal" means an interactive web site featuring a broad selection of aggregated interactive Content (or navigation thereto) (e.g., an online service or search and directory service) and/or marketing a broad selection of Products across numerous interactive commerce categories (e.g., an online mall or other online commerce site other than electronic yellow pages), and all functionality included within such interactive site.

    "Pre-existing Commitments" means the contracts, licenses and other obligations or undertakings to which Prodigy and/or Operating Partnership is subject as set forth in various Schedules to this Agreement.

    "Product" means any product, good or service offered, sold, provided, distributed, or licensed directly or indirectly through: (a) a Portal (including through any interactive site linked to a Portal); (b) any other electronic means directed at Prodigy Subscribers (e.g., e-mail offers); or
  (c) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers made electronically to Internet users requiring purchasers to reference a specific promotional identified or tracking code.

    "Retail ISP Service" means any service for consumers and small businesses using any transport, any speed via any device providing connectivity to the Internet anywhere in the United States via a single IP address at any one time, integrated with the provision of e-mail services, access to Usenet newsgroups, chat or instant messaging and a default screen linking to an aggregation of a broad variety of Internet based Content and excludes any Web hosting services.

    "Retail Price" has the meaning set forth in Section 2.7(b).

    "Smart Pages" means the Internet site at the URL http://www.SmartPages.com.

    "Subscriber" means, with respect to any Retail ISP Service, a subscriber that has remained a subscriber for at least one monthly billing cycle (excluding any unpaid trial period) and has paid at least one monthly bill.

    "SBC Brand Names" means SBC, Pacific Bell, Southwestern Bell, Nevada Bell, Ameritech, SNET and SBC Telecom. In the event SBC initiates a national brand of voice Telecommunications Service that utilizes a new brand name, the term "SBC Brand Names" shall include such new brand name. SBC shall notify Prodigy promptly in writing of any such other brand names.

    "SBC Designated Entity" means AT&T, MCI Worldcom, Sprint, Microsoft, Time-Warner, Bell Atlantic, Bellsouth, US West/Qwest and GTE and any of their respective Affiliates and any Person in which any of such companies or Affiliates owns a 25% or greater equity interest.

    "SBC Marks" means the trademarks, trade names, service marks and logos set forth on Exhibit 5.1(b) hereto, together with any others adopted by SBC and used for the Prodigy Service from time to time. SBC shall notify Prodigy promptly in writing of any such other SBC Marks.

    "SBC Territory" means the states of California, Nevada, Connecticut, Texas, Missouri, Arkansas, Oklahoma, Kansas, Illinois, Indiana, Ohio, Michigan, Wisconsin and any other state in which SBC acquires 40% or more of the incumbent local exchange carrier lines.

    "Telecommunications Advertisement" means an Advertisement related primarily to Telecommunications Services.

    "Telecommunications Services" means any of the following products or services: (a) long distance phone service, local phone service, wireless phone services, paging services, and any successors thereto; (b) all current and future ancillary services offered in conjunction with any of the services listed in (a), including voice mail, caller ID, call waiting, call forwarding, directory listing services, calling card services, toll calling plans and associated CPE and any successors thereto; (c) home and business security services, virtual private networks and associated CPE; and (d) any product or service that emulates or replicates the foregoing utilizing an IP protocol and/or the PSTN (including IP telephony, IP fax, unified messaging and Internet call waiting and associated CPE).

    "Third Party" means any Person other than Prodigy, Operating Partnership, SBC Sub, SBC or any of their respective Affiliates.

    "Tools Documentation" means the documentation included with the Licensed Tools, including any Upgrades thereto.

    "Traditional ISP Services" means any products or services that ISPs traditionally make available to their end users as part of their basic ISP offering, including Internet access, customer support, member services, billing, e-mail, bulletin boards, newsgroups, chat, instant messaging and personal Web space.

    "Transaction Expenses" means all governmental fees, sales, use and Transfer Taxes and charges incurred by any Party in connection with the transactions contemplated hereby, including all related fees and charges of counsel and financial advisors of any Party.

    "Transfer Taxes" means all federal, state, local or foreign sales, use or value-added taxes that may be imposed in connection with the transfer of assets, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

    "Transition Date" means the date as of which the Retail ISP Service Delivered to at least 60% of the then-existing subscribers of the Retail ISP Services of SBC and its Affiliates have been transferred to the Prodigy Service in a manner such that the Home Page of the Prodigy Service is accessible by such subscribers as contemplated by Section 2.7(c).

    "Transition Plan" has the meaning set forth in Section 7.3(c).

    "United States" means the 50 states of the United States of America, the District of Columbia and the Commonwealth of Puerto Rico.

    "Upgrade" means, with respect to each of the Commercial Client, Licensed Client, and Licensed Tools, any successor version or product (irrespective of its name) of the foregoing reflecting one or more modifications, upgrades, updates, enhancements, patches, "bug" fixes or other improvements to the foregoing that is: (a) generally available to end-users or (b) licensed by Prodigy or Operating Partnership to Third Parties licensed to distribute the Commercial Client.

    "Value Added Data Services" means products or services that ISPs generally make available to their end users other than Traditional ISP Services, including Web hosting (shared or dedicated), associated CPE and virtual private networks.

    "Wholesale Price" has the meaning set forth in Section 2.7(b).

    "Work Product" means any reports, designs, computer software, documentation, inventions, discoveries, works of authorship, and other items made by or on behalf of a Party in providing Services, including any and all Intellectual Property therein or with respect thereto, but expressly excluding from the foregoing any items that are: (a) preexisting as of the Closing Date; or
  (b) independently developed by or on behalf of a Party not pursuant to this Agreement.

                                   ARTICLE II

                                   Marketing

  2.1 Generally.

  (a) The Parties agree that following the Closing Date, Prodigy and Operating Partnership shall have the primary responsibility for Marketing the Prodigy Service in accordance with the terms and subject to the conditions of this Agreement. SBC and its Affiliates shall also be entitled to Market the Prodigy Service in accordance with the terms and subject to the conditions of this Agreement.

  (b) Prior to the Closing Date, Prodigy and SBC shall prepare an initial Business Plan covering the period from the Closing Date through calendar year 2002. Thereafter, the Parties shall prepare not later than October 1 of the relevant year (beginning October 1, 2001) a Business Plan for the succeeding two years. The Business Plan shall be subject to the approval of the Executive Steering Committee prior to being submitted for the approval of the Prodigy Board.

  (c) Prior to the Closing Date, Prodigy and SBC shall prepare an initial marketing plan (the "Marketing Plan") covering the period from the Closing Date through calendar year 2001 that will include, among other things, a branding strategy consistent with Section 2.2 below, the SBC marketing commitments set forth in Section 2.5 below and a bundling strategy. Thereafter, the Parties shall prepare not later than October 1 of each year (beginning October 1, 2000) a Marketing Plan for the succeeding year, which plan shall reflect the objective of Marketing the Prodigy Service to consumers and to small businesses. The Marketing Plan shall reflect dial-up, ISDN and DSL Retail ISP Service with a strong preference for Marketing the Prodigy Service through DSL to the extent available.

  2.2 Branding.

  (a) The Parties agree the core brand name for the Prodigy Service shall be Prodigy, and that prior to the Closing Date they shall agree upon additional brand name or names and logo or logos for the Prodigy Service. Such brand names and logos shall include, unless the Parties otherwise agree, the Prodigy name and such SBC Brand Names as are geographically appropriate for use by Prodigy. Such branding shall be implemented in accordance with the Parties' reasonable guidelines for the use of such Parties' Intellectual Property, as provided in writing from time to time to each other.

  (b) Notwithstanding any other term of this Agreement, following the Closing
(i) the Parties agree that any Prodigy Service Delivered to (x) a Subscriber in the SBC Territory or (y) a Subscriber outside the SBC Territory that is either
(a) procured by SBC Sub, its Affiliates or any of its distributors of the Prodigy Service or (b) a retail local loop voice customer of SBC or any of its Affiliates to the extent the identification of such Subscribers is commercially reasonable (it being understood and agreed by the Parties that identification of such Subscribers is not currently commercially reasonable) shall always be Co-Branded on every page in which any Prodigy or Operating Partnership brand appears with such of the SBC Brand Names as SBC Sub may request (which brands may vary depending upon the portion of the SBC Territory if any, in which such Prodigy Subscriber is located); provided, that, in respect of any new states that become part of the SBC Territory after the date hereof, each of Prodigy and Operating Partnership shall use its reasonable best efforts to implement this Section 2.2(b) with respect to such states as soon as practicable, and
(ii) each of Prodigy and Operating Partnership will continue such service and Co-Branding for one year after any termination of this Agreement if requested to do so by SBC. Such Co-Branding shall be effected in accordance with SBC's reasonable guidelines for the use of its Intellectual Property, as provided in writing from time to time to Prodigy and Operating Partnership.

  2.3 License to Marketing Materials. At the Closing, each of Prodigy and Operating Partnership shall grant to SBC and its Affiliates and its distributors of Prodigy Services a non-transferable, non-exclusive, fully-paid, royalty-free right and license to use any marketing materials developed by Prodigy or Operating Partnership for the sole purpose of Marketing the Prodigy Service, including the right to create derivative works based upon such Prodigy or Operating Partnership materials; provided, that, SBC include any proprietary rights, notices or legends included on the Prodigy or Operating Partnership materials. SBC shall provide Prodigy and Operating Partnership copies of all such derivative works prior to their use, and Prodigy and Operating Partnership shall receive a non-transferable, non-exclusive, fully-paid, royalty-free license to use such derivative works for the sole purpose of Marketing the Prodigy Service; provided, however, that in the event the use by SBC and its Affiliates of such derivative works is not within Prodigy's and Operating Partnership's reasonable guidelines for the use of such derivative works, as provided in writing from time to time to SBC, the use of such derivative works will be subject to the consent of Prodigy and Operating Partnership (which consent shall not be unreasonably withheld).

  2.4 Exclusivity and Limits on Exclusivity.

  (a) Except as otherwise set forth in this Agreement, from and after the Closing Date and continuing until the Exclusivity Termination Date, SBC agrees that it and its Affiliates shall exclusively Market the Prodigy Service as the only dial-up analog, ISDN and DSL Retail ISP Service within the United States Marketed by SBC and its Affiliates to consumers and small businesses, and for a period of one year after the Exclusivity Termination Date, SBC shall not Market on a stand-alone basis any other dial-up analog, ISDN or DSL Retail ISP Service within the United States to Prodigy Subscribers; provided, however, that SBC and its Affiliates will be permitted to engage in mass market advertising during such one-year period; provided, further, that SBC and its Affiliates will only be subject to this one-year restriction in the event that the Exclusivity Termination Date results from SBC's delivery of a notice stating that it does not wish to continue this Agreement or SBC's material breach of this Agreement. Each Party understands and agrees that the Parties shall consult with each other with respect to new access technologies and new Retail ISP Services over time.

  (b) The exclusivity obligations set forth in Section 2.4(a) above shall not prohibit SBC or its Affiliates from (i) taking any action to preserve and retain Legacy Subscribers prior to their transition to the Prodigy Service,
(ii) Co-Branding with a competitive dial-up analog, ISDN or DSL Retail ISP Service any products or services offered by SBC or its Affiliates, other than a dial-up analog, ISDN or DSL Retail ISP Service of SBC or its Affiliates, (iii) entering into arrangements, including agreements to provide DSL services, with competitive Retail ISP Services pursuant to which the competitive Retail ISP Service Markets or Delivers their service in conjunction with products or services of SBC or its Affiliates, (iv) listing competitive Retail ISP Services and service providers on its web sites or in its products so long as they are not more prominent than or otherwise treated more favorably than the Prodigy Service and assisting customers who refuse the Prodigy Service to select and procure competitive Retail ISP Services, (v) providing any individual products and services (other than a Portal) constituting a Retail ISP Service to a competitor whose services and products are branded under the competitor's marks or on a retail basis in bundles so long as such bundle does not constitute a dial-up analog, ISDN or DSL Retail ISP Service, (vi) conducting activities as a seller and supplier of advertising and e-commerce through any medium, including electronic yellow pages or a Portal or (vii) Marketing any device not manufactured by or exclusively for SBC or its Affiliates and which includes a competitive dial-up analog, ISDN or DSL Retail ISP Service so long as such Marketing efforts are not predominantly concentrated on the use of a dial-up analog, ISDN or DSL Retail ISP Service or product.

  2.5 Marketing Commitments.

  (a) Following the Closing Date, Operating Partnership, Prodigy, SBC Sub and SBC agree to use commercially reasonable efforts to facilitate and coordinate the Marketing of the Prodigy Service.

  (b) Promptly after the execution and delivery of this Agreement, Prodigy and SBC shall commit a Vice President level (or higher) marketing executive empowered to make final Marketing decisions to confer with the other on Marketing matters at least once each quarter and coordinate the Marketing efforts, including the Marketing of bundles in accordance with
Section 2.10, for the Prodigy Service.

  2.6 SBC New Subscriber Marketing Payments.

  (a) Following the Closing Date, Operating Partnership shall pay SBC Sub a one-time marketing fee in respect of each new gross additional Subscriber of the Prodigy Service that was procured as a Subscriber by SBC, its Affiliates or its distributors of the Prodigy Service of $40 per Narrowband Subscriber and $75 per Broadband Subscriber. SBC Sub shall not be entitled to any payment pursuant to this Section 2.6(a) for any Legacy Subscriber to the Retail ISP Service of SBC or its Affiliates as of the Closing Date even if such Subscriber switches to become a Subscriber of the Prodigy Service. The Parties agree that Prodigy and Operating Partnership shall have the primary responsibility for service activation and support for Subscribers procured by SBC, its Affiliates or its distributors of the Prodigy Service and that SBC, its Affiliates and its distributors of the Prodigy Service may refer potential subscribers to Prodigy and Operating Partnership for service activation and support.

  (b) In addition to the payments referred to in Section 2.6(a), in any annual measurement period commencing on the Closing Date in which SBC, its Affiliates and its distributors of the Prodigy Service in the aggregate procure for the Prodigy Service in excess of 300,000 gross additional Subscribers, Operating Partnership shall pay SBC Sub an additional one-time marketing fee of $20 per new Excess Narrowband Subscriber in accordance with Section 2.6(e) of this Agreement.

  (c) If SBC, its Affiliates and its distributors of the Prodigy Service in the aggregate procure in the three-year measurement period commencing on the Closing Date for the Prodigy Service fewer gross additional Subscribers than SBC's Aggregate Subscriber Commitment, SBC Sub shall pay Operating Partnership the following amounts: in the event that SBC, its Affiliates and its distributors of the Prodigy Service in the aggregate procure less than (i) 900,000 gross additional Subscribers, $100 times the difference between 900,000 and the number of gross additional Subscribers credited in such three-year measurement period plus $75 million; or (ii) 1,050,000 but at least 900,000 gross additional Subscribers, $400 times the difference between 1,050,000 and the number of gross additional Subscribers credited in the three-year measurement period plus $15 million; or (iii) the Aggregate Subscriber Commitment but at least 1,050,000 gross additional Subscribers, $100 times the difference between the Aggregate Subscriber Commitment and the number of gross additional Subscribers credited in the three-year measurement period; provided, that, SBC Sub shall not be required to make any payment in respect of any shortfall in the three-year measurement period except to the extent that gross additional Subscribers procured in the three-year measurement period by SBC, its Affiliates and its distributors of the Prodigy Service in the aggregate were fewer than the gross additional Subscribers of the Prodigy Service procured through all other channels excluding acquisitions by Prodigy and Operating Partnership in such three-year measurement period in the aggregate so long as SBC used its good faith efforts to Market the Prodigy Service.

  (d) Unless SBC otherwise agrees in its sole discretion, neither SBC nor SBC Sub shall be required to bear any one-time, up-front or other non-recurring charges (e.g., for CPE, installation or software) and such charges shall be borne either by Prodigy, Operating Partnership or the customer.

  (e) The marketing fees described in Sections 2.6(a) and 2.6(b) above shall be jointly calculated by Operating Partnership and SBC Sub monthly and paid to SBC Sub quarterly.

  2.7 Legacy Subscribers.

  (a) Following the Closing Date, SBC Sub shall retain a direct relationship (contractual, billing and payment) with each subscriber of SBC's Retail ISP Services (e.g. Pacific Bell Internet, SW Bell Internet, Nevada Bell Internet, SNET Internet, and Ameritech.net) as of the Closing Date ("Legacy Subscribers"), all such Legacy Subscribers shall be transitioned to receive the Prodigy Service, and Prodigy and Operating Partnership shall provide the Prodigy Service to such Legacy Subscribers in accordance with this Section 2.7 and the Transition Plan. All costs associated with transitioning such Legacy Subscribers shall be borne by Operating Partnership and Prodigy. Following the Closing Date, SBC Sub will retain responsibility for its Legacy Subscribers for billing, including bad debt risk and contractual relationships (which SBC shall use commercially reasonable efforts to conform with the contractual terms for Subscribers of the Prodigy Service). Following the Closing Date, SBC shall cooperate with Prodigy and Operating Partnership to provide, to the extent lawful, credit card information and authorizations to Prodigy and Operating Partnership for Legacy Subscribers or to use commercially reasonable efforts to obtain such information and any necessary consents from Legacy Subscribers.

  (b) Following the Closing Date, SBC Sub shall purchase from Operating Partnership the Prodigy Service and resell it to Legacy Subscribers. Operating Partnership will set the wholesale price for narrowband and broadband service equal to (i) the weighted average price of the amounts charged by SBC and its Affiliates to the Legacy Subscribers at retail as of the Closing Date (the "Retail Price"); provided, that, in the event that following the Closing Date, the Average Retail Price increases or decreases by more than ten percent (10%) from the Average Retail Price as of the Closing Date, SBC Sub and Operating Partnership agree to hold discussions to determine whether its is appropriate to adjust the Retail Price, less (ii) any reasonable and necessary expenses, direct or indirect, actually incurred by SBC Sub or its Affiliates in serving Legacy Subscribers, such expenses to be determined in a manner consistent with SBC Sub's historical practices and consistent with regulatory cost accounting requirements applicable to SBC and its regulated subsidiaries (such sum, the "Wholesale Price"). For illustrative purposes only, an example of how this provision would be implemented in practice is attached hereto as Schedule 2.7(b)(i). SBC Sub shall pay to Operating Partnership the Wholesale Price for each Legacy Subscriber in respect of which it is obligated to purchase from Operating Partnership the Prodigy Service pursuant to this Section 2.7(b) on a monthly basis so long as such Legacy Subscriber (x) is (i) a Prodigy Subscriber during the month for which such payment is made or (ii) a subscriber on a full or partial payment waiver pursuant to a SBC promotional offer and (y) has not cancelled the Prodigy Service. On a quarterly basis, such monthly payments shall be reconciled to reflect actual experience.

  (c) SBC Sub shall use commercially reasonable efforts to cause the Home Page of each dial-up Legacy Subscriber to be the start page of the Prodigy Service on or as promptly after the Closing Date as is practicable; provided, that, SBC Sub shall not be required to override any Legacy Subscriber's designated start page or prohibit such overrides. SBC Sub will coordinate with Prodigy and Operating Partnership, to the extent necessary, to implement this Section 2.7(c).

  2.8 Telecommunications Services.

  (a) Subject to the Pre-existing Commitments set forth in Schedule 2.8(i) of this Agreement, in no event following the Closing Date will the Prodigy Service include any advertising or other promotion or product offering for a Telecommunications Service, Value Added Data Service, electronic yellow or white pages from any Person other than SBC or an Affiliate of SBC unless such action complies with the requirements of Section 4.2(b) and such exclusivity would materially disadvantage Operating Partnership (financially or competitively) as determined in accordance with Section 2.8(b). Following the Closing Date, SBC and its Affiliates shall not offer any Telecommunications Service, Value Added Data Service, electronic yellow or white pages to any other Retail ISP, which is comparable to Operating Partnership in terms of both product offerings and number of subscribers, on terms more favorable than those offered to Operating Partnership.

  (b) In the event Prodigy or Operating Partnership wishes to include in the Prodigy Service any such advertising or other promotion or product offering for a Telecommunications Service, Value Added Data Service, electronic yellow or white pages from any Person other than SBC or an Affiliate of SBC (a "Non-SBC Telecommunications Offering") because (i) neither SBC nor any of its Affiliates offer such Telecommunications Service, Value Added Data Service, electronic yellow or white pages and (ii) Prodigy or Operating Partnership believes the failure to include in the Prodigy Service any such advertising or other promotion or other product offering would materially disadvantage Prodigy or Operating Partnership (financially or competitively), Prodigy or Operating Partnership shall notify SBC in writing that it wishes to include such advertising or other promotion or product offering and such notice shall include the terms and conditions of such advertising or other promotion or product offering and a detailed written statement of the reasons Prodigy or Operating Partnership believes such failure would materially disadvantage Prodigy or Operating Partnership. In the event that SBC disagrees with Prodigy's or Operating Partnership's belief that such failure would materially disadvantage Prodigy or Operating Partnership (financially or competitively), representatives of SBC and Prodigy shall meet in good faith and use commercially reasonable efforts to resolve whether such failure would materially disadvantage Prodigy or Operating Partnership (financially and competitively). If the disagreement is not resolved within five Business Days, either Prodigy or SBC may request in writing that such disagreement be referred to the SBC and Prodigy representatives appointed pursuant to Section 2.5(b) of this Agreement, who shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach an agreement as to whether such failure would materially disadvantage Prodigy or Operating Partnership (financially and competitively). If such agreement is not reached by such representatives within five Business Days, the disagreement will be resolved pursuant to Article VI of this Agreement; provided, however, that for purposes of this process, any award to be made pursuant to Article VI shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in Section 6.2(f) (the foregoing process set forth in this Section 2.8(b), which shall also be used by the Parties to resolve certain disagreements among them as specified in the relevant provisions of this Agreement, being hereinafter referred to as the "Escalation Process"). If SBC agrees, or if it is determined through the Escalation Process, that Prodigy or Operating Partnership is permitted to include in the Prodigy Service a Non-SBC Telecommunications Offering, Prodigy in consultation and cooperation with SBC shall first use its commercially reasonable efforts to include in the Prodigy Service a Non-SBC Telecommunications Offering offered by a Person that is not a SBC Designated Entity. In the event that such Non-SBC Telecommunications Offering is not offered by a Person that is not a SBC Designated Entity, Prodigy and Operating Partnership may include in the Prodigy Service such Non-SBC Telecommunications Offering offered by a SBC Designated Entity so long as the term of the agreement pursuant to which Prodigy and Operating Partnership agree to do so is limited in its duration to one year or less or is otherwise terminable by Prodigy in its sole discretion on 60 days' notice or less.

  2.9 DSL Preference. Each of Prodigy and Operating Partnership agrees that whenever a SBC-owned or controlled method of Broadband Access is available to a broadband subscriber or potential subscriber, each of Prodigy and Operating Partnership shall offer the Prodigy Service to such subscriber only through such SBC-owned access unless the potential subscriber requests that the Prodigy Service be Delivered via a competitive Broadband Access and refuses Prodigy's or Operating Partnership's offer of the SBC-owned or controlled access. In areas where SBC owned or controlled Broadband Access is not available, each of Prodigy and Operating Partnership agrees that if DSL access is available that each of Prodigy and Operating Partnership shall offer the Prodigy Service to broadband subscribers only through such DSL access unless the potential broadband subscriber requests that the Prodigy Service be delivered through a non-DSL access and refuses Prodigy's or Operating Partnership's offer of DSL access. Neither Prodigy nor Operating Partnership will promote any non-DSL or non-ISDN Broadband Access; provided, that, Prodigy or Operating Partnership may offer the Prodigy Service to broadband subscribers through cable modem access so long as the promotion of such offer through cable modem access is appreciably less prominent than the promotion of its offer of DSL access (e.g., such promotion of cable modem access does not take place on the Prodigy Service's Home Page).

  2.10 Bundling. The Parties acknowledge that they expect to offer the Prodigy Service bundled with products and services of SBC and its Affiliates. SBC, SBC's Affiliates, Prodigy and Operating Partnership each agrees to work with the other and use commercially reasonable efforts to facilitate the creation and Marketing by SBC and its Affiliates of such bundles and to make available products and services for inclusion within bundles on terms, including pricing, and conditions (taking into account volume requirements) that are not less favorable than those offered to any unaffiliated Third Party. In respect of this Section 2.10 and other provisions in the Agreement, the Parties agree to comply with the rules and regulations set forth in the Telecommunications Act of 1996.

  2.11 Access to Subscriber Information.

  (a) Except to the extent prohibited by Law or confidentiality policies of general applicability of SBC or its Affiliates that have been communicated in writing to Prodigy and Operating Partnership, SBC will furnish Prodigy and Operating Partnership with such information concerning Legacy Subscribers as Prodigy and Operating Partnership may reasonably request. Except to the extent prohibited by Law or confidentiality policies of general applicability of Prodigy or Operating Partnership or any of their Affiliates that have been communicated in writing to SBC, each of Prodigy and Operating Partnership will furnish SBC with such information concerning Prodigy Service Subscribers as SBC may reasonably request.

  (b) Except as provided in Section 4.2(b), no Party may directly or indirectly utilize any Subscriber information in connection with the Marketing or Delivery of any Retail ISP Service other than the Prodigy Service. Neither Prodigy nor Operating Partnership may directly or indirectly utilize any Subscriber information in connection with Marketing any Telecommunications Service, Value Added Data Service, electronic yellow or white pages unless such action complies with the requirements of Section 2.8; provided, however, that in no event may Prodigy or Operating Partnership directly or indirectly utilize any Subscriber information in connection with Marketing any Telecommunications Service, Valued Added Data Service, electronic yellow or white pages of a SBC Designated Entity.

  2.12 Access to Arrangements. Following the Closing Date, each of Prodigy and Operating Partnership shall use its respective commercially reasonable efforts to allow SBC and Prodigy's Affiliates to have access to, participate in and benefit from Prodigy's and Operating Partnership's purchasing and distribution agreements including but not limited to Prodigy's and Operating Partnership's wholesale DSL contracts.

                                  ARTICLE III

                             Intellectual Property

  3.1 License Grants.

  (a) Subject to the terms and conditions of this Agreement, each of Prodigy and Operating Partnership hereby grants to SBC its Affiliates and its distributors of the Prodigy Service a non-transferable, royalty-free, fully-paid, non-exclusive license for the term of this Agreement to use the Prodigy Marks in the United States in connection with the identification, rendering, operation, Marketing and Delivery of the Prodigy Service, including the Prodigy Portal and product bundles including the Prodigy Service. Following the Closing, neither Prodigy nor Operating Partnership shall grant or permit to be granted any right to any SBC Designated Entity to use the Prodigy Marks to identify, render, operate, Market or Deliver a Retail ISP Service or any Telecommunications Services, Value Added Data Services, electronic yellow or white pages, provided that either Prodigy or Operating Partnership may license SBC Designated Entities to use the Prodigy Marks in connection with any separate Prodigy Products or services (other than those that in the aggregate constitute a Retail ISP Service) so long as the Prodigy Marks are appreciably less prominent than the identifying marks of the Retail ISP Service and do not create an impression of sponsorship or ownership of such Retail ISP Service.

  (b) Subject to the terms and conditions of this Agreement, at the Closing SBC shall grant to each of Prodigy and Operating Partnership a non-transferable, royalty-free, fully-paid, non-exclusive license for the term of this Agreement to use the SBC Marks in the United States in connection with the identification, rendering, operation, Marketing and Delivery of the Prodigy Service, including the Prodigy Portal and product bundles including the Prodigy Service. Following the Closing, SBC shall not grant or permit any Third Party to use the SBC Marks to identify, render, operate, Market or Deliver a Retail ISP Service in the United States, provided that SBC may license third parties to use the SBC Marks in connection with any separate SBC products or services (other than those that in the aggregate constitute a Retail ISP Service) so long as the SBC Marks are appreciably less prominent than the identifying marks of the Retail ISP Service and do not create an impression of sponsorship or ownership of such Retail ISP Service.

  (c) Following the Closing, each of SBC, its Affiliates and its distributors of the Prodigy Service, on the one hand, and Prodigy and Operating Partnership, on the other hand, shall enter into such agreements, with respect to usage guidelines, quality standards, quality control monitoring and other matters as Prodigy and Operating Partnership and SBC, respectively, may reasonably request in order to protect their ownership interest in the Prodigy Marks and SBC Marks. SBC and Prodigy and Operating Partnership agree that they shall, at their own expense, bring and control legal proceedings or other actions to eliminate any infringement, misappropriation or other violation of its respective marks and that the other Party may not bring any such proceedings or take any such action unless Prodigy and Operating Partnership or SBC, as the case may be, has failed after a written request to do so to protect its interests and, in the case of Prodigy and Operating Partnership, such failure would materially disadvantage Prodigy or Operating Partnership (as determined in accordance with the Escalation Process).

  (d) Each of Prodigy and Operating Partnership jointly and severally represents and warrants to SBC with respect to the Prodigy Marks and each of SBC and SBC Sub represents and warrants to Prodigy and Operating Partnership with respect to the SBC Marks that (i) it or its Affiliate is the sole and exclusive owner of such marks and has the full right and authority to grant the licenses hereunder, (ii) such Marks do not infringe the trademark, trade name, service mark, logo or copyright rights or other intellectual property right of any Third Party and (iii) there are not any pending or threatened material claims of infringement, misappropriation or dilution against such marks.

  (e) SBC agrees to indemnify and hold harmless Operating Partnership, its Affiliates and permitted sublicensees, and the respective partners, directors, officers, employees and agents of any of the foregoing from and against any and all Losses that may be incurred by them to the extent arising out of or relating to Third Party claims that Operating Partnership's use of the SBC Marks as authorized or licensed by SBC hereunder infringes such Third Party's Intellectual Property rights.

  (f) Operating Partnership agrees to indemnify and hold harmless SBC, its Affiliates and permitted sublicensees, and the respective partners, directors, officers, employees and agents of any of the foregoing from and against any and all Losses that may be incurred by them to the extent arising out of or relating to Third Party claims that SBC's use of the Prodigy Marks as authorized or licensed by Prodigy or Operating Partnership hereunder infringes such Third Party's Intellectual Property rights.

  (g) Operating Partnership and SBC recognize and agree that the Prodigy Service, including the Prodigy Portal, and certain Internet sites of SBC and its Affiliates, will be available globally on the Internet and accordingly agree that each of Prodigy and Operating Partnership and SBC shall not be in breach of their respective licenses granted hereunder as a result of access by end users to material containing the Marks on the Internet outside of the United States, incidental communications with persons located outside of the United States and the unintentional dissemination of Marketing materials outside the United States.

  (h) The licenses granted under this Section 3.1 shall commence on the Closing Date and continue for the term of this Agreement.

  3.2 Portal Intellectual Property.

  (a) Each of Prodigy and Operating Partnership acknowledges that ownership of all proprietary rights in and to the SBC Content shall remain the property of SBC or its information provider, licensor or supplier. Each of Prodigy and Operating Partnership shall include any Intellectual Property notices, legends, symbols or labels appearing in the SBC Content on all copies thereof in the same manner as they appear in the SBC Content.

  (b) SBC acknowledges that ownership of all proprietary rights in and to the Prodigy Portal and Prodigy Content shall remain the property of Prodigy, Operating Partnership or their respective information provider, licensor or supplier.

  (c) Each of Prodigy and Operating Partnership shall enter into such agreements with respect to usage guidelines, quality standards and other matters as SBC may reasonably request in order to protect its ownership or other interest in the SBC Content.

  3.3  Future Products.

  (a) Following the Closing Date, any Work Products developed in connection with Development Projects paid for by Prodigy or Operating Partnership ("Category I Work Product") shall be owned by and are the exclusive property of Prodigy or Operating Partnership, except that if SBC contracts to perform a Development Project on behalf of Prodigy or Operating Partnership, SBC shall reserve the perpetual right to use the methods, techniques, algorithms, knowledge, underlying design and architectural elements and reusable subroutines contained or used in Category I Work Products developed in connection with such Development Projects that are of general applicability, but not any actual code included therein.

  (b) For the term of this Agreement, each of Prodigy and Operating Partnership shall grant SBC on the Closing Date an irrevocable, fully-paid (except as expressly provided herein), worldwide, non-exclusive, transferable license to use, reproduce (in any medium), adapt, distribute, perform, display, modify and create derivative works of any such Category I Work Product, which license shall include the right to grant sublicenses, such license to be effective after final acceptance of such Category I Work Product by Prodigy or Operating Partnership in accordance with the terms of this Agreement and any agreement relating to a particular project; provided, that in connection with the grant of sublicenses, SBC shall pay Prodigy or Operating Partnership, as the case may be, on a quarterly basis not later than 30 days after the end of the quarter in which such royalties accrue, a royalty equal to a percentage of its revenues, net of direct costs, relating to the sublicensee's use of such Category I Work Product, such percentage to be mutually agreed by Prodigy or Operating Partnership, as the case may be, and SBC; provided, further, that if Prodigy or Operating Partnership, as the case may be, and SBC are unable to agree on such percentage, such percentage shall be determined in accordance with the Escalation Process; provided, however, that SBC shall not grant such sublicenses to a Retail ISP Service.

  (c) To the extent SBC and Prodigy or Operating Partnership agree that SBC shall undertake a Development Project at SBC's expense (a "Category II Work Product") then all Work Products developed by SBC in connection with such Development Project shall be owned by and will be the exclusive property of SBC. In addition, to the extent SBC develops any product or service at its own expense that would be useful for the Prodigy Service, SBC shall make such product or service available to Prodigy and Operating Partnership, on commercially reasonable terms not later than the time it makes such product or service available for resale by any Third Party.

  (d) For the term of this Agreement, on the Closing Date SBC shall grant to Prodigy and Operating Partnership an irrevocable, fully-paid (except as expressly provided herein), worldwide, non-exclusive, transferable license to use, reproduce (in any medium), adopt, distribute, perform, display, modify and create derivative works of such Category II Work Products and distribute such Category II Work Products to Prodigy Subscribers, which license shall include the right to grant sublicenses to facilitate the business of Prodigy and Operating Partnership; provided, that in connection with the grant of sublicenses, Prodigy or Operating Partnership, as the case may be, shall pay SBC, on a quarterly basis not later than 30 days after the end of the quarter in which such royalties accrue, a royalty equal to a percentage of its revenues, net of direct costs, relating to the sublicensee's use of such Category II Work Product, such percentage to be mutually agreed by Prodigy or Operating Partnership, as the case may be, and SBC; provided, further, that if Prodigy or Operating Partnership, as the case may be, and SBC are unable to agree on such percentage, such percentage shall be determined in accordance with the Escalation Process; provided, however, that neither Prodigy nor Operating Partnership shall grant such sublicenses to any provider of Telecommunications Services or its Affiliates.

                                   ARTICLE IV

                          Product Development; Portal

  4.1 Development of Client Software.

  (a) Licensed Client; Connectivity. Following the Closing, each of Prodigy and Operating Partnership agrees that prior to obtaining a Commercial Client it shall contract for the ability to remove (including by disabling access to, or the user interface of, without actually removing the code for) functionality, advertising, trademarks and other references from such Commercial Client, including any Upgrades thereto, if such items would violate the exclusive rights granted to SBC in Section 2.8 of this Agreement. In the event Operating Partnership is unable to contract for the ability to remove such functionality, advertising, trademarks and other references from such Commercial Client including any Upgrades thereto, Operating Partnership shall not enter into a contract with such Commercial Client without the prior written consent of SBC (which consent shall not be unreasonably withheld). Operating Partnership shall obtain Documentation to reflect the removal of such functionality from such Commercial Client. Operating Partnership shall utilize Connectivity Software to Deliver the Prodigy Service.

  (b) Support. Operating Partnership shall provide the back-end technical support and assistance reasonably required by SBC for the Licensed Client, Licensed Tools and Customized Client on commercially reasonable terms.

  4.2 Prodigy Portal.

  (a) Provision of Prodigy Portal. The intent of the Parties is to enable Prodigy and Operating Partnership to Deliver a Portal, within 90 days of the Closing Date, that is comparable in respect of quality, depth of content, and ability to generate revenue as the Portals used by other Retail ISPs and that takes advantage of the functionality afforded by DSL access.

  (b) Telecommunications and Value Added Data Services Advertisements and Products. Following the Closing, subject to Pre-existing Commitments set forth on Schedule 4.2(b), SBC shall have the exclusive right to sell and to place all of the Telecommunications Advertisements and Value Added Data Services Advertisements on the Prodigy Portal (subject to payment by SBC to Operating Partnership of rates that are the best rates offered by Operating Partnership to any unaffiliated Third Party for similar Advertisements on the Prodigy Portal on a non-exclusive basis) and provide all products for the provision of Telecommunications Services to Subscribers of the Prodigy Service except to the extent such sale, placement or provision materially disadvantages Operating Partnership (either financially or competitively) as determined in accordance with the Escalation Process. Notwithstanding SBC's exclusive right to sell and place all of the Value Added Data Services Advertisements on the Prodigy Portal as described above, Operating Partnership may sell and place Advertisements on the Prodigy Portal relating to Prodigy's or its Subsidiaries' Web hosting services (shared or dedicated) that are provided directly by Prodigy or its Subsidiaries to its customers. In the event SBC does not offer a Telecommunications Service, Value Added Data Service, electronic yellow or white pages which the Prodigy Board determines that Operating Partnership should provide, Operating Partnership shall notify SBC in writing that Operating Partnership wishes to provide such Telecommunications Service, Value Added Data Service, electronic yellow or white pages. SBC shall have 60 days from receipt of such notification within which to provide or procure such service on a basis that does not materially disadvantage Operating Partnership (as determined in accordance with the Escalation Process) relative to competitive alternatives and if SBC fails to provide such service on such basis Operating Partnership shall be permitted to carry such services of a Third Party; provided, that, Operating Partnership in consultation and cooperation with SBC, shall first use its commercially reasonable efforts to procure such services from a Person that is not an SBC Designated Entity. In the event that Operating Partnership is unable to procure such services from a Person that is not an SBC Designated Entity, Operating Partnership may procure such services from an SBC Designated Entity so long as the term of the agreement pursuant to which Operating Partnership agrees to do so is limited to one year or less or is otherwise terminable by Prodigy in its sole discretion on 60 days' or less notice. If SBC subsequently obtains the ability to provide such services then, subject to the Pre-existing Commitments set forth in Schedule 4.2(b)(i) of this Agreement or other commitments entered into in accordance with this
Section 4.2(b) after the date hereof, Operating Partnership will give SBC an opportunity to match the terms upon which any Third Party is providing such services and replace the Third Party as promptly as is commercially practicable if SBC does match such terms.

  (c) Distribution of Smart Pages and City Guides.

    (i) Following the Closing, the Parties agree that, except as required by the Pre-existing Commitments set forth in Schedule 4.2(b)(ii) of this Agreement, the Prodigy Portal shall Deliver Smart Pages and any city guide services provided by SBC or its Affiliates (at SBC's sole expense) as the exclusive yellow and white pages and city guide offerings of the Prodigy Portal with no sharing by SBC of revenue with Prodigy or Operating Partnership (subject to payment by SBC to Operating Partnership of rates that are the best rates offered by Prodigy or Operating Partnership to any unaffiliated Third Party for the Delivery of similar services on the Prodigy Portal on a non-exclusive basis); provided, that, the foregoing exclusivity shall terminate to the extent and for so long as (x) Operating Partnership determines, based on objective criteria, that Smart Pages or a city guide, as the case may be, functionality has become inferior to competitive products in ways that materially disadvantages Operating Partnership (either financially or competitively) as determined in accordance with the Escalation Process and SBC has failed to correct such competitive or financial inferiority within six months after written notice from Operating Partnership of such inferiority and intention to add an additional electronic yellow or white pages or city guide or (y) neither SBC nor any of its Affiliates are able to provide such Smart Pages or city guide services.

    (ii) Following the Closing, in no event shall the Prodigy Portal cease to Deliver Smart Pages or any city guide services of SBC or its Affiliates on the Prodigy Portal. The Parties agree that the operation of Smart Pages and city guide services by SBC (including any future development as an e-commerce mall or other functionality) shall not violate any exclusivity or other obligations of SBC under this Agreement.

  (d) Performance Standards. Following the Closing, the Prodigy Portal must demonstrate compliance with the following performance standards (the "Performance Standards"), to be measured on a quarterly calendar basis. The Prodigy Portal shall comply with the following performance standards, to be measured on a quarterly calendar basis: (i) nonsubcriber revenue per Subscriber will be substantially equivalent to or exceed the nonsubscriber revenue per subscriber of other competitive ISPs, taking into account the relative size of subscriber base, access mix and other relevant factors to be mutually determined, and (ii) the Prodigy Portal will be accessible to Subscribers on average of at least ninety-eight (98%) of the time, (excluding planned outages).

  (e) Remedies for Failure to Meet Performance Standards.

    (i) Quarterly Failure. In the event that the Performance Standards are not met in any quarter, then representatives of Prodigy and SBC shall meet to discuss such under performance and seek to identify ways to improve the performance of the Prodigy Portal. In the event that the Performance Standards are not met in any two consecutive quarters or any two quarters out of four consecutive quarters, then Prodigy and SBC shall meet to develop corrective actions and Prodigy and Operating Partnership shall use commercially reasonable efforts to implement such corrective actions.

    (ii) Three Consecutive Quarters. The Prodigy Portal's failure to meet the Performance Standard in any three or more consecutive quarters after the Transition Date shall be an Exclusivity Termination Event.

  4.3 Product Development Details.

  (a) Development Plan. On or before the Closing Date (for the calendar year of the Closing Date), and annually thereafter on a calendar year basis during the term of this Agreement, in consultation with SBC, Operating Partnership shall prepare and adopt a twelve month plan, which plan shall be approved by the

Prodigy Board (the "Development Plan") of the software and other development and related integration, support and maintenance activities that desires to undertake, and other operating services each desires to obtain from SBC or Third Parties, in connection with the Prodigy Service during such twelve month period which shall be implemented through individual projects (the "Development Projects"). Each Development Plan shall be approved by the Prodigy Board prior to the adoption and implementation of such Development Plan and shall be updated quarterly. Each Development Plan shall include reasonable detail such as personnel requirements, budget and description of work to be done. Once approved by the Prodigy Board, the Development Plan may only be modified in any material respect with the approval of the Prodigy Board, provided that Prodigy Board approval of modifications shall not be required so long as the Development Plan is being implemented within the budget and general strategy set forth therein. Operating Partnership shall manage Development Projects substantially in accordance with the Development Plan.

  (b) Designation of Client Software. Following the Closing, Operating Partnership shall have the rights to designate client software and SBC shall provide or designate any required Connectivity Software.

  (c) Similar Software. Following the Closing, subject to the restrictions contained herein, SBC may develop software that is similar to software it has developed for Operating Partnership provided that such software is developed without reference to, or using any confidential information of Operating Partnership unless otherwise agreed in writing between SBC and Operating Partnership.

                                   ARTICLE V

                                Network Services

  5.1 SBC Preference for Network Services. Subject to the Pre-existing Commitments set forth in Schedule 5.1(i) of this Agreement, following the Closing, each of Prodigy and Operating Partnership shall offer SBC the first opportunity to provide all Network Services for Delivery via analog dial-up, ISDN and DSL of the Prodigy Service and shall, subject to Section 5.2, utilize such Network Services provided by SBC.

  5.2 Qualifications on Preference. The rights granted to SBC in Section 5.1 shall only apply to the extent SBC provides Network Services on terms that do not materially disadvantage Prodigy or Operating Partnership (as determined in accordance with the Escalation Process) as compared to terms available from a Third Party and with a service quality level competitive, in the aggregate, with that of Third Parties.

  5.3 Favored Pricing; Third Party Agreements. To the best of its knowledge, following the Closing, SBC shall always offer Network Services to Operating Partnership at the best price that it offers such particular Network Service to any other similarly situated non-governmental Third Party purchaser of a similar type and quantity of such Network Services. To the extent SBC offers any Third Party Retail ISP Service access to any cable Broadband Access networks that are owned by Affiliates of SBC for the purpose of providing a Retail ISP Service, following the Closing, SBC shall make such cable Broadband Access available to Operating Partnership on at least equivalent terms and conditions. Each of Prodigy and Operating Partnership agrees that it shall not enter into any exclusive contracts with Third Parties for the provision of Network Services following the Closing. Following the Closing, each of Prodigy and Operating Partnership agrees that it shall not enter into any long-term contracts with Third Parties for the provision of Network Services without the consent of SBC (which consent shall not be unreasonably withheld).
  5.4 Day-to-Day Business Operations of Prodigy. Subject to the Pre-existing Commitments as set forth in Schedule 4.2(b) and Schedule 5.4(i), or as contemplated by Section 4.2(b), following the Closing, each of Prodigy and Operating Partnership shall use commercially reasonable efforts to acquire the Telecommunications Services for its day-to-day business operations (other than for the Delivery of the Prodigy Service) from SBC to the extent such Telecommunications Services are available to be provided by SBC; provided, that, Prodigy shall not be required to connect its current in-house security system to SBC's security system, if any. Subject to compliance with applicable law, following the Closing, SBC shall offer such Telecommunications Services to Prodigy and Operating Partnership on terms that are no less favorable than those offered by SBC to other comparable Retail ISPs.

  5.5 Technical Assistance by SBC. Following the Closing, SBC shall provide on terms at least as favorable as those offered to any other similarly situated unaffiliated Third Party the technical support and assistance reasonably required by Prodigy and Operating Partnership in connection with the use by Prodigy and Operating Partnership of the Network Services.

  5.6 Global Services Provider. Following the Closing, SBC shall provide Network Services to Prodigy and Operating Partnership consistent with such SBC's GSP obligations. Nothing in this Agreement shall require SBC to modify its existing, or enter into new, GSP contractual arrangements. Each of Prodigy, Operating Partnership and SBC, where required, shall comply with applicable GSP legal requirements. Subject to applicable legal requirements, SBC agrees to cooperate with the reasonable requests of Operating Partnership in connection with the management of GSP relationships. Each of Prodigy and Operating Partnership agrees that promptly after the date hereof it shall diligently pursue the actions necessary to satisfy all applicable GSP obligations prior to the Closing Date. Following the Closing Date, each of Prodigy and Operating Partnership agrees that it will continue to comply with such GSP obligations, if applicable.

                                   ARTICLE VI

                               Dispute Resolution

  6.1 Negotiation. In the event of any controversy or claim arising from or relating to this Agreement or the breach thereof (each, a "Claim"), SBC and SBC Sub, on the one hand, and Prodigy and Operating Partnership, on the other hand, shall use commercially reasonable efforts to resolve the Claim. To this end, representatives (or persons to be representatives, if before the Closing) on the Prodigy Board of parties having an interest in the Claim (collectively, the "Participating Parties"), shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all Participating Parties. If they do not reach such solution within a period of 30 Business Days from the date of their first meeting, then the Participating Parties shall commence an arbitration in accordance with this Article VI.

  6.2 Arbitration. If the Claim is not resolved by negotiation by the conclusion of the negotiation period referred to above, such Claim shall be resolved by final and binding arbitration administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

  (a) Any Participating Party desiring to commence arbitration shall send a written notice (an "Arbitration Notice") to the other Participating Parties and to the AAA describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days of the date of such notice (the "Notice Period"), any other Participating Party may, if such Participating Party does not agree with the description or statement of matters to be resolved, send an Arbitration Notice to the other Participating Parties and to the AAA describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days of the end of the Notice Period, the Participating Parties shall, if they can agree, select an arbitrator to resolve the dispute. In the event that the Participating Parties have not selected an arbitrator within ten Business Days of the end of the Notice Period, then the dispute shall be resolved by majority decision of a panel of three arbitrators, selected by the AAA in accordance with its rules.

  (b) In selecting arbitrators, the Participating Parties or the AAA shall select persons who are experienced in and knowledgeable about the information technology and telecommunications industries and are rendering no advice or services to, and within the past two years have rendered no material advice or services to, any party to this Agreement.

  (c) The place of arbitration shall be New York, New York.

  (d) The arbitrator(s) shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

  (e) At any time after the commencement of a proceeding hereunder, any Party may make an application to the arbitrators seeking injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved. Any Participating Party may also apply to any court having jurisdiction hereof at any time to seek injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

  (f) The award shall be made within four months of filing of the Arbitration Notice, and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the arbitrator(s) if necessary. The failure to meet these time limits shall not invalidate the award when rendered.

  (g) Except as required by law or by regulation, or with the consent of all parties involved in the proceeding, no party hereto shall disclose or disseminate any information relating to a Claim or to the dispute resolution proceedings called for hereby except for disclosure to those of its officers, employees, accountants, attorneys and agents whose duties reasonably require them to have access to such information.

  (h) The Participating Parties in the arbitration shall share equally the costs and expenses of the arbitration. Each Participating Party shall otherwise bear its own fees and expenses.

                                  ARTICLE VII

                             Additional Agreements

  7.1 Additional Agreements. (a) Each of Prodigy and Operating Partnership acknowledges that the transactions contemplated by this Agreement create a strategic relationship with SBC and in order to facilitate the fullest possible cooperation between Prodigy and Operating Partnership, on the one hand, and SBC and SBC Sub, on the other hand, each of Prodigy and Operating Partnership agrees for itself and its Subsidiaries that:

    (i) they shall not issue or sell, or facilitate the issuance or sale, to any SBC Designated Entity of any equity or other voting securities of Prodigy or any Affiliate of Prodigy, or make any investment in the securities of or enter into any joint venture with any SBC Designated Entity;

    (ii) they shall not enter into any agreement, arrangement or understanding with any SBC Designated Entity that includes any Co-Branding, co-Marketing, co-funded advertising or bundling of any Prodigy or Prodigy Affiliate name, product or service provided that the prohibitions in this
  Section 7.1(a)(ii), shall not prohibit Prodigy and its Affiliates from: (y) including the Prodigy Service in a bundle with any SBC Designated Entity products so long as the Prodigy Service is just one of several products in the bundle, the Prodigy Brand is used materially less prominently than that of the SBC Designated Entity and there is no Co-Branding or co-Marketing or co-funded advertising of the bundle or (z) agreeing to "ingredient branding" of a unique function which requires ingredient branding as a condition to its availability, that is competitively significant for Operating Partnership to offer its Subscribers and which function Prodigy or Operating Partnership has been unable to obtain after 60 days of commercially reasonable efforts from SBC or any non-SBC Designated Entity; and

    (iii) they shall not utilize any method of Internet access (e.g., cable, satellite or broadband wireless) obtained from any SBC Designated Entity unless such access is non-exclusive and available (by law or otherwise) to all Internet service providers, including Operating Partnership, on a non-discriminatory basis on the same terms and conditions.

  (b) Except as otherwise provided in Section 10.19(a), Operating Partnership and Prodigy, on the one hand, and SBC and SBC Sub, on the other hand, shall each bear their own Transaction Expenses.

  (c) Prodigy shall, as soon as practicable after the execution and delivery of this Agreement, prepare with SBC a transition plan (the "Transition Plan") covering the period from the date of this Agreement through the Closing Date, which will include, among other things, strategies consistent with this Agreement relating to Network Services, the transitioning of the Legacy Subscribers to the Prodigy Service, customer care services, the implementation of interim marketing arrangements and the implementation of the Business Plan. The Parties agree, in the context of the Transition Plan, to discuss the feasibility of SBC's provisioning of billing services to Prodigy Subscribers located in the SBC Territory.

                                  ARTICLE VIII

                                  Termination

  8.1 Termination of Agreement.

  (a) This Agreement shall terminate upon the earliest to occur of the following: (i) the termination of the Investment Agreement in accordance with its terms; (ii) the mutual written consent of SBC and Prodigy by action of their respective boards of directors to so terminate this Agreement; and (iii) the Exclusivity Termination Date; provided, that, following the occurrence of an event referred to in clause (x) of the definition of Exclusivity Termination Event that SBC does not utilize to declare an Exclusivity Termination Date,
Article V shall survive until the later of the fifth anniversary of the date of this Agreement and the second anniversary of such event.

  (b) (i) In the event one Party materially breaches or fails to perform any of its material obligations under this Agreement, the other Party (the "Notifying Party") may notify the allegedly breaching Party (the "Receiving Party") of such breach or failure (a "Breach Notice") and the Parties shall first meet in good faith to try to determine whether a material breach has occurred, and if so, an appropriate manner for correcting or otherwise addressing such breach or failure, with a preference where appropriate for a remedy other than termination, and establish a plan for the prevention of similar breaches or failures in the future. The Receiving Party shall use commercially reasonable efforts to remedy promptly any such breach or failure.

    (ii) In the event the Parties disagree over whether such breach or failure has occurred or such breach or failure is not cured within 30 days after the Receiving Party's receipt of such breach notice, or, in the case of a breach or failure that is not capable of being remedied, the Parties cannot reach agreement on an appropriate manner for addressing such breach or failure, other than termination, either of the Parties may request in writing that such matter be referred to senior management officers of each of the Parties for an appropriate resolution. Upon such a request, senior management officers of each of the Parties shall meet in good faith to determine an appropriate manner for addressing such breach or failure, with a preference where appropriate for a remedy other than termination.

    (iii) In the event such breach or failure is not cured within 30 days after the referral of the matter to senior management officials, or, in the case of a breach or failure that is not capable of being remedied, the Parties cannot reach agreement on an appropriate manner for addressing such breach or failure, other than termination, within such 30 day period, the Notifying Party shall have the right to commence an action affirming the existence of such breach or failure and may terminate this Agreement only upon receipt of a final arbitral award pursuant to Article VI of this Agreement affirming the existence of such breach or failure; provided, however, that for purposes of this Section 8.1(b)(iii), any award to be made pursuant to Article VI shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in
  Section 6.2(f) of this Agreement.

    (iv) Notwithstanding the foregoing, in the event that any such breach or failure occurs again within 120 days of the Receiving Party's receipt of a Breach Notice for the first such breach or failure, the Notifying Party shall have the right to terminate this Agreement immediately only upon receipt of a final arbitral award pursuant to Article VI of this Agreement affirming the existence of such breach or failure and that such breach or failure was material; provided, however, that for purposes of this Section 8.1(b)(iv), any award to be made pursuant to Article VI shall be made within one month of filing of the

  Arbitration Notice notwithstanding anything to the contrary contained in
  Section 6.2(f) of this Agreement. Termination in accordance with Section 8.1(b)(iii) or 8.1(b)(iv) shall be immediately effective upon the receipt by the Receiving Party of written notice of the final arbitral award affirming the existence of such breach or failure and termination from the Notifying Party. This Section 8.1(b) shall not in any way limit any Party's right to seek injunctive relief or any other remedy available at law or in equity prior to any termination of this Agreement.

                                   ARTICLE IX

                         Representations and Warranties

  9.1 Representations and Warranties of Prodigy and Operating Partnership. Each of Prodigy and Operating Partnership jointly and severally hereby makes the following representations and warranties to SBC and SBC Sub:

    (a) Authorization; Enforcement. Each of Prodigy and Operating Partnership has all requisite corporate power and authority to execute and to deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Each of Prodigy and Operating Partnership has taken all necessary action to authorize the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of each of Prodigy and Operating Partnership, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

    (c) Compliance with Law and Obligations. The execution and delivery by each of Prodigy and Operating Partnership of this Agreement do not and the performance by each of Prodigy and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy and Operating Partnership of the transactions contemplated hereby will not, violate any provision of any law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to Prodigy or Operating Partnership, or violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or bylaws of Prodigy, the Amended and Restated Certificate of Incorporation of Prodigy or the Amended and Restated By-Laws of Prodigy or the Certificate of Limited Partnership of Operating Partnership or the comparable governing instruments of any of their respective Subsidiaries, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material contract to which Prodigy or Operating Partnership is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of Prodigy or Operating Partnership or any of their Subsidiaries. Schedule 9.1(b) sets forth a correct and complete list of material Contracts of Prodigy and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

    (d) Consents and Approvals. All notices, reports or other filings required to be made by Prodigy or Operating Partnership, and all consents, registrations, approvals, permits, authorizations and orders of Governmental Entities or other third parties required to be obtained by Prodigy or Operating Partnership, in connection with the execution and delivery of this Agreement by each of Prodigy and Operating Partnership, the performance by each of Prodigy and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy and Operating Partnership of the transactions contemplated hereby have been made or obtained.

  9.2 Representations and Warranties of SBC and SBC Sub. Each of SBC and SBC Sub jointly and severally hereby makes the following representations and warranties to Prodigy and Operating Partnership:

    (a) Authorization; Enforcement. Each of SBC and SBC Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Each of SBC and SBC Sub has taken all necessary action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of each of SBC and SBC Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    (b) Compliance with Law and Obligations. The execution and delivery by each of SBC and SBC Sub of this Agreement do not, and the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby will not, violate any provision of any law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to SBC or SBC Sub, or violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or bylaws of SBC or SBC Sub, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material Contract to which SBC or SBC Sub is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of SBC or any of its Subsidiaries.

    (c) Consents and Approvals. All notices, reports or other filings required to be made by SBC or SBC Sub, and all consents, registrations, approvals, permits, authorizations and orders of Governmental Entities or other third parties required to be obtained by SBC or SBC Sub in connection with the execution and delivery of this Agreement by each of SBC and SBC Sub, the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby, have been made or obtained.

                                   ARTICLE X

                                 Miscellaneous

  10.1 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties hereto. Any attempted assignment that does not comply with this
Section 10.1 shall be void.

  10.2 Governing Law; Venue; Waiver of Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH AND SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal court of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
10.4 of this Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

  10.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and may be executed by facsimile signature. All counterparts shall collectively constitute one and the same Agreement.

  10.4 Notices. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered: (a) if delivered in person, on the date of such delivery; (b) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail; or (c) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission provided that notice is also sent on the same day by one of the methods set forth in (a) or
(b) above. Such notice or other communication shall be sent to the following address(es) (or such other address(es) as a Partner may designate from time to time in writing):

  If to SBC or SBC Sub:

    James S. Kahan
    Senior Vice President
    Corporate Development
    SBC Communications Inc.
    175 East Houston Street
    San Antonio, Texas 78705

    Telecopy: (210) 351-5034
    Telephone: (210) 351-5030

  With copies, which shall not constitute notice, to:

    Senior Counsel--M&A
    SBC Communications Inc.
    175 East Houston Street
    San Antonio, Texas 78705

    Telecopy: (210) 351-3488
    Telephone: (210) 351-3445

    Joseph B. Frumpkin, Esq.
    Keith A. Pagnani, Esq.
    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004

    Telecopy: (212) 558-3588
    Telephone: (212) 558-4000

  If to Prodigy or Operating Partnership:

    Prodigy Communications Corporation
    44 South Broadway
    White Plains, New York 10601

    Telecopy: (914) 448-8198
    Telephone: (914) 448-8000
    Attention: Andrea S. Hirsch
          Executive Vice President
          Business Development
          and General Counsel

  With a copy, which shall not constitute notice, to:

    David A. Westenberg, Esq.
    Hale and Dorr LLP
    60 State Street
    Boston, Massachusetts 02109

    Telecopy: (617) 526-5000
    Telephone: (617) 526-6000

  10.5 Entire Agreement. The terms and conditions contained in this Agreement (including the exhibits and/or schedules attached hereto) constitute the entire agreement between or among the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between the Parties with respect to the subject matter of this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of any other Party that is not set out or referred to in this Agreement.

  10.6 Amendment. Except as expressly provided otherwise in this Agreement, this Agreement may be varied, amended or extended only by the written agreement executed and delivered by duly authorized officers or representatives of the respective Parties.

  10.7 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable Order or judgment (each such provision, an "invalid provision"), then such provision shall be severed from this Agreement and shall be inoperative, and the Parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the Parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable Law, rule or regulation makes it unlawful for a Party to comply with any of its obligations hereunder, the Parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such Law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible.

  10.8 Headings; Recitals. The descriptive headings of the articles and sections of this Agreement and its Schedules and Exhibits and the recitals herein are inserted for convenience only and do not constitute a part of this Agreement.

  10.9 No Waiver of Rights. No failure or delay on the part of a Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. No waiver shall be effective unless in writing signed by the waiving Party.

  10.10 Remedies Cumulative. Unless expressly provided otherwise herein, all rights and remedies granted to each Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies otherwise available to such Party at law or in equity.

  10.11 No Agency. Each of the Parties hereto is an independent contractor and shall have no right, power or authority to assume or create any obligation or responsibility on behalf of any of the other Parties. This Agreement shall not create or imply, or be construed to create or imply, any partnership, association, agency, or joint venture between or among the Parties.

  10.12 No Third Party Beneficiaries. This Agreement is entered into solely among, and may be enforced only by, the Parties hereto. This Agreement shall not be deemed to create any rights in any Third Parties, including suppliers, customers and employees of any Party, or to create any obligations of a Party to any such Third Parties.

  10.13 Force Majeure. If any circumstance beyond the reasonable control of any Party occurs which delays or renders impossible the performance of that Party's obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Parties in writing as soon as practicable, but in no event more than ten days, after the occurrence of such force majeure. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Partner who fails because of force majeure to perform its obligations hereunder shall use commercially reasonable efforts to implement work-arounds or otherwise minimize the length of the delay and to resume promptly performance upon the cessation of the force majeure. Events of force majeure shall include war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, power outages, and acts of God; provided, however, that, in the event that a change in any applicable Law, rule or regulation makes it unlawful for a Party to comply with any of its obligations hereunder and could be considered an event of force majeure, the characterization of such change in Law, rule or regulation as an event of force majeure shall be without prejudice to the obligations of the Parties under
Section 10.7 above.

  10.14 Further Assurances; Affiliates. In addition to any other obligations set forth in the Agreement, each Party agrees to take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement. Unless otherwise expressly set forth herein, any agreement by a Party to take or refrain from taking any action shall constitute an agreement by such Party to cause each of its Subsidiaries, and to use all reasonable best efforts to cause each of its Affiliates, to so act or refrain from acting.

  10.15 Export Controls. Each Party agrees to comply fully with all relevant export laws and regulations of the United States to ensure that no information or technical data provided pursuant to this Agreement is exported or re-exported directly or indirectly in violation of law.

  10.16 Negotiated Terms. Each Party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between the Parties of all risks (both known and unknown) associated with the transactions contemplated by this Agreement.

  10.17 Principles Of Construction. In this Agreement and all other attached Schedules, Exhibits or Attachments to this Agreement, unless otherwise expressly indicated or required by the context:

    (a) reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

    (b) references in this Agreement to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re-enacted, redesignated, amended or extended from time to time and references herein or in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms;

    (c) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

    (d) the words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term;

    (e) accounting terms used herein but not defined herein shall have their respective meanings provided under U.S. GAAP;

    (f) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or its Schedules or Exhibits shall refer to this Agreement and its Schedules and Exhibits as a whole and not to any particular provision hereof or thereof, as the case may be; and

    (g) any reference herein to a time of day means the time of day in New York, New York.

  10.18 Confidentiality. The Parties shall maintain the confidentiality of this Agreement and of any provisions of this Agreement in accordance with any applicable laws, rules and regulations.

  10.19 Taxes.

  (a) Payments. All payments under of this Agreement shall be made exclusive of any applicable taxes and shall be made free and clear of, and without reduction for (and the payor shall be responsible for and shall indemnify the payee against), any applicable federal, state, local or foreign sales, use or value-added taxes pertaining to the payments under this Agreement (but specifically excluding taxes based upon the net income of the payee). At the payee's request, the payor shall promptly furnish the payee with receipts evidencing the payment of any taxes referred to in the preceding sentence. The payor and the payee shall cooperate with each other in minimizing any applicable tax and in obtaining any exemption from or reduced rate of tax available under any applicable law.

  10.20 Treatment in Accordance with Future Transactions. Each of Prodigy and Operating Partnership agrees that it shall provide SBC with copies of all agreements and documentation relating to the Marketing or Delivery of a Retail ISP Service within the United States that it enters into with any Third Party ("Third Party Agreement"). If SBC reasonably believes that any such Third Party Agreement materially disadvantages SBC with respect to its obligations and rights under this Agreement, SBC may request a determination, pursuant to the Escalation Process, whether SBC has been or will be materially disadvantaged as a result of such Third Party Agreement and seek appropriate remedies therefor.

  IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

                                          SBC COMMUNICATIONS INC.

                                          By:  /s/ James S. Kahan
                                            -----------------------------------
                                             Name: James S. Kahan
                                             Title: Senior Executive Vice
                                              President of   Corporate
                                              Development

                                          SBC INTERNET COMMUNICATIONS, INC.

                                          By: /s/ Stephen A. McGaw
                                            -----------------------------------
                                             Name: Stephen A. McGaw
                                             Title: President

                                          PRODIGY COMMUNICATIONS CORPORATION

                                          By: /s/ Andrea S. Hirsch
                                            -----------------------------------
                                             Name: Andrea S. Hirsch
                                             Title: Executive Vice President
                                              and General   Counsel

                                          PRODIGY COMMUNICATIONS LIMITED
                                          PARTNERSHIP

                                          By: Prodigy Communications
                                             Corporation, as general partner
                                             of Prodigy Communications Limited
                                             Partnership

                                          By: /s/ Andrea S. Hirsch
                                            -----------------------------------
                                             Name: Andrea S. Hirsch
                                             Title: Executive Vice President
                                              and General   Counsel

                                                                         ANNEX C




                                                                  Composite Copy

                             INVESTMENT, ISSUANCE,
                     CONTRIBUTION AND ASSUMPTION AGREEMENT

                         dated as of November 19, 1999
                        and amended as of April 19, 2000

                               TABLE OF CONTENTS

                                                                        Page
                                                                        -----

                                    RECITALS

                                   ARTICLE I

                              CERTAIN DEFINITIONS

                                   ARTICLE II

              INVESTMENT AND ISSUANCE; CONTRIBUTION AND ASSUMPTION

 2.1 Prodigy Contribution.............................................  C-7
 2.2 Unit Issuance and SBC Contribution...............................  C-7
 2.3 Issuance of Investment Share.....................................  C-7

                                  ARTICLE III

                              CLOSING; CONDITIONS

 3.1 Closing..........................................................  C-8
 3.2 Conditions to Obligations of SBC and SBC Sub.....................  C-8
 3.3 Conditions to Obligations of Prodigy, Prodigy Sub and Operating
     Partnership......................................................   C-10

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

 4.1 Representations and Warranties of Prodigy, Prodigy Sub and
     Operating Partnership............................................   C-12
 4.2 Representations and Warranties of SBC and SBC Sub................   C-24

                                   ARTICLE V

                                   COVENANTS

 5.1 Covenants of Prodigy, Prodigy Sub and Operating Partnership......   C-27
 5.2 Covenants of SBC and SBC Sub.....................................   C-29
 5.3 Provisions Regarding Third Party Acquisitions....................   C-31
 5.4 Provisions Regarding Prodigy Stockholder Approval................   C-32
 5.5 Additional Covenants.............................................   C-33

                                   ARTICLE VI

                               FURTHER AGREEMENTS

 6.1 Directors of Prodigy.............................................   C-34
 6.2 Assignments and Officers.........................................   C-35
 6.3 Company Headquarters.............................................   C-35
 6.4 Cooperation......................................................   C-35
 6.5 Publicity........................................................   C-35
 6.6 Registration Rights..............................................   C-35
 6.7 Expenses.........................................................   C-35

                                  ARTICLE VII

                                  TERMINATION

 7.1 Termination by Mutual Consent....................................   C-36
 7.2 Termination by Either Prodigy or SBC.............................   C-36

 7.3  Termination by SBC..................................................  C-36
 7.4  Termination by Prodigy..............................................  C-37
 7.5  Effect of Termination and Abandonment...............................  C-37

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

 8.1  Survival............................................................  C-37
 8.2  Indemnification and Reimbursement by Prodigy........................  C-38
 8.3  Indemnification and Reimbursement by SBC............................  C-38
 8.4  Limitations on Amount--Prodigy......................................  C-39
 8.5  Limitations on Amount--SBC..........................................  C-39
 8.6  Notice and Payment of Claims........................................  C-39
 8.7  Procedure for Indemnification--Third Party Claims...................  C-40
 8.8  Other Indemnification Provisions....................................  C-41

                                   ARTICLE IX

                                 MISCELLANEOUS

 9.1  Assignment..........................................................  C-41
 9.2  Governing Law.......................................................  C-41
 9.3  Venue; WAIVER OF JURY TRIAL.........................................  C-41
 9.4  Counterparts........................................................  C-42
 9.5  Notices.............................................................  C-42
 9.6  Entire Agreement....................................................  C-43
 9.7  Amendment...........................................................  C-43
 9.8  Severability........................................................  C-43
 9.9  Headings; Recitals..................................................  C-44
 9.10 No Waiver of Rights.................................................  C-44
 9.11 Remedies Cumulative.................................................  C-44
 9.12 No Agency...........................................................  C-44
 9.13 No Third Party Beneficiaries........................................  C-44
 9.14 Force Majeure.......................................................  C-44
 9.15 Further Assurances; Affiliates......................................  C-44
 9.16 Export Controls.....................................................  C-45
 9.17 Negotiated Terms....................................................  C-45
 9.18 Principles of Construction..........................................  C-45
 9.19 Confidentiality.....................................................  C-45
 9.20 Transfer Taxes......................................................  C-45
 9.21 Legend..............................................................  C-45

 EXHIBIT A   SBC MANDATORY CONTRIBUTED ASSETS
 EXHIBIT B   SBC DISCRETIONARY CONTRIBUTED ASSETS
 EXHIBIT C   FORM OF AMENDED AND RESTATED LIMITED PARTNERSHIP
              AGREEMENT
 EXHIBIT D   FORM OF RESTATED CERTIFICATE OF INCORPORATION
 EXHIBIT E   FORM OF AMENDED AND RESTATED BY-LAWS
 EXHIBIT F   FORM OF REGISTRATION RIGHTS AGREEMENT
 EXHIBIT G   PRODIGY NON-CONTRIBUTED ASSETS
 EXHIBIT H   PRODIGY NON-CONTRIBUTED LIABILITIES

  INVESTMENT, ISSUANCE, CONTRIBUTION AND ASSUMPTION AGREEMENT (hereinafter called this "Agreement"), dated as of November 19, 1999 and amended as of April 19, 2000, by and among SBC Communications Inc., a Delaware corporation ("SBC"), SBC Internet Communications, Inc., a Delaware corporation and an indirect wholly owned subsidiary of SBC ("SBC Sub"), Prodigy Communications Corporation, a Delaware corporation ("Prodigy"), Prodigy Transition Corporation, a Delaware corporation and a wholly owned subsidiary of Prodigy ("Prodigy Sub"), and Prodigy Communications Limited Partnership, a Delaware limited partnership ("Operating Partnership") (each of SBC, SBC Sub, Prodigy, Prodigy Sub and Operating Partnership, a "Party" and collectively, the "Parties"). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Strategic and Marketing Agreement (as defined below).

                                    RECITALS

  WHEREAS, Prodigy and Prodigy Sub have formed Operating Partnership and Prodigy and Prodigy Sub own a combined 100% interest in Operating Partnership;

  WHEREAS, the respective boards of directors of each of Prodigy and Prodigy Sub have approved the Contribution of all of the Prodigy Assets and Prodigy Liabilities to the Operating Partnership and the acceptance of all of the Prodigy Contributed Assets by Operating Partnership and the Assumption of all of the Prodigy Liabilities by Operating Partnership (the "Prodigy Contribution") upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the respective boards of directors of each of Prodigy, SBC and SBC Sub have approved the issuance of the SBC Units in exchange for the Contribution to Operating Partnership of all of the SBC Mandatory Contributed Assets and SBC Mandatory Liabilities associated with such SBC Mandatory Contributed Assets, the Contribution to Operating Partnership of all of the SBC Discretionary Contributed Assets and SBC Discretionary Liabilities associated with such SBC Discretionary Contributed Assets, the acceptance by Operating Partnership of all of the SBC Mandatory Contributed Assets and SBC Discretionary Contributed Assets and the Assumption by Operating Partnership of all of the SBC Mandatory Liabilities associated with such SBC Mandatory Contributed Assets and SBC Discretionary Liabilities associated with such SBC Discretionary Contributed Assets upon the terms and subject to the conditions set forth in this Agreement (the "Unit Issuance and SBC Contribution");

  WHEREAS, the respective boards of directors of each of Prodigy, SBC and SBC Sub have approved the issuance of the Investment Share to SBC Sub in consideration of $100 upon the terms and subject to the conditions set forth in this Agreement (the "Investment Share Issuance");

  WHEREAS, contemporaneously with the execution of this Agreement, Prodigy, Operating Partnership, SBC and SBC Sub have entered into a Strategic and Marketing Agreement (the "Strategic Agreement"), providing for the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Strategic Agreement;

  WHEREAS, the respective boards of directors of each of Prodigy, Prodigy Sub, SBC and SBC Sub have approved the Amended and Restated Limited Partnership Agreement substantially in the form attached as Exhibit C hereto upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the board of directors of Prodigy has approved the Restated Certificate of Incorporation substantially in the form attached as Exhibit D hereto upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the board of directors of Prodigy has approved the Amended and Restated By-Laws substantially in the form attached as Exhibit E hereto upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the respective boards of directors of each of Prodigy, SBC and SBC Sub have approved the Registration Rights Agreement substantially in the form attached as Exhibit F hereto upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to SBC's and SBC Sub's willingness to enter into this Agreement and the Strategic Agreement, the Stockholders (as defined in the Voting Agreement) and SBC are entering into a Voting Agreement (the "Voting Agreement") pursuant to which, among other things, the Stockholders shall agree to deliver to SBC an irrevocable proxy to vote all shares of Prodigy Common Stock owned by them on the date hereof and any other such shares of capital stock of Prodigy acquired by them prior to the Closing Date or, under certain circumstances, to consent with respect to any such shares in favor of the approval and adoption of this Agreement, the Strategic Agreement and the transactions contemplated thereby, the Restated Certificate of Incorporation and the Amended and Restated By-Laws and the approval of the Investment Share Issuance, the Prodigy Contribution, the Unit Issuance and SBC Contribution and any and all of the other transactions contemplated hereby;

  WHEREAS, it is intended that, for federal income tax purposes, the Unit Issuance and SBC Contribution shall qualify as an exchange governed by Section 721 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

  WHEREAS, Prodigy, Prodigy Sub, Operating Partnership, SBC and SBC Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                              Certain Definitions

  As used in this Agreement, the following terms shall have the meaning ascribed to them below:

    "Affiliate" has the meaning assigned to such term in the Amended and Restated Limited Partnership Agreement.

    "Agreement" has the meaning assigned to such term in the Preamble.

    "Amended and Restated By-Laws" means the Amended and Restated By-Laws of Prodigy in the form attached hereto as Exhibit E, with such changes as Prodigy and SBC shall approve.

    "Amended and Restated Limited Partnership Agreement" means that certain Amended and Restated Limited Partnership Agreement for Operating Partnership, to be entered into as of the Closing Date, by and among SBC Sub, Prodigy and Prodigy Sub in the form attached hereto as Exhibit C, with such changes as Prodigy and SBC shall approve.

    "Assume" means to pay, perform and otherwise discharge Liabilities of SBC or Prodigy, as the case may be, and indemnify and hold harmless SBC or Prodigy, as the case may be, against any such Liabilities. "Assumption" shall have a correlative meaning.

    "Bankruptcy and Equity Exception" has the meaning assigned to such term in Section 4.1(b).

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

    "Certificate of Limited Partnership" means the certificate of limited partnership of Operating Partnership, as duly filed with the Secretary of State of the State of Delaware on November 19, 1999.

    "Class A Common Stock" has the meaning assigned to such term in the Restated Certificate of Incorporation.

    "Class B Common Stock" has the meaning assigned to such term in Section
  2.3.

    "Closing" has the meaning assigned to such term in Section 3.1.

    "Closing Date" has the meaning assigned to such term in Section 3.1.

    "Code" has the meaning assigned to such term in the Recitals.

    "Common Stock" has the meaning assigned to such term in the Restated Certificate of Incorporation.

    "Competing Transaction" has the meaning assigned to such term in Section 5.3(a).

    "Contract" means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

    "Contribute" means the conveyance of all right, title, proprietary or other interest of SBC Sub, Prodigy or Prodigy Sub, as the case may be. "Contribution" shall have correlative meaning.

    "Damages" means direct losses, liabilities, suits, actions, claims, deficiencies, diminution of value, costs, expenses (including disbursements and costs of investigation, litigation, settlement, judgment, interest and defense and reasonable attorneys' and accountants' fees), penalties, fines, judgments and/or damages of any kind or nature whatsoever, whether or not involving a third-party claim, and in no event shall include any indirect, consequential or special damages.

    "Employee Benefit Plan" has the meaning assigned to such term in Section 4.1(r).

    "ERISA" has the meaning assigned to such term in Section 4.1(r).

    "ERISA Affiliate" has the meaning assigned to such term in Section
  4.1(r).

    "Environmental Law" means any Law or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or Order pertaining to (i) treatment, storage, disposal, generation and transportation of, or exposure to, industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in CERCLA.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "GAAP" means generally accepted accounting principles as practiced in the United States.

    "Governmental Entity" means a court of competent jurisdiction or any governmental, regulatory, self-regulatory or administrative authority, agency, commission, body or other governmental entity.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Indemnified Party" has the meaning assigned to such term in Section 8.6.

    "Indemnifying Party" has the meaning assigned to such term in Section
  8.6.

    "Intellectual Property" means all (i) patents and patent applications,
  (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, trade secrets, tangible or intangible proprietary information or materials, (vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

    "Investment Share" has the meaning assigned to such term in Section 2.3.

    "Investment Share Issuance" has the meaning set forth in the Recitals.

    "Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, Order, injunction, decree, arbitration award, agency requirement, franchise, license or permit of any Governmental Entity.

    "Lien" shall mean any mortgage, pledge, lien, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, tax lien (as used in Section 6321 of the Code or similarly by any state, local, or foreign tax authority), charge, or other similar restriction, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

    "Limited Partnership Agreement" means that certain Limited Partnership Agreement for Operating Partnership, dated as of November 19, 1999, by and between Prodigy and Prodigy Sub.

    "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

    "Merger Agreement" has the meaning assigned to such term in Section 2.2.

    "Nasdaq" means The Nasdaq Stock Market.

    "Operating Employees" means all employees of SBC or SBC Sub who are involved in operating and managing the SBC Contributed Assets.

    "Operating Partnership" has the meaning assigned to such term in the Preamble.

    "Order" means any Law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent).

    "Party" and "Parties" have the meanings assigned to such terms in the Preamble.

    "Permits" means all permits, licenses, franchises, concessions, variances, certificates, exemptions, Orders and other authorizations, consents and approvals from any Governmental Entity.

    "Permitted Encumbrances" means such pledges, Liens or similar encumbrances as do not materially detract from or interfere with the assets to which such pledges, Liens or similar encumbrances relate.

    "Prodigy" has the meaning assigned to such term in the Preamble.

    "Prodigy Advisors" has the meaning assigned to such term in Section
  5.3(a).

    "Prodigy Assets" or "Prodigy Contributed Assets" means all assets of Prodigy and Prodigy Sub (except for those assets listed on Exhibit G), all of which shall be Contributed to Operating Partnership at the Closing.

    "Prodigy Common Stock" means shares of the common stock, par value $0.01 per share, of Prodigy.

    "Prodigy Contribution" has the meaning assigned to such term in the Recitals.

    "Prodigy Financial Advisor" has the meaning assigned to such term in
  Section 5.3(a).

    "Prodigy Indemnified Persons" has the meaning assigned to such term in
  Section 8.3.

    "Prodigy Intellectual Property" has the meaning assigned to such term in
  Section 4.1(o).

    "Prodigy Liabilities" means all of the liabilities, obligations and expenses of Prodigy and Prodigy Sub (except for those listed on Exhibit H), all of which shall be Assumed by Operating Partnership at the Closing.

    "Prodigy Material Adverse Effect" means a change or effect on Prodigy, Operating Partnership or any Subsidiary of Prodigy that is materially adverse to the assets, business, financial condition, or results of operations of Prodigy, Prodigy Sub, Operating Partnership and any other Subsidiary of Prodigy, taken as a whole, but shall not include any changes or effects (x) relating to or resulting from general economic, political or market conditions, including (i) changes after the date of this Agreement in any Law or in the interpretation of any Law by any Governmental Entity and (ii) changes in GAAP, (y) generally affecting the retail Internet service provider industry or (z) attributable to the public announcement of this Agreement or any of the transactions contemplated hereby, or any legal proceeding brought by or on behalf of stockholders of Prodigy alleging that the Board of Directors of Prodigy breached its fiduciary duties in connection with its approval of this Agreement, or the expiration of Prodigy's agreement with Best Buy on or after November 30, 1999.

    "Prodigy Most Recent Balance Sheet Date" has the meaning assigned to such term in Section 4.1(h).

    "Prodigy Preferred Stock" has the meaning assigned to such term in
  Section 4.1(k).

    "Prodigy Reports" has the meaning assigned to such term in Section
  4.1(h).

    "Prodigy Stockholder Approval" means the approval by the stockholders of Prodigy of each of this Agreement, the Strategic Agreement and the transactions contemplated thereby, the Prodigy Contribution, the Restated Certificate of Incorporation, the Amended and Restated By-Laws, the Unit Issuance and SBC Contribution, the Investment Share Issuance, and the other transactions contemplated by this Agreement (including the issuance of Class A Common Stock upon conversion of Class B Common Stock or exchange of Units), obtained in accordance with Prodigy's certificate of incorporation and by-laws and the Delaware General Corporation Law.

    "Prodigy Sub" has the meaning assigned to such term in the Preamble.

    "Prodigy 10-K" has the meaning assigned to such term in Section 4.1(h).

    "Prodigy Third Party Acquisition" has the meaning assigned to such term in Section 5.3(b).

    "Proxy Statement" has the meaning assigned to such term in Section
  5.4(a).

    "Registration Rights Agreement" means that certain Registration Rights Agreement, to be entered into as of the Closing Date, among SBC, SBC Sub and Prodigy, substantially in the form attached hereto as Exhibit F, with such changes as Prodigy and SBC shall approve.

    "Restated Certificate of Incorporation" means the Restated Certificate of Incorporation of Prodigy in the form attached hereto as Exhibit D, with such changes as Prodigy and SBC shall approve.

    "SBC" has the meaning assigned to such term in the Preamble.

    "SBC Contributed Assets" means the SBC Mandatory Contributed Assets and the SBC Discretionary Contributed Assets.

    "SBC Discretionary Contributed Assets" has the meaning assigned to such term in Section 2.2.

    "SBC Discretionary Liabilities" means the liabilities, obligations and expenses associated with the SBC Discretionary Contributed Assets, which SBC Discretionary Liabilities shall be Assumed by Operating Partnership at the Closing.

    "SBC Indemnified Persons" has the meaning assigned to such term in
  Section 8.2.

    "SBC Internet Businesses" means the analog dial-up, ISDN and DSL consumer and small business Retail ISP Services provided by SBC Sub.

    "SBC Mandatory Contributed Assets" means those assets listed on Exhibit
  A.

    "SBC Mandatory Liabilities" means the liabilities, obligations and expenses associated with the SBC Mandatory Contributed Assets, which SBC Mandatory Liabilities shall be Assumed by Operating Partnership at the Closing.

    "SBC Sub" has the meaning assigned to such term in the Preamble.

    "SBC Units" has the meaning assigned to such term in Section 2.2.

    "SEC" means the U.S. Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Strategic Agreement" has the meaning assigned to such term in the Recitals.

    "Subsidiary" of an entity means any entity in which the specified entity directly or indirectly owns at least a majority of the outstanding stock or other equity or general voting interest and for purposes of this Agreement, each of Operating Partnership and Prodigy Sub is a Subsidiary of Prodigy.

    "Taxes" has the meaning assigned to such term in Section 4.1(l)(i).

    "Tax Returns" has the meaning assigned to such term in Section 4.1(l)(i).

    "Termination Date" has the meaning assigned to such term in Section 7.2.

    "Third Party" has the meaning assigned to such term in Section 5.3(b).

    "Third Party Claim" has the meaning assigned to such term in Section 8.7.

    "Transfer Taxes" means all federal, state, local or foreign sales, use or value-added taxes that may be imposed in connection with the transfer of assets, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

    "Unit Issuance and SBC Contribution" has the meaning assigned to such term in the Recitals.

    "Units" has the meaning assigned to such term in the Amended and Restated Limited Partnership Agreement.

    "Voting Agreement" has the meaning assigned to such term in the Recitals.

    "Voting Debt" means any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or to convert into or be exercised or exchanged for securities having the right to vote) with the stockholders of Prodigy on any matter.

    "Year 2000 Compliant" means that the applicable system or item, in each case without human intervention, other than original data entry (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the years 1999 and 2000; (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the years 1999 and 2000; and
  (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change from December 31, 1999 to January 1, 2000, (y) date data, including date data which represents or references different centuries or more than one century or (z) the occurrence of any particular date, including without limitation January 1, 2000 and February 29, 2000.

                                   ARTICLE II

                            INVESTMENT AND ISSUANCE;
                          CONTRIBUTION AND ASSUMPTION
  2.1 Prodigy Contribution.

  Subject to the terms and conditions stated herein, Prodigy and Prodigy Sub agree to Contribute all of the Prodigy Assets and Prodigy Liabilities to Operating Partnership, and Operating Partnership agrees to accept all such Prodigy Assets from Prodigy and Prodigy Sub and Assume all such Prodigy Liabilities from Prodigy and Prodigy Sub, in each case at the Closing.

  2.2 Unit Issuance and SBC Contribution.

  Subject to the terms and conditions stated herein, Operating Partnership agrees to issue to SBC Sub at the Closing a number of Units of Operating Partnership (the "SBC Units"), which shall be equal to 43.0% of a fraction, the numerator of which shall be (A) the total number of shares of Prodigy Common Stock issued and outstanding on a fully-diluted basis immediately prior to the Closing after giving effect to the issuance by Prodigy of the number of shares of Prodigy Common Stock issuable pursuant to the Agreement and Plan of Merger (including, without limitation, shares issuable upon exercise of assumed options and warrants) (the "Merger Agreement"), dated as of November 5, 1999, by and among Prodigy, Pucknut Corporation and Fig, and the exercise of all rights to receive Prodigy Common Stock, whether pursuant to stock options, convertible securities, warrants or otherwise, less the sum of (i) 4,818,290 shares of Prodigy Common Stock issuable as of the date hereof pursuant to outstanding warrants issued by Prodigy and (ii) the number of shares of Prodigy Common Stock issued or issuable by Prodigy pursuant to the Merger Agreement (including, without limitation, shares issued or issuable upon exercise of assumed options and warrants) as of the Closing, and the denominator of which shall be (B) fifty-seven one hundredths (.57), in exchange for the Contribution by SBC Sub to Operating Partnership of all of the SBC Mandatory Contributed Assets and SBC Mandatory Liabilities associated with such SBC Mandatory Contributed Assets, the Contribution by SBC Sub to Operating Partnership of all of the SBC Discretionary Contributed Assets and SBC Discretionary Liabilities associated with such SBC Discretionary Contributed Assets, and Operating Partnership agrees to accept all such SBC Mandatory Contributed Assets and SBC Discretionary Contributed Assets from SBC Sub and Assume all such SBC Mandatory Liabilities associated with such SBC Mandatory Contributed Assets and the SBC Discretionary Liabilities associated with such SBC Discretionary Contributed Assets from SBC Sub, in each case at the Closing. The SBC Units shall have the rights and privileges set forth in the Amended and Restated Limited Partnership Agreement.

  Notwithstanding the inclusion of an asset on Exhibit B as of the date hereof, as the Parties perform transition planning between the date hereof and the Closing, SBC Sub may exclude and retain any of the assets listed on Schedule B that could reasonably be used in support of related SBC DSL products by written notice to Prodigy prior to the Closing. For purposes of this Agreement, "SBC Discretionary Contributed Assets" shall mean only those assets listed on Exhibit B, which Prodigy selects by giving written notice to SBC Sub at least five Business Days prior to the Closing Date, which assets shall not include any assets that have been excluded and retained by SBC Sub in accordance with this Section 2.2.

  2.3 Issuance of Investment Share.

  Subject to the terms and conditions stated herein, Prodigy agrees to issue to SBC Sub on the Closing Date, and SBC Sub agrees to purchase from Prodigy, one share (the "Investment Share") of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), of Prodigy, in consideration of $100, which Class B Common Stock shall have the rights and privileges set forth in the Restated Certificate of Incorporation and Amended and Restated By-Laws.

                                  ARTICLE III

                              Closing; Conditions

  3.1 Closing.

  The closing of the Prodigy Contribution, the Unit Issuance and SBC Contribution and the Investment Share Issuance shall take place on the third Business Day which follows the date upon which satisfaction or waiver of the conditions set forth in Sections 3.2 and 3.3 hereof occurs (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at 10:00 A.M., New York time, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, or at such other time and place as the Parties may agree in writing (the "Closing"). The actual date on which the Closing shall occur is referred to herein as the "Closing Date." At the Closing, (a) Operating Partnership shall deliver to SBC Sub certificates (in such denominations as shall be designated in writing by SBC Sub not less than five Business Days prior to the Closing) registered in the name of SBC Sub representing the SBC Units, (b) Prodigy shall deliver to SBC Sub a certificate registered in the name of SBC Sub representing the Investment Share, (c) SBC Sub shall Contribute to Operating Partnership all of the SBC Mandatory Contributed Assets and SBC Mandatory Liabilities associated with such SBC Mandatory Contributed Assets and the SBC Discretionary Contributed Assets and the SBC Discretionary Liabilities associated with such SBC Discretionary Contributed Assets, (d) Operating Partnership shall accept all of the SBC Mandatory Contributed Assets and all of the SBC Discretionary Contributed Assets and Assume all of the SBC Mandatory Liabilities associated with such SBC Mandatory Contributed Assets and the SBC Discretionary Liabilities associated with the SBC Discretionary Contributed Assets, (e) Prodigy and Prodigy Sub shall Contribute to Operating Partnership all of the Prodigy Assets and Prodigy Liabilities and (f) Operating Partnership shall accept all of the Prodigy Assets and Assume all of the Prodigy Liabilities.

  3.2 Conditions to Obligations of SBC and SBC Sub.

  The obligations of SBC and SBC Sub to effect the Unit Issuance and SBC Contribution, the Investment Share Issuance and the other transactions contemplated by this Agreement and the transactions contemplated by the Strategic Agreement are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions precedent:

    (a) Representations and Warranties of Prodigy, Prodigy Sub and Operating Partnership. The representations and warranties made by Prodigy, Prodigy Sub and Operating Partnership in this Agreement and the Strategic Agreement shall have been true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty need be true and correct in all respects as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 3.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Prodigy Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of Prodigy, Prodigy Sub or Operating Partnership to consummate the Prodigy Contribution, the Unit Issuance and SBC Contribution, the Investment Share Issuance or the other transactions contemplated by this Agreement or the transactions contemplated by the Strategic Agreement.

    (b) Prodigy, Prodigy Sub and Operating Partnership Compliance with Agreements and Conditions. Each of Prodigy, Prodigy Sub and Operating Partnership shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement and the Strategic Agreement to be performed or complied with by it at or before the Closing.

    (c) Certificates and Other Documents of Prodigy, Prodigy Sub and Operating Partnership. SBC shall have received a certificate executed on behalf of Prodigy, Prodigy Sub and Operating Partnership by an executive officer of Prodigy to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied as of the Closing Date and such other documents and certificates as may be required to be delivered or made available by Prodigy, Prodigy Sub and Operating Partnership pursuant to this Agreement and the Strategic Agreement or that may be reasonably requested by SBC.

    (d) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by Prodigy.

    (e) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that restrains, enjoins or otherwise prohibits consummation of the Unit Issuance and SBC Contribution, the Investment Share Issuance, the Prodigy Contribution or the other transactions contemplated by this Agreement or the transactions contemplated by the Strategic Agreement, and no Governmental Entity shall have threatened or instituted any proceeding seeking any such Order.

    (f) Regulatory Consents. (i) All required filings under the HSR Act shall have been made and any applicable waiting period under the HSR Act shall have expired or been terminated.

    (ii) All required notices, reports and filings with the Nasdaq Stock Market shall have been made and the issuance by Prodigy of the Class B Common Stock to SBC Sub and the rights and privileges of such Class B Common Stock as set forth in the Restated Certificate of Incorporation and the Amended and Restated By-Laws shall have been approved and authorized by The Nasdaq Stock Market prior to the Closing. Any other notices, reports and filings required to be made prior to the Closing by Prodigy, Prodigy Sub, Operating Partnership, SBC or SBC Sub or any of their respective Subsidiaries with, and any other consents, registrations, approvals, Permits and authorizations required to be obtained prior to the Closing by Prodigy, Prodigy Sub, Operating Partnership, SBC or SBC Sub or any of their respective Subsidiaries from, The Nasdaq Stock Market in connection with the execution and delivery of this Agreement, and the consummation of the Unit Issuance and SBC Contribution, the Investment Share Issuance, the Prodigy Contribution and the other transactions contemplated by this Agreement shall have been made or obtained (as the case may be).

    (iii) In addition to those described in Section 3.2(f)(ii), all other notices, reports and filings required to be made prior to the Closing by Prodigy, Prodigy Sub, Operating Partnership, SBC or SBC Sub or any of their respective Subsidiaries with, and all other consents, registrations, approvals, Permits and authorizations required to be obtained prior to the Closing by Prodigy, Prodigy Sub, Operating Partnership, SBC or SBC Sub or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the Strategic Agreement and the consummation of the Unit Issuance and SBC Contribution, the Investment Share Issuance, the Prodigy Contribution and the other transactions contemplated by this Agreement and the transactions contemplated by the Strategic Agreement shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Prodigy Material Adverse Effect or a material adverse effect on SBC or to provide a reasonable basis to conclude that the Parties hereto or any of their Affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability.

    (g) Restated Certificate of Incorporation and Amended and Restated By-Laws. Prodigy shall have duly adopted the Restated Certificate of Incorporation and the Amended and Restated By-Laws, the Restated Certificate of Incorporation shall have been approved by the stockholders of Prodigy in accordance with Prodigy's certificate of incorporation and by-laws and the Delaware General Corporation Law and shall have been duly filed by Prodigy with the Secretary of State of the State of Delaware, the Amended and Restated By-Laws shall have been approved by the stockholders of Prodigy in accordance with Prodigy's certificate of incorporation and by-laws and the Delaware General Corporation Law and the Restated Certificate of Incorporation and the Amended and Restated By-Laws shall be in full force and effect.

    (h) Amended and Restated Limited Partnership Agreement. The Amended and Restated Limited Partnership Agreement shall have been duly executed and delivered by each of Prodigy and Prodigy Sub.

    (i) Stockholder Approval. Prodigy Stockholder Approval shall have been obtained.

    (j) Consents under Agreements. Each of Prodigy, Prodigy Sub and Operating Partnership shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the Unit Issuance and SBC Contribution, the Prodigy Contribution, the Investment Share Issuance and the other transactions contemplated by this Agreement and the transactions contemplated by the Strategic Agreement under any Contract to which Prodigy, Prodigy Sub or Operating Partnership or any of Prodigy's Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Prodigy Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Prodigy, Prodigy Sub or Operating Partnership to consummate the Unit Issuance and SBC Contribution, the Prodigy Contribution, the Investment Share Issuance or the other transactions contemplated by this Agreement or the transactions contemplated by the Strategic Agreement; provided, however, that in determining whether a Prodigy Material Adverse Effect has occurred for purposes of this Section 3.2(j), no consideration shall be given to those Contracts for which consents and approvals were not obtained if Prodigy is able to perform fully its obligations and exercise all of its rights under such Contracts, in each case on behalf of Operating Partnership.

    (k) Legal Opinion. SBC shall have received an opinion of Hale and Dorr LLP, counsel to Prodigy, dated the Closing Date, to the effect that neither Prodigy nor Operating Partnership is, and after giving effect to the Prodigy Contribution, the Unit Issuance and SBC Contribution, the Investment Share Issuance and the other transactions contemplated by this Agreement and the transactions contemplated by the Strategic Agreement, will be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended. In rendering such opinion, Hale and Dorr LLP may rely as to factual matters on a certificate of an officer of Prodigy.

    (l) No Prodigy Material Adverse Effect. There shall not have been any change in the assets, business, financial condition, or results of operations of Prodigy, Operating Partnership or any Subsidiary of Prodigy or any event or development or combination of events or developments since the Prodigy Most Recent Balance Sheet Date which, individually or in the aggregate has had, or would reasonably be expected to have, a Prodigy Material Adverse Effect.

  3.3 Conditions to Obligations of Prodigy, Prodigy Sub and Operating
Partnership.

  The obligations of Prodigy, Prodigy Sub and Operating Partnership to effect the Prodigy Contribution, the Unit Issuance and SBC Contribution, the Investment Share Issuance and the other transactions contemplated by this Agreement and the transactions contemplated by the Strategic Agreement are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions precedent:

    (a) Representations and Warranties of SBC and SBC Sub. The representations and warranties made by SBC and SBC Sub in this Agreement and the Strategic Agreement shall have been true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty need be true and correct in all respects as of such earlier date); provided, however, that, notwithstanding anything herein to the contrary, the conditions set forth in this Section 3.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on SBC or is reasonably likely to prevent or to materially burden or materially impair the ability of SBC to consummate the Unit Issuance and SBC Contribution, the Investment Share Issuance or the other transactions contemplated by this Agreement or the transactions contemplated by the Strategic Agreement.

    (b) SBC and SBC Sub Compliance with Agreements and Conditions. Each of SBC and SBC Sub shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement and the Strategic Agreement to be performed or complied with by SBC at or before the Closing.

    (c) Certificates and Other Documents of SBC and SBC Sub. Prodigy shall have received a certificate executed on behalf of SBC and SBC Sub by an executive officer of SBC to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied as of the Closing Date and such other documents and certificates as may be required to be delivered or made available by SBC and SBC Sub pursuant to this Agreement and the Strategic Agreement or that may be reasonably requested by Prodigy.

    (d) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by each of SBC and SBC Sub.

    (e) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that restrains, enjoins or otherwise prohibits consummation of the Unit Issuance and SBC Contribution, the Investment Share Issuance, the Prodigy Contribution or the other transactions contemplated by this Agreement or the transactions contemplated by the Strategic Agreement, and no Governmental Entity shall have threatened or instituted any proceeding seeking any such Order.

    (f) Regulatory Consents. (i) All required filings under the HSR Act shall have been made and any applicable waiting period under the HSR Act shall have expired or been terminated.

    (ii) All required notices, reports and filings with The Nasdaq Stock Market shall have been made and the issuance by Prodigy of the Class B Common Stock to SBC Sub and the rights and privileges of such Class B Common Stock as set forth in the Restated Certificate of Incorporation and the Amended and Restated By-Laws shall have been approved and authorized by The Nasdaq Stock Market prior to the Closing. Any other notices, reports and filings required to be made prior to the Closing by Prodigy, Prodigy Sub, Operating Partnership, SBC or SBC Sub or any of their respective Subsidiaries with, and any other consents, registrations, approvals, Permits and authorizations required to be obtained prior to the Closing by Prodigy, Prodigy Sub, Operating Partnership, SBC or SBC Sub or any of their respective Subsidiaries from, The Nasdaq Stock Market in connection with the execution and delivery of this Agreement, and the consummation of the Unit Issuance and SBC Contribution, the Investment Share Issuance, the Prodigy Contribution and the other transactions contemplated by this Agreement shall have been made or obtained (as the case may be).

    (iii) In addition to those described in Section 3.3(f)(ii), all other notices, reports and filings required to be made prior to the Closing by Prodigy, Prodigy Sub, Operating Partnership, SBC or SBC Sub or any of their respective Subsidiaries with, and all other consents, registrations, approvals, Permits and authorizations required to be obtained prior to the Closing by Prodigy, Prodigy Sub, Operating Partnership, SBC or SBC Sub or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the Strategic Agreement and the consummation of the Unit Issuance and SBC Contribution, the Investment Share Issuance, the Prodigy Contribution and the other transactions contemplated by this Agreement and the transactions contemplated by the Strategic Agreement shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Prodigy Material Adverse Effect or a material adverse effect on SBC or to provide a reasonable basis to conclude that the Parties hereto or any of their Affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability.

    (g) Amended and Restated Limited Partnership Agreement. The Amended and Restated Limited Partnership Agreement shall have been duly executed and delivered by SBC Sub.

    (h) Stockholder Approval. Prodigy Stockholder Approval shall have been obtained.

                                   ARTICLE IV

                         Representations and Warranties

  4.1 Representations and Warranties of Prodigy, Prodigy Sub and Operating Partnership.

  Each of Prodigy, Prodigy Sub and Operating Partnership jointly and severally hereby makes the following representations and warranties to SBC and SBC Sub:

    (a) Corporate Existence; Ownership. (i) Each of Prodigy and Prodigy Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and conduct its business as now conducted by it. Each of Prodigy and Prodigy Sub is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which it owns or leases properties or assets or conducts business so as to require such qualification (except where the failure of Prodigy or Prodigy Sub to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Prodigy Material Adverse Effect).

    (ii) Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and assets and conduct its business as now conducted by it. Operating Partnership is duly qualified to transact business and is in good standing in each jurisdiction in which it owns or leases properties or assets or conducts business so as to require such qualification (except where the failure of Operating Partnership to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Prodigy Material Adverse Effect).

    (b) Authorization; Enforcement. (i) Each of Prodigy and Prodigy Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms and, in respect of Prodigy, to issue and sell the Investment Share. Operating Partnership has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms and to issue the SBC Units. Each of Prodigy and Prodigy Sub has taken all necessary corporate action to authorize the execution and delivery of this Agreement and, in respect of Prodigy, the issuance and sale of the Investment Share, and the consummation of the transactions contemplated hereby. Operating Partnership has taken all necessary action to authorize the execution of this Agreement and the issuance of the SBC Units, and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of each of Prodigy, Prodigy Sub and Operating Partnership, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). On the Closing Date, each of Prodigy and Prodigy Sub will have all requisite corporate power and authority to execute and deliver the Amended and Restated Limited Partnership Agreement and to perform its respective obligations under the Amended and Restated Limited Partnership Agreement in accordance with its terms. On the Closing Date, each of Prodigy and Prodigy Sub will have taken all necessary corporate action to authorize the execution and delivery of the Amended and Restated Limited Partnership Agreement and the consummation of the transactions contemplated thereby. When executed, the Amended and Restated Limited Partnership Agreement will be a valid and legally binding obligation of each of Prodigy and Prodigy Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. Prodigy has taken all action necessary so that neither SBC nor SBC Sub will be an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law as a result of the execution and delivery of this Agreement or the Voting Agreement.

    (ii) Prior to the Closing Date, Prodigy will have taken all necessary action to permit it to issue the number of shares of Prodigy Class B Common Stock required to be issued pursuant to the Investment Share Issuance. The Prodigy Class B Common Stock, when issued in connection with the Investment Share Issuance, will be validly issued, fully paid and nonassessable, and no stockholder of Prodigy will have any preemptive right of subscription or purchase in respect thereof.

    (iii) Prior to the Closing Date, Operating Partnership will have taken all necessary action to permit it to issue the number of SBC Units required to be issued pursuant to the Unit Issuance and SBC Contribution. The SBC Units, when issued in connection with the Unit Issuance and SBC Contribution, will be validly issued, fully paid and nonassessable, and no Person will have a preemptive right of subscription or purchase in respect thereof.

    (iv) Prior to the Closing Date, Prodigy will have taken all necessary action to permit it to issue the number of shares of Prodigy Class A Common Stock required to be issued upon conversion of the Investment Share or exchange of SBC Units. The Prodigy Class A Common Stock, when issued upon conversion of the Investment Share or exchange of SBC Units, will be validly issued, fully paid and nonassessable, and no stockholder of Prodigy will have any preemptive right of subscription or purchase in respect thereof.

    (c) Compliance with Law. (i) The execution and delivery by each of Prodigy, Prodigy Sub and Operating Partnership of this Agreement do not and, subject to the satisfaction of the Closing conditions specified in Sections 3.3(e), (f) and (h), the issuance of the SBC Units, in respect of Operating Partnership, the issuance and sale of the Investment Share, in respect of Prodigy, the performance by each of Prodigy, Prodigy Sub and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy, Prodigy Sub and Operating Partnership of the transactions contemplated hereby will not, violate any provision of any Law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to Prodigy, Prodigy Sub or Operating Partnership.

    (ii) The execution and delivery by each of Prodigy and Prodigy Sub of the Amended and Restated Limited Partnership Agreement will not, and the performance by each of Prodigy and Prodigy Sub of its respective obligations under the Amended and Restated Limited Partnership Agreement and the consummation by each of Prodigy and Prodigy Sub of the transactions contemplated thereby will not, violate any provision of any Law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to Prodigy or Prodigy Sub.

    (d) Compliance with Obligations. (i) The execution and delivery by each of Prodigy, Prodigy Sub and Operating Partnership of this Agreement do not, and, subject to the satisfaction of the Closing conditions specified in Sections 3.3(e), (f) and (h), the issuance of the SBC Units, in respect of Operating Partnership, the issuance and sale of the Investment Share, in respect of Prodigy, the performance by each of Prodigy, Prodigy Sub and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy, Prodigy Sub and Operating Partnership of the transactions contemplated hereby will not, violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or By-Laws of Prodigy or Prodigy Sub, the Restated Certificate of Incorporation of Prodigy or the Amended and Restated By-Laws of Prodigy or the Certificate of Limited Partnership of Operating Partnership or the comparable governing instruments of any of their respective Subsidiaries, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material Contract to which Prodigy, Prodigy Sub or Operating Partnership is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of Prodigy, Prodigy Sub or Operating Partnership or any of their Subsidiaries. Schedule 4.1(d)(i) sets forth a correct and complete list of material Contracts of Prodigy and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

    (ii) The execution and delivery by each of Prodigy and Prodigy Sub of the Amended and Restated Limited Partnership Agreement will not, and the performance by each of Prodigy and Prodigy Sub of its respective obligations under the Amended and Restated Limited Partnership Agreement and the consummation by each of Prodigy and Prodigy Sub of the transactions contemplated thereby will not, violate, conflict with or constitute a breach of, or a default under the certificate of incorporation or by-laws of Prodigy or Prodigy Sub, the Restated Certificate of Incorporation of Prodigy or the Amended and Restated By-Laws of Prodigy or the comparable governing instruments of any of Prodigy's Subsidiaries, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material Contract to which Prodigy or Prodigy Sub is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of Prodigy or Prodigy Sub or any of their Subsidiaries. Schedule 4.1(d)(ii) sets forth a correct and complete list of material Contracts of Prodigy and its Subsidiaries pursuant to which consents or waivers are or may be required prior to the consummation of the transactions contemplated by the Amended and Restated Limited Partnership Agreement.

    (e) Consents and Approvals. (i) All notices, reports or other filings required to be made by Prodigy, Prodigy Sub or Operating Partnership, and all consents, registrations, approvals, Permits, authorizations and Orders of Governmental Entities or other third parties required to be obtained by Prodigy, Prodigy Sub or Operating Partnership, in connection with the execution and delivery of this Agreement by each of Prodigy, Prodigy Sub and Operating Partnership, the performance by each of Prodigy, Prodigy Sub and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy, Prodigy Sub and Operating Partnership of the transactions contemplated hereby (other than, as of the date hereof, the expiration or termination of the waiting period under the HSR Act, Prodigy Stockholder Approval, the approval of The Nasdaq Stock Market and those set forth on Schedule 4.1(e)(i)) have been made or obtained.

    (ii) On the Closing Date, all notices, reports or other filings required to be made by each of Prodigy or Prodigy Sub, and all consents, registrations, approvals, Permits, authorizations and Orders of Governmental Entities or other third parties required to be obtained by each of Prodigy or Prodigy Sub, in connection with the execution and delivery of the Amended and Restated Limited Partnership Agreement by each of Prodigy and Prodigy Sub, the performance by each of Prodigy and Prodigy Sub of its respective obligations under the Amended and Restated Limited Partnership Agreement and the consummation by each of Prodigy and Prodigy Sub of the transactions contemplated thereby will have been made or obtained.

    (f) Litigation. There is no legal action, suit, investigation or proceeding pending or, to the knowledge of Prodigy, Prodigy Sub or Operating Partnership, threatened against or affecting Prodigy, Prodigy Sub, Operating Partnership, any of Prodigy's Affiliates or the assets of Prodigy, Prodigy Sub or Operating Partnership which, if adversely determined, would reasonably be expected to have a Prodigy Material Adverse Effect, or would materially and adversely affect Prodigy's, Prodigy Sub's or Operating Partnership's ability to perform or observe any obligation or condition under this Agreement.

    (g) Corporate Subsidiaries. (i) Schedule 4.1(g) sets forth (w) the name of each corporate Subsidiary of Prodigy; (x) the number and type of outstanding equity securities of each corporate Subsidiary of Prodigy and a list of the holders thereof; (y) the jurisdiction of organization of each corporate Subsidiary of Prodigy; and (z) the jurisdictions in which each corporate Subsidiary of Prodigy is qualified or holds licenses to do business as a foreign corporation.

    (ii) Each corporate Subsidiary of Prodigy is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own and operate its properties and assets and conduct its business as now conducted by it. Each corporate Subsidiary of Prodigy is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which it owns or leases properties or assets or conducts business so as to require such qualification (except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Prodigy Material Adverse Effect). Prodigy has delivered or made available to SBC complete and accurate copies of the charter and By-Laws (or comparable governing instruments) of each corporate Subsidiary of Prodigy, as amended to date. No corporate Subsidiary of Prodigy is in default under or in violation of any provision of its charter or By-Laws (or comparable governing instruments). All of the issued and outstanding shares of capital stock of each corporate Subsidiary of Prodigy are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each corporate Subsidiary of Prodigy that are held of record or owned beneficially by either Prodigy or any corporate Subsidiary of Prodigy are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Liens, options, warrants, rights, Contracts, calls, commitments, equities and demands. There are no outstanding options, warrants or other rights to subscribe for or acquire from any corporate Subsidiary of Prodigy, or any Contracts or commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of or other ownership interest in any corporate Subsidiary of Prodigy, or any securities or obligations convertible into or exchangeable for any of such capital stock or other ownership interest. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, of any capital stock of any corporate Subsidiary of Prodigy.

    (h) Prodigy Reports; Financial Statements. Prodigy has delivered or made available to SBC a complete and accurate copy of each registration statement, report, proxy statement or information statement filed with the SEC by it since January 1, 1998, including (i) Prodigy's Annual Report on Form 10-K (the "Prodigy 10-K") for the fiscal year ended December 31, 1998 (the "Prodigy Most Recent Balance Sheet Date") and (ii) Prodigy's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999, respectively, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Prodigy Reports"). As of their respective dates, each of the Prodigy Reports complied, and any Prodigy Reports filed with the SEC after the date hereof will comply, as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and the Prodigy Reports did not, and any Prodigy Reports filed with the SEC after the date hereof will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into Prodigy Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects the consolidated financial position of Prodigy and its Subsidiaries as of its date and each of the consolidated statements of operations and of changes in stockholders' equity and of cash flows included in or incorporated by reference into the Prodigy Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects the results of operations, retained earnings, changes in stockholders' equity and cash flow, as the case may be, of Prodigy and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP, consistently applied during the periods involved. Prodigy has heretofore made available or promptly will make available to SBC a complete and correct copy of all amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to the Prodigy Reports, agreements, documents or other instruments which previously had been filed by Prodigy with the SEC pursuant to the Exchange Act.

    (i) Absence of Certain Changes. Since the Prodigy Most Recent Balance Sheet Date, except as described in Schedule 4.1(i) or in the Prodigy Reports filed since the Prodigy Most Recent Balance Sheet Date,

      (i) there has not been any change in the assets, business, financial condition or results of operations of Prodigy, Operating Partnership or any Subsidiary of Prodigy or any event or development or combination of events or developments which, individually or in the aggregate has had, or would reasonably be expected to have, a Prodigy Material Adverse Effect;

      (ii) neither Prodigy, Operating Partnership nor any Subsidiary of Prodigy has taken any of the actions set forth in Section 5.1(a);

      (iii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Prodigy, Operating Partnership or any Subsidiary of Prodigy, whether or not covered by insurance;

      (iv) there has not been any entry into, termination of, receipt of notice of termination of, or cancellation or waiver of any material claims or rights with respect to, any material Contract to which Prodigy, Operating Partnership or any Subsidiary of Prodigy is or was a party; and

      (v) there has not been any change by Prodigy, Operating Partnership or any Subsidiary of Prodigy in accounting principles, practices or methods;

    (j) Undisclosed Liabilities. Except as disclosed in the Prodigy Reports filed prior to the date hereof or as set forth on Schedule 4.1(j), none of Prodigy and its Subsidiaries has any obligation or liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether or not required to be disclosed in the Prodigy Reports, including those relating to environmental and occupational health and safety matters), and there are no other facts or circumstances of which Prodigy or its Subsidiaries has knowledge that could result in any obligations or liabilities of Prodigy or its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Prodigy Material Adverse Effect or prevent or materially burden or materially impair the ability of Prodigy or Operating Partnership to consummate the Prodigy Contribution, the Unit Issuance and SBC Contribution, the Investment Share Issuance or the other transactions contemplated by this Agreement or the transactions contemplated by the Strategic Agreement.

    (k) Capitalization. (i) As of the date of this Agreement, the authorized capital stock of Prodigy consists of 150,000,000 shares of Prodigy Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which preferred shares are issued or outstanding as of the date hereof (the "Prodigy Preferred Stock"). As of the Closing Date, Prodigy will have an authorized capitalization as set forth in the Restated Certificate of Incorporation. All of the issued shares of capital stock of Prodigy have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in
  Schedule 4.1(k)(i), there are no outstanding options, warrants or other rights to subscribe for or acquire from Prodigy, or any plans, Contracts or commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of or other ownership interest in Prodigy, or any securities or obligations convertible into or exchangeable for any of such capital stock or other ownership interest. Prodigy is not a party to any agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any Prodigy Common Stock, except as set forth in Schedule 4.1(k)(i). There are no preemptive rights in respect of the capital stock of Prodigy. Prodigy does not have outstanding any Voting Debt having the right to vote with the stockholders of Prodigy on any matter. As of the date of this Agreement, the Prodigy Common Stock constitutes and, as of the Closing Date the Class A Common Stock will constitute, the only class of securities of Prodigy or any of its Subsidiaries registered or required to be registered under the Exchange Act.

    (ii) As of the date of this Agreement, the Operating Partnership has an authorized capitalization as set forth in the Limited Partnership Agreement, and all of the issued and outstanding interests in Operating Partnership have been duly authorized and are validly issued, fully paid and non-assessable and the interests owned by each of Prodigy and Prodigy Sub are owned free and clear of all Liens. As of the Closing Date, Operating Partnership will have an authorized capitalization as set forth in the Amended and Restated Limited Partnership Agreement, and all of the issued and outstanding Units will have been duly authorized and will be validly issued, fully paid and nonassessable and the Units owned by each of Prodigy and SBC Sub will be owned free and clear of all Liens. There are
  (a) no other Units or voting
  interests of Operating Partnership, (b) no securities of Operating Partnership convertible into or exchangeable for Units or voting interests of Operating Partnership, and (c) no options or other rights to acquire from Operating Partnership, and no obligations of Operating Partnership to issue, any Units, voting interests or securities convertible into or exchangeable for Units or voting interests of Operating Partnership, except pursuant to the Unit Issuance and SBC Contribution. Operating Partnership has not conducted any business prior to the date hereof and does not have any, and prior to the Closing Date will not have any, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement. Schedule 4.1(k)(ii) contains true, complete and correct copies of the Certificate of Limited Partnership of Operating Partnership as in full force and effect on the date hereof. Operating Partnership does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Upon consummation of the transactions contemplated by this Agreement, SBC will own a number of Units (free and clear of all Liens) equal to forty-three percent (43%) of a fraction, the numerator of which shall be (A) the total number of shares of Prodigy Common Stock issued and outstanding on a fully-diluted basis immediately prior to Closing after giving effect to the issuance by Prodigy of the number of shares of Prodigy Common Stock issuable pursuant to the Merger Agreement (including, without limitation, shares issuable upon exercise of assumed options and warrants) and the exercise of all rights to receive Prodigy Common Stock, whether pursuant to stock options, convertible securities, warrants or otherwise, less the sum of (i) 4,818,290 shares of Prodigy Common Stock issuable as of the date hereof pursuant to outstanding warrants issued by Prodigy and (ii) the number of shares of Prodigy Common Stock issued or issuable by Prodigy pursuant to the Merger Agreement (including, without limitation, shares issued or issuable upon exercise of assumed options and warrants) as of the Closing, and the denominator of which shall be (B) fifty-seven one hundredths (.57).

    (l) Taxes. (i) For purposes of this Agreement, the following terms shall have the following meanings:

      (A) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, profits, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, service, license, lease, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, severance, stamp, occupation, customs, duties and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

      (B) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

    (ii) Each of Prodigy and its Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither Prodigy nor any Subsidiary of Prodigy is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only Prodigy and the Subsidiaries of Prodigy are or were members. Each of Prodigy and the Subsidiaries of Prodigy has paid on a timely basis all Taxes that were shown to be due and payable on the Tax Returns referred to in the first sentence of this paragraph. The unpaid Taxes of Prodigy and the Subsidiaries of Prodigy for tax periods through the Prodigy Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding reserves for deferred taxes) set forth on the balance sheet included in the Prodigy 10-K. Neither Prodigy nor any Subsidiary of Prodigy has any actual or potential liability for any tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Prodigy or any Subsidiary of Prodigy during a prior period) other than Prodigy and the Subsidiaries of Prodigy. All Taxes that Prodigy or any Subsidiary of Prodigy is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

    (iii) Prodigy has delivered or made available to SBC complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Prodigy or any Subsidiary of Prodigy since January 1, 1996. The federal income Tax Returns of Prodigy and each Subsidiary of Prodigy have not been audited by the Internal Revenue Service and are not closed by the applicable statute of limitations for any taxable year. Prodigy has delivered or made available to SBC complete and accurate copies of all other Tax Returns of Prodigy and the Subsidiaries of Prodigy together with all related examination reports and statements of deficiency for all periods from and after January 1, 1996. Except as described in Schedule 4.1(l)(iii), no examination or audit of any Tax Return of Prodigy or any Subsidiary of Prodigy by any Governmental Entity is currently in progress or, to the knowledge of Prodigy, threatened or contemplated. Neither Prodigy nor any Subsidiary of Prodigy has been informed by any jurisdiction that the jurisdiction believes that Prodigy or any Subsidiary of Prodigy was required to file any Tax Return that was not filed. Neither Prodigy nor any Subsidiary of Prodigy has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

    (iv) Neither Prodigy nor any Subsidiary of Prodigy:

      (C) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Prodigy or the Subsidiaries of Prodigy are subject to an election under Section 341(f) of the Code;

      (D) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code;

      (E) except as set forth in Schedule 4.1(l)(ii), has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code in connection with any transaction contemplated by this Agreement;

      (F) has any actual or potential liability for any Taxes of any person (other than Prodigy and its Subsidiaries) under Treasury Regulation
    Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by Contract, or otherwise; or

      (G) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

    (v) None of the assets of Prodigy or any Subsidiary of Prodigy: (A) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (B) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

    (vi) Neither Prodigy nor any Subsidiary of Prodigy has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

    (vii) On the Closing Date, except as set forth in Schedule 4.1(l)(vii), no state or federal "net operating loss" of Prodigy determined as of the Closing Date will be subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

    (m) Real Property. Neither Prodigy nor any Subsidiary of Prodigy owns any real property. Schedule 4.1(m) identifies the real property leased to Prodigy in White Plains, New York, Yorktown Heights, New York and Houston, Texas and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. Other than the leases identified on Schedule 4.1(m), no other real property which is material to the business and operations of Prodigy, Operating Partnership or any Subsidiary of Prodigy is leased or subleased to or by Prodigy, Operating Partnership or any Subsidiary of Prodigy. With respect to each lease listed on Schedule 4.1(m):

      (i) the lease or sublease is legal, valid, binding, enforceable against Prodigy (and, to Prodigy's knowledge, against the other party thereto) and in full force and effect;

      (ii) the lease or sublease will continue to be legal, valid, binding, enforceable against Prodigy (and, to Prodigy's knowledge, against the other party thereto) and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

      (iii) neither Prodigy nor any Subsidiary of Prodigy nor, to the knowledge of Prodigy or Operating Partnership, any other party, is in breach or violation of, or default under, any such lease or sublease in any material respect, and no event has occurred, is pending or, to the knowledge of Prodigy or Operating Partnership, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Prodigy or any Subsidiary of Prodigy or, to the knowledge of Prodigy or Operating Partnership, any other party under such lease or sublease in any material respect;

      (iv) neither Prodigy nor any Subsidiary of Prodigy has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

      (v) neither Prodigy nor Operating Partnership is aware of any Lien, mortgage, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded mortgages, easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by Prodigy or a Subsidiary of Prodigy of the property subject thereto.

    (n) Personal Property. Each of Prodigy and its Subsidiaries has good title to, or a valid leasehold interest in, or other good and sufficient right to use, all tangible personal properties that are material to the business and operations of Prodigy or such Subsidiary.

    (o) Intellectual Property; Year 2000. (i) Each of Prodigy and the Subsidiaries of Prodigy owns or has the right to use each item of Intellectual Property incorporated in its products or necessary for, or used in, the operation of its business as presently conducted (the "Prodigy Intellectual Property"), which is material to Prodigy and the Subsidiaries of Prodigy (it being understood and agreed that each of the Prodigy Marks specified in the Strategic Agreement is a material item of Prodigy Intellectual Property) and has the full right and authority to grant the licenses in respect of such Prodigy Intellectual Property to SBC under the Strategic Agreement. Each of Prodigy and Operating Partnership has taken all reasonable measures to protect the proprietary nature of each material item of Prodigy Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of Prodigy or Operating Partnership, no other person or entity has any rights to any material Prodigy Intellectual Property owned by Prodigy and the Subsidiaries of Prodigy (except pursuant to agreements or licenses specified in Schedule 4.1(o)(i) or incidental licenses granted in the ordinary course of business). To the knowledge of Prodigy or Operating Partnership, no other person or entity is infringing, violating or misappropriating any material item of Prodigy Intellectual Property. Each of Prodigy and Operating Partnership has made available to SBC complete and accurate copies of all written documentation in its possession relating to pending claims or disputes known to it concerning any material item of Prodigy Intellectual Property, and all such claims and disputes are described on Schedule 4.1(o)(ii). Schedule 4.1(o)(iii) lists each Prodigy patent, patent application, registered trademark, registered service mark, registered trade name, registered copyright and material unregistered trademark, service mark and copyright, including all applications for registration thereof. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the rights of Prodigy or Operating Partnership to any material item of Prodigy Intellectual Property.

    (ii) None of the activities or business presently conducted by Prodigy or a Subsidiary of Prodigy and none of the Prodigy Marks infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity except for such infringement, violation or misappropriation that, individually or in the aggregate, would not reasonably be likely to have a Prodigy Material Adverse

  Effect. Neither Prodigy nor any Subsidiary of Prodigy has received any complaint, claim or notice alleging any such infringement, violation or misappropriation and no such claim has been threatened by any Third Party.

    (iii) Schedule 4.1(o)(iv) identifies each license or other agreement pursuant to which Prodigy or a Subsidiary of Prodigy has licensed, distributed or otherwise granted any rights to any Third Party with respect to, any Prodigy Intellectual Property, except as is not material to Prodigy and its Subsidiaries taken as a whole.

    (iv) Schedule 4.1(o)(iv) identifies each item of Prodigy Intellectual Property that is owned by a party other than Prodigy or a Subsidiary of Prodigy, and the license or agreement pursuant to which Prodigy or a Subsidiary of Prodigy uses it (excluding off-the-shelf software programs licensed by Prodigy pursuant to "shrink wrap" licenses), except as is not material to Prodigy and its Subsidiaries taken as a whole.

    (v) Prodigy has conducted "year 2000" audits with respect to

      (A) all of the internal systems used in the business or operations of Prodigy or its Subsidiaries, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems; and

      (B) all of the software, hardware, firmware and other technology which constitute part of the products and services manufactured, marketed, sold or licensed by Prodigy or its Subsidiaries.

    (vi) Except as set forth in Schedule 4.1(o)(vi), all of

      (A) the internal systems used in the business or operations of Prodigy or its Subsidiaries, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems; and

      (B) the software, hardware, firmware and other technology of Prodigy and its Subsidiaries which constitute part of the products and services manufactured, marketed, sold or licensed by Prodigy or its Subsidiaries are Year 2000 Compliant and will not be materially adversely affected with respect to value, utility, marketability, operability or any other aspect by virtue of the arrival of the year 2000.

    (vii) Neither Prodigy nor any of its Subsidiaries is aware of any failure to be Year 2000 Compliant of any third-party system, software, hardware, firmware or other technology used in connection with the business or operations of Prodigy or its Subsidiaries, including without limitation any system belonging to one of the suppliers or service providers of Prodigy or its Subsidiaries.

    (p) Contracts. (i) Prodigy has filed with the SEC complete and accurate copies of each Contract to which Prodigy or any Subsidiary of Prodigy is a party and which is required to be filed by Prodigy with the SEC under Item 601 of Regulation S-K. With respect to each such Contract:

      (A) the Contract is legal, valid, binding and enforceable against Prodigy (and, to Prodigy's knowledge, against the other party thereto) and in full force and effect;

      (B) the Contract will continue to be legal, valid, binding and enforceable against Prodigy (and, to Prodigy's knowledge, against the other party thereto) and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and

      (C) neither Prodigy nor any Subsidiary of Prodigy nor, to the knowledge of Prodigy, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Prodigy, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Prodigy or any Subsidiary of Prodigy or, to the knowledge of Prodigy, any other party under such Contract, in each case except as would not individually or in the aggregate reasonably be expected to have a Prodigy Material Adverse Effect.

    (ii) None of Prodigy or Operating Partnership or any Subsidiary of Prodigy, nor, to the knowledge of Prodigy, any other party to any Contracts to which any of Prodigy or Operating Partnership or any Subsidiary of Prodigy is bound or is a party, is (or, with notice or lapse of time or both, would be) in material breach or default thereof which breaches or defaults individually or in the aggregate, are reasonably likely to have a Prodigy Material Adverse Effect or prevent or materially burden or materially impair the ability of Prodigy or Operating Partnership or any Subsidiary of Prodigy to consummate the Prodigy Contribution, the Unit Issuance and SBC Contribution, the Investment Share Issuance or the other transactions contemplated by this Agreement or the transactions contemplated by the Strategic Agreement.

    (q) Insurance. Prodigy maintains, and Operating Partnership will maintain, in full force and effect insurance policies (including, without limitation, fire, theft, casualty, general liability, workers' compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Prodigy, Operating Partnership and the Subsidiaries of Prodigy. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid and Prodigy and the Subsidiaries of Prodigy are otherwise in compliance in all material respects with the terms of such policies. Prodigy has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

    (r) Employee Matters. (i) For purposes of this Agreement, the following terms shall have the following meanings:

      (A) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation covering current or former employees or directors of Prodigy, Operating Partnership or any Subsidiary of Prodigy.

      (B) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (C) "ERISA Affiliate" means any entity which is considered one employer with Prodigy under Section 4001 of ERISA or which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under
    Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Prodigy or a Subsidiary of Prodigy.

    (ii) Schedule 4.1(r)(ii) contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Prodigy, any Subsidiary of Prodigy or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance Contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to SBC. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of Prodigy, the Subsidiaries of Prodigy and each ERISA Affiliate has met its obligations with respect to such Employee Benefit Plan and has timely made or has reflected in its audited financial statements all contributions required to be made under the terms of such Employee Benefit Plan. Prodigy, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K,

  Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted.

    (iii) There are no actions, suits, proceedings, claims, arbitrations or investigations pending before any Governmental Entity or before any arbitrator (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), or to the knowledge of Prodigy, threatened against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan.

    (iv) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received favorable determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are so qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect the qualification or materially increase the cost of such Employee Benefit Plan. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

    (v) None of Prodigy, any Subsidiary of Prodigy, or any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

    (vi) At no time has Prodigy, any Subsidiary of Prodigy or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

    (vii) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Prodigy or any Subsidiary of Prodigy (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

    (viii) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Prodigy, any Subsidiary of Prodigy or any ERISA Affiliate that would subject Prodigy, any Subsidiary of Prodigy or any ERISA Affiliate to (x) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or
  (y) any Contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

    (ix) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of
  Section 501(c)(9) of the Code.

    (x) Each Employee Benefit Plan is amendable and terminable unilaterally by Prodigy at any time without liability to Prodigy as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Prodigy from amending or terminating any such Employee Benefit Plan.

    (xi) Schedule 4.1(r)(xi) discloses each:

      (A) agreement, plan, understanding or arrangement under which any person may receive payments from Prodigy or any Subsidiary of Prodigy that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and

      (B) agreement, understanding or plan binding Prodigy or any Subsidiary of Prodigy, including without limitation any Employee Benefit Plan, any of the benefits of which will be triggered or increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (xii) Neither Prodigy nor any Subsidiary of Prodigy is a party to or bound by any collective bargaining agreement, Contract or other agreement with a labor union or labor organization, nor is there pending or, to the knowledge of Prodigy, threatened, any strike, dispute, walk-out, work stoppage, slow-down, lockout, grievance, claim of unfair labor practices or other collective bargaining disputes involving Prodigy or any Subsidiary of Prodigy. Prodigy has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Prodigy or any Subsidiary of Prodigy. Each of Prodigy and any Subsidiary of Prodigy is in compliance with all currently applicable Laws regarding employment and employment matters, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice, except for any failures that would not, individually or in the aggregate, reasonably be expected to have a Prodigy Material Adverse Effect or prevent or materially impair the ability of Prodigy, Prodigy Sub or Operating Partnership to consummate the Prodigy Contribution, the Unit Issuance and SBC Contribution, the Investment Share Issuance or the other transactions contemplated hereby or the transactions contemplated by the Strategic Agreement.

    (s) Environmental Matters. (i) Each of Prodigy and the Subsidiaries of Prodigy has complied with all applicable Environmental Laws, except for any violations that would not, individually or in the aggregate, reasonably be expected to have a Prodigy Material Adverse Effect. There is no pending or, to the knowledge of Prodigy, threatened, civil or criminal litigation, notice of violation, claim, notice of liability, administrative proceeding, or investigation, inquiry or information request by any Governmental Entity or Third Party, relating to any Environmental Law involving Prodigy or any Subsidiary of Prodigy.

    (ii) There have been no releases of any Materials of Environmental Concern into the environment at or from any parcel of real property or any facility formerly or currently owned, operated or controlled by Prodigy or a Subsidiary of Prodigy, except for any releases that would not, individually or in the aggregate, reasonably be expected to have a Prodigy Material Adverse Effect or prevent or materially impair the ability of Prodigy, Prodigy Sub or Operating Partnership to consummate the Prodigy Contribution, the Unit Issuance and SBC Contribution, the Investment Share Issuance or the other transactions contemplated hereby or the transactions contemplated by the Strategic Agreement. There have not been any releases of Materials of Environmental Concern or threatened releases at parcels of real property or facilities other than those owned, operated or controlled by Prodigy or a Subsidiary of Prodigy that could reasonably be expected to result in liability to Prodigy or any Subsidiary of Prodigy or have an impact on the real property or facilities owned, operated or controlled by Prodigy or a Subsidiary of Prodigy, except for any releases that would not, individually or in the aggregate, reasonably be expected to have a Prodigy Material Adverse Effect or prevent or materially impair the ability of Prodigy, Prodigy Sub or Operating Partnership to consummate the Prodigy Contribution, the Unit Issuance and SBC Contribution, the Investment Share Issuance or the other transactions contemplated hereby or the transactions contemplated by the Strategic Agreement.

    (iii) Neither Prodigy nor any Subsidiary of Prodigy is subject to any Order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any Third Party relating to liability under any Environmental Law or relating to any Materials of Environmental Concern and there are no other circumstances or conditions involving Prodigy or any Subsidiary of Prodigy that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property in connection with any Environmental Law.

    (iv) There are no documents (whether in hard copy or electronic form) known to Prodigy's current executive officers that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by Prodigy or a Subsidiary of Prodigy (whether conducted by or on behalf of Prodigy or a Subsidiary of Prodigy or a Third Party, and whether done at the initiative of Prodigy or a Subsidiary of Prodigy or directed by a Governmental Entity or other Third Party) which were issued or conducted during the past five years and which Prodigy has possession of or access to. A complete and accurate copy of each such document has been provided to SBC.

    (t) Permits. Each of Prodigy and its Subsidiaries has all Permits necessary to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which would not reasonably be expected to have a Prodigy Material Adverse Effect. Each such Permit is in full force and effect and, to the best of the knowledge of Prodigy, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

    (u) Brokers Fees. Neither Prodigy nor any Subsidiary of Prodigy has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except that Prodigy has employed Bear, Stearns & Co. Inc. as its financial advisor, all fees of which shall be borne by Prodigy.

    (v) Investment Company Act. Neither Prodigy nor Operating Partnership is, and after giving effect to the Prodigy Contribution, the Unit Issuance and SBC Contribution, the Investment Share Issuance and the other transactions contemplated by this Agreement and the transactions contemplated by the Strategic Agreement, will be an "investment company," as such term is defined in the Investment Company Act of 1940, as amended.

    (w) Subscribers. As of the date of this Agreement, the number of managed Subscribers to Prodigy's Retail ISP Service is at least 1,400,000.

    (x) Title to Prodigy Contributed Assets. As to each Prodigy Contributed Asset, Prodigy, Prodigy Sub or a Subsidiary of Prodigy has lawful title to, a proprietary interest in, or a Contractual interest in such Prodigy Contributed Asset (including, in the case of Intellectual Property, an ownership interest, license or other lawful right to the benefit or use of such Intellectual Property) and the ability to convey such title to, or proprietary or Contractual interest in, such Prodigy Contributed Asset, free of all Liens and encumbrances other than Permitted Encumbrances (or in the case of Contracts that cannot be assigned to Operating Partnership, the ability to perform fully such contracts for the benefit of Operating Partnership).

  4.2 Representations and Warranties of SBC and SBC Sub.

  Each of SBC and SBC Sub jointly and severally hereby makes the following representations and warranties to Prodigy, Prodigy Sub and Operating
Partnership:

    (a) Corporate Existence; Ownership. Each of SBC and SBC Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own and operate its properties and assets and conduct its business as now conducted by it. Each of SBC and SBC Sub is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which it owns or leases properties or assets or conducts business so as to require such qualification (except where the failure of SBC or SBC Sub to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on SBC).

    (b) Authorization; Enforcement. (i) Each of SBC and SBC Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Each of SBC and SBC Sub has taken all necessary action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of each of SBC and SBC Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    (ii) On the Closing Date, SBC Sub will have all requisite corporate power and authority to execute and deliver the Amended and Restated Limited Partnership Agreement and to perform its obligations under the Amended and Restated Limited Partnership Agreement in accordance with its terms. On the Closing Date, SBC Sub will have taken all necessary corporate action to authorize the execution and delivery of the Amended and Restated Limited Partnership Agreement and the consummation of the transactions contemplated thereby. When executed, the Amended and Restated Limited Partnership Agreement will be a valid and legally binding obligation of SBC Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    (c) Compliance with Law. (i) The execution and delivery by each of SBC and SBC Sub of this Agreement do not, and, subject to the satisfaction of the Closing conditions specified in Sections 3.2(e) and (f), the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby will not, violate any provision of any Law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to SBC or SBC Sub.

    (ii) The execution and delivery by SBC Sub of the Amended and Restated Limited Partnership Agreement will not, and the performance by it of its obligations under the Amended and Restated Limited Partnership Agreement and the consummation of the transactions contemplated thereby will not, violate any provision of any Law or regulation, or an existing writ or decree of any court or Governmental Entity applicable to it.

    (d) Compliance with Obligations. (i) The execution and delivery by each of SBC and SBC Sub of this Agreement do not, and, subject to the satisfaction of the Closing conditions specified in Sections 3.2(e) and
  (f), the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby will not, violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or By-Laws of SBC or SBC Sub, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material Contract to which SBC or SBC Sub is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of SBC or any of its Subsidiaries.

    (ii) The execution and delivery by SBC Sub of the Amended and Restated Limited Partnership Agreement will not, and the performance by it of its obligations under the Amended and Restated Limited Partnership Agreement and the consummation by SBC Sub of the transactions contemplated thereby will not, violate, conflict with or constitute a breach of, or a default under, its certificate of incorporation or By-Laws, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material Contract to which SBC Sub is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of SBC Sub.

    (e) Consents and Approvals. (i) All notices, reports or other filings required to be made by SBC or SBC Sub, and all consents, registrations, approvals, Permits, authorizations and Orders of Governmental Entities or other third parties required to be obtained by SBC or SBC Sub in connection with the execution and delivery of this Agreement by each of SBC and SBC Sub, the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby, (other than, as of the date hereof, the expiration or termination of the waiting period under the HSR Act) have been made or obtained.

    (ii) On the Closing Date, all notices, reports or other filings required to be made by SBC Sub, and all consents, registrations, approvals, Permits, authorizations and Orders of Governmental Entities or other third parties required to be obtained by SBC Sub in connection with the execution and delivery of the

  Amended and Restated Limited Partnership Agreement by SBC Sub, the performance by SBC Sub of its obligations under the Amended and Restated Limited Partnership Agreement and the consummation by SBC Sub of the transactions contemplated thereby, will have been made or obtained.

    (f) Litigation. There is no legal action, suit, investigation or proceeding pending or, to the knowledge of SBC or SBC Sub, threatened against or affecting SBC, SBC Sub or the assets of SBC or SBC Sub which, if adversely determined, would reasonably be expected to have a material adverse effect on SBC or would materially and adversely affect SBC's or SBC Sub's ability to perform or observe any obligation or condition under this Agreement.

    (g) Investment Intent. SBC Sub is taking possession of the SBC Units and the Investment Share for the purpose of investment and not with a view to any resale, distribution or other disposition thereof.

    (h) Title to SBC Contributed Assets. As to each SBC Contributed Asset, SBC represents and warrants that it, SBC Sub or an Affiliate of SBC, has lawful title to, a proprietary interest in, or a Contractual interest in such SBC Contributed Asset (including, in the case of Intellectual Property, an ownership interest, license or other lawful right to the benefit or use of such Intellectual Property) and the ability to convey such title to, or proprietary or Contractual interest in, such SBC Contributed Asset, free of all Liens and encumbrances other than Permitted Encumbrances.

    (i) Subscribers. As of the date of this Agreement, the number of Subscribers to the Retail ISP Services of SBC and its Affiliates is at least 625,000.

    (j) Disclaimer of Warranties. Except as otherwise provided herein, all SBC Contributed Assets are transferred to Operating Partnership "AS IS," "WHERE IS," and "WITH ALL FAULTS." Other than the warranty of title in paragraph (h) of this Section 4.2, neither SBC nor SBC Sub makes any other warranty, express or implied, including without limitation any implied warranty of merchantability or fitness for a particular purpose, with respect to the SBC Contributed Assets. Without limiting the foregoing, Prodigy hereby waives and releases SBC and SBC Sub from any claims or demands that Prodigy may have regarding any defect, error, or other condition of any SBC Contributed Asset.

    (k) Brokers Fees. Neither SBC nor any Subsidiary of SBC has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except that SBC has employed Goldman, Sachs & Co., Inc. as its financial advisor, all fees of which shall be borne by SBC.

    (l) Intellectual Property; Year 2000. (i) SBC or a Subsidiary of SBC owns or has the right to use each material item of Intellectual Property necessary for, or used in, the SBC Contributed Assets and the assets used in providing billing services and Network Services (the "SBC Intellectual Property") (it being understood and agreed that each of the SBC Marks specified in the Strategic Agreement is a material item of SBC Intellectual Property) and has the full right and authority to grant the licenses in respect of such SBC Intellectual Property to Prodigy under the Strategic Agreement. SBC has taken all reasonable measures to protect the proprietary nature of each material item of SBC Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of SBC, no other person or entity has any rights to any material SBC Intellectual Property owned by SBC and the Subsidiaries of SBC (except pursuant to licenses granted in the ordinary course of business). To the knowledge of SBC, no other person or entity is infringing, violating or misappropriating any material item of SBC Intellectual Property. SBC has made available to Prodigy complete and accurate copies of all written documentation in its possession relating to pending claims or disputes known to it concerning any material item of SBC Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the rights of SBC or any Subsidiary of SBC to any material item of SBC Intellectual Property.

    (ii) None of the activities or business presently conducted by SBC or a Subsidiary of SBC and none of the SBC Marks infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity except for such infringement, violation or misappropriation that, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on SBC. Neither SBC nor any Subsidiary of SBC has received any complaint, claim or notice alleging any such infringement, violation or misappropriation and no such claim has been threatened by any Third Party.

    (iii) SBC has conducted "year 2000" audits with respect to all of the internal systems used in the SBC Contributed Assets and the assets used in providing billing services and Network Services, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems.

    (iv) All of the internal systems used in the SBC Contributed Assets and the assets used in providing billing services and Network Services, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems are Year 2000 Compliant and will not be materially adversely affected with respect to value, utility, marketability, operability or any other aspect by virtue of the arrival of the year 2000.

    (v) Neither SBC nor any of its Subsidiaries is aware of any failure to be Year 2000 Compliant of any third-party system, software, hardware, firmware or other technology used in connection with the SBC Contributed Assets and the assets used in providing billing services and Network Services, including without limitation any system belonging to one of the suppliers or service providers of SBC or its Subsidiaries.

                                   ARTICLE V

                                   Covenants

  5.1 Covenants of Prodigy, Prodigy Sub and Operating Partnership.

    (a) Conduct of Business. (i) During the period from the date hereof until the consummation of the Closing, Prodigy shall, except as otherwise expressly provided in this Agreement, operate only in the ordinary course of business consistent with past practice. Prodigy shall use all reasonable efforts to preserve intact the present organization of its business, keep available the services of its officers and employees and preserve its relationships with subscribers, suppliers, and others having significant business dealings with its business.

    (ii) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, from the date of this Agreement until the consummation of the Closing, each of Prodigy and Operating Partnership shall not, and Prodigy shall cause its Subsidiaries not to, without the written consent of SBC (which consent shall not be unreasonably withheld or delayed):

      (1) amend or propose to amend its certificates of incorporation or By-Laws (or other similar organizational documents) or alter through merger, liquidation, reorganization, restructuring or in any other fashion, its corporate or ownership structure or ownership or any of its Subsidiaries;

      (2) issue, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any of its shares of capital stock, Units, Voting Debt or the shares of capital stock of any Subsidiary, or any securities convertible into, or exchangeable for, any such shares, Units or Voting Debt, except pursuant to possible issuances, sales or deliveries disclosed in Schedule 5.1(a)(ii)(2), or amend the terms of any such securities or agreements outstanding on the date hereof;

      (3) (x) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or Units or (y) redeem, repurchase or otherwise acquire any of its securities or split, combine or reclassify any shares of its capital stock or Units;

      (4) (x) transfer, sell, lease, license or dispose of any material assets or rights, unless in the ordinary course of business consistent with past practice; (y) enter into any Contract, note, lease, license or other agreement which requires the payment or receipt of an amount (in one or a series of transactions) in excess of $25 million or (z) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of or by any other manner any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other person requiring consideration payable or assumption of liabilities in excess of $25 million;

      (5) except as set forth on Schedule 5.1(a)(ii)(5), other than in the ordinary course of business and other than transactions with wholly-owned Subsidiaries, (u) incur, assume, discharge, cancel or prepay any material indebtedness or other obligation or issue or sell any debt securities or rights to acquire any debt securities, (v) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person, (w) make any loans, advances or capital contributions to, or investments in, any other person; (x) change any practices with respect to the timing of payments or collections; (y) pledge or otherwise encumber shares of capital stock of Prodigy or its Subsidiaries or Units of Operating Partnership; or (z) mortgage or pledge any of the assets or permit to exist any Lien (other than those liens arising in the ordinary course of business) thereupon;

      (6) enter into, adopt, amend or terminate any employee benefit plan, or increase the compensation or benefits of any officer or employee of Prodigy or Operating Partnership or pay any benefit not required by any existing plan or agreement, except in the ordinary course of business or as required by applicable Law or existing Contractual arrangements;

      (7) enter into any material employment or severance agreement with any officer or employee, or adopt or enter into any collective bargaining agreement;

      (8) enter into, amend, assign or terminate any Contract, except in the ordinary course of business and consistent with past practices;

      (9) settle or compromise any material litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims, liabilities or obligations not required to be paid, individually in an amount in excess of $1 million;

      (10) change or agree to change any accounting method or policy other than as required by GAAP or by applicable Law;

      (11) change, or agree to change, any business policies which relate to advertising, pricing, personnel, labor relations, sales, returns, or product acquisitions, in each case in a manner which would have a Prodigy Material Adverse Effect; or

      (12) take, or agree in writing or otherwise to take, any of the foregoing actions.

    (iii) During the period from the date hereof until the consummation of the Closing, each of Prodigy and Operating Partnership shall not, and Prodigy shall cause its Subsidiaries not to, take, or agree in writing or otherwise to take, any other actions that are or would be prohibited by, or would require SBC's consent or approval, under this Agreement, the Strategic Agreement (as of the date hereof or as of the Closing) or any of the following, if in effect on the date hereof: the Restated Certificate of Incorporation, the Amended and Restated By-Laws, the Amended and Restated Limited Partnership Agreement, or the Registration Rights Agreement.

    (b) HSR Approvals. Each of Prodigy and Operating Partnership agrees to use its commercially reasonable efforts to assist SBC in obtaining the early termination or expiration of the waiting period provided under the HSR Act.

    (c) Information. So long as SBC owns in the aggregate a number of shares of Class A Common Stock, Class B Common Stock and/or Units constituting at least one-quarter of the initial number of SBC

  Units issued pursuant to this Agreement and the Amended and Restated Limited Partnership Agreement (subject to adjustment in accordance with Article FOURTH, Clause (b)(iv) of the Restated Certificate of Incorporation), Prodigy shall permit SBC, upon reasonable notice, to visit and inspect at SBC's expense any of the properties, corporate books, and financial and other records of Prodigy and its Subsidiaries, and to discuss the affairs, finances and accounts of Prodigy and its Subsidiaries with the officers of Prodigy, its Subsidiaries and Prodigy's independent public accountants, all at such times and as often as SBC may reasonably request.

    (d) Right of First Refusal. In the event Prodigy or Operating Partnership elects to dispose of any SBC Contributed Asset, each of Prodigy and Operating Partnership hereby undertakes and agrees to offer to SBC a right of first refusal to purchase such SBC Contributed Asset at its book value.

    (e) Amended and Restated Limited Partnership Agreement. At or prior to the Closing, Prodigy and Operating Partnership each shall execute and deliver the Amended and Restated Limited Partnership Agreement.

    (f) Registration Rights Agreement. At or prior to the Closing, Prodigy shall execute and deliver the Registration Rights Agreement.

    (g) Restated Certificate of Incorporation and Amended and Restated By-Laws. The board of directors of Prodigy shall (i) use its best efforts to obtain the approval of the stockholders of Prodigy of the Restated Certificate of Incorporation, the Amended and Restated By-Laws and the other transactions contemplated in the Agreement and the Strategic Agreement prior to the Closing in accordance with Prodigy's certificate of incorporation and by-laws and the Delaware General Corporation Law and (ii) duly file the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware immediately prior to the Closing.

    (h) Rights Agreement. As soon as practicable following the Closing Date, Prodigy shall adopt a Stockholder Protection Rights Agreement, in a form to be agreed between Prodigy and SBC, which shall, among other things, provide for a 15% "flip-in" triggering level; a "flip-over" trigger; an exchange option; and an exception to the definition of "Acquiring Person" to exclude therefrom SBC, Telefonos de Mexico, S.A. de C.V. and Carso Global Telecom, S.A. de C.V. and their respective Affiliates and transferees.

  5.2 Covenants of SBC and SBC Sub.

    (a) Conduct of Business. (i) During the period from the date hereof until the consummation of the Closing, SBC and SBC Sub shall, except as otherwise expressly provided in this Agreement, operate the SBC Internet Businesses only in the ordinary course of business consistent with past practice. SBC Sub and SBC shall use all reasonable efforts to preserve intact the present organization of the SBC Internet Businesses, keep available the services of the officers and employees associated with the SBC Internet Businesses and preserve the relationships with subscribers, suppliers, and others associated with the SBC Internet Businesses having significant business dealings with the SBC Internet Businesses.

    (ii) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, from the date of this Agreement until the consummation of the Closing, SBC shall not, and shall cause its Subsidiaries not to, in each case solely with respect to the SBC Internet Businesses, without the written consent of Prodigy (which consent shall not be unreasonably withheld or delayed):

      (1) (x) transfer, sell, lease, license or dispose of any material assets or rights, unless in the ordinary course of business consistent with past practice; (y) enter into any Contract, note, lease, license or other agreement which involves the payment or receipt of an amount (in one or a series of transactions) in excess of $25 million or (z) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of or by any other manner any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other person in excess of $25 million;

      (2) enter into, adopt, amend or terminate any employee benefit plan, or increase in any material respect the compensation or fringe benefits of any officer or employee of the SBC Internet Businesses or pay any benefit not required by any existing plan, except in the ordinary course of business or as required by applicable Law or existing contractual arrangements;

      (3) enter into any employment or severance agreement with any employee of the SBC Internet Businesses, adopt or enter into any collective bargaining agreement applicable to such employees;

      (4) enter into, amend, assign or terminate any contract, except in the ordinary course of business and consistent with past practices;

      (5) change, or agree to change, any business policies which relate to advertising, pricing, personnel, labor relations, sales, returns, or product acquisitions, in each case in a manner which would have a material adverse effect on the SBC Internet Businesses; or

      (6) take, or agree in writing or otherwise to take, any of the foregoing actions.

    (iii) During the period from the date hereof until the consummation of the Closing, SBC shall not, and shall cause its Subsidiaries not to, take, or agree in writing or otherwise to take, any other actions that are or would be prohibited by, or would require Prodigy's consent or approval, under this Agreement or the Strategic Agreement (as of the date hereof or as of the Closing).

    (iv) The limitations in this Section 5.2(a) shall apply only to the extent affecting the SBC Internet Businesses.

    (b) HSR Approvals. SBC agrees that it will use its commercially reasonable efforts to obtain the early termination or expiration of the waiting period provided under the HSR Act.

    (c) Observance of Securities Act. SBC Sub agrees that it will not offer to sell, sell or otherwise dispose of any of the SBC Units or the Investment Share in violation of the Securities Act.

    (d) Third Party Warranties. If any warranties applicable to any SBC Contributed Asset cannot be assigned to Operating Partnership, SBC will, to the extent it is able, allow Operating Partnership to be subrogated to SBC's rights under such warranties. SBC agrees that, to the extent such it is able, it will be permitted at Operating Partnership's expense to prosecute any claims or causes of action relating to such warranties in SBC's name.

    (e) Use of SBC's Marks. Operating Partnership may use the SBC Contributed Assets without removing SBC's or its Affiliate's name, logo, or other proprietary marks for a mutually agreeable reasonable period of time following the Closing Date.

    (f) Access to Operating Employees. Following the Closing, SBC shall make the Operating Employees reasonably available to Operating Partnership so as to enable Operating Partnership to continue to operate the SBC Contributed Assets.

    (g) Registration Rights Agreement. At or prior to the Closing, each of SBC and SBC Sub shall execute and deliver the Registration Rights Agreement.

    (h) Amended and Restated Limited Partnership Agreement. At or prior to Closing, SBC Sub shall execute and deliver the Amended and Restated Limited Partnership Agreement.

    (i) Investments. During the period from the date hereof until the Exclusivity Termination Date, SBC agrees that it will not invest directly in other ISPs whose primary business is the consumer ISP business. SBC shall be permitted to invest directly in an entity having a consumer ISP business if such consumer ISP business is not the primary business of such entity and so long as SBC agrees to negotiate in good faith with Prodigy in an attempt to transfer such consumer ISP business to Prodigy on terms acceptable to both SBC and Prodigy.

  5.3 Provisions Regarding Third Party Acquisitions.

    (a) Prodigy agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause its and its Subsidiaries' agents and representatives (including Bear, Stearns & Co. Inc. (the "Prodigy Financial Advisor") or any other investment banker and any attorney or accountant retained by it or any of its Subsidiaries (collectively, the "Prodigy Advisors")) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries in respect of, or the making of any proposal for, a Prodigy Third Party Acquisition (as hereinafter defined) or any other transaction that could reasonably be expected to compete with, impede, interfere with or discourage the transactions contemplated hereby or inhibit the timely consummation of the transactions contemplated hereby (a "Competing Transaction"). Prodigy further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause all Prodigy Advisors not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Third Party (as hereinafter defined) relating to the proposal of a Prodigy Third Party Acquisition or any Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Prodigy Third Party Acquisition or any Competing Transaction; provided, however, that if the board of directors of Prodigy determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Prodigy stockholders under applicable Law, Prodigy may, in response to an inquiry, proposal or offer for a Prodigy Third Party Acquisition which was not solicited subsequent to the date hereof, (x) furnish only such information with respect to Prodigy or any Subsidiary of Prodigy to any such person pursuant to a customary confidentiality agreement and (y) participate in the discussions and negotiations regarding such inquiry, proposal or offer. Prodigy shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing. Prodigy agrees to notify SBC promptly if (i) any inquiries relating to or proposals for a Prodigy Third Party Acquisition are received by Prodigy, any of its Subsidiaries or any of the Prodigy Advisors, (ii) any confidential or other non-public information about Prodigy or any of its Subsidiaries is requested from Prodigy, any of its Subsidiaries or any of the Prodigy Advisors, or (iii) any negotiations or discussions in connection with a possible Prodigy Third Party Acquisition are sought to be initiated or continued with Prodigy, any of its Subsidiaries or any of the Prodigy Advisors, indicating, in connection with such notice, the principal terms and conditions of any proposals or offers.

    (b) Except as expressly permitted by this Section 5.3(b), neither the board of directors of Prodigy nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, its recommendation of the approval of this Agreement, the Strategic Agreement and the transactions contemplated thereby, the Prodigy Contribution, the Restated Certificate of Incorporation, the Amended and Restated By-Laws, the Unit Issuance and SBC Contribution, the Investment Share Issuance and the other transactions contemplated by this Agreement (including the issuance of Class A Common Stock upon conversion of Class B Common Stock or conversion of Units), or (ii) approve or recommend, or propose publicly to approve or recommend, or cause Prodigy to enter into any agreement, letter of intent, agreement in principle or similar agreement with respect to, any Prodigy Third Party Acquisition. Notwithstanding the preceding sentence, if, prior to obtaining Prodigy Stockholder Approval, the board of directors of Prodigy determines in its good faith judgment, after consultation with its outside counsel, that it is necessary to do so in order to comply with its fiduciary duties, the board of directors of Prodigy may terminate this Agreement and, simultaneously with or following such termination, if it so chooses, take any of the actions referred to in the preceding sentence. For purposes of this Agreement, "Prodigy Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of Prodigy by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than any Party hereto or any Affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 10% or more of the total assets of Prodigy and its Subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 10% or more of the outstanding Prodigy Common Stock; (iv) the adoption by Prodigy of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by Prodigy or any of its Subsidiaries of 10% or more of the outstanding Prodigy Common Stock; or
  (vi) the acquisition by Prodigy or any of its Subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 10% of the annual revenues, net income or assets of Prodigy and its Subsidiaries, taken as a whole.

  5.4 Provisions Regarding Prodigy Stockholder Approval.

    (a) As soon as reasonably practicable following the date of this Agreement, Prodigy shall prepare and file with the SEC a proxy statement providing information in connection with the Prodigy Stockholder Approval (the "Proxy Statement"). Prodigy shall use commercially reasonable efforts to respond to and resolve all SEC comments on the Proxy Statement, and to mail the Proxy Statement to Prodigy's stockholders, as promptly as practicable after such filing. SBC shall furnish for inclusion in the Proxy Statement all information regarding SBC, SBC Sub and the SBC Internet Businesses, as is required to be disclosed in the Proxy Statement, and shall cooperate fully with Prodigy in the preparation of the Proxy Statement and in responding to and resolving SEC comments thereon. No filing of, or amendment or supplement to, the Proxy Statement will be made by Prodigy without providing SBC the opportunity to review and comment thereon and without the consent of SBC (which consent shall not be unreasonably withheld or delayed). Prodigy will advise SBC, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the date of the meeting of Prodigy's stockholders contemplated by Section 5.4(b) below, any information relating to Prodigy or SBC, or any of their respective Affiliates, officers, directors or businesses, is discovered by Prodigy or SBC that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Prodigy.

    (b) Prodigy shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Prodigy Stockholder Approval and shall, through its board of directors or a special committee thereof, recommend o31to its stockholders the approval and adoption of this Agreement, the Prodigy Contribution, the Restated Certificate of Incorporation, the Amended and Restated By-Laws, the Unit Issuance and SBC Contribution, the Investment Share Issuance and the other transactions contemplated hereby (including the issuance of Class A Common Stock upon conversion of Class B Common Stock or conversion of Units) and the Strategic Agreement and the transactions contemplated thereby. Without limiting the generality of the foregoing but subject to its right to terminate this Agreement pursuant to Section 7.4(a) and its right to withdraw or modify its recommendation pursuant to Section 5.3(b), Prodigy agrees that its obligations pursuant to the first sentence of this Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Prodigy of any Prodigy Third Party Acquisition or any withdrawal or modification of its recommendation.

    (c) SBC represents and warrants to Prodigy that to the extent that any statements or omissions made in the Proxy Statement or any amendment or supplement thereto are made in reliance upon and in conformity with written information furnished to Prodigy by SBC expressly for use therein, such Proxy Statement and any further amendments or supplements to the Proxy Statement, at the time the Proxy Statement is first mailed to Prodigy's stockholders, at the time of the Prodigy stockholders meeting and at the time of any amendment or supplement thereto, will not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (d) Prodigy represents and warrants to SBC that the Proxy Statement will not, at the time the Proxy Statement is first mailed to Prodigy's stockholders, at the time of the Prodigy stockholders meeting and at the time of any amendment or supplement thereto, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Prodigy with respect to statements or omissions made in reliance upon and in conformity with written information furnished to Prodigy by SBC expressly for use therein. The Proxy Statement and any amendments or supplements to the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Prodigy with respect to statements or omissions made in reliance upon and in conformity with written information furnished to Prodigy by SBC expressly for use therein.

    (e) Prodigy Votes. Prodigy shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of capital stock of Prodigy beneficially owned (as such term is used in Section 13d-3 of the Exchange Act) by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement, the Restated Certificate of Incorporation, the Amended and Restated By-Laws, the Investment Share Issuance, the Prodigy Contribution, the Unit Issuance and SBC Contribution and any and all of the other transactions contemplated hereby and the Strategic Agreement and the transactions contemplated thereby at any meeting of stockholders of Prodigy at which such matters shall be submitted for adoption and approval and at all adjournments and postponements thereof (or, if applicable, by any action of stockholders of Prodigy by consent in lieu of a meeting).

  5.5 Additional Covenants.

    (a) Filings; Other Actions; Notification. (i) SBC and SBC Sub, on the one hand, and Prodigy, Prodigy Sub and Operating Partnership, on the other hand, shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to cause to be satisfied all of the conditions set forth in Sections 3.2 and 3.3 of this Agreement and to consummate and make effective each of the transactions contemplated by this Agreement and the Strategic Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, Permits and authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate each of the transactions contemplated by this Agreement and the Strategic Agreement and responding as promptly as practicable to any inquiries received from any Governmental Entity in connection therewith. Subject to applicable laws relating to the exchange of information, Prodigy, Prodigy Sub, Operating Partnership, SBC and SBC Sub each shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Prodigy, Prodigy Sub, Operating Partnership, SBC or SBC Sub, as the case may be, and any of their respective Subsidiaries, that may appear in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Strategic Agreement. In exercising the foregoing right, each of SBC, SBC Sub, Prodigy, Prodigy Sub and Operating Partnership shall act reasonably and as promptly as practicable.

    (ii) Except as provided in Section 5.4(a), SBC and SBC Sub, on the one hand, and Prodigy, Prodigy Sub and Operating Partnership, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Prodigy, Prodigy Sub, Operating Partnership, SBC, SBC Sub or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Strategic Agreement.

    (iii) SBC and SBC Sub, on the one hand, and Prodigy, Prodigy Sub and Operating Partnership, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Strategic Agreement, including promptly furnishing the other with copies of notices or other communications received by Prodigy, Prodigy Sub or Operating Partnership or SBC or SBC Sub, as the case may be, or any of their respective Subsidiaries, from any Third Party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement and the Strategic Agreement. SBC and Prodigy each shall give prompt notice to the other of any change that is reasonably likely to result in a material adverse effect upon SBC or a Prodigy Material Adverse Effect, respectively.

    (b) Additional Information and Confidentiality. Upon reasonable notice, and subject to applicable Law, SBC and SBC Sub each agrees to provide Prodigy, Prodigy Sub and Operating Partnership promptly with all information which may be reasonably requested by Prodigy, Prodigy Sub or Operating Partnership concerning the business, financial condition and prospects of the SBC Internet Businesses. Upon reasonable notice, and subject to applicable Law, Prodigy, Prodigy Sub and Operating Partnership each agrees to provide SBC and SBC Sub promptly with all information which may reasonably be requested by SBC or SBC Sub concerning its business, financial condition and prospects. In addition, Prodigy, Prodigy Sub and Operating Partnership shall afford SBC's officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the consummation of the Closing, to its properties, books, Contracts and records; provided that no investigation pursuant to this Section 5.5(b) shall affect or be deemed to modify any representation or warranty made by SBC, SBC Sub, Prodigy, Prodigy Sub or Operating Partnership; provided, further, that the foregoing shall not require SBC or SBC Sub, on the one hand, or Prodigy, Prodigy Sub or Operating Partnership, on the other hand, to permit any inspection, or to disclose any information, that in the reasonable judgment of SBC, SBC Sub or Prodigy, Prodigy Sub or Operating Partnership, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if SBC or SBC Sub or Prodigy, Prodigy Sub or Operating Partnership, as the case may be, shall have used reasonable best efforts to obtain the consent of such Third Party to such inspection or disclosure. Each of SBC and SBC Sub, on the one hand, and Prodigy, Prodigy Sub and Operating Partnership, on the other hand, agrees to keep all such information confidential and not to disclose any such information to any third party or use it for its own benefit unless (i) it receives the express written consent of SBC, SBC Sub, Prodigy, Prodigy Sub or Operating Partnership, as the case may be, (ii) such information otherwise becomes publicly available or

    (iii) in its reasonable judgment it is required by applicable Law to do so, and then only to the extent it is so required, in each case, to the extent practicable, only after notice to and consultation with SBC, SBC Sub, Prodigy, Prodigy Sub or Operating Partnership, as the case may be. In the event that this Agreement is terminated prior to Closing, all information (including all copies of any documents) obtained by one Party from another pursuant to this paragraph shall be returned.

                                   ARTICLE VI

                               Further Agreements

  6.1 Directors of Prodigy.

    (a) Prodigy hereby agrees that Prodigy shall at or prior to the Closing Date cause three vacancies to be created on the board of directors of Prodigy (by increasing the size of the board or otherwise) and at the Closing (or such later date as shall be specified by SBC) the three persons designated by SBC to be elected to the board of directors of Prodigy shall be elected to the board of directors of Prodigy in accordance with the Restated Certificate of Incorporation and the Amended and Restated By-Laws. The designees of SBC shall serve on the board of directors of Prodigy in accordance with the Restated Certificate of Incorporation and the Amended and Restated By-Laws.

    (b) Except for the Executive Steering Committee (on which two of SBC's designees elected to the board of directors of Prodigy shall be elected to serve), Prodigy shall at or prior to the Closing cause at least one of SBC's designees elected to the board of directors of Prodigy in accordance with Section 6.1(a) above to be elected to serve on each committee of the board of directors of Prodigy in accordance with the Amended and Restated By-Laws.

    (c) Prodigy agrees that any designees of SBC who are elected to serve on the board of directors of Prodigy shall be furnished with all information generally provided to the board of directors of Prodigy, shall have access to information regarding Prodigy on a basis equal to that of the other outside or its inside directors and shall be entitled to the same perquisites as Prodigy's other outside directors. The designees of SBC elected to serve on any committee of the board of directors of Prodigy shall be provided with, and have access to, all information regarding Prodigy provided to other members of such committee.

  6.2 Assignments and Officers.

  The management of Prodigy and Operating Partnership, including the Chairman of the Board of Directors, Chief Executive Officer, Chief Operating Officer and President shall be appointed in accordance with the Restated Certificate of Incorporation and the Amended and Restated By-Laws and the Amended and Restated Limited Partnership Agreement, respectively, to serve until such time as provided in the Restated Certificate of Incorporation and the Amended and Restated By-Laws and the Amended and Restated Limited Partnership Agreement, respectively.

  Other officers and managers shall be selected from among the officers and managers of the Prodigy and SBC businesses, with a view towards selecting the management team best able to preserve and increase the Retail ISP businesses that will receive the Prodigy brand. The Chief Executive Officer of Prodigy shall consult with an executive of SBC designated by SBC for transition and regarding all executive appointments.

  6.3 Company Headquarters.

  The company headquarters will be in White Plains, New York, unless the board of directors of Prodigy approves another location.

  6.4 Cooperation.

  Subject to the terms and conditions of this Agreement, Prodigy and SBC agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

  6.5 Publicity.

  Between the date hereof and the Closing Date (or, if the Closing does not occur, the date this Agreement terminates), Prodigy and SBC agree to consult with each other and to coordinate the issuance of any press release or similar public announcement or communication and prior to making any filings with any Third Party and/or Governmental Entity (including any national securities exchange) relating to the execution or performance of this Agreement or to the transactions contemplated hereby; provided, however, that no Party shall be restrained, after consultation with the other Parties, from making such disclosure as it shall be advised by counsel it is required by Law or by the applicable regulations of any stock exchange to make.

  6.6 Registration Rights.

  Prodigy shall comply with the provisions of the Registration Rights
Agreement.

  6.7 Expenses.

  Except as otherwise provided in Section 9.20 of this Agreement, whether or not any of the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this

Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

                                  ARTICLE VII

                                  Termination

  7.1 Termination by Mutual Consent.

  All or any portion of this Agreement may be terminated and any or all of the Prodigy Contribution, the Unit Issuance and SBC Contribution and the Investment Share Issuance may be abandoned at any time prior to the Closing, whether before or after the receipt of Prodigy Stockholder Approval, by mutual written consent of SBC and Prodigy by action of their respective boards of directors.

  7.2 Termination by Either Prodigy or SBC.

  Prodigy may, by action of its board of directors, terminate this Agreement and SBC may, by action of its board of directors, terminate this Agreement, and the Prodigy Contribution, the Unit Issuance and SBC Contribution and the Investment Share Issuance, in the case of a termination by Prodigy, and the Unit Issuance and SBC Contribution and Investment Share Issuance, in the case of a termination by SBC, may be abandoned at any time prior to the Closing if
(a) the Prodigy Contribution, the Unit Issuance and SBC Contribution and the Investment Share Issuance, in the case of Prodigy, or the Unit Issuance and SBC Contribution and Investment Share Issuance, in the case of SBC, shall not have been consummated by June 1, 2000 whether such date is before or after the date of the receipt of Prodigy Stockholder Approval (the "Termination Date"), (b) Prodigy Stockholder Approval shall not have been obtained at a meeting(s) duly convened therefor or at any adjournment or postponement thereof or pursuant to consent given in accordance with Section 228 of the Delaware General Corporation Law and the certificate of incorporation and by-laws of Prodigy prior to the Termination Date, (c) the approval of The Nasdaq Stock Market referred to in Sections 3.2(f)(ii) and 3.3(f)(ii) shall not have been obtained prior to the Termination Date or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Unit Issuance and SBC Contribution or Investment Share Issuance, in the case of SBC, or the Prodigy Contribution, the Unit Issuance and SBC Contribution or the Investment Share Issuance, in the case of Prodigy, shall become final and non-appealable whether before or after the receipt of Prodigy Stockholder Approval; provided, that the right to terminate any or all of this Agreement pursuant to this Section 7.2 shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the transactions contemplated hereby to be consummated.

  7.3 Termination by SBC.

    (a) SBC may, by action of its board of directors, terminate its obligations and rights under this Agreement and the Unit Issuance and SBC Contribution and Investment Share Issuance may be abandoned at any time prior to the Closing, whether before or after the receipt of Prodigy Stockholder Approval, by action of the board of directors of SBC if there has been a material breach by Prodigy, Prodigy Sub or Operating Partnership of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by SBC to the Party committing such breach or if either of the Stockholders (as defined in the Voting Agreement) shall not execute and deliver to SBC the Voting Agreement and the irrevocable proxy required thereby at or prior to the date hereof.

    (b) This Agreement may be terminated and the Unit Issuance and SBC Contribution and the Investment Share Issuance may be abandoned at any time prior to the Closing, whether before or after the receipt of Prodigy Stockholder Approval, by action of the board of directors of SBC if any of the conditions set forth in Section 3.2 of this Agreement has not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of SBC or SBC Sub to comply fully with its respective obligations hereunder) and SBC has not waived such condition on or before the Termination Date.

  7.4 Termination by Prodigy.

    (a) This Agreement may be terminated and the Prodigy Contribution, the Unit Issuance and SBC Contribution and the Investment Share Issuance may be abandoned at any time prior to the receipt of Prodigy Stockholder Approval by action of the board of directors of Prodigy in accordance with Section 5.3(b) of this Agreement.

    (b) This Agreement may be terminated and the Prodigy Contribution, the Unit Issuance and SBC Contribution and the Investment Share Issuance may be abandoned at any time prior to the Closing, whether before or after the receipt of Prodigy Stockholder Approval, by action of the board of directors of Prodigy if there has been a material breach by SBC or SBC Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Prodigy to the Party committing such breach.

    (c) This Agreement may be terminated and the Prodigy Contribution, the Unit Issuance and SBC Contribution and the Investment Share Issuance may be abandoned at any time prior to the Closing, whether before or after the receipt of Prodigy Stockholder Approval, by action of the board of directors of Prodigy, if any of the conditions set forth in Section 3.3 of this Agreement has not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Prodigy, Prodigy Sub or Operating Partnership to comply fully with its respective obligations hereunder) and Prodigy has not waived such condition on or before the Termination Date.

  7.5 Effect of Termination and Abandonment.

  In the event of termination of this Agreement and the abandonment of the Prodigy Contribution, the Unit Issuance and SBC Contribution and Investment Share Issuance pursuant to this Article VII, this Agreement (other than this Section 7.5 and Sections 6.7 (Expenses), 9.2 (Governing Law), 9.3 (Venue; WAIVER OF JURY TRIAL) and 9.19 (Confidentiality), which shall remain in full force and effect) shall become void and of no effect and no Party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives) shall have any liability or further obligation to any other Party hereto, except as provided in this Section 7.5; provided, however, that if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's rights to pursue all legal remedies will survive such termination unimpaired. Notwithstanding the foregoing, Prodigy shall, within two business days after termination of this Agreement, pay SBC $45 million if this Agreement is terminated by Prodigy pursuant to Section 7.4(a) hereof.

                                  ARTICLE VIII

                          Survival and Indemnification

  8.1 Survival.

  Notwithstanding (a) the making of this Agreement, (b) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the Parties hereto, (c) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, and (d) the Closing hereunder:

    (i) All of the representations and warranties of the Parties contained in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing until the first anniversary of the Closing Date, except for the representations and warranties contained in
  (A) Section 4.1(k) (Capitalization) and Section 4.1(s)(Environmental Matters) both of which shall survive the execution and delivery of this Agreement and the Closing indefinitely, and (B) Section 4.1(l) (Taxes) and Section 4.1(r) (Employee Matters), which shall survive the execution and delivery of this Agreement and the Closing until 90 days after the expiration of all relevant statutes of limitations (and any extensions thereof).

    (ii) All of the covenants, agreements, undertakings and obligations of the Parties contained in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements, undertakings or obligations is waived in writing by the Party or Parties entitled to such performance.

  No claim for indemnification, reimbursement or any other remedy pursuant to Sections 8.2 and 8.3 hereof may be brought with respect to breaches of representations or warranties contained herein after the applicable expiration date set forth in clause (i) of this Section 8.1; provided, however, that if, prior to such applicable date, a Party hereto shall have notified the other Party hereto in writing of a claim for indemnification under this Article VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VIII notwithstanding such expiration date.

  8.2 Indemnification and Reimbursement by Prodigy.

  Prodigy shall indemnify and hold harmless SBC and its successors, assigns, stockholders, controlling persons, officers, directors, employees, agents, representatives and Affiliates or direct or indirect owners of any of the foregoing (collectively, the "SBC Indemnified Persons") from and against, and shall reimburse the SBC Indemnified Persons for, any and all Damages incurred thereby or caused thereto based on, arising out of, resulting from, relating to, or in connection with:

    (a) Any breach of or inaccuracy in any representation or warranty made by Prodigy, Prodigy Sub or Operating Partnership in this Agreement or any other certificate or document delivered by Prodigy, Prodigy Sub or Operating Partnership pursuant to this Agreement, other than those, if any, that have been waived in writing by SBC;

    (b) Any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of Prodigy, Prodigy Sub or Operating Partnership set forth in this Agreement, other than those, if any, that have been waived in writing by SBC; or

    (c) Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Prodigy, Prodigy Sub or Operating Partnership or any Prodigy Subsidiary (or any Person acting on their behalf) in connection with any of the transactions contemplated herein.

    For purposes of this Article VIII and for purposes of determining whether SBC is entitled to indemnification from Prodigy pursuant to this Section
  8.2 and for calculating Damages hereunder, any breach of or inaccuracy in any representation or warranty of Prodigy shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material", "materially", "materiality", "Prodigy Material Adverse Effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

  8.3 Indemnification and Reimbursement by SBC.

  SBC shall indemnify and hold harmless Prodigy and its successors, assigns, stockholders, controlling persons, officers, directors, employees, agents, representatives and Affiliates or direct or indirect owners of any of the foregoing (collectively, the "Prodigy Indemnified Persons") from and against, and shall reimburse the Prodigy Indemnified Persons for, any and all Damages incurred thereby or caused thereto based on, arising out of, resulting from, relating to, or in connection with:

    (a) any breach of or inaccuracy in any representation or warranty made by SBC or SBC Sub in this Agreement or in any other certificate or document delivered by SBC or SBC Sub pursuant to this Agreement, other than those, if any, that have been waived in writing by Prodigy;

    (b) any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of SBC or SBC Sub set forth in this Agreement, other than those, if any, that have been waived in writing by Prodigy; or

    (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with SBC or SBC Sub (or any Person acting on its behalf) in connection with any of the transactions contemplated herein.

  For purposes of this Article VIII and for purposes of determining whether Prodigy is entitled to indemnification from SBC pursuant to this Section
  8.3 and for calculating Damages hereunder, any breach of or inaccuracy in any representation or warranty of SBC shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material", "materially", "materiality", "material adverse effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

  8.4 Limitations on Amount--Prodigy.

    (a) Prodigy shall not be liable for Damages arising in connection with its indemnification obligations under Section 8.2 hereof until the amount of such Damages exceeds $30 million, in the aggregate. If the aggregate amount of such Damages exceeds $30 million, Prodigy shall be liable for all such Damages, including the first $30 million. No breach of any representation or warranty, covenant or agreement shall be deemed to have occurred unless the actual Damages incurred as a result thereof is in excess of $5 million.

    (b) The limitations set forth in this Section 8.4 will not apply to any intentional or willful breach of any of Prodigy's representations and warranties or any intentional or willful breach by either Prodigy or any Subsidiary of Prodigy of any covenant, agreement, undertaking or obligation, and Prodigy shall be liable for all Damages with respect to such breach or breaches.

  8.5 Limitations on Amount--SBC.

    (a) SBC shall not be liable for Damages arising in connection with its indemnification obligations under Section 8.3 hereof until the amount of such Damages exceeds $30 million, in the aggregate. If the aggregate amount of such Damages exceeds $30 million, SBC shall be liable for all such Damages, including the first $30 million. No breach of any representation or warranty, covenant or agreement shall be deemed to have occurred unless the actual Damages incurred as a result thereof is in excess of $5 million.

    (b) The limitations set forth in this Section 8.5 will not apply to any intentional or willful breach of any of SBC's representations and warranties or any intentional or willful breach by either SBC or any Subsidiary of SBC of any covenant, agreement, undertaking or obligation, and SBC shall be liable for all Damages with respect to such breach or breaches.

  8.6 Notice and Payment of Claims.

    (a) Notice. The Party entitled to indemnification pursuant to this
  Article VIII (the "Indemnified Party") shall notify the Party liable for indemnification pursuant to this Article VIII (the "Indemnifying Party") within ten (10) days after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnified Party shall have determined to have given or is reasonably likely to give rise to a claim for indemnification hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim. Notwithstanding the foregoing, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it is prejudiced by the Indemnified Party's failure to give such notice.

    (b) Payment. In the event an action for indemnification under this
  Article VIII shall have been finally determined, such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand in immediately available funds in U.S. dollars; provided, however, that any payments to SBC Indemnified Persons shall be increased by a factor of 1.75 (subject to proportionate reduction based on reductions in SBC's voting interest in Prodigy, if any). An action, and the liability for and amount of Damages therefor, shall be deemed to be "finally determined" for purposes of this Article VIII when the parties to such action have so determined by mutual agreement or, if disputed, when a final non-appealable Order shall have been entered.

    (c) Interest. Any amounts not paid when due pursuant to this Article VIII shall bear interest from the date thereof until the date paid at a rate equal to 6% per annum.

  8.7 Procedure for Indemnification--Third Party Claims.

    (a) Upon receipt by an Indemnified Party of notice of the commencement of any action by a Third Party (a "Third Party Claim") against it, such Indemnified Party shall, if a claim is to be made against an Indemnifying Party under this Article VIII, give notice to the Indemnifying Party of the commencement of such Third Party Claim as soon as practicable, but in no event later than ten (10) days after the Indemnified Party shall have been served, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnified Party's failure to give such notice.

    (b) If a Third Party Claim is brought against an Indemnified Party and it gives proper notice to the Indemnifying Party of the commencement of such Third Party Claim, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such Third Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim) to assume the defense of such Third Party Claim with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, as long as it legitimately conducts such defense, be liable to the Indemnified Party under this
  Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation.

  If the Indemnifying Party assumes the defense of a Third Party Claim, (i) it shall be conclusively established for purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification; (ii) no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Indemnifying Party without the Indemnified Party's written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the Indemnifying Party shall have no liability with respect to any compromise or settlement of such claims effected without its written consent; and (iv) the Indemnified

Party shall cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, and shall have the right to participate, at the Indemnified Party's sole expense, in such defense, with counsel selected by it. If proper notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party.

    (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may materially adversely affect it or its successors, assigns, stockholders, controlling persons, officers, directors, employees, agents, representatives or Affiliates or direct or indirect owners of any of the foregoing other than as a result of monetary damages for which it could be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party shall not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its written consent (which may not be unreasonably withheld or delayed).

    (d) The Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought against the Indemnified Party for purposes of any claim that the Indemnified Party may have under this Agreement with respect to such Third Party Claim or the matters alleged therein, and agree that process may be served on the Indemnifying Party with respect to such a claim anywhere in the world.

  8.8 Other Indemnification Provisions.

  The indemnification rights provided by this Article VIII shall be the exclusive remedy of any Indemnified Party hereunder seeking money damages with respect to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation of the Parties set forth in this Agreement. Notwithstanding the foregoing, any Indemnified Party hereunder shall have the right to seek specific performance or other injunctive relief with respect to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation of the Parties set forth in this Agreement.

                                   ARTICLE IX

                                 Miscellaneous

  9.1 Assignment.

  Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties hereto. Any attempted assignment that does not comply with this Section 9.1 shall be void.

  9.2 Governing Law.

  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH AND SUBJECT TO THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

  9.3 Venue; WAIVER OF JURY TRIAL.

  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal court of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents governed by

Delaware law referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 of this Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3.

  9.4 Counterparts.

  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and may be executed by facsimile signature. All counterparts shall collectively constitute one and the same Agreement.

  9.5 Notices

  In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered: (a) if delivered in person, on the date of such delivery; (b) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail; or (c) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission provided that notice is also sent on the same day by one of the methods set forth in (a) or (b) above. Such notice or other communication shall be sent to the following address(es) (or such other address(es) as a Party may designate from time to time in writing):

    If to SBC or SBC Sub:

      SBC Communications Inc.
      175 East Houston Street
      San Antonio, Texas 78705
      Facsimile: 210-351-5034
      Attention: James S. Kahan
                Senior Vice President
                Corporate Development

    With copies, which shall not constitute notice, to:

      SBC Communications Inc.
      175 East Houston Street
      San Antonio, Texas 78705
      Facsimile: 210-351-3488
      Attention: Senior Counsel--M&A

      Sullivan & Cromwell
      125 Broad Street
      New York, New York 10004
      Facsimile: 212-558-3588
      Attention: Joseph B. Frumkin
      Keith A. Pagnani

    If to Prodigy, Prodigy Sub or Operating Partnership:

    Prodigy Communications Corporation
      44 South Broadway
      White Plains, New York 10601
      Facsimile: 914-448-8198
      Attention: Andrea S. Hirsch

    With a copy, which shall not constitute notice, to:

      Hale and Dorr LLP
      60 State Street
      Boston, Massachusetts 02109
      Facsimile: 617-526-5000
      Attention: David Westenberg

  9.6 Entire Agreement.

  The terms and conditions contained in this Agreement (including the exhibits and schedules attached hereto) constitute the entire agreement between or among the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between the Parties with respect to the subject matter of this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of any other Party that is not set out or referred to in this Agreement.

  9.7 Amendment.

  Except as expressly provided otherwise in this Agreement, this Agreement may be varied, amended or extended only by written agreement executed and delivered by duly authorized officers or representatives of the respective Parties.

  9.8 Severability.

  In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable Order or judgment (each such provision, an "invalid provision"), then such provision shall be severed from this Agreement and shall be inoperative, and the Parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the Parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable Law, rule or regulation makes it unlawful for a Party to comply with any of its obligations hereunder, the Parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such Law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the as set forth herein to the maximum extent feasible.

  9.9 Headings; Recitals.

  The descriptive headings of the articles and sections of this Agreement and its Schedules and Exhibits and the recitals herein are inserted for convenience only and do not constitute a part of this Agreement.

  9.10 No Waiver of Rights.

  No failure or delay on the part of a Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. No waiver shall be effective unless in writing signed by the waiving Party.

  9.11 Remedies Cumulative.

  Unless expressly provided otherwise herein, all rights and remedies granted to each Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies otherwise available to such Party at law or in equity.

  9.12 No Agency.

  Each of the Parties hereto is an independent contractor and shall have no right, power or authority to assume or create any obligation or responsibility on behalf of any of the other Parties. This Agreement shall not create or imply, or be construed to create or imply, any partnership, association, agency, or joint venture between or among the Parties.

  9.13 No Third Party Beneficiaries

  This Agreement is entered into solely among, and may be enforced only by, the Parties hereto. This Agreement shall not be deemed to create any rights in any third parties, including suppliers, customers and employees of any Party, or to create any obligations of a Party to any such third parties.

  9.14 Force Majeure

  If any circumstance beyond the reasonable control of any Party occurs which delays or renders impossible the performance of that Party's obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Parties in writing as soon as practicable, but in no event more than ten days, after the occurrence of such force majeure. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Partner who fails because of force majeure to perform its obligations hereunder shall use commercially reasonable efforts to implement work-arounds or otherwise minimize the length of the delay and to resume promptly performance upon the cessation of the force majeure. Events of force majeure shall include war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, power outages, and acts of God; provided, however, that, in the event that a change in any applicable Law, rule or regulation makes it unlawful for a Party to comply with any of its obligations hereunder and could be considered an event of force majeure, the characterization of such change in Law, rule or regulation as an event of force majeure shall be without prejudice to the obligations of the Parties under
Section 9.8 above.

  9.15 Further Assurances; Affiliates.

  In addition to any other obligations set forth in the Agreement, each Party agrees to take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement. Unless otherwise expressly set forth herein, any agreement by a Party to take or refrain from taking any action shall constitute an agreement by such Party to cause each of its Subsidiaries, and to use all reasonable best efforts to cause each of its Affiliates, to so act or refrain from acting.

  9.16 Export Controls.

  Each Party agrees to comply fully with all relevant export laws and regulations of the United Sates to ensure that no information or technical data provided pursuant to this Agreement is exported or re-exported directly or indirectly in violation of Law.

  9.17 Negotiated Terms.

  Each Party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between the Parties of all risks (both known and unknown) associated with the transactions contemplated by this Agreement.

  9.18 Principles of Construction.

  In this Agreement and all other attached Schedules, Exhibits or Attachments to this Agreement, unless otherwise expressly indicated or required by the context:

    (a) reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

    (b) references in this Agreement to any statute, decree or regulation shall be construed as a reference to such statute, Law, decree or regulation as re-enacted, redesignated, amended or extended from time to time and references herein or in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms;

    (c) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

    (d) the words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term;

    (e) accounting terms used herein but not defined herein shall have their respective meanings provided under GAAP;

    (f) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or its Schedules or Exhibits shall refer to this Agreement and its Schedules and Exhibits as a whole and not to any particular provision hereof or thereof, as the case may be; and

    (g) any reference herein to a time of day means the time of day in New York, New York.

  9.19 Confidentiality.

  The Parties shall maintain the confidentiality of this Agreement and of any provisions of this Agreement in accordance with any applicable laws, rules and regulations.

  9.20 Transfer Taxes.

  All Transfer Taxes imposed on transfers to Operating Partnership pursuant to this Agreement shall be paid by Prodigy.

  9.21 Legend.

  The share certificates evidencing the SBC Units and the share certificate evidencing the Investment Share (unless a registration statement under the Securities Act with respect to such SBC Units or Investment Share is then effective) shall bear the following legend until such time as SBC or any transferee thereof delivers an opinion of counsel reasonably acceptable to Prodigy to the effect that such legend is no longer required under the Securities Act:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR AN EXEMPTION THEREFROM IS AVAILABLE.

  IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

                                          SBC COMMUNICATIONS INC.

                                          By:  /s/ James S. Kahan
                                            -----------------------------------
                                             Name: James S. Kahan
                                             Title: Senior Executive Vice
                                              President of   Corporate
                                              Development

                                          SBC INTERNET COMMUNICATIONS, INC.

                                          By: /s/ Stephen A. McGaw
                                            -----------------------------------
                                             Name: Stephen A. McGaw
                                             Title: President

                                          PRODIGY COMMUNICATIONS CORPORATION

                                          By: /s/ Andrea S. Hirsch
                                            -----------------------------------
                                             Name: Andrea S. Hirsch
                                             Title: Executive Vice President
                                              and General   Counsel

                                          PRODIGY TRANSITION CORPORATION

                                          By: /s/ Andrea S. Hirsch
                                            -----------------------------------
                                             Name: Andrea S. Hirsch
                                             Title: Vice President and General
                                              Counsel

                                          PRODIGY COMMUNICATIONS LIMITED
                                           PARTNERSHIP

                                          By: Prodigy Communications
                                             Corporation, as general partner
                                             of Prodigy Communications Limited
                                             Partnership

                                          By: /s/ Andrea S. Hirsch
                                            -----------------------------------
                                             Name: Andrea S. Hirsch
                                             Title: Executive Vice President
                                              and General   Counsel

                                                                         ANNEX D


                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT
                                      FOR
                   PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                                  By and Among

                       PRODIGY COMMUNICATIONS CORPORATION

                       SBC INTERNET COMMUNICATIONS, INC.

                                      and

                         PRODIGY TRANSITION CORPORATION

                          Dated as of          , 2000

                               TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
 ARTICLE 1 OFFICES AND PURPOSES; DEFINITIONS...........................    D-1
    1.1  Principal Office.............................................     D-1
    1.2  Registered Office and Agent..................................     D-1
    1.3  Purposes and Powers..........................................     D-1
    1.4  Definitions..................................................     D-2
 ARTICLE 2 PARTNERS AND FINANCIAL MATTERS..............................    D-5
    2.1  Identity of Partners.........................................     D-5
    2.2  Limitation of Liability of Partners..........................     D-5
    2.3  Initial Capital Contributions................................     D-5
    2.4  Additional Capital Contributions.............................     D-5
    2.5  Initial Percentage Interests and Units.......................     D-5
    2.6  Withdrawals of Capital; Interest.............................     D-6
    2.7  Tax Classification and Treatment.............................     D-6
    2.8  Tax Allocations and Capital Accounts.........................     D-6
    2.9  Distributions................................................     D-8
    2.10 Accounting and Books of Account..............................    D-10
    2.11 Tax Returns..................................................    D-10
    2.12 Banking......................................................    D-10
    2.13 Tax Matters Partner..........................................    D-10
    2.14 Reports......................................................    D-10
    2.15 Freedom of Action............................................    D-11
    2.16 Tax Elections and Accounting.................................    D-11
 ARTICLE 3 MANAGEMENT..................................................   D-12
    3.1  General Partner..............................................    D-12
    3.2  Officers.....................................................    D-13
 ARTICLE 4 ACTIONS BY PARTNERS.........................................   D-13
    4.1  Meetings.....................................................    D-13
    4.2  Quorum for Meetings and Vote of the Partners.................    D-14
    4.3  Written Action without a Meeting; Telephone Meetings.........    D-14
    4.4  Proxies......................................................    D-14
 ARTICLE 5 DISSOLUTION AND LIQUIDATION.................................   D-14
    5.1  Events of Dissolution........................................    D-14
    5.2  Procedure Upon Dissolution...................................    D-14
    5.3  Liquidating Trustee..........................................    D-15
    5.4  Powers of the Liquidating Trustee............................    D-15
    5.5  Duties of Liquidating Trustee................................    D-16
    5.6  Withdrawal of Limited Partners...............................    D-16
    5.7  Indemnification of Liquidating Trustee.......................    D-16
    5.8  Contributions for Deficiencies...............................    D-16
 ARTICLE 6 INDEMNIFICATION.............................................   D-16
    6.1  General......................................................    D-16
    6.2  Nonexclusivity...............................................    D-17
    6.3  Enforcement..................................................    D-17
    6.4  Insurance....................................................    D-17
 ARTICLE 7 TRANSFERABILITY OF UNITS....................................   D-18
    7.1  Transfer of Units............................................    D-18
    7.2  Transfer of General Partner Interests........................    D-18

                                                                        Page No.
                                                                        --------
 ARTICLE 8 UNITS; CERTIFICATES.........................................   D-18
    8.1  Certificates.................................................    D-18
    8.2  Lost or Destroyed Certificates...............................    D-19
    8.3  Transfer of Units............................................    D-19
    8.4  Exchange of Units............................................    D-19
    8.5  Combinations and Subdivisions................................    D-20
    8.6  Incentive Plans; Registered and Private Offerings............    D-20
 ARTICLE 9 MISCELLANEOUS...............................................   D-21
    9.1  Amendment of this Agreement..................................    D-21
    9.2  Governing Law................................................    D-21
    9.3  Counterparts.................................................    D-21
    9.4  Headings; Recitals...........................................    D-21
    9.5  Integration..................................................    D-21
    9.6  Severability.................................................    D-21
    9.7  Notices......................................................    D-22
    9.8  Further Assurances...........................................    D-23
    9.9  No Third Party Beneficiaries.................................    D-23
    9.10 Assignment...................................................    D-23
    9.11 Successors and Assigns.......................................    D-23
    9.12 No Agency....................................................    D-23
    9.13 Consent to Jurisdiction; Venue; WAIVER OF JURY TRIAL.........    D-23
    9.14 Equitable Remedies...........................................    D-24
    9.15 Principles of Construction...................................    D-24
    9.16 No Waiver of Rights..........................................    D-24
    9.17 Force Majeure................................................    D-24
    9.18 Negotiated Terms.............................................    D-25

                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT
                 FOR PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

  THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (as amended from time
to time in accordance with its terms, this "Agreement"), dated as of          ,
2000, by and among Prodigy Communications Corporation, a Delaware corporation (in its capacity as general partner of the Partnership, together with any additional or substitute general partners of the Partnership, the "General Partner" or "Public Corp."), Prodigy Transition Corporation, a Delaware corporation, as the Initial Limited Partner (the "Initial Limited Partner"), and SBC Internet Communications, Inc., a Delaware corporation ("SBC Partner"). This Agreement constitutes the "limited partnership agreement" for PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP (the "Partnership"), a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the "Act"). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Investment Agreement (as defined below).

  WHEREAS, the Partnership was formed as a limited partnership pursuant to the Act by the filing of a Certificate of Limited Partnership with the Office of the Secretary of State of Delaware on November 19, 1999, and in connection therewith, the General Partner and the Initial Limited Partner entered into a Limited Partnership Agreement of the Partnership, dated as of November 19, 1999 (the "Original Partnership Agreement");

  WHEREAS, the parties hereto desire to amend and to restate the Original Partnership Agreement to provide for the admission of SBC Partner, as a Limited Partner and the withdrawal of the Initial Limited Partner from the Partnership and to establish the respective rights and obligations of SBC Partner and the General Partner with respect to the Partnership.

  Now therefore, in consideration of the respective covenants and agreements contained herein, the Original Partnership Agreement is hereby amended and restated in its entirety as follows:

                                   ARTICLE 1

                       Offices and Purposes; Definitions

  1.1 Principal Office. The principal office of the Partnership shall be located at such place as may be determined by the General Partner. The principal office may be changed by the General Partner at any time. The Partnership may have such other offices as the General Partner may designate or as the business of the Partnership may from time to time require.

  1.2 Registered Office and Agent. The registered office of the Partnership, as required by the Act to be maintained in the State of Delaware, shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the original registered agent at such address shall be The Corporation Trust Company. The registered office and registered agent may be changed from time to time by the General Partner and by the filing of the prescribed forms with and the payment of any prescribed fees to the Delaware Secretary of State.

  1.3 Purposes and Powers. The Partnership has been formed for the following purposes:

    (i) To create, manage, operate and market an Internet access service providing broadband and narrowband Internet access targeted at consumers and small businesses in the United States and to engage in any and all legal action in furtherance thereof; and

    (ii) Subject to Sections 2.1 and 3.1 of the By-Laws, the Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes and the Business, and shall have, without limitation (other than the limitations imposed by Sections 2.1 and 3.1 of the By-Laws), any and all of the powers that may be exercised on behalf of the Partnership by the General Partner pursuant to this Agreement.

  1.4 Definitions. As used herein, the following terms have the following meanings:

    "Affiliate" of any specified Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the specified Person.

    "Bankruptcy" means with respect to any Person (a) the entry of a decree or order by a court having jurisdiction in the premises judging such Person bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjudication or composition of or in respect of such Person under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or (b) the institution by such Person of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of such Person or of any substantial part of its property or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by such Person in furtherance of any such action.

    "Book Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes; provided, however, (i) the initial Book Value of any asset contributed to the Partnership shall be adjusted to equal its gross fair market value at the time of its contribution and (ii) the Book Values of all assets held by the Partnership shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) upon an adjustment to the Capital Accounts of the Partners described in Section 2.8(a)(vi). The Book Value of any asset whose Book Value was adjusted pursuant to the preceding sentence thereafter shall be adjusted in accordance with the provisions of Treasury Regulations
  Section 1.704-1 (b)(2)(iv)(g).

    "Business" means the business of the Partnership as specified in the Business Plan as of the date of determination.

    "Business Day" means any day other than Saturday, Sunday or a day on which banks in the City of New York, New York are authorized or obligated by law or executive order to close.

    "Business Plan" means the two-year operating plan of the Partnership (including the then-current (i) Development Plan and (ii) Marketing
  Plan)(as defined in the Strategic Agreement)) and each subsequent two-year operating plan of the Partnership.

    "By-laws" mean the Amended and Restated By-Laws of Public Corp., as adopted on the Closing Date.

    "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership as duly filed with the Secretary of State of the State of Delaware on November 19, 1999 pursuant to the Act, as amended or restated from time to time.

    "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of Public Corp. as filed on the Closing Date with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law and in accordance with Investment Agreement, as amended or restated from time to time.

    "Class A Common Stock" shall have the meaning assigned in the Certificate of Incorporation.

    "Code" means the Internal Revenue Code of 1986, as amended as of the date hereof.

    "Control," including its various tenses and derivatives (such as "Controlled"), means, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

    "Investment Agreement" means the Investment, Issuance, Contribution and Assumption Agreement, dated as of November 19, 1999, by and among SBC Communications Inc., SBC Partner, Public Corp., the Initial Limited Partner and the Partnership, as amended from time to time.

    "Limited Partners" means, at any time, SBC Partner, if at such time it owns a Partnership Interest in the Partnership, and any additional or substitute limited partners of the Partnership admitted in accordance with this Agreement.

    "Liquidating Trustee" means the liquidating trustee of the Partnership provided for in Section 5.3 hereof.

    "Net Income" and "Net Loss" for any taxable period shall mean the Taxable income or loss, as the case may be, of the Partnership for such period determined in accordance with Code Section 703(a) computed with the following adjustments:

      (i) Items of gain, loss, and deduction shall be computed based upon the Book Values of the Partnership's assets (in accordance with Treasury Regulation Section 1.704(b)(2)(iv)(g) and/or 1.704-3(d)) rather than upon the assets' adjusted bases for federal income tax purposes;

      (ii) Any tax exempt income received by the Partnership shall be included as an item of gross income;

      (iii) The amount of any adjustments to the Book Values of any assets of the Partnership pursuant to Code Section 743 shall not be taken into account;

      (iv) Any expenditure of the Partnership described in Code Section 705(a)(2)(B)(including any expenditure treated as being described in Code Section 705(a)(2)(B) pursuant to Treasury Regulations under Code
    Section 704(b)) shall be treated as a deductible expense;

      (v) The amount of items of income, gain, loss, or deduction specially allocated to any Partners pursuant to Sections 2.8(d), 2.8(e), and 2.8(f) shall not be included in the computation; and

      (vi) The amount of any items of Net Income or Net Loss deemed realized pursuant to Section 2.8(a)(v) shall be included in the computation.

    "Partners" mean the General Partner and SBC Partner and any other person admitted to the Partnership as a partner.

    "Partnership Interest" means, the interest representing a Partner's interest in the Partnership.

    "Percentage Interest" means a Partner's aggregate percentage interest in the Partnership as determined by dividing the number of Units owned by such Partner by the number of Units then owned by all Partners. The Percentage Interests of the Partners as of the effective date of the Agreement are set forth in Section 2.5.

    "Person" means a natural person, a corporation, a limited liability company, a partnership, a trust, a joint venture, any governmental authority, or any other entity or organization.

    "Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are in effect on the date hereof.

    "Retail ISP Service" means any service for consumers and small businesses using any transport at any speed via any device providing connectivity to the Internet anywhere in the United States via a single

  IP address at any one time, integrated with the provision of e-mail services, access to Usenet newsgroup, chat or instant messaging and a default screen linking to an aggregation of a broad variety of Internet-based content and excludes any Web hosting services.

    "Strategic Agreement" means the Strategic and Marketing Agreement, dated as of November 19, 1999, by and among SBC Communications Inc., SBC Partner, Public Corp. and the Partnership, as amended from time to time.

    "Subscriber" means with respect to any Retail ISP Service, a subscriber that has remained a subscriber for at least one monthly billing cycle (excluding any unpaid trial period) and has paid at least one monthly bill.

    "Transfer" means any disposition of all or a portion of a Partnership Interest (legal or equitable) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, by sale, assignment, put, transfer, distribution, gift, bequest or disposal.

    "Unit" means an interest (or portion thereof) of a Partner or an assignee in the Partnership representing such fractional part of the interests of all Partners or assignees pursuant to this Agreement as is equal to the quotient of one divided by the number of outstanding Units in the Partnership. The number of Units initially issued to, and the Percentage Interest held by, each Partner are set forth on Schedule 2.5 attached hereto. The General Partner shall modify Schedule 2.5 attached hereto from time to time to reflect changes in Units and Percentage Interests held by the Partners or assignees due to Transfers of Units or other events permitted by the terms of this Agreement.

  In addition, the following terms are defined in the following Sections of this Agreement:

            Term                    Reference
            ----                    ---------
            Act                     Introduction
            Agreement               Introduction
            Another Enterprise      6.1
            Book Capital Account    2.8(a)(i)
            Capital Accounts        2.8(a)(iii)
            Capital Call            2.4(a)
            Capital Call Notice     2.4(a)
            Covered Person          2.15(d)
            Event of Dissolution    5.1
            General Partner         Introduction
            Imputed Capital Account 2.8(a)(ii)
            Indemnitees             6.1
            Initial Limited Partner Introduction
            Objection Notice        2.11
            Officers                3.2
            Other Enterprise        6.1
            Partner                 Introduction
            Partnership             Introduction
            Partnership Tax Returns 2.11
            Proceeding              6.1
            Public Corp.            Introduction
            Relevant Tax Audits     2.13
            Revaluation             2.8(e)
            SBC                     5.2(f)
            SBC Partner             Introduction
            Securities Act          8.1
            Tax Matters Partner     2.13

                                   ARTICLE 2

                         Partners and Financial Matters

  2.1 Identity of Partners. Without the need for any additional action on the part of any Person, (i) Public Corp. shall continue to be a general partner of the Partnership and (ii) SBC Partner is hereby admitted as a limited partner of the Partnership. Upon the admission of SBC Partner as a limited partner, the Initial Limited Partner shall be deemed to have withdrawn from the Partnership as a limited partner. Upon such withdrawal, the Initial Limited Partner shall have its capital contribution returned to it without any interest or deduction and shall have no further interest in the Partnership. The Partners shall consist of the General Partner and the Limited Partner. Subject to the prior written consent of the Partners, but subject to Article 7, a new Person may be admitted from time to time as a Limited Partner; provided, however, that each such new Limited Partner shall execute an appropriate supplement to this Agreement pursuant to which the new Limited Partner agrees to be bound by and subject to all of the terms and conditions of this Agreement. Admission of a new Limited Partner shall not be cause for the dissolution of the Partnership.

  2.2 Limitation of Liability of Partners. Except as otherwise provided for herein and in the Act, no Limited Partner (in its capacity as Limited Partner) shall be required under any circumstance to contribute to the capital of the Partnership any amount beyond that amount required pursuant to this Article 2, nor shall any Limited Partner (in its capacity as a Limited Partner) be obligated to lend any funds to the Partnership. No Limited Partner (in its capacity as a limited partner of the Partnership) shall have any obligation with respect to any debts, obligations or liabilities of the Partnership whether arising in contract, tort or otherwise. No Limited Partner, in its capacity as such, except as otherwise provided herein, shall take part in the day-to-day management, operation or control of the business and affairs of the Partnership. The Limited Partners shall not have any right, power or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership. A Limited Partner shall have no rights other than those specifically provided herein or granted by law. A Limited Partner and its Affiliates or an employee, agent, director or officer thereof may also be an employee, agent, director or officer of the Partnership or the General Partner. The existence of these relationships and acting in such capacities will not result in a Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the liability of the Limited Partner or the Person so acting.

  2.3 Initial Capital Contributions. Each of the Partners shall make an initial capital contribution to the Partnership, to which Code Section 721 will apply, of the assets and liabilities set forth in Article II of the Investment Agreement.

  2.4 Additional Capital Contributions. Except as provided in Section 2.3 hereof or this Section 2.4, no Partner shall have any obligation to make any capital contribution to the Partnership. In the event that the Partners determine that the Partnership needs additional capital to satisfy its business objectives, the General Partner shall make a capital call (a "Capital Call") to the Partners by delivering to each such Partner a written notice (a "Capital Call Notice") specifying the amount of such Capital Call, the time and manner for satisfying such Capital Call and the proposed use of the proceeds thereof. The General Partner shall have the authority to specify any penalties or consequences to be imposed on defaulting Partners.

  2.5 Initial Percentage Interests and Units. Once the initial capital contributions have been made pursuant to Section 2.3 hereof, the Partners shall have the following respective Percentage Interests and Units in the Partnership (as also set forth on Schedule 2.5 hereto which schedule may be modified by the General Partner from time to time in accordance with the terms of this Agreement):

                                                             Percentage
                                                              Interest  Units
                                                             ---------- ------
      Public Corp...........................................    -- %     [   ]*
      SBC Partner...........................................    -- %     [   ]**

--------
* Public Corp. shall have a number of Units equal to the number of issued and outstanding shares of Common Stock (as defined in the Restated Certificate of Incorporation as of the date hereof) of Prodigy Communications Corporation upon issuance of the Units and the Class B Common Stock to SBC Partner.
** SBC Partner shall have a number of Units equal to 43.0% of a fraction, the numerator of which shall be (A) the total number of shares of Prodigy Common Stock issued and outstanding on a fully-diluted basis immediately prior to the Closing after giving effect to the issuance by Prodigy of the number of shares of Prodigy Common Stock issuable pursuant to the Agreement and Plan of Merger (including, without limitation, shares issuable upon exercise of assumed options and warrants) (the "Merger Agreement"), dated as of November 5, 1999, by and among Prodigy, PUCKnut Corporation and FlashNet, and the exercise of all rights to receive Prodigy Common Stock, whether pursuant to stock options, convertible securities, warrants or otherwise, less the sum of (i) 4,818,290 shares of Prodigy Common Stock issuable as of the Closing by Prodigy pursuant to outstanding warrants issued by Prodigy and (ii) the number of shares of Prodigy Common Stock issued or issuable by Prodigy pursuant to the Merger Agreement (including, without limitation, shares issuable upon exercise of assumed options and warrants) as of the Closing, and the denominator of which shall be (B) fifty-seven one hundredths (.57).

  2.6 Withdrawals of Capital; Interest. Except as otherwise provided herein, no Partner shall have the right to withdraw any part of its capital contributions to the Partnership without the consent of the other Partners. No interest shall be paid on or on account of any capital contributions to the Partnership.

  2.7 Tax Classification and Treatment. It is the intention of the Partners that the Partnership will be classified as a partnership for purposes of federal and any state income tax law. The General Partner is authorized to make any election it may deem to be prudent to maintain partnership classification. The Partnership shall take all reasonable actions to prevent its being treated as a "publicly traded partnership" under Code Section 7704.

  2.8 Tax Allocations and Capital Accounts.

    (a) Capital Account Maintenance.

      (i) A "Book Capital Account" shall be maintained for each Partner and shall be adjusted from time to time thereafter in accordance with the terms of this Agreement. The Partners agree that for the purposes of determining the initial Book Capital Accounts, the fair market values of all of the assets contributed pursuant to the Investment Agreement is as set forth on Schedule 2.8(a)(i).

      (ii) An "Imputed Capital Account" shall be maintained for each Partner and shall be adjusted from time to time in accordance with the terms of this Agreement. Initially, the Imputed Capital Account of each Partner shall be credited with the amounts set forth with respect to such Partner in Schedule 2.8(a)(ii).

      (iii) The Book Capital Accounts and the Imputed Capital Accounts of each Partner (together, the "Capital Accounts") shall be increased by
    (A) the amount of any cash and the fair market value of any property contributed by such Partner to the Partnership, net of any liabilities of the Partner assumed by the Partnership or to which property contributed by the Partner to the Partnership was subject, pursuant to this Agreement and (B) such Partner's share of Net Income allocated to such Partner pursuant to Section 2.8(b) hereof and of any items in the nature of income or gain separately allocated to the Partners, and decreased by (C) the amount of cash or the fair market value of any property, net of any liabilities assumed by the Partner or to which such property is subject under Section 752 of the Code, distributed to such Partner pursuant to this Agreement and (D) such Partner's share of Net Loss allocated to such Partner pursuant to Section 2.8(c) hereof and of any items in the nature of losses or deductions separately allocated to the Partners.

      (iv) The Capital Accounts shall be maintained in accordance with the Regulations implementing Section 704(b) of the Code as currently in effect to the extent applicable and to the extent, if any, that any required adjustments thereunder are not otherwise effected through any allocations made pursuant to this Agreement.

      (v) If the Partnership at any time distributes any of its assets in kind to any Partner, the Capital Account of each Partner shall be adjusted to account for that Partner's allocable share of the Net Income, Net Loss or items thereof that would be realized by the Partnership if it sold the assets that were distributed at their respective fair market values (taking Code Section 7701(g) into account) immediately prior to their distribution.

      (vi) Upon a revaluation required pursuant to Section 2.8(e), the Book Capital Account balance of each Partner shall be adjusted to the extent provided under Treasury Regulations Section 1.704-1 (b)(2)(iv)(f) to reflect the Partner's allocable share as determined under Section 2.8(e) of items of gain or loss that would be realized by the Partnership if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) on the day of the adjustment.

      (vii) In the event any Units in the Partnership are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Units.

    (b) Net Income. After giving effect to the special allocations set forth in Section 2.8(d) and (f) hereof, Net Income for any fiscal year shall be allocated in the following order of priority:

      (i) First, 100% to the Partners in proportion to and to the extent of the excess, if any, of (A) the cumulative Net Loss allocated to each such Partner pursuant to Section 2.8(c)(ii) hereof for all prior fiscal years, over (B) the cumulative Net Income allocated to each such Partner pursuant to this Section 2.8(b)(i) for all prior fiscal years; and

      (ii) The balance, if any, to the Partners pro rata in accordance with the respective Percentage Interests held by them.

    (c) Net Loss. After giving effect to the special allocations set forth in
  Section 2.8(d), (e) and (f) hereof, Net Loss for any fiscal year shall be allocated in the following order of priority:

      (i) First, 100% to the Partners in proportion to and to the extent of the excess, if any, of (1) the cumulative Net Income allocated to each such Partner pursuant to Section 2.8(b)(ii) hereof for all prior fiscal years, over (2) the cumulative Net Loss allocated to each such Partner pursuant to this Section 2.8(c)(i) for all prior fiscal years; and

      (ii) The balance, if any, to the Partners pro rata in accordance with the respective Percentage Interests held by them.

    (d) Certain Allocations upon Distributions. Any allocation of items of income or loss made with respect to the accounting period ending immediately prior to a distribution of Partnership capital in connection with the liquidation or winding-up of the Partnership (or a sale of the Partnership) shall be allocated, first, among the Partners' Book Capital Accounts to the extent necessary to cause each such Partner's Book Capital Account to equal such Partner's Imputed Capital Account after giving effect to all such allocations for such accounting period and, then, ratably in accordance with the respective Percentage Interests.

    (e) Revaluation. The General Partner shall be required to revalue the Partnership's property upon (i) the contribution of more than a de minimis amount of cash or other property to the Partnership, (ii) the distribution of more than a de minimis amount of cash or other property to a Partner as consideration for the redemption, repurchase or discharge of an interest in the Partnership or (iii) the liquidation, winding up or incorporation of the Partnership (in any such case, a "Revaluation"). Any gain or loss resulting directly from such Revaluation shall be allocated for the period in which such Revaluation occurs, first, among the Partners' Book Capital Accounts to the extent necessary to cause each such Partner's Book Capital Account to equal such Partner's Imputed Capital Account and, thereafter, ratably in accordance with their respective Percentage Interests. Any such Revaluation shall be made in a manner consistent with Treasury Regulation
  Section 1.704-1(b)(2)(iv)(e) or (f) and Net Income (Loss) shall thereafter be determined in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(g). For the purposes of this

  Section 2.8(e), the aggregate value of the Partnership's property shall be determined by an independent investment banker or national accounting firm selected by SBC or in a manner otherwise agreed upon between the General Partner and SBC Partner.

    (f) Regulatory Allocations. Section 704 of the Code and the Regulations issued thereunder as currently in effect, including, without limitation, the provisions of such Regulations addressing qualified income offset provisions, minimum gain charge back requirements and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt, are hereby incorporated by reference. If any allocation is required by the first sentence of this Section 2.8(f) (the "Original Allocation"), special offsetting allocations of other items of Partnership income, gain, loss and deduction shall be made as rapidly as possible so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the allocations made under the first sentence of this
  Section 2.8(f) had not been made; provided, however, that no such special offsetting allocations shall be made if (i) the Original Allocation had the effect of offsetting a prior Original Allocation, or (ii) the Original Allocation (in the opinion of the Partnership's accountants) likely will be offset by another Original Allocation in the future (e.g., an Original Allocation of "nonrecourse deductions" that likely will be offset by a subsequent "minimum gain chargeback").

    (g) Tax Allocations.

      (i) Except as otherwise provided in this Section 2.8(g), for federal, state and local income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 2.8(b) through (f) hereof.

      (ii) Income, gain, loss or deductions of the Partnership shall, solely for income tax purposes, be allocated among the Partners in accordance with Section 704 (c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted bases of the assets of the Partnership and their respective fair market values in accordance with the traditional method set forth in Section 1.704-3(b) of the Treasury Regulations.

    (h) If the amount of income or loss allocable under Section 2.8(d) or
  Section 2.8(e) is insufficient to allow the Book Capital Account balance of each Partner to equal such Partner's Imputed Capital Account balance, such income or loss shall be allocated among the Partners in such a manner as to decrease the differences between the Partners' respective Book Capital Account balances and their respective Imputed Capital Account balances in proportion to such differences.

    (i) In the event that a Partner acquires an interest in the Partnership either by Transfer from another Partner or by acquisition from the Partnership, the Partnership shall close its books as of the date of the acquisition and (i) Net Income, Net Loss, gross income, nonrecourse deductions and items thereof computed for the portion of the year ending as of the end of the day on the date of the acquisition shall be allocated among the Partners without regard to such acquisition, and (ii) Net Income, Net Loss, gross income, nonrecourse deductions and items thereof computed for the portion of the year commencing on the day following the acquisition shall be allocated among the Partners taking into account such acquisition. For purposes of determining the date on which the acquisition occurs, the Partnership may make use of any convention allowable under Section 706(d) of the Code.

    (j) Timing of Allocations. Allocations of Net Income and Net Loss provided for in this Section 2.8 shall generally be made as of the end of the fiscal year of the Partnership; provided, however, that allocation of items of Net Income and Net Loss described in clause (vi) of the definition of "Net Income" and "Net Loss" shall be made at the time deemed realized as described in Section 2.8(a)(v).

  2.9 Distributions. (a) General. Subject to Sections 2.9(b), 2.9(d), 2.9(e) and 5.2 hereof, distributions shall be made by the General Partner on behalf of the Partnership at such times and in such amounts as the Partners shall determine.

    (b) Allocation of Amounts Distributed. Except as provided in Sections 2.9(d) and 2.9(e) and Article 5 hereof, any amounts distributed by the Partnership hereunder shall be distributed to the Partners pro rata in accordance with their respective Percentage Interests.

    (c) Withholding Taxes. Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Sections 1441, 1442, 1445 or 1446. Any amount paid on behalf of or with respect to a Partner pursuant to the preceding sentence shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within 15 days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner, or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Partner. In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this Section 2.9(c) when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Partner and in such event shall be deemed to have loaned such amount to such defaulting Partner. Until repayment of such loan, the General Partner (i) shall have a security interest in such defaulting Partner's Partnership Interest and
  (ii) shall succeed to all rights and remedies of the Partnership as against such defaulting Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Partner hereunder shall bear interest at the lower of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points and (ii) the maximum lawful rate from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each defaulting Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

    (d) Limitations on Distributions. Notwithstanding anything to the contrary contained in this Agreement, the Partnership and the General Partner, on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

    (e) Tax Distributions. Notwithstanding the foregoing provisions of
  Section 2.9, on or before March 15 of each fiscal year commencing after the date hereof during the term of this Agreement. the Partnership shall distribute (i) to Prodigy, in cash, an amount equal to Prodigy's actual tax liability attributable to the income of the Partnership that was allocated to Prodigy in the immediately preceding taxable year, and (ii) to SBC, in cash, an amount sufficient to make all distributions pursuant to this
  Section 2.9(e) pro rata among the Partners, in accordance with their Percentage Interests; provided, however, that any distributions required to be made to the Partners pursuant to this Section 2.9(e) shall be required to be so made by the Partnership only to the extent of cash available therefor, and the Partnership shall not be required to dispose of assets outside of the ordinary course of business or engage in any other extraordinary transactions in order to obtain the cash necessary for such distributions. Amounts distributed to a Partner pursuant to the immediately preceding sentence shall be treated as advances against amounts distributable to it pursuant to Section 2.9(b) or Section 5.2 and shall, accordingly, reduce the amounts otherwise to be distributed to the Partner pursuant to such Sections in the future.

    (f) Distributions Upon Transfer or Admission. In the event that a Partner acquires an interest in the Partnership either by Transfer from another Partner (subject to the provisions of Article 7) or by acquisition from the Partnership, the Partnership shall close its books as of the date of the acquisition and (i) all distributions attributable to the portion of the year ending as of the end of the day of the date of the acquisition shall be made to the Partners without regard to such acquisition, and (ii) all distributions attributable to the portion of the year commencing on the day following the date of the acquisition shall be made to the Partners taking into account such acquisition. The date on which the acquisition occurs shall be determined in a manner consistent with the last sentence of Section 2.8(i).

  2.10 Accounting and Books of Account. The accounts, books and records of the Partnership shall be maintained at the principal office of the Partnership and shall be open for inspection, copying and audit upon reasonable notice by any of the Partners or their duly authorized representatives (at the expense of any such Partners) during reasonable business hours, irrespective of any requirements or limitations set forth in Section 17-305 of the Act. The Partnership's books shall be closed and balanced at the end of each month. Each Partner represents that it is not a "foreign partner" within the meaning of Code Section 1446(e).

  2.11 Tax Returns. The General Partner shall designate an officer of the Partnership to be responsible for the preparation of all required federal, state, local and foreign tax returns for the Partnership. The General Partner shall deliver an Internal Revenue Service Form 1065 and drafts of any other federal, state or local partnership income tax returns (including related information returns) (collectively, the "Partnership Tax Returns"), prepared by the officer of the Partnership responsible for the preparation of the Partnership Tax Returns pursuant to this Section 2.11 by no later than May 1 of each year. On or before June 1 of that year, SBC Partner shall have the right to deliver a notice (an "Objection Notice") to the General Partner stating that SBC Partner objects to any information contained on or omitted from any draft Partnership Tax Return and setting forth an alternative tax treatment of the item or items disputed. If SBC Partner files an Objection Notice, the relevant Partnership Tax Return shall be filed in accordance with the alternative tax treatment described in the Objection Notice. The General Partner shall send to each Partner a final schedule K-1 by no later than June 15 of each year. No final Partnership Tax Return shall be amended without the prior written consent of SBC Partner, which consent may be withheld in SBC Partner's sole and absolute discretion.

  2.12 Banking. All funds of the Partnership shall be deposited in its name in one or more separate accounts with such financial institutions as shall be designated by the General Partner. Funds of Partners or other Persons shall not be deposited in such Partnership accounts. The funds in such accounts shall be used solely for the Partnership's purposes. Withdrawals from, or checks drawn upon, such accounts shall require the signatures of such Persons as may be designated by the General Partner.

  2.13 Tax Matters Partner. The "Tax Matters Partner," within the meaning of Code Section 6231(a)(7), of the Partnership shall be the General Partner. The General Partner shall promptly notify SBC Partner in writing upon receipt by the General Partner or the Partnership of notice of (i) any pending or threatened federal, state or local tax audits or assessments for which the General Partner is the Tax Matters Partner (the "Relevant Tax Audits"), (ii) any meeting with the Internal Revenue Service or the appropriate state or local tax authority regarding the Relevant Tax Audits, and (iii) any hearing or other proceeding relating to or arising out of the Relevant Tax Audits. SBC Partner shall be entitled to participate in all such meetings at its own expense. The General Partner shall send SBC Partner a draft of all written documents expected to be submitted to a relevant taxing authority, court or other entity in connection with the Relevant Tax Audits 10 days before such written document is required or expected to be submitted. SBC Partner shall make all final decisions regarding the Relevant Tax Audits (including whether and how to litigate and the contents of any written document submitted to any taxing authority). General Partner shall not settle any Relevant Tax Audit or any litigation or other proceeding relating to or arising out of any Relevant Tax Audit without the prior written consent of SBC Partner, which consent may be withheld in SBC Partner's sole and absolute discretion.

  2.14 Reports. The General Partner shall furnish to the SBC Partner:

    (a) within 20 days after the end of each month, unaudited summary financial information for the Partnership for such month and individual Capital Accounts reconciliations; and

    (b) within 60 days after the end of each fiscal year, a balance sheet and statement of operations and a statement of the Partners' capital for the Partnership for such year (audited by a firm of independent public accountants of recognized national standing chosen by the General Partner), and individual Capital Accounts reconciliations.

  2.15 Freedom of Action. To the fullest extent permitted by law, the Limited Partners hereby expressly disclaim any fiduciary duties owed by the Limited Partners to the Partnership or to each other. Except as expressly provided herein, in the Strategic Agreement or in any other agreement between or among the Partners:

    (a) No Limited Partner or its Affiliates (other than the General Partner) shall have any obligation to the Partnership, the other Partners or Public Corp. to refrain from (i) engaging in activities similar or dissimilar to the Business or developing or marketing any products or services that compete, directly or indirectly, with those of the Partnership, (ii) investing in or owning any interest publicly or privately, or developing a business relationship, with any Person engaged in activities similar or dissimilar to the Business, or otherwise in competition with the Partnership, (iii) conducting business with any client or customer of the Partnership, or (iv) employing or otherwise engaging any officer or employee of the Partnership; provided, that, no Limited Partner may actively solicit any officer or employee of the Partnership without the consent of the Chief Executive Officer of Public Corp; provided, further, that, the foregoing provisions in this subsection (a) shall not modify any of the duties owed by such Limited Partners or their respective Affiliates to Public Corp. in their other capacities;

    (b) No Limited Partner, its Affiliates (other than the General Partner) or any of such Limited Partner's or its Affiliate's (other than the General Partner's) officers, directors, employees or former employees shall have any obligation, or be liable, to the Partnership or any of the Partners (i) for or arising out of the conduct described in Section 2.15(a) and (c) hereof, (ii) for exercising or failing to exercise its rights under this Agreement, or the Strategic Agreement, or (iii) for exercising or failing to exercise its rights as a partner of the Partnership. The Partnership and each Partner therefore waives, to the fullest extent permitted by law, any claim or cause of action against the Limited Partners or the Partnership asserting, in connection with the determination of any and all matters presented to the Limited Partners for action, breach of fiduciary duty or any other duty, or breach of any duty created by special circumstances arising out of this Agreement or the Partnership;

    (c) If any Limited Partner or any officer, director, employee or former employee (other than a Limited Partner's designees to the Board of Directors of Public Corp.) of any Limited Partner acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for both such Person (or its Affiliate (other than the General Partner)), on the one hand, and the Partnership, on the other hand, neither such Person nor its officers, directors, employees or former employees shall have any duty to communicate or offer such opportunity to the Partnership, and neither such Person nor its officers, directors, employees or former employees (other than (i) any former employee who is a current employee of the Partnership and (ii) a Limited Partner's designees to the Board of Directors of Public Corp.) shall be liable to the Partnership for breach of any fiduciary or other duty, as a Partner or otherwise, by reason of the fact that such Person pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; and

    (d) To the extent that, at law or in equity, a Partner, its Affiliates, or any officer, director, employee or former employee of such Partner or its Affiliates (each, a "Covered Person" and collectively, the "Covered Persons") have duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, such Covered Person acting in connection with the Partnership's business or affairs, shall not be liable to the Partnership or to any Partner for such Covered Person's good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

  2.16 Tax Elections and Accounting. Neither, the General Partner nor the Partnership shall make any tax elections or change any method of tax accounting without the prior written consent of SBC Partner, which consent may be withheld in SBC Partner's sole and absolute discretion. If SBC Partner and the General Partner disagree on whether an election or change in method of tax accounting should be made, the Partnership shall make the election or change that minimizes or defers the recognition of income or maximizes or accelerates a deduction, credit or similar tax benefit.

                                   ARTICLE 3

                                   Management

  3.1 General Partner. (a) The business, property and affairs of the Partnership shall be managed under the direction of the General Partner. The General Partner shall have the general power to manage or cause the management of the Partnership within the scope of the business purpose set forth in
Section 1.3 and shall have the authority to delegate to any officer of the Partnership the authority to make any lawful decision on the Partnership's behalf. No Limited Partner shall have any power or authority to bind the Partnership.

    (b) Except as otherwise expressly provided herein, the General Partner (acting on behalf of the Partnership), shall have the right, power and authority, in the management of the business and affairs of the Partnership, to do or cause to be done any and all acts, at the expense of the Partnership, as the case may be, deemed by the General Partner to be necessary or appropriate to effectuate the business, purposes and objectives of the Partnership. The power and authority of the General Partner shall include, without limitation, the power and authority:

      (1) To pay, collect, compromise, litigate, arbitrate, or otherwise adjust or settle any and all other claims or demands of or against the Partnership or to hold such proceeds against the payment of contingent liabilities;

      (2) To borrow money or to obtain credit in such amounts, at such rate of interest and upon such other terms and conditions as the General Partner deems appropriate, recourse or nonrecourse, from banks, other lending institutions or any other Person, including the Partners, and pursuant to indentures, loan agreements or any other type of instrument, for any purpose of the Partnership and to secure payment of the principal of any such indebtedness and the interest thereon by mortgage, pledge, conveyance or assignment in trust of or grant security interest in the whole or any part of any or all of the property and assets of the Partnership;

      (3) To make, execute, assign, acknowledge and file on behalf of the Partnership any and all documents or instruments of any kind that the General Partner may deem necessary or appropriate in carrying out the purposes and business of the Partnership; and any Person dealing with the General Partner shall not be required to determine or inquire into its authority or power to bind the Partnership or to execute, acknowledge or deliver any and all documents in connection therewith;

      (4) To invest funds of the Partnership;

      (5) To employ and engage suitable agents, employees, advisors, consultants and counsel (including any custodian, investment advisor, accountant, attorney, corporate fiduciary, bank or other reputable financial institution, or any other agents, employees or Persons who may serve in such capacity for the General Partner or any Affiliate of the General Partner) to carry out any activities that the General Partner is authorized or required to carry out under this Agreement (subject to the supervision and control of the General Partner), including without limitation, a Person who may be engaged to undertake some or all of the general management, property management, financial accounting and recordkeeping or other duties of the General Partner and to indemnify such Persons against liabilities incurred by them in acting in such capacity as on behalf of the Partnership;

      (6) To qualify the Partnership to do business in any state, territory, dependency or foreign country; and

      (7) To possess and exercise any additional rights and powers of a General Partner under the partnership laws of the State of Delaware, including, without limitation, the Act and the Delaware

    Uniform Partnership Law (and any other applicable laws, to the extent not expressly prohibited by this Agreement).

  The expression of any power or authority of the General Partner in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement. Notwithstanding any of the foregoing, the Partnership shall be operated in such a manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

    (c) Notwithstanding the foregoing provisions of Sections 3.1(a) and (b), the General Partner shall have no authority, without written approval of all of the Limited Partners to:

      (1) subject to Article VII, admit a new Limited Partner to the Partnership;

      (2) make any Capital Call or deliver to the Partners a Capital Call
    Notice;

      (3) make any distributions;

      (4) institute any proceeding for Bankruptcy on behalf of the Partnership; or

      (5) dissolve the Partnership.

    (d) Except as provided elsewhere in this Agreement (including the provisions regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

  3.2 Officers.

    (a) The officers of the Partnership (the "Officers") shall at all times be identical in name and title to the then officers of Public Corp. Any changes in the officers of Public Corp., whether by election, resignation, removal, death or otherwise, shall automatically and concurrently take effect with respect to the Officers of the Partnership. No Officer may resign from the Partnership unless such Officer concurrently resigns as an officer of Public Corp. Any resignation by an officer of Public Corp. shall constitute such officer's concurrent resignation as an Officer of the Partnership. The Chief Executive Officer of the Partnership and other Officers and employees of the Partnership shall develop and implement management policies consistent with the general policies and programs established by the management and the Chairman of the Board of Directors of Public Corp. for Public Corp.

    (b) Except to the extent set forth in this Agreement, the Officers shall have the duties of officers with comparable titles of a corporation for profit organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE 4

                              Actions by Partners

  4.1 Meetings. Meetings of the Partners, for any purpose or purposes, may be called by the General Partner or by any Partner and may be held at the principal office of the Partnership, at any location within the States of Texas or New York as determined by the General Partner or at any other location as determined by the General Partner. Notice of any such meeting shall be given to each Partner at least 10 and no more than 60 days prior to the date thereof. Such notice shall specify the date, time and place of such meeting and shall set forth an agenda of items to be discussed or acted upon at such meeting. Partners may participate in any meeting of the Partners by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other at the same time and participation by such means shall constitute a waiver of notice of such meeting, except when a Partner participates for the express purpose of objecting to the transaction of any business because such meeting has not been (or has allegedly not been) duly noticed.

  4.2 Quorum for Meetings and Vote of the Partners. The presence in person or by proxy of each of the Limited Partners shall constitute a quorum at the Partners' meeting for the transaction of any business. No action of the Partners shall be valid in the absence of a quorum. Except as otherwise set forth in this Agreement, any action taken at a meeting of the Partners at which a quorum is present shall require approval of Partners holding all of the outstanding Partnership Interests present at such meeting. Nothing in this
Section 4.2 shall be deemed to modify the requisite vote on any matter as provided in this Agreement.

  4.3 Written Action without a Meeting; Telephone Meetings. Any action required or permitted to be taken at any meeting of the Partners may be taken without a meeting and without prior notice, if consent in writing to such action is provided by all Partners entitled to vote to approve such action. Such written consent or consents shall be filed with the books and records of the Partnership and made a part of the minutes of the meeting of the Partners. Action by written consent shall have the same force and effect as a vote of the Partners.

  4.4 Proxies. Each Partner may appear and vote at any meeting of the Partners, and may execute waivers of notice, consents, or approvals, through the agency of one or more Persons, provided such agents are authorized to so act on behalf of the Partner by the terms of a written proxy which has been executed by such Partner and delivered to the secretary of the Partnership. The secretary of the Partnership shall cause such written proxies to be filed with the books and records of the Partnership. If a written proxy authorizes an agent to appear and/or to vote at any meeting of the Partnership, such written proxy must be delivered to the secretary of the Partnership.

                                   ARTICLE 5

                          Dissolution and Liquidation

  5.1 Events of Dissolution. The Partnership shall have a perpetual existence. Notwithstanding the foregoing, the Partnership shall be dissolved and its affairs shall be wound up upon the earliest occurrence of any of the following events (each an "Event of Dissolution"):

    (a) the entry of a decree of dissolution under Section 17-802 of the Act;

    (b) upon the written consent of the General Partner and the Limited
  Partners;

    (c) at such time as there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; and

    (d) any event that results in the General Partner's ceasing to be a general partner of the Partnership under the Act; provided, that, the Partnership shall not be dissolved and required to be wound up in connection with any such event if (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (ii) within 180 days after the occurrence of such event, the Limited Partners agrees in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership. The occurrence of the event described in Section 17-402(a)(4) or (5) of the Act shall not cause the General Partner to cease to be a general partner of the Partnership.

  5.2 Procedure Upon Dissolution.

    (a) Upon the dissolution of the Partnership, the Liquidating Trustee appointed pursuant to Section 5.3 hereof shall immediately commence to wind up the Partnership's affairs, and shall proceed with reasonable promptness to liquidate the business of the Partnership;

    (b) If the Partnership is dissolved while its business is in progress, the winding up of the affairs of the business of the Partnership may include completion of any work in progress and any contracts in existence on the date of dissolution, provided that, the Liquidating Trustee shall use all reasonable efforts to terminate any such contracts as soon as practicable;

    (c) Except as otherwise required by the Act, upon the dissolution of the Partnership, the assets of the Partnership shall be applied in the following order:

      (i) To the satisfaction (whether by payment or by establishment of reasonable reserves thereof including for any contingent, conditional or unmatured liabilities or obligations of the Partnership) of debts and liabilities of the Partnership to creditors in the order of priority provided by law, and the expenses of dissolution and liquidation; and

      (ii) To the Partners in accordance with their respective positive Book Capital Account balances.

    (d) Reserves for any contingent, conditional or unmatured liabilities or obligations shall be held in trust by the Liquidating Trustee for the purpose of disbursing such reserves in payment of any such liabilities or obligations and, at the expiration of such period as the Liquidating Trustee shall deem advisable, to distribute the balance of the trust corpus in the manner herein provided.

    (e) Subject to subsection (c), upon the dissolution of the Partnership, all of the Partnership's Subscribers shall be divided among SBC Partner and Public Corp. in accordance with their respective positive Book Capital Account balances.

    (f) Subject to subsections (c) and (e), in making distributions pursuant to a dissolution of the Partnership and in the assignment of Subscribers, the Liquidating Trustee (i) shall use commercially reasonable efforts to allocate and to return to the Partners the assets contributed by such Partners to the Partnership and (ii) shall give due consideration to the Retail Local Loop Customers of SBC Communications Inc. ("SBC") and the markets in which SBC operates; provided, that, each of the Partners shall assume all liabilities associated with the assets distributed to such Partner, and the allocation of assets to the Partners shall be based on the net value of such assets after taking into account such associated liabilities. The fair value of such assets shall be determined by the Liquidating Trustee in such manner as it deems appropriate. In furtherance of the foregoing, whenever assets are distributed in kind under this Agreement, a Partner shall accept a distribution of any asset in kind from the Partnership regardless of whether the percentage of the asset distributed to such Partner differs from the percentage in which such Partner otherwise shares in distributions from the Partnership.

  5.3 Liquidating Trustee. The liquidating trustee of the Partnership shall be appointed by the General Partner or, if there is no General Partner, by a Person selected by the unanimous consent of the Limited Partners.

  5.4 Powers of the Liquidating Trustee. The Liquidating Trustee, subject to the provisions of Section 5.5 hereof, shall have full power and authority to, and shall, wind up the business and affairs of the Partnership, including without limiting the generality of the foregoing, full power and authority to:

    (a) sell, transfer, hypothecate, pledge or otherwise encumber or dispose of all or any part of the Partnership's assets for cash or a cash equivalent at such price and on such terms as the Liquidating Trustee shall determine to be necessary, appropriate or desirable in order to accomplish an orderly and prompt dissolution of the Partnership at the most favorable price and on the most favorable terms reasonably obtainable; provided, that, such sale, transfer, hypothecation, pledge, encumbrance or disposition of any such asset is in accordance with Sections 5.2(c), 5.2(d), 5.2(e) and 5.2(f) hereof;

    (b) represent and act for and on behalf of the Partnership in all matters, including, without limitation, the power and authority to engage professional and technical services including, without limitation, accountants, attorneys, appraisers, brokers and auctioneers, and to institute and defend any legal proceedings that may be pending or brought by or against the Partnership;

    (c) prepare, execute, file, record and publish on behalf of the Partners and the Partnership any agreements, documents or instruments relating to the dissolution and winding up of the business and affairs of the Partnership;

    (d) satisfy or pay or otherwise settle or discharge all of the debts, liabilities and other obligations of the Partnership;

    (e) distribute to the Partners any of the Partnership's assets, including without limitation, the proceeds of any sale of assets remaining after payment of debts, liabilities and other obligations in accordance with Sections 5.2(c), 5.2(d), 5.2(e) and 5.2(f) hereof; and

    (f) take all other action necessary, appropriate or incidental to the foregoing powers or to the performance of the duties of the Liquidating Trustee under this Agreement.

  5.5 Duties of Liquidating Trustee. The Liquidating Trustee shall devote such time as it deems reasonably necessary to wind up the Partnership in the manner provided in this Article 5. In addition, the Liquidating Trustee shall:

    (a) arrange for an independent certified public accountant to supervise a complete inventory and accounting of the Partnership's assets and liabilities as of the date of dissolution; and

    (b) prepare, file, publish and record in a timely manner all appropriate agreements, documents and instruments, including federal and state tax returns, to reflect the dissolution and termination of the Partnership and the cessation of the use of its name; obtain any necessary or desirable permits or other authorizations, including, without limitation, tax rulings relating to the dissolution and winding up of the Partnership or the disposition of its business, assets and goodwill; and, to the extent required by law, cancel any existing authorizations, licenses or permits and resolve or dispose of other matters relating to the dissolution and winding up as required by law and consistent with the purposes and provisions of this Agreement. In the performance of these duties, the Liquidating Trustee shall act diligently, honestly and in good faith and shall account to the Partners for any benefit or profits derived from transactions connected with the liquidation and winding up.

  5.6 Withdrawal of Limited Partners. No Limited Partner shall have the right to voluntarily withdraw as a Limited Partner of the Partnership other than following a Transfer of all of its Units, which Transfer shall be in accordance with Article 7.

  5.7 Indemnification of Liquidating Trustee. To the fullest extent permitted by law, the Partnership shall indemnify the Liquidating Trustee as provided in
Article 6 hereof.

  5.8 Contributions for Deficiencies. No Partner shall have any obligation to restore a deficit balance in its Capital Account at any time, and such deficit shall not be considered as owed to the Partnership or any other Person for any purpose whatsoever.

                                   ARTICLE 6

                                Indemnification

  6.1 General. Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), arising out of the fact (a) that such Person is or was a General Partner, Limited Partner, Liquidating Trustee, officer, employee or agent of the Partnership or the General Partner, or a director, officer, employee, or agent of one or more of the Partners acting on behalf of the Partnership, or
(b) that such Person is or was serving at the request of the Partnership as a general partner, limited partner, liquidating trustee, trustee, director, officer, employee or agent of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, "Another Enterprise" or "Other Enterprise"), whether either in case (a) or in case (b) the basis of such Proceeding is alleged action or inaction (x) in an official capacity as a general partner, limited partner, liquidating trustee, officer, employee or agent of the Partnership, or as an agent, employee, officer or director of one or more of the Partners acting on behalf of the Partnership or as a director, general partner, limited partner, liquidating trustee, trustee, director, officer, employee or agent of such Other Enterprise, or (y) in any other capacity related to the Partnership or such Other Enterprise while so serving as a director, general partner, limited partner, liquidating trustee, trustee, director, officer, employee or agent, is and shall be indemnified and held harmless by the Partnership to the fullest extent not prohibited by applicable law against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Person in connection therewith, unless such Person, in connection with a matter for which indemnification is sought, is found by a court of competent jurisdiction to have acted in a grossly negligent manner, to have committed willful malfeasance or fraud, or to have breached (taking into account the provisions of Section 2.15 hereof) such Person's duty to the Partnership or the Partners. The Persons indemnified by this Article 6 are hereinafter referred to as "Indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an Indemnitee who has after such alleged action or inaction ceased to be a General Partner, Limited Partner, Liquidating Trustee, officer, employee or agent of the Partnership, or agent, manager, employee, officer or director of one or more of the Partners acting on behalf of the Partnership, or director, officer, general partner, limited partner, liquidating trustee, trustee, employee or agent of Another Enterprise; and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Article 6: (i) is a contract right; (ii) shall not be affected adversely as to any Indemnitee by any amendment of this Agreement with respect to any action or inaction occurring prior to such amendment; and (iii) subject to any requirements imposed by law, includes the right to be paid by the Partnership the expenses incurred in investigating, defending or settling any such Proceeding in advance of its final disposition, which expenses shall be paid promptly upon request of the Indemnitee; provided, however, that a Person shall have the right to require such advance payment by the Partnership only upon receipt by the Partnership of an undertaking by or on behalf of such Person to repay such amount to the Partnership if it is ultimately determined by a court of competent jurisdiction that the Person is not entitled to be indemnified by the Partnership under this Agreement.

  6.2 Nonexclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 6 are not exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, vote of Partners or otherwise.

  6.3 Enforcement. If a claim for indemnification hereunder is not paid in full by the Partnership within 60 days after it has been received in writing by the Partnership, except in the case of a claim for an advancement of expenses, in which case the applicable period is 20 days, the Indemnitee may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim. If successful as a whole or in part in any such suit, or in a suit brought by the Partnership to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. Neither the failure of the Partnership (including the General Partner, independent legal counsel or its Partners) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper under the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Partnership (including the General Partner, independent legal counsel or its Partners) that the Indemnitee has not met such applicable standard of conduct, creates or shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

  6.4 Insurance. The Partnership shall maintain insurance, at its expense, to protect itself and any Indemnitee against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Indemnitee against such expense, liability or loss; provided, that, the Partnership shall not be required to maintain such insurance if it cannot be obtained on commercially reasonable terms, as determined by the General Partner.

                                   ARTICLE 7

                            Transferability of Units

  7.1 Transfer of Units.

    (a) No Limited Partner shall Transfer, or cause or permit to be Transferred, all or any portion of its respective Units, except for Transfers in compliance with this Article 7, and, to the fullest extent permitted by law, any purported Transfer in violation hereof shall be null and void. Upon any Transfer of any Units in accordance with this Agreement, the General Partner shall appropriately adjust (i) the number of Units owned by each Partner and the Percentage Interest of each Partner as set forth on Schedule 2.5 and (ii) each Partner's Capital Account.

    (b) A Limited Partner may Transfer, or cause or permit to be Transferred, all or any portion of its Units to any Person as long as (i) prior to any such Transfer, such Person shall agree in writing that such Person shall be bound by and subject to all of the terms and conditions of this Agreement and (ii) if a Limited Partner makes any such Transfer to a wholly-owned Affiliate, such Limited Partner shall remain liable to the Partnership and the Partners to the same extent it was prior to such Transfer, unless otherwise required by law or regulation.

    (c) Notwithstanding anything in this Agreement to the contrary, SBC Partner may Transfer some or all of its Units to Public Corp. in exchange for Class A Common Stock in accordance with Article 8. Public Corp. shall receive such transferred Units in its capacity as General Partner.

  7.2 Transfer of General Partner Interests.

  The General Partner shall not Transfer, or cause or permit to be Transferred, all or any of its Units without the written consent of the Limited Partners.

                                   ARTICLE 8

                              Units; Certificates

  8.1 Certificates. Units shall be represented by a certificate or certificates, setting forth upon the face thereof that the Partnership is a limited partnership formed under the laws of the State of Delaware, the name of the Person to which it is issued and the number of Units which such certificate represents. Such certificates shall be entered in the books of the Partnership as they are issued, and shall be signed by the Chairman or the Chief Executive Officer of the Partnership. Upon any Transfer permitted under this Agreement, the transferring Partner shall (i) issue to the transferee a certificate representing the number of Units so transferred and (ii) surrender to the Partnership and the Partnership shall issue to the transferring Partner certificates representing the remaining Units, if any, held by such transferring Partner after taking into account such Transfer. All certificates representing Units (unless registered under the Securities Act of 1933, as amended (the "Securities Act")), shall bear the following legend:

    THE PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, GRANTED AN OPTION WITH RESPECT TO OR OTHERWISE DISPOSED OF, (I) UNLESS AND UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER, OPTION GRANT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND (II) UNLESS IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP (AS AMENDED AND RESTATED FROM TIME TO TIME), A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE PARTNERSHIP.

  8.2 Lost or Destroyed Certificates. The Partnership may issue a new certificate for Units in place of any certificate or certificates theretofore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and subject reasonably satisfactory to the General Partner by the Person claiming the certificate to be lost or destroyed.

  8.3 Transfer of Units. No Transfer of Units shall be valid as against the Partnership except upon surrender to and cancellation of the certificate therefor, accompanied by an assignment or transfer by the Partner, subject to any restrictions on Transfer contained in this Agreement.

  8.4 Exchange of Units. (a) Each holder (other than Public Corp. or any of its Subsidiaries) of a Unit shall be entitled to exchange, at any time and from time to time, any or all of such holder's Units, for a number of fully paid and non-assessable shares of Class A Common Stock equal to the difference between
(i) the number of shares of Class A Common Stock outstanding divided by (A) one minus (B) a fraction, the numerator of which shall be the Book Capital Account (as defined in Section 2.8(a)(i) and computed as if, immediately prior to the exchange, there was a Revaluation pursuant to Section 2.8(e)) of such holder attributable to the Units exchanged at the time of the proposed exchange, and the denominator of which shall be the Book Capital Accounts (as defined in Section 2.8(a)(i) and computed as if, immediately prior to the exchange, there was a Revaluation pursuant to Section 2.8(e)) of Prodigy immediately after the exchange of Units (giving effect to Section 2.8(a)(vii) and (ii) the number of shares of Class A Common Stock outstanding; provided, however, that from and after such time that the Book Capital Account of such holder equals the Imputed Capital Account of such holder, each holder (other than Public Corp. or any of its Subsidiaries) of a Unit shall be entitled to exchange, at any time and from time to time, any or all of such holder's Units, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Class A Common Stock. Such right shall be exercised by the surrender to Public Corp. of the certificate or certificates representing the Units to be exchanged at any time during normal business hours at the principal executive offices of Public Corp. or at the office of the Transfer Agent (as defined in the Restated Certificate of Incorporation), accompanied by a written notice of the holder of such Units stating that such holder desires to exchange such Units, or a stated number of Units represented by such certificate or certificates, into the relevant number of shares of Class A Common Stock, and, if any such Class A Common Stock certificate is to be issued in a name other than that of the holder of the Unit or Units exchanged, by instruments of transfer to Public Corp., in form satisfactory to Public Corp. and to the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Section 8.4(e).

    (b) As promptly as practicable following the surrender for exchange of a certificate representing Units in the manner provided in Section 8.4(a), and the payment in cash of any amount required by Section 8.4(e), Public Corp. will deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such exchange, issued in such name or names as such holder may direct. Such exchange shall be deemed to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing Units. Upon the date any such exchange is made or effected, all rights of the holder of such Units as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of Public Corp. shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

    (c) In the event of a reclassification or other similar transaction approved in accordance with Article FIFTH, Clauses (f)(ii) and (g)(i) of the Restated Certificate of Incorporation as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Units shall be entitled to receive upon exchange the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the exchange of any Unit; provided, however, that if a Unit shall be exchanged subsequent to the record date for the payment of a dividend or other distribution on Units but prior to such payment, then the registered holder of such Unit at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such Unit on such date notwithstanding the exchange thereof or the default in payment of the dividend or distribution due on such date.

    (d) Public Corp. covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding Units, such number of shares of Class A Common Stock that shall be issuable upon the exchange of all such outstanding Units. Public Corp. covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon exchange, Public Corp. will cause such shares to be so registered or approved, as the case may be. Public Corp. will use its best efforts to list the shares of Class A Common Stock required to be delivered upon exchange prior to such delivery upon the Nasdaq National Market and/or each national securities exchange upon which the outstanding Class A Common stock is listed at the time of such delivery. Public Corp. covenants that all shares of Class A Common Stock that shall be issued upon exchange of the Units will, upon issue, be validly issued, fully paid and non-assessable.

    (e) The issuance of certificates for shares of Class A Common Stock upon exchange of Units shall be made without charge to the holders of such Units for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the Units exchanged, then the person or persons requesting the issuance thereof shall pay to Public Corp. the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of Public Corp. that such tax has been paid or is not payable.

  8.5 Combinations and Subdivisions. The Partnership will not in any manner subdivide (by any split, distribution, reclassification, recapitalization or otherwise) or combine (by reverse split, reclassification, recapitalization or otherwise) the outstanding Units unless an identical event is occurring with respect to the Class A Common Stock, in which event the Units shall be combined or subdivided concurrently with and in the same manner as the Class A Common Stock.

  8.6 Incentive Plans; Registered and Private Offerings.

    (a) At any time Public Corp. issues a share of Class A Common Stock pursuant to an Employee Benefit Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur: (i) Public Corp. shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the current per share market price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised);
  (ii) the Partnership shall be deemed to purchase from Public Corp. a share of Class A Common Stock for an amount of cash equal to the amount of cash deemed contributed by Public Corp. to the Partnership in clause (i) above (and such share is deemed delivered to its owner under the Employee Benefit
  Plan); (iii) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by Public Corp. with respect to such share, if any, shall be concurrently transferred to the Partnership (and such net proceeds so transferred shall not constitute a capital contribution); and (iv) the Partnership shall issue to Public Corp., in its capacity as General Partner, one (1) Unit registered in the name of Public Corp. The Partnership shall retain any net proceeds that are paid directly to the Partnership.

    (b) At any time Public Corp. issues a share of Class A Common Stock pursuant to a primary public offering registered under the Securities Act or in a private placement (including in connection with any acquisition, business combination, merger or similar transaction), the net proceeds, assets or securities received by Public Corp. with respect to such share, if any, shall be concurrently transferred to the Partnership and the Partnership shall issue to Public Corp., in its capacity as General Partner, one (1) Unit registered in the name of Public Corp.

                                   ARTICLE 9

                                 Miscellaneous

  9.1 Amendment of this Agreement. Other than the right of the General Partner to adjust the number of Units and Percentage Interests set forth in Schedule
2.5 hereto in accordance with this Agreement, this Agreement may be amended only upon the unanimous approval thereof by the Partners.

  9.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

  9.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and may be executed by facsimile signature. All counterparts shall collectively constitute one and the same Agreement.

  9.4 Headings; Recitals. The descriptive headings of this Agreement and its Schedules and Exhibits and the recitals herein are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

  9.5 Integration. This Agreement, including the Schedules and Exhibits hereto and all other documents referenced herein or contemplated hereby, constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superceded and canceled by this Agreement.

  9.6 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable Order or judgment (each such provision, an "invalid provision"), then such provision shall be severed from this Agreement and shall be inoperative, and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

  9.7 Notices. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered: (a) if delivered in person, on the date of such delivery; (b) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail; or (c) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission provided that notice is also sent on the same day by one of the methods set forth in (a) or
(b) above. Such notice or other communication shall be sent to the following address(es) (or such other address(es) as the relevant party may designate from time to time in writing):

  If to SBC Partner:

    James S. Kahan
    Senior Vice President
    Corporate Development
    SBC Communications Inc.
    175 East Houston Street
    San Antonio, Texas 78705

    Telecopy: (210) 351-5034
    Telephone: (210) 351-5030

    With copies, which shall not constitute notice, to:

    Senior Counsel--M&A
    SBC Communications Inc.
    175 East Houston Street
    San Antonio, Texas 78705

    Telecopy: (210) 351-3488
    Telephone: (210) 351-3445

    Joseph B. Frumkin, Esq.
    Keith A. Pagnani, Esq.
    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004

    Telecopy: (212) 558-3588
    Telephone: (212) 558-4000

  If to Prodigy Communications Limited Partnership or Public Corp.:

    Prodigy Communications Corporation
    44 South Broadway
    White Plains, New York 10601

    Telecopy: (914) 448-8198
    Telephone: (914) 448-8000
    Attention:   Andrea S. Hirsch
                  Executive Vice President
                  Business Development
                  and General Counsel

    With a copy, which shall not constitute notice, to:

    David A. Westenberg, Esq.
    Hale and Dorr LLP
    60 State Street
    Boston, Massachusetts 02109

    Telecopy: (617) 526-5000
    Telephone: (617) 526-6000

  9.8 Further Assurances. In addition to any other obligations set forth in this Agreement, each party agrees to take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other party for the implementation or continuing performance of this Agreement. Unless otherwise expressly set forth herein, any agreement by a party to take or refrain from taking any action shall constitute an agreement by such party to cause each of its subsidiaries, and to use all reasonable best efforts to cause each of its Affiliates, to so act or refrain from acting.

  9.9 No Third Party Beneficiaries. This Agreement is entered into solely among, and may be enforced only by, the parties hereto. This Agreement shall not be deemed to create any rights in any third parties, including suppliers, customers and employees of any party, or to create any obligations of a party to any such third parties. Notwithstanding the foregoing, any Person entitled to indemnification hereunder shall be deemed to be an express third party beneficiary hereof with respect to all matters relating to such indemnification, and may enforce the provisions of this Agreement relating thereto to the same extent as if such Person were a party hereto.

  9.10 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto. Any attempted assignment that does not comply with this
Section 9.10 shall be void.

  9.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each party hereto.

  9.12 No Agency. Each of the parties hereto shall have no right, power or authority to assume or create any obligation or responsibility on behalf of any of the other parties.

  9.13 Consent to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal court of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents governed by Delaware law referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and, to the fullest extent permitted by law, agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
9.7 of this Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

  9.14 Equitable Remedies. Each party acknowledges that no adequate remedy of law would be available for any breach of this Agreement, and any breach of any Section or Article of this Agreement by one party would irreparably injure the other party or parties and accordingly agrees that in the event of a breach of any Section or Article of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without bond or security being required), and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably harmed.

  9.15 Principles of Construction. In this Agreement and all other attached Schedules, Exhibits or Attachments to this Agreement, unless otherwise expressly indicated or required by the context:

    reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

    references in this Agreement to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re-enacted, redesignated, amended or extended from time to time and references herein or in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms;

    defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

    the words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term;

    accounting terms used herein but not defined herein shall have their respective meanings provided under GAAP;

    the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or its Schedules or Exhibits shall refer to this Agreement and its Schedules and Exhibits as a whole and not to any particular provision hereof or thereof, as the case may be; and

    any reference herein to a time of day means the time of day in New York, New York.

  9.16 No Waiver of Rights. No failure or delay on the part of a party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. No waiver shall be effective unless in writing signed by the waiving party.

  9.17 Force Majeure. If any circumstance beyond the reasonable control of any party occurs which delays or renders impossible the performance of that party's obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such party shall notify the other parties in writing as soon as practicable, but in no event more than ten days, after the occurrence of such force majeure. In such event, the parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such party who fails because of force majeure to perform its obligations hereunder shall use commercially reasonable efforts to implement work-arounds or otherwise minimize the length of the delay and to resume promptly performance upon the cessation of the force majeure. Events of force majeure shall include war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, power outages, and acts of God; provided, however, that, in the event that a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder and could be considered an event of force majeure, the characterization of such change in law, rule or regulation as an event of force majeure shall be without prejudice to the obligations of the parties under Section 9.6 above.

  9.18 Negotiated Terms . Each party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between the parties of all risks (both known and unknown) associated with the transactions contemplated by this Agreement.

  IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.


                                        GENERAL PARTNER

                                        PRODIGY COMMUNICATIONS CORPORATION


                                        By: ____________________________________
                                            Name:
                                            Title:

                                        INITIAL LIMITED PARTNER

                                        PRODIGY TRANSITION CORPORATION


                                        BY: ____________________________________
                                            Name:
                                            Title:

                                        LIMITED PARTNER

                                        SBC INTERNET COMMUNICATIONS, INC.


                                        By: ____________________________________
                                            Name:
                                            Title:

                                                                         ANNEX E



                         REGISTRATION RIGHTS AGREEMENT

                              Dated as of   , 2000

                                  by and among

                       Prodigy Communications Corporation

                            SBC Communications Inc.

                                      and

                        SBC Internet Communications Inc.

  This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of , 2000, by and among Prodigy Communications Corporation, a Delaware corporation ("Prodigy"), SBC Communications Inc. a Delaware corporation ("SBC") and SBC Internet Communications, Inc., a Delaware corporation and an indirect wholly owned subsidiary of SBC ("SBC Sub").

                                    RECITALS

  WHEREAS, Prodigy, Prodigy Transition Corporation, a Delaware corporation and a wholly owned subsidiary of Prodigy, Prodigy Communications Limited Partnership, a Delaware limited partnership, SBC and SBC Sub have entered into an Investment, Issuance, Contribution and Assumption Agreement, dated as of November 19, 1999 (the "Investment Agreement"); and

  WHEREAS, pursuant to the Investment Agreement, SBC Sub received SBC Units (as defined in the Investment Agreement), which are exchangeable into Registrable Securities (as defined below) in accordance with the Restated Certificate of Incorporation (as defined below), and the Investment Share (as defined in the Investment Agreement), which is convertible into a Registrable Security in accordance with the Restated Certificate of Incorporation; and

  WHEREAS, Prodigy has agreed to provide the registration rights set forth in this Agreement;

  NOW THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

  1. Definitions.

  Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to such terms in the Investment Agreement. As used in this Agreement, the following capitalized terms shall have the following meanings:

    "Amended and Restated By-Laws" means the Amended and Restated By-Laws of Prodigy as adopted on . , 2000.

    "Class A Common Shares" shall mean the shares of Class A Common Stock, par value $.01 per share, of Prodigy.

    "Demand Registration" shall have the meaning set forth in Section 2(a) hereof.

    "Demand Registration Statement" shall have the meaning set forth in
  Section 2(a) hereof.

    "Effective Time" shall mean the date on which the SEC declares a Registration Statement effective or on which such Registration Statement otherwise becomes effective.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Indemnified Person" shall have the meaning set forth in Section 6(a) hereof.

    "Investment Agreement" shall have the meaning set forth in the Recitals.

    "NASD Rules" shall mean the Rules of the National Association of Securities Dealers, Inc., as amended from time to time.

    "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

    "Piggyback Registration" shall have the meaning set forth in Section 3(a) hereof.

    "Prodigy" shall have the meaning set forth in the Preamble.

    "Proposed Registration" shall have the meaning set forth in Section 3(a) hereof.

    "Prospectus" shall mean the prospectus (including, without limitation, any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act) included in a Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to such prospectus, including all material incorporated by reference in such prospectus and all documents filed after the date of such prospectus by Prodigy under the Exchange Act and incorporated by reference therein.

    "Registration Expenses" shall have the meaning set forth in Section 5(a) hereof.

    "Registrable Securities" shall mean the Class A Common Shares issued to SBC, SBC Sub or any direct or indirect transferee of SBC or SBC Sub upon conversion of shares of Class B Common Stock or in exchange for Units, from time to time, together with any other Class A Common Shares owned by SBC, SBC Sub or such transferee, provided that a security ceases to be a Registrable Security when it is no longer a Restricted Security.

    "Registration Statement" shall mean any registration statement of Prodigy which covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

    "Restated Certificate of Incorporation" means the Restated Certificate of Incorporation of Prodigy as filed on . , 2000 with the Secretary of State of the state of Delaware pursuant to the Delaware General Corporation Law.

    "Restricted Security" shall mean any security unless and until:

      (i) a registration statement with respect to the sale of such security shall have been declared effective under the Securities Act and such security shall have been disposed of in accordance with such registration statement,

      (ii) it is distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act,

      (iii) the provisions of Section 7(b) hereof apply, or

      (iv) such security shall have been otherwise transferred pursuant to an applicable exemption under the Securities Act, new certificates for such security not bearing a legend restricting further transfer shall have been delivered by Prodigy and such security shall be freely transferable to the public without registration under the Securities Act.

    "SBC" shall have the meaning set forth in the Preamble.

    "SBC Sub" shall have the meaning set forth in the Preamble.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "SEC" shall mean the Securities and Exchange Commission.

    "underwritten", "underwritten registration", "underwritten offering" or "underwritten registered offering" shall mean a registration in which securities of Prodigy are sold to an underwriter for re-offering to the public pursuant to an effective Registration Statement.

  2. Demand Registrations.

    (a) Notice. SBC or SBC Sub may at any time make a written request to Prodigy that Prodigy file a registration statement (a "Demand Registration Statement") registering for offer and sale all or a part of its Registrable Securities with the SEC under and in accordance with provisions of the Securities Act (a "Demand Registration"). All requests made pursuant to this paragraph will specify the aggregate number of the Registrable Securities to be registered and will also specify the intended methods of disposition thereof.

    (b) Restrictions. Each Demand Registration Statement shall be filed as soon as possible but in no event later than 30 days (which time period may be extended at the option of Prodigy for up to one hundred twenty (120) days no more than one time in any calendar year if the Board of Directors of Prodigy provides written notice (accompanied by a resolution of the Board setting forth the following) to SBC and/or SBC Sub, as the case may be, that it has determined that the filing of a Demand Registration Statement would require Prodigy to disclose material non-public information, the disclosure of which Prodigy's Board of Directors believes would be materially harmful to Prodigy and its stockholders at that time) after the date SBC and/or SBC Sub, as the case may be, makes the written request for registration under the preceding paragraph, so long as Registrable Securities are still outstanding at each such time. Prodigy shall not be required to effect more than two Demand Registrations pursuant to this Section 2 in any calendar year.

    (c) Effectiveness. Prodigy agrees to use its best efforts to cause each such Demand Registration Statement to be declared effective by the SEC within 45 calendar days after filing, and to keep it continuously effective for a period of 120 days following the dates on which each such Demand Registration Statement is declared effective or until all Registrable Securities included therein have been sold, if earlier.

    (d) Priority of Securities in Demand Registrations. In connection with any underwritten Demand Registration, if the managing underwriter or underwriters advise Prodigy in writing that, in its or their reasonable opinion, the inclusion of the number of securities proposed to be registered exceeds the number which can be sold in such offering, Prodigy will include in such registration the number of securities which, in the opinion of such underwriter or underwriters, can be sold as follows: (i) first, the Registrable Securities requested to be included in such Demand Registration by SBC and/or SBC Sub, as the case may be; (ii) second, the Registrable Securities requested to be included in such Demand Registration, pro rata among the holders of Registrable Securities which have requested their Registrable Securities to be included therein; (iii) third, any Class A Common Shares Prodigy proposes to sell; and (iv) fourth, other Class A Common Shares requested to be included in such Demand Registration.

    (e) Selection of Underwriters. SBC and/or SBC Sub, as the case may be, shall have the right, with respect to any Registration Statement to be filed as a result of a Demand Registration, to determine whether such registration shall be underwritten or not and to select any managing underwriter or underwriters to administer the offering, which managing underwriter or underwriters will be of nationally recognized standing and which will be reasonably acceptable to Prodigy.

  3. Piggyback Registration Rights.

    (a) Rights to Piggyback. Subject to the last sentence of this paragraph, whenever Prodigy proposes to file a registration statement under the Securities Act (a "Proposed Registration") with respect to any proposed public offering by Prodigy or by any holders of Class A Common Shares (or securities convertible into or exchangeable or exercisable for Class A Common Shares) and the registration form to be used may be used for the registration of the Registrable Securities (a "Piggyback Registration"), Prodigy will give prompt written notice to SBC and SBC Sub of its intention to effect such a registration and will, subject to Section 3(b) below, include in such Piggyback Registration all Registrable Securities with respect to which Prodigy has received written request for inclusion therein within 15 days after receipt of Prodigy's notice. Registrable Securities with respect to which such requests for registration have been received will be registered by Prodigy and offered to the public pursuant to this
  Section 3 on the same terms and subject to the same conditions applicable to the registration in a Proposed Registration of Class A Common Shares to be sold by Prodigy or by persons selling under such Proposed Registration. Holders of Registrable Securities will not be entitled to include Class A Common Shares pursuant to this

  Section 3(a) in any Registration Statement pertaining to the registration of any securities of Prodigy in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock options or other employee benefit plans.

    (b) Priority on Piggyback Registrations. In connection with an underwritten Piggyback Registration, if the managing underwriter or underwriters advise Prodigy in writing that, in its or their reasonable opinion, the inclusion of the number of securities proposed to be registered exceeds the number which can be sold in such offering, Prodigy will include in such registration the number of securities which, in the opinion of such underwriter or underwriters, can be sold as follows: (i) first, the Class A Common Shares Prodigy proposes to sell or if the registration is in response to a demand registration right of a Person (other than SBC or SBC Sub) whose registration rights exist as of the date hereof and require such a priority, the securities that the Person(s) demanding such registration propose or proposes to sell to the extent of such a priority, (ii) second, the Registrable Securities requested to be included in such registration and any securities requested to be included in such registration by a Person who exercises its rights to have its securities included in such registration, but only to the extent of such rights, pro rata among the holders of Registrable Securities which have requested their Registrable Securities to be included therein and such Persons which have requested their securities to be included therein and
  (iii) third, other Class A Common Shares requested to be included in such registration.

    (c) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, Prodigy will select a managing underwriter or underwriters to administer the offering, which managing underwriter or underwriters will be of nationally recognized standing and which will be reasonably acceptable to SBC.

  4. Registration Procedures.

  In connection with Prodigy's obligation to file Registration Statements pursuant to Sections 2 or 3 hereof, Prodigy shall use its best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto Prodigy shall:

    (a) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of the Registration Statement, furnish to SBC and/or SBC Sub, as the case may be, and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the review of SBC and/or SBC Sub, as the case may be, and such managing underwriters, and Prodigy shall not file any Registration Statement or amendment thereto or any Prospectus or any supplement thereto (including such documents incorporated by reference) to which SBC or the managing underwriters, if any, shall reasonably object;

    (b) prepare and file with the SEC such amendments and post-effective amendments to any Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by SBC and/or SBC Sub, as the case may be, or any underwriter of Registrable Securities or as may be required by the Securities Act or any rules or regulations promulgated thereunder or otherwise necessary to keep the Registration Statement effective for the applicable period;

    (c) cause the final Prospectus as supplemented to be filed pursuant to Rule 424 under the Securities Act if then required by the Securities Act;

    (d) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

    (e) notify SBC and/or SBC Sub, as the case may be, and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notification in writing:

      (1) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective,

      (2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information,

      (3) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose,

      (4) of the receipt by Prodigy of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and

      (5) of the happening of any event or the existence of any state of facts that requires the making of any changes in the Registration Statement or the Prospectus included therein so that, as of such date, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to SBC and SBC Sub to suspend the use of the Prospectus until the requisite changes have been made);

    (f) use its best efforts to prevent the issuance, and if issued to obtain the withdrawal, of any order suspending the effectiveness of the Registration Statement at the earliest possible time;

    (g) if reasonably requested by SBC and/or SBC Sub, as the case may be, or the managing underwriter, immediately incorporate in a Prospectus supplement or post-effective amendment such information as SBC and/or SBC Sub, as the case may be, and the managing underwriters agree should be included therein relating to the sale of the Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering, including the plan of distribution therefor; and make all required filings of such Prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

    (h) promptly prior to the filing of any document which is to be incorporated by reference into the Registration Statement or the Prospectus (after initial filing of the Registration Statement) (i) provide copies of such document to counsel to SBC and/or SBC Sub, as the case may be, and to the managing underwriters, if any, and (ii) make Prodigy's representatives available for discussion of such document and make such changes in such document prior to the filing thereof as counsel for SBC and/or SBC Sub, as the case may be, or underwriters may reasonably request;

    (i) furnish to SBC and/or SBC Sub, as the case may be, and each managing underwriter, without charge, at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

    (j) deliver to SBC and/or SBC Sub, as the case may be, and the underwriters, if any, without charge, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Persons may reasonably request; Prodigy consents (except during the continuance of any event described in Section 4(e)(5) above) to the use of the Prospectus and any amendment or supplement thereto by SBC and/or SBC Sub, as the case may be, and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus and any amendment or supplement thereto;

    (k) prior to any offering of Registrable Securities pursuant to any Registration Statement, (i) Prodigy shall register or qualify or cooperate with SBC and/or SBC Sub, as the case may be, and its or their counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or "blue sky" laws of such jurisdictions of or within the United States of America as SBC or any underwriter reasonably requests in writing, (ii) keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers and sales in such jurisdictions for so long as may be necessary to enable SBC and/or SBC Sub, as the case may be, or the managing underwriters, if any, to complete its distribution of Registrable Securities pursuant to a Registration Statement, and (iii) take any and all other actions necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that in no event shall Prodigy be obligated to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify but for this Section 4(k) or (ii) file any general consent to service of process in any such jurisdiction where it is not as of the date hereof so subject;

    (l) cooperate with SBC and/or SBC Sub, as the case may be, and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to the Registration Statement, which certificates, if so required by any securities exchange upon which any Registrable Securities are listed, shall be penned, lithographed or engraved, or produced by any combination of such methods, on steel engraved borders, and which certificates shall be free of any restrictive legends and in such denominations and registered in such names as SBC and/or SBC Sub, as the case may be, or the managing underwriters may request at least two business days prior to the sale of Registrable Securities pursuant to the Registration Statement;

    (m) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities of or within the United States of America as may be necessary to enable SBC and/or SBC Sub, as the case may be, or the managing underwriters, if any, to consummate the disposition of such Registrable Securities;

    (n) if any fact contemplated by Section 4(e)(5) above shall exist, promptly prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, if the Board of Directors of Prodigy provides written notice (accompanied by a resolution of the board setting forth the following) to SBC and/or SBC Sub, as the case may be, that it has determined that it is advisable to disclose in the Registration Statement material non-public information, the disclosure of which Prodigy's Board of Directors believes would be materially harmful to Prodigy and its stockholders at that time, Prodigy shall not be required to prepare and file such amendment, supplement or document for such period as the Board of Directors of Prodigy believes such disclosure would be materially harmful to Prodigy; provided that such period shall be no more than sixty calendar days. If Prodigy notifies SBC and/or SBC Sub, as the case may be, of the occurrence of any event contemplated by Section 4(e)(5) above, each of SBC and SBC Sub agrees, as a consequence of the inclusion of any of SBC's or SBC Sub's Registrable Securities in the Registration Statement, to suspend the use of the Prospectus until the requisite changes to the Prospectus have been made;

    (o) use all reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be listed for quotation on the Nasdaq National Market or other stock exchange or trading system on which the Registrable Securities primarily trade on or prior to the Effective Time of the Registration Statement;

    (p) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions in connection therewith as may be reasonably requested by SBC and/or SBC Sub, as the case may be, and the managing underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration:

      (1) make such representations and warranties to SBC and/or SBC Sub, as the case may be, and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings;

      (2) obtain opinions of counsel to Prodigy and bring-downs of such opinions (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to SBC and to the managing underwriters, if any, and addressed to SBC and/or SBC Sub, as the case may be, and the underwriters, if any, covering: (i) in the case of an underwritten offering, the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by SBC and/or SBC Sub, as the case may be, and the underwriters (it being agreed that the matters to be covered shall include, without limitation, as of the date of the opinion and as of the Effective Time of the Registration Statement or most recent post-effective amendment thereto, as the case may be, a statement as to the absence from the Registration Statement and the Prospectus, including the documents incorporated by reference therein, of an untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading), and (ii) in the case of offerings not involving an underwriter, the matters customarily covered in opinions requested in the type of offering involved, and, in the case of (i) or (ii), stating that the Registration Statement complies, as to form, with the requirements of the Securities Act;

      (3) obtain "cold comfort" letters and updates thereof from the independent public accountants of Prodigy (and, if necessary, from the independent public accountants of any Subsidiary of Prodigy or of any business acquired by Prodigy for which financial statements and financial data are, or are required to be, included in the Registration Statement) addressed to SBC and/or SBC Sub, as the case may be, and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by underwriters in connection with underwritten offerings;

      (4) if an underwriting agreement is entered into, the same shall set forth in full the indemnification and contribution provisions and procedures of Section 6 hereof with respect to all parties to be indemnified pursuant to Section 6 hereof; and

      (5) Prodigy shall deliver such documents and certificates as may be reasonably requested by SBC and/or SBC Sub, as the case may be, and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to Section 4(p)(1) above and to evidence compliance with any conditions contained in the underwriting agreement or other agreement entered into by Prodigy.

The above shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder;

    (q) make available for inspection by SBC and/or SBC Sub, as the case may be, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant retained by SBC and/or SBC Sub, as the case may be, or such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Prodigy and its Subsidiaries, cause the officers, directors, agents and employees of Prodigy and its Subsidiaries to supply all information in each case reasonably requested by SBC and/or SBC Sub, as the case may be, or any such underwriter, attorney or accountant in connection with the Registration Statement, provide SBC and/or SBC Sub, as the case may be, and any such underwriter, attorney or accountant with opportunities to discuss the business of Prodigy and its Subsidiaries with Prodigy's officers and provide SBC and/or SBC Sub, as the case may be, and any such underwriter, attorney or accountant with opportunities to discuss the business of Prodigy and its Subsidiaries with the independent public accountants who have certified Prodigy's most recent annual financial statements in each case, as is customary for similar due diligence investigations; provided that any records, information or documents that are designated in writing by Prodigy, in good faith, as confidential shall be kept confidential by such Persons unless disclosure is made in connection with a court proceeding or required by law, or such records, information or documents become available to the public generally or through a third party without an accompanying obligation of confidentiality; and provided further that, if the foregoing inspection and information gathering would otherwise disrupt Prodigy's conduct of its business, such inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of SBC and/or SBC Sub, as the case may be, and the other parties entitled thereto by one counsel designated by and on behalf of SBC and/or SBC Sub, as the case may be, and other parties;

    (r) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its securityholders as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), an earnings statement of Prodigy and its Subsidiaries complying with Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder (including, at the option of Prodigy, Rule 158);

    (s) in the event that any broker-dealer registered under the Exchange Act shall be an "affiliate" (as defined in Rule 2720(b)(1) of the NASD Rules (or any successor provision thereto)) of Prodigy or has a "conflict of interest" (as defined in Rule 2720(b)(7) of the NASD Rules (or any successor provision thereto)) and such broker-dealer shall underwrite, participate as a member of an underwriting syndicate or selling group or assist in the distribution of any Registrable Securities covered by a Registration Statement, whether as a holder of such Registrable Securities or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, Prodigy shall assist such broker-dealer in complying with the requirements of the NASD Rules, including, without limitation, by (A) engaging a "qualified independent underwriter" (as defined in Rule 2720(b)(15) of the NASD Rules (or any successor provision thereto)) to participate in the preparation of the registration statement relating to such Registrable Securities, to exercise usual standards of due diligence in respect thereto and to recommend the public offering price of such Registrable Securities, (B) indemnifying such qualified independent underwriter to the extent of the indemnification of underwriters provided in Section 6 hereof, and (C) providing such information to such broker-dealer as may be required in order for such broker-dealer to comply with the requirements of the NASD Rules;

    (t) use its reasonable efforts to assist SBC and/or SBC Sub, as the case may be, and the underwriters, if any, in marketing the Registrable Securities, including causing its executive officers to participate in such "road show" presentations and conference calls as may be customary in the marketing of equity securities; provided, however, that SBC and/or SBC Sub, as the case may be, shall cause the managing underwriters or placement agents of any Securities to give such executives reasonable advance notice concerning the scheduling of any such presentation or call; provided, further, that such presentations and conference calls shall be scheduled with the understanding that the regular responsibilities of such executive officers will take priority over any such activities; and

    (u) take all other steps necessary to effect the registration, offering and sale of the Registrable Securities covered by the Registration Statement contemplated hereby.

  Prodigy may require SBC and/or SBC Sub, as the case may be, to furnish to Prodigy such information regarding SBC and/or SBC Sub, as the case may be, and the distribution of such securities as is required to be disclosed in the Registration Statement.

  Each of SBC and SBC Sub agrees by acquisition of such Registrable Securities that, upon receipt of any notice from Prodigy of the happening of any event of the kind described in Section 4(e)(5) hereof, SBC and/or SBC Sub, as the case may be, will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until SBC's and/or SBC Sub's, as the case may be, receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(n) hereof, or until it is advised in writing by Prodigy that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus, and, if so directed by Prodigy, SBC and/or SBC Sub, as the case may be, will deliver to Prodigy (at Prodigy's expense) all copies, other than permanent file copies then in SBC's and/or SBC Sub's, as the case may be, possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice; provided that nothing in this paragraph shall prohibit or restrict SBC and/or SBC Sub, as the case may be, from effecting sales or transfers otherwise than under a Registration Statement. In the event Prodigy shall give any such notice, the time periods mentioned in Section 2(c) hereof shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when SBC and/or SBC Sub, as the case may be, either receives the copies of the supplemented or amended prospectus contemplated by Section 4(n) hereof or is advised in writing by Prodigy that the use of the Prospectus may be resumed.

  5. Registration Expenses.

    (a) All expenses incident to Prodigy's performance of, or compliance, with this Agreement, including without limitation:

      (1) all registration and filing fees (including with respect to filings required to be made with the National Association of Securities Dealers);

      (2) fees and expenses of compliance with securities or blue sky laws of or within the United States of America (including fees and disbursements of counsel for the underwriters or selling holders in connection with blue sky qualifications of the Registrable Securities and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters or SBC and/or SBC Sub, as the case may be, may designate);

      (3) printing, messenger, telephone, delivery, distribution and reproduction expenses;

      (4) fees and disbursements of counsel for Prodigy and up to $100,000 of the fees and disbursements of counsel for SBC and/or SBC Sub, as the case may be, (including the expenses of any opinions required by or incident to such performance) and fees and disbursements for other advisors for SBC and/or SBC Sub, as the case may be;

      (5) fees and disbursements of all independent certified public accountants of Prodigy (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance);

      (6) fees and disbursements of underwriters (excluding discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities or legal expenses of any person other than Prodigy, SBC and SBC Sub);

      (7) fees and expenses of other Persons retained by Prodigy; and

      (8) all out-of-pocket expenses and disbursements arising out of or related to any marketing efforts undertaken pursuant to Section 4(t) of this Agreement

(all such expenses being, herein called "Registration Expenses") will be borne by Prodigy, regardless whether the Registration Statement becomes effective.

  To the extent that any Registration Expenses are incurred, assumed or paid by SBC or SBC Sub, or any underwriter, Prodigy shall reimburse such Person for the full amount of the Registration Expenses so incurred, assumed or paid promptly after receipt of a written request therefor, which shall specify in reasonable detail the nature and amount of the Registration Expenses.

  Prodigy will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, rating agency fees, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by Prodigy are then listed and the fees and expenses of any Person, including special experts, retained by Prodigy.

    (b) In connection with each Registration Statement required hereunder, Prodigy shall not be responsible for the payment of any transfer taxes relating to the sale or disposition of the Registrable Securities by SBC or SBC Sub or for any underwriting discounts and commissions attributable to the sale of Registrable Securities by or on behalf of SBC or SBC Sub.

  6. Indemnification.

    (a) Indemnification by Prodigy. In the event of any registration of securities of Prodigy under the Securities Act, Prodigy shall indemnify and hold harmless (i) in the case of any registration of Registrable Securities hereunder, SBC and/or SBC Sub, as the case may be, and each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Registrable Securities, and each of their respective officers and directors and each Person who controls SBC and/or SBC Sub, as the case may be, or such underwriter, selling agent or other securities professional within the meaning of Section 15 of the Securities Act or
  Section 20 of the Exchange Act, and (ii) in the case of any registration statement of Prodigy, SBC, its directors and officers and each Person who controls SBC within the meaning of Section 15 of the Securities Act or
  Section 20 of the Exchange Act (each such person being sometimes referred to as an "Indemnified Person") against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (x) an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are to be registered under the Securities Act, or any Prospectus contained therein or furnished by Prodigy to any Indemnified Person, or any amendment or supplement thereto, or (y) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (z) the failure of Prodigy to comply with applicable law or the breach by Prodigy of this Agreement, and Prodigy hereby agrees to reimburse such Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that Prodigy shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to Prodigy by such Indemnified Person expressly for use therein.

    (b) Indemnification by SBC and any Underwriters. SBC agrees, as a consequence of the inclusion of any of SBC's Registrable Securities in such Registration Statement, SBC Sub agrees, as a consequence of the inclusion of any of SBC Sub's Registrable Securities in such Registration Statement, and each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Registrable Securities shall agree, as a consequence of facilitating such disposition of Registrable Securities, severally and not jointly, to (i) indemnify and hold harmless Prodigy, its directors, officers who sign the registration statement and each person, if any, who controls Prodigy within the meaning of either
  Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which Prodigy or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Prodigy by SBC and/or SBC Sub, as the case may be, or such underwriter, selling agent or other securities professional expressly for use therein, and (ii) reimburse Prodigy for any legal or other expenses reasonably incurred by Prodigy in connection with investigating or defending any such action or claim as such expenses are incurred.

    (c) Notices of Claims, Etc. Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 6 notify such indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this

  Section 6. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party under this Section 6 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

    (d) Contribution. If the indemnification provided for in this Section 6 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation (even if SBC and/or SBC Sub, as the case may be, or any underwriters, selling agents or other securities professionals or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
  Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of SBC and/or SBC Sub, as the case may be, and any underwriters, selling agents or other securities professionals in this Section 6(d) to contribute shall be several in proportion to the percentage of Registrable Securities registered or underwritten, as the case may be, by them and not joint.

    (e) Notwithstanding any other provision of this Section 6, in no event will either (i) SBC or SBC Sub be required to undertake liability to any person under this Section 6 for any amounts in excess of the dollar amount of the proceeds to be received by SBC or SBC Sub, respectively, from the sale of its Registrable Securities (after deducting any fees, discounts and commissions applicable thereto) pursuant to any Registration Statement under which such Registrable Securities are to be registered under the Securities Act, or (ii) any underwriter, selling agent or other securities professional be required to undertake liability to any person hereunder for any amounts in excess of the discount, commission or other compensation payable to such underwriter, selling agent or other securities professional with respect to the Registrable Securities underwritten by it and distributed to the public.

    (f) The obligations of Prodigy under this Section 6 shall be in addition to any liability which Prodigy may otherwise have to any Indemnified Person and the obligations of any Indemnified Person under this Section 6 shall be in addition to any liability which such Indemnified Person may otherwise have to Prodigy. The remedies provided in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to an indemnified party at law or in equity.

  7. Rule 144.

    (a) Prodigy covenants that it will timely file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Prodigy is not required to file such reports, it will, upon the request of SBC make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will take such further action as SBC and SBC Sub may reasonably request, all to the extent required from time to time to enable SBC and SBC Sub to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC, including providing any legal opinions. Upon the request of SBC and/or SBC Sub, as the case may be, Prodigy will deliver to SBC and/or SBC Sub, as the case may be, a written statement as to whether it has complied with such information and requirements.

    (b) A security ceases to be a Restricted Security when SBC or SBC Sub, as the case may be, is permitted to sell such security to the public without restriction pursuant to Rule 144(k) (or any similar provisions then in force), unless in SBC's or SBC Sub's, as the case may be, reasonable judgment, after consultation with Prodigy, an underwritten registered offering is desirable to distribute the security. The determination as to whether SBC or SBC Sub, as the case may be, is permitted to sell such security to the public without restriction pursuant to Rule 144(k) (including, without limitation, the determination as to whether SBC or SBC Sub, as the case may be, is an "affiliate" of Prodigy, as such term is used in Rule 144), shall be made promptly and in good faith by counsel to SBC or SBC Sub, as the case may be, and counsel to Prodigy at such time as SBC or SBC Sub, as the case may be, seeks to sell such security to the public pursuant to Rule 144(k). In the event that an underwritten registered offering is deemed to be desirable by SBC or SBC Sub, as the case may be, to distribute a security, such security shall continue to be deemed a Restricted Security hereunder.

  8. Approval for Listing.

  Promptly after the date hereof and after any subsequent increase in the number of Registrable Securities, Prodigy shall take all necessary action to cause all of the Registrable Securities to be approved for listing, subject to official notice of issuance, on the Nasdaq National Market or other securities exchange or dealer quotation system on which the Class A Common Shares may then be listed or authorized for quotation.

  9. Term of Registration Rights.

  The rights of SBC and SBC Sub with respect to the registration rights granted pursuant to this Agreement shall remain in effect, subject to the terms hereof, so long as there are Registrable Securities or securities which are convertible or exchangeable for Registrable Securities issued and outstanding.

  10. Further Agreements.

    (a) The parties agree that, subject to the advance notice requirements set forth in the Restated Certificate of Incorporation, any conversion of Class B Common Stock or exchange of Units for Class A Common Shares shall occur, at the option of the exchanging or converting holder, contemporaneously with the registration of the Class A Common Shares to be received, or the consummation of the sale of such Class A Common Shares pursuant to such registration, or at such other time as such holder shall request in writing.

    (b) Prodigy will not file any registration statement under the Securities Act unless it shall first have given to SBC and/or SBC Sub, as the case may be, for so long as SBC and/or SBC Sub, as the case may be, owns beneficially (as such term is defined in the Exchange Act) 10% or more of the Common Stock (as defined in the Restated Certificate of Incorporation) of Prodigy at the time outstanding or is otherwise deemed to be a control person under the Securities Act, at least 10 days' prior written notice thereof and, if so requested by SBC and/or SBC Sub, as the case may be, within 10 days after such notice, SBC and/or SBC Sub, as the case may be, shall have the right, at any time when, in the reasonable judgment of SBC and/or SBC Sub, as the case may be, SBC and/or SBC Sub, as the case may be, is or might be deemed a controlling person of Prodigy within the meaning of the Securities Act, (a) to participate in the preparation and filing of each such registration statement to the extent provided in Section 4 hereof; (b) to receive the documents and notices specified in Section 4 hereof and to make the requests specified in Section 4 hereof; (c) to receive signed copies of the documents specified in Section 4 hereof addressed to SBC and/or SBC Sub, as the case may be; and (d) to pay the fees and disbursements of counsel to SBC and/or SBC Sub, as the case may be, which assists in such participation. If any such registration statement refers to SBC and/or SBC Sub, as the case may be, by name or otherwise as the holder of any securities of Prodigy, then SBC and/or SBC Sub, as the case may be, shall have the right (in addition to any other rights it may have under this Agreement) to require, in the event that such reference to SBC and/or SBC Sub, as the case may be, by name or otherwise is not required by the Securities Act or any rules and regulations promulgated thereunder, the deletion of the references to SBC and/or SBC Sub, as the case may be.

  11. Miscellaneous.

    (a) Remedies. Each of SBC and SBC Sub, in addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Prodigy agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

    (b) Registration Rights of Other Persons. Prodigy may grant to any Person other than SBC and SBC Sub the right to request a registration of securities of Prodigy under the Securities Act or the right to be included as a selling stockholder in connection with any registration of Registrable Securities; provided, however, that the granting of any such rights shall not conflict with or otherwise alter any rights granted to SBC and SBC Sub hereunder. The rights granted to SBC and SBC Sub hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of Prodigy's securities under any other agreements.

    (c) Adjustments Affecting Registrable Securities. Prodigy will not take any action, or permit any change to occur, with respect to the Registrable Securities which would (i) adversely affect the ability of SBC or SBC Sub to include such Registrable Securities in a registration undertaken pursuant to this Agreement or (ii) adversely affect the marketability of such Registrable Securities in any such registration.

    (d) Amendments and Waivers. This Agreement, including this Section 11(d), may be amended, and waivers or consents to departures from the provisions hereof may be given, only by a written instrument duly executed by Prodigy, SBC and SBC Sub. Each holder of Registrable Securities outstanding at the time of any such amendment, waiver or consent or thereafter shall be bound by any amendment, waiver or consent effected pursuant to this Section 11(d), whether or not any notice, writing or marking indicating such amendment, waiver or consent appears on the Registrable Securities or is delivered to such holder.

    (e) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:

      (1) if to SBC or SBC Sub, initially at its address at  . , Attention:
     . , with a copy to General Counsel, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 11(e); and

      (2) if to Prodigy, initially at its address at . , Attention: . , and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 11(e).

  All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

    (f) Parties in Interest; Benefits of Registration Rights. The parties to this Agreement intend that each of SBC and SBC Sub shall be entitled to receive the benefits of this Agreement and that each of SBC and SBC Sub shall be bound by the terms and provisions of this Agreement by reason of its election with respect to the Registrable Securities which are included in a Registration Statement. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. In the event that any transferee of SBC or SBC Sub shall acquire Registrable Securities, in any manner, whether by gift, bequest, purchase, operation of law or otherwise, SBC, SBC Sub and such transferee may, without any further writing or action of any kind, jointly exercise the registration rights hereunder in such manner and in such proportion as SBC and SBC Sub shall determine and, if such transferee jointly exercises such registration rights with SBC and/or SBC Sub hereunder, such transferee shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement to the aforesaid extent.

    (g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    (h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

    (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any provisions relating to conflicts of laws.

    (j) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

    (k) Survival. The respective indemnities, agreements, representations, warranties and other provisions set forth in this Agreement or made pursuant hereto shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of SBC, SBC Sub, any director or officer of SBC or SBC Sub, any agent or underwriter, any director, officer or partner of such agent or underwriter, or any controlling person of any of the foregoing, and shall survive the transfer and registration of the Registrable Securities of SBC and SBC Sub.

    (l) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by Prodigy with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          PRODIGY COMMUNICATIONS CORPORATION


                                          By:__________________________________
                                            Name:
                                            Title:

                                          SBC COMMUNICATIONS INC.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          SBC INTERNET COMMUNICATIONS INC.


                                          By: _________________________________
                                            Name:
                                            Title:

                                                                         ANNEX F

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       PRODIGY COMMUNICATIONS CORPORATION

    (originally incorporated under the name Prodigy, Inc. on June 13, 1996)

  Prodigy Communications Corporation (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

  FIRST. The name of the Corporation is: Prodigy Communications Corporation.

  SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

  THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

  FOURTH. (a) Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 290,000,001 shares, consisting of: (i) 280,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"); (ii) 1 share of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); and (iii) 10,000,000 shares of Series Preferred Stock, par value $.01 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. The Class A Common Stock and the Class B Common Stock shall hereinafter collectively be called the "Common Stock." The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by each of the following, voting separately as a class: (y) the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors ("Voting Stock") irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereinafter enacted; and (z) if a Class B Director (as defined below) is then entitled to be a member of the Executive Steering Committee (as defined), by the affirmative vote of the holders of a majority of the Class B Common Stock.

  (b) Terms of Common Stock; Voting; Directors.

  (i) Rights and Privileges; Voting Rights. (A) All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as otherwise provided in this Restated Certificate of Incorporation.

  (B) The holders of shares of Common Stock shall have the following voting rights:

  (1) Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held by such holder on all matters submitted to a vote of the holders of Common Stock.

  (2) Each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held by such holder and one vote for each Unit (as defined below) held by such holder on all matters submitted to a vote of the holders of Common Stock. "Units" shall mean units in Prodigy Communications, Limited Partnership, the Delaware limited partnership in which the Corporation is the sole General Partner, or any successor entity thereto (the "Operating Partnership"), issued under its Amended and

Restated Limited Partnership Agreement, as amended from time to time (the "L.P. Agreement"). A copy of the L.P. Agreement shall be made available to any stockholder of the Corporation upon request.

  (3) Except as may be provided pursuant to resolutions of the Board, adopted pursuant to the provisions of this Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Corporation (the "Amended and Restated By-Laws"), establishing any series of Preferred Stock and granting to the holders of such shares of Preferred Stock rights to elect additional directors under specified circumstances, and subject to Article FIFTH, Clause (c) below, the Board of Directors shall consist of nine (9) directors. Subject to Article FIFTH, Clause (c) below: (x) the holders of the Class B Common Stock, voting separately as a class, shall be entitled to elect three (3) of the nine (9) directors of the Board (each a "Class B Director"); and the remaining six (6) directors (each a "Class A Director"), shall be elected by the vote of the holders of the Common Stock (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock), voting as a class.

  (4) Except as otherwise required in this Restated Certificate of Incorporation or the Amended and Restated By-Laws or by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock).

  (5) There shall be no cumulative voting.

  (C) Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, no vote of the holders of Class A Common Stock, and only the vote of seventy-five percent (75%) of the holders of the Class B Common Stock voting separately as a class, shall be required to approve or take any action necessary to authorize a merger of the Operating Partnership (and optionally any one or more of its subsidiaries) into the Corporation, and to amend this Restated Certificate of Incorporation accordingly, provided that the Corporation is the surviving entity in the merger and the economic and voting interests of the holders of Class A Common Stock in the merged entities (taken as a whole) immediately after such merger are the same as the economic and voting interests of the holders of Class A Common Stock in the merged entities (taken as a whole) immediately before such merger.

  (ii) Dividends and Distributions.

  (A) Subject to the preferences applicable to Preferred Stock, if any, outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Corporation's Board of Directors (the "Board") from time to time out of assets or funds of the Corporation legally available thereof; provided, that, subject to the provisions of this Article FOURTH, Clause (b)(ii), the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.

  (B) In the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock including distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock which occur after the first date upon which the Corporation has issued shares of any of Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of any such dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock, the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number.

  (C) In the case of dividends or other distributions consisting of other voting securities of the Corporation or of voting securities of any corporation which is a wholly owned subsidiary of the Corporation, the

Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that: (1) the voting rights of each such security paid to the holders of Class B Common Stock, when compared to the voting rights of each such security paid to the holders of Class A Common Stock, shall have voting rights determined pursuant to the same formula as provided in Clause (b)(i)(B)(2) of Article FOURTH above; (2) such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of Class B Common Stock; and (3) with respect only to dividends or other distributions of voting securities of any corporation which is a wholly owned subsidiary of the Corporation, the respective voting rights of each such security paid to holders of Class A Common Stock and Class B Common Stock with respect to the election of directors shall otherwise be as comparable as is practicable, as determined by the Board, to those of the Class A Common Stock and Class B Common Stock, respectively.

  (D) In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation or voting securities of another corporation which is a wholly owned subsidiary of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that: (1) the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common Stock, when compared to the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A Common Stock, shall have voting rights determined pursuant to the same formula as provided in Clause (b)(i)(B)(2) of Article FOURTH above; and (2) such underlying securities paid to the holders of the Class B Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of the Class B Common Stock.

  (iii) Conversion of Class B Common Stock.

  (A) Each holder of Class B Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of such holder's Class B Common Stock, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation's transfer agent (the "Transfer Agent"), accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of Class A Common Stock, and, if any such Class A Common Stock certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Article FOURTH, Clause
(b)(iii)(F) below.

  (B) Each share of Class B Common Stock transferred by one or more Parent Entities (as defined below) to one or more persons or entities other than Parent Entities, and each share of Class B Common Stock held by one or more entities other than Parent Entities, shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such transfer; provided that no such conversion shall occur solely as a result of the pledge or hypothecation of any Class B Common Stock by a Parent Entity. "Parent Entities" shall mean, collectively, SBC Communications Inc. (and any successors thereto), and any of its Affiliates. "Affiliate" shall have the meaning ascribed thereto in the L.P. Agreement.

  (C) As promptly as practicable following the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in Article FOURTH, Clauses (b)(iii)(A) or (B) above, and the payment in cash of any amount required by the provisions of Article FOURTH, Clause (b)(iii)(F) below, the Corporation will deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock. Upon the date any such conversion is made or effected, all rights of the holder of such shares of Class B Common Stock as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

  (D) In the event of a reclassification or other similar transaction approved in accordance with Article FIFTH, Clauses (f)(ii) and (g)(i) as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the default in payment of the dividend or distribution due on such date.

  (E) The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock. The Corporation covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will cause such shares to be registered or approved, as the case may be. The Corporation will use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon the Nasdaq National Market and/or each national securities exchange upon which the outstanding Class A Common stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be validly issued, fully paid and non-assessable.

  (F) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

  (G) Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall continue to be authorized shares of Class B Common Stock and available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be reissued except as expressly permitted by Article FOURTH, Clause (b)(ii) above and Article FOURTH, Clause
(b)(iv) below.

  (iv) Stock Splits. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

  (v) Options, Rights or Warrants.

  (A) The Corporation shall not make any offering of options, rights or warrants to subscribe for shares of Class B Common Stock. If the Corporation makes an offering of options, rights or warrants to subscribe for shares of any class or classes of capital stock, other than Class B Common Stock, to all holders of a class of Common Stock, then the Corporation shall simultaneously make an identical offering to all holders of the other classes of Common Stock other than to any class of Common Stock the holders of which, voting as a separate class, determine that such offering need not be made to such class. All such options, rights or warrants offerings shall offer the respective holders of Class A Common Stock and Class B Common Stock the right to subscribe at the same rate per share.

  (B) Subject to Article FOURTH, clause (b)(v)(A) above, the Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized (other than Class B Common Stock), such rights or options to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board.

  (vi) Mergers, Consolidation, Etc. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or changed into either (A) the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and the Class B Common Stock differ as provided herein, or (B) if holders of each class of Common Stock are to receive different distributions of stock, securities, cash and/or any other property (other than as contemplated by clause (b)(vi)(A) of this Article FOURTH), an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by the Board, equal to the value per share into which or for which each share of any other class of Common Stock is exchanged or changed.

  (vii) Liquidation Rights. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of the Class A Common Stock and the Class B Common Stock treated as a single class.

  (viii) No Preemptive Rights. Except as provided in Article FOURTH, Clause
(b)(v) above, the holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

  (ix) Reclassification. Immediately upon the effectiveness of this Restated Certificate of Incorporation, each share of issued and outstanding common stock of the Corporation immediately prior to such effectiveness shall be changed into and reclassified as one (1) share of Class A Common Stock. Promptly after such effectiveness, all certificates that, immediately prior to such effectiveness, represented common stock of the Corporation shall automatically represent Class A Common Stock.

  (c) Preferred Stock.

  (i) Subject to the voting and approval procedures set forth in this Restated Certificate of Incorporation, Preferred Stock may be issued from time to time in one of more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

  (ii) Subject to the voting and approval procedures set forth in this Restated Certificate of Incorporation, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

  FIFTH. (a) Unless and except to the extent that the Amended and Restated By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

  (b) Subject to the approval procedures in Article FIFTH, Clauses (f)(ii) and
(g)(i), the Board may from time to time make, amend, supplement or repeal the Amended and Restated By-Laws by a vote of a majority of the Board; provided, however, that the stockholders may change or amend or repeal any provision of the Amended and Restated By-Laws by each of: (i) the affirmative vote of the holders of a majority of the Voting Stock voting as one class; and (ii) if a Class B Director is then entitled to be a member of the Executive Steering Committee, by the affirmative vote of the holders of a majority of the Class B Common Stock, voting separately as a class.

  (c) Reduction in Number of Directors.

  (i) At any time that the holders of Class B Common Stock shall have transferred (other than to Parent Entities) in the aggregate (i.e., together with all other shares of Common Stock and/or Units previously transferred by holders of Class B Common Stock other than to Parent Entities) a number of shares of Common Stock and/or Units constituting an aggregate of more than thirty-three percent (33%) of the initial number of Units issued to holders of Class B Common Stock (subject to adjustment in accordance with Section 8.5 of the L.P. Agreement) (the "First Class B Triggering Event"), then the number of Class B Directors shall be reduced from three (3) to two (2) (and the resulting size of the Board shall be reduced by one (1) and no vacancy shall be created) and the term of one of the Class B Directors, selected by the holders of Class B Common Stock within ten (10) days of the occurrence of the First Class B Triggering Event, shall terminate; provided, however, that the exchange by the holders of Class B Common Stock of Units into shares of Class A Common Stock pursuant to Section 8.4 of the L.P. Agreement, shall not constitute a transfer of such Units for purposes of this Article FIFTH, Clause (c)(i). In the absence of such selection within said ten-day period, the Class A Directors shall select the Class B Director whose term shall terminate. In calculating whether the First Class B Triggering Event has occurred, each time a transfer of shares of Common Stock and/or Units by the holders of Class B Common Stock occurs (other than to a Parent Entity), a calculation shall be made with respect to the percentage that such number of shares and/or Units transferred bears to the number of Units initially issued to the holders of Class B Common Stock (subject to adjustment in accordance Section 8.5 of the L.P. Agreement). This percentage shall be added to the aggregate of such percentages calculated at the respective times of all prior transfers by the holders of the Class B Common Stock (other than to a Parent Entity).

  (ii) At any time that the holders of Class B Common Stock shall have transferred (other than to Parent Entities) in the aggregate (i.e. together with all other shares of Common Stock and/or Units transferred by holders of Class B Common Stock other than to Parent Entities) a number of shares of Common Stock and/or Units constituting an aggregate of more than sixty-seven percent (67%) of the initial number of Units issued to holders of Class B Common Stock (subject to adjustment in accordance with Section 8.5 of the L.P. Agreement) (the "Second Class B Triggering Event"), then the number of Class B Directors shall be reduced to one (1) (and the resulting size of the Board shall be reduced by the relevant number and no vacancy or vacancies shall be created) and the term of the relevant number of Class B Directors, selected by the holders of Class B Common Stock within ten (10) days of the occurrence of the Second Class B Triggering Event, shall terminate; provided, however, that the exchange by the holders of Class B Common Stock of Units into shares of Class A Common Stock pursuant to Section 8.4 of the L.P. Agreement, shall not constitute a transfer of such Units for purposes of this Article FIFTH, Clause
(c)(ii). In the absence of such selection within said ten-day period, the Class A Directors shall select the Class B Director or Directors whose term shall terminate. In calculating whether the Second Class B Triggering Event has occurred, each time a transfer of shares of Common Stock and/or Units by the holders of Class B Common Stock occurs (other than to a Parent Entity), a calculation shall be made with respect to the percentage that such number of shares and/or Units transferred bears to the number of Units initially issued to the holders of Class B Common Stock (subject to adjustment in accordance with Section 8.5 of the L.P. Agreement). This percentage shall be added to the aggregate of such percentages calculated at the respective times of all prior transfers by the holders of the Class B Common Stock (other than to a Parent Entity).

  (iii) At any time that the holders of Class B Common Stock shall have transferred (other than to Parent Entities) in the aggregate (i.e. together with all other shares of Common Stock and/or Units transferred by holders of Class B Common Stock other than to Parent Entities) a number of shares of Common Stock and/or Units constituting an aggregate of one hundred percent (100%) of the initial number of Units issued to holders of Class B Common Stock (subject to adjustment in accordance with Section 8.5 of the L.P. Agreement) (the "Third Class B Triggering Event"), then the number of Class B Directors shall be reduced to zero (0) (and the resulting size of the Board shall be reduced by the relevant number and no vacancy or vacancies shall be created) and the term of each remaining Class B Director shall terminate; provided, however, that the exchange by the holders of Class B Common Stock of Units into shares of Class A Common Stock pursuant to Section 8.4 of the L.P. Agreement, shall not constitute a transfer of such Units for purposes of this Article FIFTH, Clause (c)(iii). In calculating whether the Third Class B Triggering Event has occurred, each time a transfer of shares of Common Stock and/or Units by the holders of Class B Common Stock occurs (other than to a Parent Entity), a calculation shall be made with respect to the percentage that such number of shares and/or Units transferred bears to the number of Units initially issued to the holders of Class B Common Stock (subject to adjustment in accordance with Section 8.5 of the L.P. Agreement). This percentage shall be added to the aggregate of such percentages calculated at the respective times of all prior transfers by the holders of the Class B Common Stock (other than to a Parent Entity).

  (d) Vacancies in the Board. Any vacancies resulting from death, resignation, disqualification, removal or other cause with respect to a Class A Director shall be filled by the affirmative vote of the remaining Class A Directors then in office, even if less than a quorum of the Board. Any vacancies resulting from death, resignation, disqualification, removal or other cause with respect to a Class B Director shall be filled only by the affirmative vote of the remaining Class B Directors then in office, even if less than a quorum of the Board, or by a sole remaining Class B Director. In the absence of a sole remaining Class B Director, such vacancies shall be filled by a majority vote of the holders of the Class B Common Stock, voting separately as a class. Any director elected in accordance with this Clause (d) shall hold office until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified, or until such director's term of office otherwise terminates.

  (e) Removal of Directors. (i) Subject to Article FIFTH, Clause (e)(ii) below, any director may be removed from office only for cause by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the Voting Stock, voting together as a single class.

  (ii) Notwithstanding the foregoing, (A) any Class A Director may be removed at any time, with or without cause, by a majority vote of the holders of the Voting Stock, voting together as one class, and (B) any Class B Director may be removed at any time, with or without cause, only by a majority vote of the holders of the Class B Common Stock, voting separately as a class.

  (f) General Powers of the Board of Directors. (i) Subject to Article FIFTH, Clause (g), the business and affairs of the corporation shall be managed by or under the direction of the Board. The Board may, subject to the approval procedures of Article FIFTH, Clause (f)(ii) and Article FIFTH, Clause (g)(i) hereof, exercise all of the powers of the Corporation except as otherwise provided by law or this Restated Certificate of Incorporation.

  (ii) Subject to Article FIFTH, Clause (g) hereof, and without limiting the powers of the Board set forth in Article FIFTH, Clause (f)(i), the Corporation shall not, and shall not permit any Subsidiary (as defined below) to, and no officer, employee or agent of the Corporation or any Subsidiary shall, take any of the actions specified in Schedule FIFTH, Clause (f)(ii), without the prior approval of the Board. "Subsidiary" shall mean each of Operating Partnership and Prodigy Communications Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Prodigy, and any other corporation, limited liability company, partnership or other entity in which the Corporation, directly or indirectly, has a controlling equity interest.

  (g) Appointment and Powers of Executive Steering Committee. (i) The Board shall establish a four (4) member Executive Steering Committee (the "Executive Steering Committee") consisting of two (2) Class A Directors selected by Telefonos de Mexico, S.A. de C.V. ("Telmex") and Carso Global Telecom, S.A. de C.V. ("Carso") and two (2) Class B Directors selected by the Class B Directors, subject to reduction as provided in Article FIFTH, Clauses (g)(ii) and (g)(iii) below. The purpose of the Executive Steering Committee shall be to evaluate the matters set forth on Schedule FIFTH, Clause (g)(i) of this Restated Certificate of Incorporation and to report to the Board for approval only those matters specified on said Schedule which have been unanimously approved by the Executive Steering Committee. Approval by the Board or any committee of the Board of any action set forth on Schedule FIFTH, Clause (g)(i) shall not be effective unless and until such action has been unanimously approved by the Executive Steering Committee. Nothing contained herein shall restrict the right of any director of the Corporation to bring any matter to, or discuss any matter with, the Executive Steering Committee.

  (ii) At any time that a First Class B Triggering Event shall have occurred, then the number of Class B Directors on the Executive Steering Committee shall be reduced from two (2) to one (1) (and the resulting size of the Executive Steering Committee shall be reduced by one (1) and no vacancy shall be created) and the term of one (1) of the Class B Directors on such Committee, selected by the holders of Class B Common Stock within ten (10) days of the occurrence of the Second Class B Triggering Event, shall terminate. In the absence of such selection within said ten-day period, the Class A Directors shall select the Class B Director whose term shall terminate. At any time that a Second Class B Triggering Event shall have occurred, then the number of Class B Directors on the Executive Steering Committee shall be reduced to zero (0) (and the resulting size of the Committee shall be reduced by the relevant number and no vacancy or vacancies shall be created) and the term of each remaining Class B Director on such Committee shall terminate.

  (iii) At any time that Telmex and Carso, acting separately or jointly, shall have transferred (other than to an Affiliate within the same corporate group) in the aggregate (i.e., together with all other shares of Common Stock previously transferred by Telmex or Carso other than to an Affiliate within the same corporate group) a number of shares of Common Stock constituting an aggregate of more than thirty-three percent (33%) of the number of shares of Common Stock owned or held of record by Telmex and Carso as of November 19, 1999 (subject to adjustment in accordance with Article FOURTH, Clause (b)(iv)) (the "First Telmex/Carso Triggering Event"), then the number of Class A Directors on the Executive Steering Committee shall be reduced from two (2) to one (1) (and the resulting size of such Committee shall be reduced by one (1) and no vacancy shall be created) and the term of one of the Class A Directors on such Committee, selected by Telmex and Carso within ten (10) days of the occurrence of the First Telmex/Carso Triggering Event, shall terminate.

In the absence of such selection within said ten-day period, the Class B Directors or, if there are no Class B Directors, the Class A Directors not selected by Telmex and Carso, shall select the Class A Director whose term shall terminate. In calculating whether the First Telmex/Carso Triggering Event has occurred, each time a transfer of shares of Common Stock by Telmex or Carso occurs (other than to an Affiliate within the same corporate group), a calculation shall be made with respect to the percentage that such number of shares transferred bears to the number of shares owned or held or record by Telmex and Carso as of November 19, 1999 (subject to adjustment in accordance with Article FOURTH, Clause (b)(iv)). This percentage shall be added to the aggregate of such percentages calculated at the respective times of all prior transfers by Telmex or Carso (other than to Affiliates within the same corporate group). At any time that Telmex and Carso, acting separately or jointly, shall have transferred (other than to an Affiliate within the same corporate group) in the aggregate (i.e., together with all other shares of Common Stock transferred by Telmex or Carso other than to Affiliates within the same corporate group) a number of shares of Common Stock constituting an aggregate of more than sixty-seven percent (67%) of the number of shares of Common Stock owned or held of record by Telmex and Carso as of November 19, 1999 (subject to adjustment in accordance with Article FOURTH, Clause (b)(iv)) (the "Second Telmex/Carso Triggering Event"), then the number of Class A Directors on the Executive Steering Committee shall be reduced to zero (0) (and the resulting size of such Committee shall be reduced by the relevant number and no vacancy or vacancies shall be created) and the term of each remaining Class A Director on such Committee shall terminate. In calculating whether the Second Telmex/Carso Triggering Event has occurred, each time a transfer of shares of Common Stock by Telmex or Carso occurs (other than to an Affiliate within the same corporate group), a calculation shall be made with respect to the percentage that such number of shares transferred bears to the number of shares owned or held of record by Telmex and Carso as of November 19, 1999 (subject to adjustment in accordance with Article FOURTH, Clause (b)(iv)). This percentage shall be added to the aggregate of such percentages calculated at the respective times of all prior transfers by Telmex or Carso (other than to Affiliates within the same corporate group).

  (iv) At any time that both a Second Class B Triggering Event and a Second Telmex/Carso Triggering Event shall have occurred, the Executive Steering Committee shall be deemed dissolved as of such time, and this Article FIFTH, Clause (g) shall cease to have any effect.

  (h) Other Committees. (i) For so long as a Class B Director is entitled to be a member of the Executive Steering Committee, each such committee designated by the Board in accordance with Section 3.1 of the Amended and Restated By-Laws shall contain at least one Class B Director.

  (ii) Except as the Board may otherwise determine, any such committee may adopt, amend and repeal rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, a majority of the total number of the authorized members of such committee, which majority must include at least one Class B Director, shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business as nearly as possible in the same manner as the Board conducts its business pursuant to this Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Corporation.

  (i) Committee Resignation; Removals. Any member of any committee may resign at any time by giving notice to the Corporation; provided, however, that notice to the Board, the Chairman of the Board, the Chief Executive Officer of the Corporation, the chairman of such committee or the Secretary of the Corporation shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the Board called for that purpose; except that any member of the Executive Steering Committee elected by the Class B Directors may be removed from the Executive Steering Committee at any time, either with or without cause, by the affirmative vote of a majority of the Class B Directors. Any member of the

Executive Steering Committee may be removed from the Executive Steering Committee for cause by the affirmative vote of two (2) Class A Directors (or the sole Class A Director) and two (2) Class B Directors (or the sole Class B Director), even if less than a quorum of the Board. Any vacancies on any committee of the Board shall be filled in the manner set forth above and in the Amended and Restated By-Laws in respect of the appointment of such committee.

  SIXTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

  SEVENTH. Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. For the purposes of this Article SEVENTH and Article EIGHTH below, the term "director" shall include any member of the Executive Steering Committee serving in such capacity.

  EIGHTH. 1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

  2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

  3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

  4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation,
(ii) counsel of the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or
(iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

  5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article or any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys'

fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

  6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), (b) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) independent legal counsel (who may be regular legal counsel to the Corporation), or (e) a court of competent jurisdiction.

  7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The indemnitees expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

  8. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

  9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

  10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

  11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

  12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

  13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

  14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

  15. Subsequent Legislation. If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the Indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

  NINTH. The affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding Voting Stock, voting as one class, shall be required to amend or repeal this Restated Certificate of Incorporation; provided, however, that no such amendment which shall adversely affect the rights of the holders of Class A Common Stock or Class B Common Stock, respectively, may be adopted unless the holders of such Class A Common Stock or Class B Common Stock, as the case may be, voting separately as a class, shall by majority vote approve such amendment.

  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, provided that such action is approved in the manner, and otherwise complies with the requirements, set forth in this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

  IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware,
has been signed by its President this         , 2000.

                                          PRODIGY COMMUNICATIONS CORPORATION

                                          By: _________________________________
                                             President

                         Schedule FIFTH, Clause (f)(ii)

                        ACTIONS REQUIRING BOARD APPROVAL

  (Except as indicated below, capitalized terms used and not defined in this Schedule shall have the respective meanings ascribed thereto in the Restated Certificate of Incorporation to which this Schedule is attached.)

  1. Any amendment, change or other modification or restatement of the Restated Certificate of Incorporation or Amended and Restated By-Laws of the Corporation, the L.P. Agreement, or similar constitutive documents of any other Subsidiary; or the merger, consolidation, dissolution or liquidation of the Corporation, the Operating Partnership or any other Subsidiary, or any transaction having the same effect.

  2. Except pursuant to (i) outstanding options, warrants or other rights to subscribe for or acquire equity securities of the Corporation, or any outstanding securities or obligations convertible into or exchangeable for any such equity securities of the Corporation, in each case as set forth on Annex A hereto, (ii) incentive or other employee benefit plans or agreements adopted by the Board after the date hereof in accordance with paragraph 7 of this Schedule FIFTH, Clause (f)(ii) or (iii) a conversion or exchange right set forth in the Restated Certification of Incorporation, the L.P. Agreement or similar constitutive documents of any other Subsidiary, the issuance, authorization, cancellation, alteration, modification, reclassification, redemption or any change in, of, or to, any equity security of the Corporation or any Unit or other equity interest in the Operating Partnership or any other Subsidiary, or any option, put, call or warrant with respect to the foregoing, including, without limitation, any such issuance, authorization, cancellation, alteration, modification, reclassification, redemption or change pursuant to any merger, consolidation or similar transaction. Notwithstanding the foregoing, in no event shall the exceptions set forth in clauses (i), (ii) and (iii) above apply to the issuance, authorization, cancellation, alteration, modification, reclassification, redemption or any change in, of, or to, any shares of Class B Common Stock of the Corporation, or any option, put, call or warrant with respect to any shares of Class B Common Stock of the Corporation, including, without limitation, any such issuance, authorization, cancellation, alteration, modification, reclassification, redemption or change pursuant to any merger, consolidation or similar transaction.

  3. The transfer or other disposition (other than inventory or obsolete assets of the Corporation, the Operating Partnership or any other Subsidiary) of, or placing any encumbrance (other than encumbrances arising by operation of law) on, any material asset of the Corporation, the Operating Partnership or any other Subsidiary, except Permitted Encumbrances (as defined in the L.P. Agreement).

  4. The acquisition of any interest in, or the making of any loan or extension of credit to, another person or entity by the Corporation, the Operating Partnership or any other Subsidiary for or in an amount in excess of $5,000,000, except for short-term cash management with recognized money market institutions; any capital expenditure (or series of related capital expenditures) by the Corporation, the Operating Partnership or any other Subsidiary in excess of $5,000,000; or any debt, loan or borrowing of the Corporation, the Operating Partnership or any other Subsidiary (other than borrowings under revolving credit facilities approved by the Board) exceeding $5,000,000 outstanding in the aggregate at any time, or any revolving credit facility of the Corporation, the Operating Partnership or any other Subsidiary permitting aggregate borrowings at any one time outstanding to exceed $5,000,000.

  5. Adoption and approval of any Business Plan for the Corporation, the Operating Partnership or any other Subsidiary.

  6. Appointment of the Chief Executive Officer for the Corporation, the Operating Partnership or any other Subsidiary.

  7. Adoption of any incentive or other employee benefit plan by the Corporation, the Operating Partnership or any other Subsidiary or any material amendment to any such existing plan.

  8. Hiring any personnel of the Corporation, the Operating Partnership or any other Subsidiary with any annual salary in excess of $250,000 or increasing the compensation of any such personnel above $250,000.

  9. Appointment or dismissal of auditors for the Corporation, the Operating Partnership or any other Subsidiary.

  10. The conduct by the Corporation, the Operating Partnership or any other Subsidiary of any business other than the Business (as defined in the L.P. Agreement) and any ancillary or related businesses, or the establishment of any entity (or the creation of any entity owned jointly with any other party) by the Corporation, the Operating Partnership or any other Subsidiary to conduct any business.

  11. Any action by, in respect of or otherwise involving any entity in which the Corporation, the Operating Partnership or any other Subsidiary has or acquires a controlling interest which would require Board approval under FIFTH, Clause (f)(ii) if such action were by, in respect of or otherwise involving the Corporation, the Operating Partnership or any other Subsidiary, as described above.

                         Schedule FIFTH, Clause (g)(i)

                  MATTERS FOR THE EXECUTIVE STEERING COMMITTEE

  (Except as indicated below, capitalized terms used and not defined in this Schedule shall have the respective meanings ascribed thereto in the Restated Certificate of Incorporation to which this Schedule is attached.)

  1. Any amendment, change or other modification or restatement of the Restated Certificate of Incorporation or Amended and Restated By-Laws of the Corporation, the L.P. Agreement or similar constitutive documents of any other Subsidiary; or the merger, consolidation, dissolution or liquidation of the Corporation, the Operating Partnership or any other Subsidiary, or any transaction having the same effect.

  2. Except pursuant to (i) outstanding options, warrants or other rights to subscribe for or acquire equity securities of the Corporation, or any outstanding securities or obligations convertible into or exchangeable for any such equity securities of the Corporation, in each case as set forth on Annex A hereto, (ii) incentive or other employee benefit plans or agreements adopted by the Board after the date hereof in accordance with paragraph 7 of Schedule FIFTH, Clause (f)(ii) hereof or (iii) a conversion or exchange right set forth in the Restated Certificate of Incorporation, the L.P. Agreement or similar constitutive documents of any other Subsidiary, the issuance, authorization, cancellation, alteration, modification, reclassification, redemption or any change in, of, or to, any equity security of the Corporation or any Unit or other equity interest in the Operating Partnership or any other Subsidiary, or any option, put, call or warrant with respect to the foregoing, including, without limitation, any such issuance, authorization, cancellation, alteration, modification, reclassification, redemption or change pursuant to any merger, consolidation or similar transaction. Notwithstanding the foregoing, in no event shall the exceptions set forth in clauses (i), (ii) and (iii) above apply to the issuance, authorization, cancellation, alteration, modification, reclassification, redemption or any change in, of, or to, any shares of Class B Common Stock of the Corporation, or any option, put, call or warrant with respect to any shares of Class B Common Stock of the Corporation, including, without limitation, any such issuance, authorization, cancellation, alteration, modification, reclassification, redemption or change pursuant to any merger, consolidation or similar transaction.

  3. The transfer or other disposition (other than inventory or obsolete assets of the Corporation, the Operating Partnership or any other Subsidiary) of, or placing any encumbrance (other than encumbrances arising by operation of law) on, any material asset of the Corporation, the Operating Partnership or any other Subsidiary, except Permitted Encumbrances (as defined in the L.P. Agreement).

  4. The acquisition of any interest in, or the making of any loan or extension of credit to, another person or entity by the Corporation, the Operating Partnership or any other Subsidiary for or in an amount in excess of $20,000,000, except for short-term cash management with recognized money market institutions; any capital expenditure (or series of related capital expenditures) by the Corporation, the Operating Partnership or any other Subsidiary in excess of $20,000,000; or any debt, loan or borrowing of the Corporation, the Operating Partnership or any other Subsidiary (other than borrowings under revolving credit facilities approved by the Board) exceeding $20,000,000 outstanding in the aggregate at any time, or any revolving credit facility of the Corporation, the Operating Partnership or any other Subsidiary permitting aggregate borrowings at any one time outstanding to exceed $20,000,000.

  5. Approval of any Business Plan for the Corporation, the Operating Partnerships or any other Subsidiary.

  6. Approval of the Chief Executive Officer for the Corporation, the Operating Partnership or any other Subsidiary.

  7. The conduct by the Corporation, the Operating Partnership or any other Subsidiary of any business other than the Business (as defined in the L.P. Agreement) and any ancillary or related businesses, or the establishment of any entity (or the creation of any entity owned jointly with any other party) by the Corporation, the Operating Partnership or any other Subsidiary to conduct any business.

  8. Any action by, in respect of or otherwise involving any entity in which the Corporation, the Operating Partnership or any other Subsidiary has or acquires a controlling interest which would require Executive Steering Committee approval under Article FIFTH, Clause (g)(i) if such action were by, in respect of, or otherwise involving the Corporation, the Operating Partnership or any other Subsidiary, as described above.

                                                                         ANNEX G




                          AMENDED AND RESTATED BY-LAWS

                                       OF

                       PRODIGY COMMUNICATIONS CORPORATION

                             Adopted as of   , 2000

                         AMENDED AND RESTATED BY- LAWS

                                       OF

                       PRODIGY COMMUNICATIONS CORPORATION

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE 1--Stockholders.................................................  G-1
    1.1  Place of Meetings..............................................   G-1
    1.2  Annual Meeting.................................................   G-1
    1.3  Special Meetings...............................................   G-1
    1.4  Notice of Meetings.............................................   G-1
    1.5  Voting List....................................................   G-1
    1.6  Quorum.........................................................   G-2
    1.7  Adjournments...................................................   G-2
    1.8  Voting and Proxies.............................................   G-2
    1.9  Action at Meeting..............................................   G-2
    1.10 Action without Meeting.........................................   G-2
 ARTICLE 2--Directors....................................................  G-2
    2.1  Number; Election and Qualification.............................   G-2
    2.2  Tenure.........................................................   G-3
    2.3  Vacancies......................................................   G-3
    2.4  Resignation....................................................   G-3
    2.5  Regular Meetings...............................................   G-3
    2.6  Special Meetings...............................................   G-3
    2.7  Notice of Special Meetings.....................................   G-3
    2.8  Meetings by Telephone or Video Conference Calls................   G-3
    2.9  Quorum.........................................................   G-3
    2.10 Action at Meeting..............................................   G-3
    2.11 Action by Consent..............................................   G-3
    2.12 Removal........................................................   G-3
    2.13 Compensation of Directors......................................   G-4
 ARTICLE 3--Committees of the Board......................................  G-4
    3.1  Other Committees...............................................   G-4
         Action by Consent; Participation by Telephone, Video or Similar
    3.2  Equipment......................................................   G-4
 ARTICLE 4--Officers.....................................................  G-4
    4.1  Enumeration....................................................   G-4
    4.2  Election.......................................................   G-4
    4.3  Qualification..................................................   G-4
    4.4  Tenure.........................................................   G-5
    4.5  Resignation and Removal........................................   G-5
    4.6  Vacancies......................................................   G-5
    4.7  Chairman of the Board and Vice-Chairman of the Board...........   G-5
    4.8  President......................................................   G-5
    4.9  Vice Presidents................................................   G-5
    4.10 Secretary and Assistant Secretaries............................   G-5
    4.11 Treasurer and Assistant Treasurers.............................   G-6
    4.12 Salaries.......................................................   G-6

 ARTICLE 5--Capital Stock................................................... G-6
    5.1 Issuance of Stock..................................................  G-6
    5.2 Certificates of Stock..............................................  G-6
    5.3 Transfers..........................................................  G-7
    5.4 Lost, Stolen or Destroyed Certificates.............................  G-7
    5.5 Record Date........................................................  G-7
 ARTICLE 6--General Provisions.............................................. G-7
    6.1 Fiscal Year........................................................  G-7
    6.2 Corporate Seal.....................................................  G-7
    6.3 Waiver of Notice...................................................  G-7
    6.4 Voting of Securities...............................................  G-8
    6.5 Evidence of Authority..............................................  G-8
    6.6 Certificate of Incorporation.......................................  G-8
    6.7 Severability.......................................................  G-8
    6.8 Pronouns...........................................................  G-8
 ARTICLE 7--Amendments...................................................... G-8

                              AMENDED AND RESTATED

                                    BY-LAWS

                                       OF

                       PRODIGY COMMUNICATIONS CORPORATION

                            ARTICLE 1--Stockholders

  1.1 Place of Meetings. All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or the President or, if not so designated, at the registered office of the corporation.

  1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors or the President (which date shall not be a legal holiday in the place where the meeting is to be held) at the time and place to be fixed by the Board of Directors or the President and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these By-Laws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.

  1.3 Special Meetings. Special meetings of stockholders may be called at any time by the President, any member of the Executive Steering Committee (as defined below), or by the Board of Directors pursuant to a resolution approved by a majority of the then authorized number of directors. Any such call must specify the matter or matters to be acted upon at such meeting and only such matter or matters shall be acted upon thereat.

  1.4 Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation, unless such stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address in which case it shall be directed to such stockholder at such other address.

  1.5 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order for each class of stock, and showing the address of each stockholder and the number of shares of the Corporation and the number of Units (as defined in the Certificate of Incorporation) in the Operating Partnership (as defined in Section 1.8 below), which are registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. The Corporation shall cause the Operating Partnership to provide complete, current and accurate records of the holdings of Units in the Operating Partnership to be made available to the Corporation at all times to be used for the purposes of maintaining the above-described list.

  1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of a majority of the voting power of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

  1.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by a majority vote of the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as Secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting at which a quorum shall be present or represented by proxy, the corporation may transact any business which might have been transacted at the original meeting called if a quorum had been present or represented by proxy thereat.

  1.8 Voting and Proxies. Except as otherwise provided in a resolution of the Board adopted pursuant to the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and these By-Laws establishing a series of Preferred Stock of the Corporation ("Preferred Stock"), at each meeting of stockholders, each holder of shares of the Corporation's Class A Common Stock, par value $.01 per share ("Class A Common Stock"), shall be entitled to one (1) vote for each such share, and each holder of the Corporation's Class B Common Stock, par value $.01 per share ("Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), shall be entitled to one vote for each share of Class B Common Stock and one vote for each Unit in the Operating Partnership standing in such holder's name on the stock records of the Corporation maintained in accordance with Section 1.5 hereof. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may vote or express such consent or dissent in person or may authorize another person or persons to vote or act for him by proxy executed or authorized by the stockholder in accordance with applicable law or his authorized agent and delivered to the Secretary of the corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

  1.9 Action at Meeting. When a quorum is present at any meeting, all matters shall be decided by a majority of the votes cast at such meeting by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon, except when a different vote is required by express provision of law, the Certificate of Incorporation or these By-Laws. When a quorum is present at any meeting, any election of directors by stockholders shall be determined by a plurality of the votes cast on the election.

  1.10 Action without Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                              ARTICLE 2--Directors

  2.1 Number; Election and Qualification. The Corporation shall have the number of directors as is set forth in the Certificate of Incorporation. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the corporation.

  2.2 Tenure. Each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until his earlier death, resignation or removal or until his term otherwise terminates.

  2.3 Vacancies. Any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled in the manner provided in the Certificate of Incorporation.

  2.4 Resignation. Any director may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

  2.5 Regular Meetings. Regular meetings of the Board shall be held at such time and place, either within or without the State of Delaware, in accordance with a yearly meeting schedule as determined by the Board; or such meetings may be held on such other days and at such other times as the Board may from time to time determine; provided that any director who is absent when such a determination is made shall be given notice of the determination.

  2.6 Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board, President, a majority of the directors then in office, any member of the Executive Steering Committee or by one director in the event that there is only a single director in office.

  2.7 Notice of Special Meetings. Notice of any special meeting of directors stating the time, place and expected purposes thereof shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (i) by giving notice to such director in person or by telephone at least 48 hours in advance of the meeting, (ii) by sending a telegram or telex, or delivering written notice by hand, to his last known business or home address at least 48 hours in advance of the meeting, or (iii) by mailing written notice to his last known business or home address at least five (5) days in advance of the meeting.

  2.8 Meetings by Telephone or Video Conference Calls. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone, video or similar communications equipment or any other forms of communication as may be authorized from time to time under the Delaware General Corporation Law, by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

  2.9 Quorum. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

  2.10 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws.

  2.11 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing, and the written consents are filed with the minutes of proceedings of the Board or committee.

  2.12 Removal. Subject to the rights of the holders of Preferred Stock to elect directors under circumstances specified in a resolution of the Board, adopted pursuant to the provisions of the Certificate of

Incorporation or these By-Laws establishing such series, and further subject to the respective rights of holders of Voting Stock and Class B Common Stock to remove Class A Directors and Class B Directors as provided in the Certificate of Incorporation, any director may be removed from office only for cause by the affirmative vote of the holders of at least eighty percent (80%) of the Voting Power of the Voting Stock (as defined in the Certificate of Incorporation), voting together as a single class.

  2.13 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

                       ARTICLE 3--Committees of the Board

  3.1 Other Committees. In addition to the Executive Steering Committee provided for in the Certificate of Incorporation, the Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more other committees, each such committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of any such committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request.

  3.2 Action by Consent; Participation by Telephone, Video or Similar Equipment. Unless the Board shall otherwise provide, any action required or permitted to be taken by any committee may be taken without a meeting if all members of the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the committee shall be filed with the minutes of the proceedings of the committee. Unless the Board shall otherwise provide, any one or more members of any such committee may participate in any meeting of the committee by means of conference telephone, video or similar communications equipment or any other forms of communication as may be authorized from time to time under the Delaware General Corporation Law, by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting of the committee.

                              ARTICLE 4--Officers

  4.1 Enumeration. The officers of the corporation shall consist of a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including a Chairman of the Board (subject to the approval procedures of Article FIFTH, Clause (g)(i) of the Certificate of Incorporation), a Vice-Chairman of the Board, and one or more Vice Presidents, Assistant Treasurers, and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

  4.2 Election. Subject to the approval procedures of Article FIFTH, Clause
(g)(i) of the Certificate of Incorporation, the President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

  4.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

  4.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him, or until his earlier death, resignation or removal.

  4.5 Resignation and Removal. Any officer may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

  Any officer may be removed at any time, with or without cause, by vote of a majority of the entire number of directors then in office.

  Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the corporation.

  4.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President, Treasurer and Secretary. Each such successor shall hold office for the unexpired term of his predecessor and until his successor is elected and qualified, or until his earlier death, resignation or removal.

  4.7 Chairman of the Board and Vice-Chairman of the Board. Subject to the approval procedures of Article FIFTH, Clause (g)(i) of the Certificate of Incorporation, the Board of Directors shall appoint a Chairman of the Board and shall designate the Chairman of the Board as Chief Executive Officer. The Chairman of the Board shall perform such duties and possess such powers as are assigned to him by the Board of Directors. If the Board of Directors appoints a Vice-Chairman of the Board, he shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall perform such other duties and possess such other powers as may from time to time be vested in him by the Board of Directors.

  4.8 President. The President shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the corporation. Unless otherwise provided by the Board of Directors, he shall preside at all meetings of the stockholders and, if he is a director, at all meetings of the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe.

  4.9 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

  4.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and holders of Units and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

  Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

  In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

  4.11 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned to him by the Board of Directors or the President. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these By-Laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

  The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the President or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors), shall perform the duties and exercise the powers of the Treasurer.

  4.12 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

                            ARTICLE 5--Capital Stock

  5.1 Issuance of Stock. Subject to the approval procedures of Article FIFTH, Clauses (f)(ii) and (g)(i) of the Certificate of Incorporation, unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

  5.2 Certificates of Stock. Every holder of stock of the corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice-Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

  Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of shareholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

  If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications limitations or restrictions of such preferences and/or rights.

  5.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-Laws.

  5.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

  5.5 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent (or dissent) to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 10 days after the date of adoption of a record date for a written consent without a meeting, nor more than 60 days prior to any other action to which such record date relates.

  If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the date on which the first written consent is properly delivered to the corporation. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

                         ARTICLE 6--General Provisions

  6.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January in each year and end on the last day of December in each year.

  6.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

  6.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these By-Laws, a waiver of such notice either in writing signed by the person entitled to such notice or such person's duly authorized attorney, or by telegraph, cable or any other available method, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice.

  6.4 Voting of Securities. Except as the directors may otherwise designate, the President or Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this corporation.

  6.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

  6.6 Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Restated Certificate of Incorporation of the corporation, as amended and in effect from time to time.

  6.7 Severability. Any determination that any provision of these By-Laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-Laws.

  6.8 Pronouns. All pronouns used in these By-Laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

                             ARTICLE 7--Amendments

  Subject to the approval procedures in Article FIFTH, Clause (g)(i) of the Certificate of Incorporation, the Board may from time to time make, amend, supplement or repeal these By-Laws by vote of a majority of the Board; provided, however, that the stockholders may change or amend or repeal any provision of these By-Laws by each of: (a) the affirmative vote of the holders of a majority of the Voting Stock (as defined in the Certificate of Incorporation), voting as one class; and (b) if a Class B Director is then entitled to be a member of the Executive Steering Committee, by the affirmative vote of the holders of a majority of the Class B Common Stock, voting separately as a class. In addition to and not in limitation of the foregoing, these By-Laws or any of them may be amended or supplemented in any respect at any time, either: (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting; or (ii) at any meeting of the Board, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting or an announcement with respect thereto shall have been made at the last previous Board meeting, and provided further that no amendment or supplement adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

                                                                         ANNEX H

                       PRODIGY COMMUNICATIONS CORPORATION

                             1999 STOCK OPTION PLAN

1. Purpose

  The purpose of this 1999 Stock Option Plan (the "Plan") of Prodigy Communications Corporation, a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future subsidiary corporations as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Board of Directors of the Company (the "Board").

2. Eligibility

  All of the Company's employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted options (an "Option") under the Plan. Each person who has been granted an Option under the Plan shall be deemed a "Participant".

3. Administration, Delegation

  (a) Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board shall have authority to grant Options and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Option. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

  (b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the executive officer referred to in Section 3(b) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer. The Board shall appoint one such Committee of not less than two members, each member of which shall be an "outside director" within the meaning of Section 162(m) of the Code ("Section 162(m)") and a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act.

4. Stock Available for Options

  (a) Number of Shares. Subject to adjustment under Section 8, Options may be made under the Plan for up to 5,600,000 shares of common stock of the Company (the "Common Stock"). If any Option expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Option shall again be available for the grant of Options under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

  (b) Per-Participant Limit. Subject to adjustment under Section 8, for Options granted after the Common Stock is registered under the Securities Exchange Act of 1934 (the "Exchange Act"), the maximum number of shares of Common Stock with respect to which Options may be granted to any Participant under the Plan shall be 200,000 per calendar year. The per-Participant limit described in this
Section 4(b) shall be construed and applied consistently with Section 162(m).

5. Stock Options

  (a) General. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

  (b) Incentive Stock Options. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

  (c) Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

  (d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option shall be granted for a term in excess of 10 years.

  (e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

  (f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

    (1) in cash or by check, payable to the order of the Company;

    (2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

    (3) when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock was owned by the Participant at least six months prior to such delivery;

    (4) to the extent permitted by the Board, in its sole discretion by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

    (5) by any combination of the above permitted forms of payment.

  (g) Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based Options granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5.

6. Adjustments for Changes in Common Stock and Certain Other Events

  (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Participant limit set forth in Section 4(b), and (iii) the number and class of securities and exercise price per share subject to each outstanding Option shall be appropriately adjusted by the Company (or substituted Options may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 6(a) applies and Section 6(c) also applies to any event, Section 6(c) shall be applicable to such event, and this
Section 6(a) shall not be applicable.

  (b) Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

  (c) Acquisition Events

    (1) Definition. An "Acquisition Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction.

    (2) Consequences of an Acquisition Event on Options. Upon the occurrence of an Acquisition Event, or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Acquisition Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Acquisition Event.

  Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event; provided, however, that in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

7. General Provisions Applicable to Options

  (a) Transferability of Options. Except as the Board may otherwise determine or provide in an Option, Options shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

  (b) Documentation. Each Option shall be evidenced by a written instrument in such form as the Board shall determine. Such written instrument may be in the form of an agreement signed by the Company and the Participant or a written confirming memorandum to the Participation from the Company. Each Option may contain terms and conditions in addition to those set forth in the Plan.

  (c) Board Discretion. Except as otherwise provided by the Plan, each Option may be made alone or in addition or in relation to any other Option. The terms of each Option need not be identical, and the Board need not treat Participants uniformly.

  (d) Termination of Status. The Board shall determine the effect on an Option of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Option.

  (e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Options to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Option, when the Common Stock is registered under the Exchange Act, Participants may, to the extent then permitted under applicable law, satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Option creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

  (f) Amendment of Option. The Board may amend, modify or terminate any outstanding Option, including but not limited to, substituting therefor another Option of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

  (g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Option have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

  (h) Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part.

8. Miscellaneous

  (a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Option.

  (b) No Rights As Stockholder. Subject to the provisions of the applicable Option, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Option until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

  (c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board, but no Option granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, unless and until the Plan has been approved by the Company's stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m) (including the vote required under Section 162(m)). No Options shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Options previously granted may extend beyond that date.

  (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that to the extent required by
Section 162(m), no Option granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, unless and until such amendment shall have been approved by the Company's stockholders as required by Section 162(m) (including the vote required under Section 162(m)).

  (e) Governing Law. The provisions of the Plan and all Options made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

                                     PROXY

                       PRODIGY COMMUNICATIONS CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 24, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

The undersigned hereby appoints Andrea S. Hirsch and David A. Westenberg, and each of them as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Prodigy common stock which the undersigned is entitled to vote at the special meeting of stockholders, to be held at Crowne Plaza Hotel, 66 Hale Avenue, White Plains, New York 10601 on Wednesday, May 24, 2000 at 11:00 a.m., local time, and at any adjournments or postponements of the special meeting, as specified on this proxy card upon the proposals listed on the reverse side and as more particularly described in the proxy statement and in their discretion upon such other matters as may properly come before the meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE PRESENTED AT THE MEETING.
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                       P
                                       R
                                       O
                                       X
                                       Y

          This proxy will be voted as directed. If no direction is given, this proxy will be voted FOR the proposals.

          The Board of Directors recommends a vote FOR the proposals.



 1. To approve           FOR    AGAINST ABSTAIN MARK HERE IF YOU PLAN    [_]
 Prodigy's proposed     [_]     [_]      [_]    TO ATTEND THE MEETING
 transaction with SBC
 Communications Inc.
 described in the
 proxy statement.

 2. To adopt the 1999 stock option plan.
                         FOR   AGAINST  ABSTAIN

                        [_]     [_]      [_]
                                                MARK HERE FOR ADDRESS
                                                CHANGE AND NOTE BELOW
                                                                         [_]


 3. To elect the following six (6) nominees as Directors of Prodigy:

 Samer F. Salameh, Alfredo Sanchez,Allen Craft, James R. Adams,Arturo Elias and James M. Nakfoor
                        FOR ALL NOMINEES
                                 WITH- HOLD
                                        FOR ALL EXCEPT
                        [_]     [_]      [_]

 INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For
 All Except" box and strike a line through the name of the nominee for whom you do not want to vote. Your shares will be voted for the remaining nominees.

 4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of Prodigy for the fiscal year ending December 31, 2000.
                         FOR   AGAINST  ABSTAIN
                        [_]     [_]      [_]

                                        Sign exactly as your name(s)
                                        appear(s) on your stock certificate.
                                        If shares of stock stand of record in
                                        the names of two or more or in the
                                        name of husband and wife, whether as
                                        joint tenants or otherwise, both or
                                        all of such persons should sign the
                                        above proxy. If shares of stock are
                                        held of record by a corporation, the
                                        proxy should be executed by the
                                        president or vice president and the
                                        secretary or assistant secretary, and
                                        the corporate seal should be affixed
                                        thereto. Executors or administrators
                                        or other fiduciaries who execute the
                                        above proxy for a deceased
                                        stockholder should give their full
                                        title. Please date the proxy.

 Signature: ___________   Date: _____   Signature: ___________  Date: _____